As filed with the Securities and Exchange Commission on October 23, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

First California Financial Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	6022	38-3737811
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1880 Century Park East, Suite 800

Los Angeles, California 90067

(310) 277-2265

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David R. Brown

Chief Financial Officer

1880 Century Park East, Suite 800

Los Angeles, California 90067

(310) 277-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Alan Spatz, Esq. Troy & Gould, PC 1801 Century Park East, 16th Floor Los Angeles, California 90067 (310) 553-4441	Patrick S. Brown, Esq. Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067 (310) 712-6600	Romolo Santarosa Chief Financial Officer FCB Bancorp 1100 Paseo Camarillo Camarillo, CA 93010 (805) 484-0534	Gary Horgan, Esq. Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento, Suite 200 Calabasas, California 91302 (818) 591-2121

Approximate date of commencement of the proposed sale of the securities to the public:    As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, no par value	12,287,243	n/a	$158,605,538.36	$16,971

(1)	Represents an estimate of the maximum number of shares of First California Financial Group, Inc. (“First California”) common stock, no par value, issuable upon completion of the mergers of National Mercantile Bancorp (“National Mercantile”) with and into its subsidiary, First California (the “Reincorporation Merger”) and FCB Bancorp with and into First California (the “Primary Merger”), based on the number of shares of common stock of National Mercantile and FCB Bancorp outstanding on October 18, 2006, assuming the exercise of all outstanding options.
(2)	Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (1) (x) the maximum number of shares of National Mercantile common stock to be converted in the Reincorporation Merger into First California’s common stock, multiplied by (y) $13.11, the average of the high and low sale prices per share of National Mercantile common stock on the NASDAQ Capital Market on October 18, 2006 plus (2) (A) the maximum number of shares of FCB Bancorp common stock outstanding prior to the Primary Merger multiplied by (B) $22.75, the average of the high and low prices per share of FCB Bancorp common stock on October 18, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may change. First California Financial Group, Inc. may not issue the securities being offered by use of this document until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is effective. This document is not an offer to sell these securities, nor is it soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 23, 2006

PROPOSED MERGERS—YOUR VOTE IS VERY IMPORTANT

The boards of directors of National Mercantile Bancorp, or National Mercantile, and FCB Bancorp have both unanimously approved a transaction to combine their companies in a merger of equals pursuant to the Agreement and Plan of Merger, or the merger agreement, dated as of June 15, 2006, by and among National Mercantile, FCB Bancorp and First California Financial Group, Inc., or First California, a new Delaware corporation formed and wholly-owned by National Mercantile for the purpose of the transactions described herein.

The merger agreement provides for mergers pursuant to which National Mercantile and FCB Bancorp will combine into First California. If the mergers are completed, National Mercantile common shareholders will receive one share of First California common stock for each of their shares of National Mercantile common stock and FCB Bancorp shareholders will receive 1.7904 shares of First California common stock for each of their shares of FCB Bancorp common stock. In addition, holders of National Mercantile series B convertible perpetual preferred stock will receive one share of series A convertible perpetual preferred stock, a corresponding series of substantially identical First California preferred stock, for each share they own. It is estimated that at the closing of the mergers and based on the fully-diluted number of shares of National Mercantile common stock and FCB Bancorp common stock outstanding on [                     ], 2006 based on the treasury stock method, the equity holders of National Mercantile as of immediately prior to the closing will own 50.5% of First California and the equity holders of FCB Bancorp as of immediately prior to the closing will own 49.5% of First California.

The merger agreement provides, and the amended and restated certificate of incorporation of First California will provide, that until after the 2009 Annual Meeting of First California Stockholders, the board of directors of First California will, subject to exception as provided therein, consist of 10 directors, five of which shall have served as, or been approved by, persons who immediately prior to the effective time were directors of National Mercantile and five of which will have served as, or been approved by, persons who immediately prior to the effective time were directors of FCB Bancorp. The President and Chief Executive Officer of the combined company will be C. G. Kum, the Chief Executive Officer of FCB Bancorp, and the Chairman of the Board of the combined company will be Robert E. Gipson, the Chairman of the Board of National Mercantile.

We are asking the National Mercantile shareholders and the FCB Bancorp shareholders to approve the principal terms of the merger agreement. Each company’s board of directors unanimously recommends that the holders of its common stock vote “FOR” the principal terms of the merger agreement.

National Mercantile common stock is listed on the NASDAQ Capital Market under the symbol “MBLA.” FCB Bancorp common stock is listed on the OTC Bulletin Board under the symbol “FCBA.” On [                    ], 2006, National Mercantile common stock closed at $[            ] per share and the last reported sales price per share of FCB Bancorp common stock was $[            ].

National Mercantile and FCB Bancorp have scheduled meetings to vote on these matters. The date, time and place of the meetings are:

FOR NATIONAL MERCANTILE SHAREHOLDERS	FOR FCB BANCORP SHAREHOLDERS
[Date] – [Time]	[Date] – [Time]
[Place]	[Place]
[Address]	[Address]
[City], California [zip]	[City], California [zip]

Only holders of record as of [                    ], 2006 are entitled to attend and vote at the applicable meeting. This document describes the meetings, the proposed mergers and other related matters of First California, National Mercantile and FCB Bancorp. Please read this entire document carefully, including the section discussing “ Risk Factors” beginning on page 19.

Your vote is important. Whether or not you plan to attend your company’s meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal. Whether or not you plan to attend your company’s meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. Voting by proxy will not prevent you from voting in person if you choose to attend your company’s meeting. However, if you do not vote, it will have the same effect as a vote against the merger proposal.

Scott A. Montgomery President and Chief Executive Officer National Mercantile Bancorp	C. G. Kum President and Chief Executive Officer FCB Bancorp

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this joint proxy statement-prospectus or passed upon the adequacy or accuracy of this joint proxy statement-prospectus. Any representation to the contrary is a criminal offense.

The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This joint proxy statement-prospectus is dated [                    ], 2006 and was first mailed on or about [                    ], 2006.

1880 Century Park East

Los Angeles, California 90067

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [                    ], 2006

TO NATIONAL MERCANTILE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that National Mercantile Bancorp, a California corporation, or National Mercantile, will hold a special meeting of its shareholders on [                    ], 2006 at [    ] [a.m./p.m.], local time, at [                    ], for the following purposes:

1. Approval of the transaction. To consider and vote on a proposal to approve the principal terms of the merger agreement pursuant to which, among other things, National Mercantile will merge with and into its subsidiary, First California Financial Group, Inc., a Delaware corporation, or First California, followed immediately by the merger of FCB Bancorp, a California corporation, with and into First California.

2. Adjournments. To consider and vote on a proposal to approve, if necessary, adjournment or postponement of the special meeting to solicit additional proxies.

We more fully describe the proposed mergers in the attached joint proxy statement-prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement-prospectus.

The board of directors has fixed the close of business on [                    ], 2006 as the record date for determining which shareholders have the right to receive notice of and to vote at the special meeting or any adjournments or postponements thereof.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THIS TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF NATIONAL MERCANTILE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU SHOULD MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. Returning the enclosed proxy will assure that your vote will be counted and will not prevent you from voting in person if you choose to attend the special meeting.

If you plan to attend, please note that admission to the special meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage account statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph N. Cohen, Corporate Secretary

Los Angeles, California

[                    ], 2006

1100 Paseo Camarillo

Camarillo, CA 93010

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [                    ], 2006

TO FCB BANCORP SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that FCB Bancorp, a California corporation, will hold a special meeting of its shareholders on [                    ], 2006 at [    ] [a.m./p.m.], local time, at [                    ], California, for the following purposes:

1. Approval of the transaction. To consider and vote on a proposal to approve the principal terms of the merger agreement pursuant to which, among other things, National Mercantile Bancorp, a California corporation, will merge with and into its subsidiary, First California Financial Group, Inc., a Delaware corporation, or First California, followed immediately by the merger of FCB Bancorp, with and into First California.

2. Adjournments. To consider and vote on a proposal to approve, if necessary, adjournment or postponement of the special meeting to solicit additional proxies.

We more fully describe the proposed mergers in the attached joint proxy statement-prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Appendix A to the accompanying joint proxy statement-prospectus.

The board of directors has fixed the close of business on [                    ], 2006 as the record date for determining which shareholders have the right to receive notice of and to vote at the special meeting or any adjournments or postponements thereof.

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THIS TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF FCB BANCORP AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU SHOULD MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. Returning the enclosed proxy will assure that your vote will be counted and will not prevent you from voting in person if you choose to attend the special meeting.

If you plan to attend, please note that admission to the special meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage account statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas E. Anthony, Corporate Secretary

Camarillo, California

[                    ], 2006

SOURCES OF ADDITIONAL INFORMATION

This document incorporates important business and financial information about National Mercantile and FCB Bancorp from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to National Mercantile and FCB Bancorp that are incorporated by reference in this document, without charge, through the website of the Securities and Exchange Commission, or SEC, at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company.

National Mercantile Bancorp	FCB Bancorp
Attn: Chief Financial Officer	Attn: Chief Financial Officer
1880 Century Park East	1100 Paseo Camarillo
Los Angeles, California 90067	Camarillo, California 93010
www.mnbla.com	www.fcbank.com
Phone: (310) 277-2265	Phone: (805) 484-0534

(All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.)

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

In order to receive timely delivery of requested documents in advance of your meeting, you should make your request no later than [                    ], 2006.

See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 214.

All information contained in this joint proxy statement-prospectus with respect to FCB Bancorp has been supplied by FCB Bancorp. All information contained in this joint proxy statement-prospectus with respect to National Mercantile has been supplied by National Mercantile.

You should rely only on the information provided in this joint proxy statement-prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this joint proxy statement-prospectus is accurate as of any date other than the date on the front of the document.

IMPORTANT NOTICE

Whether or not you plan to attend the National Mercantile special meeting or the FCB Bancorp special meeting, as the case may be, in person, you are urged to read the attached document carefully and then sign, date and return the accompanying proxy card in the enclosed postage-prepaid envelope. If you later desire to revoke your proxy for any reason, you may do so in the manner set forth in the attached document.

If you have questions, and you are a National Mercantile shareholder, you may contact:

Chief Financial Officer

1880 Century Park East, Suite 800

Los Angeles, CA 90036

Telephone: 310-282-6793

If you have questions, and you are a FCB Bancorp shareholder, you may contact its proxy solicitor:

U.S. Stock Transfer Corporation

1745 Gardena Ave., 2nd Floor

Glendale, CA 91204-2991

Telephone: 1-800-835-8778, Extension: 124

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the approval of the principal terms of the merger agreement which provides for both the reincorporation merger, pursuant to which National Mercantile will merge with and into First California, and the primary merger, pursuant to which FCB Bancorp will merge with and into First California. In addition, you are being asked to vote on a proposal to approve, if necessary, adjournment or postponement of the special meeting to solicit additional proxies in favor of the merger proposal.

Q:	What do I need to do now?

A:	In order to ensure that your shares are represented and voted at the National Mercantile special meeting or the FCB Bancorp special meeting:

•	Carefully read this joint proxy statement-prospectus;

•	If you are a National Mercantile shareholder, indicate on your proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed prepaid return envelope marked “Proxy,” in accordance with the instructions set forth on your proxy card, as soon as possible; or

•	If you are a FCB Bancorp shareholder, indicate on your proxy card how you want your shares voted and then sign, date and mail the proxy card in the enclosed prepaid return envelope marked “Proxy,” in accordance with the instructions set forth on your proxy card, as soon as possible.

Q:	Who is entitled to vote?

A:	National Mercantile shareholders of record at the close of business on [ ], 2006, or the record date, are entitled to receive notice of and to vote on matters that come before the National Mercantile special meeting and any adjournments and postponements of the National Mercantile special meeting. FCB Bancorp shareholders of record at the close of business on the record date are entitled to receive notice of and to vote on matters that come before the FCB Bancorp special meeting and any adjournments or postponements of the FCB Bancorp special meeting.

Q:	What shareholder approvals are needed?

A:	National Mercantile. The affirmative vote of the holders of a majority of the outstanding shares of National Mercantile common stock entitled to vote at the special meeting is required to approve the principal terms of the merger agreement. As of the record date, the directors and certain other shareholders of National Mercantile beneficially owned, in the aggregate, approximately [ ]% of the outstanding shares of National Mercantile common stock (which does not include shares issuable upon the exercise of stock options as of the record date). They have agreed to vote these shares in favor of the merger proposal. The affirmative vote of the holders of a majority of the outstanding shares of series B convertible perpetual preferred stock of National Mercantile is also required to approve the principal terms of the merger agreement. As of the record date, all holders of National Mercantile series B convertible perpetual preferred stock have agreed to vote such shares in favor of the merger proposal. Accordingly, the merger proposal will be approved by the requisite vote of the National Mercantile shareholders regardless of how any other National Mercantile shareholder votes on the National Mercantile merger proposal.

FCB Bancorp. The affirmative vote of the holders of a majority of the outstanding shares of FCB Bancorp common stock entitled to vote at the special meeting is required to approve the principal terms of the merger agreement. As of the record date, the directors and certain other shareholders of FCB Bancorp beneficially owned, in the aggregate, approximately [ ]% of the outstanding shares of FCB Bancorp common stock (which does not include shares issuable upon the exercise of stock options as of the record date). They have agreed to vote these shares in favor of the merger proposal.

Q:	How many votes do I have?

A:	Each holder is entitled to one vote for each share recorded in the holder’s name on the books of National Mercantile or FCB Bancorp, as applicable, as of the record date on any matter submitted for a vote at the special meetings or any adjournments or postponements thereof.

Q:	What happens if I don’t vote?

A:	Both the National Mercantile merger proposal and the FCB Bancorp merger proposal require the approval of holders of a majority of the outstanding shares entitled to vote. Accordingly, if you do not return your proxy card at or prior to the appropriate meeting and do not vote at the applicable special meeting, it will have the same effect as a vote against the applicable merger proposal. If you return your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the principal terms of the merger agreement.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the corporate secretary of your company stating that you would like to revoke your proxy, which notice must be received prior to the meeting date. Second, you may complete and submit a new proxy card, but it must bear a later date than the original proxy. Third, you may vote in person at your company’s meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	What is the recommendation of the National Mercantile board of directors?

A:	The National Mercantile board of directors unanimously recommends a vote “FOR” approval of the principal terms of the merger agreement.

Q:	What is the recommendation of the FCB Bancorp board of directors?

A:	The FCB Bancorp board of directors unanimously recommends a vote “FOR” approval of the principal terms of the merger agreement.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Without instructions from you, your broker cannot vote your shares on the merger proposal. If your shares are held in street name, you should instruct your broker as to how to vote your shares, following the instructions contained in the voting instructions card that your broker provides to you. Without instructions, your shares will not be voted, which will have the same effect as if you voted against the applicable merger proposal.

Q:	I own shares of both National Mercantile and FCB Bancorp common stock. Should I only vote once?

A:	No. If you own shares of both companies, you will receive separate proxy cards for each meeting. It is important that you vote at both meetings, so please complete, sign, date and return your National Mercantile proxy card as instructed and complete, sign, date and return your FCB Bancorp proxy card as instructed.

Q:	What risks should I consider before I vote on the proposed mergers?

A:	We encourage you to read carefully the detailed information about the mergers contained in this joint proxy statement-prospectus, including the section entitled “Risk Factors” beginning on page 19.

Q:	Do I have appraisal or dissenters’ rights if I object to the proposed mergers?

A:	Yes. As a holder of National Mercantile common stock or FCB Bancorp common stock, you are entitled to appraisal rights under the California General Corporation Law in connection with the applicable merger if you meet certain conditions, which conditions are described in this document under the section titled “Dissenters’ Rights for National Mercantile and FCB Bancorp Shareholders.”

Q:	Should I send in my stock certificates now?

A:	No. After the mergers are completed, First California will send you written instructions for exchanging your stock certificates for First California stock certificates.

Q:	Whom should I contact with questions about the meetings or the transaction?

A:	National Mercantile shareholders may contact:

National Mercantile Bancorp

1880 Century Park East

Los Angeles, CA 90067

Attn: Chief Financial Officer

(310) 277-2265

FCB Bancorp shareholders may contact:

FCB Bancorp

1100 Paseo Camarillo

Camarillo, CA 93010

Attn: Chief Financial Officer

(805) 484-0534

SUMMARY

This section briefly summarizes selected information in this joint proxy statement-prospectus and does not contain all of the information that may be important to you. You should carefully read this entire document. Unless we have stated otherwise, all references in this document to National Mercantile are to National Mercantile Bancorp; all references to First California are to First California Financial Group, Inc.; all references to FCB Bancorp are to FCB Bancorp; all references to the merger agreement are to the Agreement and Plan of Merger by and among National Mercantile, FCB Bancorp and First California, dated as of June 15, 2006, a copy of which is attached as Appendix A to this document; all references to the “primary merger” are to the merger of FCB Bancorp with and into First California; all references to the “reincorporation merger” are to the merger of National Mercantile with and into First California; and all references to the “mergers” are to the reincorporation merger and the primary merger, collectively. Each item in this summary contains a page reference directing you to a more complete description of that item. References to “we,” “our” and “us” in this Summary mean First California, National Mercantile and FCB Bancorp together.

The Companies (Page 76 and Page 125)

National Mercantile Bancorp

1880 Century Park East

Los Angeles, California 90067

(310) 277-2265

National Mercantile is a California corporation registered as a bank holding company under the Bank Holding Company Act of 1956. National Mercantile is headquartered in Century City, California. National Mercantile’s principal business is to serve as a holding company for two bank subsidiaries: Mercantile National Bank, or Mercantile, and South Bay Bank, N.A., or South Bay. National Mercantile operates throughout the Los Angeles County including the South Bay, Century City and San Fernando Valley with banking offices in Century City, Torrance, Encino and El Segundo and a loan production office in Beverly Hills. Additionally, National Mercantile targets Orange County businesses through its loan production office in Costa Mesa, California. At June 30, 2006, National Mercantile had total assets of $491.4 million, total loans of $351.2 million and total deposits of $372.6 million. National Mercantile common stock is listed on the NASDAQ Capital Market under the symbol “MBLA.”

FCB Bancorp

1100 Paseo Camarillo

Camarillo, California 93010

(805) 484-0534

FCB Bancorp is a California corporation registered as a bank holding company under the Bank Holding Company Act of 1956. FCB Bancorp is headquartered in Camarillo, California. FCB Bancorp is a one-bank holding company and First California Bank is its principal subsidiary. First California Bank is a full-service commercial bank headquartered in Camarillo, California. The bank is chartered under the laws of the State of California. First California Bank provides a broad range of banking products and services through eight full service banking offices which are located in Anaheim Hills, Camarillo, Irvine, Oxnard, Simi Valley, Thousand Oaks, Ventura and Westlake Village and loan production offices located in Torrance and Sherman Oaks. At June 30, 2006, FCB Bancorp had total assets of $505.8 million, total loans of $363.8 million and total deposits of $395.3 million. FCB Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol “FCBA.”

First California Financial Group, Inc.

1880 Century Park East

Los Angeles, California 90067

(310) 277-2265

First California is a Delaware corporation and wholly-owned subsidiary of National Mercantile recently formed for the purpose of effecting the mergers.

The Mergers (Page 36)

The boards of directors of each of National Mercantile and FCB Bancorp have approved the merger agreement pursuant to which, among other things, National Mercantile will merge with and into its subsidiary, First California, which we refer to as the reincorporation merger, followed immediately by the merger of FCB Bancorp with and into First California, which we refer to as the primary merger.

Pursuant to the reincorporation merger:

•	each outstanding share of National Mercantile common stock (other than dissenting shares) will be converted into the right to receive one share of First California common stock; and

•	each issued and outstanding share of National Mercantile series B convertible perpetual preferred stock will be converted into the right to receive one share of series A convertible perpetual preferred stock of First California having substantially equivalent terms.

Pursuant to the primary merger, each share of FCB Bancorp common stock (other than dissenting shares) will be converted into the right to receive 1.7904 shares of First California common stock.

First California will also assume each outstanding option to purchase either FCB Bancorp or National Mercantile common stock, each of which will be converted into the right to purchase shares of First California common stock.

The Special Meeting of National Mercantile Shareholders (Page 27)

The special meeting of shareholders of National Mercantile will be held on [                    ], 2006, at [                    ], at [    ] [a.m./p.m.] local time. At the special meeting you will be asked to approve the principal terms of the merger agreement.

Who May Vote; Required Vote—National Mercantile (Page 27)

If you were a shareholder of record of National Mercantile at the close of business on [                    ], 2006, which is the record date established for the special meeting, you may vote at the special meeting either in person or by proxy. On that date, there were [            ] shares of National Mercantile common stock and 1,000 shares of National Mercantile series B convertible perpetual preferred stock outstanding and entitled to vote. You will be entitled to cast one vote for each share of National Mercantile common stock that you owned on that date. The holders of series B convertible perpetual preferred stock are entitled to cast one vote for each share of preferred stock owned on that date.

The approval of the principal terms of the merger agreement requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of National Mercantile common stock and a majority of the outstanding shares of series B convertible perpetual preferred stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect as votes cast “against” the proposal to approve the principal terms of the merger agreement. If you sign and return your proxy without indicating how you want to vote, your proxy will be voted for the approval of the principal terms of the merger agreement.

As of the record date, the directors and certain other shareholders of National Mercantile beneficially owned, in the aggregate, approximately [    ]% of the outstanding shares of National Mercantile common stock (which does not include shares issuable upon the exercise of stock options as of the record date) and all of the outstanding shares of series B convertible perpetual preferred stock. They have agreed to vote these shares in favor of the merger proposal. Accordingly, the merger proposal will be approved by the requisite vote of the National Mercantile shareholders regardless of how any other National Mercantile shareholder votes on the National Mercantile merger proposal.

Revocability of Proxies – National Mercantile (Page 29)

You may revoke your proxy at any time before your proxy is voted at the special meeting by: (1) sending a written notice to revoke your proxy to the Secretary of National Mercantile; (2) submitting a duly executed proxy bearing a later date; or (3) voting in person at the special meeting.

Fairness Opinion of Sandler O’Neill & Partners, L.P. (Page 47)

In connection with the proposed mergers, Sandler O’Neill & Partners, L.P., or Sandler O’Neill, delivered a written opinion, dated June 7, 2006, to the National Mercantile board of directors that as of the date of the opinion, the 1.7904 exchange ratio which is the number of First California shares to be received by the FCB Bancorp shareholders for each share of FCB Bancorp common stock, is fair from a financial point of view. The full text of Sandler O’Neil’s written opinion is attached to this document as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Sandler O’Neill’s opinion was provided to the National Mercantile board of directors in connection with its evaluation of the exchange ratio, does not address any other aspect of the proposed mergers and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed mergers.

The National Mercantile Board of Directors Unanimously Recommends that You Approve the Principal Terms of the Merger Agreement (Page 29)

The National Mercantile board of directors has determined that the mergers are fair and in the best interest of National Mercantile and its shareholders and unanimously recommends that the National Mercantile shareholders vote “FOR” approval of the principal terms of the merger agreement.

The Special Meeting of FCB Bancorp Shareholders (Page 31)

The special meeting of shareholders of FCB Bancorp will be held on [                    ], 2006, at [                    ], at [    ] [a.m./p.m.] local time. At the special meeting you will be asked to approve the principal terms of the merger agreement.

Who May Vote; Required Vote—FCB Bancorp (Page 31)

If you were a shareholder of record of FCB Bancorp at the close of business on [                    ], 2006, which is the record date established for the special meeting, you may vote at the special meeting either in person or by proxy. On that date, there were [            ] shares of FCB Bancorp common stock outstanding and entitled to vote. You will be entitled to cast one vote for each share of FCB Bancorp common stock that you owned on that date.

The approval of the principal terms of the merger agreement requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of FCB Bancorp common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect as votes cast “against” the proposal to approve the principal terms of the merger agreement. If you sign and return your proxy without indicating how you want to vote, your proxy will be voted for the approval of the principal terms of the merger agreement.

As of the record date, the directors and certain other shareholders of FCB Bancorp beneficially owned, in the aggregate, approximately [    ]% of the outstanding shares of FCB Bancorp common stock (which does not include shares issuable upon the exercise of stock options as of the record date). They have agreed to vote these shares in favor of the merger proposal.

Revocability of Proxies—FCB Bancorp (Page 33)

You may revoke your proxy at any time before your proxy is voted at the special meeting by: (1) sending a written notice to revoke your proxy to the Secretary of FCB Bancorp; (2) submitting a duly executed proxy bearing a later date; or (3) voting in person at the special meeting.

Fairness Opinion of Keefe, Bruyette & Woods, Inc. (Page 40)

In connection with the proposed mergers, Keefe, Bruyette & Woods, Inc., or KBW, financial advisor to the FCB Bancorp board of directors, delivered a written opinion, dated June 7, 2006, to the FCB Bancorp board of directors that as of the date of the opinion, the 1.7904 exchange ratio which is the number of First California shares to be received by the FCB Bancorp shareholders for each share of FCB Bancorp common stock, is fair from a financial point of view. The full text of KBW’s written opinion is attached to this document as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. KBW’s opinion was provided to the FCB Bancorp board of directors in connection with its evaluation of the exchange ratio, does not address any other aspect of the proposed mergers and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed mergers.

The FCB Bancorp Board of Directors Unanimously Recommends that You Approve the Principal Terms of the Merger Agreement (Page 33)

The FCB Bancorp board of directors has determined that the mergers are fair and in the best interest of FCB Bancorp and its shareholders and unanimously recommends that FCB Bancorp shareholders vote “FOR” approval of the principal terms of the merger agreement.

Material United States Federal Income Tax Considerations of the Mergers (Page 56)

National Mercantile shareholders that exchange their (1) National Mercantile series B convertible perpetual preferred stock solely for First California’s series A convertible perpetual preferred stock and/or (2) National Mercantile common stock solely for First California common stock in the reincorporation merger generally will not recognize any gain or loss for United States federal income tax purposes. This tax treatment may not apply to all National Mercantile shareholders or to holders of National Mercantile stock options.

FCB Bancorp shareholders that exchange their FCB Bancorp common stock for First California common stock in the primary merger generally will not recognize any gain or loss for United States federal income tax purposes. The FCB Bancorp shareholders will, however, be required to recognize gain or loss in connection with cash received in lieu of fractional shares of First California common stock. This tax treatment may not apply to all FCB Bancorp shareholders or to holders of FCB Bancorp stock options.

To review the tax consequences to National Mercantile shareholders and FCB Bancorp shareholders in greater detail, see pages 56. You should consult your own tax advisor for a full understanding of the tax consequences to you of the applicable merger.

Some Executive Officers and Directors of National Mercantile and FCB Bancorp Have Interests in the Mergers that May Differ From, or are in Addition to, the Interests of their Respective Shareholders in the Mergers (Page 58)

You should be aware that some executive officers and directors of FCB Bancorp and National Mercantile have certain interests in the transactions contemplated by the merger agreement that are in addition to the interests of FCB Bancorp’s and National Mercantile’s shareholders generally, which may create potential conflicts of interest. Each of FCB Bancorp’s and National Mercantile’s boards of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the contemplated transactions.

Procedures for Exchange of FCB Bancorp Common Stock, National Mercantile Common Stock and National Mercantile Preferred Stock for First California Common Stock and Preferred Stock (Page 65)

Promptly after the date the effective time of the primary merger occurs, also referred to as the effective date, First California will send or shall cause to be sent appropriate transmittal materials to former holders of record of FCB Bancorp common stock, National Mercantile common stock and National Mercantile preferred stock for use in exchanging their old shares for the new shares in First California.

Upon surrender of the certificate evidencing shares of FCB Bancorp stock or National Mercantile stock to an exchange agent to be selected, the holders of such shares will be entitled to receive in exchange a certificate representing the number of whole shares of First California stock that such holder is entitled to receive pursuant to the mergers and in the case of FCB Bancorp common shareholders any cash, payable in lieu of fractional shares.

Conditions to Completion of the Mergers (Page 71)

Each party’s obligation to effect the transaction is subject to the satisfaction or waiver of a number of conditions, including, among others:

•	the principal terms of the merger agreement shall have been approved by the requisite vote of the shareholders of FCB Bancorp and National Mercantile;

•	receipt of any consents, waivers, clearances, approvals and authorizations of governmental authorities that are necessary to permit consummation of the mergers, and such approvals remaining in full force and effect and all statutory waiting periods having expired;

•	the representations and warranties of each party set forth in the merger agreement to be true and correct (without giving effect to any qualifications as to materiality or material adverse effect) as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except where any failures of any such representations and warranties to be so true and correct would not be reasonably likely, individually or in the aggregate, to have a material adverse effect with respect to the relevant counter-party;

•	each party to have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the primary merger effective time;

•	absence of any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of either merger. The absence of any statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal the consummation of either merger;

•	the filing and effectiveness of the registration statement of which this joint proxy statement – prospectus is a part shall have become effective under the Securities Act, the absence of any stop order suspending the effectiveness of the registration statement and the absence of any proceedings for that purpose having been initiated by the SEC that have not been withdrawn;

•	receipt of approval for quotation from NASDAQ for the First California common stock to be issued in the mergers; and

•	receipt by each party of an opinion of Sullivan & Cromwell LLP to the effect that the mergers will qualify as a tax-free reorganization.

We May Decide Not to Complete the Mergers (Page 72)

National Mercantile or FCB Bancorp may terminate the merger agreement and abandon the transaction at any time prior to the reincorporation merger effective time in a number of situations including:

•	by mutual consent of National Mercantile and FCB Bancorp;

•	if its board of directors so determines by vote of a majority of the members of its entire board, in the event of the occurrence of one or more of the following:

•	a breach by the other party of any representation or warranty contained in the merger agreement, which breach cannot be or has not been cured within 60 calendar days after the giving of written notice to the breaching party of such breach; or

•	a breach by the other party of any of the covenants or agreements contained in the merger agreement, which breach cannot be or has not been cured within 60 calendar days after the giving of written notice to the breaching party of such breach;

•	if the other party’s board of directors submits this agreement to its shareholders without a recommendation for approval or with special and materially adverse conditions on such approval;

•	if the other party’s board of directors otherwise withdraws or materially and adversely modifies its recommendation or rescinds its notice of shareholder meeting or declines to submit the principal terms of the merger agreement to a vote of its shareholders;

•	if the other party’s board of directors recommends to its shareholders an acquisition proposal other than the mergers;

•	if the other party’s board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the mergers;

•	if the transaction is not consummated by March 31, 2007;

•	any governmental authority that must grant regulatory approval has denied approval of either merger and denial has become final and non-appealable;

•	FCB Bancorp shareholders fail to approve the principal terms of the merger agreement;

•	National Mercantile shareholders fail to approve the principal terms of the merger agreement; or

•	if (i) the party is not in material breach of any terms of the merger agreement, (ii) the board of directors of such party authorizes it to enter into an alternative acquisition agreement with respect to a superior proposal and such party notifies the other in writing that it intends to enter into such an agreement, (iii) the other party does not make, within four business days of receipt of such party’s written notification, an offer that the board of directors of such party determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of such party as the superior proposal and (iv) such party prior to such termination pays to the other party in immediately available funds any fees required to be paid pursuant to the merger agreement.

We May Amend the Terms of the Mergers and Waive Some Conditions (Page 73)

At any time prior to the reincorporation effective time, with respect to any provision of the merger agreement, National Mercantile and FCB Bancorp may, if legally allowed:

•	amend or modify the agreement in writing; and

•	waive any provision in the merger agreement that benefited them.

However, after the shareholders meetings, the merger agreement may not be amended if it would violate California law or reduce the consideration to be received by the respective party in the respective merger.

In Order to Complete the Mergers, We Must First Obtain Regulatory Approval (Page 56)

The closing of the mergers is conditioned upon the receipt of all approvals of regulatory authorities required for the mergers without the imposition of any restrictions or conditions. Under the terms of the merger agreement, First California, National Mercantile and FCB Bancorp have agreed to use their reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the transaction. In order to complete the transaction, National Mercantile and FCB Bancorp must first obtain the prior approval of the Federal Reserve Board, or the FRB, and the California Department of Financial Institutions, or DFI. Application for approval from the FRB was filed on October 16, 2006. Application for approval from the DFI was filed on or about October 23, 2006.

Termination Fee (Page 73)

If the merger agreement is terminated under certain circumstances, FCB Bancorp or National Mercantile may be obligated to pay the other party a termination fee in the amount of $4,000,000. The merger agreement requires a party to pay the termination fee to the other party if (i) a bona fide acquisition proposal has been made to such party or any person has publicly announced an intention to make an acquisition proposal with respect to such party and thereafter the merger agreement is terminated by either party pursuant to certain circumstances and within 12 months of such termination the terminating party shall have entered into a definitive agreement with respect to a proposal to acquire more than 50% of the voting power or more than 50% of the consolidated assets or deposits of the terminating party, or (ii) the merger agreement is terminated due to a superior proposal or the board of directors of such party has withdrawn or adversely modified or changed its recommendation of the mergers or declines to submit the principal terms of the merger agreement to a shareholder vote.

Comparison of Rights of Holders of First California Common Stock, National Mercantile Common Stock and FCB Bancorp Common Stock (Page 197)

National Mercantile and FCB Bancorp are each California corporations and, accordingly, the rights of shareholders of National Mercantile and FCB Bancorp are governed by the California General Corporation Law, or the CGCL, as well as the companies’ respective articles of incorporation and bylaws. First California is a Delaware corporation, and its stockholders’ rights are governed by the Delaware General Corporation Law, or the DGCL, and its certificate of incorporation and bylaws. As a result of the mergers, the National Mercantile and FCB Bancorp shareholders will become stockholders of First California. There are certain differences between the articles of incorporation and bylaws of National Mercantile and FCB Bancorp, and the certificate of incorporation and bylaws of First California. Furthermore, California law and Delaware law differ in many respects.

Selected Consolidated Historical Financial Data of National Mercantile

National Mercantile is providing the following information to aid you in your analysis of the financial aspects of the mergers. National Mercantile derived the information as of December 31, 2005 and for the years ended December 31, 2005 and December 31, 2004 from its historical audited consolidated financial statements included with this joint proxy statement-prospectus. National Mercantile’s summary financial information as of December 31, 2004 and as of December 31, 2003, 2002 and 2001 and for the years then ended have been derived from National Mercantile’s audited financial statements which are not presented herein. National Mercantile derived the financial information as of and for the six months ended June 30, 2006 and June 30, 2005 from its unaudited condensed consolidated financial statements included with this joint proxy statement-prospectus. The audited and unaudited consolidated financial information contained herein is the same historical financial information that National Mercantile has presented in its prior filings with the Securities and Exchange Commission, or SEC.

The operating results for the six months ended June 30, 2006 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2006. This information is only a summary, and you should read it in conjunction with National Mercantile’s consolidated financial statements and notes thereto contained in this document or in National Mercantile’s Annual Report on Form 10-KSB/A for the year ended December 31, 2005 and National Mercantile’s unaudited condensed consolidated financial statements and notes thereto contained in this document or in National Mercantile’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, as well as the pro forma financial statements included in this document under “Unaudited Pro Forma Combined Condensed Financial Information.”

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Consolidated Statement of Earnings Data:
Net interest income	$11,682	$9,718	$20,867	$15,611	$13,606	$14,908	$9,915
Provision (benefit) for credit losses	72	89	(84)	220	1,265	1,925	517
Noninterest income (loss)	(159)	1,215	1,118	2,415	1,617	1,502	1,233
Noninterest expense	7,551	7,085	14,376	14,028	13,296	12,861	8,661
Net (loss) income	2,202	2,199	4,450	2,320	(33)	(253)	1,156
Basic earnings (loss) per share (1)	$0.40	$0.58	$0.96	$0.64	$(0.01)	$(0.12)	$0.58
Diluted earnings (loss) per share (1)	$0.37	$0.38	$0.75	$0.41	$(0.01)	$(0.12)	$0.23

Consolidated Balance Sheet Data:
Cash and cash equivalents	$17,865	$30,294	$16,192	$16,915	$39,284	$37,576	$52,093
Net loans receivable	346,581	303,382	334,090	309,919	256,614	267,477	255,426
Total assets	491,402	403,800	448,460	356,640	354,996	355,385	374,365
Total deposits	372,576	350,310	363,208	313,640	298,717	298,725	309,140
Total liabilities	452,366	367,252	410,297	356,640	323,485	309,651	333,699
Total shareholders’ equity	39,036	36,548	38,162	34,377	31,482	31,204	25,477

Selected Ratios:
Return on average assets	0.93%	1.13%	1.10%	0.61%	-0.09%	-0.07%	0.58%
Return on average equity	11.17	12.38	12.15	7.02	-1.05	-0.98	5.13
Efficiency ratio (2)	65.53	64.80	65.39	77.82	87.34	78.37	77.69
Net interest margin	5.35	5.55	5.58	4.65	4.19	4.01	3.88
Non-accrual loans to total gross loans	0.10	0.10	0.10	0.01	0.17	2.12	2.98
Allowance for loan losses to loans	1.32	1.08	1.32	1.11	1.39	1.78	2.50
Shareholders’ equity to assets	7.94	9.02	9.05	9.64	8.87	8.78	6.81

(1)	Earnings per share data has been adjusted for the five-for-four split effected in the form of a stock dividend paid on April 14, 2006.
(2)	Computed by dividing noninterest expense by net interest income and noninterest income. The ratio is a measurement of the amount of revenue that is utilized to meet overhead expenses.

Selected Consolidated Historical Financial Data of FCB Bancorp

FCB Bancorp is providing the following information to aid you in your analysis of the financial aspects of the mergers. FCB Bancorp derived the information as of and for the years ended December 31, 2001 through December 31, 2005 from its historical audited consolidated financial statements for these fiscal years. FCB Bancorp derived the financial information as of and for the six months ended June 30, 2006 and June 30, 2005 from its unaudited condensed consolidated financial statements for these periods. The audited and unaudited consolidated financial information contained herein is the same historical financial information that FCB Bancorp has presented in its prior filings with the SEC.

The operating results for the six months ended June 30, 2006 are not necessarily indicative of the operating results that may be expected for the year ending December 31, 2006. This information is only a summary, and you should read it in conjunction with FCB Bancorp’s consolidated financial statements and the notes thereto contained in this document or in FCB Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005 and FCB Bancorp’s unaudited condensed consolidated financial statements and notes thereto contained in this document or in FCB Bancorp’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, as well as the pro forma financial statements included in this document under “Unaudited Pro Forma Combined Condensed Financial Information”. The results of the acquisition of South Coast Bancorp, Inc. and its wholly-owned subsidiaries by FCB Bancorp, which was completed on September 30, 2005, are not included in the selected statistical information below for the periods prior to such acquisition.

	At or for the Six Months Ended June 30,		At or for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except per share data)
Consolidated Statements of Earnings Data:
Net interest income	$10,487	$6,461	$15,237	$11,656	$10,898	$9,141	$7,488
Provision for loan losses	153	244	488	418	510	510	576
Noninterest income	1,054	943	1,995	1,925	1,899	1,240	1,071
Noninterest expense	8,047	5,215	11,553	9,409	8,836	7,222	5,724
Net income	2,083	1,206	3,224	2,435	2,207	1,614	1,355
Basic earnings per share:	$0.64	$0.56	$1.31	$1.17	$1.12	$0.91	$0.86
Diluted earnings per share:	$0.63	$0.55	$1.30	$1.14	$1.10	$0.86	$0.86

Consolidated Balance Sheet Data:
Cash and cash equivalents (1)	$24,212	$12,870	$14,741	$11,249	$23,550	$26,580	$12,491
Net loans receivable	359,578	197,037	338,778	180,527	155,627	140,409	120,019
Total assets	505,792	298,294	467,110	283,745	256,285	203,907	151,447
Total deposits	395,335	238,468	372,348	227,190	211,929	186,661	139,356
Total liabilities	458,346	274,630	421,332	261,200	237,920	187,459	140,199
Total shareholders’ equity	47,446	23,664	45,779	22,545	18,365	16,448	11,248

Selected Ratios: (2)
Return on average assets	0.87%	0.85%	0.96%	0.91%	0.99%	0.88%	0.97%
Return on average equity	8.98	10.33	11.04	11.97	12.67	11.24	12.64
Efficiency ratio (3)	69.31	70.46	66.96	69.76	68.92	69.78	67.55
Net interest margin (tax equivalent) (4)	5.03	4.93	5.00	4.78	5.45	5.47	5.96
Nonaccrual loans to average loans	—	1.08	—	1.19	1.55	0.27	0.66
Allowance for loan losses to loans	1.16	1.30	1.20	1.28	1.47	1.38	1.38
Shareholders’ equity to assets	9.38	7.93	9.80	7.95	7.17	8.07	7.43

(1)	Cash and cash equivalents include cash, due from banks and Federal Funds sold.
(2)	Selected ratios for the six months ended June 30, 2006 and 2005 have been annualized.
(3)	Computed by dividing noninterest expense by net interest income and noninterest income. The ratio is a measurement of the amount of revenue that is utilized to meet overhead expenses.
(4)	Computed by dividing net interest income on a tax equivalent basis by average earning assets.

Comparative Historical and Pro Forma Per Share Data

The following table presents certain historical per share data of National Mercantile and FCB Bancorp as of and for the year ended December 31, 2005 and the six months ended June 30, 2006 and certain unaudited pro forma per share data that reflect the combination of National Mercantile and FCB Bancorp as if it occurred on June 30, 2005 for the year ended December 31, 2005 and January 1, 2006 for the six months ended June 30, 2006, for income statement purposes, and as of the respective balance sheet date for balance sheet purposes, in each case using the purchase method of accounting. This data should be read in conjunction with National Mercantile’s and FCB Bancorp’s respective audited and unaudited consolidated financial statements included elsewhere in this joint proxy statement-prospectus. The unaudited data for both National Mercantile and FCB Bancorp as of and for the six months ended June 30, 2006 are not indicative of future results of operations or financial condition. The unaudited pro forma data for National Mercantile and FCB Bancorp combined and FCB Bancorp equivalent neither necessarily indicate the operating results that would have occurred had the combination of National Mercantile and FCB Bancorp actually occurred on January 1, 2005, nor do they indicate future results of operations or financial condition.

The pro forma National Mercantile and FCB Bancorp combined net earnings per common share has been computed based on the historical number of average outstanding common shares of National Mercantile plus the number of outstanding common shares of FCB Bancorp adjusted by the exchange ratio of 1.7904. The pro forma FCB Bancorp equivalent net earnings per share represents the pro forma National Mercantile and FCB Bancorp combined net earnings per share multiplied by the exchange ratio of 1.7904. The pro forma National Mercantile and FCB Bancorp combined book value per common share amounts are based upon the pro forma total shareholders’ equity of National Mercantile and FCB Bancorp at December 31, 2005 and at June 30, 2006, divided by the total pro forma number of National Mercantile common shares outstanding assuming the conversion of FCB Bancorp common stock into First California common stock at the exchange ratio of 1.7904. The pro forma FCB Bancorp equivalent book value per common share represents the pro forma National Mercantile and FCB Bancorp combined book value per common share multiplied by the exchange ratio of 1.7904.

	As of or for the six months ended June 30, 2006
			Pro Forma
	National Mercantile	FCB Bancorp	National Mercantile and FCB Bancorp Pro Forma Combined	FCB Bancorp Equivalent
Net earnings per common share:
Basic	$0.40	$0.64	$0.32	$0.57
Diluted	0.37	0.63	0.31	0.56
Dividends declared per share	—	—	—	—
Book value per common share	7.05	14.48	11.07	19.83

	As of or for the year ended December 31, 2005
			Pro Forma
	National Mercantile	FCB Bancorp	National Mercantile and FCB Bancorp Pro Forma Combined	FCB Bancorp Equivalent
Net earnings per common share:
Basic	$0.96	$1.31	$0.64	$1.15
Diluted	0.75	1.30	0.56	1.00
Dividends declared per share	—	—	—	—
Book value per common share	6.93	13.97	10.98	19.66

Market Price Data

Comparative Market Price Information

The following table presents the closing sales price for National Mercantile common stock and FCB Bancorp common stock on the NASDAQ Capital Market and the OTC Bulletin Board, respectively, on June 14, 2006 and [                    ], 2006. June 14, 2006 was the last trading day prior to the announcement of the signing of the merger agreement. [                    ], 2006 was the last practical trading day for which information was available prior to the date of the printing of this joint proxy statement-prospectus.

	Closing Sales Price National Mercantile			Closing Sales Price FCB Bancorp			FCB Bancorp Equivalent (1)
Price per share:
June 14, 2006		$14.85			$20.05			$26.59
[ ], 2006	$	[	]	$	[	]	$	[	]

(1)	The equivalent price per share data for FCB Bancorp common stock has been determined by multiplying the last reported sale price of a share of National Mercantile common stock on June 14, 2006 and [ ], 2006 by the exchange ratio of 1.7904.

We urge you to obtain current market quotations before you make your decision regarding the transaction. Because the exchange ratio will not be adjusted for changes in the market value of the stock of either company, the market value of the shares of First California common stock that holders of FCB Bancorp common stock will receive if the transaction is consummated may vary significantly from the market value of such shares on the date of the merger agreement, this document or the date of the special meeting of the shareholders of FCB Bancorp.

Historical Market Prices, Dividend Information and Related Shareholder Matters

National Mercantile

National Mercantile common stock is listed on the NASDAQ Capital Market under the symbol “MBLA.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of National Mercantile common stock as reported on the NASDAQ Capital Market. Because of the limited market for National Mercantile common stock, these prices may not be indicative of the fair market value of the common stock. The information does not include transactions for which no public records are available. The trading prices in such transactions may be higher or lower than the prices reported below.

As of June 30, 2006, there were 5,543,891 outstanding shares of National Mercantile common stock.

Quarter	High	Low
2004:
First quarter	$9.44	$7.39
Second quarter	8.36	7.34
Third quarter	8.50	7.56
Fourth quarter	11.00	8.33
2005:
First quarter	$12.56	$10.16
Second quarter	12.70	9.81
Third quarter	12.73	12.04
Fourth quarter	15.68	12.40
2006:
First quarter	$15.64	$13.74
Second quarter	16.34	13.04
Third quarter	13.30	11.40
Fourth quarter (through October 18)	13.49	12.18

At June 30, 2006, National Mercantile had 162 shareholders of record for its common stock. The number of beneficial owners for the common stock is higher as many people hold their shares in “street” name. At June 30, 2006, approximately 40% of the common stock was held in street name.

National Mercantile has not paid a cash dividend on its common stock for more than 10 years. As a California corporation, under the California General Corporation Law, generally National Mercantile may not pay dividends in cash or property except (i) out of positive retained earnings or (ii) if, after giving effect to the distribution, National Mercantile’s assets would be at least 1.25 times its liabilities and its current assets would exceed its current liabilities (determined on a consolidated basis under generally accepted accounting principles). At June 30, 2006, National Mercantile had an accumulated deficit of $5.2 million. Further, it is unlikely that its assets will ever be at least 1.25 times its liabilities. Accordingly, National Mercantile must generate net income in excess of $5.2 million before it can pay a dividend in cash or property.

In addition, National Mercantile may not pay dividends on its capital stock if it is in default or has elected to defer payments of interest under its junior subordinated deferred interest debentures.

Outstanding Awards Under All Equity Compensation Plans. The following table sets forth as of December 31, 2005 information regarding outstanding options under all of National Mercantile’s equity compensation plans and the number of shares available for future option grants under equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	649,198	$7.70	200,074
Equity compensation plans not approved by shareholders:
None	N/A	N/A	N/A

Total	649,198	$7.70	200,074

(1)	Includes the 2005 Stock Incentive Plan and three stock option plans which have been terminated but under which there remain outstanding options.

FCB Bancorp

FCB Bancorp common stock is listed on the OTC Bulletin Board under the symbol “FCBA.” FCB Bancorp’s common stock commenced trading under the symbol “FCBA” in October, 2005. Prior to such date, the common stock traded under the symbol “FCAA.”

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of FCB Bancorp common stock for each quarterly period since January 1, 2004, and is based upon information provided by the OTC Bulletin Board. Because of the limited market for FCB Bancorp common stock, these prices may not be indicative of the fair market value of the common stock. The information does not include transactions for which no public records are available. The trading prices in such transactions may be higher or lower than the prices reported below.

Quarter	High	Low
2004:
First quarter	$22.00	$15.80
Second quarter	20.80	17.95
Third quarter	19.75	17.75
Fourth quarter	23.00	19.25
2005:
First quarter	$23.00	$22.50
Second quarter	22.33	19.25
Third quarter	20.95	19.80
Fourth quarter	21.00	19.50
2006:
First quarter	$22.00	$20.00
Second quarter	22.70	20.00
Third quarter	22.98	20.80
Fourth quarter (through October 18)	22.79	21.92

As of June 30, 2006, there were 3,277,807 outstanding shares of FCB Bancorp common stock. However, there is a limited trading market for the common stock, with an average trading volume for the 30 consecutive trading days prior to June 30, 2006 of approximately 2,289 shares per trading day. FCB Bancorp is aware of only four dealers that have effected trades in its common stock.

As of June 30, 2006, there were approximately 283 shareholders of record of FCB Bancorp common stock; however, FCB Bancorp believes that there are at least an additional 224 shareholders who own their shares in “street name” through brokerage firms. At such date, FCB Bancorp’s directors, executive officers and their related interests had voting control over approximately 41% of the outstanding shares. There are no other classes of common equity of FCB Bancorp outstanding.

Dividends

FCB Bancorp’s articles of incorporation provide that after the preferential dividends upon all other classes and series of stock entitled thereto have been paid or declared and set apart for payment and after FCB Bancorp has complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then the holders of the common stock are entitled to receive any dividends declared by the board of directors out of funds legally available therefor under the laws of the State of California. Under California law, however, FCB Bancorp is prohibited from paying dividends unless: (1) the retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or (2) immediately after giving effect to the dividend, the sum of the assets would be at least equal to 125% of our liabilities, or, if the average of the earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense for the two preceding fiscal years, the current assets would be at least equal to 125% of the current liabilities.

FCB Bancorp has not declared cash dividends since 2001.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth as of December 31, 2005 information regarding outstanding options under all of FCB Bancorp’s equity compensation plans and the number of shares available for future option grants under equity compensation plans currently in effect.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Plans approved by shareholders:
2005 Stock Option Plan	119,500	$17.64	80,500
Plans not approved by shareholders:
None	N/A	N/A	N/A

Total	119,500	$17.64	80,500

Summary Unaudited Pro Forma Combined Condensed Financial Data

The following summary unaudited pro forma combined condensed financial data has been derived from the unaudited pro forma combined condensed financial information and notes appearing in this document under the heading “Unaudited Pro Forma Combined Condensed Financial Information.” The unaudited pro forma financial information combine the historical financial statements of National Mercantile and FCB Bancorp, reflecting an acquisition of FCB Bancorp as if it had been effective on June 30, 2006, with respect to the unaudited pro forma combined condensed balance sheet and as of the beginning of the period indicated with respect to the unaudited pro forma combined condensed statements of income. The pro forma financial information provides information about the continuing impact of the business combination by showing how it might have affected the historical financial statements if the transactions had been consummated at these earlier dates. The unaudited pro forma financial information includes only adjustments that are directly attributable to the mergers. The pro forma combined financial information depicts the proposed business combination under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America.

The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under a certain set of assumptions, does not attempt to predict or suggest future results. The pro forma financial information does not attempt to show how the combined company would actually have performed had the companies been combined throughout the periods presented or future results of operations or financial condition. The unaudited pro forma combined condensed financial statements are based upon assumptions and adjustments that National Mercantile and FCB Bancorp believe are reasonable.

These summary unaudited pro forma combined condensed financial data should be read in conjunction with and are qualified in their entirety by the unaudited pro forma combined condensed financial statements and notes appearing in this document under the heading “Unaudited Pro Forma Combined Condensed Financial Information” and the unaudited and audited financial statements, including the accompanying notes, for both National Mercantile and FCB Bancorp appearing elsewhere in this report. See “Index to Consolidated Financial Statements” at page F-1 of this joint proxy statement-prospectus.

	Six Months Ended June 30, 2006	Year Ended December 31, 2005
	(In thousands, except share and per share data)	(In thousands, except share and per share data)
Unaudited Pro Forma Combined Condensed Statement of Earnings Data:
Net interest income	$22,258	$34,994
Provision for loan losses	225	404
Noninterest income	895	3,113
Noninterest expense	16,719	28,171
Net income	$3,681	$5,760
Basic earnings per share	$0.32	$0.64
Diluted earnings per share	$0.31	$0.56
Weighted average shares:
Basic	11,399,065	9,047,103
Diluted	11,923,799	10,353,074

At June 30, 2006
(In thousands)
Unaudited Pro Forma Combined Condensed Balance Sheet Data:
Total assets	$1,035,244
Total deposits	766,843
Total loans receivable, net	716,520
Total liabilities	909,623
Total shareholders’ equity	126,231

RISK FACTORS

National Mercantile shareholders and FCB Bancorp shareholders should carefully consider the following factors and the other information in this joint proxy statement-prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” before voting.

Risks Related to the Mergers

The value of the First California common stock to be received in the mergers will fluctuate.

Upon completion of the primary merger, each share of FCB Bancorp common stock will be converted into merger consideration consisting of 1.7904 shares of First California common stock and each share of National Mercantile common stock will be converted into merger consideration consisting of one share of First California common stock. These are fixed exchange ratios. The merger agreement does not contain any provision to adjust these ratios for changes in the market price of National Mercantile common stock or FCB Bancorp common stock, and neither party is permitted to terminate the merger agreement solely because of such changes. The market value of First California common stock when the transaction is completed may vary from the market value of National Mercantile common stock or FCB Bancorp common stock as of the date of this joint proxy statement-prospectus or as of the date of the special meeting of FCB Bancorp shareholders and the special meeting of National Mercantile shareholders. This variation may result from ordinary trading fluctuations as well as changes in the business, operations or prospects of National Mercantile or FCB Bancorp, general market and economic conditions, and other factors that may affect National Mercantile common stock or FCB Bancorp common stock differently from other entities. If the market value of National Mercantile common stock or FCB Bancorp common stock declines prior to the effective date of the mergers, the market value of the stock issued to National Mercantile shareholders and FCB Bancorp shareholders in the mergers could be lower than expected. Note that the historical prices of National Mercantile’s and FCB Bancorp’s common stock included in this joint proxy statement-prospectus may not be indicative of their respective prices on the date the mergers are completed. See “Summary—Market Price Data.” You are urged to obtain recent market quotations for National Mercantile common stock and FCB Bancorp common stock. Future market prices of National Mercantile common stock, First California common stock and FCB Bancorp common stock cannot be guaranteed or predicted.

Officers and directors of National Mercantile and FCB Bancorp have interests in the mergers that are different from, or in addition to, the interests of National Mercantile and FCB Bancorp shareholders.

Some of the directors and/or officers of National Mercantile and FCB Bancorp who recommend that shareholders vote in favor of the applicable merger proposal or otherwise support the mergers have employment, change in control or severance agreements or benefits arrangements that provide them with interests in the mergers that differ from or are in addition to those of FCB Bancorp’s or National Mercantile’s shareholders generally. The receipt of compensation or other benefits in the mergers, or as a result of the mergers, including change in control or severance benefits, continuing employment arrangements or the continuation of indemnification arrangements for current directors and officers of National Mercantile and FCB Bancorp following completion of the mergers may influence officers and directors in supporting the mergers or in making their recommendation that you vote in favor of the applicable merger proposal. For more information about these interests, please see “The Mergers—Interests of Certain Persons in the Mergers” beginning on page 58.

If First California is unable to integrate the operations of National Mercantile and FCB Bancorp successfully, its business and earnings may be negatively affected.

The primary merger involves the integration of companies that have previously operated independently. Successful integration of National Mercantile’s and FCB Bancorp’s operations will depend primarily on each of their ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that the combined entity will be able to integrate the operations of the two companies without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings and revenue enhancements are projected to come from various areas that the management of both companies have identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If National Mercantile and FCB Bancorp have difficulties with the integration process, the combined entity might not achieve the economic benefits it expects to result from the primary merger, and this may hurt its business and earnings. In addition, First California may experience greater than expected costs or difficulties relating to the integration of the businesses of the two companies, and/or may not realize expected cost savings from the primary merger within the expected time frame.

Failure to complete the mergers could negatively affect National Mercantile’s and FCB Bancorp’s stock prices and each company’s future business and operations.

If the mergers are not completed for any reason, the price of National Mercantile common stock and FCB Bancorp common stock may fluctuate or decline to the extent that the current market prices of National Mercantile common stock and FCB Bancorp common stock reflect a positive market assumption that the mergers will be completed or to the extent that the failure to complete the mergers result in a negative market reaction. In addition, if the mergers are not completed, each company may be subject to a number of material risks, including costs related to the mergers, such as legal, accounting, financial advisor and printing fees and/or expenses, which must be paid even if the mergers are not completed. Additionally, each company might have to make a payment of a $4 million termination fee and expense reimbursement under certain circumstances.

Moreover, if the merger agreement is terminated, either company may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit each company’s ability to pursue its strategic goals.

Uncertainty regarding the mergers and the effects of the mergers could adversely affect each company’s relationships with its customers, strategic partners or key employees.

In response to the announcement of the mergers, customers of National Mercantile or FCB Bancorp may delay or defer decisions, or otherwise alter their relationships with each company, which could have a material adverse effect on the business of each company, whether or not the mergers are completed. Moreover, current and prospective employees of National Mercantile and FCB Bancorp may experience uncertainty about their future roles with the combined company, which may adversely affect the ability of each company to attract and retain key management, technical and other personnel.

National Mercantile and FCB Bancorp may waive one or more of the conditions to the mergers without resoliciting shareholder approval for the mergers.

Each of the conditions to National Mercantile’ and FCB Bancorps’ obligations to complete the mergers may be waived, in whole or in part, to the extent legally allowed, either unilaterally or by agreement of National Mercantile and FCB Bancorp. National Mercantile and FCB Bancorp will evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement-prospectus and resolicitation of proxies is necessary. In the event that National Mercantile or FCB Bancorp determines any such waiver is not significant enough to require resolicitation of shareholders, it will have the discretion to complete the mergers without seeking further shareholder approval.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

We will depend heavily on the services of our President and Chief Executive Officer, C. G. Kum, our Executive Vice President and Chief Financial Officer, Romolo C. Santarosa, our Executive Vice President and

Chief Credit Officer, Robert W. Bartlett, our Executive Vice President and Chief Strategy Officer, David R. Brown, and our Executive Vice President and Head of Commercial Banking, Thomas Anthony, and a number of other key management personnel. The loss of any of their services or that of other key personnel could materially and adversely affect our results of operations and financial condition. Our success also depends in part on our ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry and we may not be successful in attracting or retaining the personnel we require.

Risks Related to the Banking Business

Unless otherwise specified, references to “we,” “our” and “us” in this subsection mean each of National Mercantile and its consolidated subsidiaries and FCB Bancorp and its consolidated subsidiaries before the mergers and First California and its subsidiaries on a consolidated basis following the mergers.

Our growth presents certain risks, including a decline in credit quality or capital adequacy.

National Mercantile’s and FCB Bancorp’s asset growth of recent years may continue at First California following the mergers, even if not at the same percentage rate experienced in recent years. Such growth presents certain risks. While both parties believe they have maintained good credit quality notwithstanding such growth, rapid growth is frequently associated with a decline in credit quality. Accordingly, continued asset growth could lead to a decline in credit quality in the future. In addition, continued asset growth could cause a decline in capital adequacy for regulatory purposes, which could in turn cause us to have to raise additional capital in the future to maintain or regain “well capitalized” status as defined under applicable banking regulations.

Our performance and growth are dependent on maintaining a high quality of service for our customers, and will be impaired by a decline in our quality of service.

Our growth will be dependent on maintaining a high quality of service for customers of our combined companies. As a result of the mergers and the corresponding growth, it may become increasingly difficult to maintain high service quality for our customers. This could cause a decline in our performance and growth with respect to net income, deposits, assets and other benchmarks.

If borrowers and guarantors fail to perform as required by the terms of their loans, we will sustain losses.

A significant source of risk for each party and for First California following the mergers arises from the possibility that losses will be sustained if our borrowers and guarantors fail to perform in accordance with the terms of their loans and guaranties. This risk increases when the economy is weak. Each company has adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that such company believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations.

Our allowance for loan losses may not be adequate to cover actual losses.

In accordance with accounting principles generally accepted in the United States, each company maintains and First California will maintain following the mergers an allowance for loan losses to provide for actual loan losses. Each company’s allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. Each company’s allowance for loan losses is based on prior experience, as well as an evaluation of the risks in its current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review both companies’ loans and allowance for loan losses. While each company believes that its allowance for loan losses is adequate to cover current losses, we cannot assure you that there will not be further increases in the allowance for loan losses or that regulators will not require increases. Either of these occurrences could materially and negatively affect First California’s earnings.

The banking business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

Changes in the interest rate environment may reduce our profits. It is expected that we will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. We cannot assure you that we can minimize our interest rate risk. In addition, while an increase in the general level of interest rates may increase our net interest margin and loan yield, it may adversely affect the ability of certain borrowers with variable rate loans to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

We face strong competition from financial services companies and other companies that offer banking services which could negatively affect our business.

First California will conduct our combined banking operations primarily in Ventura, Los Angeles and Orange Counties, California. Increased competition in these markets may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the same banking services that National Mercantile and FCB Bancorp offer in their respective service areas. These competitors include national banks, regional banks and other community banks. Both companies also face, and First California will face, competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and ATMs and conduct extensive promotional and advertising campaigns.

Additionally, banks and other financial institutions with larger capitalizations and financial intermediaries not subject to bank regulatory restrictions have larger lending limits than either company or than what First California is expected to have and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. Both companies also face, and First California will face, competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in their market areas. If we are unable to attract and retain banking customers, we may be unable to continue to grow our loan and deposit portfolios and our results of operations and financial condition may otherwise be adversely affected.

Changes in economic conditions, in particular an economic slowdown in Southern California, could materially and negatively affect our business.

The businesses of our two companies is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, whether caused by national or local concerns, in particular an economic slowdown in Southern

California, could result in the following consequences, any of which could hurt our business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for our products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans. The State of California and certain local governments in our market area continue to face fiscal challenges upon which the long-term impact on the State’s or the local economy cannot be predicted.

A significant portion of the combined company’s loan portfolio consists of construction loans, which have greater risks than loans secured by completed real properties

At December 31, 2005, National Mercantile had outstanding construction and land development loans in the amount of $92.1 million, representing 27% of its loan portfolio, and commitments to fund an additional $52.6 million of construction loans. In addition, at December 31, 2005, FCB Bancorp had outstanding construction and land development loans in the amount of $28.2 million, representing 8% of its loan portfolio, and commitments to fund an additional $32.9 million of construction loans. These types of loans generally have greater risks than loans on completed homes, multifamily properties and commercial properties. A construction loan generally does not cover the full amount of the construction costs, so the borrower must have adequate funds to pay for the balance of the project. Price increases, delays and unanticipated difficulties can materially increase these costs. Further, even if completed, there is no assurance that the borrower will be able to sell the project on a timely or profitable basis, as these are closely related to real estate market conditions, which can fluctuate substantially between the start and completion of the project. If the borrower defaults prior to completion of the project, the value of the project will likely be less than the outstanding loan, and we could be required to complete construction with our own funds to minimize losses on the project.

A downturn in the real estate market could negatively affect our business.

A downturn in the real estate market could negatively affect our business because a significant portion (approximately 72% for National Mercantile and 80% for FCB Bancorp as of June 30, 2006) of our loans are secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans.

Substantially all real property collateral for both companies is located in Southern California. If there is a significant decline in real estate values, especially in Southern California, the collateral for our loans would provide less security. Real estate values could be affected by, among other things, an economic slowdown, an increase in interest rates, earthquakes and other natural disasters particular to California.

We are subject to extensive regulation which could adversely affect our business.

Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed laws, rules and regulations that, if adopted, would impact our operations. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could (1) make compliance much more difficult or expensive, (2) restrict our ability to originate, broker or sell loans or accept certain deposits, (3) further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us, or (4) otherwise adversely affect our business or prospects for business.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may own or foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Our internal operations are subject to a number of risks.

We are subject to certain operations risks, including, but not limited to, data processing system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks that are insurable, but should such an event occur that is not prevented or detected by our internal controls and uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.

Risks Related to Our Common Stock

We expect only a limited trading market for our common stock, which could lead to significant price volatility.

Since each of National Mercantile’s and FCB Bancorp’s common stock has been designated for quotation on the NASDAQ Capital Market and the OTC Bulletin Board, respectively, trading volumes of the common stock for each company have been modest. We also expect the trading volumes of the common stock of the combined entity to be modest. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to significant price volatility in excess of that which would occur in a more active trading market of our common stock. In addition, even if a more active market in our common stock develops, we cannot assure you that such a market will continue or that shareholders will be able to sell their shares.

A holder with as little as a 5% interest in First California could, under certain circumstances, be subject to regulation as a “Bank Holding Company.”

Any entity (including a “group” composed of natural persons) of 25% or more of the outstanding First California common stock, or 5% or more if such holder otherwise exercises a “controlling influence” over First California, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended, or the BHCA. In addition, (i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of the outstanding First California common stock and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of the outstanding First California common stock. Becoming a bank holding company imposes certain statutory and regulatory restrictions and burdens, and might require the holder to divest all or a portion of the holder’s investment in First California. In addition, because a bank holding company is required to provide managerial and financial strength for its bank subsidiary, such a holder may be required to divest investments that may be deemed incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

Concentrated ownership of our common stock creates a risk of sudden changes in our share price.

As of the record date, individuals expected to be executive officers and members of the board of directors of First California are expected to beneficially own or control approximately [    ]% of First California common stock (which does not include shares issuable upon the exercise of stock options as of the record date). In addition, as of the record date, members of the Birchfield family and Pohlad family are expected to beneficially

own approximately [    ]% and [    ]% of First California outstanding common stock, respectively. This substantial ownership of our common stock would enable the Birchfield and Pohlad families to significantly influence the election of our directors, with respect to which there is cumulative voting, and other corporate matters and transactions that require stockholder approval.

Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large stockholders of a significant portion of that stockholder’s holdings could have a material adverse effect on the market price of our common stock. Furthermore, the registration of any significant amount of additional shares of our common stock may have the immediate effect of increasing the public float of our common stock, and, in addition, a group of our large stockholders can also demand that we register their shares under certain circumstances. Any such increase in the number of our publicly registered shares may cause the market price of our common stock to decline or fluctuate significantly. See “The Merger Agreement—Registration Rights Agreement.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement-prospectus and any supplement may contain certain forward-looking statements about FCB Bancorp, National Mercantile, and First California, which statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of National Mercantile and FCB Bancorp. Readers are cautioned that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to:

•	relative cost savings cannot be realized or realized within the expected time frame;

•	revenues are lower than expected;

•	an increase in the provision for loan losses resulting from credit quality deterioration;

•	competitive pressure among depository institutions increases significantly;

•	First California’s ability to integrate the operations of National Mercantile and FCB Bancorp and to achieve expected synergies, operating efficiencies or other benefits within expected time-frames or at all, or within expected cost projections;

•	the possibility that personnel changes will not proceed as planned;

•	the cost of additional capital is more than expected;

•	a change in the interest rate environment reduces interest margins;

•	asset/liability repricing risks and liquidity risks;

•	general economic conditions, either nationally or in the market areas in which National Mercantile and FCB Bancorp do or First California anticipates doing business, are less favorable than expected;

•	the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq;

•	legislative or regulatory requirements or changes adversely affect First California’s business; and

•	changes in the securities markets.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this document. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this document and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this document, and all subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf, are expressly qualified by these cautionary statements.

THE SPECIAL MEETING OF NATIONAL MERCANTILE BANCORP SHAREHOLDERS

This joint proxy statement-prospectus is being furnished to National Mercantile shareholders in connection with the solicitation of proxies by National Mercantile’s board of directors for approval of the following two proposals:

1. Approval of transaction. To consider and vote on a proposal to approve the principal terms of the merger agreement pursuant to which, among other things, National Mercantile will merge with and into First California, followed immediately by the merger of FCB Bancorp with and into First California.

2. Adjournments. To consider and vote on a proposal to approve, if necessary, adjournment or postponement of the special meeting to solicit additional proxies.

The National Mercantile board of directors does not expect any other business to be transacted at the special meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS JOINT PROXY STATEMENT-PROSPECTUS AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Date, Time and Place of National Mercantile’s Special Meeting

The special meeting of shareholders of National Mercantile will be held on [                    ], 2006, at [                    ], at [    ] [a.m./p.m.] local time and any adjournments or postponements thereof.

Who May Vote?

If you were a shareholder of record of National Mercantile at the close of business on [                    ], 2006, which is the record date established for the special meeting, you may vote at the special meeting either in person or by proxy. On that date, there were [            ] shares of National Mercantile common stock and 1,000 shares of National Mercantile series B convertible perpetual preferred stock outstanding and entitled to vote.

How Many Votes Do I Have?

You will be entitled to cast one vote for each share of National Mercantile common stock that you owned on the record date on each proposal presented for a vote of shareholders at the special meeting. In order to vote, you must either designate a proxy to vote on your behalf or attend the special meeting and vote your shares in person. The board of directors requests your proxy so that your shares will count toward a quorum and will be voted at the special meeting. In addition, holders of series B convertible perpetual preferred stock are entitled to cast one vote for each share of preferred stock outstanding and entitled to vote.

How Will The Board Vote My Proxy?

A properly executed proxy received by us prior to the commencement of the meeting, and not revoked, will be voted as directed by the shareholder on that proxy. If a shareholder provides no specific direction, the shares will be voted “FOR” approval of the principal terms of the merger agreement and, if necessary, “FOR” adjournment of the meeting to enable additional proxies for approval of the transaction to be obtained.

However, if your National Mercantile shares are held in a brokerage or nominee account, please read the information below under captions “—Voting Shares Held by Brokers, Banks and Other Nominees” and “—Required Vote” to find out how your shares may be voted.

How May I Vote?

By Mail. Shareholders may mark, sign, date and return their proxies in the postage-paid envelope provided. If you sign and return your proxy without indicating how you want to vote, your proxy will be voted for the approval of the principal terms of the merger agreement (except for shares held in and by brokers, banks and other nominees described below) and, if necessary, “for” adjournment or postponement of the special meeting. If you forget to sign your proxy, your shares cannot be voted. However, if you sign your proxy but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy, as well as sign it.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold your shares of National Mercantile common stock in a brokerage, bank or other nominee account, you are a “beneficial owner” of those shares, holding them in “street name.” In order to vote those shares, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are transmitted by nominee holders on your behalf will count toward a quorum and will be voted as instructed by you, as beneficial holder of the shares. However, if no instructions are specified by you to your broker or other nominee, your broker or nominee holder will not have discretion to vote your shares at the special meeting, and your shares will not be voted, on the merger proposal, but will constitute “broker non-votes”. As a result, if you want your shares to be voted at the special meeting, you must send your voting instructions to your broker or nominee holder in sufficient time to enable that broker or nominee holder to vote your shares in accordance with your instructions.

Voting Agreements

As of the record date, the directors of National Mercantile and the Pohlad family beneficially owned, in the aggregate, approximately [        ]% of the outstanding shares of National Mercantile common stock (which does not include shares issuable upon the exercise of stock options as of the record date). They have agreed to vote these shares in favor of the transaction.

The affirmative vote of the holders of a majority of the outstanding shares of series B convertible perpetual preferred stock of National Mercantile is also required to approve the principal terms of the merger agreement. As of the record date, all holders of National Mercantile series B convertible perpetual preferred stock have agreed to vote such shares in favor of the transaction.

Accordingly, the transaction will be approved by the requisite vote of the National Mercantile shareholders regardless of how any other National Mercantile shareholder votes on the National Mercantile merger proposal.

Required Vote

Quorum Requirement. The presence in person or by proxy of the holders of a majority of all of the shares of National Mercantile common stock and a majority of the outstanding shares of series B convertible perpetual preferred stock entitled to vote at the special meeting constitutes a quorum. Without a quorum, no actions can be taken at the special meeting, except to adjourn the meeting to a later date to allow time to obtain additional proxies to satisfy this quorum requirement. Proxies submitted by brokers or other nominee holders with respect to shares for which no voting instructions have been given by their beneficial owners, which constitute “broker non-votes”, will be counted for purposes of determining whether the quorum requirement has been satisfied.

Voting on the Proposal to Approve the Merger Agreement. The approval of the principal terms of the merger agreement will require the affirmative vote, in person or by proxy, of a majority of the outstanding shares of National Mercantile common stock and a majority of the outstanding shares of National Mercantile series B convertible perpetual preferred stock entitled to vote at the special meeting.

Voting on the Proposal to Adjourn the Meeting. If it becomes necessary to adjourn or postpone the special meeting to a later date to allow time to obtain additional proxies, shareholders may be asked to vote on a proposal to adjourn the meeting for that purpose. If shareholders are asked to vote on an adjournment or postponement, the affirmative vote of the holders of a majority of the shares that are present, in person or by proxy is required to approve such an adjournment.

Effect of Abstentions and Broker Non-Votes

Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum at the special meeting. Because approval of the principal terms of the merger agreement requires the affirmative vote of a majority of National Mercantile’s outstanding common stock, abstentions and broker non-votes will have the same effect as votes cast “against” the proposal to approve the principal terms of the merger agreement.

How Can I Revoke My Proxy?

If you are a registered owner, you may change your mind and revoke your proxy at any time before your proxy is voted at the special meeting by taking any one of the following actions:

•	Sending a written notice to revoke your proxy to the Secretary of National Mercantile, at 1880 Century Park East, Los Angeles, California 90067. To be effective, the notice must be received by National Mercantile before the special meeting commences.

•	Transmitting a proxy by mail at a later date than your prior proxy. To be effective, that later dated proxy must be received by National Mercantile at or before the special meeting commences.

•	Attending the special meeting and voting in person or by proxy.

However, if your shares are held by a broker or other nominee holder, you will need to contact your broker or nominee holder, if you wish to revoke your proxy.

Proxy Solicitation and Expenses

The accompanying proxy is being solicited by the board of directors of National Mercantile. National Mercantile will bear the entire cost of solicitation of proxies from holders of its shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of National Mercantile, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. All costs shall be borne by whichever of National Mercantile or FCB Bancorp has incurred such costs, except for certain items such as the printing expenses and SEC fees.

Dissenters’ Rights of Appraisal

Under California law, National Mercantile shareholders are entitled to appraisal rights in connection with the transaction. See “Dissenters’ Rights For National Mercantile and FCB Bancorp Shareholders.”

Adjournment of the Special Meeting

Although it is not anticipated, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the proposal to approve the principal terms of the merger agreement. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow National Mercantile’s shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Recommendation of the Board of Directors

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THIS TRANSCTION IS FAIR TO AND IN THE BEST INTERESTS OF NATIONAL MERCANTILE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER PROPOSAL AND, IF NECESSARY, “FOR” ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Principal Shareholders of National Mercantile

Set forth below is certain information as of June 30, 2006 regarding the number of shares of National Mercantile’s common stock and preferred stock owned by (1) each person known to National Mercantile to own 5% or more of National Mercantile’s outstanding shares of common stock or preferred stock, (2) each director and executive officer of National Mercantile and (3) all of National Mercantile’s current directors and executive officers as a group.

Name and Address of Beneficial Owner (1)(2)	Number of Common Shares Owned	Percent of Class	Number of Series B Preferred Shares Owned	Percent of Class
Pohlad Family:
James O. Pohlad (3)	900,601	16.0%	334	33.4%
Robert C. Pohlad (3)	900,534	16.0%	333	33.3%
William M. Pohlad (3)	900,534	16.0%	333	33.3%
Carl R. Pohlad (3)(4)	387,497	7.0%	0	*

Total	3,089,166	55.0%	1,000	100%
Hovde Capital Advisors LLC (5)	315,882	5.7%	0	*
Donald E. Benson	80,437	1.5%	0	*
Joseph N. Cohen	9,562	*	0	*
Robert E. Gipson	45,470	*	0	*
W. Douglas Hile	2,676	*	0	*
Antoinette Hubenette, M.D.	8,187	*	0	*
Scott A. Montgomery	261,995	4.6%	0	*
Judge Dion G. Morrow	18,250	*	0	*
Carl R. Terzian	8,031	*	0	*
Robert E. Thomson	16,977	*	0	*
David R. Brown	40,625	*	0	*
Robert W. Bartlett	48,750	*	0	*
All directors and executive officers as a group (11 persons)	540,962	9.3%	0	*

*	Less than 1%.
(1)	“Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. Applicable percentage ownership is based on 5,543,891 shares of common stock outstanding as of June 30, 2006. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of June 30, 2006 are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person.
(2)	The business address of each director and executive officer is c/o National Mercantile Bancorp, 1880 Century Park East, Suite 800, Los Angeles, California 90067.
(3)	The address is 60 South Sixth Street, Suite 3800, Minneapolis, Minnesota 55402.
(4)	Owned in two separate revocable trusts.
(5)	The address for Hovde Capital Advisors LLC and Eric D. Hovde is 1824 Jefferson Place, N.W., Washington, D.C. 20036. The address for Steven D. Hovde is 1629 Colonial Parkway, Inverness, Illinois 60067. Hovde Capital Advisors LLC shares beneficial ownership of these shares with the following entities by virtue of being the investment advisor to the entities: Financial Institution Partners III L.P.—104,625 shares; Financial Institution Partners, L.P.—141,949 shares; Financial Institution Partners, Ltd.—51,477 shares; and Financial Institutions Partners IV, L.P—17,831. Eric D. Hovde and Steven D. Hovde may be deemed to share beneficial ownership of these shares with Hovde Capital Advisors LLC by virtue of their ownership interest in, and positions as officers and/or members of, that entity.

THE SPECIAL MEETING OF FCB BANCORP SHAREHOLDERS

This joint proxy statement-prospectus is being furnished to FCB Bancorp shareholders in connection with the solicitation of proxies by FCB Bancorp’s board of directors for approval of the following two proposals:

1. Approval of transaction. To consider and vote on a proposal to approve the principal terms of the merger agreement pursuant to which, among other things, National Mercantile Bancorp will merge with and into First California, followed immediately by the merger of FCB Bancorp, with and into First California.

2. Adjournments. To consider and vote on a proposal to approve, if necessary, adjournment or postponement of the special meeting to solicit additional proxies.

The FCB Bancorp board of directors does not expect any other business to be transacted at the special meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS JOINT PROXY STATEMENT-PROSPECTUS AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. JUST FOLLOW THE INSTRUCTIONS ON THE PROXY OR VOTING INSTRUCTION CARD THAT ACCOMPANIES THIS JOINT PROXY STATEMENT-PROSPECTUS.

Date, Time and Place of FCB Bancorp’s Special Meeting

The special meeting of shareholders of FCB Bancorp will be held on [                    ], 2006, at [                    ], at [    ] [a.m./p.m.] local time and any adjournments or postponements thereof.

Who May Vote?

If you were a shareholder of record of FCB Bancorp at the close of business on [                    ], 2006, which is the record date established for the special meeting, you may vote at the special meeting either in person or by proxy. On that date, there were [            ] shares of FCB Bancorp common stock outstanding and entitled to vote.

How Many Votes Do I Have?

You will be entitled to cast one vote for each share of FCB Bancorp common stock that you owned on the record date on each proposal presented for a vote of shareholders at the special meeting. In order to vote, you must either designate a proxy to vote on your behalf or attend the special meeting and vote your shares in person. The board of directors requests your proxy so that your shares will count toward a quorum and will be voted at the special meeting.

How Will The Board Vote My Proxy?

A properly executed proxy received by us prior to the commencement of the meeting, and not revoked, will be voted as directed by the shareholder on that proxy. If a shareholder provides no specific direction, the shares will be voted “FOR” approval of the principal terms of the merger agreement and, if necessary, “FOR” adjournment of the meeting to enable additional proxies for approval of the transaction to be obtained.

However, if your FCB Bancorp shares are held in a brokerage or nominee account, please read the information below under captions “—Voting Shares Held by Brokers, Banks and Other Nominees” and “—Required Vote” to find out how your shares may be voted.

How May I Vote?

By Mail. Shareholders may mark, sign, date and return their proxies in the postage-paid envelope provided. If you sign and return your proxy without indicating how you want to vote, your proxy will be voted for the approval of principal terms of the merger agreement (except for shares held by brokers, banks and other nominees described below) and, if necessary, “for” adjournment or postponement of the special meeting. If you forget to sign your proxy, your shares cannot be voted. However, if you sign your proxy but forget to date it, your shares will still be voted as you have directed. You should, however, date your proxy, as well as sign it.

Voting Shares Held by Brokers, Banks and Other Nominees

If you hold your shares of FCB Bancorp common stock in a brokerage, bank or other nominee account, you are a “beneficial owner” of those shares, holding them in “street name.” In order to vote those shares, you must give voting instructions to your broker, bank or other intermediary who is the “nominee holder” of your shares. We ask brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of our common stock. Proxies that are transmitted by nominee holders on your behalf will count toward a quorum and will be voted as instructed by you, as beneficial holder of the shares. However, if no instructions are specified by you to your broker or other nominee, your broker or nominee holder will not have discretion to vote your shares at the special meeting, and your shares will not be voted, on the merger proposal, but will constitute “broker non-votes”. As a result, if you want your shares to be voted at the special meeting, you must send your voting instructions to your broker or nominee holder in sufficient time to enable that broker or nominee holder to vote your shares in accordance with your instructions.

Voting Agreements

National Mercantile has entered into voting agreements with the directors of FCB Bancorp and the Birchfield families pursuant to which they have agreed to vote all of their shares of FCB Bancorp common stock in favor of the approval of the principal terms of the merger agreement. As of the record date, these shareholders beneficially owned, in the aggregate, [            ] shares of the common stock of FCB Bancorp, allowing them to exercise approximately [    ]% of the voting power of FCB Bancorp common stock (which does not include shares issuable upon the exercise of stock options as of the record date).

Required Vote

Quorum Requirement. The presence in person or by proxy of the holders of a majority of all of the shares of FCB Bancorp common stock entitled to vote at the special meeting constitutes a quorum. Without a quorum, no actions can be taken at the special meeting, except to adjourn the meeting to a later date to allow time to obtain additional proxies to satisfy this quorum requirement. Proxies submitted by brokers or other nominee holders with respect to shares for which no voting instructions have been given by their beneficial owners, which constitute “broker non-votes,” will be counted for purposes of determining whether the quorum requirement has been satisfied.

Voting on the Proposal to Approve the Merger Agreement. The approval of the principal terms of the merger agreement will require the affirmative vote, in person or by proxy, of a majority of the outstanding shares of FCB Bancorp common stock entitled to vote at the special meeting.

Voting on the Proposal to Adjourn the Meeting. If it becomes necessary to adjourn or postpone the special meeting to a later date to allow time to obtain additional proxies, shareholders may be asked to vote on a proposal to adjourn the meeting for that purpose. If shareholders are asked to vote on an adjournment or postponement, the affirmative vote of the holders of a majority of the shares that (1) are present, in person or by proxy, and (2) are voted on that proposal at the special meeting is required to approve such an adjournment.

Effect of Abstentions and Broker Non-Votes

Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum at the special meeting. Because approval of the principal terms of the merger agreement requires the affirmative vote of a majority of FCB Bancorp’s outstanding shares, abstentions and broker non-votes will have the same effect as votes cast “against” the proposal to approve the principal terms of the merger agreement.

How Can I Revoke My Proxy?

If you are a registered owner, you may change your mind and revoke your proxy at any time before your proxy is voted at the special meeting by taking any one of the following actions:

•	Sending a written notice to revoke your proxy to the Secretary of FCB Bancorp, at 1100 Paseo Camarillo, Camarillo, California 93010. To be effective, the notice must be received by FCB Bancorp before the special meeting commences.

•	Transmitting a proxy by mail at a later date than your prior proxy. To be effective, that later dated proxy must be received by FCB Bancorp at or before the special meeting commences.

•	Attending the special meeting and voting in person or by proxy.

However, if your shares are held by a broker or other nominee holder, you will need to contact your broker or nominee holder, if you wish to revoke your proxy.

Proxy Solicitation and Expenses

The accompanying proxy is being solicited by the board of directors of FCB Bancorp. FCB Bancorp will bear the entire cost of solicitation of proxies from holders of its shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of FCB Bancorp, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. All costs shall be borne by whichever of National Mercantile or FCB Bancorp has incurred such costs, except for certain items such as the printing expenses and SEC fees.

Dissenters’ Rights of Appraisal

Under California law, FCB Bancorp shareholders are entitled to appraisal rights in connection with the transaction. See “Dissenters’ Rights For National Mercantile And FCB Bancorp Shareholders.”

Adjournment of the Special Meeting

Although it is not anticipated, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the proposal to approve the principal terms of the merger agreement. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow FCB Bancorp shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Recommendation of the Board of Directors

YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF FCB BANCORP AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND, IF NECESSARY, “FOR” ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Principal Shareholders of FCB Bancorp

Set forth below is certain information as of June 30, 2006 regarding the number of shares of FCB Bancorp’s common stock owned by (1) each person known to FCB Bancorp to own 5% or more of FCB Bancorp’s outstanding shares of common stock, (2) each director and executive officer of FCB Bancorp and (3) all of FCB Bancorp’s current directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o FCB Bancorp, 1100 Paseo Camarillo, Camarillo, California 93010.

	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class (1)
Officers and Directors:
John W. Birchfield (2)	318,553	9.7%
Richard Aldridge (3)	260,740	8.0%
C. G. Kum	27,950	1.0%
Thomas E. Anthony	15,222	*
Romolo Santarosa	1,500	*
Tenisha M. Fitzgerald	39,198	1.2%
Syble R. Roberts	231,754	7.0%
Thomas Tignino	0	0%
All Executive Officers and
Directors as a Group (8 persons)	894,917	27.3%
5% Shareholders:
James O. Birchfield (4)	485,174	14.8%
Shareholders Affiliated with OZ Management, LLC (5):
Fleet Maritime, Inc.	4,715	*
OZ Master Fund, Ltd.	200,285	6.1%

Total	205,000	6.2%
Shareholders Affiliated with SuNOVA Capital, LP (6):
SuNOVA Long Term Opportunity Fund, L.P.	14,500	*
SuNOVA Offshore Ltd.	123,000	3.7%
SuNOVA Partners, L.P.	67,500	2.0%

Total	205,000	6.2%
Shareholders Affiliated with The Banc Funds Company, L.L.C.(7):
Banc Fund V L.P.	46,400	1.4%
Banc Fund VI L.P.	76,000	2.3%
Banc Fund VII L.P.	57,450	1.7%

Total	179,850	5.4%

*	Less than one percent.
(1)	Percentage of beneficial ownership is based on 3,277,807 shares of our common stock outstanding as of June 30, 2006. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of June 30, 2006 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. Unless otherwise noted in a footnote to this table, the number of shares reflected in the table includes shares held by or with such person’s spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); shares held as custodian for minor children; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

(2)	This figure includes 27,495 shares held by the Shane O. Birchfield Trust and 24,516 shares held by the Garrett W. Birchfield Trust, of which John W. Birchfield is the sole trustee.
(3)	This figure includes 29,306 shares held by the Brian J. Aldridge Trust, of which Lynda J. Aldridge, the spouse of Richard Aldridge, is the sole trustee.
(4)	On January 26, 2006, James O. Birchfield resigned as a director of our board of directors but continues to serve the Company as Chairman Emeritus; includes 482,169 shares held by the James O. Birchfield Trust, of which John W. Birchfield and Richard Aldridge are trustees.
(5)	C/o OZ Management, LLC, 9 West 57th Street, 39th Floor, New York, New York 10019, Attn: Joel M. Frank.
(6)	C/o SuNOVA Capital, LP, 780 Third Avenue, 5th Floor, New York, New York 10017, Attn: John Frigiola, Chief Financial Officer.
(7)	C/o The Banc Funds Company, L.L.C., 208 S. LaSalle Street, Suite 1680, Chicago, Illinois 60604, Attn: Terry Murphy.

THE MERGERS

General

The boards of directors of each of National Mercantile and FCB Bancorp have approved the merger agreement pursuant to which, among other things, National Mercantile will merge with and into its subsidiary, First California, which we refer to as the reincorporation merger, followed immediately by the merger of FCB Bancorp with and into First California, which we refer to as the primary merger.

Pursuant to the reincorporation merger:

•	each outstanding share of National Mercantile common stock (other than dissenting shares) will be converted into the right to receive one share of First California common stock; and

•	each issued and outstanding share of National Mercantile series B convertible perpetual preferred stock will be converted into the right to receive one share of series A convertible perpetual preferred stock of First California having substantially equivalent terms.

Pursuant to the primary merger, each share of FCB Bancorp common stock (other than dissenting shares) will be converted into the right to receive 1.7904 shares of First California common stock.

First California will assume each outstanding option to purchase either FCB Bancorp or National Mercantile common stock, each of which will be converted into the right to purchase shares of First California common stock.

Following the mergers, First California anticipates that the businesses of the bank subsidiaries will be combined under one California state-banking charter.

Management of First California Following the Mergers

Upon consummation of the mergers, it is anticipated that the bank subsidiaries of National Mercantile and FCB Bancorp will merge and that the executive team for both the new holding company and the merged bank will be as follows:

Name	Position
C. G. Kum	Director, President and Chief Executive Officer
Thomas E. Anthony	Executive Vice President and Head of Commercial Banking
Romolo Santarosa	Executive Vice President and Chief Financial Officer
David R. Brown	Executive Vice President and Chief Strategy Officer
Robert W. Bartlett	Executive Vice President and Chief Credit Officer

Background of the Merger

From time to time, FCB Bancorp has held discussions with its financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, regarding various strategic matters, including a possible combination with other companies in the financial institutions industry. At the direction of FCB Bancorp, representatives of KBW have also had informal discussions with representatives of National Mercantile from time to time. Following FCB Bancorp’s acquisition of South Coast Bancorp, Inc. in September 2005, FCB Bancorp’s consideration of a potential transaction intensified.

On February 23, 2006, C. G. Kum, the President and Chief Executive Officer of FCB Bancorp, met with the special standing committee of the National Mercantile board of directors, consisting of Donald E. Benson, Antoinette Hubenette and Joseph Cohen. While the meeting began with a discussion of various strategic options available to them, they discussed and determined to pursue consideration of a merger of equals between National

Mercantile and FCB Bancorp. In addition, the participants at the meeting discussed a proposed combined board of directors for the merged entity, to consist of an equal number of former FCB Bancorp and National Mercantile directors, as well as the proposed management for the merged entity. Both parties agreed that the proposed transaction was worthy of further exploration.

On March 14, 2006, Mr. Kum made a trip to Minneapolis, Minnesota, together with a representative of KBW, and met with representatives of the Pohlad family, National Mercantile’s largest shareholder, and representatives of National Mercantile. No substantive discussions with respect to the proposed transaction took place at this meeting.

On March 22, 2006, Mr. Kum and a representative of KBW again met with representatives of National Mercantile, including Mr. Cohen and Mr. Benson, to further discuss the proposed terms and conditions of the merger of equals.

On April 5, 2006, representatives of the boards of directors of both FCB Bancorp and National Mercantile and representatives of KBW held a meeting to acquaint themselves with each other.

Mr. Kum and Scott A. Montgomery, President and Chief Executive Officer of National Mercantile, held a meeting on April 11, 2006. This meeting was also attended by Mr. Gipson and John W. Birchfield, Chairman of the Board of FCB Bancorp. The primary matters discussed at this meeting included the proposed management for the combined company and other strategic and operational issues.

On April 12, 2006, Mr. Kum and Mr. Birchfield met with representatives of the Pohlad family in Minneapolis, Minnesota. Again, no substantive discussions with respect to the proposed transaction took place at this meeting.

Another meeting of the parties took place on April 18, 2006, including Mr. Kum and Mr. Birchfield for FCB Bancorp and Mr. Cohen, Mr. Gipson and Mr. Benson for National Mercantile, as well as a representative of KBW. The participants discussed the need to set a definitive timetable for concluding a transaction, including the scheduling of due diligence with respect to each other and the preparation of the definitive agreements.

On April 19, 2006, at a regularly scheduled meeting of the National Mercantile board of directors, KBW made a presentation regarding the proposed transaction. After KBW left the meeting, the special standing committee advised the other directors of the status of the discussions to date and the board of directors discussed the proposed transaction.

During the remainder of April and May and the early part of June 2006, the parties continued to have extensive discussions and numerous meetings with each other regarding the proposed merger of equals. In addition, during this period, each party conducted due diligence with respect to the other, and National Mercantile and FCB Bancorp and their respective counsel, Troy & Gould, PC and Horgan, Rosen, Beckham & Coren, LLP, as well as Sullivan & Cromwell LLP, special mergers and acquisition counsel retained by both parties in connection with the proposed transaction, exchanged and began negotiations of the definitive merger and related agreements. During this period, representatives of the companies together with their financial advisors—KBW, on behalf of FCB Bancorp, Sandler O’Neill & Partners, L.P., or Sandler O’Neill, and James T. Hill, an independent investment banking advisor, on behalf of National Mercantile—continued to discuss and negotiate the exchange ratio that would determine the conversion of shares of FCB Bancorp common stock into shares of the combined company’s common stock.

On May 19, 2006, at a regularly scheduled meeting of the board of directors of National Mercantile, the board of directors discussed the proposed transaction. Management informed the board of directors of the results of its due diligence with respect to FCB Bancorp. Following that presentation, Mr. Hill apprised the board of directors of valuation and other matters. Then, the board of directors reviewed with legal counsel the proposed terms and conditions of the transaction and a draft of the proposed merger agreement.

On June 7, 2006, the FCB Bancorp board of directors held a meeting to consider the proposed transaction with National Mercantile. Also in attendance at this meeting were representatives of KBW and Horgan, Rosen, Beckham & Coren. Members of management discussed with the board the strategic rationale for, as well as the potential benefits and risks of, the proposed merger of equals. Management also reviewed with the board the results of their due diligence with respect to National Mercantile. The representatives of KBW then made a presentation to the board regarding the proposed transaction with National Mercantile and delivered to the FCB Bancorp board its opinion, subsequently confirmed in writing as of that same date, that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in KBW’s opinion, the exchange ratio of 1.7904 shares of First California common stock for each issued and outstanding share of common stock, no par value, of FCB common stock was fair, from a financial point of view, to the holders of shares of FCB common stock. Based on all relevant factors they considered material, including, among other things, the opinion of its financial advisor, the FCB Bancorp board of directors approved the transaction and authorized management to finalize the terms and conditions of the definitive agreements with National Mercantile and determined that the transaction is in the best interests of FCB Bancorp and its shareholders and determined to recommend that the shareholders of FCB Bancorp approve the principal terms of the merger agreement.

Also on June 7, 2006, the National Mercantile board of directors held a meeting to consider the proposed transaction with FCB Bancorp. Also in attendance at this meeting were certain officers of National Mercantile, representatives of Sandler O’Neill and Troy & Gould, PC and Mr. Hill. The special standing committee made a presentation regarding the reasons the members of the committee supported the transaction. Management updated the board of directors with respect to additional due diligence undertaken with respect to FCB Bancorp. The representatives of Sandler O’Neill then made a presentation to the board regarding the proposed transaction with FCB Bancorp and delivered to the National Mercantile board its opinion, subsequently confirmed in writing as of that same date, that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in Sandler O’Neill’s opinion, the exchange ratio of 1.7904 shares of First California common stock for each share of FCB common stock was fair, from a financial point of view, to National Mercantile and the holders of shares of National Mercantile common stock. Mr. Hill then made a presentation regarding Sandler O’Neill’s analysis and other factors deemed relevant to the proposed transactions. Lastly, the board of directors reviewed with legal counsel the proposed terms and conditions of the merger agreement, and in particular the changes in the terms and conditions from those previously reviewed by the board of directors at its May 19 meeting. Based on all relevant factors they considered material, including, among other things, the opinion of Sandler O’Neill, the National Mercantile board of directors approved the transaction and authorized management to finalize the terms and conditions of the definitive agreements with FCB Bancorp and determined that the transaction is in the best interests of FCB Bancorp and its shareholders and determined to recommend that the shareholders of FCB Bancorp approve the transaction.

Following the respective board meetings, representatives of FCB Bancorp and National Mercantile and their counsel and financial advisors continued to hold discussions to finalize the terms of the definitive agreements. On June 13, 2006, a meeting was held with Mr. Gipson, Mr. Cohen, Dr. Hubenette and Mr. Benson, for National Mercantile, and Mr. Kum and Mr. Birchfield, for FCB Bancorp, together with representatives of their respective financial advisors and representatives of Sullivan & Cromwell LLP to finalize the open issues with respect to the definitive agreements. On June 14, FCB Bancorp board of directors met again to review an update on the status of the finalization of the definitive agreements.

The parties entered into the definitive agreements and announced the transaction on June 15, 2006.

Reasons of FCB Bancorp for the Mergers; Recommendation of FCB Bancorp’s Board of Directors

At the June 7, 2006 board meeting, the FCB Bancorp board of directors received and reviewed reports from its financial and legal advisors relating to National Mercantile and the proposed merger of equals by and between National Mercantile and FCB Bancorp; KBW presented its oral opinion (which was subsequently confirmed in a written opinion, a copy of which is attached as Appendix B to this document), to the effect that, as of June 7, 2006, and based on and subject to the matters set forth in that opinion, the exchange ratio of 1.7904 shares of

First California common stock for each issued and outstanding share of common stock, no par value, of FCB common stock pursuant to the terms of the merger agreement is fair, from a financial point of view, to the shareholders of FCB Bancorp. Based on all relevant factors they considered material, including, among other things, the opinion of its financial advisor, the FCB Bancorp board of directors approved the transaction and authorized management to finalize the terms and conditions of the definitive agreements with National Mercantile and determined that the transaction is in the best interests of FCB Bancorp and its shareholders and determined to recommend that the shareholders of FCB Bancorp approve the principal terms of the merger agreement.

In reaching its decision to adopt, and recommend that FCB Bancorp’s shareholders also approve the principal terms of, the merger agreement, the FCB Bancorp board considered a number of factors, including, but not limited to, the following:

•	Current and prospective economic and regulatory conditions and the competitive environment facing the financial services industry generally, and FCB Bancorp in particular, including rising interest rates, the continued rapid consolidation in the industry and the likely competitive effects resulting from the foregoing factors on FCB Bancorp’s potential growth, development, productivity, profitability and strategic long-term options.

•	In light of those competitive considerations, the FCB Bancorp board’s belief that the combination of National Mercantile and FCB Bancorp would create a more competitive commercial banking institution, particularly in terms of the ability of the combined entity to achieve economies of scale and greater operational efficiencies and to access financial resources and the capital markets.

•	The complementary aspects of the FCB Bancorp and National Mercantile businesses, including, but not limited to, the fact that the National Mercantile branches would fill the geographic gap between FCB Bancorp’s Ventura County and Orange County branches and thereby solidify its footprint, as well as their complementary customer service, focus on financial services and resources coverage.

•	The FCB Bancorp board’s review of the business, operations, asset quality, financial condition, earnings and competitive position of National Mercantile on a historical and prospective basis and of the combined company on a pro forma basis.

•	The financial analysis presented by KBW, and KBW’s oral opinion delivered to FCB Bancorp’s board on June 7, 2006 (which was subsequently confirmed in a written opinion), to the effect that, as of June 7, 2006, and based on and subject to the matters set forth in that opinion, the exchange ratio of 1.7904 shares of First California common stock for each issued and outstanding share of common stock, no par value, of FCB common stock to be received by FCB Bancorp’s shareholders pursuant to the terms of the merger agreement is fair, from a financial point of view, to FCB Bancorp’s shareholders.

•	The FCB Bancorp board’s assessment, with the assistance of legal counsel, of the likelihood that National Mercantile and First California would obtain all requisite regulatory approvals required for the transaction and the likelihood that the approvals needed to complete the mergers would be obtained without unacceptable conditions.

•	The expectation that the transaction would be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and, therefore, FCB Bancorp’s shareholders generally will not recognize any gain or loss for United States federal income tax purposes as a result of the completion of the transaction.

•	The provisions of the merger agreement entitling FCB Bancorp’s board to withdraw its recommendation of the transaction to the FCB Bancorp shareholders and terminate the merger agreement with National Mercantile in order to enter into a business combination with another party that has been determined to be more favorable from a financial standpoint to FCB Bancorp’s shareholders than the transaction with National Mercantile, or a superior proposal, subject to the payment of a termination fee to National Mercantile.

•	The $4.0 million termination fee that would have to be paid to National Mercantile if FCB Bancorp were to terminate the merger agreement to accept a superior proposal, including the risk that payment of the termination fee might discourage third parties from offering to acquire FCB Bancorp.

•	The interests of certain FCB Bancorp directors and officers in the transaction, as described under the caption “—Interests of Certain Persons in the Mergers” beginning on page 58 of this document, and the fact some of those interests are different from or are in addition to the interests of FCB Bancorp shareholders in the transaction generally.

The foregoing discussion of the factors considered by FCB Bancorp’s board is not intended to be exhaustive, but is believed to include all material factors considered by FCB Bancorp’s board. In view of the wide variety of the factors considered in connection with its evaluation of the transaction and the complexity of these matters, FCB Bancorp’s board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. Additionally, in considering the factors described above, the individual members of FCB Bancorp’s board may have given different weights to different factors. FCB Bancorp’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, FCB Bancorp management and FCB Bancorp’s financial and legal advisors, and considered the factors overall to be favorable to and support its determinations.

BASED ON THE FOREGOING, THE FCB BANCORP BOARD OF DIRECTORS BELIEVES THAT THE TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF FCB BANCORP AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT FCB BANCORP SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT.

In considering the recommendation of the FCB Bancorp board of directors with respect to the merger agreement, FCB Bancorp shareholders should be aware that certain directors and certain executive officers of FCB Bancorp may have interests in the transaction that are different from, or are in addition to, the interests of FCB Bancorp shareholders generally. See the section entitled “—Interests of Certain Persons in the Mergers” beginning on page 58.

Fairness Opinion of Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc., or KBW, has acted as financial advisor to FCB Bancorp in connection with the transaction. FCB Bancorp selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the transaction and is familiar with FCB Bancorp and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

At the June 7, 2006 FCB Bancorp board of directors meeting, KBW reviewed the financial aspects of the proposed transaction with the board of directors and rendered a written opinion that the exchange ratio of 1.7904 shares of First California common stock for each share of FCB Bancorp common stock is fair to FCB Bancorp shareholders from a financial point of view.

The full text of KBW’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. FCB Bancorp’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the FCB Bancorp’s board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio to the FCB Bancorp shareholders. It does not address the underlying business decision to proceed with the transaction and does not constitute a recommendation to any FCB Bancorp shareholder as to how the shareholder should vote at the FCB Bancorp special meeting on the merger agreement or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things:

•	the merger agreement,

•	annual reports to shareholders and 10-KSB of National Mercantile,

•	annual reports to shareholders and Annual Reports on Form 10-K of FCB Bancorp,

•	quarterly reports on Form 10-QSB of National Mercantile,

•	quarterly reports on Form 10-Q of FCB Bancorp, and

•	financial information made available by FCB Bancorp management, including financial projections;

•	held discussions with members of senior management of FCB Bancorp and National Mercantile regarding:

•	past, present and future operations and financial condition of the respective companies,

•	future prospects of the respective companies, and

•	the strategic objective of the transaction and certain other benefits of the transaction;

•	reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for FCB Bancorp and National Mercantile and compared them with those of certain publicly traded companies that KBW deemed to be relevant; and

•	compared the proposed financial terms of the transaction with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed such other analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not assume any responsibility to verify such information independently. KBW assumed that the financial and operating forecasts for FCB Bancorp provided by management of FCB Bancorp have been reasonably prepared and reflect the best currently available estimates and judgments of senior management of FCB Bancorp as to the future financial and operating performance of FCB Bancorp. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for National Mercantile and FCB Bancorp are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of National Mercantile or FCB Bancorp, and KBW did not examine any books and records or review individual credit files.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the transaction will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the transaction will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the transaction, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of FCB Bancorp, National Mercantile or the combined entity, as the case may be, or the contemplated benefits of the transaction.

KBW further assumed that the transaction will be accounted for as a purchase under generally accepted accounting principles, and that the transaction will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW’s opinion was not an expression of an opinion as to the prices at which shares of FCB Bancorp common stock or National Mercantile common stock would trade following the announcement of the transaction or the actual value of the First California common stock when issued pursuant to the transaction, or the prices at which the First California common stock will trade following the completion of the transaction.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, FCB Bancorp and National Mercantile. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the FCB Bancorp board in making its determination to approve the merger agreement and the transaction. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the FCB Bancorp board or management of FCB Bancorp with respect to the fairness of the merger consideration.

Summary of Analyses by KBW

The following is a summary of the material analyses presented by KBW to the FCB Bancorp board on June 7, 2006, in connection with its written opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the FCB Bancorp board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

Contribution Analysis. KBW analyzed the relative contribution of each of FCB Bancorp and National Mercantile to certain pro forma balance sheet and income statement items of the combined entity, including assets, tangible equity, deposits, loans and estimated 2007 net income. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for FCB Bancorp assuming only stock consideration was issued in the transaction. The results of KBW’s analysis are set forth in the following table.

	National Mercantile	FCB Bancorp Pro Forma
2007 Estimated Net Income	51.2%	48.8%
Stockholder’s Equity	45.7%	54.3%
Tangible Equity	53.8%	46.2%
Assets	49.9%	50.1%
Deposits	50.8%	49.2%
Loans	50.0%	50.0%
Market Capitalization	55.3%	44.7%

Selected Transaction Analysis. KBW reviewed certain financial data related to California bank transactions announced after January 1, 2005 to June 6, 2006 with aggregate transaction values less than $200 million. Those transactions were as follows:

Acquirer	Acquiree
First Republic Bank	BWC Financial Corp.
First Banks, Inc.	San Diego Community Bank
Vineyard National Bancorp	Rancho Bank
Placer Sierra Bancshares	Southwest Community Bancorp
ICB Financial	Western State Bank
Commercial Capital Bancorp	CalNet Business Bank
First Community Bancorp	Cedars Bank
East West Bancorp, Inc.	United National Bank
First Community Bancorp	Pacific Liberty Bank
MetroCorp Bancshares, Inc.	First United Bank
First Banks Incorporated	International Bank of California
First Community Bancorp	First American Bank
Community Bancorp, Inc.	Rancho Bernardo Community Bank
Landmark National Bank	Legacy Bank, N.A.
Pacific Capital Bancorp	First Bancshares, Inc.
FCB Bancorp	South Coast Bancorp, Incorporated

For the purpose of this analysis, transaction multiples from the transaction were derived from the $14.95 per share price of National Mercantile common stock as of June 6, 2006 and financial data as of March 31, 2006 for FCB Bancorp. KBW compared these results with the multiples implied by the selected transactions listed above. The results of KBW’s calculations and the analysis are set forth in the following table.

	National Mercantile / FCB Bancorp Transaction		Prior California Bank Average
Deal Price / Book Value	186%		251%
Deal Price / Tangible Book Value	291%		251%
Deal Price / Trailing 12 Months Earnings per Share	19.7	x	19.8	x
Deal Premium / Core Deposits	20.0%		21.9%

No company or transaction used as a comparison in the above analysis is identical to FCB Bancorp, National Mercantile or the transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. KBW estimated the present value of FCB Bancorp common stock based on a continued independence scenario by calculating the present value of the FCB Bancorp common stock as of December 2009. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. KBW relied on financial projections provided by FCB Bancorp management. The analysis resulted in a range of values from $19.05 to $29.22 per share. The range of values per share reflect the assumptions in the discounted cash flow analysis, the range of discount rates from 11% to 16%, and a range of terminal multiples from 14.0x to 18.0x.

KBW stated that the discounted cash flow present value analysis is widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of FCB Bancorp common stock.

Selected Peer Group Analysis. KBW compared the financial performance and market performance of National Mercantile to those of a group of 27 bank holding companies of the Western Bank Index for KBW with assets less than $1 billion. The group included:

Community Bancorp

PremierWest Bancorp

Temecula Valley Bancorp, Inc.

North Valley Bancorp

Northrim BanCorp Inc.

Columbia Bancorp

Bank of Marin

Pacific Continental Corporation

Alliance Bancshares California

Washington Banking Company

Vail Banks, Inc.

United Security Bancshares

American River Bankshares

North Bay Bancorp

Bridge Capital Holdings

BWC Financial Corp.

Desert Community Bank

Bank of Commerce Holdings

Heritage Oaks Bancorp

Central Valley Community Bancorp

Plumas Bancorp

Epic Bancorp

Community West Bancshares

United Financial Corp.

Valley Bancorp

Bank Holdings

Pacific State Bancorp

To perform this analysis, KBW used the financial information as of and for the quarter ended March 31, 2006. Market price information was for June 6, 2006 and earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies.

KBW’s analysis showed the following concerning National Mercantile’s financial performance:

Performance Measure	National Mercantile	Peer Group Average	Peer Group Median
Return on Assets	1.15%	1.28%	1.33%
Return on Equity	13.33%	14.85%	13.92%
Net Interest Margin	5.41%	5.34%	5.41%
Efficiency Ratio	60.93%	61.65%	61.85%

Equity / Assets	8.19%	8.70%	9.07%
Tangible Equity / Tangible Assets	7.30%	7.70%	7.68%

Non-Performing Assets / Loans + OREO	0.08%	0.33%	0.10%
Loan Loss Reserves / Non-Performing Loans	NM %	400.32%	294.42%

KBW’s analysis also showed the following concerning National Mercantile’s financial performance:

Performance Measure	National Mercantile		Peer Group Average		Peer Group Median
Price to Book Multiple Value per Share	2.17	x	2.37	x	2.22	x
Price to Tangible Book Multiple Value per Share	2.42	x	2.68	x	2.55	x
Price to Earnings Multiple, Trailing 12 Months Earnings per Share	17.38	x	17.66	x	16.51	x
Dividend Yield	0.00%		1.03%		0.98%

As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, FCB Bancorp and National Mercantile. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of FCB Bancorp and National Mercantile for KBW’s own account and for the accounts of its customers.

KBW Compensation. FCB Bancorp and KBW have entered into an engagement agreement relating to the services to be provided by KBW in connection with the transaction. FCB Bancorp will pay to KBW at the time the transaction is completed a cash fee equal to $1,000,000. Pursuant to the KBW engagement agreement, FCB Bancorp also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under federal securities laws.

Reasons of National Mercantile for the Mergers; Recommendations of National Mercantile’s Board of Directors

The National Mercantile board of directors unanimously recommends that National Mercantile shareholders vote “FOR” the proposal to approve the principal terms of the merger agreement. National Mercantile’s board of directors has determined that the proposed mergers are fair to, and in the best interests of, National Mercantile and its shareholders. National Mercantile’s board of directors consulted with National Mercantile’s senior management, legal counsel and financial advisors in reaching its decision to approve the mergers.

National Mercantile’s board of directors took into account a number of factors in its deliberations concerning the transaction, including, but not limited to, the following:

•	The combined entity would have greater financial resources than National Mercantile on a stand-alone basis;

•	The combined entity would enjoy a higher legal lending limit than National Mercantile on a stand-alone basis, enabling the entity to make larger loans;

•	The mergers would result in reduced concentrations in loans, deposits and customers;

•	FCB Bancorp and National Mercantile have complimentary branch networks and the business combination would not result in any branch overlap yet would substantially increase its Los Angeles deposit market share and result in a branch network stretching from Oxnard to Encinitas;

•	The business combination would lead to some economies of scale that likely would result in cost savings;

•	The expectation that the transaction would be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and, therefore, National Mercantile’s shareholders generally will not recognize any gain or loss for United States federal income tax purposes as a result of the completion of the transaction;

•	The business combination would result in an entity having an increased market capitalization and the potential for increased liquidity in First California common stock as compared to National Mercantile common stock; and

•	The business combination provides an opportunity to select from FCB Bancorp and National Mercantile the best products, services, staff and processes that either has to offer.

The terms of the mergers are fair to National Mercantile’s shareholders in light of the following considerations:

•	Information regarding historical market prices and other information with respect to National Mercantile common stock and FCB Bancorp common stock, and the financial performance and condition, assets, liabilities, business operations and prospects of each of National Mercantile and FCB Bancorp;

•	The prices paid in comparable transactions;

•	The belief that the terms of the merger agreement, including the parties’ mutual representations, warranties and covenants, and closing conditions, are reasonable and that the prospects for successful consummation of the transaction are high;

•	The provisions of the merger agreement entitling National Mercantile’s board to withdraw its recommendation of the transaction to the National Mercantile shareholders and terminate the merger agreement with FCB Bancorp in order to enter into a business combination with another party that has been determined to be more favorable from a financial standpoint to National Mercantile’s shareholders than the transaction with FCB Bancorp, or a superior proposal, subject to the payment of a termination fee to FCB Bancorp;

•	The analysis of National Mercantile’s senior management and financial advisors, including information relating to the due diligence review that was conducted regarding FCB Bancorp; and

•	The financial analyses of Sandler O’Neill reviewed with National Mercantile’s board of directors on June 7, 2006 and the opinion of Sandler O’Neill to the effect that, as of June 7, 2006, and based upon and subject to the various considerations set forth in the opinion, the exchange ratio in the primary merger is fair to National Mercantile and its shareholders from a financial point of view.

The National Mercantile board of directors also considered a number of potentially negative factors in its deliberations concerning the mergers, including:

•	The risk that the integration of the two companies’ management and cultures might not be accomplished quickly or smoothly;

•	The possible difficulty in retaining both employees and customers;

•	The possibility of cultural conflicts that could undermine the future growth and success of the combined company;

•	The $4.0 million termination fee that would have to be paid to FCB Bancorp if National Mercantile were to terminate the merger agreement to accept a superior proposal, including the risk that payment of the termination fee might discourage third parties from offering to acquire National Mercantile;

•	The potential negating effect on the votes of National Mercantile’s minority shareholders due to the shareholder agreements entered into with FCB Bancorp by the directors of National Mercantile and Carl R. Pohlad, James O. Pohlad, Robert C. Pohlad and William M. Pohlad;

•	The potential difficulty in establishing uniform underwriting and reserving methodologies and standards;

•	The ability to attain performance and cost savings objectives;

•	The potential for there to be asset quality problems, and inadequacy of loan loss reserves, or contingent liabilities not identified or discovered during diligence;

•	Unforeseen purchase accounting adjustments; and

•	Adverse market reaction to the mergers.

The foregoing discussion of the factors considered by National Mercantile’s board is not intended to be exhaustive, but is believed to include all material factors considered by National Mercantile’s board. In view of the wide variety of the factors considered in connection with its evaluation of the transaction and the complexity of these matters, National Mercantile’s board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. Additionally, in considering the factors described above, the individual members of National Mercantile’s board may have given different weights to different factors. National Mercantile’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, National Mercantile management, Sandler O’Neill and National Mercantile’s legal advisors, and considered the factors overall to be favorable to and to support its determinations.

Fairness Opinion of Sandler O’Neill & Partners, L.P.

By letter dated June 6, 2006, National Mercantile retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with FCB Bancorp. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

At the June 7, 2006 meeting at which National Mercantile’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, that, as of such date, the exchange ratio of 1.7904 shares of First California common stock for each share of FCB common stock, or the FCB exchange ratio, was fair to National Mercantile and National Mercantile’s shareholders from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix C to this joint proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O’Neill urges National Mercantile’s shareholders to read the entire opinion carefully in connection with their consideration of the proposed transaction.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to National Mercantile’s board and is directed only to the fairness of the FCB exchange ratio to National Mercantile and National Mercantile’s shareholders from a financial point of view. It does not address the underlying business decision of National Mercantile to engage in the transaction or any other aspect of the transaction and is not a recommendation to any National Mercantile shareholder as to how such shareholder should vote at the special meeting with respect to the transaction or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

1.	the merger agreement;

2.	certain publicly available financial statements and other historical financial information of National Mercantile that it deemed relevant;

3.	certain publicly available financial statements and other historical financial information of FCB Bancorp that they deemed relevant;

4.	internal financial projections for National Mercantile for the years ending December 31, 2006, 2007, 2008, 2009 and 2010 as provided by, and reviewed with, senior management of National Mercantile;

5.	internal financial projections for FCB Bancorp for the years ending December 31, 2006 and 2007 as provided by and reviewed with senior management of FCB Bancorp and growth projections also as provided by and reviewed with senior management of FCB Bancorp for the years ending December 31, 2008 and 2009 as discussed with senior management of FCB Bancorp;

6.	the pro forma financial impact of the mergers on First California, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of National Mercantile and FCB Bancorp;

7.	the publicly reported historical price and trading activity for National Mercantile’s and FCB Bancorp’s common stock, including a comparison of certain financial and stock market information for National Mercantile and FCB Bancorp and similar publicly available information for certain other companies the securities of which are publicly traded;

8.	the financial terms of certain recent “merger of equals” type business combinations and certain other business combinations in the commercial banking industry, to the extent publicly available;

9.	the current market environment generally and the banking environment in particular; and

10.	such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

Sandler O’Neill also discussed with certain members of senior management of National Mercantile the business, financial condition, results of operations and prospects of National Mercantile and held similar discussions with certain members of senior management of FCB Bancorp regarding the business, financial condition, results of operations and prospects of FCB Bancorp.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all the financial and other information that was available to them from public sources or that was provided to Sandler O’Neill by National Mercantile or FCB Bancorp or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O’Neill further relied on the assurances of the management of each of National Mercantile and FCB Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing the assets or the liabilities (contingent or otherwise) of National Mercantile or FCB Bancorp or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of National Mercantile or FCB Bancorp nor has Sandler O’Neill reviewed any individual credit files relating to National Mercantile or FCB Bancorp. Sandler O’Neill assumed, with National Mercantile’s consent, that the respective allowances for loan losses for both National Mercantile and FCB Bancorp were adequate to cover such losses.

The internal financial projections used and relied upon by Sandler O’Neill in its analyses for National Mercantile were provided by National Mercantile’s senior management who confirmed to Sandler O’Neill that those financial projections reflected the best currently available estimates and judgments of the future financial performance of National Mercantile. With respect to the financial projections and growth estimates for FCB Bancorp, with National Mercantile’s consent, Sandler O’Neill used and relied on the financial projections and growth estimates provided by the senior management of FCB Bancorp and that those financial projections and growth estimates reflected the best currently available estimates and judgments of the future financial performance of FCB Bancorp. All projections of transaction costs, purchase accounting adjustments and expected cost savings related to the transaction were provided by or reviewed with senior managements of National Mercantile and FCB Bancorp and those managements confirmed to Sandler O’Neill that those projections reflected to best currently available estimates and judgments of those managements, respectively. Sandler O’Neill assumed that the financial performances reflected in all budgets, estimates and projections used in its analyses would be achieved. Sandler O’Neill expressed no opinion as to such projections or the assumptions on which they were based. Sandler O’Neill also assumed that there was no material change in the assets, financial condition and results of operations, business or prospects of National Mercantile or FCB Bancorp since the date of the last financial statements made available to them and that National Mercantile and FCB Bancorp will remain as going concerns for all periods relevant to the analyses.

With respect to the merger agreement, Sandler O’Neill assumed that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the merger agreement would not be waived and that the transaction would be a tax-free reorganization for federal income tax purposes. Finally, with National Mercantile’s consent, Sandler O’Neill relied upon the advice received from National Mercantile’s legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Events occurring after the date could materially affect the opinion. Sandler O’Neill did not undertake to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. Sandler O’Neill expressed no opinion as to what the value of National Mercantile’s common stock would be when it is exchanged for the common stock of the surviving entity in the reincorporation merger, the value of First California’s common stock following the reincorporation merger and the primary merger or the prices at which National Mercantile’s or FCB Bancorp’s common stock may trade at any time.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to National Mercantile or FCB Bancorp and no transaction is identical to the primary merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of National Mercantile and FCB Bancorp and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of National Mercantile, FCB Bancorp and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the National Mercantile board at the board’s June 7, 2006 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different.

Summary of Proposed Transaction. Sandler O’Neill reviewed the financial terms of the proposed transaction. Using a fixed exchange ratio of 1.7904 share of First California common stock for each share of

FCB Bancorp common stock and 1,000 shares of First California common stock for each share of National Mercantile common stock; and based upon 5,543,391 common shares outstanding, outstanding options to purchase 606,984 common shares at a weighted-average exercise price of $7.81 per share and 1,000 shares of series B non-cumulative preferred stock outstanding for National Mercantile, and 3,277,807 common shares outstanding and outstanding options to purchase 159,600 common shares at a weighted-average exercise price of $18.49 per share for FCB Bancorp, Sandler O’Neill calculated the following pro forma ownership ratios:

Pro Forma Ownership

	National Mercantile	FCB Bancorp
Diluted ownership (1)	50.5%	49.5%
Basic ownership (2)	48.6%	51.4%

(1)	Based on the estimated dilutive impact of options and series B preferred stock as of June 6, 2006.
(2)	Based on common share ownership.

Based upon the closing price of National Mercantile’s common stock on June 6, 2006 of $14.95 Sandler O’Neill calculated implied consideration of $26.77 per FCB Bancorp share. Based upon financial information for FCB Bancorp for the twelve months ended March 31, 2006, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction price/last 12 months earnings per share	20.0	x
Transaction price/stated book value per share	188%
Transaction price/tangible book value per share	295%
Tangible book premium/core deposits (1)	20.5%
Premium to market price (2)	32.5%

(1)	Assumes 74% of FCB Bancorp’s deposits are core deposits.
(2)	Based on FCB Bancorp’s closing price of $20.20 as of June 6, 2006.

For the purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $89.0 million, based upon the share and option information for FCB Bancorp noted above.

Contribution Analysis. Sandler O’Neill reviewed the relative contributions to be made by National Mercantile and FCB Bancorp to the combined institution based on the financial information of both companies as of March 31, 2006. This analysis indicated that the implied contributions to the combined entity were as follows:

Contribution Analysis

	FCB Bancorp	National Mercantile
Market cap (1)	42.8%	57.2%
Assets	50.1%	49.9%
Net loans	50.0%	50.0%
Core deposits (2)	49.8%	50.2%
Tangible equity	46.2%	53.8%
Last 12 months net income	42.0%	58.0%
Est. 2006 net income (3)	48.9%	51.1%
Est. 2007 net income (3)	48.8%	51.2%
Pro forma basic ownership	51.4%	48.6%
Pro forma diluted ownership	49.5%	50.5%

(1)	Based on stock prices as of June 6, 2006. Based on diluted shares outstanding.
(2)	For FCB Bancorp, assumes 74% of deposits are core deposits. For National Mercantile, assumes 72% of deposits are core deposits.
(3)	Based upon internal financial projections produced by respective management teams of FCB Bancorp and National Mercantile.

Analysis of Selected “Merger of Equals” Transactions. Sandler O’Neill reviewed 13 “merger of equals” transactions announced from January 1, 2001 through June 6, 2006 involving commercial banks from across the nation with transaction values less than $1.0 billion. Sandler O’Neill reviewed the relative levels of pro forma ownership, relative levels of pro forma board representation, the composition of the pro forma management team and board chairman, the relative asset contribution, relative earnings contribution of the merging parties and the market premium offered to the acquired party. The median results were compared with the proposed transaction and are displayed in the table below:

	Merger of Equals Median (surviving entity – non-surviving entity)	National Mercantile-FCB Bancorp
Board representation	50.0%-50.0%	50.0%-50.0%
Pro forma ownership (1)	52.0%-48.0%	50.5%-49.5%
Asset contribution	55.6%-44.4%	49.9%-50.1%
Earnings contribution (2)	51.1%-48.9%	58.0%-42.0%
Market premium	17.0%	32.5%

(1)	Based upon diluted pro forma ownership for National Mercantile/FCB Bancorp as of June 6, 2006.
(2)	Based upon net income for the twelve months ended March 31, 2006. Relative earnings contribution projected to be 51.1%-48.9% and 51.2%-48.8% in 2006 and 2007 respectively for National Mercantile and FCB Bancorp.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 120 merger transactions announced nationwide from January 1, 2005 through June 6, 2006 involving commercial banks as acquired institutions with transaction values greater than $25 million and less than $150 million. Sandler O’Neill also reviewed ten merger transactions announced during the same period involving commercial banks in California with transaction values greater than $25 million and less than $150 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for the transactions. Sandler O’Neill then compared the implied premiums being paid in this transaction with the median premiums being paid in the selected nationwide and California commercial bank transactions. The results are displayed below.

	Implied Premium paid to FCB Bancorp		Nationwide Median		California Median
Transaction price/last 12 months earnings per share	20.0	x	24.0	x	22.6	x
Transaction price/book value per share	188%		242%		261%
Transaction price/tangible book value per share	295%		250%		261%
Tangible book premium to core deposits	20.5%		21.4%		22.2%
Premium to market price (1 month prior)	33.9%		34.7%		23.1%

Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for National Mercantile, FCB Bancorp and a group of financial institutions selected by Sandler O’Neill (the “Peer Group”). The Peer Group consisted of the following publicly traded commercial banks headquartered in California with total assets between $250 million and $700 million:

1st Centennial Bancorp	Desert Community Bank	Pacific State Bancorp
1st Pacific Bank of California	Epic Bancorp	Plumas Bancorp
American River Bancshares	First Northern Community Bancorp	Saehan Bancorp
Bank of Commerce Holdings	FNB Bancorp (1)	San Joaquin Bank
Bridge Capital Holdings	Greater Sacramento Bancorp	Sonoma Valley Bancorp
Central Valley Community Bancorp	Heritage Oaks Bancorp	United Security Bancshares
Community Valley Bancorp	North Bay Bancorp (1)
Community West Bancshares	Oak Valley Community Bank

(1)	Goodwill and intangibles data as of December 31, 2005.

The analysis compared publicly available financial information for National Mercantile, FCB Bancorp and the high, low, mean, and median financial and market trading data for the Peer Group as of and for the twelve months ended March 31, 2006 (except as noted). The table below sets forth the data for National Mercantile, FCB Bancorp and the median data for the Peer Group as of and for the twelve months ended March 31, 2006 (except as noted), with pricing data as of June 6, 2006.

Comparable Group Analysis

	Peer Group Median	FCB Bancorp	National Mercantile
Total assets (in millions)	$499.5	$481.0	$479.9
Tangible equity / Tangible assets	8.11%	6.41%	7.30%
Intangible assets / Total equity	0.00%	36.26%	11.64%
Net loans / Total assets	71.99%	72.62%	72.71%
Gross loans / Total deposits	87.46%	90.24%	87.21%
Total borrowings / Total assets	1.76%	6.25%	3.42%
Non-performing assets / assets	0.12%	0.00%	0.06%
Loan Loss reserve / Gross loans	1.20%	1.21%	1.29%
Net interest margin	5.46%	5.02%	5.64%
Non-interest income / Average assets	0.82%	0.52%	0.27%
Fees / Revenues	13.54%	10.33%	4.83%
Non-interest expense / Average assets	3.60%	3.36%	3.46%
Efficiency ratio	62.33%	66.64%	62.97%
Return on average assets	1.35%	0.95%	1.20%
Return on average tangible equity	17.31%	13.62%	15.73%
Return on average equity	15.74%	9.67%	13.39%
EPS CAGR (2000-Last Twelve Months)	16.40%	8.34%	0.00%
Price / Book value	245.04%	141.79%	210.79%
Price / Tangible book value	275.29%	222.47%	238.57%
Price / Last twelve months’ EPS	17.28%	15.07%	17.38%
Dividend payout ratio	10.32%	0.00%	0.00%
Dividend yield	0.59%	0.00%	0.00%
Market capitalization (in millions)	$104.0	$66.2	$82.8

Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the net present value per share of FCB Bancorp common stock through December 31, 2009 under various circumstances and assuming that FCB Bancorp performs in accordance with management’s financial projections and forecasted growth for the years ended December 31, 2006, 2007, 2008 and 2009. To approximate the terminal value of FCB Bancorp common stock at December 31, 2009, Sandler O’Neill applied price to last twelve months earnings per share multiples of 14.0x to 20.0x and multiples of tangible book value ranging from 200% to 320%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FCB Bancorp common stock. In addition, the terminal value of FCB Bancorp common stock at December 31, 2005 was calculated using the same range of price to last twelve months earnings multiples (14.0x – 20.0x) applied to a range of discounts and premiums to management’s projections. The range applied to the projected net income was 25% under projections to 25% over projections, using a discount rate of 13.39% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for FCB Bancorp common stock of $19.55 to $34.09 when applying the price/earnings multiples to the matched financial projections, $19.54 to $38.16 when applying multiples of tangible book value to the matched financial projections, and $15.97 to $38.03 when applying the price/earnings multiples to the -25% / +25% projection range.

Present Value Per Share—Based on Price/Earnings; Net Present Value for the Period Ending December 31, 2009

Discount Rate	14.0x	16.0x	18.0x	20.0x
10.0%	$23.86	$27.27	$30.68	$34.09
11.0	23.07	26.36	29.66	32.95
12.0	22.30	25.49	28.68	31.86
13.0	21.57	24.66	27.74	30.82
14.0	20.87	23.85	26.84	29.82
15.0	20.20	23.09	25.97	28.86
16.0	19.55	22.35	25.14	27.94

Present Value Per Share—Based on Price/Earnings; Net Present Value for the Period Ending December 31, 2009

Projections Variance	14.0x	16.0x	18.0x	20.0x
-25.0%	$15.97	$18.25	$20.54	$22.82
-20.0	17.04	19.47	21.91	24.34
-15.0	18.10	20.69	23.27	25.86
-10.0	19.17	21.91	24.64	27.38
-5.0	20.23	23.12	26.01	28.90
0.0	21.30	24.34	27.38	30.42
5.0	22.36	25.56	28.75	31.95
10.0	23.43	26.77	30.12	33.47
15.0	24.49	27.99	31.49	34.99
20.0	25.56	29.21	32.86	36.51
25.0	26.62	30.42	34.23	38.03

Present Value Per Share—Based on Tangible Book Value; Net Present Value for the Period Ending December 31, 2009

Discount Rate	200%	240%	280%	320%
10.0%	$23.85	$28.62	$33.39	$38.16
11.0	23.05	27.66	32.27	36.88
12.0	22.29	26.75	31.20	35.66
13.0	21.56	25.87	30.18	34.49
14.0	20.86	25.03	29.20	33.37
15.0	20.19	24.22	28.26	32.30
16.0	19.54	23.45	27.36	31.27

Sandler O’Neill also performed an analysis that estimated the net present value per share of National Mercantile common stock through December 31, 2009 under various circumstances and assuming that National Mercantile performs in accordance with management’s financial projections for the years ended December 31, 2006, 2007, 2008 and 2009. To approximate the terminal value of National Mercantile common stock at December 31, 2009, Sandler O’Neill applied price to last twelve months earnings per share multiples of 14.0x to 20.0x and multiples of tangible book value ranging from 200% to 320%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of National Mercantile common stock. In addition, the terminal value of National Mercantile’s common stock at December 31, 2005 was calculated using the same range of price to last twelve months earnings multiples (14.0x – 20.0x) applied to a range of discounts and premiums to management’s projections. The range applied to the projected net income was 25% under projections to 25% over projections, using a discount rate of 13.39% for the tabular analysis. As illustrated in the following tables, this analysis indicated an imputed range of values per share for National Mercantile common stock of $19.55 to $34.09 when applying the price/earnings multiples to the matched financial projections, $19.54 to $38.16 when applying multiples of tangible book value to the matched financial projections, and $15.97 to $38.03 when applying the price/earnings multiples to the -25% / +25% projection range.

Present Value Per Share—Based on Price/Earnings; Net Present Value for the Period Ending December 31, 2009

Discount Rate	14.0x	16.0x	18.0x	20.0x
10.0%	$14.34	$16.39	$18.44	$20.49
11.0	13.86	15.84	17.83	19.81
12.0	13.41	15.32	17.24	19.15
13.0	12.97	14.82	16.67	18.52
14.0	12.54	14.34	16.13	17.92
15.0	12.14	13.87	15.61	17.34
16.0	11.75	13.43	15.11	16.79

Present Value Per Share—Based on Price/Earnings; Net Present Value for the Period Ending December 31, 2009

Projections Variance	14.0x	16.0x	18.0x	20.0x
-25.0%	$9.60	$10.97	$12.34	$13.71
-20.0	10.24	11.70	13.17	14.63
-15.0	10.88	12.43	13.99	15.54
-10.0	11.52	13.17	14.81	16.46
-5.0	12.16	13.90	15.63	17.37
0.0	12.80	14.63	16.46	18.29
5.0	13.44	15.36	17.28	19.20
10.0	14.08	16.09	18.10	20.11
15.0	14.72	16.82	18.93	21.03
20.0	15.36	17.55	19.75	21.94
25.0	16.00	18.29	20.57	22.86

Present Value Per Share—Based on Tangible Book Value; Net Present Value for the Period Ending December 31, 2009

Discount Rate	200%	240%	280%	320%
10.0%	$14.91	$17.89	$20.87	$23.85
11.0	14.41	17.29	20.18	23.06
12.0	13.93	16.72	19.51	22.29
13.0	13.48	16.17	18.87	21.56
14.0	13.04	15.65	18.26	20.86
15.0	12.62	15.14	17.67	20.19
16.0	12.22	14.66	17.10	19.55

In connection with its analyses, Sandler O’Neill considered and discussed with the National Mercantile board how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of FCB Bancorp and National Mercantile common stock and the relationship between the movements in the price of FCB Bancorp and National Mercantile common stock and the movements in the prices of the Standard & Poor’s 500 Index, the NASDAQ Bank Index, the Standard & Poor’s Bank Index and the median performance of the Peer Group. The composition of the Peer Group is discussed under the relevant section under “Comparable Company Analysis” above.

Sandler O’Neill analyzed FCB Bancorp and National Mercantile common stock for the one year period ended June 6, 2006. During this period, FCB Bancorp common stock generally underperformed National Mercantile, the indices and the Peer Group to which it was compared. During this same period, National Mercantile common stock generally performed in-line with the Peer Group and outperformed FCB Bancorp and the indices to which it was compared.

One Year Stock Performance

	Beginning Index Value June 6, 2005	Ending Index Value June 6, 2006
FCB Bancorp	100.00%	104.40%
National Mercantile	100.00	128.70
The Peer Group	100.00	127.13
S&P 500 Index	100.00	105.54
NASDAQ Bank Index	100.00	105.78
S&P Bank Index	100.00	106.82

Sandler O’Neill analyzed FCB Bancorp and National Mercantile common stock for the three years ended June 6, 2006. During this period, FCB Bancorp common stock generally underperformed National Mercantile and the Peer Group, and generally outperformed the indices and to which it was compared. During this same period, National Mercantile common stock generally outperformed FCB Bancorp, the Peer Group and the indices to which it was compared.

Three Year Stock Performance

	Beginning Index Value June 6, 2003	Ending Index Value June 6, 2006
FCB Bancorp	100.00%	182.82%
National Mercantile	100.00	263.58
The Peer Group	100.00	209.50
S&P 500 Index	100.00	127.95
NASDAQ Bank Index	100.00	127.95
S&P Bank Index	100.00	127.44

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the transaction, assuming the following: (1) the mergers close on December 31, 2006; (2) 100.0% of FCB Bancorp shares are exchanged for First California common stock at a fixed exchange ratio of 1.7904x and 100% of National Mercantile shares are exchanged for First California common stock at a fixed exchange ratio of 1.000x; (3) FCB Bancorp’s 2006, 2007, 2008 and 2009 financial and growth projections; (4) National Mercantile’s 2006, 2007, 2008 and 2009 financial projections; (5) purchase accounting adjustments, charges and transaction costs associated with the transaction and cost savings determined by the senior managements of National Mercantile and FCB Bancorp. The analyses indicated that for the year ending December 31, 2007 (the first full year of combined operations), the transaction would be accretive to National Mercantile’s projected earnings per share and, at December 31, 2006 (the assumed closing date of the transaction) the transaction would be dilutive to National Mercantile’s tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill Compensation. National Mercantile paid Sandler O’Neill a fee of $225,000 in connection with the delivery of the opinion. National Mercantile has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Other Information. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities of and sell securities to National Mercantile and FCB Bancorp and their respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of National Mercantile or FCB Bancorp or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Regulatory Approvals Required for the Mergers

The closing of the mergers is conditioned upon the receipt of all approvals of regulatory authorities required for the mergers without the imposition of any restrictions or conditions. Under the terms of the merger agreement, First California, National Mercantile and FCB Bancorp have agreed to use their reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the transaction.

In order to complete the transaction, National Mercantile and FCB Bancorp must first obtain the prior approval of the FRB, and the California Department of Financial Institutions, or DFI. Application for approval from the FRB was filed on October 16, 2006. Application for approval from the DFI was filed on or about October 23, 2006.

Material United States Federal Income Tax Considerations of the Mergers

In the opinion of Sullivan & Cromwell LLP, joint counsel to National Mercantile and FCB Bancorp, the following section describes the material United States federal income tax consequences of the transaction to the shareholders of National Mercantile and FCB Bancorp. This discussion addresses only those National Mercantile and FCB Bancorp shareholders that hold their National Mercantile series B convertible perpetual preferred stock, National Mercantile common stock or FCB Bancorp common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and does not address all the United States federal income tax consequences that may be relevant to a particular shareholder in light of their individual circumstances or to National Mercantile or FCB Bancorp shareholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold National Mercantile series B convertible perpetual preferred stock, National Mercantile common stock or FCB Bancorp common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons who are not citizens or residents of the United States; and

•	shareholders who acquired their shares of National Mercantile series B convertible perpetual preferred stock, National Mercantile common stock or FCB Bancorp common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed in this document. Determining the actual tax consequences of the mergers to a particular shareholder may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the mergers in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

In rendering its opinion, Sullivan & Cromwell LLP will rely upon representations of National Mercantile and FCB Bancorp and upon customary assumptions, including the assumption that the mergers will be consummated in accordance with the terms of the merger agreement. The tax opinions to be given to National Mercantile and FCB Bancorp will not be binding on the Internal Revenue Service. Neither National Mercantile nor FCB Bancorp intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the mergers.

Tax Consequences of the Reincorporation Merger. The reincorporation merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. As a consequence:

•	no gain or loss will be recognized by shareholders of National Mercantile who receive shares of First California series A convertible perpetual preferred stock or First California common stock in exchange for shares of National Mercantile series B convertible perpetual preferred stock or National Mercantile common stock in the reincorporation merger, respectively;

•	the aggregate basis of the First California series A convertible perpetual preferred stock received in the reincorporation merger will be the same as the aggregate basis of the National Mercantile series B convertible perpetual preferred stock for which it is exchanged, and the aggregate basis of the First California common stock received in the reincorporation merger will be the same as the aggregate basis in the National Mercantile common stock for which it is exchanged; and

•	the holding period of First California series A convertible perpetual preferred stock received in exchange for shares of National Mercantile series B convertible perpetual preferred stock in the reincorporation merger will include the holding period of the National Mercantile series B convertible perpetual preferred stock, and the holding period of the First California common stock received in exchange for shares of the National Mercantile common stock in the reincorporation merger will include the holding period of the National Mercantile common stock for which it is exchanged.

Tax Consequences of the Primary Merger. The primary merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. As a consequence:

•	no gain or loss will be recognized by shareholders of FCB Bancorp who receive shares of First California common stock in exchange for FCB Bancorp common stock in the primary merger, except with respect to any cash received in the primary merger instead of fractional share interests in First California common stock;

•	the aggregate basis of the First California common stock received in the primary merger will be the same as the aggregate basis of the FCB Bancorp common stock for which it is exchanged, less any basis attributable to fractional share interests in First California common stock for which cash is received; and

•	the holding period of First California common stock received in exchange for shares of FCB Bancorp common stock in the primary merger will include the holding period of the FCB Bancorp common stock for which it is exchanged.

Cash Received Instead of a Fractional Share of First California Common Stock. A shareholder of FCB Bancorp who receives cash instead of a fractional share of First California common stock in the primary merger will be treated as having received the fractional share pursuant to the primary merger and then as having exchanged the fractional share for cash in a redemption by First California. As a result, a FCB Bancorp shareholder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Such gain or loss will be long-term capital gain or loss if, as of the effective date of the primary merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

We urge you to consult with your own tax advisors about the particular tax consequences of the mergers to you, including the effects of United States federal, state or local, or foreign and other tax laws.

Backup Withholding and Information Reporting. Payments of cash to a holder of FCB Bancorp common stock instead of a fractional share of First California common stock may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies will applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The foregoing discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the mergers. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the mergers.

Accounting Treatment

The transaction will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States. For purposes of preparing First California’s consolidated financial statements, First California will establish a new accounting basis for FCB Bancorp’s assets and liabilities based upon their fair values, the merger consideration and the costs of the mergers as of the acquisition date. First California will record any excess of cost over the fair value of the net assets, including any intangible assets with definite lives, of FCB Bancorp as goodwill. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. First California will determine the fair value of FCB Bancorp’s assets and liabilities and will make appropriate purchase accounting adjustments, including the calculation of any intangible assets with definite lives, upon completion of the mergers. Goodwill will be periodically reviewed for impairment. Other intangible assets will be amortized against First California’s earnings following completion of the mergers.

Interests of Certain Persons in the Mergers

In considering the recommendation of the FCB Bancorp’s or National Mercantile’s board of directors, as the case may be, you should be aware that certain members of each of FCB Bancorp’s or National Mercantile’s management and board of directors have certain interests in the transactions contemplated by the merger agreement that are in addition to the interests of FCB Bancorp’s or National Mercantile’s shareholders generally, which may create potential conflicts of interest. Each of the FCB Bancorp’s and National Mercantile’s boards of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the contemplated transactions.

Indemnification; Directors and Officers Insurance

Following the effective time of the mergers, First California has agreed to use its best efforts to indemnify present and former directors and officers of FCB Bancorp, National Mercantile or any of their respective subsidiaries in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that FCB Bancorp, National Mercantile or any of their respective subsidiaries are permitted to indemnify its directors and officers. In addition, First California is obligated, for three years from the effective time of the primary merger, to use its reasonable best efforts to provide the director’s and officer’s liability insurance that serves to reimburse the present and former directors and officers of FCB Bancorp, National Mercantile or any of their respective subsidiaries on terms and conditions comparable to those provided by FCB Bancorp or National Mercantile, as the case may be.

Appointment to the Board of Directors of First California

The merger agreement provides, and the amended and restated certificate of incorporation of First California will provide, that until after the 2009 Annual Meeting of First California stockholders, the board of directors of First California will, subject to exception as provided therein, consist of 10 directors, five of which shall have served as, or been approved by, persons who immediately prior to the effective time were directors of National Mercantile and five of which will have served as, or been approved by, persons who immediately prior to the effective time were directors of FCB Bancorp. Robert E. Gipson, the Chairman of the Board of National Mercantile, will become the Chairman of the Board of First California, and John W. Birchfield, Chairman of the Board of FCB Bancorp, will become the Vice Chairman of the Board of First California.

Executive Officers of First California

The merger agreement contemplates that the executive officers of First California will include C. G. Kum, President and Chief Executive Officer, Romolo C. Santarosa, Executive Vice President and Chief Financial Officer, David R. Brown, Executive Vice President and Chief Strategy Officer, Robert W. Bartlett, Executive Vice President and Chief Credit Officer, and Thomas E. Anthony, Executive Vice President and Head of Commercial Banking.

Amendment to Employment Agreement with Scott A. Montgomery

Concurrently with execution of the merger agreement, National Mercantile and Mr. Montgomery entered into an amendment of Mr. Montgomery’s employment agreement. Mr. Montgomery will retire after assisting in the transition through March 31, 2007. Under the employment agreement as amended, Mr. Montgomery will receive severance of $1,325,838 payable in 60 monthly installments of $22,097 commencing October 1, 2007. First California will also continue to provide medical and other insurance coverage for two years following termination of his employment and will provide him title to his company car. The amended employment agreement fixes Mr. Montgomery’s incentive compensation for 2006 at the amount of his salary for the year ($349,456) and he will receive his full salary through the end of 2006. His compensation from January 1, 2007 through March 31, 2007 will be $74,728.

Employment Agreement for C. G. Kum

Concurrently with execution of the merger agreement, First California and Mr. Kum entered into an employment agreement that provides that Mr. Kum will serve First California as Chief Executive Officer commencing with the closing. Pursuant to the employment agreement, Mr. Kum will receive an annual base salary of $375,000 (subject to review and increase commencing in 2008) and a bonus based on First California’s net earnings, with the total bonus not to exceed 150% of base salary. Additionally, Mr. Kum will be granted an option to purchase 100,000 shares of First California common stock on Mr. Kum’s start date with an exercise price equal to the fair market value on the date of grant. Either First California or Mr. Kum may terminate his employment at any time with or without “cause” (as defined in the employment agreement). If First California terminates his employment without cause, Mr. Kum will be entitled to 18 months of health insurance coverage and severance, as follows: (i) if the termination is on or before March 1, 2009, the severance will be twice his then current salary: (ii) if the termination is after March 1, 2009, the severance will be 50% of his then current salary if at least 70% of the board members vote for such termination; if less than 70% of the board members vote for termination, the severance will be 150% of his then current salary plus 150% of the average of his bonuses for the two preceding years. If within 18 months following a change in control, Mr. Kum’s employment is terminated without cause or he terminates his employment for “good reason” (as defined in the employment agreement), Mr. Kum will receive the greater of two times his then current salary or 2.99 times his average salary and bonus over the prior five years, provided that in no event can the payment exceed the golden parachute limitation under Section 280G of the Internal Revenue Code.

Second Amended and Restated Severance Agreements for David R. Brown and Robert W. Bartlett

Concurrently with execution of the merger agreement, National Mercantile amended and restated the severance agreements of David R. Brown and Robert W. Bartlett. Under each of their prior agreements, if a change of control occurred and within one year thereafter National Mercantile terminated the executive’s employment without cause or the executive terminated his employment, the executive would be entitled to a lump sum payment of 15 months’ base salary and twice his bonus for the prior year. The amendment to each of their severance agreements: (i) specifically provides that the consummation of the transactions contemplated by the merger agreement constitutes a change of control under the agreements; (ii) provides that the bonus component of the severance will be not less than twice the amount of the bonus they earned in fiscal 2005; and (iii) under certain limited circumstances in which a severance payment is made, subjects the recipient to a one-year non-solicitation provision.

Restrictions on Resales by Affiliates

The shares of First California common stock to be issued to FCB Bancorp and National Mercantile shareholders in the mergers will be registered under the Securities Act of 1933, as amended, or the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of FCB Bancorp and National Mercantile. An affiliate of a corporation, as defined for purposes of the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation and generally may include FCB Bancorp and National Mercantile directors, executive officers and major shareholders. Any subsequent transfer of First California common stock by an affiliate of FCB Bancorp and National Mercantile must be either permitted by the resale provisions of Rule 145 promulgated under the Securities Act or otherwise permitted under the Securities Act.

Effective Times

The effective times of the mergers will be the time and date when the mergers become effective, as set forth in the respective agreements of merger that will be filed with the California Secretary of State and certificates of merger that will be filed with the Delaware Secretary of State on the closing date of the transaction. The closing date will occur on the third business day after satisfaction or waiver of the conditions precedent to the mergers set forth in the merger agreement. Notwithstanding the foregoing, the closing date may be set on any other date on which the parties may mutually agree.

We anticipate that the mergers will be completed in the fourth quarter of 2006. However, completion of the mergers could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the mergers. Furthermore, at any time prior to the effective time of the reincorporation merger, by FCB Bancorp or National Mercantile, the mergers can be abandoned if the mergers are not consummated by March 31, 2007, except under certain conditions. See “—Regulatory Approvals Required for the Mergers” and “The Merger Agreement—Conditions to Completion of the Mergers” and “The Merger Agreement—Termination of the Merger Agreement.”

Treatment of Options

At the respective effective times, First California will assume the National Mercantile stock plans and the FCB Bancorp stock plan as well as the rights, duties and obligations of National Mercantile and FCB Bancorp respectively, with respect to the administration of such plans. Each outstanding option to purchase shares of FCB Bancorp common stock will be converted into an option to acquire a number of shares of First California common stock equal to the product of (i) the number of shares of FCB Bancorp common stock subject to the FCB Bancorp option plan immediately prior to the effective time and (ii) the exchange ratio of 1.7904 at an exercise price per share adjusted by the exchange ratio. Each outstanding option to purchase shares of National Mercantile common stock will be converted into an equal number of option to acquire a number of shares of First California common stock.

Prior to the consummation of the mergers, each of the FCB Bancorp board of directors and National Mercantile board of directors will take respective actions as may be necessary such that immediately prior to the effective time each option of FCB Bancorp and National Mercantile, as the case may be, whether or not then exercisable, will be cancelled and will be converted into the right to purchase shares of First California common stock.

Post Closing Dividends

Holders of FCB Bancorp common stock and National Mercantile common stock will accrue but will not be paid dividends or other distributions if any, declared after the effective time with respect to First California common stock into which their shares have been converted until they surrender their FCB Bancorp stock certificates or National Mercantile stock certificates, as the case may be, for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of each of FCB Bancorp of shares of its common stock and National Mercantile of its common stock and preferred stock issued and outstanding immediately prior to the effective time. If certificates representing shares of FCB Bancorp common stock, National Mercantile common stock and National Mercantile preferred stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of First California common stock or preferred stock, as the case may be. Notwithstanding the discussion above or the provisions in the merger agreement, National Mercantile has not declared cash dividends for more than 10 years and FCB Bancorp has not declared cash dividends since 2001.

No Fractional Shares

No fractional shares of First California common stock will be issued to any shareholder of FCB Bancorp upon completion of the mergers. For each fractional share that would otherwise be issued, First California will pay cash in an amount equal to the fraction of a share of First California common stock which the holder would otherwise be entitled to receive multiplied by the last reported sale price of National Mercantile common stock as reported by NASDAQ, for the last NASDAQ trading day preceding the effective date. No interest will be paid or accrue on cash payable to holders of those certificates in lieu of fractional shares.

Unclaimed Property and Lost, Stolen or Destroyed Certificates

None of National Mercantile, FCB Bancorp, First California, the exchange agent or any other person will be liable to any former shareholder of FCB Bancorp common stock, National Mercantile common stock or National Mercantile preferred stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for FCB Bancorp common stock, National Mercantile common stock or National Mercantile preferred stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against First California with respect to that lost certificate.

Description of First California Common Stock

For a description of First California common stock and a description of the differences between the rights of the holders of FCB Bancorp common stock, National Mercantile common stock, and First California common stock, see “Description of First California Capital Stock” and “Comparison of Rights of Holders of Common Stock of National Mercantile, First California and FCB Bancorp.”

Stock Exchange Listing

It is a condition to the merger agreement that First California common stock issuable in the mergers be approved for listing on the NASDAQ at or prior to the closing. If the mergers are completed, FCB Bancorp common stock will cease to be listed on the OTC Bulletin Board and National Mercantile common stock will cease to be listed on the NASDAQ Capital Market. An application with respect to such listing under the symbol “FCAL” was filed on or about [                    ], 2006.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the merger agreement. While First California, National Mercantile and FCB Bancorp believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to, this document. We urge you to read the merger agreement in its entirety.

The merger agreement contains representations, warranties, covenants and other agreements that First California, National Mercantile and FCB Bancorp made to each other. The assertions embodied in those representations, warranties and other agreements are qualified by information in confidential disclosure schedules that First California, National Mercantile and FCB Bancorp have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties, covenants and other agreements set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations, warranties, covenants and other agreements are modified in important part by underlying disclosure schedules. The disclosure schedules contain information that has been included in National Mercantile’s and FCB Bancorp’s general prior public disclosures, as well as additional information, some of which is non-public. Neither National Mercantile nor FCB Bancorp believes that the disclosure schedules contain information that the securities laws require either or both of them to publicly disclose other than information that has already been so disclosed. Moreover, information concerning the subject matter of the representations, warranties, covenants and other agreements may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

The Reincorporation Merger and the Primary Merger

Upon the terms and subject to the conditions set forth in the merger agreement, National Mercantile will effect the reincorporation merger and immediately thereafter, the primary merger. National Mercantile will effect the reincorporation from a California corporation to a Delaware corporation through a merger of National Mercantile with and into First California, a direct wholly owned subsidiary of National Mercantile. As a result of the reincorporation merger of National Mercantile with and into First California, National Mercantile will cease to exist and First California will continue as the surviving corporation in the reincorporation merger.

As soon as practicable after the reincorporation merger, FCB Bancorp will merge with and into First California with First California as the surviving corporation in the primary merger. The combined company will be a Delaware corporation named First California Financial Group, Inc. As a result of the merger of FCB Bancorp with and into First California, the separate corporate existence of FCB Bancorp, will cease to exist and First California will be the surviving public company that holds and, through its subsidiary, conducts the combined business of FCB Bancorp and National Mercantile and their subsidiaries. First California is headquartered at 1880 Century Park East, Los Angeles, California.

Closing and Effect of the Mergers

The closing of the mergers will occur at 10:00 a.m. PDT on the third business day after satisfaction or waiver of the conditions provided in the merger agreement, other than those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), or on such other date as National Mercantile and FCB Bancorp may agree upon.

On the closing date, subject to the provisions of the merger agreement, National Mercantile and First California will file an agreement of merger with the California Secretary of State and a certificate of merger with the Delaware Secretary of State. The reincorporation merger effective time will be the time agreed to and specified by National Mercantile and First California in the certificate of merger. As soon as practicable on the closing date following the reincorporation merger effective time and subject to the provisions of the merger agreement, First California and FCB Bancorp will file an agreement of merger with the California Secretary of State and a certificate of merger with the Delaware Secretary of State. The primary merger effective time will be the time agreed to and specified by First California and FCB Bancorp in the certificate of merger.

Surviving Corporation’s Governing Documents, Officers and Directors

First California Governing Documents. The certificate of incorporation of First California, as in effect immediately prior to the reincorporation merger, will be amended and restated as of the effective time of the reincorporation merger, so as to read in its entirety in the form set forth as Exhibit A to the merger agreement and, as so amended and restated, such certificate of incorporation will be the certificate of incorporation of First California until thereafter changed or amended as provided therein and by applicable law. The by-laws of First California, as in effect immediately prior to the mergers, will be the by-laws of First California until thereafter changed or amended as provided therein and by applicable law.

First California Officers and Directors. Prior to the effective time of the primary merger, First California’s board of directors will be comprised of certain of the directors of National Mercantile as of immediately prior to the reincorporation merger effective time. At the primary merger effective time and through the close of the annual meting of stockholders of First California held in 2009, and as and to the extent set forth in First California’s certificate of incorporation, First California’s board of directors will comprise 10 directors, to consist initially of five members of the FCB Bancorp board and five members of the National Mercantile board, all of whom were serving in such capacities as of the execution of the merger agreement.

At the effective time of the primary merger the board of directors of First California will be comprised of the following (assuming each is a director of their respective entity as of the effective time):

FCB Bancorp Directors:

John W. Birchfield

Richard D. Aldridge

Syble R. Roberts

C. G. Kum

Thomas Tignino

National Mercantile Directors:

Donald E. Benson

Joseph N. Cohen

Robert E. Gipson

W. Douglas Hile

Antoinette Hubenette

The members of First California’s board of directors as of the primary merger effective time will serve as directors until their respective successors are duly elected and qualified in accordance with First California’s certificate of incorporation, its by-laws and applicable law or until their respective earlier removals or resignations.

At the effective time of the reincorporation merger and until the effective time of the primary merger, the officers of First California will consist of certain of the officers of National Mercantile as of immediately prior to the effective time of the reincorporation merger. As of the primary merger effective time, the officers of First California will include the following:

•	C. G. Kum, President and Chief Executive Officer;

•	Romolo C. Santarosa, Executive Vice President and Chief Financial Officer;

•	David R. Brown, Executive Vice President and Chief Strategy Officer;

•	Robert W. Bartlett, Executive Vice President and Chief Credit Officer;

•	Thomas E. Anthony, Executive Vice President, Head of Commercial Banking.

Merger Consideration

Conversion of National Mercantile Stock. At the effective time of the reincorporation merger, each issued and outstanding share of National Mercantile common stock will be converted into one fully paid and nonassessable share of First California common stock, and each share of First California common stock owned by National Mercantile immediately prior to the effective time of the reincorporation merger will be canceled without consideration. In addition, at the effective time of the reincorporation merger, each issued and outstanding share of National Mercantile series B convertible perpetual preferred stock, or the National Mercantile preferred stock, will be converted into one share of First California series A convertible perpetual preferred stock, or the First California preferred stock.

Conversion of FCB Bancorp Common Stock. At the effective time of the primary merger, each issued and outstanding share of FCB Bancorp common stock will be converted into 1.7904 fully paid and nonassessable shares of First California common stock. Each issued and outstanding share of First California common stock before the effective time of the primary merger will remain outstanding.

Fractional Shares. No fractional shares of First California common stock will be issued in the mergers. For each fractional share that would otherwise be issued to holders of FCB Bancorp common stock, First California will pay cash in an amount equal to the fraction of a share of First California common stock which the relevant holder would otherwise be entitled to receive multiplied by the last reported sale price of National Mercantile common stock (as reported by NASDAQ), for the last NASDAQ trading day preceding the day the primary merger effective time occurs.

Anti-Dilution Provisions. The merger consideration will be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, reorganization, reclassification, exchange, subdivision, combination of, or other similar change in National Mercantile common stock, National Mercantile preferred stock, First California common stock or FCB Bancorp common stock after the date of the merger agreement and prior to the effective time of the mergers. The parties do not anticipate any such change.

Rights as Shareholders of FCB Bancorp. At the effective time of the primary merger, holders of FCB Bancorp common stock will cease to be, and will have no rights as, shareholders of FCB Bancorp other than to receive the merger consideration.

Rights as Shareholders of National Mercantile. At the effective time of the reincorporation merger, holders of National Mercantile common stock will cease to be, and will have no rights as, shareholders of National Mercantile other than to receive the merger consideration.

Effect of Mergers on FCB Bancorp and National Mercantile Stock Options. For a description of the treatment of FCB Bancorp stock options and National Mercantile stock options in the mergers, see “The Mergers—Treatment of Options.”

Exchange Procedures. Promptly after the date the effective time of the mergers, also referred to as the effective date, First California will send or shall cause to be sent appropriate transmittal materials to former holders of record of FCB Bancorp common stock, National Mercantile common stock and National Mercantile preferred stock transmittal materials for use in exchanging their old shares for the new shares in First California.

Upon the surrender of the certificate evidencing shares of FCB Bancorp stock or National Mercantile stock to an exchange agent selected by National Mercantile and reasonably satisfactory the relevant holder will be entitled to receive in exchange therefor a certificate representing the number of whole shares of First California stock that such holder is entitled to receive pursuant to the transaction, as described in “—Conversion of National Mercantile Stock” and “—Conversion of FCB Bancorp Common Stock” above; and a check in the amount of any cash payable in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive as described in the next paragraph.

Whenever a dividend or other distribution is declared by First California in respect of First California common or preferred stock, the record date for which is at or after the effective date, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of First California common or preferred stock will be paid to any holder of any unsurrendered shares of FCB Bancorp common stock, National Mercantile common or preferred stock until the holder surrenders the certificates for such shares for exchange.

In the case of any lost, stolen or destroyed FCB Bancorp or National Mercantile stock certificates, the holder upon the making of an affidavit of that fact and if required by the exchange agent posting of a bond in customary amount and upon such terms as may be required by National Mercantile or the exchange agent as indemnity against any claim that may be made against it with respect to such stock certificates, the exchange agent will issue in exchange for such lost, stolen or destroyed stock certificates the shares of First California common or preferred stock, as the case may be, and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed stock certificates been surrendered.

Representations and Warranties

The merger agreement contains substantially similar representations and warranties of National Mercantile, First California and FCB Bancorp as to, among other things:

•	corporate organization and existence;

•	capitalization;

•	the corporate organization and existence of any subsidiaries;

•	corporate power and authority;

•	no conflicts, required filings, third party consents and governmental approvals required to complete the transaction;

•	compliance with laws and permits;

•	availability, accuracy and compliance with generally accepted accounting principles of financial reports and filings with the Securities and Exchange Commission and regulatory authorities;

•	absence of regulatory investigations or restrictive agreements with regulators;

•	facility of, and absence of default under, certain contracts;

•	insurance coverage;

•	absence of litigation;

•	proper and accurate maintenance of books and records;

•	tax matters;

•	interest rate risk management instruments, such as swaps and options;

•	no broker’s or finder’s fees;

•	environmental matters;

•	compliance with laws;

•	labor matters; and

•	employee benefit matters.

Conduct of Business of FCB Bancorp and National Mercantile Pending the Mergers

Prior to the effective time, except as expressly contemplated by the merger agreement or as set forth in the disclosure schedules to the merger agreement, each of FCB Bancorp and National Mercantile have agreed that, without the consent of the other party, it will not and will cause its subsidiaries not to, among other things:

Ordinary Course of Business; Adverse Effects

•	conduct its business other than in the ordinary and usual course or fail to use its reasonable efforts to preserve its business organization and assets intact and maintain its rights, franchises and existing relations with customers, suppliers, and business associates;

Capital Stock

•	issue, sell, or otherwise permit to become outstanding or authorize the creation of any additional shares of its capital stock or any rights, other than pursuant to rights outstanding as of the date of the merger agreement;

•	enter into any agreement with respect to its capital stock or rights; or

•	permit any additional shares of its capital stock to become subject to new grants of employees or director stock options, other rights or other stock-based employee rights.

Dividends and Stock Repurchases

•	make, declare, pay or set aside for payment any dividend on or in respect of its capital stock, except for dividends paid by any wholly-owned subsidiary to it or to any of its other wholly-owned subsidiaries; or

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

Compensation

•	enter into, amend or renew any employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or those of its subsidiaries, or hire any new employees with a rank of vice president or above, or grant any salary or wage increase or increase any employee benefit (including equity, awards, incentive or bonus payments), except:

•	for normal individual increases in compensation to employees (including, without limitation, annual salary increases and annual bonus payments (other than equity compensation) in the ordinary course of business consistent with past practice);

•	for other changes that are required by applicable law; and

•	to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement.

Benefit Plans

•

enter into, establish, adopt or amend any pension, retirement, profit sharing, deferred compensation, bonus plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its directors, officers or employees or those of its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder or fund or in any other way or secure the payment of compensation or benefits under any benefit plan, to the extent not already provided in any such benefit plan except:

•	as may be required by applicable law; or

•	to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement.

Dispositions

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice.

Acquisitions

•	acquire, other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its subsidiaries, taken as a whole.

Constituent Documents

•	in the case of FCB Bancorp, amend its or its subsidiaries’ certificate of incorporation or by-laws, or similar governing documents; or

•	in the case of National Mercantile, amend the certificate of incorporation or by-laws, or similar governing documents, of any of its subsidiaries.

Accounting Methods

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements.

Contracts

•	enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $75,000 or more and which is not terminable at will on 60 days or less notice without payment of a premium penalty, other than loans, deposits, derivatives transactions, swaps, Federal Home Loan Bank (FHLB) advances, repurchase agreements and other transactions made in the ordinary course of the banking business.

Claims

•	other than in the ordinary course of business, settle any claim, action or proceeding against it, except for any claim, action or proceeding in an amount or for such consideration, individually or in the aggregate for all such settlements, that is not material to it and its subsidiaries, taken as a whole, and would not impose any material restriction on the business of First California as the surviving entity of the transaction or create precedent for claims that are reasonably likely to be material to it and its subsidiaries, taken as a whole.

Adverse Actions

•	take any action that would, or is reasonably likely to prevent or impede the reincorporation merger or the primary merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

•	take any action that is intended or is reasonably likely to result in

•	any of the closing conditions to the mergers, as set out in the merger agreement, not being satisfied; or

•	a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation.

Banking Operations

•	Enter into any new material line of business or materially change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority.

Indebtedness

•	incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices.

Commitments

•	agree or commit to do any of the foregoing.

Additional Covenants

FCB Bancorp, National Mercantile and First California have agreed to:

•	use their respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end;

FCB Bancorp and National Mercantile have agreed to:

•	take all action necessary to convene a meeting of its respective shareholders as promptly as practicable, to consider and vote upon the approval of the principal terms of the merger agreement, as well as any other matters required to be approved by such entity’s shareholders for consummation of the mergers;

•	jointly prepare and file the registration statement containing this joint proxy statement-prospectus with the Securities and Exchange Commission;

•	consult and obtain consent from the other before issuing any press releases, such consent not to be unreasonably withheld, with respect to the mergers or the merger agreement;

•	afford the other party access to certain information and personnel and keep any information so obtained confidential;

•	refrain from taking certain action with respect to an acquisition proposal as described under “—Acquisition Proposals” below;

•

not later than the 15th day prior to the mailing of the joint proxy statement-prospectus, to deliver to the other a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of their respective shareholder meetings, deemed to be an “affiliate” of FCB Bancorp or National Mercantile, as applicable, as that term is used in Rule 145 under the Securities Act, and to use its commercially reasonable efforts to cause each person who may be deemed an affiliate, to execute and deliver to the other party on or before the date of mailing of the joint proxy statement-prospectus an affiliate agreement;

•	furnish to the other party a copy of its monthly board package and minutes of the board’s loan committee meetings, including all materials provided in advance of such meetings;

•	use commercially reasonable efforts to cause First California common stock to be approved for quotation on the NASDAQ, as promptly as practicable and in any event prior to the effective date of the mergers;

•	use reasonable best efforts to obtain all governmental consents necessary to consummate the transactions contemplated in the merger agreement;

•	following the effective time of the mergers the surviving corporation will indemnify present and former directors and officers of FCB Bancorp, National Mercantile and their subsidiaries in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that FCB Bancorp, National Mercantile and their respective subsidiaries are permitted to indemnify its directors and officers as described in “The Mergers—Interests of Certain Persons in the Mergers—Indemnification; Directors and Officers Insurance”;

•	provide former employees of FCB Bancorp and National Mercantile who continue as employees of First California with employee benefit plans no less favorable, in the aggregate, than those provided to similarly situated employees of National Mercantile who remain as employees of First California;

•	notify each other of any circumstance known to it that is reasonably likely, individually or taken together with all other facts known to it, to result in a material adverse effect on them or would cause a material breach of their respective obligations under the merger agreement; and

•	take all actions to exempt the conversion of FCB Bancorp common stock into the merger consideration and conversion of options to purchase FCB Bancorp common stock into options to purchase First California common stock from the requirements of Section 16(b) of the Securities Exchange Act.

Acquisition Proposals

Under the terms of the merger agreement, FCB Bancorp and National Mercantile have agreed that neither they nor their subsidiaries nor any of their respective officers, directors and employees shall, and that they shall direct and use their reasonable best efforts to cause their and their subsidiaries’ agents and representatives not to, directly or indirectly:

•	initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal; or

•	engage in any negotiations concerning, or provide any confidential information or nonpublic information or data to, or have any discussions with, any person relating to an acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means:

•	any tender or exchange offer or proposal for a merger, consolidation, or other business combination involving FCB Bancorp or National Mercantile, as the case may be, or any of their respective significant subsidiaries, or

•	any proposal or offer to acquire in any manner, more than 15% of the voting power in, or more than 15% of the consolidated assets or deposits of FCB Bancorp or National Mercantile, as the case may be, in each case other than the transactions contemplated by the merger agreement.

However, the above restriction would not prevent FCB Bancorp or National Mercantile or their board of directors, if the board of directors of such party concludes in good faith that there is a reasonable likelihood that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal and the board of directors of such party concludes in good faith (after consultation with counsel) that failure to take such actions would reasonably be expected to be a violation of its fiduciary duties under applicable law, from:

•	providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the board receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement as entered into on April 20, 2006 between National Mercantile and FCB Bancorp, or

•	engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal.

For purposes of the merger agreement, “superior proposal” means a bona fide written acquisition proposal involving more than 50% of the consolidated assets or deposits or total voting power of the equity securities of FCB Bancorp or National Mercantile, as the case may be, which the FCB Bancorp board or the National Mercantile board, as the case may be, concludes in good faith to be more favorable from a financial point of view to its shareholders than the mergers and the other transactions contemplated in the merger agreement, (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms in the merger agreement) and (3) after taking into account all legal (after consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

FCB Bancorp and National Mercantile will promptly (within one business day) advise the other party following receipt of any acquisition proposal and the substance thereof (including the identity of the person making such acquisition proposal), and will keep the other party apprised of any related developments, discussions and negotiations (including the terms and conditions of the acquisition proposal) on a current basis.

Conditions to Completion of the Mergers

Each party’s obligation to effect the transaction is subject to the satisfaction or waiver of the following conditions prior to the effective time of the primary merger:

•	the principal terms of the merger agreement shall have been duly approved by the requisite vote of the shareholders of FCB Bancorp and National Mercantile;

•	any consents, waivers, clearances, approvals and authorizations of governmental authorities that are necessary to permit consummation of the mergers shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired;

•	no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of either merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal the consummation of either merger;

•	the registration statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn;

•	First California common stock to be issued in the mergers shall have been approved for quotation on NASDAQ; and

•

each party shall have received an opinion of joint counsel to the parties, to the effect that (i) the mergers will be treated as reorganizations within the meaning of Section 368(a) of the Code and (ii) FCB Bancorp and First California will each be a party to such reorganization within the meaning of

Section 368(b) of the IRS code with respect to the primary merger and National Mercantile and First California will each be a party to such reorganization within the meaning of Section 368(b) of the Code with respect to the reincorporation merger.

FCB Bancorp’s obligation to effect the transaction is subject to, among other conditions, the fulfillment or waiver, of the following conditions prior to the effective time of the primary merger:

•	the representations and warranties of National Mercantile and First California set forth in the merger agreement shall be true and correct (without giving effect to any qualifications as to materiality or material adverse effect) as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except where any failures of any such representations and warranties to be so true and correct would not be reasonably likely, individually or in the aggregate, to have a material adverse effect with respect to National Mercantile; and

•	National Mercantile and First California shall have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the primary merger effective time.

National Mercantile’s and First California’s obligation to effect the mergers is subject to, among other conditions, the satisfaction, or waiver, of the following conditions prior to the effective time of the primary merger:

•	the representations and warranties of FCB Bancorp set forth in the merger agreement shall be true and correct (without giving effect to any qualifications as to materiality or material adverse effect) as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except where any failures of any such representations and warranties to be so true and correct would not be reasonably likely, individually or in the aggregate, to have a material adverse effect with respect to FCB Bancorp; and

•	FCB Bancorp shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the primary merger effective time.

Termination of the Merger Agreement

National Mercantile or FCB Bancorp may terminate the merger agreement and abandon the transaction at any time prior to the reincorporation merger effective time under the following circumstances:

•	by mutual consent of National Mercantile and FCB Bancorp, if so determined by a majority vote of the entire board of directors of each of National Mercantile and FCB Bancorp;

•	if its board of directors so determines by vote of a majority of the members of its entire board, in the event of one or more of the following:

•	a breach by the other party of any representation or warranty contained in the merger agreement, which breach cannot be or has not been cured within 60 calendar days after the giving of written notice to the breaching party of such breach; or

•	a breach by the other party of any of the covenants or agreements contained in the merger agreement, which breach cannot be or has not been cured within 60 calendar days after the giving of written notice to the breaching party of such breach;

•	provided that any of the breaches discussed above would entitle the non-breaching party not to consummate the mergers under “—Conditions to Completion of the Mergers” discussed above.

•	the other party’s board of directors submits this agreement to its shareholders without a recommendation for approval or with special and materially adverse conditions on such approval;

•	the other party’s board of directors otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation or rescinds its notice of shareholder meeting or declines to submit the principal terms of the merger agreement to a vote of its shareholders;

•	the other party’s board of directors recommends to its shareholders an acquisition proposal other than the mergers;

•	the other party’s board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the mergers;

•	the mergers are not consummated by March 31, 2007;

•	any governmental authority that must grant regulatory approval has denied approval of either merger and denial has become final and non-appealable;

•	FCB Bancorp shareholders fail to approve the principal terms of the merger agreement;

•	National Mercantile shareholders fail to approve the principal terms of the merger agreement; or

•	(i) the party is not in material breach of any terms of the merger agreement, (ii) the board of directors of such party authorizes it to enter into an alternative acquisition agreement with respect to a superior proposal and such party notifies the other in writing that it intends to enter into such an agreement, (iii) the other party does not make, within four business days of receipt of such party’s written notification of its intentions to enter into a binding agreement for a superior proposal, an offer that the board of directors of such party determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of such party as the superior proposal and (iv) such party prior to such termination pays to the other party in immediately available funds any fees required to be paid pursuant to the merger agreement.

Effect of Termination

If the merger agreement is terminated and the transaction is abandoned as described above, the merger agreement will be void and of no effect (except for certain provisions which survive termination as set forth in the merger agreement), with no liability on the part of any party to the merger agreement, other than for damages resulting from willful breach of any covenant in the merger agreement.

Termination Fee

If the merger agreement is terminated under certain circumstances, FCB Bancorp or National Mercantile may be obligated to pay the other party a termination fee in the amount of $4,000,000. The merger agreement requires a party to pay the termination fee to the other party if (i) a bona fide acquisition proposal has been made to such party or any person has publicly announced an intention to make an acquisition proposal with respect to such party and thereafter the merger agreement is terminated by either party pursuant to certain circumstances and within 12 months of such termination the terminating party shall have entered into a definitive agreement with respect to a proposal to acquire more than 50% of the voting power or more than 50% of the consolidated assets or deposits of the terminating party, or (ii) the merger agreement is terminated due to a superior proposal or the board of directors of such party has withdrawn or adversely modified or changed its recommendation of the mergers or declines to submit the principal terms of the merger agreement to a shareholder vote.

Waiver and Amendment of the Merger Agreement

At any time prior to the reincorporation effective time, with respect to any provision of the merger agreement, National Mercantile and FCB Bancorp may, if legally allowed:

•	amend or modify the agreement in writing; and

•	waive any provision in the merger agreement that benefited them.

However, after the shareholders meetings, the merger agreement may not be amended if it would violate California law or reduce the consideration to be received by the respective party in the respective merger.

Expenses

The merger agreement provides that each of National Mercantile and FCB Bancorp will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, with certain enumerated exceptions.

Shareholder Agreements

FCB Bancorp Shareholder Agreements

Each of the directors of FCB Bancorp and James O. Birchfield and Shane O. Birchfield Trust, in their capacities as shareholders of FCB Bancorp, have separately entered into shareholder agreements with National Mercantile in which they have agreed to vote all shares of FCB Bancorp common stock that they owned as of the date of their respective agreements, and that they subsequently acquire, in favor of the merger proposal. As of the record date, these shareholders beneficially owned, in the aggregate, [            ] shares of the common stock of FCB Bancorp, allowing them to exercise approximately [    ]% of the voting power of FCB Bancorp common stock (which does not include shares issuable upon the exercise of stock options as of the record date).

Pursuant to the terms of the FCB Bancorp shareholder agreements, if the mergers are consummated, the parties have agreed that FCB Bancorp and its successors and assigns, including but not limited to First California, shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the signing shareholders against all claims, damages or liabilities incurred by them arising out of the shareholder agreement.

National Mercantile Shareholder Agreements

Each of the directors of National Mercantile and, Carl R. Pohlad, James O. Pohlad, Robert C. Pohlad and William M. Pohlad, in their capacities as shareholders of National Mercantile, have separately entered into shareholder agreements with FCB Bancorp in which they have agreed to vote all shares of National Mercantile common stock and National Mercantile preferred stock that they owned as of the date of their respective agreements, and that they subsequently acquire, in favor of the proposed mergers. As of the record date, these shareholders beneficially owned, in the aggregate, [            ] shares of National Mercantile common stock, allowing them to exercise approximately [    ]% of the voting power of National Mercantile common stock (which does not include shares issuable upon the exercise of stock options as of the record date), and all of the National Mercantile preferred stock.

Pursuant to the terms of the National Mercantile shareholder agreements, if the mergers are consummated, the parties have agreed that National Mercantile and its successors and assigns, including but not limited to First California, shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the signing shareholders against all claims, damages or liabilities incurred by them arising out of the shareholder agreement.

Registration Rights Agreement

John W. Birchfield and James O. Birchfield, together the Birchfield parties, James O. Pohlad, Robert C. Pohlad, William M. Pohlad, Carl R. Pohlad Revocable Trust No. 1 UTA dated June 28, 1991 and Carl R. Pohlad Revocable Trust No. 2 dated May 28, 1993, together the Pohlad parties, entered into a registration rights agreement with First California in connection with the transactions contemplated by the merger agreement. The following description of the registration rights agreement is a summary and, accordingly is not complete. The summary is subject to, and qualified in its entirety by reference to, the provisions of the registration rights agreement, a copy of which is included as an exhibit to the registration statement of which this joint proxy statement-prospectus forms a part.

The registration rights agreement provides for the following registration rights:

•	Upon receipt of a demand registration request, pursuant to various conditions, First California is required to prepare and file as soon as practicable a registration statement under the Securities Act covering the shares of registrable securities which are the subject of such request. First California must then use its reasonable best efforts to cause such registration statement to become effective.

•	If at any time, First California proposes to register any of its securities under the Securities Act on a registration statement (other than a registration statement on a form that does not permit the inclusion of shares by its stockholders) for purposes of an offering or sale by or on behalf of First California for its own account, or upon the request or for the account of any stockholder, then First California is required to give prompt written notice to the holders of the registrable securities its intention to do so. Upon the written direction of any holder or holders, First California shall include in such registration statement any or all of the registrable securities then held by such holder requesting such registration to the extent necessary to permit the sale or other disposition of such registrable securities.

In addition to the provisions set forth above, the registration rights agreement contains other terms and conditions including those customary in agreements of this kind.

INFORMATION ABOUT NATIONAL MERCANTILE

In this section, unless the context otherwise requires, “National Mercantile” refers only to the parent holding company and “we,” “our,” “us,” the “Company” refer to National Mercantile and its consolidated subsidiaries.

Description of Business

National Mercantile is a bank holding company whose principal assets are the capital stock of two bank subsidiaries: Mercantile National Bank, or Mercantile, and South Bay Bank, N.A., or South Bay (collectively, referred to as the “Banks”). National Mercantile has been authorized by the Federal Reserve Bank of San Francisco to engage in lending activities separate from the Banks but to date has not done so.

Our present business strategy is to attract individual and small- to mid-sized business borrowers in specific market niches located in our primary service areas by offering a variety of loan products and a full range of banking services coupled with highly personalized service. Our lending products include revolving lines of credit, term loans, commercial real estate loans, construction loans and consumer and home equity loans, which often contain terms and conditions tailored to meet the specific demands of the market niche in which the borrower operates. Additionally, we provide a wide array of deposit and investment products that are also designed to meet specific customer needs.

We operate throughout Los Angeles County including the South Bay, Century City and San Fernando Valley with banking offices in Century City, Torrance, Encino and El Segundo and a loan production office in Beverly Hills. Additionally, we target Orange County businesses through our loan production office in Costa Mesa, California.

Our targeted market niches for businesses include the entertainment industry, the healthcare industry, professional services providers, the real estate escrow industry, property managers, public works contractors and community-based nonprofit organizations. Entertainment industry clients include television, music and film production companies, talent agencies, individual performers, directors and producers (whom we attract by establishing relationships with business management firms) and others affiliated with the entertainment industry. Healthcare organizations include primarily outpatient healthcare providers such as physician medical groups, independent practice associations and surgery centers. Professional service customers include legal, accounting, insurance, advertising firms and their individual directors, officers, partners and shareholders.

We also engage in real estate and construction lending. Our real estate loans are for the purchase or finance of principally smaller commercial properties, including owner-occupied business facilities and retail properties, and to a lesser extent multi-family and single family residential properties. We make construction loans for small commercial, multi-family and single residential properties, including tract developments and luxury homes for resale.

In order to grow and expand our array of products and services, we may from time to time open de novo branch banking offices or acquire other financial service-related companies including “in-market” acquisitions with banks of similar size and market presence. No assurance can be made that we will identify a company which can be acquired on terms and conditions acceptable to us or that we could obtain the necessary regulatory approvals for such an acquisition.

We believe that banking clients value doing business with locally managed institutions that can provide a full service commercial banking relationship through an understanding of the clients’ financial needs and the flexibility to deliver customized solutions through our menu of products and services. We also believe that our subsidiary Banks are better able to build successful client relationships as the holding company provides cost effective administrative support services while promoting bank autonomy and flexibility in serving client needs.

To implement this philosophy, we operate each of our bank subsidiaries by retaining their independent names. Each bank subsidiary has established strong client followings in its market areas through attention to client service and an understanding of client needs.

In an effort to capitalize on the identities and reputations of the Banks, we intend to continue to market our services under each Bank’s name, primarily through each Bank’s relationship managers. The primary focus for the Banks’ relationship managers is to cultivate and nurture their client relationships. Relationship managers are assigned to each borrowing client to provide continuity in the relationship. This emphasis on personalized relationships requires that all of the relationship managers maintain close ties to the communities or industry niche in which they serve, so they are able to capitalize on their efforts through expanded business opportunities for the Banks.

Client service decisions and day-to-day operations are maintained at the Banks. National Mercantile offers the advantages of affiliation with a multi-bank holding company by providing expanded client support services, such as increased client lending capacity, business cash management, and centralized administrative functions, including client services, support in credit policy formulation and review, investment management, data processing, accounting, loan servicing and other specialized support functions. All of these centralized services are designed to enhance the ability of the relationship managers to expand their client relationship base.

At June 30, 2006, we had total assets of $491.4 million, total loans of $351.2 million and total deposits of $372.6 million.

Company History

Mercantile Bank, or Mercantile, was organized in 1981 as a national banking association and commenced operations through an office in Century City in 1982. In 1983 National Mercantile was organized under the laws of the State of California and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, or the BHCA, to serve as a holding company for Mercantile.

In March 2001, Mercantile opened a regional office in Encino, California which expanded our client-focused niche banking services to the San Fernando Valley area of Los Angeles. In January 2004, Mercantile opened a loan production office in Beverly Hills, California to focus on providing banking services to those affiliated with the entertainment industry.

In December 2001, National Mercantile acquired South Bay, which had offices in Torrance and El Segundo. In January 2004, South Bay opened a loan production office in Costa Mesa to expand its lending services to the Orange County area of Southern California.

Competition

The banking and financial services industry in California generally, and in the Banks’ market areas specifically, is highly competitive. The increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. Our primary service area is dominated by a relatively small number of major banks that have many offices operating over a wide geographical area. We compete for loans, deposits, and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than us. Nondepository institutions can be expected to increase the extent to which they act as financial intermediaries. Large institutional users and sources of credit may also increase the extent to which they interact directly, meeting business credit needs outside the banking system. Furthermore, the geographic constraints on portions of the financial services industry can be expected to erode. In addition, many of the major commercial banks operating in our primary service area offer services, such as trust services, which are not offered directly by us and, by virtue of their greater total capitalization, such banks have substantially higher lending limits.

To compete with other financial institutions in our primary service area, we rely principally upon personal contact by our officers, directors and employees and providing, through third parties, specialized services such as messenger, accounting and other related services. For clients whose loan demands exceed our legal lending limit, we arrange for such loans on a participation basis with other banks. We also assist clients requiring other services not offered by us in obtaining such services from other providers.

Economic Conditions and Government Policies

Our profitability, like most financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by us on our interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by us on our interest-earning assets, such as loans and investment securities, comprise the major portion of our earnings. These rates are highly sensitive to many factors that are beyond our control, such as inflation, recession and unemployment, and the impact which future changes in domestic and foreign economic conditions might have on us cannot be predicted.

The monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System (the “Federal Reserve”), influence our business. The Federal Reserve implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. We cannot fully predict the nature and impact on us of any future changes in monetary and fiscal policies.

Employees

As of June 30, 2006, National Mercantile on a consolidated basis had a total of 81 full time equivalent employees. None of the employees is covered by a collective bargaining agreement. We consider our employee relations to be satisfactory.

Description of Property

National Mercantile leases approximately 13,880 square feet in an office building at 1880 Century Park East, Los Angeles, California, which serves as its administrative headquarters. The rent for the period January 2004 to April 2014 is $2.23 per square foot or $30,952 per month, subject to an annual CPI adjustment and for changes in property taxes and operating costs.

Mercantile’s principal banking office is located in 1,800 square feet in an office building at 1880 Century Park East, Los Angeles, California. The effective rent is $3.00 per square foot or $5,401 per month. The lease expires in June 2014.

Mercantile leases approximately 1,650 square feet in an office building in Encino, California for the primary purpose of providing branch banking operations in the San Fernando Valley. The effective rent is $2.73 per square foot or $4,500 per month. The lease expires in June 2008. Additionally, Mercantile leases 2,559 square feet in an office building in Beverly Hills as a loan production office, primarily for the entertainment industry. The effective rent is $2.88 per square foot, or $7,754 per month and the lease expires June 2009.

South Bay owns a two-story stand-alone office building at 2200 Sepulveda Boulevard, Torrance, California, which serves as its principal banking office. South Bay also leases approximately 3,100 square foot in an office building in El Segundo, California for the primary purpose of providing branch banking operations in the Los Angeles airport area. The effective rent is $1.85 per month and the lease expires in January 2011. Additionally, South Bay leases 1,555 square feet in an office building in Costa Mesa, California as a loan production office in Orange County. The office has been designed to serve as a full service branch banking office in the future. The effective rent is $1.85 per square foot, or $2,877 per month. The lease expires February 2009.

We believe our present facilities are adequate for our present needs but anticipate the need for additional facilities as we continue to grow. We believe that, if necessary, we could secure suitable alternative facilities on similar terms without adversely affecting operations.

Legal Proceedings

From time to time, we are involved in certain legal proceedings arising in the normal course of our business. We believe that the outcome of these matters existing as of June 30, 2006 will not have a material adverse effect on us.

NATIONAL MERCANTILE MANAGEMENT’S DISCUSSION

AND ANALYSIS OR PLAN OF OPERATION

The following discussion is designed to provide a better understanding of significant trends related to the consolidated results of operations and financial condition of National Mercantile and its consolidated subsidiaries. This discussion and information is derived from our unaudited consolidated financial statements and related notes for the six months ended June 30, 2006 and 2005 and our audited consolidated financial statements and related notes for the two years ended December 31, 2005 and 2004. You should read this discussion in conjunction with those consolidated financial statements. The discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this joint proxy statement-prospectus.

In this section, unless the context otherwise requires, “National Mercantile” refers only to the parent holding company, “we,” “our,” “us,” the “Company” refers to National Mercantile and its consolidated subsidiaries and the “Banks” refer to Mercantile National Bank, or Mercantile, and South Bay Bank, N.A., or South Bay.

Overview

Restatement

The financial statements for each of the years ended 2003, 2004, 2005, and each of the quarters ended March 31, June 30, September 30, 2005 and March 31, 2006 have been restated. The restatement corrects errors in the financial statements related to the Company’s accounting under SFAS 133, for the interest rate swap agreement entered into in connection with certain debentures related to trust preferred securities and the related subordinated debt, or Debt Transactions. We determined that the interest rate swap did not qualify for short-cut hedge accounting treatment under SFAS 133, and consequently, was marked-to-market from its inception, with the result that changes in the market value of the interest rate swap has been recorded through the income statement. We have further determined that the swap, accounted for under the “long haul” hedge accounting method, would not achieve all of our objectives and therefore it was terminated during the third quarter of 2006.

Three and Six Months Ended June 30, 2006

We recorded net income of $1.1 million, or $0.21 basic earnings per share and $0.19 diluted earnings per share, for the three months ended June 30, 2006 compared to net income of $1.4 million, or $0.35 basic earnings per share and $0.23 diluted earnings per share, for the same period of 2005. The decrease in net income for the second quarter of 2006 was due to a $369,000 of trading losses on economic derivatives related to an interest rate swap not designated as a hedge as compared to a $582,000 gain for the three months ended June 30, 2005, or a change of $951,000. Net interest income before provision for credit losses increase by $993,000 primarily due to increases in the prime rate lending index, and a greater volume of interest earning assets, particularly higher-yielding loans receivable and securities available-for-sale. Noninterest expense for the second quarter of 2006 increased $220,000. The Company adopted Statement of Financial Accounting Standards No. 123R, Stock-Based Payments (SFAS 123R), January 1, 2006 resulting in the recognition of compensation expense for unvested stock options and an after-tax charge of $100,000 to earnings for the three months ended June 30, 2006.

We recorded net income of $2.2 million for both the six month periods ended June 30, 2006 and 2005. This represented $0.40 basic earnings per share and $0.37 diluted earnings per share, for the six months ended June 30, 2006 compared $0.58 basic earnings per share and $0.38 diluted earnings per share for the same period of 2005. While earnings were nearly unchanged for the periods, there were significant changes in the composition of earnings. The earnings for the 2006 period includes an $817,000 charge for trading losses on economic derivatives compared to a $378,000 trading gain for the 2005 period. Also, for the six months ended June 30, 2006 net interest income before the provision for credit losses increased $2.0 million resulting from increases in the prime rate lending index, and a greater volume of interest earning assets, particularly higher-yielding loans receivable and securities available-for-sale. Noninterest expense for the six months ended June 30, 2006 increased $466,000 over the same period in 2005. The compensation expense for unvested stock options under SFAS 123R resulted in an after-tax charge of $185,000 to earnings for the six months ended June 30, 2006.

Return on average assets during the second quarter and first half of 2006 was 0.94% and 0.93%, respectively, compared to 1.44% and 1.13% during the second quarter and first half of 2005, respectively. Return on average equity during the second quarter and first half of 2006 was 11.63% and 11.17%, respectively, compared to 15.43% and 12.38% during the second quarter and first half of 2005.

Fiscal Year Ended December 31, 2005

Restatement

In 2003, the Company entered into an interest rate swap agreement in connection with the trust preferred securities related to the Company’s junior subordinated deferrable interest debentures, or trust preferred swap, that was accounted for as a fair value hedge under SFAS No. 133. The Company elected an abbreviated method, or the “short-cut” method, of documenting the effectiveness of the swap as a hedge, which allowed the Company to assume no ineffectiveness in this transaction. As a result of later technical interpretations of SFAS 133, the Company subsequently concluded that the trust preferred swap did not qualify for this method in prior periods. The presence of an interest deferral feature in the interest rate swap was determined, in retrospect, to have caused the interest rate swap to not have a fair value of zero at inception, which is required under SFAS 133 to qualify for short-cut hedge accounting treatment. Hedge accounting under SFAS No. 133 for this swap transaction is not allowed retrospectively because the hedge documentation required for the long-haul method was not in place at the inception of the hedge. Eliminating the application of fair value hedge accounting reverses the fair value adjustments that were made to the hedged item, the debt, as an adjustment to the par amount of the trust preferred debt. This reversal of fair value hedge accounting also results in reclassification of swap net settlements from interest expense to noninterest income as well as recording of swap mark-to-market adjustments in trading gains (losses) on economic derivatives.

The following table shows the statements of operations as originally reported and as restated, with the adjustments, for the years ended December 31, 2005 and 2004.

	Year Ended
	December 31, 2005		December 31, 2004
	As Originally Reported	Restated	As Originally Reported	Restated
	(Dollars in thousands)
Net interest income before provision for credit losses	$21,129	$21,129	$16,450	$16,450
Net cash settlement of interest rate swap derivative	—	(346)	—	(619)

Net interest income before provision for credit losses	21,129	20,783	16,450	15,831
Provision (benefit) for credit losses	(84)	(84)	220	220

Net interest income after provision for credit losses	21,213	20,867	16,230	15,611
Total other operating income	1,166	1,166	1,567	1,567
Net cash settlement of interest rate swap derivative	—	347	—	619
Change in fair value of interest rate swap derivative	—	(395)	—	229

Total non-interest income	1,166	1,118	1,567	2,415
Total other operating expenses	14,376	14,376	14,028	14,028

Income before taxes	8,003	7,609	3,769	3,998
Income tax expense	3,322	3,322	1,583	1,583
Income tax effect of restatement	—	(163)	—	95

Total income tax expense	3,322	3,159	1,583	1,678

Net income	$4,681	$4,450	$2,186	$2,320

Net income per share—basic (1)	$1.01	$0.96	$0.60	$0.64

Net income per share—diluted (1)	$0.79	$0.75	$0.38	$0.41

(1)	Adjusted for the 5- for 4-stock split paid April 16, 2006

The following tables show the statements of operations as originally reported and as restated, with the adjustments, for the three months ended March 31, June 30, and September 30, 2005 and 2004.

	Three Months Ended
	December 31, 2005		September 30, 2005		June 30, 2005		March 31, 2005
	As Originally Reported	Restated	As Originally Reported	Restated	As Originally Reported	Restated	As Originally Reported	Restated
	(Dollars in thousands)
Net interest income before provision for credit losses	$5,739	$5,739	$5,456	$5,456	$5,073	$5,073	$4,861	$4,861
Net cash settlement of interest rate swap derivative	—	(60)	—	(70)	—	(100)	—	(116)

Net interest income before provision for credit losses	5,739	5,679	5,456	5,386	5,073	4,973	4,861	4,745
Provision (benefit) for credit losses	40	40	(213)	(213)	—	—	89	89

Net interest income after provision for credit losses	5,699	5,639	5,669	5,599	5,073	4,973	4,772	4,656
Total other operating income	267	267	278	278	299	299	322	322
Net cash settlement of interest rate swap derivative	—	60	—	70	—	100	—	116
Change in fair value of interest rate swap derivative	—	(280)	—	(493)	—	582	—	(204)

Total non-interest income	267	47	278	(145)	299	981	322	234
Total other operating expenses	3,561	3,561	3,730	3,730	3,599	3,599	3,486	3,486

Income before taxes	2,405	2,125	2,217	1,724	1,773	2,355	1,608	1,404
Income tax expense	999	999	920	920	736	736	667	667
Income tax effect of restatement	—	(116)	—	(205)	—	242	—	(85)

Total income tax expense	999	883	920	715	736	978	667	582

Net income	$1,406	$1,242	$1,297	$1,009	$1,037	$1,378	$941	$822

Net income per share—basic	$0.26	$0.23	$0.24	$0.19	$0.27	$0.35	$0.25	$0.22

Net income per share—diluted	$0.24	$0.21	$0.22	$0.17	$0.18	$0.23	$0.16	$0.14

	Three Months Ended
	December 31, 2004		September 30, 2004		June 30, 2004		March 31, 2004
	As Originally Reported	Restated	As Originally Reported	Restated	As Originally Reported	Restated	As Originally Reported	Restated
	(Dollars in thousands)
Net interest income before provision for credit losses	$4,682	$4,682	$4,695	$4,695	$3,622	$3,622	$3,451	$3,451
Net cash settlement of interest rate swap derivative	—	(143)	—	(137)	—	(147)	—	(169)

Net interest income before provision for credit losses	4,682	4,539	4,695	4,558	3,622	3,475	3,451	3,282
Provision for credit losses	100	100	120	120	—	—	—	—

Net interest income after provision for credit losses	4,582	4,439	4,575	4,438	3,622	3,475	3,451	3,282
Total other operating income	383	383	317	317	402	402	465	465
Net cash settlement of interest rate swap derivative	—	143	—	137	—	147	—	169
Change in fair value of interest rate swap derivative	—	(58)	—	670	—	(837)	—	453

Total non-interest income	383	468	317	1,124	402	(288)	465	1,087
Total other operating expenses	3,788	3,788	3,378	3,378	3,439	3,439	3,423	3,423

Income before taxes	1,177	1,119	1,514	2,184	585	(252)	493	946
Income tax expense	499	499	642	642	240	240	202	202
Income tax effect of restatement	—	(24)	—	278	—	(347)	—	188

Total income tax expense	499	475	642	920	240	(107)	202	390

Net income	$678	$644	$872	$1,264	$345	$(145)	$291	$556

Net income per share—basic (1)	$0.18	$0.17	$0.24	$0.35	$0.09	$-0.04	$0.08	$0.16

Net income per share—diluted (1)	$0.12	$0.11	$0.15	$0.22	$0.06	$-0.03	$0.05	$0.10

Operations Summary for the Fiscal Year Ended December 31, 2005

	Year Ended December 31, 2005	Increase (Decrease)		Year Ended December 31, 2004
		Amount	%
	(Dollars in thousands, restated)
Interest income	$26,265	$6,811	35.0%	$19,454
Interest expense	5,482	1,859	51.3%	3,623

Net interest income	20,783	4,952	31.3%	15,831
Provision (benefit) for credit losses	(84)	(304)	(138.2)%	220
Other operating income	1,118	(1,297)	(53.7)%	2,415
Other operating expense	14,376	348	2.5%	14,028

Income before income taxes	7,609	3,611	90.3%	3,998
Income taxes	3,159	1,481	88.3%	1,678

Net income	$4,450	$2,130	91.8%	$2,320

We recorded net income of $4.5 million for 2005 compared to net income of $2.3 million for 2004. This represents basic earnings per share of $0.96 and fully-diluted earnings per share of $0.75 for 2005 compared to basic earnings per share of $0.64 per share and fully-diluted earnings per share of $0.41 for 2004. The increase in net income for 2005 was largely due to a $4.9 million increase in net interest income resulting from (i) increases in the prime rate lending index, (ii) a greater volume of interest earning assets, particularly higher yielding loans receivable and securities available-for-sale, (iii) interest rate swaps and (iv) a more rapid rise in yield on earning assets than cost of interest-bearing liabilities. Additionally, for 2005 we recorded a net benefit for credit losses due to a significant recovery of a loan previously charged off resulting in a $304,000 positive change compared to 2004. Other operating income declined $1.3 million primarily due to (i) a $395,000 trading loss on non-hedge interest rate swaps compared to a $229,000 trading gain for 2004, (ii) a $250,000 decline in net settlement payments from an interest rate swap not designated as a hedge, and (iii) lower deposit account fees resulting from greater allowances for compensating balances and changes in deposit fee structures. Other operating expenses increased $348,000 in 2005, largely due to greater salaries and related expense and increased professional services.

Return on average assets for 2005 was 1.10% compared to 0.61% for 2004. Return on average equity for 2005 was 12.15% compared to 7.02% for 2004.

Total assets at December 31, 2005 were $448.5 million compared to $391.3 million at year-end 2004. Loans receivable and securities available-for-sale increased $24.7 million and $34.8 million, respectively. The increase in loans receivable was due to growth in construction and land development loans partially offset by a decline in commercial real estate loans and commercial loans—secured and unsecured.

The allowance for loan and lease losses at December 31, 2005 was $4.5 million compared to $3.5 million at December 31, 2004 reflecting net recoveries of loans previously charged off of $1.2 million during the year less the reversal of provision for credit losses of $84,000.

Total deposits at December 31, 2005 were $363.2 million compared to $313.5 million at year-end 2004. The composition of deposits at December 31, 2005 reflects a $46.4 million increase in certificates of deposit $100,000 and over, a $6.9 million increase in money market accounts, $1.1 million increase in interest-bearing demand deposits and a $2.1 million increase in noninterest-bearing demand deposits offset by a $4.0 million decrease in savings accounts and a $2.7 million decrease in certificates of deposit under $100,000. The significant increase in certificates of deposit $100,000 and over was due to the execution of a securities leverage strategy for the purpose of interest rate risk management. Other borrowed funds were $28.3 million at December 31, 2005 compared to $25.9 million at year-end 2004.

Ratios to Average Assets

	2005	2004
	(Restated)
Net interest income	5.13%	4.16%
Other operating income	0.28%	0.63%
Provision (benefit) for credit losses	(0.02)%	0.06%
Other operating expense	3.55%	3.68%

Income before income taxes	1.88%	1.05%

Net income	1.10%	0.61%

Critical Accounting Policies

Our accounting policies are integral to understanding the results reported. These policies are described in detail in Note 1 of the Notes to Consolidated Financial Statements. Our most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies involving significant management valuation judgments.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is the sum of the allowance for loan and lease losses and the reserve for contingent losses on unfunded commitments. The allowance for loan and lease losses is a valuation adjustment used to recognize impairment of the recorded investment in the Company’s loans receivable on its balance sheet before losses have been confirmed resulting in a subsequent charge-off or write-down. The reserve for contingent losses on unfunded commitments is a liability accrual for unidentified but probable losses on the Company’s commitments to fund loans. As of September 30, 2005, the reserve for contingent losses on unfunded commitments was reclassified from the allowance for loan and lease losses to other liabilities. The 2004 year end reserve for contingent losses on unfunded commitments was reclassified to conform to the current presentation.

The allowance for loan and lease losses represents management’s best estimate of probable loan losses in our loans receivable and commitments to fund loans. The allowance for loan and lease losses is determined based on management’s assessment of several factors: (i) reviews and evaluation of individual loans including underlying cash flow and collateral values, (ii) the level of and changes in classified and nonperforming loans, (iii) historical loan loss experiences, (iv) changes in the nature and volume of the loan portfolio, and (v) current economic conditions and the related impact on specific borrowers and industry groups.

We review and manage the credit quality of the loan portfolio through a process that includes a risk grading system, uniform underwriting criteria, early identification of problem credits, regular monitoring of any classified assets graded as “criticized” by our internal grading system, and an independent loan review process. The calculation of the adequacy of the allowance for loan and lease losses is based on this internal risk grading system as well as other factors including loan grade migration trends and collateral values.

The internal risk grading utilizes a 10-level grading system—six pass grades for unclassified loans based upon our assessment of the borrower’s ability to service the loan and the quality of the collateral and four classification grades for “criticized” loans depending on the severity of the underwriting weakness and likelihood of loss. We use a statistical grading migration analysis as part of our allowance for loan and lease losses evaluation for unclassified loans, which is a method by which the types and gradings of historical loans charged-off are related to the current loan portfolio. This analysis attempts to use historical trends in loan risk grading, nonperforming assets and concentrations that are characteristic to our portfolio and consider other factors affecting loan losses that are specific to our marketplace and customer demographic.

An allowance based upon the migration analysis is determined for various loan types and unclassified grades based upon loan risk grades and historical charge off experience. Adjustments to these allowance factors are made for consideration of, among other matters, (i) changes in underwriting standards and internal risk grading between the current loan portfolio and the historical sample, (ii) changes in the factors that resulted in historical loans charged-off, such as industry economic condition, and (iii) differences between the current economic environment and the economic environment during the period of historical loans charged-off.

Generally, the allowance for loan and lease losses established for classified loans that are collateral-dependent is based on the net realizable value of the collateral. In measuring the net realizable value of the collateral, management uses current appraisals that, among other techniques, observe market transactions of similar property and adjust for differences. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold may all affect the required level of the allowance for loan and lease losses and the associated provision for credit losses.

On a periodic basis we engage an outside loan review firm to review our loan portfolio, risk grade accuracy and the reasonableness of loan evaluations. Annually, this outside loan review team analyzes our methodology for calculating the allowance for loan and lease losses based on our loss histories and policies.

We utilize our judgment to determine the provision for credit losses and establish the allowance for loan and lease losses. Each Bank’s board of directors reviews the adequacy of that Bank’s allowance for loan and lease losses on a quarterly basis. We believe, based on information known to management, that the allowance for loan and lease losses at December 31, 2005 represents the probable loan losses in loans receivable. However, credit quality is affected by many factors beyond our control, including local and national economies, and facts may exist which are not known to us that adversely affect the likelihood of repayment of various loans in the loan portfolio and realization of collateral upon a default. Accordingly, no assurance can be given that we will not sustain loan losses materially in excess of the allowance for loan and lease losses. In addition, the OCC, as an integral part of its examination process, periodically reviews the allowance for loan and lease losses and could develop an estimate that requires additional provisions for credit losses.

Goodwill and Other Intangible Assets

As discussed in Note 2 of the Notes to the Audited Consolidated Financial Statements, we must assess goodwill and other intangible assets each year, or more frequently upon the occurrence of certain events, for impairment. Impairment is the condition that exists when the carrying amount of the asset exceeds its implied fair value.

The goodwill impairment test involves comparing the fair value of South Bay with its carrying amount, including goodwill. We retained an independent valuation consultant to evaluate the goodwill as of October 1, 2005. The valuation consultant conducted the analysis utilizing two valuation methods—the income approach and the market approach.

The income approach measures the present worth of anticipated future net cash flows generated by South Bay. Net cash flow forecasts require analysis of the significant variables influencing revenues, expenses, working capital and capital investment as well as residual value and cost of capital. Our forecasts were for a three-year period reflecting average annual asset growth of 11.8%, an average loan to deposit ratio of 106%, an average net interest margin of 5.36%, and average annual return on assets of 1.57%. A 10.8% cost of capital and a $58.4 million residual value was utilized in the analysis to discount the projected cash flows.

The market approach derives a valuation by analyzing the prices at which shares of capital stock of reasonably similar companies are trading in the public market, or the transaction price at which similar companies have been acquired. The analysis identified eighteen transactions during the period from October 2002 through September 2004 involving acquired companies located in the state of California with similarities to South Bay in size and operating characteristics. Transaction multiples were considered for purchase price to (i) earnings, and (ii) tangible book value. The purchase price to earnings multiple for the South Bay acquisition was 11.38 compared to a range from 6.88 to 91.00 with an average of 28.01 for the transactions studied. The South Bay transaction purchase price to tangible book value multiple was 1.55 compared to a range of 1.35 to 3.93 with an average of 2.53 for the comparable transactions.

The consultant also analyzed our stock price as part of its market approach analysis. This analysis involved applying price multiples based on our stock price at or near the valuation date to the performance measures of South Bay. Additionally, the consultant considered guideline companies operating in the same market segment as South Bay. The stock trading values of similar companies were not considered reliable due to the small volume of trading activity, however, the results were not inconsistent with those of the transaction method.

The fair value indications derived from the income approach was $55.9 million and from the two market approaches, transaction and stock price analysis, $50.2 million and $47.5 million, respectively. The fair value of South Bay under both approaches exceeds the carrying value at October 1, 2005 of $22.3 million, therefore, goodwill is not considered impaired. The testing of goodwill and other intangible assets for impairment requires re-measurement of fair values. If the future fair values were materially less than the recorded value, we would be required to take a charge against earnings to write down the goodwill and other intangible assets to the lower value.

Deferred Tax Assets

At December 31, 2005 we had total net deferred tax assets of $4.4 million of which $2.5 million is represented by (i) federal net operating loss, or NOLs, of $5.0 million, which begin to expire in 2009; and (ii) a federal alternative minimum tax, or AMT, credit carry forward of $544,000. In order to utilize the benefit of the deferred tax assets related to the NOLs, we must generate aggregate taxable income equal to the amount of the NOLs during the period prior to their expiration.

If future taxable income should prove non-existent or less than the amount of the NOLs that created the deferred tax assets within the tax years to which they may be applied, the asset may not be realized. A valuation allowance may be established to reduce the deferred tax asset to its realizable value. Any adjustment required to the valuation allowance is coupled with a related entry to income tax expense. A charge to earnings will be made in the event that we determine that a valuation allowance to the deferred tax asset is necessary. Our deferred tax assets are described further in Note 7 of the Notes to the Audited Consolidated Financial Statements.

We use estimates of future taxable income to evaluate if it is more likely than not that the benefit of our deferred tax assets will be realized. Our analysis utilizes alternative scenarios reflecting a range of assumptions for asset growth rates, loan to deposit ratios, interest rates and inflation rates. The results of the analysis support our position that it is more likely than not that our deferred tax assets will be realized.

Derivative Instruments and Hedging

We utilize derivative instruments to manage our risk to changes in interest rates. Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities (SFAS 133) requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge and earnings are affected only to the extent to which the hedge is not effective in achieving offsetting changes in fair value or cash flows of the hedged item. We have designated certain of our derivative instruments as hedges and consider them highly effective. Circumstances may change increasing the extent that the hedge is not effective resulting in a greater portion of the change in value of the derivative instruments being reported in earnings.

We have other derivatives that hedge exposures when it makes economic sense to do so, including circumstances in which the hedging relationship does not qualify for hedge accounting. The changes in the fair value of these derivatives are recorded as trading gains or losses on economic derivatives in the statement of operations.

Operations Summary Analysis for the Three and Six Months Ended June 30, 2006 and 2005

Net Interest Income

Net interest income before provision for loan losses increased $993,000 to $6.0 million for the three months ended June 30, 2006 compared to $5.0 million for the same quarter of 2005 due to a $2.8 million increase in interest income offset by a $1.8 million increase in interest expense.

Loan interest income increased $1.9 million due to $48.5 million greater average volume of loans receivable and a 110 basis point increase in yield, primarily due to increases in the prime rate lending index. During 2005, the Federal Reserve Bank increased interest rates 200 basis points on eight occasions and, continuing into the first half of 2006, another 100 basis points on four occasions. Approximately 80% of our $351 million loans receivable at June 30, 2006, have adjustable interest rates; consequently, rising interest rates positively affect interest income. Conversely, declining interest rate environments have the potential to negatively impact our net interest income. In order to reduce the negative impact in the event of a decline in the prime rate lending index, we have entered into interest rate swaps, in which we exchanged an adjustable rate interest payment based on the prime rate lending index for a fixed rate payment on an aggregate notional amount of $50.0 million. The higher yields earned on our loans receivable during the second quarter of 2006 were partially offset by the rising cost of the interest rate swaps.

Interest income from securities available-for-sale increased $942,000 to $1.3 million during the second quarter of 2006 compared to $377,000 for the same period of 2005 due to $57.8 million greater average volume and a 186 basis point increase in yield. During the third and fourth quarter of 2005 and continuing into 2006, we have steadily added newly purchased securities to our investment portfolio as part of a strategy to further reduce the exposure of net interest income to a declining interest rate environment. The additions to securities have been instruments that we expect to have limited prepayment of principal in the event of declining interest rates (and muted term extension in rising interest rates). These investments, as well as loans receivable, have been largely financed with adjustable rate wholesale funds that will decline in cost in a falling interest rate environment. The more recently purchased securities, in a period of higher interest rates, and the maturity of lower yielding securities in the portfolio, resulted in an increase in the portfolio yield.

Overall, interest-earning assets averaged $104.6 million greater during the second quarter 2006 compared to 2005 while the higher interest rates and favorable change in composition to higher-yielding assets resulted in an 89 basis point increase in weighted average yield on interest-earning assets.

Interest expense increased $1.8 million during the second quarter of 2006 compared to the same period in 2005 due to a $108.2 million increase in average interest-bearing liabilities and a 157 basis point increase in the weighted average cost of interest-bearing liabilities. Interest expense on deposits increased $1.4 million due to a 163 basis point rise in weighted average cost of interest-bearing deposits in addition to $45.4 million greater average volume than 2005. Time certificates of deposit $100,000 and over averaged $47.5 million greater during the second quarter 2006 than the same period in 2005 due to an increased volume of brokered certificates of deposit, or Brokered CDs. The volume of money market and savings deposits increased $27.9 million during the second quarter of 2006 compared to second quarter of 2005 while time certificates of deposit under $100.000 declined $2.1 million.

During the rising interest rate environment experienced during the past eight quarters, we strategically elected to only moderately increase transaction deposit rates and to fund asset growth, and runoff of these deposits, with Brokered CDs. Although this type of funding is typically higher costing and exhibits higher interest rate sensitivity, the Brokered CDs facilitate our liquidity and interest rate risk management that we utilize to reduce our net interest income exposure to possible declining interest rates. The greater interest expense on the incremental Brokered CDs needed to fund asset growth is less than the impact of increasing rates on the significantly greater volume of transaction accounts. As market interest rates continue to rise, the cost of our deposits has been increasing more rapidly due to more frequent exceptions to our posted interest rates granted to depositors in order to prevent deposit withdrawals.

The cost of time certificates of deposit $100,000 and over increased 199 basis points during the second quarter of 2006 compared to second quarter 2005. The cost of money market and savings deposits increased 159 basis points while the cost of interest-bearing demand deposits and time certificates of deposit under $100,000 increased 30 basis points and 94 basis points, respectively.

The volume of other borrowings averaged $10.9 million and $5.4 million during the second quarter of 2006 and 2005, respectively. We continue to employ a liquidity strategy of maintaining relatively low levels of short-term assets and utilizing Federal Home Loan Bank overnight advances, against pledged loans and securities, to fund asset and deposit fluctuations. Minimizing short-term assets and increasing short-term liabilities furthers the interest rate risk management of our asset sensitive balance sheet. The cost of other borrowings was 5.14% and 2.89% for 2006 and 2005 periods, respectively, representing an increase of 225 basis points for the second quarter of 2006.

Securities sold under agreement to repurchase, or repurchase agreements averaged $28.4 million during the second quarter of 2006 with a cost of 5.18%. The repurchase agreements, totaling $45 million at June 30, 2006 with adjustable interest rate based upon the 3-month LIBOR index and have embedded floors with varying strike rates ranging from 4.00% to 4.75%, further our interest rate risk management objectives. In the event that the LIBOR index declines below the strike rate, the cost of the Repurchase Agreements will decline at double the difference between the LIBOR index and the strike rate. We had no repurchase agreements during 2005.

Noninterest-bearing demand deposits averaged $115.5 million during the second quarter 2006 or $10.9 million less than during the same quarter in 2005. Rising interest rates increase depositors’ opportunity cost of noninterest-bearing deposits and their sensitivity to maintaining such balances, resulting in the redeployment of their funds into higher yielding deposits and alternative investments outside the Banks.

The net yield on interest earning assets (net interest margin) was 5.26% and 5.69% during the second quarter in 2006 and 2005, respectively, while the net interest spread was 4.25% and 4.93%, respectively. The net interest margin and net interest spread during the second quarter of 2006 have declined from recent quarters largely due to the securities leverage strategy—intermediate-term security purchases financed with adjustable wholesale funds—executed to reduce our balance sheet asset sensitivity. While the strategy protects against a possible decline in interest rates, the current margin on such leverage is relatively thin. Also, the second quarter of 2006 continued to experience a flat or inverted yield curve in which short-term rates have risen to or above the level of long-term interest rates. A preponderance of our funding sources are correlated to the short-term rates. Additionally, the net interest spread has been effected by a decline in net earning assets due to a lower proportion of noninterest-bearing deposits funding earning assets.

Net interest income increased $1.9 million to $11.7 million for the six months ended June 30, 2006 compared to the same period of 2005 due to a $5.0 million increase in interest income offset by a $3.1 million increase in interest expense.

Loan interest income increased $3.5 million to $14.6 million due to $41.3 million greater average volume of loans receivable and a 114 basis point increase in yield, resulting primarily from increases in the prime rate lending index. The higher yields earned on our loans receivable during the first half of 2006 were partially offset by the rising cost of the interest rate swaps.

Interest income from securities available-for-sale increased $1.6 million to $2.3 million during the first half of 2006 compared to the same period of 2005 due to $47.9 million greater average volume and a 175 basis point increase in yield. As discussed above, we have been steadily adding to securities available-for-sale and the more recently purchased securities, in a period of higher interest rates, resulted in an increase in the portfolio yield.

Overall, interest-earning assets were $86.8 million greater during 2006 period than 2005 while the higher interest rates and favorable change in composition to higher-yielding assets resulted in a 96 basis point increase in weighted average yield on interest-earning assets.

Interest expense increased $3.1 million during the first half of 2006 compared to the same period in 2005 due to a $88.1 million increase in average interest-bearing liabilities and a 142 basis point increase in the weighted average cost of interest-bearing liabilities. Interest expense on deposits increased $2.3 million due to a 147 basis point rise in weighted average cost of interest-bearing deposits in addition to $62.6 million greater average volume than 2005. Time certificates of deposit $100,000 and over averaged $46.6 million greater during the 2006 period than 2005 due to an increased volume of Brokered CDs. The average volume of money market and savings deposits increased $17.9 million during the first half of 2006 compared to first half of 2005.

The cost of time certificates of deposit $100,000 and over increased 177 basis points during the first half of 2006 compared to first half 2005. The cost of money market and savings deposits increased 145 basis points while the cost of certificates of deposit under $100,000 increased 91 basis points.

The volume of other borrowings averaged $15.3 million and $10.2 million during the first half of 2006 and 2005, respectively. The cost of other borrowings was 4.78% and 2.62% for 2006 and 2005 periods, respectively, representing an increase of 216 basis points for the first half of 2006.

Repurchase agreements averaged $20.4 million during the first half of 2006 with a cost of 5.06%. We had no repurchase agreements during 2005.

Noninterest-bearing demand deposits averaged $114.4 million during the first half of 2006 or $9.5 million less than during the same period in 2005. Depositors have redeployed their noninterest-bearing demand deposits into higher yield, yet accessible, money market deposits as short-term interest rates have risen.

The net yield on interest earning assets (net interest margin) was 5.35% and 5.55% during the first half in 2006 and 2005, respectively, while the net interest spread was 4.39% and 4.85%, respectively. Similar to the quarterly results, the net interest margin and net interest spread during the first half of 2006 have declined from recent quarters due to (i) the securities leverage strategy, (ii) a more rapid rise in the cost of fund than in the yield on earnings assets due to the flat yield curve, (iii) a change in the mix of deposits to higher costing types, and (iv) a smaller proportion of noninterest bearing deposits funding earning assets.

The following table presents the components of net interest income for the three months ended June 30, 2006 and 2005.

Average Balance Sheet and Analysis of Net Interest Income

	Three Months ended
	June 30, 2006			June 30, 2005
	Average Amount	Interest Income/ Expense	Weighted Average Yield/ Rate	Average Amount	Interest Income/ Expense	Weighted Average Yield/ Rate
	(Dollars in thousands)
Assets:
Federal funds sold and securities purchased under agreements to resell	$1,211	$13	4.31%	$2,526	$19	3.02%
Due from banks-interest-bearing	2,500	30	4.81%	2,032	18	3.55%
Securities available-for-sale	98,047	1,295	5.30%	40,235	346	3.44%
Securities held-to-maturity	2,372	24	4.06%	3,194	31	3.88%
Loans receivable (1) (2)	350,878	7,551	8.63%	302,382	5,675	7.53%

Total interest earning assets	455,008	8,913	7.86%	350,369	6,089	6.97%

Noninterest earning assets:
Cash and due from banks—demand	16,636			16,352
Other assets	22,370			20,881
Allowance for credit losses and net unrealized gain on sales of securities available-for-sale	(6,642)			(4,358)

Total assets	$487,372			$383,244

Liabilities and shareholders’ equity:
Interest-bearing deposits:
Demand	$32,056	60	0.75%	$30,865	35	0.45%
Money market and savings	125,394	797	2.55%	97,512	234	0.96%
Time certificates of deposit:
$100,000 or more	91,657	991	4.34%	44,198	259	2.35%
Under $100,000	24,032	196	3.27%	26,175	152	2.33%

Total time certificates of deposit	115,689	1,187	4.12%	70,373	411	2.34%

Total interest-bearing deposits	273,139	2,044	3.00%	198,750	680	1.37%
Other borrowings	10,853	139	5.14%	5,404	39	2.89%
Junior subordinated debentures	15,464	397	10.30%	15,464	397	10.30%
Federal funds purchased and securities sold under agreements to repurchase	28,406	367	5.18%	—	—	—

Total interest-bearing liabilities	327,862	2,947	3.61%	219,618	1,116	2.04%

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	115,474			126,399
Other liabilities	4,628			1,497
Shareholders’ equity	39,408			35,730

Total liabilities and shareholders’ equity	$487,372			$383,244

Net interest income (spread)		$5,966	4.25%		$4,973	4.93%

Net yield on earning assets (2)			5.26%			5.69%

(1)	The average balance of nonperforming loans has been included in loans receivable.
(2)	Yields and amounts earned on loans receivable include loan fees of $639,000 and $437,000 for the three months ended June 30, 2006 and 2005, respectively.

The following table presents the components of net interest income for the six months ended June 30, 2006 and 2005.

Average Balance Sheet and Analysis of Net Interest Income

	Six Months ended
	June 30, 2006			June 30, 2005
	Average Amount	Interest Income/ Expense	Weighted Average Yield/ Rate	Average Amount	Interest Income/ Expense	Weighted Average Yield/ Rate
	(Dollars in thousands)
Assets:
Federal funds sold and securities purchased under agreements to resell	$829	$18	4.38%	$2,098	$29	2.79%
Due from banks-interest-bearing	2,103	51	4.89%	2,378	34	2.88%
Securities available-for-sale	87,950	2,254	5.17%	40,073	680	3.42%
Securities held-to-maturity	2,459	50	4.10%	3,304	65	3.97%
Loans receivable (1) (2)	346,831	14,591	8.48%	305,556	11,118	7.34%

Total interest earning assets	440,172	16,964	7.77%	353,409	11,926	6.81%

Noninterest earning assets:
Cash and due from banks—demand	15,814			17,736
Other assets	23,008			20,726
Allowance for credit losses and net unrealized gain on sales of securities available-for-sale	(5,940)			(4,213)

Total assets	$473,054			$387,658

Liabilities and shareholders’ equity:
Interest-bearing deposits:
Demand	$32,478	102	0.63%	$31,448	67	0.43%
Money market and savings	118,180	1,381	2.36%	100,307	454	0.91%
Time certificates of deposit:
$100,000 or more	88,917	1,759	3.99%	42,352	467	2.22%
Under $100,000	24,096	372	3.11%	26,973	294	2.20%

Total time certificates of deposit	113,013	2,131	3.80%	69,325	761	2.21%

Total interest-bearing deposits	263,671	3,614	2.76%	201,080	1,282	1.29%
Other borrowings	15,326	363	4.78%	10,244	133	2.62%
Junior subordinated debentures	15,464	793	10.34%	15,464	793	10.34%
Federal funds purchased and securities sold under agreements to repurchase	20,415	512	5.06%	—	—	0.00%

Total interest-bearing liabilities	314,876	5,282	3.38%	226,788	2,208	1.96%

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	114,428			123,917
Other liabilities	4,329			1,423
Shareholders’ equity	39,421			35,530

Total liabilities and shareholders’ equity	$473,054			$387,658

Net interest income (spread)		$11,682	4.39%		$9,718	4.85%

Net yield on earning assets (2)			5.35%			5.55%

(1)	The average balance of nonperforming loans has been included in loans receivable.
(2)	Yields and amounts earned on loans receivable include loan fees of $980,000 and $860,000 for the six months ended June 30, 2006 and 2005, respectively.

The following table sets forth, for the periods indicated, the changes in interest earned and interest paid resulting from changes in volume and changes in rates. Average balances in all categories in each reported period were used in the volume computations. Average yields and rates in each reported period were used in rate computations.

Increase (Decrease) in Interest Income/Expense Due to Change in

Average Volume and Average Rate (1)

	Three Months ended June 30, 2006 vs 2005
	Increase (decrease) due to:		Net Increase (Decrease)
	Volume	Rate
	(Dollars in thousands)
Interest Income:
Federal funds sold and securities purchased
Federal funds sold	$(10)	$4	$(6)
Interest-bearing deposits with other financial institutions	4	8	12
Securities available-for-sale	496	453	949
Securities held-to-maturity	(8)	1	(7)
Loans receivable (2)	910	966	1,876

Total interest-earning assets	1,392	1,432	2,824

Interest Expense:
Interest-bearing deposits:
Demand	$1	$24	$25
Money market and savings	67	496	563
Savings
Time certificates of deposit:
$100,000 or more	278	454	732
Under $100,000	(12)	56	44

Total time certificates of deposit	266	510	776

Total interest-bearing deposits	334	1,030	1,364
Other borrowings	39	61	(100)
Junior subordinated debentures	—	—	—
Federal funds purchased and securities sold under agreements to repurchase	367	—	367

Total interest-bearing liabilities	740	1,091	1,831

Net interest income	$652	$341	$993

(1)	The change in interest income or interest expense that is attributable to both changes in average balance, average rate and days in the quarter has been allocated to the changes due to (i) average balance and (ii) average rate in proportion to the relationship of the absolute amounts of changes in each.
(2)	Table does not include interest income that would have been earned on nonaccrual loans.

Increase (Decrease) in Interest Income/Expense Due to Change in

Average Volume and Average Rate (1)

	Six Months ended June 30, 2006 vs 2005
	Increase (decrease) due to:		Net Increase (Decrease)
	Volume	Rate
	(Dollars in thousands)
Interest Income:
Federal funds sold	$(18)	$7	$(11)
Interest-bearing deposits with other financial institutions	(4)	21	17
Securities available-for-sale	812	762	1,574
Securities held-to-maturity	(17)	2	(15)
Loans receivable (2)	1,502	1,971	3,473

Total interest-earning assets	2,275	2,763	5,038

Interest Expense:
Interest-bearing deposits:
Demand	$2	$33	$35
Money market and savings	81	846	927
Time certificates of deposit:
$100,000 or more	513	779	1,292
Under $100,000	(31)	109	78

Total time certificates of deposit	482	888	1,370

Total interest-bearing deposits	565	1,767	2,332
Other borrowings	66	164	230
Junior subordinated debentures	—	—	—
Federal funds purchased and securities sold under agreements to repurchase	512	—	512

Total interest-bearing liabilities	1,143	1,931	3,074

Net interest income	$1,132	$832	$1,964

(1)	The change in interest income or interest expense that is attributable to both changes in average balance, average rate and days in the quarter has been allocated to the changes due to (i) average balance and (ii) average rate in proportion to the relationship of the absolute amounts of changes in each.
(2)	Table does not include interest income that would have been earned on nonaccrual loans.

Provision For Credit Losses

We recorded provisions for credit losses of $40,000 for the second quarter 2006 and $72,000 for the six months ended June 30, 2006, reflecting (i) the growth in loans receivable partially offset by a decrease in unfunded loan commitments, and (ii) a change in portfolio credit migration, compared to no provision for the second quarter 2005 and $89,000 for the six months ended June 30, 2005. During the first half of 2006, we charged off loans receivable of $1,000, compared to $6,000 for the same period 2005.

Other Operating Income (Loss)

During the three months and six months ended June 30, 2006 we recorded other operating losses of $76,000 and $159,000, respectively, compared to other operating income of $981,000 and $1.2 million for the three months and six months ended June 30, 2005. The change between the 2006 and 2005 quarters was due to a $369,000 charge for trading losses on economic derivatives in 2006 compared to a $582,000 credit in 2005. Similarly the 2006 first half included an $817,000 charge compared to $378,000 credit in 2005.

Deposit-related fees decreased in 2006 compared to 2005 due to higher compensating balance rates and changes in fee structure. Other operating income includes the net settlement payments on the interest rate swap not designated as a hedge. The 2006 periods reflect a decline in net settlement payments under this swap due to rising interest rates.

Other operating income for the first half of 2006 included a $47,000 gain on the sale of other real estate owned acquired through foreclosure and an increase in international services fees.

Other Operating Expenses

Other operating expenses were $3.8 million for the three months ended June 30, 2006 compared to $3.6 million for the same period of 2005. Significant variances within operating expenses were: (i) salaries and related benefits expense increased $345,000 or 18.7% due to the adoption of SFAS 123R requiring stock options to be expensed, the addition of business development staff and increased incentive expense; (ii) legal services expense decreased $288,000 or 93.5% primarily due to fewer problem assets and the decline in related legal activity; and (iii) other professional services expense increased $65,000 or 22.8% due to increased costs for audit services, recruiting fees and directors’ fees.

Other operating expenses were $7.5 million for the six months ended June 30, 2006 compared to $7.1 million for the same period of 2005. Significant variances within operating expenses were, similar to the quarterly results, (i) salaries and related benefits expense increased $596,000 or 16.2% due to the adoption of SFAS 123R, which accounted for $185,000 of this increase, and the addition of business development staff and increased incentive expense; (ii) legal services expense decreased $362,000 or 79.4% primarily due to fewer problem assets and the decline in related legal activity; and (iii) other professional services expense increased $115,000 or 21.3% due to increased costs for audit services, recruiting fees and directors’ fees.

Operations Summary Analysis for the Fiscal Years Ended December 31, 2005 and 2004

Net Interest Income

Our earnings depend largely upon the difference between the income earned on our loans and other investments and the interest paid on our deposits and borrowed funds. This difference is net interest income. Our ability to generate net interest income is largely dependent on our ability to maintain sound asset quality and appropriate levels of capital and liquidity. In the event that we are unable to maintain sound asset quality, capital or liquidity it may adversely affect (i) the ability to accommodate desirable borrowing customers, thereby inhibiting growth in quality higher-yielding earning assets; (ii) the ability to attract comparatively stable, lower-cost deposits; and (iii) the costs of wholesale funding sources.

Net interest income increased $5.0 million to $20.8 million during 2005 compared to 2004 due to a $6.8 million increase in interest income offset by a $1.9 million increase in interest expense. The restatement eliminating hedge accounting treatment for the interest rate swap on our junior subordinated debentures resulted in a reclassification of the interest rate swap net settlement payment from interest expense to other operating income increasing interest expense $347,000 and $597,000 for the years ended December 31, 2005 and 2004, respectively.

Loan interest income increased $6.1 million due to $30.7 million greater average volume of loans receivable and a 133 basis point increase in yield, resulting primarily from increases in the prime rate lending index and interest rate swaps. During the second half of 2004, the Federal Reserve Bank increased interest rates 125 basis points on five occasions after a prolonged period of accommodative monetary policy in response to signs of stronger economic activity and perceived higher inflation risk. Continuing in 2005, the Federal Reserve Bank increased interest rates 200 basis points on eight occasions. Approximately 75% of our $338.6 million loans receivable at December 31, 2005, adjustable interest rates; consequently, rising interest rates positively affect interest income. In order to lessen the impact on interest income in the event of a decline in the prime rate lending index, we have entered into interest rate swaps, in which we exchanged an adjustable rate interest based on the prime rate lending index for a fixed rate payment on an aggregate notional amount of $50.0 million. The higher yields earned on our loans receivable during 2005 were partially offset by the rising cost of certain interest rate swaps; however, these interest rate swaps still contributed 12 basis points to the increase in loan yield compared to 2004.

The greater volume of loans receivable was due to a $41.8 million increase in construction and land development loans reflecting stronger residential construction loan demand and the funding of previously approved construction loans. Recent data and events, however, reflect slowing of national residential sales activity and slowing of the growth in residential real estate prices. While real estate activity in western states remains relatively strong, a more pronounced slowing in our lending areas would likely negatively impact the growth of our construction loans. Consumer loans increased $4.7 million primarily due to growth in our insurance premium financing.

Offsetting the growth in these loan categories, real estate loans secured by commercial real properties declined $14.3 million during 2005 due to more rapid repayment of loans than funding of newly originated loans. We have experienced rigorous price competition for commercial real estate loans, and an increase in borrower refinancing of our adjustable rate loans for fixed rate loans with other lenders, particularly as rising short-term interest rates have approached longer-term fixed interest rate levels. We have experienced strong activity in developing new business relationships, evidenced by growth in unfunded commitments, however, commercial loans—secured and unsecured, declined $9.0 million due to a decrease in utilization of lines of credit. This decrease in credit utilization is due to greater borrower liquidity resulting from relatively strong local economic activity.

Interest income from securities available-for-sale increased $719,000 during 2005 compared to 2004 due to $10.0 million greater average volume and an 82 basis point increase in yield. During the third and fourth quarter of 2005, we accelerated our investment activity as part of a strategy to further reduce the exposure of net interest income to a declining interest rate environment. The additions to securities available-for-sale have largely been low-coupon, intermediate-term, 15- and 20-year mortgage-backed security pools, purchased at a discount that we expect to have limited prepayment of principal in the event of declining interest rates (and muted term extension in rising interest rates). These investments, as well as loans receivable, have been largely financed with adjustable rate wholesale funds that will decline in cost in a falling interest rate environment. The securities available-for-sale purchased during 2005, in a period of higher interest rates, and the maturity of lower yielding securities in the portfolio, resulted in an increase in the portfolio yield.

Additionally, during 2005 we reallocated short-term lower-yielding federal funds sold, which averaged $6.0 million less than 2004, into higher yielding earning assets. Furthermore, through deposit reclassification utilizing non-transaction sub accounts, we reduced our required reserves at the Federal Reserve Bank resulting in the redeployment of $6.5 million in noninterest-bearing cash and due from banks—demand. Overall, interest-earning assets were $32.3 million greater during 2005 than 2004 while the higher interest rates and favorable change in composition to higher-yielding assets resulted in a 133 basis point increase in weighted average yield on interest-earning assets.

Interest expense increased $1.9 million for 2005 due to a $19.7 million increase in average interest-bearing liabilities and a 64 basis point increase in the weighted average cost of interest-bearing liabilities. Interest expense on deposits increased $1.8 million due to a 75 basis point rise in weighted average cost of interest-bearing deposits in addition to $20.2 million greater average volume than 2004. Time certificates of deposit $100,000 and over averaged $24.8 million greater during 2005 than 2004 due to an increased volume of brokered certificates of deposit, or Brokered CDs. The volume of money market and savings deposits declined $4.3 million in 2005 and time certificates of deposit under $100,000 declined $1.3 million. Relatively low costing interest-bearing demand deposits averaged $1.0 million greater in 2005 than in 2004.

During the rising interest rate environment experienced during the past six quarters, we strategically elected to only moderately increase transaction deposit rates and to fund asset growth, and runoff of these deposits, with

Brokered CDs. Although this type of funding is typically higher costing and exhibits higher interest rate sensitivity, the Brokered CDs facilitate our liquidity and interest rate risk management that we utilize to reduce our net interest income exposure to possible declining interest rates. The greater interest expense on the incremental Brokered CDs needed to fund asset growth, and any decrease in transaction deposits, is less than the impact of increasing rates on the significantly greater volume of transaction accounts. In a sustained rising interest rate environment, nonetheless, increases in deposit interest rates will be required to prevent net deposit withdrawals.

The cost of time certificates of deposit $100,000 and over increased 115 basis points during 2005 compared to 2004. The cost of money market and savings deposits increased 60 basis points while the cost of interest-bearing demand deposits and time certificates of deposit under $100,000 increased 24 basis points and 65 basis points, respectively.

The volume of other borrowings averaged $12.2 million and $12.6 million in 2005 and 2004, respectively. We continue to employ a liquidity strategy of maintaining relatively low levels of short-term assets and utilize Federal Home Loan Bank overnight advances, against pledged loans and securities, to fund asset and deposit fluctuations. Minimizing short-term assets and increasing short-term liabilities furthers the management of our asset sensitive balance sheet. The cost of other borrowings was 3.38% and 2.65% for 2005 and 2004, respectively, representing an increase of 73 basis points in 2005.

Noninterest-bearing demand deposits increased only slightly averaging $124.8 million and $124.7 million in 2005 and 2004, respectively. While we continue to devote resources to growing our business accounts, in a rising interest rate environment depositors generally deploy their funds into higher yielding deposits and alternative investments outside the Banks. Additionally, our escrow company customers maintained lower balances due to reduced mortgage refinancing activity in the higher interest rate environment.

Interest Rate Spread and Net Interest Margin

We analyze earnings performance using, among other measures, the interest rate spread and net interest margin. The interest rate spread represents the difference between the weighted average yield received on interest earning assets and the weighted average rate paid on interest bearing liabilities. Net interest margin (also called the net yield on interest earning assets) is net interest income expressed as a percentage of average total interest earning assets. Our net interest margin is affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes, and changes to the relative amount of interest earning assets and interest bearing liabilities. Interest rates charged on our loans are affected principally by the demand for such loans, the supply of money available for lending purposes, and other competitive factors. These factors are in turn affected by general economic conditions and other factors beyond our control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters, and actions of the Federal Reserve Board. The first table below presents information concerning the change in interest income and interest expense attributable to changes in average volume and average rate. The second table below presents the weighted average yield on each category of interest earning assets, the weighted average rate paid on each category of interest bearing liabilities, and the resulting interest rate spread and net yield on interest earning assets for 2005, 2004 and 2003. We had no tax exempt interest income for 2005, 2004 or 2003.

Increase (Decrease) in Interest Income/Expense Due to

Change in Average Volume and Average Rate (1)

	2005 vs 2004			2004 vs 2003
	Increase (decrease) due to:		Net Increase (Decrease)	Increase (decrease) due to:		Net Increase (Decrease)
	Volume	Rate		Volume	Rate
	(Dollars in thousands, restated)
Interest Income:
Federal funds sold and securities purchased under agreement to resell	$(75)	$30	$(45)	$(278)	$14	$(264)
Due from banks—interest bearing	(22)	67	45	29	10	39
Securities available-for-sale	297	422	719	565	(241)	324
Securities held-to-maturity	(38)	6	(32)	10	105	115
Loans receivable (2)	1,944	4,180	6,124	1,373	743	2,116

Total interest-earning assets	2,106	4,705	6,811	1,699	631	2,330

Interest Expense:
Interest-bearing deposits:
Demand	$3	$75	$78	$14	$(60)	$(46)
Money market and savings	(30)	623	593	84	(240)	(156)
Time certificates of deposit:
$100,000 or more	368	594	962	(36)	(96)	(132)
Under $100,000	(23)	170	147	(140)	(170)	(310)

Total time certificates of deposit	345	764	1,109	(176)	(266)	(442)

Total interest-bearing deposits	318	1,462	1,780	(78)	(566)	(644)
Other borrowings	(10)	90	80	243	(272)	(29)
Junior subordinated debentures (3)	—	—	—	792	—	792
Federal funds purchased and securities sold under agreements to repurchase	(1)	—	(1)	(13)	(2)	(15)

Total interest-bearing liabilities	307	1,552	1,859	944	(840)	104

Net interest income	$1,799	$3,153	$4,952	$755	$1,471	$2,226

(1)	The change in interest income or interest expense that is attributable to both changes in average balance and average rate has been allocated to the changes due to (i) average balance and (ii) average rate in proportion to the relationship of the absolute amounts of changes in each.

(2)	Table does not include interest income that would have been earned on nonaccrual loans.
(3)	The implementation of FASB Interpretation No. 46, effective July 1, 2003 resulted in the reclassification of the Company’s Junior Subordinated Debentures from mezzanine equity to liabilities and the related interest to interest expense after June 30, 2003.

Average Balance Sheet and Analysis of Net Interest Income

	2005			2004			2003
	Average Amount	Interest Income/ Expense	Weighted Average Yield/ Rate	Average Amount	Interest Income/ Expense	Weighted Average Yield/ Rate	Average Amount	Interest Income/ Expense	Weighted Average Yield/ Rate
	(Dollars in thousands, restated)
Assets:
Federal funds sold and securities purchased under agreements to resell	$1,647	$50	3.04%	$7,651	$95	1.24%	$33,829	$359	1.06%
Due from banks—interest bearing	2,187	101	4.62%	3,566	56	1.57%	1,304	17	1.30%
Securities available-for-sale	51,595	1,954	3.79%	41,603	1,235	2.97%	25,672	911	3.55%
Securities held-to-maturity	3,070	121	3.94%	4,085	153	3.75%	3,254	38	1.17%
Loans receivable (1) (2)	314,164	24,039	7.65%	283,415	17,915	6.32%	260,756	15,799	6.06%

Total interest earning assets	372,663	$26,265	7.05%	340,320	$19,454	5.72%	324,815	$17,124	5.27%

Noninterest earning assets:
Cash and due from banks—demand	16,374			22,874			22,171
Other assets	20,775			21,529			21,859
Allowance for loan and lease losses and net unrealized (loss) gain on sales of securities available-for-sale	(4,769)			(3,753)			(4,025)

Total assets	$405,043			$380,970			$364,820

Liabilities and shareholders’ equity:
Interest-bearing deposits:
Demand.	$32,497	$158	0.49%	$31,484	$80	0.25%	$28,269	$126	0.45%
Money market and savings.	103,648	1,342	1.29%	107,981	749	0.69%	98,763	905	0.92%
Time certificates of deposit:
$100,000 or more	51,995	1,365	2.63%	27,179	403	1.48%	29,150	535	1.84%
Under $100,000	26,031	620	2.38%	27,345	473	1.73%	33,316	783	2.35%

Total time certificates of deposit	78,026	1,985	2.54%	54,524	876	1.61%	62,466	1,318	2.11%

Total interest-bearing deposits	214,171	3,485	1.63%	193,989	1,705	0.88%	189,498	2,349	1.24%
Other borrowings	12,186	412	3.38%	12,550	332	2.65%	7,500	361	4.81%
Junior subordinated debentures (3)	15,464	1,585	10.25%	15,464	1,585	10.25%	7,733	793	10.25%
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	113	1	0.88%	609	16	2.63%

Total interest-bearing liabilities	241,821	5,482	2.27%	222,116	3,623	1.63%	205,340	3,519	1.71%

Noninterest-bearing liabilities:
Noninterest bearing demand deposits	124,789			124,699			119,789
Other liabilities	1,811			1,086			845
Guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures, net (3)	—			—			7,267
Shareholders’ equity	36,622			33,069			31,579

Total liabilities and shareholders’ equity	$405,043			$380,970			$364,820

Net interest income (interest rate spread)		$20,783	4.78%		$15,831	4.09%		$13,606	3.56%

Net yield on interest earning assets (2)			5.58%			4.65%			4.19%

(1)	The average balance of nonperforming loans has been included in loans receivable.
(2)	Yields and amounts earned on loans receivable include loan fees of $1,725,000, $1,383,000 and $882,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
(3)	The implementation of FASB Interpretation No. 46, effective July 1, 2003 resulted in the reclassification of the Company’s Junior Subordinated Debentures from mezzanine equity to liabilities and the related interest to interest expense after June 30, 2003.

Our net interest margin increased 93 basis points from 4.65% during 2004 to 5.58% in 2005. Our net interest margin remains high in comparison with the interest rate spread due to the continued significance of noninterest-bearing demand deposits relative to total funding sources. Average noninterest bearing demand deposits were $124.8 million, representing 36.8% of average deposits, during 2005, compared to $124.7 million, representing 39.1% of average deposits, during 2004. Of these noninterest bearing demand deposits during 2005, $14.7 million or 11.8% of average noninterest bearing deposits were represented by real estate title and escrow company deposits, compared to $16.2 million or 13.0% of average noninterest bearing deposits during 2004. While these deposits are noninterest bearing, they are not cost free funds. Customer service expenses, primarily costs related to external accounting and data processing services provided to title and escrow company depositors are incurred by us to the extent that such depositors maintain certain average noninterest bearing deposits. Customer service expense is classified as other operating expense. If customer service expenses related to escrow customers had been classified as interest expense, our reported net interest income for 2005 and 2004 would have been reduced by $370,000 and $137,000, respectively, and the net interest margin for 2005 and 2004 would have decreased 36 basis points and 4 basis points, respectively. Similarly, this would create identical reductions in other operating expense. The expense associated with these deposits increased in 2005 from 2004 despite the decrease in volume due to a greater allowance for customer services provided for these depositors.

The restatement adjustment increasing interest expense reduced the net yield on interest earning assets and the interest rate spread 9 basis points and 14 basis points, respectively, for the year ended December 31, 2005 and 18 basis points and 27 basis points, respectively, for the year ended December 31, 2004.

Provision/Benefit for Credit Losses

During 2005, we recorded a benefit for credit losses of $84,000 compared to a $220,000 provision for credit losses in 2004 following our valuation assessment of the allowance for loan and lease losses and the reserve for contingent losses on unfunded commitments. Impacting the allowance in 2005, among other items, was a significant recovery of a loan previously charged off partially offset by relatively strong growth in loans receivable and unfunded loan commitments. In 2005 net recoveries were $1.2 million compared to net recoveries $73,000 in 2004.

Assuming continued loan growth, and based on the relative uncertainty regarding the state of the economy, and the level of nonperforming loans, it is anticipated that regular provisions for credit losses will be made during 2006. Credit quality will be influenced by underlying trends in the economic cycle, particularly in Southern California, and other factors, which are beyond management’s control. Accordingly, no assurance can be given that we will not sustain loan losses that in any particular period are sizable in relation to the allowance for loan and lease losses. Subsequent evaluation of the loan portfolio, in light of factors then prevailing, by us and our regulators may indicate a requirement for increases in the allowance for loan and lease losses through additions to the provision for credit losses.

Other Operating Income

Other operating income was $1.1 million and $2.4 million in 2005 and 2004, respectively. The decline was due to (i) a $395,000 trading loss on economic derivatives compared to a $229,000 trading gain for 2004, (ii) a $250,000 decline in net settlement payments from an interest rate swap not designated as a hedge, and (iii) $592,000 lower deposit account fees resulting from greater allowances for compensating balances and changes in deposit fee structures. In 2004, there was a net loss of $197,000 on sales of securities available-for-sale. Fee income related to international services was $52,000 in 2005 compared to $59,000 in 2004. Investment services fees were $54,000 in 2005 compared to $53,000 in 2004.

Other Operating Expenses

Other operating expense increased $348,000 to $14.4 million in 2005, compared to $14.0 million during 2004. Salaries and related benefits increased $280,000 or 3.7% to $7.8 million, primarily due to the addition of business development staff during the year, as well as larger management bonuses and increased commissions paid to business development staff for loan production. Net occupancy expense decreased $130,000 or 11.5% to $1.0 million primarily due to the relocation of our administrative offices and the Century City banking office. Other professional services increased $273,000 or 32.0% largely due to increased audit and tax expense as well as professional services for credit workouts. Other expenses decreased $150,000 largely due to a $250,000 reserve established during 2004 in a dispute over our lien on the collateral for a loan as well as several unrelated and nonrecurring operating losses. The dispute was resolved during 2005.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities, as well as for operating losses and tax credit carryforwards, using enacted tax laws and rates. Deferred tax assets will be reduced through a valuation allowance whenever it becomes more likely than not that all or some portion will not be realized. Deferred income tax expense (benefit) represents the net change in the deferred tax asset or liability balance during the year. This amount, together with income taxes currently payable or refundable in the current year, represents the total tax expense for the year.

At December 31, 2005, our deferred tax asset totaled $4.3 million, respectively, with no recorded valuation allowance.

For tax purposes at December 31, 2005, we had (i) federal NOLs of $5.0 million, which begin to expire in 2009; and (ii) a federal alternative minimum tax, or AMT, credit carryforward of $544,000 that carries forward indefinitely.

An income tax provision of $3.2 million was recorded for 2005 compared to $1.7 million for 2004.

Federal and state income tax laws provide that following an ownership change of a corporation with NOLs, a net unrealized built-in loss or tax credit carryovers, the amount of annual post-ownership change taxable income that can be offset by pre-ownership change NOLs, built-in losses or tax credit carryovers generally cannot exceed a prescribed annual limitation. The annual limitation generally equals the product of the fair market value of the corporation immediately before the ownership change (subject to certain adjustments) and the federal long-term tax-exempt rate prescribed monthly by the Internal Revenue Service. If such limitations were to apply to us, our ability to reduce future taxable income by the NOLs could be severely limited.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income is comprised of the unrealized gain or loss on available-for-sale securities and the unrealized gain or loss on our derivative financial instruments designated as cash flow hedges, net of taxes. At December 31, 2005 the net unrealized loss on available-for-sale securities was $392,000 compared to a net unrealized loss of $39,000 at December 31, 2004. The interest rate swaps designated as cash flow hedges had an unrealized loss of $605,000 at December 31, 2005 compared to an unrealized gain of $314,000 at December 31, 2004. The interest rate floors designated as cash flow hedges had an unrealized loss of $157,000 at December 31, 2005. We had no interest rate floors as of December 31, 2004.

Financial Condition as of June 30, 2006

Investment Securities

The following comparative period-end table sets forth certain information concerning the estimated fair values and unrealized gains and losses of securities available-for-sale and securities held-to-maturity.

Estimated Fair Values of and Unrealized

Gains and Losses on Securities

	June 30, 2006
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Available-for-Sale:
U.S. Treasury securities	$599	$—	$7	$592
GNMA-issued/guaranteed mortgage pass through certificates	83	—	—	83
Other U.S. Government and federal agency securities	10,183	—	184	9,999
FHLMC/FNMA-issued mortgage pass through certificates	56,086	22	1,990	54,118
CMO’s and REMIC’s issued by U.S. government-sponsored agencies	8,373	—	67	8,306
Privately issued corporate bonds, CMO and REMIC securities	29,253	13	663	28,603

	$104,577	$35	$2,911	$101,701

FRB and other equity stocks	$3,682	—	—	$3,682

	June 30, 2006
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Held-to-Maturity:
FHLMC/FNMA-issued mortgage pass through certificates	$2,269	$—	$92	$2,177

	$2,269	$—	$92	$2,177

	December 31, 2005
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Available-For-Sale:
U.S. Treasury securities	$599	$—	$—	$599
GNMA-issued/guaranteed mortgage pass through certificates	98	2	—	100
Other U.S. government and federal agency securities	17,931	—	152	17,779
FHLMC/FNMA-issued mortgage pass through certificates	33,982	47	366	33,663
CMO’s and REMIC’s issued by U.S. government-sponsored agencies	2,528	13	—	2,541
Privately issued corporate bonds, CMO and REMIC securities	17,290	3	217	17,076

	$72,428	$65	$735	$71,758

FRB and other equity stocks	$3,809	—	—	$3,809

	December 31, 2005
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Held-to-Maturity:
FHLMC/FNMA-issued mortgage pass through certificates	$2,612	$—	$40	$2,572

	$2,612	$—	$40	$2,572

As of June 30, 2006, we did not hold securities of any issuer, other than U.S. government-chartered agencies, the aggregate book value of which exceeded 10% of our shareholders’ equity. At June 30, 2006 and December 31, 2005, we had no securities determined to be other-than-temporarily impaired.

Loan Portfolio

The following comparative period-end table sets forth certain information concerning the composition of the loan portfolio.

	June 30, 2006		December 31, 2005
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial loans—secured and unsecured	$91,485	26%	$89,474	26%
Real estate loans:
Secured by commercial real properties	137,177	39%	121,641	36%
Secured by one to four family residential properties	8,431	2%	10,498	3%
Secured by multifamily residential properties	18,786	5%	18,663	6%

Total real estate loans	164,394	47%	150,802	45%
Construction and land development	88,717	25%	92,077	27%
Consumer installment, home equity and unsecured loans to individuals	7,686	2%	7,239	2%

Total loans outstanding	352,282	100%	339,592	100%

Deferred net loan origination fees	(1,053)		(1,034)

Loans receivable, net	$351,229		$338,558

Loans receivable increased $12.7 million to $351.2 million at June 30, 2006 compared to $338.6 million at December 31, 2005 primarily due to increased funding of commercial real estate loans and to a lesser extent, secured and unsecured commercial loans. We have increased funding of intermediate-term fixed rate commercial real estate loans as part of our interest rate risk management strategy. The balance of construction loans declined at June 30, 2006 from year end 2005 due to a greater volume of payoffs of outstanding loans than additional funding of loan commitments and newly generated loans. Commitments to fund loans at June 30, 2006 totaled $95.0 million compared to $116.7 million at December 31, 2005.

Nonperforming Assets

The following comparative period-end table sets forth certain information concerning nonperforming assets.

	June 30, 2006	December 31, 2005
	(Dollars in thousands)
Nonaccrual loans	$343	$319
Troubled debt restructurings	—	—
Loans contractually past due ninety or more days with respect to either principal or interest and still accruing interest	—	—

Nonperforming loans	343	319
Other real estate owned	—	1,056
Other nonperforming assets	—	—

Total nonperforming assets	$343	$1,375

Allowance for credit losses as a percent of nonaccrual loans	1355.1%	-1400.6%
Allowance for credit losses as a percent of nonperforming loans	1355.1%	1400.6%
Total nonperforming assets as a percent of loans receivable	0.1%	0.4%
Total nonperforming assets as a percent of total shareholders’ equity	0.9%	3.6%

During the six months ended June 30, 2006, we sold other real estate owned recording a $47,000 gain on sale during the first quarter of 2006. A single secured commercial loan was on nonaccrual status due to borrower financial weakness and uncertainty surrounding collateral value. The loan was originated as part of a settlement of a legal dispute and is current by way of advances from an interest reserve, typical for this type of financing. The borrower’s ability to repay our loan is highly dependent upon its success in marketing certain distribution rights.

Allowance for Credit Losses

The adequacy of the allowance for credit losses is determined through periodic analysis of the loan portfolio. This analysis includes a systematic and detailed review of the classification and categorization of problem loans; an assessment of the overall quality and collectibility of the portfolio; and consideration of the loan loss experience, trends in problem loans, concentrations of credit risk, as well as current economic conditions (particularly Southern California). Management performs a periodic risk and credit analysis, the results of which are reported to the Board of Directors.

There were no recoveries of loans previously charged off during the second quarter of 2006 compared to $132,000 during the second quarter of 2005. Pursuant to our evaluation of the allowance for credit losses at June 30, 2006, we recorded a provision for credit losses of $40,000 for the second quarter 2006.

We charged off $1,000 of loans during the six months ended June 30, 2006 compared to $6,000 of loans charged off during the same period of 2005. There were no recoveries of loans previously charged off during the six months ended June 30, 2006 compared to $135,000 during the same period of 2005. We recorded a provision for credit losses of $72,000 for the six months June 30, 2006.

The following table reflects the balances and activity in the allowance for loan losses for the dates shown:

	Six Months ended June 30,
	2006	2005
	(Dollars in thousands)
Balance, beginning of period	$4,468	$3,511
Total loans charged-off	1	6
Total recoveries of loans previously charged off	—	135

Net charge-offs	1	(129)
Provision for credit losses	72	89
Transfer (to) from reserve for contingent losses on unfunded commitments	109	(60)

Balance, end of period	$4,648	$3,669

Credit quality is affected by many factors beyond the control of the Company, including local and national economies, and facts may exist which are not known to the Company that adversely affect the likelihood of repayment of various loans in the loan portfolio and realization of collateral upon a default. Accordingly, no assurance can be given that the Company will not sustain loan losses materially in excess of the allowance for credit losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews the allowance for credit losses and could require additional provisions for credit losses.

Deposits

Total deposits were $372.6 million and $363.2 million at June 30, 2006 and December 31, 2005, respectively. Noninterest-bearing demand deposits were nearly flat at $115.7 million at June 30, 2006 compared to $115.9 million at December 31, 2005. Money market deposits and savings deposits were $97.6 million and $24.1 million, respectively, at June 30, 2006 compared to $76.3 million and $28.2 million, respectively, at December 31, 2005. Interest-bearing demand deposits, which for the most part are limited to individuals, decreased to $30.9 million at June 30, 2006 from $36.0 million at December 31, 2005. Time certificates of deposit decreased to $104.3 million at June 30, 2006 from $106.7 million at December 31, 2005. Our Brokered CDs increased to $50.0 million at June 30, 2006 compared to $37.5 million at December 31, 2005. The Brokered CDs are typically 1-year terms and have been swapped to adjustable rate. We utilize the brokered CDs as part of our interest rate risk management and liquidity management strategies.

Additionally, although we have priced our retail certificates of deposit to encourage runoff during the past several years, in the rising rate environment experienced during the past 8 quarters, we have elected to only moderately increase rates on our immediately repriceable base of deposits – interest-bearing demand deposits, and savings and money market deposits—and price new time certificates of deposit to generate growth.

In a sustained rising interest rate environment, increases in deposit interest rates will be required to prevent net deposit withdrawals. Additionally, in order to generate new deposit growth, we have paid significantly higher rates than that paid on existing deposits. Also, we have been making more frequent exceptions to our posted rates in order to generate and retain deposits.

Securities Sold Under Agreements to Repurchase

Repurchase agreements totaled $45.0 million at June 30, 2006. We entered into the repurchase agreements to further our liquidity and interest rate sensitivity objectives. The repurchase agreements are adjustable rate and contain embedded interest rate floors that will result in an exponential decline in cost in the event of a sustained decline in interest rates. The embedded interest rate floors are clearly and closely related to the economic characteristics and risks of the underlying repurchase agreements and accordingly are not separated and accounted for as derivative instruments. We had no repurchase agreements at December 31, 2005.

Junior Subordinated Debentures

The recorded balance of Junior Subordinated Debentures was $15.5 million at June 30, 2006 and December 31, 2005. The Junior Subordinated Debentures have a 10.25% fixed rate and are due July 25, 2031. The interest is deferrable, at the Company’s option, for a period up to ten consecutive semi-annual payments, but in any event not beyond June 25, 2031. The debentures are redeemable, in whole or in part, at the Company’s option on or after five years from issuance at declining premiums to maturity.

Other Borrowings

There were $12.3 million of other borrowings, consisting of overnight advances from the Federal Home Loan Bank, at June 30, 2006 compared to $28.3 million at December 31, 2005. The decline in other borrowings reflected repayment with alternative wholesale funding sources, including brokered time certificates of deposit and Repurchase Agreements.

Shareholders’ Equity

Shareholders’ equity increased from $38.2 million at December 31, 2005 to $39.0 million at June 30, 2006 due to the retained earnings for the six months ended June 30, 2006 partially offset by a decrease in market value of cash flow hedge derivatives and securities available-for-sale.

Financial Condition as of December 31, 2005

Regulatory Capital

The following table sets forth (i) the minimum regulatory capital requirements for National Mercantile and the Banks; (ii) the capital requirements for the Banks to be “well capitalized” under the prompt corrective action rules; and (iii) the regulatory capital ratios of National Mercantile and the Banks as of the dates indicted in 2004 and 2005.

Regulatory Capital Information of the National Mercantile and Banks

	Minimum For Capital Adequacy Purposes	Well Capitalized Standards	December 31,
			2005	2004
			(As restated)
National Mercantile Bancorp:
Tier 1 capital to average assets	4.00%	N/A	10.74%	9.83%
Tier 1 capital to risk weighted assets	4.00%	N/A	11.98%	10.35%
Total capital to risk weighted assets	8.00%	N/A	13.72%	12.39%

Mercantile National Bank:
Tier 1 capital to average assets	4.00%	5.00%	10.49%	8.99%
Tier 1 capital to risk weighted assets	4.00%	6.00%	13.59%	10.44%
Total capital to risk weighted assets	8.00%	10.00%	14.84%	11.60%

South Bay Bank, NA:
Tier 1 capital to average assets	4.00%	5.00%	9.04%	9.32%
Tier 1 capital to risk weighted assets	4.00%	6.00%	9.00%	9.32%
Total capital to risk weighted assets	8.00%	10.00%	10.22%	10.29%

National Mercantile’s Tier I capital, which is comprised of shareholders’ equity as modified by certain regulatory adjustments, was $46.5 million and $38.0 million at December 31, 2005 and 2004, respectively. National Mercantile’s Tier 1 capital increased in 2005 as a result of net income, exercised stock options and a reduction of the portion of deferred tax asset disallowed for regulatory capital purposes. Federal Reserve capital rules allow trust preferred securities to represent up to 25% of Tier 1 capital with the balance treated as Tier 2 capital for the total risk-based capital ratio. At December 31, 2005 and 2004, trust preferred securities represented $13.1 million and $11.5 million, respectively, of National Mercantile’s Tier 1 capital, and $1.9 million and $3.5 million, respectively, of its Tier 2 capital. Disallowed against National Mercantile’s Tier 1 capital is $3.2 million of goodwill recorded in the acquisition of South Bay, $1.4 million of other intangible assets and $1.1 million of deferred tax asset based upon estimated earnings.

Mercantile’s Tier 1 capital was $24.8 million and $19.4 million at December 31, 2005 and 2004, respectively. The increase in Tier 1 capital during 2005 was due to net income and the decrease of the portion of deferred tax asset disallowed for regulatory capital purposes.

South Bay’s Tier 1 capital at December 31, 2005 was $18.7 million compared to $17.1 million at December 31, 2004. The increase is due to net income in 2005.

Liquidity Management

The objective of liquidity management is to maintain cash flow adequate to fund our operations and meet obligations and other commitments on a timely and cost effective basis. We manage to this objective primarily through the selection of asset and liability maturity mixes. Our liquidity position is enhanced by the ability to raise additional funds as needed through available borrowings or accessing the wholesale deposit market.

Our deposit base provides the majority of our funding requirements. Deposits, a relatively stable and low-cost source of funds has, along with shareholders’ equity, provided 92.7% and 92.3% of funding for average total assets during 2005 and 2004, respectively. The other borrowings, specifically Federal Home Loan Bank, or FHLB, advances, which averaged $12.2 million during 2005 compared to $12.6 million during 2004, and federal funds purchased and securities sold under agreements to repurchase, which had no balances in 2005 compared to $113,000 in 2004, comprise the balance of the liability funding. The other borrowings during 2005 and 2004 were used to fund higher yielding loans and securities.

Also, federal funds sold and securities purchased under resale agreements that may be immediately converted to cash at minimal cost. The aggregate of these assets averaged $1.6 million during 2005, as compared to $7.7 million during 2004.

The portfolio of available-for-sale securities is an additional source of liquidity, which averaged $51.6 million during 2005 compared to $41.6 million in 2004. The securities available-for-sale increased in 2005 due to the deployment of funds into securities pending redeployment into loans. Except for a relatively small amount of securities pledged to collateralize public funds, deposits of bankruptcy estates and our swaps, our securities are pledged to the FHLB to secure immediately available borrowings. At December 31, 2005, $64.4 million of securities were pledged to the FHLB and an additional $38.0 million borrowing capacity remained. There were no unpledged investment securities at December 31, 2005. Maturing loans also provide liquidity, of which $175.6 million of the Banks’ loans are scheduled to mature in 2006.

Net cash provided by operating activities totaled $7.9 million in 2005 compared to $5.4 million in 2004. The primary source of funds is net income from operations adjusted for provision for credit losses and depreciation and amortization. Net cash used in investing activities totaled $61.4 million in 2005 compared to $61.0 million net cash used in investing activities in 2004. The increase in cash used by investing activities was primarily due to an increase in purchases of securities available-for-sale partially offset by a decrease in loan originations, net of loan paydowns and payoffs. Net cash provided by financing activities was $52.9 million in 2005 compared to

$33.2 million provided by financing activities in 2004. The increase in 2005 net cash provided resulted primarily from an increase in time certificates of deposit offset by a decrease in other borrowed funds.

Interest Rate Risk Management

Interest rate risk management seeks to maintain a stable growth of income and manage the risk associated with changes in interest rates. Net interest income, the primary source of earnings, is affected by interest rate movements. Changes in interest rates have a lesser impact the more that assets and liabilities reprice in approximately equivalent amounts at basically the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest sensitivity gaps, which is the difference between interest sensitive assets and interest sensitive liabilities.

Interest rate risk, including interest rate sensitivity and the repricing characteristics of assets and liabilities, is managed by our Balance Sheet Management Committee, or BSMC. The principal objective of BSMC is to maximize net interest income within acceptable levels of risk established by policy.

We manage interest rate sensitivity by matching the repricing opportunities on our earning assets to those on our funding liabilities. We use various strategies to manage the repricing characteristics of our assets and liabilities to ensure that exposure to interest rate fluctuations is limited within guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, the use of derivative financial instruments and managing the deployment of our securities are used to reduce mismatches in interest rate repricing opportunities of portfolio assets and their funding sources.

Interest rate sensitivities are monitored through the use of simulation modeling techniques that apply alternative interest rate scenarios to periodic forecasts of future business activity and estimate the related impact on net interest income. The use of simulation modeling assists management in its continuing efforts to achieve earnings growth in varying interest environments. The table below shows the change in net interest income for one year given a 200 basis point decrease and increase in interest rates at December 31, 2005 based upon our interest rate simulation model:

Net Interest Income at Risk Modeling

	Interest rate scenario
	200 Basis Point Decrease			Base	200 Basis Point Increase
	Amount	Change from Base Amount	Percent	Amount	Amount	Change from Base Amount	Percent
Change in net interest income:
Months one through twelve	$22,034	$(1,191)	-5.13%	$23,225	$24,187	$962	2.85%
Months thirteen through twenty-four	21,100	(2,158)	-9.28%	23,258	24,904	1,646	5.94%

Total for twenty-four months	$43,134	$(3,349)	-5.91%	$46,483	$49,091	$2,608	4.32%

The model results reflect a net interest income exposure to declining interest rates. Our asset sensitivity in a declining interest rate scenario will have a negative effect on our net interest income as changes in the rates of interest bearing deposits historically have not changed proportionately with changes in market interest rates. Additionally, in low and declining interest rate environments, such as the environment experienced in 2003, the interest rates paid on funding liabilities may begin to reach floors preventing further downward adjustments while rates on earning assets continue to adjust downward. This condition will likewise have a negative impact on our net interest income. Conversely, our asset sensitivity in a rising interest rate environment is expected to have a positive affect on earnings as a greater amount of earning assets than funding liabilities reprice upward and historically the rates of interest bearing deposits adjust upward more slowly and in smaller increments.

Key assumptions in the model include anticipated prepayments on mortgage-related instruments, contractual cash flow and maturities of all financial instruments, anticipated future business activity, deposit rate sensitivity and changes in market conditions. These assumptions are inherently uncertain and, as a result, these models cannot precisely estimate the impact that higher or lower rate environments will have on net interest income. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes, changes in cash flow patterns and market conditions, as well as changes in management’s strategies.

Investment Securities

We invest in investment securities consisting primarily of U.S. agency securities and mortgage-related securities to: (i) generate interest income pending the ability to deploy those funds in loans meeting our lending strategies; (ii) increase net interest income where the rates earned on such investments exceed the related cost of funds, consistent with the management of interest rate risk; and (iii) provide sufficient liquidity in order to maintain cash flow adequate to fund our operations and meet obligations and other commitments on a timely and cost efficient basis. During 2005 and 2004, we held no tax-exempt securities.

We generally classify our investment securities as available-for-sale except for investment securities we have the ability and the positive intent to hold to maturity which are classified as held-to-maturity securities.

The tables below provide certain information regarding our investment securities.

Estimated Fair Values of and Unrealized Gains and Losses on Investment Securities

	December 31, 2005
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Available-For-Sale:
U.S. Treasury securities	$599	$—	$—	$599
GNMA-issued/guaranteed mortgage pass through certificates	98	2	—	100
Other U.S. government and federal agency securities	17,931	—	152	17,779
FHLMC/FNMA-issued mortgage pass through certificates	33,982	47	366	33,663
CMO’s and REMIC’s issued by U.S. government-sponsored agencies	2,528	13	—	2,541
Privately issued corporate bonds, CMO and REMIC securities	17,290	3	217	17,076

	$72,428	$65	$735	$71,758

FRB and other stock	$3,809	—	—	$3,809

	December 31, 2005
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Held-to-Maturity:
FHLMC/FNMA-issued mortgage pass through certificates	$2,612	$—	$40	$2,572

	$2,612	$—	$40	$2,572

	December 31, 2004
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Available-For-Sale:
U.S. Treasury securities	$696	$—	$2	$694
GNMA-issued/guaranteed mortgage pass through certificates	164	7	—	171
Other U.S. government and federal agency securities	23,958	—	128	23,830
FHLMC/FNMA-issued mortgage pass through certificates	9,288	76	1	9,363
CMO’s and REMIC’s issued by U.S. government-sponsored agencies	38	—	—	38
Privately issued corporate bonds, CMO and REMIC securities	2,876	1	19	2,858

	$37,020	$84	$150	$36,954

FRB and other stock	$3,076	—	—	$3,076

	December 31, 2004
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Held-to-Maturity:
FHLMC/FNMA-issued mortgage pass through certificates	$3,507	$40	$—	$3,547

	December 31, 2003
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Available-For-Sale:
U.S. Treasury securities	$600	$—	$1	$599
GNMA-issued/guaranteed mortgage pass through certificates	351	12	—	363
Other U.S. government and federal agency securities	12,758	45	4	12,799
FHLMC/FNMA-issued mortgage pass through certificates	3,828	161	—	3,989
CMO’s and REMIC’s issued by U.S. government-sponsored agencies	56	1	—	57
Mortgage mutual funds	10,000	—	98	9,902
Privately issued corporate bonds, CMO and REMIC securities	3,163	5	—	3,168

	$30,756	$224	$103	$30,877

FRB and other stock	$1,872	—	—	$1,872

	December 31, 2003
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Held-to-Maturity:
FHLMC/FNMA-issued mortgage pass through certificates	$4,597	$43	$—	$4,640

	$4,597	$43	$—	$4,640

At December 31, 2005, we held no securities from any issuer other than by U.S. government agencies and corporations in which the aggregate book value exceeded 10% of our shareholders’ equity.

Our present strategy is to extend the duration of the portfolio to further reduce our balance sheet asset sensitivity with investments with only moderate risk of term extension and only limited prepayments. The tables below set forth information concerning the contractual maturity of and weighted average yield of our investment securities at December 31, 2005.

Maturities of and Weighted Average Yields on Investment Securities

	Within one year		After one but within five years		After five but within ten years		After ten years			Weighted Average Yield
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total
	(Dollars in thousands)
Securities available-for-sale:
U.S Treasury securities	$—	—	$599	4.32%	$—	—	$—	—	$599	4.32%
GNMA-issued/guaranteed mortgage pass-through certificates	—	—	—	—	—	—	100	5.98%	100	5.98%
Other U.S. government and federal agencies	7,867	2.31%	7,940	3.12%	—	—	1,972	—	17,779	2.77%
FHLMC/FNMA-issued mortgage pass-through certificates	—	—	234	4.96%	2,354	4.41%	31,075	4.96%	33,663	4.92%
CMO’s and REMIC’s issued by U.S. government-sponsored agencies	—	—	2	5.93%	—	—	2,539	—	2,541	5.49%
Privately issued corporate bonds, CMO’s and REMIC’s securities	—	—	—	—	—	—	17,076	—	17,076	4.95%

	$7,867	2.31%	$8,775	3.25%	$2,354	4.41%	$52,762	4.92%	$71,758	4.41%

Amortized cost	$7,894		$8,873		$2,389		$53,272		$72,428

FRB and other stocks	$3,809	4.94%	$—	—	$—	—	$—	—	$3,809	4.94%

	Within one year		After one but within five years		After five but within ten years		After ten years			Weighted Average Yield
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total
	(Dollars in thousands)
Securities held-to-maturity:
FHLMC/FNMA-issued mortgage pass-through certificates	$—	—	$—	—	$2,612	4.29%	$—	—	$2,612	4.29%

	$—	—	$—	—	$2,612	4.29%	$—	—	$2,612	4.29%

Actual maturities may differ from contractual maturities to the extent that borrowers have the right to call or prepay obligations with or without call or repayment penalties.

Lending Activities

We engage in commercial banking, serving small to medium-sized businesses in the niche markets of entertainment, healthcare, business banking, real estate development, operations of multi-family and commercial properties, as well as community-based nonprofit organizations, business executives, professionals and other individuals. Our primary geographic focus is the Los Angeles basin of Los Angeles County, with four branch banking offices consisting of Mercantile Bank’s offices located in Century City and Encino, and South Bay Bank’s offices located in Torrance and El Segundo. We offer a full range of loan, deposit and investment products, which are designed to meet specific customer needs and are offered with highly personalized service.

Loan products include commercial real estate loans, construction financing, revolving lines of credit, term loans and consumer and home equity loans, along with an array of deposits and investment accounts that often contain terms and conditions tailored to meet the specific demands of the market niche in which the borrower operates, including the ability to evaluate the revenue streams and other sources of repayment supporting the loan. In order to provide the personalized service required by these customers, we use a team approach to customer service combining an experienced relationship management officer with operations support personnel.

Entertainment industry customers include television, music and film production companies, talent agencies, individual performers, directors and producers (whom we attract by establishing relationships with business management firms), and others affiliated with the entertainment industry. Professional service customers include legal, accounting, insurance and advertising firms and their individual directors, officers, partners and shareholders. Healthcare organizations include primarily outpatient healthcare providers such as physician medical groups, independent practice associations and surgery centers.

Loan Portfolio

The following table sets forth the composition of our loan portfolio at the dates indicated:

Loan Portfolio Composition

	December 31,
	2005		2004		2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent	Amount (1)	Percent	Amount	Percent
			(Dollars in thousands)
Commercial loans—secured and unsecured	$89,474	26%	$98,429	31%	$76,699	29%	$86,015	32%	$85,292	33%
Real estate loans:
Secured by commercial real properties	121,641	36	135,944	43	132,320	51	119,872	44	95,142	36
Secured by one to four family residential properties	10,498	3	9,405	3	8,167	3	10,797	4	27,069	10
Secured by multifamily residential properties	18,663	6	18,330	6	13,071	5	12,596	4	8,492	3

Total real estate loans	150,802	44	163,679	52	153,558	59	143,265	52	130,703	49
Construction and land development	92,077	27	50,289	16	27,210	11	37,934	14	30,811	12
Consumer installment, home equity and unsecured loans to individuals	7,239	2	2,516	1	3,510	1	5,566	2	15,306	6

Total loans outstanding	339,592	100%	314,913	100%	260,977	100%	272,780	100%	262,112	100%

Deferred net loan origination fees and purchased loan discount	(1,034)		(1,066)		(728)		(458)		(144)

Loans receivable, net	$338,558		$313,847		$260,249		$272,322		$261,968

(1)	Increase in loans receivable commencing in 2001 reflects the acquisition of South Bay in December, 2001.

Our lending officers have limited authority to originate loans and require approvals from our more senior credit officers or our loan approval committee for loans over $150,000. The Banks may not make any loan, with certain limited exceptions, in excess of their loan to one borrower limit under applicable regulations ($4.1 million for Mercantile and $3.2 million for South Bay at December 31, 2005). If a Bank’s borrower requests a loan in excess of these amounts we may originate the loan with the participation of the other Bank or other lenders. At December 31, 2005 we had $40.4 million in loans originated and serviced by other banks in which we purchased a non-recourse participation. These participation loans had $30.4 million of unfunded commitments as of December 31, 2005. We generally purchase participations in loans from other banks in which we have a reciprocal alliance to purchase loan participations from us. We have not taken a subordinate credit position on any loan participations purchased or sold. The bank originating the loan services the loan, typically without compensation.

Commercial Loans. We offer adjustable and fixed rate secured and unsecured commercial loans for working capital, the purchase of assets and other business purposes. Loan amounts typically range from $100,000 to $3.0 million. We underwrite these loans primarily on the basis of the borrower’s ability to service the debt from cash flow without reliance on the liquidation of the underlying collateral, where applicable. These loans generally have maturity terms of 12 months and are typically renewed.

Collateral for commercial loans may include commercial or residential real property, accounts receivable, inventory, equipment, marketable securities or other assets. Unsecured commercial loans include short-term term loans and lines of credit. Our underwriting guidelines for these loans generally require that the borrower have low levels of existing debt, working capital sufficient to cover the loan and a history of earnings, appropriate liquidity, and positive cash flow from operations. Typically, unsecured lines of credit must be unused for a continuous 30-day period within each year to demonstrate the borrower’s ability to have sufficient funds to operate without the credit line.

Real Estate Loans. We offer adjustable and fixed rate secured loans to finance the purchase or holding of commercial real estate, single family (one to four) residences and multi-family residences. These loans generally have maturities ranging from three to fifteen years and payments based on a 15 to 25 years amortization schedule. The original principal amount of a real estate loan generally does not exceed 65% to 75% of the appraised value of the property (or the lesser of the appraised value or the purchase price for the property if the loan is made to finance the purchase of the property). We require a current appraisal in connection with the origination of each real estate loan.

Construction and Land Development Loans. Real estate construction and land development loans are short-term secured loans made to finance the construction of commercial, one to four-family and multifamily residential properties or for improvements to raw land. These loans include financing for developers for the construction of residential tract homes and custom homes. Our real estate construction and loan development loans are primarily for properties located in Southern California. These loans typically have adjustable rates with terms of twelve to fifteen months. We monitor the progress of the construction and disburse the loan proceeds directly to the various contractors during stages of improvement. Generally, the amount of a construction loan does not exceed 65% of the appraised completion value and the borrower’s funds are disbursed prior to disbursement of the construction loan.

Consumer Installment Loans and Home Equity Lines of Credit. We offer consumer loans and home equity lines of credit in amounts generally less than $100,000. Home equity lines of credit provide the borrower with a line of credit in an amount that generally does not exceed 80% of the appraised value of the borrower’s residence net of senior mortgages. Consumer loans are primarily adjustable rate open ended unsecured loans (such as credit card loans) but also include fixed rate term loans (generally under five years) to purchase personal property, which are secured by that personal property. These loans (other than purchase money loans) generally provide for monthly payments of interest and a portion of the outstanding principal balance.

Industry Concentrations

Our board of directors has limited our exposure to industry concentration by policy and we regularly monitor such concentration based upon our borrowers’ North American Industry Classification System codes.

The limits range from 5% to 50% of total loans depending on industry type. Loans to the entertainment industry, healthcare industry and community-based nonprofit organizations, individually, were less than 10% of total loans outstanding at December 31, 2005 and 2004.

Loan Rate Composition and Maturities

Of our total loans outstanding, excluding loans on nonaccrual, 73.7% and 77.1% had adjustable rates at December 31, 2005 and 2004, respectively. Adjustable rate loans generally have interest rates tied to the prime rate and adjust with changes in the rate on a daily, monthly or quarterly basis.

Of our total loans outstanding, excluding nonaccrual loans, at December 31, 2005, 51.1% were due in one year or less, 33.0% were due in 1-5 years and 15.9% were due after 5 years. As is customary in the banking industry, loans can be renewed by mutual agreement between the borrower and us. Because we are unable to estimate the extent to which its borrowers will renew their loans, the table below is based on contractual maturities.

Loan Maturities

	December 31, 2005
	Adjustable Interest rates	Fixed Interest rates	Total
	(Dollars in thousands)
Aggregate maturities of total loans outstanding:
Commercial loans -
In one year or less	$40,703	$13,669	$54,372
After one year but within five years	11,801	13,895	25,696
After five years	8,339	748	9,087
Real estate loans -
In one year or less	28,501	5,682	34,183
After one year but within five years	48,295	28,188	76,483
After five years	22,111	18,025	40,136
Construction and land development loans -
In one year or less	79,433	—	79,433
After one year but within five years	3,770	4,103	7,873
After five years	4,771	—	4,771
Consumer installment, home equity lines of credit and unsecured loans to individuals -
In one year or less	1,359	4,022	5,381
After one year but within five years	724	1,134	1,858
After five years	—	—	—

Total loans outstanding (1)	$249,806	$89,466	$339,273

(1)	Excluding nonaccrual loans

Off-Balance Sheet Loan Commitments and Contingent Obligations

We are a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of our customers. In addition to undisbursed commitments to extend credit under loan facilities, these instruments include conditional obligations under standby and commercial letters of credit. Our exposure to credit loss in the event of nonperformance by customers is represented by the contractual amount of the instruments.

Loan commitments are agreements to lend to a customer a specified amount subject to certain conditions. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. We had outstanding loan commitments aggregating $120.8 million at December 31, 2005, substantially all of which were for construction loans and commercial lines of credit.

Standby letters of credit are conditional commitments issued by us to secure the financial performance of a customer to a third party and are primarily issued to support private borrowing arrangements. The credit risk involved in issuing a letter of credit for a customer is essentially the same as that involved in extending a loan to that customer. We use the same credit underwriting policies in accepting such contingent obligations as we do for loans. When deemed necessary, we hold appropriate collateral supporting those commitments. The nature of collateral obtained varies and may include deposits held in financial institutions and real properties. At December 31, 2005 letters of credit amounted to $1.1 million. Many of these commitments are expected to expire without being drawn upon and, as such, the total commitment amounts do not necessarily represent future cash requirements.

Asset Quality and Credit Risk Management

We assess and manage credit risk on an ongoing basis through diversification guidelines, lending limits, credit review and approval policies and internal monitoring. As part of the control process, an independent credit review firm regularly examines our loan portfolio, related products, including unused commitments and letters of credit, and other credit processes. In addition to this credit review process, our loan portfolio is subject to examination by external regulators in the normal course of business. Underlying trends in the economic and business cycle will influence credit quality. We seek to manage and control credit risk through diversification of the portfolio by type of loan, industry concentration and type of borrower.

Nonperforming Assets

Nonperforming assets consist of nonperforming loans and other real estate owned. Nonperforming loans are (i) loans which have been placed on nonaccrual status, (ii) troubled debt restructurings (“TDR’s”), or (iii) loans which are contractually past due ninety days or more with respect to principal or interest, and have not been restructured or placed on nonaccrual status, and are accruing interest as described below. Other real estate owned consists of real properties securing loans of which we have taken title in partial or complete satisfaction of the loan. Other than loans included in nonperforming assets at December 31, 2005, we had no loans that cause management to have serious doubts about the ability of the borrower to comply with the present loan repayment terms and we had no other interest earning assets that were considered impaired at December 31, 2005. Information about nonperforming assets is presented in Table 12.

Nonperforming Assets

	December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Nonaccrual loans	$319	$18	438	$5,787	$7,807
Troubled debt restructurings	—	—	—	—	953
Loans contractually past due ninety or more days with respect to either principal or interest and still accruing interest	—	1,804	—	209	642

Nonperforming loans	319	1,822	438	5,996	9,402
Other real estate owned	1,056	1,056	925	1,000	—
Other assets-SBA guaranteed loan	—	—	—	—	—

Total nonperforming assets	$1,375	$2,878	1,363	$6,996	$9,402

Allowance for loan and lease losses as a percent of nonaccrual loans	1,400.6%	21,822.2%	829.9%	83.7%	83.8%
Allowance for loan and lease losses as a percent of nonperforming loans	1,400.6%	215.6%	829.9%	80.8%	69.6%
Total nonperforming assets as a percent of loans receivable	0.4%	0.9%	0.5%	2.6%	3.6%
Total nonperforming assets as a percent of total shareholders’ equity	3.6%	7.5%	4.3%	22.4%	36.9%

Nonaccrual Loans. Nonaccrual loans are those loans for which management has discontinued accrual of interest because there exists reasonable doubt as to the full and timely collection of either principal or interest. Our policy is to place a loan on nonaccrual status if either principal or interest payments are past due in excess of ninety days unless the loan is both well secured and in process of collection, or if full collection of interest or principal becomes uncertain, regardless of the time period involved.

When a loan is placed on nonaccrual status, all interest previously accrued but uncollected is reversed against current period operating results. Income on such loans is then recognized only to the extent that cash is received, and, where the ultimate collection of the carrying amount of the loan is probable, after giving consideration to the borrower’s current financial condition, historical repayment performance and other factors. Accrual of interest is resumed only when (i) principal and interest are brought fully current, and (ii) such loans are either considered, in management’s judgment, to be fully collectible or otherwise become well secured and in the process of collection. (See “—Operations Summary Analysis for the Fiscal Years Ended December 31, 2005 and 2004—Net Interest Income” for a discussion of the effects on operating results of nonperforming loans.)

Nonaccrual loans increased to $319,000 at December 31, 2005, from $18,000 at December 31, 2004, representing a single secured commercial loan. The value of the collateral securing this loan may not be adequate to avoid a charge off of a portion of the credit. The additional interest income that would have been recorded from nonaccrual loans, if the loans had not been on nonaccrual status, was $11,000 and $12,000 for 2005 and 2004, respectively. Interest payments received on nonaccrual loans are applied to principal unless there is no doubt as to ultimate full repayment of principal, in which case, the interest payment is recognized as interest income. Interest income not recognized on nonaccrual loans reduced the net yield on earning assets by 1 basis point and 0 basis point for 2005 and 2004, respectively.

Troubled Debt Restructurings. A TDR is a loan for which we have, for economic or legal reasons related to a borrower’s financial difficulties, granted a concession to the borrower we would not otherwise consider, including modifications of loan terms to alleviate the burden of the borrower’s near-term cash flow requirements in order to help the borrower to improve its financial condition and eventual ability to repay the loan. At December 31, 2005 and 2004 and for the years then ended we had no TDRs and accordingly, no interest income was recorded in 2005 and 2004 on TDRs.

Loans Contractually Past Due 90 or More Days. Loans contractually past due 90 or more days are those loans which have become contractually past due at least ninety days with respect to principal or interest. Interest accruals may be continued on these loans when such loans are well secured and in the process of collection and, accordingly, management has determined such loans to be fully collectible as to both principal and interest.

For this purpose, a loan is considered well secured if the collateral has a realizable value in excess of the amount of principal and accrued interest outstanding and/or is guaranteed by a financially capable party. A loan is considered to be in the process of collection if collection of the loan is proceeding in due course either through legal action or through other collection efforts which management reasonably expects to result in repayment of the loan or its restoration to a current status in the near future.

We had no loans contractually past due 90 days and still accruing interest at December 31, 2005 and had $1.8 million in such loans at December 31, 2004. This balance at year-end 2004 represented a single loan secured by a commercial real estate property. Our loan amount represents 67% of the appraised value of the property, which the borrower has entered into an agreement for sale and is pending escrow.

Other Real Estate Owned. We carry OREO at the lesser of our recorded investment or the fair value less estimated costs to sell. We periodically revalue OREO properties and charge other expenses for any further write-downs. We had $1.1 million recorded as OREO at December 31, 2005 and December 31, 2004. The property was sold in February of 2006 with a small gain.

Impaired Loans. Due to the size and nature of our loan portfolio, impaired loans are determined by a periodic evaluation on an individual loan basis. At December 31, 2005 and 2004, and for the years then ended, none of our loans were impaired.

Foregone interest income attributable to nonperforming loans amounted to $11,000 in 2005 and $12,000 in 2004. This resulted in a reduction in yield on average loans receivable of 0 basis point and 1 basis point for the years ended December 31, 2005 and 2004, respectively.

Other Interest Bearing Assets. We had no other interest bearing assets that were past due, nonaccrual or experiencing credit difficulties.

Allowance for Loan and Lease Losses

The allowance for credit losses is the sum of the allowance for loan and lease losses and the reserve for contingent losses on unfunded commitments. The allowance for loan and lease losses is a valuation adjustment used to recognize impairment of the recorded investment in the loans receivable on our balance sheet before losses have been confirmed resulting in a subsequent charge-off or write-down. The reserve for contingent losses on unfunded commitments is a liability accrual for unidentified but probable losses on our commitments to fund loans. As of September 30, 2005, the reserve for contingent losses on unfunded commitments was reclassified from the allowance for credit losses to other liabilities. The 2004 year end reserve for contingent losses on unfunded commitments was reclassified to conform to the current presentation.

The calculation of the adequacy of the allowance for loan and lease losses is based on a variety of factors (see Allowance for Loan and Lease Losses under Critical Accounting Policies). The table below presents, at the dates indicated, the composition of our allocation of the allowance for loan and lease losses to specific loan categories. Our current practice is to make specific allocations of the allowance for loan and lease losses to criticized and classified loans, and unspecified allocations to each loan category based on our risk assessment. This allocation should not be interpreted as an indication that loan charge-offs will occur in the future in these amounts or proportions, or as an indication of future charge-off trends. In addition, the portion of the allowance for loan and lease losses allocated to each loan category does not represent the total amount available for future losses that may occur within such categories, since the total allowance for loan and lease losses is applicable to the entire portfolio.

Allocation of Allowance For Loan and Lease Losses

	December 31,
	2005	% (1)	2004	% (1)	2003	% (1)	2002	% (1)	2001	% (1)
	(Dollars in thousands)
Commercial loans—secured and unsecured	$1,177	26%	$1,097	31%	$1,068	29%	$1,528	31%	$2,128	33%
Real estate loans:
Secured by commercial real properties	1,600	36	1,516	43	1,843	51	2,129	44	2,376	36
Secured by one to four family residential properties	138	3	105	3	114	3	192	4	675	10
Secured by multifamily residential properties	246	6	204	6	182	5	224	5	212	3

Total real estate loans	1,984	45	1,825	52	2,139	59	2,545	53	3,264	49
Construction and land development	1,211	27	561	16	379	11	674	14	769	12
Consumer installment, home equity lines of credit and unsecured loans to individuals	95	2	28	1	49	1	99	2	381	6

Allowance allocable to loans receivable	$4,468	100%	$3,511	100%	$3,635	100%	$4,846	100%	$6,541	100%

(1)	Percentage of loans in each category to total loans.

The allowance for loan and lease losses at December 31, 2005 was $4.5 million compared to $3.5 million at December 31, 2004. The allowance was affected by net recoveries of $1.2 million partially offset by a $84,000 benefit for credit losses. Total net loan recoveries in 2004 were $73,000. The benefit for credit losses was recorded in 2005 based upon our analysis of the adequacy of allowance for credit losses.

The allowance for loan and lease losses for classified loans graded as “criticized” by our internal grading system that are collateral-dependent is based upon the net realizable value of the collateral that we periodically evaluate. The allowance for unsecured classified loans is based upon the severity of the credit weakness based upon an analysis of our historical loan loss experience over a 10 year period. The volume of more severely classified loans—“substandard” and “doubtful”—decreased to $3.5 million at December 31, 2005 from $8.8 million at year end 2004.

The table below presents an analysis of changes in the allowance for loan and lease losses during the periods indicated:

Analysis of Changes in Allowance for Loan and Lease Losses

	December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Balance, beginning of period	$3,511	$3,635	$4,846	$6,542	$2,597
Loan charged off:
Commercial loans—secured and unsecured	6	49	2,697	3,849	387
Real estate loans:
Secured by commercial real properties	—	—	75	44	—
Secured by one to four family residential properties	—	—	38	—	—
Secured by multifamily residential properties	—	—	—	—	—

Total real estate loans	—	—	113	44	—
Construction and land development	—	—	—	31	—
Consumer installment, home equity and unsecured loans to individuals	4	8	41	138	104

Total loan charge-offs	10	57	2,851	4,062	491

Recoveries of loans previously charged off:
Commercial loans—secured and unsecured	1,214	94	291	189	227
Real estate loans:
Secured by commercial real properties	—	6	13	—	—
Secured by one to four family residential properties	—	—	1	—	6
Secured by multifamily residential properties	—	—	—	—	—

Total real estate loans	—	6	14	—	6
Construction and land development	—	—	—	191	—
Consumer installment, home equity and unsecured loans to individuals	2	30	70	61	40

Total recoveries of loans previously charged off	1,216	130	375	441	273

Net (recoveries) charge-offs	(1,206)	(73)	2,476	3,621	218
Provision (benefit) for credit losses	(84)	220	1,265	1,925	517
Allowance for unfunded commitments transferred to other liabilities	(165)	(417)	—	—	—
Allowance acquired in acquisition of South Bay Bank, N.A	—	—	—	—	3,646

Balance, end of period	$4,468	$3,511	$3,635	$4,846	$6,542

Net loan (recoveries) charge-offs as a percentage of allowance for loan and lease losses	-26.99%	-1.86%	68.12%	74.72%	3.33%
Net loan (recoveries) charge-offs as a percentage of average gross loans outstanding during the period	-0.38%	-0.03%	0.95%	1.42%	0.19%
Recoveries of loans previously charged off as a percentage of loans charged off in the previous year	2,133.33%	4.56%	9.23%	89.82%	231.36%

The allowance for loan and lease losses increased in 2005 primarily due to (i) the growth in loans receivable during 2005, (ii) expansion of higher risk film production lending, (iii) the increased credit risk to adjustable rate borrowers in a rising interest rate environment, and (iv) an increase in the average size of individual loans in our portfolio. There was a negative provision of $84,000 to the allowance for loan and lease losses credited to earnings in 2005; based upon our valuation assessment we recorded a benefit for credit losses. Factors influencing our judgments regarding provisions for credit losses included: 2004—growth in loans receivable and unfunded commitments; 2003, 2002, and 2001—the level of problem credits and charge offs.

Deposits

We emphasize developing business client relationships at both Banks in order to increase our core deposit base. We offer internet-based cash management services and, for many business customers, provide regular courier service between their business locations and our banking offices. Additionally, we attract deposits in serving the specific market niches of escrow and title companies and community-based nonprofit organizations. Each Bank offers its own rates in order to compete in its specific markets. We have entered new geographic markets first with loan production offices with the intention of later converting the offices to full service branch banking offices.

Average Deposit Composition

	December 31,
	2005		2004		2003
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits:
Real estate title and escrow company customers	$14,692	4%	$16,247	5%	$26,990	8%
Other noninterest-bearing demand	110,097	32%	108,452	34%	92,799	29%
Interest-bearing demand	32,497	10%	31,484	10%	28,269	9%
Money market and savings	103,648	31%	107,981	34%	98,763	31%
Time certificates of deposit:
Other:
$100,000 or more	51,995	14%	27,179	9%	29,150	9%
Under $100,000	26,031	8%	27,345	9%	33,316	10%

Total time certificates of deposit	78,026	23%	54,524	17%	62,466	20%

Total deposits	$338,960	100%	$318,688	100%	$309,287	100%

During 2005 we increased the use of Brokered CDs which are classified as time certificates of deposits $100,000 and over. We use Brokered CDs to supplement our liquidity and achieve other asset liability management objectives (see the discussion under Net Interest Income). Brokered deposits are wholesale certificates of deposit placed by rate sensitive customers that do not have any other significant relationship with us. Professionals operating under established investment criteria manage most wholesale funds and the brokered deposits are typically in amounts that exceed the FDIC deposit insurance limit. As a result, these funds are generally very sensitive to credit risk and interest rates, and pose greater liquidity risk to a bank. They may refuse to renew the certificates of deposit at maturity if higher rates are available elsewhere or if they perceive that creditworthiness is deteriorating. At December 31, 2005 we had total brokered deposits of $37.5 million all of which had maturities within 12 months.

The Federal Reserve Bank increased the target fed funds rate thirteen times beginning in the second half of 2004 and market short term interest rates likewise increased. In order to improve net interest margins, we increased the rates paid on our nonmaturity deposits relatively little. Other financial institutions have increased the rates paid on their deposits more rapidly. While our customers are typically less rate sensitive due to the business relationships with us, it is difficult to grow deposits without offering very competitive rates. Consequently, during the second half of 2004 and 2005 we increased Brokered CDs and began offering very competitive rates on certain certificates of deposit targeted to new customers in order to fund our asset growth and any deposit runoff. While these sources of funds are relatively high costing deposits, the higher rates impact only the incremental deposits acquired through these means.

Additionally, the period 2001 through the first half of 2004 experienced historically low interest rates. During periods of low interest rates, depositors tend to maintain greater deposit balances in low yielding but readily accessible transaction accounts due to relatively low opportunity costs. As interest rates rise, and opportunity costs increase, depositors tend to redeploy their funds into higher yielding alternatives. Assuming rates continue to rise, we expect continued growth in certificates of deposit and a resulting change in the composition of our deposits.

During 2005, competition from other financial institutions and a decline in residential purchase and refinance activity resulted in a decline in noninterest-bearing deposits for real estate title and escrow company customers.

Maturities of Time Certificates of Deposit $100,000 or More

	December 31,
	2005	2004
	(Dollars in thousands)
Time certificates of deposit maturing:
In three months or less	$45,027	$19,680
After three months but within six months	14,459	5,562
After six months but within twelve months	24,377	10,548
After twelve months	3,605	5,321

Total time certificates of deposit $100,000 or more	$87,468	$41,111

Deposit Concentrations

At December 31, 2005 a single depositor represented $23.1 million, or 6.8%, of our total deposits. Our ten largest depositors represented $43.4 million, or 14.3%, of our total deposits. We maintain contingent sources of liquidity to buffer changes in our deposit balances.

Borrowed Funds

Borrowed funds and related weighted average rates are summarized in the table below.

Borrowed Funds

	2005				2004				2003
	Year-end		Average		Year-end		Average		Year-end		Average
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
	(Dollars in thousands)
Federal funds purchased and securities sold under repurchase agreements	$—	—	$—	—	$—	—	$113	0.88	$399	2.20%	$609	2.63%
FHLB advances	28,337	4.10%	12,186	3.38%	28,337	4.10%	12,186	3.38%	7,500	4.70%	7,500	4.81%

We had no securities sold with agreements to repurchase during 2005. The maximum amount of securities sold with agreements to repurchase at any month end during 2004 and 2003 was zero and $800,000, respectively.

The maximum amount of other borrowings at any month end was $28.3 million during 2005, $31.9 million during 2004 and $7.5 million during 2003.

At December 31, 2005, we had $28.3 million of borrowed funds, all were overnight borrowings and the balances scheduled to mature during 2006.

Junior Subordinated Debentures/Trust Preferred Securities

In 2001, National Mercantile, through National Mercantile Capital Trust I, or the Trust, issued 15,000 of 10.25% fixed rate securities, or the Trust Preferred Securities, with an aggregate liquidation amount of $15.0 million due July 25, 2031. The trust preferred securities represent undivided beneficial interests in the assets of the Trust and are unconditionally guaranteed by National Mercantile with respect to distributions and payments upon liquidation, redemption and otherwise pursuant to the terms of a Guarantee Agreement. National Mercantile issued the Trust Preferred Securities to generate regulatory capital at a relatively low cost (as payments of interest are deductible for income tax purposes).

The primary assets of the Trust are $15.5 million aggregate principal amount of National Mercantile 10.25% fixed rate junior subordinated deferrable interest debentures due July 25, 2031 (“Junior Subordinated Debentures”) that pay interest each January 26 and July 26. The interest is deferrable, at National Mercantile’s option, for a period up to ten consecutive semi-annual payments, but in any event not beyond June 25, 2031. The debentures are redeemable, in whole or in part, at National Mercantile’s option on or after five years from issuance at declining premiums to maturity.

Off-Balance Sheet Arrangements

Guarantees

National Mercantile has unconditionally guaranteed the trust preferred securities issued by the Trust (see “—Junior Subordinated Debentures/Trust Preferred Securities”).

Contractual Obligations

The following table provides the amounts due under specified contractual obligations for the periods indicated as of December 31, 2005.

Contractual Obligations

	Payments Due
	Twelve months and less	After one year but within three years	After three years but within five years	After five years	Total
	(Dollars in thousands)
Commitment to fund loans	$120,822	$—	$—	$—	$120,822
Commitments under letters of credit	1,052	—	—	—	1,052
Deposits	355,539	7,669	—	—	363,208
Borrowings	28,337	—	—	15,464	43,801
Interest expense	1,307	2,614	2,614	33,434	39,968
Operating lease obligations	693	1,403	1,012	1,563	4,671
Other liabilities	3,288	—	—	—	3,288

Total	$511,038	$11,686	$3,626	$50,461	$576,810

The obligations are categorized by their contractual due dates. Approximately $70.6 million of the commitments to fund loans relate to real estate construction and are expected to fund within the next 12 months. The balance of the commitments to fund loans is primarily revolving lines of credit or other commercial loans, and many of these commitments are expected to expire without being drawn upon. Additionally, payments due for deposits reflect the contractual terms with our depositors to withdraw deposits, however, we do not anticipate the withdrawal of these deposits. Total contractual obligations, therefore, do not necessarily represent future cash requirements. We may, at our option, prepay certain borrowings prior to their maturity date. Furthermore, the actual payment of certain current liabilities may be deferred into future periods.

Selected Financial Ratios

The following table sets forth selected financial ratios:

Selected Performance Ratios

	For the Year Ended December 31,
	2005	2004	2003
Return on average assets	1.10%	0.61%	-0.01%
Return on average shareholders’ equity	12.15%	7.02%	-0.10%
Average shareholders’ equity to average assets	9.04%	8.68%	8.66%

Capital Adequacy Requirements

At June 30, 2006, National Mercantile and the Banks were in compliance with all applicable regulatory capital requirements and the Banks were “well capitalized” under the Prompt Corrective Action rules of the OCC. The following table sets forth the regulatory capital standards for well-capitalized institutions and the capital ratios for National Mercantile and the Banks, as of June 30, 2006 and December 31, 2005.

Regulatory Capital Information of the National Mercantile Bancorp and Banks

	Minimum For Capital Adequacy Purposes	Well Capitalized Standards	June 30, 2006	December 31, 2005
National Mercantile Bancorp:
Tier 1 leverage	4.00%	N/A	11.72%	10.74%
Tier 1 risk-based capital	4.00%	N/A	12.68%	11.98%
Total risk-based capital	8.00%	N/A	14.05%	13.72%

Mercantile National Bank:
Tier 1 leverage	4.00%	5.00%	9.11%	10.49%
Tier 1 risk-based capital	4.00%	6.00%	11.95%	13.59%
Total risk-based capital	8.00%	10.00%	13.20%	14.84%

South Bay Bank, NA:
Tier 1 leverage	4.00%	5.00%	10.06%	9.04%
Tier 1 risk-based capital	4.00%	6.00%	10.29%	9.00%
Total risk-based capital	8.00%	10.00%	11.46%	10.22%

Liquidity

We manage our liquidity through a combination of core deposits, Federal funds purchased, Repurchase Agreements, collateralized borrowing lines, and a portfolio of securities available for sale. Liquidity is also provided by interest and principal payments on securities and loans.

Our cash and due from banks—demand was $15.0 million on June 30, 2006 compared to $13.5 million on December 31, 2005. Due from banks-interest-bearing was $2.3 million at June 30, 2006 and $2.0 million at December 31, 2005. There was $600,000 in Federal funds sold at June 30, 2006 compared to $685,000 at December 31, 2005. Mercantile had $12.5 million and South Bay had $10.0 million in Federal funds borrowing lines with correspondent banks as of June 30, 2006. Additionally, at June 30, 2006 we had $42.1 million remaining borrowing capacity at the FHLB against pledged loans and securities.

National Mercantile is a legal entity separate and distinct from the Banks and, therefore, it must provide for its own liquidity. National Mercantile’s principal sources of funds are proceeds from the sales of securities and dividends or capital distributions from the Banks. In addition to funding its own operating expenses, National Mercantile is responsible for the payment of the interest on the outstanding Junior Subordinated Debentures. The semiannual interest payments on the Junior Subordinated Debentures are deferrable at National Mercantile’s option, for a period up to ten consecutive semiannual payments, but in any event not beyond June 25, 2031. National Mercantile has not deferred any interest payments.

National Mercantile’s cash, including interest-bearing deposits, was $1.1 million on June 30, 2006.

Dividends and capital distributions from the Banks constitute the principal ongoing source of cash to National Mercantile. The Banks are subject to various statutory and regulatory restrictions on their ability to pay dividends and capital distributions to National Mercantile.

OCC approval is required for a national bank to pay a dividend if the total of all dividends declared in any calendar year exceeds the total of the bank’s net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years, less any required transfer to surplus or a fund for the retirement of any preferred stock. A national bank may not pay any dividend that exceeds its retained net earnings, as defined by the OCC. The OCC and the Federal Reserve have also issued banking circulars emphasizing that the level of cash dividends should bear a direct correlation to the level of a national bank’s current and expected earnings stream, the bank’s need to maintain an adequate capital base and other factors.

National banks that are not in compliance with regulatory capital requirements generally are not permitted to pay dividends. The OCC also can prohibit a national bank from engaging in an unsafe or unsound practice in its business. Depending on the bank’s financial condition, payment of dividends could be deemed to constitute an unsafe or unsound practice. Except under certain circumstances, and with prior regulatory approval, a bank may not pay a dividend if, after so doing, it would be undercapitalized. A bank’s ability to pay dividends in the future is, and could be, further influenced by regulatory policies or agreements and by capital guidelines.

Mercantile has an accumulated deficit and does not anticipate having positive cumulative retained earnings until 2008 at the current rate of earnings. South Bay had cumulative retained earnings of $4.7 million as of June 30, 2006. Mercantile and South Bay may from time to time be permitted to make capital distributions to National Mercantile with the consent of the OCC. It is likely that such consent could not be obtained unless the distributing bank remained “well capitalized” following such distribution.

Asset Liability Management

We manage interest rate sensitivity by matching the repricing opportunities on our earning assets to those on our funding liabilities. Various strategies are used to manage the repricing characteristics of assets and liabilities to ensure that exposure to interest rate fluctuations is limited within guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, the use of derivative financial instruments (see Note 10 of the Notes to the Unaudited Consolidated Financial Statements) and managing the deployment of securities are used to reduce mismatches in interest rate repricing opportunities of portfolio assets and their funding sources. Interest rate risk is measured using financial modeling techniques, including stress tests, to measure the impact of changes in interest rates on future earnings. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures.

Through various interest rate risk management strategies, we believe that our balance sheet is nearly neutral and that changes in interest rates will have a limited impact upon our net interest income. These strategies have included securities leverage in which purchases of intermediate term investment securities which were funded by short-term or adjustable wholesale liabilities. Some of the wholesale liabilities are adjustable Repurchase Agreements with embedded floors that, in a declining interest rate environment, will decline at an exponential rate to the decline in the underlying index. Additionally, the Company has entered into interest rate swap agreements and has purchased interest rate floors at various strike prices and terms that have the effect of further reducing its exposure to declining interest rates.

Since interest rates began increasing in June 2004, the Company’s deposit funding costs have lagged the increase in earning asset yields. This lag in funding costs could narrow future net interest margins in the event that rates paid on deposits begin rising more rapidly due to increased funding needs or competitive pressures.

INFORMATION ABOUT FCB BANCORP

As used in this section, the term “FCB Bancorp,” “the Company,” “our,” “us,” “we” or similar expression includes FCB Bancorp and its wholly-owned subsidiaries, First California Bank, FCB Statutory Trust I and SC Financial, unless the context indicates otherwise, and the “Bank” refers to First California Bank. The Bank is a commercial bank doing business primarily in Ventura, Los Angeles and Orange Counties. SC Financial is an inactive subsidiary and FCB Statutory Trust I is a special purpose entity formed to issue FCB’s junior subordinated debentures. As a result of our acquisition of South Coast Bancorp, Inc., on September 30, 2005, the Company also operated South Coast Commercial Bank as a wholly-owned subsidiary until it was sold to Woori America Bank on December 5, 2005.

Business of FCB Bancorp

We are a one-bank holding company and First California Bank, or the Bank, is our principal subsidiary. Our common stock is publicly traded on the OTC Bulletin Board under the symbol “FCBA” and is currently held by approximately 283 shareholders of record, with the officers, directors, and their related interests controlling approximately 41% of our outstanding shares of common stock. FCB Bancorp was incorporated on January 25, 2005 under the laws of the State of California to serve as the holding company for the Bank.

A reorganization of the Bank was accomplished on September 30, 2005, under the terms of a Plan of Reorganization and Merger Agreement that provided for the merger of the Bank with a wholly-owned merger subsidiary of FCB Bancorp. See “FCB Bancorp Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained herein for a discussion regarding the reorganization and merger. As a result of the reorganization, the Bank’s outstanding shares were exchanged on a one-for-one basis for shares of FCB Bancorp’s common stock, and FCB Bancorp became the Bank’s sole shareholder. Prior to acquiring the Bank, FCB Bancorp did not conduct any ongoing business activities. FCB Bancorp’s principal asset is the stock of the Bank and FCB Bancorp’s primary function is to coordinate the general policies and activities of the Bank, as well as to consider from time to time, other legally available investment opportunities.

Recent Developments

On January 26, 2006, James O. Birchfield resigned as a member of our board of directors. Mr. Birchfield served as a director for over 14 years and served as Chairman of our Board from 1997 until October 2005. Mr. Birchfield will continue to remain involved with FCB Bancorp as “Chairman Emeritus.”

On January 26, 2006, Thomas Tignino was appointed to serve as a director of our board of directors and will also serve as a member of our audit committee.

On December 5, 2005, the acquisition of our then bank subsidiary, South Coast Commercial Bank, by Woori America Bank was completed for a premium of $1 million before taxes and expenses (the “Woori Merger”). The net premium reduced previously recognized goodwill that arose from our purchase of South Coast Commercial Bank on September 30, 2005. Also on December 5, 2005, in a separate but related transaction, our subsidiary, First California Bank, acquired essentially all of the assets and liabilities of South Coast Commercial Bank, including all current loan and deposit accounts. The purchase and assumption transaction closed immediately prior to the Woori Merger.

Effective October 20, 2005, John W. Birchfield was appointed Chairman of the Board of FCB Bancorp and Richard D. Aldridge was appointed Vice Chairman of the Board of FCB Bancorp. Both Mr. Birchfield, the prior Vice Chairman of the Board, and Mr. Aldridge were existing directors of FCB Bancorp.

Business of First California Bank

First California Bank is a full-service commercial bank headquartered in Camarillo, California. The Bank is chartered under the laws of the State of California and is subject to supervision by the California Commissioner of Financial Institutions. The Federal Deposit Insurance Corporation, or the FDIC, insures the Bank’s deposits up to the maximum legal limit.

The Bank opened for business in 1979 under the name “Camarillo Community Bank” with one branch office located in Camarillo. The Bank provides a broad range of banking products and services through eight full service banking offices which are located in Anaheim Hills, Camarillo, Irvine, Oxnard, Simi Valley, Thousand Oaks, Ventura and Westlake Village and loan production offices located in Torrance and Sherman Oaks. In October 2001, the Bank changed its name to “First California Bank” in order to reflect the Bank’s growth beyond its initial primary market of Camarillo.

On December 5, 2005, the Bank acquired essentially all of the assets and liabilities of South Coast Commercial Bank, our other then subsidiary, including all current loan and deposit accounts. The purchase and assumption transaction closed immediately prior to the sale of South Coast Commercial Bank to Woori America Bank, a New York banking corporation.

The Bank is a full-service community bank that offers a broad range of banking products and services, including many types of business and personal savings and checking accounts and other commercial and consumer banking services. The Bank derives income primarily from the interest received on the various loan products, interest on investment securities and to a lesser extent from fees, providing deposit services and extending credit. The Bank originates several types of loans, including secured and unsecured commercial and consumer loans, commercial real estate mortgage loans, SBA loans and construction loans. The Bank extends credit to customers located primarily in the counties it serves. Through the Bank, we concentrate our lending activities in two principal areas:

(1) Business Loans. Business loans, represented by commercial real estate loans, commercial loans and construction loans comprise the largest portion of our loan portfolio.

Commercial real estate loans rely upon the cash flow originating from the underlying real estate collateral. Commercial real estate is a cyclical industry that is affected not only by general economic conditions but also by local supply and demand. In the office sector, the demand for office space is highly dependent on employment levels. In the retail sector, the demand for retail space and the levels of retail rents are affected by consumer spending and confidence. The industrial sector has exposure to the level of exports, defense spending and inventory levels. Vacancy rates, location, and other factors affect the amount of rental income for commercial property. Tenants may relocate, fail to honor their lease or go out of business. In the multifamily residential sector, the demand for apartments is heavily influenced by the affordability of ownership housing, employment conditions and the vacancy levels of existing inventory. Population growth or decline and changing demographics, such as increases in the level of immigrants or retirees, are also factors influencing the multifamily residential sector.

Construction loans provide developers or owners with funds to build or improve properties that will ultimately be sold or leased. Construction loans are generally considered to involve a higher degree of risk than other loan categories because they rely upon the developer’s or owner’s ability to complete the project within specified cost and time limits. Cost overruns can cause the project cost to exceed the project sales price or exceed the amount of the committed permanent funding. Construction projects also can be delayed for a number of reasons such as poor weather, material or labor shortages, labor difficulties, or substandard work that must be redone to pass inspection.

Commercial loans rely upon the cash flow originating from the underlying business activity of the enterprise. The manufacture, distribution or sale of goods or sale of services are not only affected by general economic conditions but also by the ability of the enterprise’s management to adjust to local supply and demand conditions, maintain good labor, vendor and customer relationships, as well as market, price and sell their goods or services for a profit. Customer demand for goods and services of the enterprise may change because of competition or obsolescence.

(2) Consumer Loans. Home mortgages and home equity loans and lines of credit are secured by first or second trust deeds on a borrower’s real estate property, typically their principal residence. These loans are dependant on a person’s ability to regularly pay the principal and interest due on the loan and, secondarily, on the value of real estate property that serves as collateral for the loan. Home mortgages are generally considered to involve a lower degree of risk than other loan categories because of the relationship of the loan amount to the value of the residential real estate and a person’s reluctance to forego their principal place of residence. Home real estate values, however, are not only affected by general economic conditions but also by local supply and demand. Installment loans and credit card lines are also dependant on a person’s ability to regularly pay principal and interest on a loan; however, these loans generally are not secured by collateral or, if they are secured, the collateral value can rapidly decline as is the case for automobiles. A person’s ability to service debt is highly dependant upon their continued employment or financial stability. Job loss, divorce, illness and bankruptcy are just a few of the risks that may affect a person’s ability to service their debt.

The Bank’s goal is to offer our customers a consistently high level of individualized personal service. The Bank’s strategy in attaining its goals has been to implement and maintain risk management and controls to achieve a safe and sound business policy, employing an aggressive marketing plan which emphasizes relationship banking and the “personal touch,” offering competitive products and managing our growth. The Bank provides convenience through eight banking offices with ATM access, 24 hour telephone access to account information, on-line banking and courier service. The diversity of our delivery systems enables customers to choose the method of banking, which is most convenient for them. The Bank trains its staff to recognize each customer, greet them, and be able to address them by name so that they feel as if they have a “private banker.”

Market Area

The Bank offers a wide range of business and consumer banking services primarily within the general area commonly known as the “101” corridor stretching from the City of Ventura to Calabasas, California. The Bank’s other markets include the Moorpark-Simi Valley corridor, the western San Fernando Valley, and other parts of Orange and Los Angeles Counties. The Bank’s officers have many years of experience in dealing with the businesses and professional service providers in our market area. This area has significant diversification and geographic concentration of the desired businesses with annual sales of up to $20 million and real estate development industries that we target.

Competition

The banking business in California, generally, and in the Bank’s service areas, specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have many offices operating over wide geographic areas. The Bank competes for deposits and loans principally with these major banks, savings and loan associations, finance companies, credit unions and other financial institutions located in our market areas. Among the advantages that the major banks have over the Bank are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in the Bank’s service areas offer certain services (such as trust and international banking services) that are not offered directly by the Bank and, by virtue of their greater total capitalization, such banks have substantially higher lending limits. Moreover, all banks face increasing competition for loans and deposits from non-bank financial intermediaries such as mortgage companies, insurance companies, credit unions and securities firms.

As of June 30, 2005, the most recent period for which figures are available, data reported by state and federal agencies indicated that the 163 banks and savings and loan offices then open in the Bank’s primary market area, Ventura County, held approximately $11.7 billion in total deposits averaging approximately $71.7 million per banking office. The Bank’s total deposits ($238.5 million) in the Ventura market area at that time constituted 2.04% of the total deposits in that market.

In November 1999, the President signed the Gramm-Leach-Bliley Act, or the GLB Act, into law, which significantly changed the regulatory structure and oversight of the financial services industry. The GLB Act revised the Bank Holding Company Act of 1956 and repealed the affiliation prohibitions of the Glass-Steagall Act of 1933. Consequently, a qualifying holding company, called a financial holding company, can engage in a full range of financial activities, including banking, insurance, and securities activities, as well as merchant banking and additional activities that are “financial in nature” or “incidental” to those financial activities. Expanded financial affiliation opportunities for existing bank holding companies are now permitted. Moreover, various non-bank financial services providers can acquire banks while also offering services like securities underwriting and underwriting and brokering insurance products. The GLB Act also expanded passive investment activities by financial holding companies, permitting investments in any type of company, financial or non-financial, through acquisitions of merchant banking firms and insurance companies.

Given that the traditional distinctions between banks and other providers of financial services have been effectively eliminated, the Bank will face additional competition from thrift institutions, credit unions, insurance companies and securities firms. Additionally, their ability to cross-market banking products to their existing customers or the customers of affiliated companies may make it more difficult to compete. The Bank and many similarly situated institutions have not yet experienced the full impact of the GLB Act and, therefore, it is not possible to determine the potential effects, if any, that the GLB Act will have on community banks in general, or on the Bank’s operations specifically.

In order to compete, the Bank uses to the fullest extent possible the familiarity of its directors and officers with the market area and its residents and businesses and the flexibility that the Bank’s independent status will permit. This includes an emphasis on specialized services, local promotional activity, and personal contacts by directors, officers and other employees. The Bank uses advertising, including radio and newspaper ads and direct mail pieces, to inform the community of the services it offers. The Bank also utilizes emerging marketing techniques, such as the Internet, to reach target markets. The Bank also has an active calling program where officers, including commissioned business development officers, contact targeted prospects to solicit both deposit and loan business.

The Bank has developed programs that are specifically addressed to the needs of consumers, professionals and small- to medium-sized businesses. In the event there are customers whose loan demands exceed the Bank’s lending limits, it arranges for such loans on a participation basis with other financial institutions and intermediaries. The Bank also assists those customers requiring other services not offered by the Bank to obtain those services from correspondent banks. In addition, the Bank offers ATM services, a night depository, courier services, bank-by-mail services, merchant windows and direct deposit services.

The Bank’s management believes that the Bank’s reputation in the communities served and personal service philosophy enhance the ability to compete favorably in attracting and retaining individual and business clients. The Bank also believes that it has an advantage over the larger national and “super regional” institutions because it is managed by well respected and experienced bankers.

Mergers, acquisitions and downsizing have and will continue to foster impersonal banking relationships which, in turn, may cause dissatisfaction among the Bank’s targeted customer population. Moreover, larger competitors may not offer adequate personalized banking services, since their emphasis is on large volume and standardized retail products.

The Bank faces growing competition from other community banks. These institutions have similar marketing strategies, have also been successful and are strong evidence regarding the potential success of the community banking sector.

No assurance can be given that ongoing efforts to compete will continue to be successful.

Dependence on One or a Few Major Customers; Business Concentrations

No individual or single group of related accounts is considered material in relation to our total assets or to the assets or deposits of the Bank, or in relation to our overall business. However, approximately 80% of our loan portfolio at December 31, 2005 consisted of real estate-related loans, including commercial real estate loans, construction loans, commercial loans, home mortgage loans, home equity loans and lines of credit. See “FCB Bancorp Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Position—December 31, 2005 compared with December 31, 2004.” Moreover, our business activities are currently focused primarily in Southern California, with the majority of our business concentrated in Ventura, Orange and Los Angeles Counties. Consequently, our results of operations and financial condition are dependent upon the general trends in the Southern California economies and, in particular, the residential and commercial real estate markets. In addition, the concentration of our operations in Southern California exposes us to greater risk than other banking companies with a wider geographic base in the event of catastrophes, such as earthquakes, fires and floods in this region.

Product Development Research

We have not engaged in any material research activities relating to the development of new services or the improvement of existing banking services during the last three fiscal years. Our officers and employees are often engaged in the evaluation of new services, to enable the Bank to retain a competitive position in the areas we emphasize.

Internet Banking Services

The Bank has its own “home page” address on the world wide web which serves as an additional means of providing customer access to a variety of banking services. The Bank’s website address is: www.fcbank.com. No information contained on the website is incorporated herein by reference.

Employees

At June 30, 2006, the Bank had 122 full-time equivalent employees. The Bank’s employees are not represented by any union or other collective bargaining agreement and the Bank considers its relations with employees to be excellent.

Properties

The Bank owns its executive offices located at 1100 Paseo Camarillo, Camarillo, California. The building has approximately 5,100 square feet of space and adequate parking facilities.

The Bank also leases approximately 5,931 square feet of space for its administrative functions located at 730 Paseo Camarillo, Camarillo, California. The lease is with an unaffiliated third party. The lease term is for 5 years and commenced on August 1, 2004. The monthly base rent for the premises is $7,465 for 2006.

The Bank also leases approximately 1,491 square feet of space for its Anaheim Hills Branch Office located at 168 S. Fairmont Boulevard, Suite O, Anaheim Hills, California. The lease term commenced on March 7, 1995, and the Bank has extended the lease term by two years, commencing July 16, 2006 and terminating July 15, 2008. The monthly base rent for the premises is $2,990 during the one-year lease option to renew period.

The Bank owns its main branch located at 1150 Paseo Camarillo, Camarillo, California. The building has approximately 9,032 square feet of space and adequate parking facilities.

The Bank owns its Irvine Branch Office located at 19752 MacArthur Blvd., Irvine, California 92612. The building has approximately 21,000 square feet of space and adequate parking facilities.

The Bank also leases approximately 1,672 usable square feet of space for its Oxnard Branch Office located at 300 Esplanade Drive, Suite 102, Oxnard, California. The premises is located on the first floor. The lease term is for 5 years and commenced on April 1, 2000, with one 5-year renewal option. The lease is with an unaffiliated third party. The Bank exercised its option and the monthly base rent for the premises is $3,394 for 2006.

The Bank also leases approximately 5,000 square feet of space for its ground lease located at Simi Valley Towne Center, Simi Valley, California. The lease term is for 20 years, with six 5-year renewal options. The lease is with an unaffiliated third party. The monthly base rent for the land is $10,417 for 2006.

The Bank also leases approximately 3,850 square feet of space for its Thousand Oaks Branch Office located at 11 E. Hillcrest Drive, Suite A, Thousand Oaks, California. The lease term is for 10 years and commenced on October 15, 2003, with two 5-year renewal options. The lease is with an unaffiliated third party. The monthly base rent for the premises is $13,475 for 2006.

The Bank also leases approximately 2,373 square feet of space for its Ventura Branch Office located at 1794 S. Victoria, Suite B, Ventura, California. The premises is located on the first floor. The lease term is for 10 years and commenced on August 26, 2002, with two 5-year renewal options. The lease is with an unaffiliated third party. The monthly base rent for the premises is $6,498 for 2006.

The Bank also leases approximately 4,000 square feet of space for its Westlake Village Branch Office located at 32111 Agoura Road, Westlake Village, California. The lease term is for 5 years and commenced on September 1, 2004, with one 5-year renewal option. The lease is with an unaffiliated third party. The monthly base rent for the premises is $6,800 for 2006.

The Bank also leases approximately 1,585 square feet of space for its Torrance Loan Production Office located at Park Del Amo, 2377 Crenshaw Boulevard, Suite 130, Torrance, California. The lease term is for five years and commenced on April 1, 2003, with one 3-year renewal option. The lease is with an unaffiliated third party. The monthly base rent for the premises was $2,536 for each of the first 30 months, increasing to $2,694 for each month commencing October 1, 2005 through the end of the five-year lease term.

The Bank also leases approximately 3,478 square feet of space for its Sherman Oaks loan production office located at 13245 Riverside Drive, Suite 540, Sherman Oaks, California. The lease term is for five years and commenced on March 1, 2006 with one 5-year renewal option. The lease is with an unaffiliated third party. The monthly base rent for the premises is $7,304 for 2006.

The Bank believes that its premises will be adequate for present and anticipated needs. The Bank also believes that it has adequate insurance to cover its premises.

Legal Proceedings

The nature of our business causes us to be involved in routine legal proceedings from time to time. We are not aware of any pending or threatened legal proceedings expected to have a material adverse effect on our business, financial condition, results of operations or cash flows.

FCB BANCORP MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion is designed to provide a better understanding of significant trends related to the consolidated results of operations and financial condition of FCB Bancorp and its consolidated subsidiaries. This discussion and information is derived from our unaudited consolidated financial statements and related notes for the three and six months ended June 30, 2006 and 2005 and our audited consolidated financial statements and related notes for the three years ended December 31, 2005, 2004, and 2003. You should read this discussion in conjunction with those consolidated financial statements. The discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this joint proxy statement-prospectus.

In this section, unless the context otherwise requires, references to the “Company,” “we,” “our,” and “us” are to FCB Bancorp and its consolidated subsidiaries.

Overview

FCB Bancorp is a bank holding company arising from a transaction in which the shareholders of First California Bank exchanged their common shares for that of FCB Bancorp on a share-for-share basis on September 30, 2005. As a result of that transaction, First California Bank became a wholly-owned subsidiary of FCB Bancorp. FCB Bancorp and First California Bank are related entities; accordingly, the consolidated financial position and results of operations for the year ended December 31, 2005 reflect the combined entities. Prior periods have been restated to reflect financial position and results of operation as if the entities had been previously consolidated.

Also on September 30, 2005, FCB Bancorp completed its acquisition of South Coast Bancorp, Inc. and its wholly-owned subsidiaries, South Coast Commercial Bank and SC Financial. SC Financial is an inactive subsidiary. Shareholders of South Coast Bancorp, Inc. received cash of $36.0 million in exchange for their common shares; South Coast Bancorp, Inc. was then merged with and into FCB Bancorp.

In connection with this acquisition, FCB Bancorp issued 1,115,000 shares of common stock to accredited investors at $19.75 per share on September 30, 2005. Net proceeds from this offering were $20.7 million. In addition, FCB Bancorp issued $10.3 million of junior subordinated debentures (commonly referred to as trust preferred securities) on September 30, 2005. Substantially all the proceeds from these offerings were used to fund the acquisition.

The acquisition was accounted for using the purchase method of accounting; accordingly, the December 31, 2005 consolidated financial position of the Company includes the fair value of the assets acquired and the liabilities assumed of South Coast Bancorp, Inc. The consolidated results of operations, however, reflect only the consolidated activities after the merger was consummated on September 30, 2005.

On December 5, 2005, FCB Bancorp sold South Coast Commercial Bank to Woori America Bank pursuant to a merger transaction, or the Woori Merger, for a premium of $1.0 million before taxes and expenses. The net premium reduced previously recognized goodwill that arose from our purchase of South Coast Commercial Bank on September 30, 2005. Also on December 5, 2005, in a separate but related transaction, our subsidiary, First California Bank, acquired essentially all of the assets and liabilities of South Coast Commercial Bank, including substantially all current loan and deposit accounts. The purchase and assumption transaction closed immediately prior to the Woori Merger.

Critical Accounting Policies

The discussion and analysis of our consolidated results of operations and financial condition are based upon our unaudited and our audited consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, income and expense, and the related disclosures of contingent assets and liabilities at the date of these consolidated financial statements. We believe these estimates and assumptions to be reasonably accurate; however, actual results may differ from these estimates under different assumptions or circumstances. The following are our critical accounting policies.

Allowance for loan losses

An estimate of probable losses incurred in the loan portfolio is necessary in determining the amount of the allowance for loan losses which is presented as a reduction of our loan balances. The provision for loan losses, charged to operations, is the amount that is necessary to establish the allowance. The information used by us to make this estimate is described later in this section and in the notes to the consolidated financial statements. The allowance for loan losses was $4,209,000 at June 30, 2006, $4,105,000 at December 31, 2005 and was $2,346,000 at December 31, 2004.

Income taxes

An estimate of probable income tax benefits that will not be realized in future years is required in determining the necessity for a valuation allowance for deferred tax assets. The information used by us to make this estimate is described later in this section and in the notes to the consolidated financial statements. Net deferred tax assets were $258,000 at June 30, 2006, $730,000 at December 31, 2005 and were $630,000 at December 31, 2004; there was no valuation allowance at the above listed period ends.

Goodwill

An estimate of probable impairment loss is required in determining the carrying value of goodwill. An impairment loss is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. The information used by us to make this estimate is described later in this section and in the notes to the consolidated financial statements. Goodwill was $16,835,000 at June 30, 2006 and $16,341,000 at December 31, 2005; there was no impairment loss at either period end.

New Accounting Standard Adopted during the First Quarter of 2006

Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004) Share-Based Payments addresses the accounting for transactions in which an entity exchanges its equity instruments for goods and services. We adopted this new standard on January 1, 2006.

SFAS No. 123R eliminated the ability to account for grants under our stock option plan using the intrinsic value-based method. The intrinsic value-based method recognized compensation cost as the difference between the exercise price of each option and the market price of our stock at the date of each grant. The exercise price of each of our stock options was equal to the market price of our stock at each date of grant. Before 2006, no compensation cost was recognized.

On January 1, 2006, using the modified-prospective method of adoption, we began determining compensation costs using the fair-value method as provided for under SFAS No. 123R. The modified-prospective method of adoption requires the recognition of compensation cost using the fair-value method for all new grants after 2005 or for any grants modified, repurchased or cancelled after 2005. For grants prior to 2006, the modified-prospective method of adoption requires the recognition of compensation cost for the portion of grants not yet vested based on the fair-value of the grant as was disclosed in our prior year consolidated financial statements.

We used the Black-Scholes-Merton formula to determine the fair value of our stock options using the following estimates and assumptions. The fair value of the option at the grant date also follows.

	2003 Grant	2004 Grant	2005 Grant	2006 Grant
Expected option term	6.0 years	6.0 years	6.0 years	5.2 years
Expected volatility	Nil	Nil	Nil	5.71%
Expected dividend yield	0%	0%	0%	0%
Risk-free interest rate	2.87%	3.95%	4.50%	4.59%
Stock option fair value	$1.77	$4.24	$4.92	$4.49

Our only stock option plan began in 2003 and we consider our options to be “plain vanilla”. None of our options have vested. We used the “simplified” method to determine the expected term of the 2006 stock option grant which is the average of the sum of the contractual period and the average vesting period. We looked to our 5-year historical volatility for our expected volatility because we believe that our historical period reflects our business strategy of de novo branch expansion and acquisition and we do not anticipate at this time that our strategy or business model will differ in the future. We used the “minimum value method” for options granted before 2006. We have not paid dividends for the past several years and our business strategy does not anticipate that we will do so in the future. The risk-free rate for the contractual term of the options was based on the prevailing U.S. treasury strip rate in effect at the date of grant.

Our shareholder approved stock option plan permits the grant of up to 200,000 shares of common stock to directors, officers and key employers of FCB or the Bank. Option awards are granted with an exercise price equal to the market price of our stock at the grant date. Option awards vest based on 3 to 5 years of continuous service and have contractual terms from 6 to 8 years.

A summary of our option activity, none of which have vested for the six months ended June 30, 2006 follows.

Options	Shares	Weighted average exercise price
Balance, beginning of year	119,500	$17.64
Issued	40,600	$21.00
Exercised	—	—
Cancelled, forfeited, expired	(3,400)	$20.81

Balance, end of period	156,700	$18.51

The weighted average remaining contractual term of options was 5.81 years at June 30, 2006. The weighted average exercise price of options outstanding was $18.51 at June 30, 2006 and $17.64 at December 31, 2005. The weighted average fair value of options outstanding was $3.90 and $3.70 at June 30, 2006 and December 31, 2005, respectively. There were 156,700 options outstanding at June 30, 2006 and they had an intrinsic value, based on a closing market price of $22.40 on June 30, 2006, of approximately $610,000. The weighted average grant date fair value of options outstanding was $3.70 at the beginning of the 2006 year and $3.90 at June 30, 2006.

Compensation cost for the three and six months ended June 30, 2006 was $22,000 and $41,000, respectively. Unrecognized compensation cost at June 30, 2006 was $314,000 and the weighted average period of unamortized cost recognition was 3.40 years.

The stock-based compensation expense determined under the fair value-based method for the three and six months ended June 30, 2005, disclosed but not recognized, was $3,000 and $7,000, respectively, net of related tax effects. Earnings per share for the three and six months ended June 30, 2005 would not have changed had we recognized compensation expense under the fair value-based method.

Results of Operations—Overview

Net income for the second quarter of 2006 increased 71 percent to $1.1 million, or $0.33 per diluted share, compared with $0.6 million, or $0.29 per diluted share, for the same quarter last year. The increase in diluted earnings per share was 14 percent. The change in interim results is due primarily to the acquisition completed at the end of the third quarter of 2005. The earnings per share data for 2006 reflect the increase in outstanding weighted average shares that resulted from the issuance of 1,115,000 new shares at the end of the third quarter of 2005.

Net income for the first six months of 2006 was $2.1 million, a 73 percent increase from the same period a year ago. Diluted earnings per share increased 15 percent to $0.63 from $0.55 from the same period last year.

Net income for 2005 increased 32 percent to $3,224,000, or $1.30 per diluted share, compared with $2,435,000, or $1.14 per diluted share, for 2004. For 2003, net income was $2,207,000 or $1.10 per diluted share. The earnings per share data for both 2006 and 2005 reflect the increase in outstanding weighted average shares that resulted from the issuance of 1,115,000 new shares at the end of the third quarter of 2005.

The following table presents a summary of net income:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2006	2005	2005	2004	2003
	(In thousands, except per share)
Net income	$1,073	$629	$2,083	$1,206	$3,224	$2,435	$2,207
Basic earnings per share	$0.33	$0.29	$0.64	$0.56	$1.31	$1.17	$1.12
Diluted earnings per share	$0.33	$0.29	$0.63	$0.55	$1.30	$1.14	$1.10
Basic weighted average shares	3,278	2,163	3,278	2,163	2,467	2,080	1,974
Diluted weighted average shares	3,298	2,178	3,296	2,184	2,488	2,136	2,012

Results of Operations for the Three and Six Months Ended June 30, 2006

Net interest income

Net interest income for the second quarter of 2006 was $5.2 million, up 56 percent from $3.4 million for the same quarter a year ago. Net interest income for the first six months of 2006 was $10.5 million up 62 percent from the year ago period. The increase in net interest income reflects the increase in earning assets stemming from both an increase in our business lending and our recent acquisition. Average earning assets increased 58 percent to $429.8 million for the second quarter of 2006 from $271.7 million for the second quarter of 2005. For the first half of the year, average earning assets increased to $424.0 million from $266.9 million.

The net interest margin (on a tax equivalent basis) for the second quarter of 2006 was 4.95% compared with 5.02% for the same period last year. For the first six months of 2006 the net interest margin was 5.03% compared with 4.93% for the year ago period.

Average loans were $354.4 million for the second quarter of 2006 and represented 82 percent of average earning assets, compared with $190.1 million and 70 percent for the same quarter a year ago. Average loans for the first half of 2006 were $346.9 million and represented 82 percent of average earning assets, compared with $185.3 million and 69 percent for the year ago period. The increase in average loans reflects the 2005 acquisition, the expansion of our branch network and the success of our business strategy.

Average securities were $69.0 million for the second quarter of 2006 and represented 16 percent of average earning assets, compared with $76.3 million and 28 percent for the same period a year ago. For the first six months of 2006, average securities were $70.0 million, or 17 percent of average earning assets, compared with $76.7 million, or 29 percent of average earning assets for the same period a year ago.

Average deposits for the second quarter of 2006 were $385.9 million and represented 90 percent of average earning assets, compared with $236.2 million and 87 percent of average earning assets for the same quarter last year. Average deposits for the first half of 2006 were $381.5 million and represented 90 percent of average earning assets, compared with $231.1 million and 87 percent for the year ago period. The increase in deposits reflects the 2005 acquisition, the expansion of our branch network and the success of our business strategy. We do not accept broker certificates of deposits.

Average borrowed funds for the second quarter of 2006 were $44.1 million compared with $31.5 million for the same period last year. For the first six months of 2006, average borrowed funds were $42.6 million, compared with $32.1 million for the same period a year ago. The increase in borrowings reflects the issuance of $10.3 million of junior subordinated debentures at the end of the 2005 third quarter.

The following table presents average balances and interest income or interest expense, with resulting average yield or rates on a tax equivalent basis, by earning asset or interest bearing liability category.

	Three months ended June 30,
	2006			2005
	Average Balance	Income/ Expense	Average Rate	Average Balance	Income/ Expense	Average Rate
	(Dollars in thousands)

Assets
Loans:
Construction & Land	$27,419	$744	10.89%	$14,930	$357	9.59%
Commercial Real Estate	221,654	4,453	8.06%	93,206	1,557	6.70%
Commercial Loans	79,382	1,678	8.48%	67,963	1,211	7.15%
Home Mortgage	18,706	257	5.51%	6,849	85	4.96%
Home Equity	5,663	113	8.06%	2,980	48	6.52%
Consumer	1,534	37	9.66%	4,131	66	6.37%

Total loans	354,358	7,282	8.24%	190,059	3,323	7.01%

Securities:
Taxable	58,429	572	3.92%	68,481	573	3.35%
Nontaxable	10,608	102	5.86%	7,813	78	6.04%

Total securities	69,037	674	4.22%	76,294	651	3.63%

Federal funds sold	6,356	75	4.69%	5,291	39	3.01%
Deposits with banks	51	—	2.08%	58	—	1.28%

Total earning assets	429,802	8,031	7.54%	271,703	4,013	5.98%

Non-earning assets	50,261			21,114

Total assets	$480,063			$292,817

Liabilities and shareholder’s equity
Interest bearing deposits:
Interest bearing demand deposits	$22,050	$27	0.49%	$20,438	$5	0.10%
Savings	78,066	381	1.96%	63,477	116	0.73%
Certificates of deposit	182,823	1,889	4.14%	55,649	337	2.43%

Total interest bearing deposits	282,939	2,297	3.26%	139,564	458	1.32%

Borrowed funds:
Federal funds purchased	36	1	6.07%	21	—	0.00%
FHLB advances	33,737	331	3.95%	31,438	196	2.51%
Junior subordinated debentures	10,310	154	6.15%	—	—

Total borrowed funds	44,083	486	4.42%	31,459	196	2.50%

Total interest bearing funds	327,022	2,783	3.41%	171,023	654	1.53%

Noninterest bearing demand deposits	102,976			96,662
Other liabilities	2,721			1,341
Shareholders’ equity	47,344			23,791

Total liabilities and shareholder’s equity	$480,063			$292,817

Net interest income		$5,248			$3,359
Net interest margin (tax equivalent)			4.95%			5.02%

	Six months ended June 30,
	2006			2005
	Average Balance	Income/ Expense	Average Rate	Average Balance	Income/ Expense	Average Rate
	(Dollars in thousands)

Assets
Loans:
Construction & Land	$27,459	$1,496	10.99%	$13,131	$611	9.39%
Commercial Real Estate	219,914	8,747	8.02%	91,691	3,009	6.62%
Commercial Loans	78,282	3,227	8.31%	67,274	2,321	6.96%
Home Mortgage	13,477	375	5.60%	6,414	163	5.11%
Home Equity	5,475	210	8.02%	2,753	89	6.50%
Consumer	2,332	96	8.42%	3,991	131	6.64%

Total loans	346,939	14,151	8.23%	185,255	6,325	6.88%

Securities:
Taxable	60,141	1,171	3.89%	69,148	1,168	3.38%
Nontaxable	9,881	190	5.87%	7,572	148	5.97%

Total securities	70,022	1,361	4.20%	76,720	1,317	3.63%

Federal funds sold	6,962	161	4.68%	4,839	68	2.82%
Deposits with banks	52	1	2.94%	104	0	0.79%

Total earning assets	423,975	15,674	7.50%	266,918	7,710	5.88%

Non-earning assets	39,420			20,960

Total assets	$473,706			$287,878

Liabilities and shareholder’s equity
Interest bearing deposits:
Interest bearing demand deposits	$22,958	$54	0.47%	$20,563	$11	0.10%
Savings	78,167	680	1.76%	63,273	230	0.73%
Certificates of deposit	178,786	3,539	3.99%	55,033	616	2.26%

Total interest bearing deposits	279,911	4,273	3.08%	138,868	857	1.24%

Borrowed funds:
Federal funds purchased	28	1	5.83%	11	0	3.82%
FHLB advances	32,277	607	3.80%	32,080	391	2.46%
Junior subordinated debentures	10,310	308	6.15%	—	—

Total borrowed funds	42,615	916	4.33%	32,091	391	2.46%

Total interest bearing funds	322,526	5,189	3.24%	170,959	1,248	1.47%

Noninterest bearing demand deposits	101,543			92,242
Other liabilities	2,293			1,185
Shareholders’ equity	47,344			23,492

Total liabilities and shareholder’s equity	$473,706			$287,878

Net interest income		$10,486			$6,461
Net interest margin (tax equivalent)			5.03%			4.94%

Net interest income is affected by changes in the level and mix of average earning assets and average interest-bearing funds. The changes between periods in these balances are referred to as balance changes. The effect on net interest income from changes in average balances is measured by multiplying the change in the average balance between the current period and the prior period by the prior period average rate. Net interest income is also affected by changes in the average rate earned or paid on earning assets and interest-bearing funds and these are referred to as rate changes. The effect on net interest income from changes in average rates is measured by multiplying the change in the average rate between the current period and the prior period by the prior period average balance. Changes attributable to both rate and volume are allocated on a pro rata basis to the change in average volume and the change in average rate.

The following tables present changes in interest income and expense.

	Three months ended June 30, 2006 to 2005 due to:
	Rate	Volume	Total
	(In thousands)
Interest income
Interest on loans	$1,281	$2,679	$3,960
Interest on securities	85	(62)	23
Interest on Federal funds sold	27	8	35
Interest on deposits with banks	—	—	—

Total interest income	1,393	2,625	4,018

Interest expense
Interest bearing demand deposits	22	—	22
Savings	236	27	263
Certificates of deposit	783	770	1,553

Total interest on deposits	1,041	797	1,838

Interest on borrowings	212	79	291

Total interest expense	1,253	876	2,129

Net interest income	$140	$1,749	$1,889

	Six months ended June 30, 2006 to 2005 due to:
	Rate	Volume	Total
	(In thousands)
Interest income
Interest on loans	$2,477	$5,349	$7,826
Interest on securities	160	(115)	45
Interest on Federal funds sold	64	30	94
Interest on deposits with banks	1	1	2

Total interest income	2,702	5,265	7,967

Interest expense
Interest bearing demand deposits	42	1	43
Savings	397	54	451
Certificates of deposit	1,536	1,387	2,923

Total interest on deposits	1,975	1,442	3,417

Interest on borrowings	397	128	525

Total interest expense	2,372	1,570	3,942

Net interest income	$330	$3,695	$4,025

Provision for loan losses

There was no provision for loan losses for the second quarter of 2006 in light of our evaluation of the collectibility of loans and our prior loan loss experience, among other relevant consideration. The provision for loan losses for the second quarter of 2005 was $122,000. For the first half of 2006, the provision for loan losses was $153,000 compared with $244,000 for the same period last year.

Noninterest income

Noninterest income for the second quarter of 2006 was $550,000 compared with $427,000 for the same period last year.

Service charges, fees and other income for the second quarter of 2006 increased 21 percent to $410,000 from $338,000 for the same quarter of 2005. The increase in service charge, fees and other income reflects higher activity levels in our checking and savings accounts from the prior quarter.

Earnings on cash surrender value of life insurance were $112,000 for the second quarter of 2006 compared with $56,000 for the second quarter of 2005. The increase in earnings reflects the purchase of $4.9 million of life insurance policies in the first quarter of 2006 to support life insurance benefits for several key employees and salary continuation benefits for certain executives.

Gains on loan sales and commissions on brokered loans totaled $28,000 for the second quarter of 2006 compared with $31,000 for the same period a year ago. We originate U.S. Small Business Association (SBA) 7(a) loans and sell the guaranteed portion of the loan into the secondary market for a gain. We also arrange SBA 504 and other loans for customers that are ultimately funded by others and receive commissions for our services. The change in income reflects the change in the number and amount of loans sold or brokered in each period.

The following table presents a summary of noninterest income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands)
Service charges on deposit accounts	$257	$256	$510	$549
Net servicing fees	13	11	25	21
Other income	140	71	252	127
Earnings on cash value of life insurance	112	56	207	111

Service charges, fees and other	522	394	994	808
Loan commissions and sales	28	31	80	133
Gain (loss) on sales of securities	—	2	(20)	2

Total noninterest income	$550	$427	$1,054	$943

Noninterest income for the first half of 2006 was $1.1 million compared with $0.9 million for the same period last year.

Service charges, fees and other income for the first six months of 2006 increased 13 percent to $787,000 from $697,000 for the same period of 2005. The increase in service charge, fees and other income reflects higher activity levels in an checking and savings accounts from the prior year.

Earnings on cash surrender value of life insurance were $207,000 for the first half of 2006 compared with $111,000 for the first half of 2005. The increase in earnings reflects the purchase of the life insurance policies in the first quarter of 2006.

Gains on loan sales and commissions on brokered loans totaled $80,000 for the first six months of 2006 compared with $133,000 for the same period a year ago. The change in income reflects the change in the number and amount of loans sold or brokered in each period.

Noninterest expense

Noninterest expense for the second quarter of 2006 was $4.1 million up 56 percent from $2.7 million for the second quarter of 2005. The efficiency ratio was 70.82 percent for the 2006 quarter compared with 70.03 percent for the same period in 2005.

Noninterest expense for the first half of 2006 was $8.0 million compared with $5.2 million for the same period last year. The efficiency ratio for the first six months of 2006 was 69.31 percent compared with 70.46 percent a year ago.

The increase in operating expenses from the year ago periods reflects the growth in our business and the acquisition completed on September 30, 2005. We have pursued a growth strategy through de novo branching. This requires us to recruit and hire personnel and lease or build facilities to operate and house the new branch. These expenses are incurred prior to the opening of the branch and generally are in excess of the income from the branch when it commences operations. The increase in salaries and benefits expense and premises and equipment expense reflects this growth strategy. Our Simi Valley branch opened December 2004 in a temporary location and relocated in November 2005 to our newly built branch office on the site of the new Simi Valley Towne Center. In addition, we opened in the first quarter of 2006 a new loan production office in Sherman Oaks and have added lending and credit administration personnel. Notwithstanding the increase in operating expenses, the efficiency ratio for the first half of 2006 improved over the efficiency ratio for the same period a year ago.

The following table presents a summary of noninterest expense.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Salaries and benefits	$2,296	$1,490	$4,558	$3,019
Premises and equipment	616	389	1,259	775
Data processing	210	138	370	273
Legal, audit and other professional	247	153	400	261
Printing, stationery and supplies	82	48	144	94
Telephone	70	36	140	72
Directors’ fees	33	33	66	66
Advertising and marketing	203	123	333	210
Postage	23	11	49	29
Other expense	344	229	728	416

Total noninterest expenses	$4,124	$2,650	$8,047	$5,215

Efficiency ratio	70.82%	70.03%	69.31%	70.46%

The efficiency ratio is computed by dividing noninterest expense less amortization by net interest income and noninterest income less realized gains and losses on sale of securities. The ratio is a measurement of the amount of revenue that is utilized to meet overhead expenses.

Income taxes

The provision for income taxes was $1.3 million for the first six months of 2006 compared with $0.7 million for the same period of 2005. The effective tax rate for 2006 was 37.6 percent compared with 38.0 percent for the same period a year ago. The effective tax rate was less than the combined statutory tax rate as a result of excluding from taxable income interest on municipal securities and the earnings on the cash surrender value of life insurance.

Results of Operations for the Three Years Ended December 31, 2005

Net interest income

Net interest income for 2005 was $15,237,000, up 31 percent from $11,656,000 for 2004. Net interest income was $10,898,000 for 2003. The increase in net interest income reflects the increase in earning assets stemming from both an increase in our business lending and our recent acquisition. Average earning assets increased 24 percent to $307,376,000 for 2005 from $247,283,000 for 2004. Average earning assets for 2003 were $202,091,000.

The net interest margin (on a tax equivalent basis) for 2005 was 5.00% compared with 4.78% for 2004. Net interest margin was 5.45% for 2003. The increase in the net interest margin in 2005 reflects the general increase in interest rates. The decrease in the net interest margin in 2004 reflects the change in the mix of earning assets and funding services from the prior year.

Average loans were $226,216,000 for 2005 and represented 74 percent of average earning assets, compared with $168,614,000 and 68 percent for 2004. For 2003, average loans were $149,186,000 or 74 percent of average earning assets. Average loans increased 34 percent for 2005 and 13 percent for 2004. The increase in loans reflects the 2005 acquisition, the expansion of our branch network over these periods and the success of our business strategy.

Average securities were $75,718,000 for 2005 and represented 25 percent of average earning assets, compared with $72,892,000 and 29 percent for 2004. For 2003, average securities were $44,880,000 or 22 percent of average earning assets. Average securities increased 4 percent for 2005 and 62 percent for 2004. Beginning in 2003, we began to more actively manage our investments, core funding sources, alternative funding sources and capital. In this regard, mid-year 2003, we purchased approximately $30,000,000 U.S. agency mortgage-backed securities with a final maturity of seven years. In addition, we secured $25,000,000 of FHLB term advances with final maturities of three months to three years. From mid-year 2004 to year-end 2004, we made several other purchases of U.S. agency mortgage-backed securities of approximately $15,000,000 with FHLB term advances of $14,900,000. While the addition of these securities had the effect of decreasing, in part, the net interest margin for the periods presented, net interest income has increased.

Average deposits were $266,553,000 for 2005 and represented 87 percent of average earning assets, compared with $215,066,000 and 87 percent of average earning assets for 2004. Average deposits were $191,957,000 or 95 percent of average earning assets for 2003. Average deposits increased 24 percent for 2005 and 12 percent for 2004. Noninterest bearing demand deposits for the same periods increased 17 percent and 21 percent respectively. The increase in deposits reflects the 2005 acquisition, the expansion of our branch network and the success of our business strategy. We do not accept broker certificates of deposits.

Average FHLB advances were $35,139,000 for 2005 compared with $29,706,000 for 2004. Average FHLB advances for 2003 were $12,405,000. The increase in FHLB advances reflects the more active management of investments, core funding sources, alternative funding sources and capital described above.

The following table presents average balances and interest income or interest expense, with resulting average yield or rates on a tax equivalent basis, by earning asset or interest bearing liability category:

	For the Years Ended December 31,
	2005			2004			2003
	Average Balance	Income/ Expense	Average Rate	Average Balance	Income/ Expense	Average Rate	Average Balance	Income/ Expense	Average Rate
	(Dollars in thousands)
Commercial	$87,372	$7,049	8.07%	$69,317	$5,046	7.28%	$60,022	$4,370	7.28%
Real estate	131,252	9,342	7.12%	94,089	5,758	6.12%	81,573	5,926	7.26%
Consumer	7,592	518	6.82%	5,208	405	7.77%	7,591	642	8.46%

Total loans (1) (2)	226,216	16,909	7.47%	168,614	11,209	6.65%	149,186	10,938	7.33%

Taxable	67,399	2,306	3.42%	65,583	1,971	3.00%	40,128	1,194	2.98%
Nontaxable	8,319	321	5.85%	7,309	299	6.20%	4,752	212	6.76%

Total securities	75,718	2,627	3.69%	72,892	2,270	3.32%	44,880	1,406	3.13%

Federal funds sold	4,626	152	3.29%	5,640	74	1.31%	8,025	85	1.06%
Deposits with banks	816	26	3.18%	137	2	0.66%	—	—	—

Total earning assets	307,376	19,714	6.47%	247,283	13,554	5.54%	202,091	12,429	6.15%

Non-earning assets	27,753			19,220			20,430

Total assets	$335,129			$266,503			$222,521

Interest bearing demand deposits	$20,694	39	0.19%	$19,775	21	0.11%	$17,946	19	0.11%
Savings	68,568	717	1.05%	61,697	487	0.79%	51,807	372	0.72%
Certificates of deposit	81,985	2,522	3.08%	52,139	809	1.55%	54,804	949	1.73%

Total interest bearing deposits	171,247	3,278	1.91%	133,611	1,317	0.98%	124,557	1,340	1.08%

Federal funds purchased	92	4	4.08%	70	2	2.51%	—	—	—
FHLB advances	35,139	1,041	2.96%	29,706	579	1.95%	12,405	191	1.54%
Junior subordinated debentures	2,519	154	6.15%	—	—	—	—	—	—

Total borrowed funds	37,750	1,199	3.18%	29,776	581	1.95%	12,405	191	1.54%

Total interest bearing funds	208,997	4,477	2.14%	163,387	1,898	1.16%	136,962	1,531	1.12%

Noninterest bearing demand deposits	95,306			81,455			67,400
Other liabilities	1,611			1,315			746
Shareholders’ equity	29,215			20,346			17,413

Total liabilities and shareholder’s equity	335,129			266,503			222,521

Net interest income		$15,237			$11,656			$10,898
Net interest margin (tax equivalent) (3)			5.00%			4.78%			5.45%

(1)	Includes loan fee income recognized during the period.
(2)	Non-accrual loans are included in the average balance.
(3)	Tax-exempt income has been adjusted to reflect the tax equivalent basis.

Net interest income is affected by changes in the level and mix of average earning assets and average interest-bearing funds. The changes between periods in these balances are referred to as balance changes. The effect on net interest income from changes in average balances is measured by multiplying the change in the average balance between the current period and the prior period by the prior period average rate. Net interest income is also affected by changes in the average rate earned or paid on earning assets and interest-bearing funds and these are referred to as rate changes. The effect on net interest income from changes in average rates is measured by multiplying the change in the average rate between the current period and the prior period by the prior period average balance. Changes attributable to both rate and volume are allocated on a pro rata basis to the change in average volume and the change in average rate.

The following table presents changes in net interest income attributable to volume and rate for the periods indicated:

	2005 to 2004 Change in Interest Income/Expense due to:			2004 to 2003 Change in Interest Income/Expense due to:
	Rate	Volume	Total	Rate	Volume	Total
	(Dollars in thousands)
Interest income
Interest on loans	$1,870	$3,829	$5,699	$(1,153)	$1,424	$271
Interest on securities	270	88	358	(15)	878	863
Interest on Federal funds sold	91	(13)	78	14	(25)	(11)
Interest on deposits with banks	23	4	27	—	—	—

Total interest income	2,254	3,908	6,162	(1,154)	2,277	1,123

Interest expense
Interest bearing demand deposits	17	1	18	1	2	3
Savings	175	54	229	44	72	116
Certificates of deposit	1,254	462	1,716	(98)	(46)	(144)

Total interest on deposits	1,446	517	1,963	(53)	28	(25)

Interest on borrowings	462	156	618	122	268	390

Total interest expense	1,908	673	2,581	69	296	365

Net interest income	$346	$3,235	$3,581	$(1,223)	$1,981	$758

Provision for loan losses

For the year 2005 the provision for loan losses was $488,000 compared with $418,000 for 2004. The provision for loan losses for 2003 was $510,000.

Noninterest income

Noninterest income was $1,995,000 for 2005 compared with $1,925,000 for 2004. Noninterest income was $1,899,000 for 2003.

Service charges on deposit accounts increased 3 percent to $1,083,000 for 2005 from $1,056,000 for 2004. Service charges on deposit accounts were $965,000 for 2003. The increase in service charge income reflects the higher level of checking and savings accounts from the previous year as well as a general increases in scheduled service fees.

Earnings on cash surrender value of life insurance were $226,000 for 2005 compared with $224,000 for 2004. Earnings for 2003 were $260,000. We purchased life insurance policies at the end of December 2002 to support life insurance benefits for several key employees and salary continuation benefits for certain executives.

Gains on loan sales and commissions on brokered loans totaled $344,000 for 2005 compared with $219,000 for 2004. Gains on loans sales and commissions on brokered loans totaled $382,000 for 2003. We originate SBA 7(a) loans and sell the guaranteed portion of the loan into the secondary market for a gain. We also arrange SBA 504 and other loans for customers that are ultimately funded by others and receive commissions for our services. The change in income reflects the change in the number and amount of loans sold or brokered in each period.

The following table presents a summary of noninterest income:

	For the Years Ended December 31,
	2005	2004	2003
	(Dollars in thousands)
Service charges on deposit accounts	$1,083	$1,056	$965
Earnings on cash surrender value of life insurance	226	224	260
Commissions on brokered loans	226	132	307
Net gain on sales of loans	118	87	75
Net servicing fees	47	42	34
Net gain (loss) on sales of securities	2	94	(22)
Other income	293	290	280

Total noninterest income	$1,995	$1,925	$1,899

Noninterest expense

Noninterest expense for 2005 was $11,553,000 up 23 percent from $9,409,000 for 2004. Noninterest expense for 2003 was $8,836,000. The efficiency ratio was 66.96 percent for 2005 compared with 69.76 percent for 2004 and 68.92 percent for 2003.

We have pursued a growth strategy through de novo branching. This requires us to recruit and hire personnel and lease or build facilities to operate and house the new branch. These expenses are incurred prior to the opening of the branch and generally are in excess of the income from the branch when it commences operations. The increase in salaries and benefits expense and premises and equipment expense reflects this growth strategy. The Thousand Oaks office was opened in the fall of 2003 and the Simi Valley office was opened in January of 2005. We also expanded into a new operations center in the summer of 2004 consolidating into one facility loan, deposit and technology operations.

More recently we have grown through acquisition and our noninterest expenses for 2005 reflect the addition of two branches, a loan production office and personnel since the end of the 2005 third quarter. Since that time and before the end of the 2005 year, we converted the acquired operations to a single operating system, combined all administrative functions and now do business with all customers as First California Bank in all of our locations.

In addition, in 2004, we implemented a new core application processing system that lowered our unit costs while providing a platform that more readily supports growth and expansion of services.

The following table presents a summary of noninterest expense:

	For the Years Ended December 31,
	2005	2004	2003
	(Dollars in thousands)
Salaries and employee benefits	$6,693	$5,373	$5,220
Premises and equipment	1,832	1,301	972
Data processing	589	758	836
Legal, audit, and other professional services	485	418	328
Printing, stationary, and supplies	195	141	166
Telephone	175	163	161
Directors’ fees	132	128	106
Advertising and marketing	412	299	298
Postage	77	81	84
Other expenses	963	747	665

Total noninterest expense	$11,553	$9,409	$8,836

Income taxes

The provision for income taxes was $1,967,000 for 2005 compared with $1,319,000 for 2004. The provision for income taxes was $1,244,000 for 2003. The effective tax rate was 37.9 percent for 2005 compared with 35.1 percent for 2004 and 36.0 percent for 2003.

The combined federal and state statutory rate for all periods was 41.1 percent. The effective tax rate was less than the combined statutory tax rate as a result of excluding from taxable income interest income on municipal securities and the earnings on the cash surrender value of life insurance.

Financial Position—June 30, 2006 compared with December 31, 2005

Lending and credit risk

We provide a variety of loan and credit-related products and services to meet the needs of borrowers primarily located in the California counties of Ventura, Orange and Los Angeles. Business loans, represented by commercial real estate loans, commercial loans and construction loans comprise the largest portion of the loan portfolio. Consumer or personal loans, represented by home mortgage, home equity and installment loans comprise a smaller portion of the loan portfolio.

Credit risk is the risk to earnings or capital arising from an obligor’s failure to meet the terms of any contract with us or otherwise to perform as agreed. Credit risk is found in all activities in which success depends on counterparty, issuer, or borrower performance. Credit risk is present any time funds are extended, committed, invested, or otherwise exposed through actual or implied contractual agreements, whether reflected on or off the balance sheet.

All categories of loans present credit risk. Major risk factors applicable to all loan categories include changes in international, national and local economic conditions such as interest rates, inflation, unemployment levels, consumer and business confidence and the supply and demand for goods and services.

Commercial real estate loans rely upon the cash flow originating from the underlying real property. Commercial real estate is a cyclical industry that is affected not only by general economic conditions but also by local supply and demand. In the office sector, the demand for office space is highly dependent on employment levels. In the retail sector, the demand for retail space and the levels of retail rents are affected by consumer spending and confidence. The industrial sector has exposure to the level of exports, defense spending and inventory levels. Vacancy rates, location, and other factors affect the amount of rental income for commercial property. Tenants may relocate, fail to honor their lease or go out of business. In the multifamily residential sector the demand for apartments is heavily influenced by the affordability of ownership housing, employment conditions and the vacancy of existing inventory. Population growth or decline and changing demographics, such as increases in the level of immigrants or retirees, are also factors influencing the multifamily residential sector.

Construction loans provide developers or owners with funds to build or improve properties that will ultimately be sold or leased. Construction loans are generally considered to involve a higher degree of risk than other loan categories because they rely upon the developer’s or owner’s ability to complete the project within specified cost and time limits. Cost overruns can cause the project cost to exceed the project sales price or exceed the amount of the committed permanent funding. Construction projects also can be delayed for a number of reasons such as poor weather, material or labor shortages, labor difficulties, or substandard work that must be redone to pass inspection.

Commercial loans rely upon the cash flow originating from the underlying business activity of the enterprise. The manufacture, distribution or sale of goods or sale of services are not only affected by general economic conditions but also by the ability of the enterprise’s management to adjust to local supply and demand conditions, maintain good labor, vendor and customer relationships, as well as market, price and sell their goods or services for a profit. Customer demand for goods and services of the enterprise may change because of competition or obsolescence.

Home mortgages and home equity loans and lines of credit are secured by first or second trust deeds on a borrower’s real estate property, typically their principal residence. These loans are dependant on a person’s ability to regularly pay the principal and interest due on the loan and, secondarily, on the value of real estate property that serves as collateral for the loan. Home mortgages are generally considered to involve a lower degree of risk than other loan categories because of the relationship of the loan amount to the value of the residential real estate and a person’s reluctance to forego their principal place of residence. Home real estate values, however, are not only affected by general economic conditions but also on local supply and demand. Installment loans and credit card lines are also dependant on a person’s ability to regularly pay principal and interest on a loan; however, these loans generally are not secured by collateral or, if they are secured, the collateral value can rapidly decline as is the case for automobiles. A person’s ability to service debt is highly dependant upon their continued employment or financial stability. Job loss, divorce, illness, bankruptcy are just a few of the risks that may affect a person’s ability to service their debt.

Since the risks in each category of loan changes based on a number of factors, it is not possible to state whether a particular type of lending carries with it a greater or lesser degree of risk at any specific time in the economic cycle. In a stabilized economic environment it is generally considered that home mortgage loans have the least risk, followed by home equity loans, multifamily property loans, commercial property loans, commercial loans and lines and finally construction loans. However, this ordering may vary from time to time and the degree of risk from the credits with the least risk to those with the highest risk profile may expand or contract with the general economy.

We manage credit risk through board approved policies and procedures. These policies are reviewed and approved at least annually by the directors. Lending policies provide us with a framework for consistent loan underwriting and a basis for sound credit decisions. Lending policies specify, among other things, the parameters for the type or purpose of the loan, the required debt service coverage and the required collateral requirements. Credit limits are also established and certain loans require approval by the directors’ loan committee. The directors’ audit committee also engages a third party to perform a credit review of the loan portfolio to ensure compliance with policies and assist in the evaluation of the credit risk inherent in the loan portfolio.

Loans

Total loans, excluding loans held for sale increased 6 percent, or $20.9 million, to $363.8 million at June 30, 2006 from $342.9 million at December 31, 2005. Purchases of adjustable rate home mortgage loans account for most of the increase.

The following table presents the portfolio of loans.

	At June 30, 2006	At December 31, 2005
	(In thousands)

Commercial mortgage	$187,773	$192,263
Multifamily mortgage	29,999	31,708
Construction	33,212	28,157
Commercial loans and lines	58,092	64,271
Home equity loans and lines	9,265	8,689
Home mortgage	43,441	13,443
Installment & credit card	2,005	4,352

Total loans	363,787	342,883
Allowance for loan losses	(4,209)	(4,105)

Loans, net	$359,578	$338,778

Loans held for sale	$11,553	$—

The loan categories above are derived from bank regulatory reporting standards for loans secured by real estate; however, a portion of the mortgage loans above are loans that we consider to be a commercial loan for which we have taken real estate collateral as additional support or from an abundance of caution. In these instances we are not looking to the real property as its primary source of repayment, but rather as a secondary or tertiary source of repayment.

Commercial mortgage loans, the largest segment of our portfolio, were 52 percent of total loans at June 30, 2006, down from 56 percent at December 31, 2005. Commercial mortgage loans are collateralized by many different commercial property types. Our top three categories have been office, industrial, and retail, representing approximately 80 percent of commercial mortgage loans. In addition, most of our commercial property lending is in Ventura, Orange and Los Angeles Counties.

Commercial mortgage loans are underwritten with a maximum loan-to-value of 70 percent and a minimum debt service coverage ratio of 1.25. These criteria may become more stringent depending on the type of property. We focus on cash flow; consequently, regardless of the value of the collateral, the commercial real estate project must provide sufficient cash flow, or alternatively the principals must supplement the project with other cash flow, to service the debt. We generally require the principals to guarantee the loan. We also “stress-test” commercial mortgage loans to determine the potential affect changes in interest rates, vacancy rates, and lease or rent rates would have on the cash flow of the project. Additionally, at least on an annual basis, we require updates on the cash flow of the project and, where practicable, we visit the properties.

Multifamily residential mortgage loans were 8 percent of total loans at June 30, 2006 compared with 9 percent at December 31, 2005. Multifamily mortgage loans are collateralized by apartments mostly located in our tri-county market area. Multifamily mortgage loans are underwritten in a fashion similar to commercial mortgage loans described above.

Commercial loans represent the next largest category of loans and were 16 percent of total loans at June 30, 2006 compared with 19 percent at December 31, 2005. Commercial loans are made for the purpose of providing working capital, equipment purchases and business expansion. Commercial loans may be unsecured or secured by assets such as equipment, inventory, accounts receivables, and real property. Personal guarantees of the business owner may also be present. Additionally, these loans may also have partial guarantees from the SBA or other federal or state agencies. The commercial loan portfolio is made up of broadly diversified business sectors with the largest sectors in real estate/construction, finance and insurance, healthcare, manufacturing and professional services.

Commercial loans are underwritten with maturities not to exceed seven years and we generally require the loan to be fully amortized within the term of the loan. Traditional working capital lines are underwritten for a 12 month period and have a 30-day out-of-debt requirement. Accounts receivable and inventory financing revolving lines of credit have an annual maturity date, a maximum advance rate, and an annual field audit for lines of $200,000 or more. Field audits are performed by third-party vendors. The maximum advance rate for accounts receivable is 75 percent and the maximum advance rate for eligible inventory is 25 percent.

We also have a portfolio of higher-yielding, asset-based loans that involves us purchasing customer invoices on a recourse basis. This product is called “Cash Flow Maximizer”, or CFM. Using software, technical and marketing support provided by a third-party vendor, we are able to purchase customer invoices, with full recourse, at a discount and pay the customer 98.5 to 95.0 percent of the face value of the invoice. The amount is repaid, generally in 30 to 45 days, by the merchant remitting payment of the invoice directly to us. The discount is recognized in income at the time of purchase. We further reduce the purchase amount to the customer by an average of 10 percent of the face value of the invoice; setting aside this reserve amount in a restricted interest-bearing savings account held by us to cover any losses on any purchase. Additionally, as part of our normal analysis of the adequacy of our allowance for loan losses, we allocate approximately one percent to outstanding CFM balances. As of June 30, 2006 , there were 20 active accounts with outstanding balances of $8.2 million. At December 31, 2005, there were also 20 active accounts with outstanding balances of $8.7 million. CFM is included in the commercial loan category in the loan distribution table.

Construction loans represent 9 percent of total loans at June 30, 2006 compared with 8 percent at December 31, 2005. Construction loans represent single-family and commercial building projects and are approximately evenly divided between the two types. Construction loans are typically short term, with maturities ranging from 12 to 18 months. For commercial projects, we have a maximum loan-to-value requirement of 70 percent of the Financial Institutions Reform Recovery and Enforcement Act (FIRREA) conforming appraised value. For residential projects, the maximum loan-to-value ranges from 80 percent on loans under $500,000 to 70 percent on loans of $1,000,000 or more. We require the borrower to provide in cash at least 20 percent of the cost of the project. At the borrower’s expense, we use a third party vendor for funds control, lien releases and inspections. In addition, we regularly monitor the marketplace and the economy for evidence of deterioration in real estate values.

The following table presents the scheduled maturities of fixed and adjustable rate loans.

	June 30, 2006
	One year or less	After one year to five years	After five years	Total
	(In thousands)
Fixed rate loan
Commercial mortgage	$72	$4,638	$88	$4,798
Multifamily mortgage	—	—	6,682	6,682
Commercial loans and lines	8,505	2,818	—	11,323
Construction	1,974	—	—	1,974
Home equity loans	—	—	—	—
Home mortgage	—	—	3,621	3,621
Installment & credit card	68	275	—	343

Total fixed rate loan maturities	10,619	7,731	10,391	28,741

Adjustable rate loan
Commercial mortgage	9,787	24,463	149,708	183,958
Multifamily mortgage	1,016	1,895	18,927	21,838
Commercial loans and lines	31,365	10,804	4,950	47,119
Construction	30,984	243	—	31,227
Home equity loans	1,997	1,060	6,203	9,260
Home mortgage	1,442	3,660	34,882	39,984
Installment & credit card	922	57	681	1,660

Total adjustable rate loan maturities	77,513	42,182	215,351	335,046

Total maturities	$88,132	$49,913	$225,742	$363,787

	December 31, 2005
	One year or less	After one year to five years	After five years	Total
	(In thousands)

Fixed rate loan
Commercial real estate	$3,574	$9,039	$9,311	$21,924
Commercial loans and lines	620	2,340	508	3,468
Construction	—	—	—	—
Consumer	184	345	—	529
Other	—	—	3,882	3,882

Total fixed rate loan maturities	4,378	11,724	13,701	29,803

Adjustable rate loan
Commercial real estate	166,701	30,575	1,300	198,576
Commercial loans and lines	69,777	5,202	—	74,979
Construction	26,859	—	—	26,859
Consumer	3,514	426	—	3,940
Other	5,582	3,143	—	8,725

Total adjustable rate loan maturities	272,434	39,346	1,300	313,079

Total maturities	$276,812	$51,070	$15,001	$342,883

Allowance for Loan Losses

We maintain an allowance for loan losses to provide for inherent losses in the loan portfolio. Additions to the allowance are established through a provision charged to expense. All loans which are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. It is our policy to charge off any known losses at the time of determination. Any unsecured loan more than 90 days delinquent in payment of principal or interest and not in the process of collection is charged off in total. Secured loans are evaluated on a case by case basis to determine the ultimate loss potential to us subsequent to the liquidation of collateral. In those cases where we are inadequately protected, a charge off will be made to reduce the loan balance to a level equal to the liquidation value of the collateral.

Our loan policy provides procedures designed to evaluate and assess the risk factors associated with our loan portfolio, to enable us to assess such risk factors prior to granting new loans and to evaluate the sufficiency of the allowance for loan losses. We conduct an assessment of the allowance on a monthly basis and undertake a more critical evaluation quarterly. At the time of the monthly review, the board of directors will examine and formally approve the adequacy of the allowance. The quarterly evaluation includes an assessment of the following factors: any external loan review and any regulatory examination, estimated potential loss exposure on each pool of loans, concentrations of credit, value of collateral, the level of delinquency and non-accruals, trends in the portfolio volume, effects of any changes in the lending policies and procedures, changes in lending personnel, present economic conditions at the local, state and national level, the amount of undisbursed off-balance sheet commitments, and a migration analysis of historical losses and recoveries for the prior eight quarters.

The following table presents the allowance for loan losses.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands)
Beginning balance	$4,287	$2,537	$4,105	$2,346
Provision for loan losses	—	122	153	244
Loans charged-off	(12)	(74)	(12)	(74)
Transfer to undisbursed commitment	(75)	—	(75)	—
Recoveries on loans charged-off	9	8	38	77

Ending balance	$4,209	$2,593	$4,209	$2,593

Allowance to loans			1.16%	1.30%
Accruing loans past due 90 days or more			$25	$116
Nonaccrual loans			$—	$2,158
Nonaccrual loans to loans			—	1.08%

The allowance for losses on undisbursed commitments was $275,000 at June 30, 2006 compared with $200,000 at December 31, 2005. There have been no charges to the allowance since its inception. The allowance for losses on undisbursed commitments is included as an other liability category on the balance sheet.

The following table presents the allocation of the allowance to each loan category and the percentage relationship of loans in each category to total loans.

	June 30, 2006		December 31, 2005
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total loans
	(Dollars in thousands)

Commercial mortgage	$1,184	51%	$1,273	39%
Mulitfamily mortgage	150	8%	159	5%
Commercial loans	1,013	9%	1,062	32%
Construction loans	762	16%	620	19%
Home equity loans	46	3%	43	1%
Home mortgage	217	12%	67	2%
Installment and credit card	47	1%	60	2%

Subtotal	$3,419		$3,284
Unallocated	790		821

Total	$4,209	100%	$4,105	100%

The allocation presented above should not be interpreted as an indication that charges to the allowance will be incurred in these amounts or proportions. The amounts attributed to each loan category are based on the analysis described above.

Investing, funding and liquidity risk

Liquidity risk is the risk to earnings or capital arising from the inability to meet obligations when they come due without incurring unacceptable losses. Liquidity risk includes the inability to manage unplanned decreases or changes in funding sources as well as the failure to recognize or address changes in market conditions that affect the ability to liquidate assets quickly and with minimal loss in value.

We manage liquidity risk through board approved policies and procedures. These policies are reviewed and approved at least annually by the directors. Liquidity risk policies provide us with a framework for consistent evaluation of risk and establish risk tolerance parameters. Management’s asset and liability committee meets regularly to evaluate liquidity risk, review and establish deposit interest rates, review loan and deposit in-flows and out-flows and reports quarterly to the directors’ funds management committee on compliance with policies. The directors’ audit committee also engages a third party to perform a review of management’s asset and liability practices to ensure compliance with policies.

We enjoy a large base of core deposits (representing checking, savings and small balance certificates of deposit). At June 30, 2006 core deposits totaled $298.3 million, the same as at December 31, 2005. Core deposits represent a significant low-cost source of funds that support our lending activities and represent a key part of our funding strategy. We seek and stress the importance of both loan and deposit relationships with customers in our business plans.

Alternative funding sources include large balance certificates of deposits, federal funds purchased from other institutions, and borrowings.

Large balance certificates of deposits are not central to our funding strategy; however, we have participated in the State of California time deposit program, which began in 1977, for several years. The time deposit program is one element of a pooled investment account managed by the State Treasurer for the benefit of the State of California and all participating local agencies. The pooled investment account had approximately $60 billion in investments of which approximately $7 billion represented time deposits placed at various financial institutions. At June 30, 2006, State of California time deposits placed with us, with original maturities of three and six months, were $30.0 million compared with $18.0 million at December 31, 2005. The increase in these deposits was used to off-set the anticipated non-renewal of certificates of deposits acquired in the business combination. We believe that the State Treasurer will continue this program; we also believe that we have the ability to establish large balance certificates of deposit rates that will enable us to attract, replace, or retain those deposits accepted in our local market area if it becomes necessary under a modified funding strategy.

We, as a member of the FHLB, have access to borrowing arrangements with a maximum available borrowing of approximately $166.1 million. Borrowings under these arrangements are collateralized with our FHLB stock as well as with our loans and securities. As of June 30, 2006, we had borrowings outstanding with the FHLB of $51.3 million compared with $36.3 million as of December 31, 2005. The increase in borrowings was used to support loan growth.

In addition, we have lines of credit with three other financial institutions providing for federal funds facilities up to a maximum of $14.0 million. The lines of credit support short-term liquidity needs and cannot be used for more than 15 consecutive days. These lines are unsecured, have no formal maturity date and can be revoked at any time by the granting institutions. There were no borrowings under these lines of credit at June 30, 2006.

We also maintain a secured borrowing facility of $800,000 with the Federal Reserve Bank of San Francisco. There were no borrowings under this facility at June 30, 2006.

Federal funds sold to other institutions provide an immediate source of liquidity. The securities portfolio also provides a source of liquidity through the periodic remittance of interest and principal. Federal funds sold were $8.9 million at June 30, 2006 compared with $0.3 million at December 31, 2005.

Securities

We purchase securities to generate interest income and to assist in the management of liquidity risk. Securities are classified as ‘available-for-sale’ for accounting purposes and, as such, are recorded at their fair or market values in the balance sheet. Fair values are based on quoted market prices. Changes in the fair value of securities (that is, unrealized holding gains or losses) are reported as ‘other comprehensive income,’ net of tax and carried as accumulated comprehensive income or loss within shareholders’ equity until realized. Securities were $65.8 million at June 30, 2006 compared with $73.4 million at December 31, 2005.

The following table presents securities, at amortized cost, by maturity distribution and weighted average yield.

	At June 30, 2006
	One year or less	After one year to five years	After five years to ten years	Over ten years	Total
	(Dollars in thousands)

Maturity distribution
U.S. Treasury notes	$1,499	$1,502	$—	$—	$3,001
U.S. agency notes	5,498	3,049	—	—	8,547
U.S. agency mortgage-backed securities	—	35,997	3,602	1,117	40,716
Collateralized mortgage obligations	—	987	3,173	—	4,160
Municipal securities	100	674	4,662	6,317	11,753

Total	$7,097	$42,209	$11,437	$7,434	$68,177

Weighted average yield
U.S. Treasury notes	2.59%	3.10%	—	—	2.85%
U.S. agency notes	3.36%	3.29%	—	—	3.34%
U.S. agency mortgage-backed securities	—	3.87%	4.77%	5.89%	4.00%
Collateralized mortgage obligations	—	4.93%	4.81%	—	4.84%
Municipal securities	8.03%	5.74%	5.35%	6.05%	5.77%

Total	3.26%	3.99%	5.02%	6.02%	4.23%

	At December 31, 2005
	One year or less	After one year to five years	After five years to ten years	Over ten years	Total
	(Dollars in thousands)

Maturity distribution
U.S. Treasury notes	$4,524	$2,452	$—	$—	$6,976
U.S. agency notes	5,779	4,597	—	—	10,376
U.S. agency mortgage-backed securities	—	41,053	2,810	1,226	45,089
Collateralized mortgage obligations	—	—	3,414	—	3,414
State and municipal securities	100	679	3,525	4,875	9,179

Total	$10,403	$48,781	$9,749	$6,101	$75,034

Weighted average yield
U.S. Treasury notes	3.11%	4.19%	—	—	3.50%
U.S. agency notes	3.25%	3.50%	—	—	3.36%
U.S. agency mortgage-backed securities	—	3.74%	4.64%	5.41%	3.84%
Collateralized mortgage obligations	—	—	4.79%	—	4.79%
State and municipal securities	8.03%	5.69%	5.45%	6.00%	5.79%

Total	3.24%	3.77%	4.99%	5.88%	4.03%

Securities, at amortized cost, declined to $68.2 million, or 9 percent, at June 30, 2006 from $75.0 million at December 31, 2005. The change in securities reflects the principal pay-downs on mortgage-backed securities and the sale of a U. S. Treasury securities.

Net unrealized holding losses at June 30, 2006 and December 31, 2005 were $2.4 million and $1.6 million, respectively. As a percentage of securities, at amortized cost, unrealized holding losses were 3.51 percent and 2.20 percent at the end of each respective period. Securities are comprised largely of U.S. government agency obligations, mortgage-backed securities and California municipal general obligation bonds. We have evaluated the unrealized losses of these securities and determined, as of June 30, 2006, that they were temporary and were related to the fluctuation in market interest rates since purchase.

Deposits

We primarily accept deposits of small businesses located principally in Ventura, Orange and Los Angeles Counties. Core deposits (representing checking, savings and small balance certificates of deposit (balances under $100,000)) totaled $298.3 million at June 30, 2006, the same as at December 31, 2005. Core deposits represent a significant low-cost source of funds that support our lending activities.

The following tables present the average balance and the average rate paid on each deposit category for the periods indicated.

	For the six months ended June 30,
	2006		2005
	Average Balance	Rate	Average Balance	Rate
	(Dollars in thousands)

Core deposits
Noninterest bearing demand deposits	$101,543		$92,242
Interest checking	22,958	0.47%	20,563	0.10%
Savings accounts	78,168	1.76%	63,273	0.73%
Time deposits less than $100,000	100,559	3.45%	30,023	2.17%

Total core deposits	303,228	2.45%	206,101	1.00%

Noncore deposits
Time deposits of $100,000 or more	78,227	4.78%	25,010	2.36%

Total core and noncore deposits	$381,455	2.26%	$231,111	1.24%

Large balance certificates of deposits (balances of $100,000 or more) totaled $97.0 million at June 30, 2006, up from $74.0 million at December 31, 2005. A portion of these large balance time deposits represent deposits placed by the State of California with the Bank. The remainder represent time deposits accepted from customers in our market area. State of California time deposits represent $12.0 million of the increase since year end; time deposits from customers in our market area represent the remaining increase of $11.0 million. There were no broker deposits during or as of any period presented.

The following table presents the maturity of large balance certificates of deposits for the periods indicated.

	June 30, 2006		December 31, 2005
	Amount	Percentage	Amount	Percentage
	(Dollars in thousands)
Three months or less	$54,425	56%	$28,960	39%
Over three months through six months	9,470	10%	19,947	27%
Over six months through one year	23,725	24%	9,358	13%
Over one year	9,374	10%	15,753	21%

Total	$96,993	100%	$74,018	100%

Borrowings

First California Bank is a member of the FHLB. Membership allows us to borrow, approximately $166.1 million at June 30, 2006, to meet funding needs and otherwise assist in the management of liquidity risk. Borrowings with the FHLB are collateralized with our investment in FHLB stock as well as with loans or securities from time to time. At June 30, 2006, our investment in FHLB stock totaled $2.5 million compared with $2.4 million at December 31, 2005. The change in the amount of FHLB coincides with the change in the amount of borrowings.

The following table presents the amounts and weighted average interest rate of FHLB advances.

	Six Months Ended June 30, 2006		Year Ended December 31, 2005
	Federal Home Loan Bank Advances	Weighted average interest rate	Federal Home Loan Bank Advances	Weighted average interest rate
	(Dollars in thousands)
Amount outstanding at end of period	$51,300	4.38%	$36,319	3.70%
Maximum amount outstanding at any month-end during the period	$51,300	4.38%	$47,566	3.39%
Average amount outstanding during the period	$32,276	4.81%	$35,202	3.71%

The following table presents the maturities for FHLB advances at June 30, 2006.

	Amount	Maturity Year	Weighted Average Interest Rate
	(In thousands)

Overnight advances	$25,000	2006	5.41%
Term advances	8,050	2006	3.70%
Term advances	10,750	2007	4.16%
Term advances	6,000	2008	4.87%
Term advances	1,500	2009	5.16%

	$51,300

Capital resources

The board of directors recognizes that a strong capital position is vital to growth, continued profitability, and depositor and investor confidence. The policy of the board of directors is to maintain sufficient capital at not less than the well-capitalized thresholds established by banking regulators. We have not paid cash or stock dividends since 2001.

The following tables present the capital amounts and ratios of FCB Bancorp with a comparison to the minimum ratios for the periods indicated.

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
June 30, 2006
Total capital (to risk weighted assets)	$46,389	11.66%	$31,827	≥	8.00%
Tier I capital (to risk weighted assets)	41,905	10.53%	15,918	≥	4.00%
Tier I capital (to average assets)	41,905	8.56%	14,686	≥	3.00%

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2005
Total capital (to risk weighted assets)	$44,545	11.74%	$30,352	≥	8.00%
Tier I capital (to risk weighted assets)	40,239	10.60%	15,181	≥	4.00%
Tier I capital (to average assets)	40,239	8.69%	13,889	≥	3.00%

The following tables present the capital amounts and ratios of First California Bank with a comparison to the minimum ratios for the periods indicated.

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(Dollars in thousands)
June 30, 2006
Total capital (to risk weighted assets)	$45,799	11.51%	$31,832	≥	8.00%	$39,791	≥	10.00%
Tier I capital (to risk weighted assets)	41,315	10.38%	15,921	≥	4.00%	23,882	≥	6.00%
Tier I capital (to average assets)	41,315	8.92%	18,527	≥	4.00%	23,159	≥	5.00%

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(Dollars in thousands)
December 31, 2005
Total capital (to risk weighted assets)	$43,900	11.62%	$30,224	≥	8.00%	$37,780	≥	10.00%
Tier I capital (to risk weighted assets)	39,595	10.48%	15,113	≥	4.00%	22,669	≥	6.00%
Tier I capital (to average assets)	39,595	8.88%	17,836	≥	4.00%	22,294	≥	5.00%

Dividends declared by First California Bank to FCB Bancorp in any calendar year may not, without the approval of state banking regulators, exceed the lesser of First California Bank’s retained earnings or the sum of net income for the three previous years less dividend paid. At June 30, 2006, First California Bank had approximately $2.7 million available for dividends under these restrictions.

Commitments, Contingent Liabilities, Contractual Obligations and Off-Balance Sheet Arrangements

In the normal course of business, we make commitments to extend credit or issues letters of credit to customers. These commitments generally are not recognized in the balance sheet. These commitments do involve, to varying degrees, elements of credit risk; however, we use the same credit policies and procedures as we do for on-balance sheet credit facilities. Commitments to extend credit totaled $72.5 million at June 30, 2006, compared with $79.1 million at December 31, 2005. Commercial and standby letters of credit were $471,000 and $427,000 at June 30, 2006 and December 31, 2005, respectively.

The following is a schedule of our current contractual obligations by maturity and/or payment due date.

	June 30, 2006
	Less Than One Year	One to Three Years	Three to Five Years	Greater Than Five Years	Total
	(in thousands)
FHLB overnight advances	$25,000	$—	$—	$—	$25,000
FHLB term advances	14,100	12,200	—	—	26,300
Salary continuation benefits	—	—	—	361	361
Director post-service award	—	92	—	—	92
Junior subordinated debentures	—	—	—	10,310	10,310
Operating lease obligations	740	1,456	1,152	3,022	6,370

Total	$39,840	$13,748	$1,152	$13,693	$68,433

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk

Interest rate risk is the risk to earnings or capital arising from movements in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows (re-pricing risk), from changing the rate relationships among different yield curves affecting bank activities (basis risk), from changing rate relationships across the spectrum of maturities (yield curve risk), and from interest-related options embedded in loans and products (options risk).

We manage interest risk through board approved policies and procedures. These policies are reviewed and approved at least annually by the directors. Interest rate risk policies provide management with a framework for consistent evaluation of risk (a modified-gap analysis, an earnings-at-risk analysis and an economic value of equity analysis) and establish risk tolerance parameters. Management’s asset and liability committee meets regularly to evaluate interest rate risk, engages a third party to assist in the measurement and evaluation of risk and reports quarterly to the directors’ funds management committee on compliance with policies. The directors’ audit committee also engages a third party to perform a review of management’s asset and liability practices to ensure compliance with policies.

Our funding sources are dominated by checking and savings accounts, which either have no interest rate or are re-priced infrequently. Our loan portfolio is dominated by loans that use the Wall Street Journal prime rate as an index. Our securities portfolio is comprised chiefly of U.S. Agency mortgage-backed securities that are either fixed rate, adjustable or a hybrid. This composition produces a balance sheet that is generally asset-sensitive, that is, as the general level of interest rates rise, net interest income generally increases and as the general level of interest rates fall, net interest income generally decreases.

We focus on the net re-pricing imbalances in the cumulative 1 year gap and the board has established a policy of plus or minus 15 percent. The board also has established a policy of plus or minus 30 percent for the cumulative 5 year gap. No policies have been established for the cumulative 3 month gap or the gap beyond 5 years. The 1 year gap ratio and the 5 year gap ratio are with policy at June 30, 2006.

The following table presents earning assets and interest bearing funds by re-pricing intervals:

	June 30, 2006 By Repricing Interval
	0-3 Months	4-12 Months	1-5 Years	> 5 Years	Total
	(Dollars in thousands)
Loans	$197,919	$42,956	$123,937	$10,528	$375,340
Securities	6,154	11,630	27,988	20,014	65,786
Federal funds sold	8,900	—	—	—	8,900

Total earning assets	212,973	54,586	151,925	30,542	450,026

Deposits	119,571	122,193	38,777	—	280,542
Junior subordinated debentures	—	—	—	10,310	10,310
Borrowings	30,300	8,800	12,200	—	51,300

Total deposits and borrowings	149,871	130,993	50,977	10,310	342,152

Interest rate sensitivity gap	$63,102	$(76,407)	$100,947	$20,232	$107,874

Cumulative gap	$63,102	$(13,306)	$87,642	$107,874

Cumulative gap as a percentage of earning assets	14.02%	-2.96%	19.47%	23.97%

Financial Position—December 31, 2005 compared with December 31, 2004

Lending and credit risk

We provide a variety of loan and credit-related products and services to meet the needs of borrowers primarily located in the California counties of Ventura, Los Angeles, and Orange. Business loans, represented by commercial real estate loans, commercial loans and construction loans comprise the largest portion of the loan portfolio. Consumer or personal loans, represented by home mortgage, home equity and installment loans comprise a smaller portion of the loan portfolio.

Credit risk is the risk to earnings or capital arising from an obligor’s failure to meet the terms of any contract with us or otherwise to perform as agreed. Credit risk is found in all activities in which success depends on counterparty, issuer, or borrower performance. Credit risk is present any time funds are extended, committed, invested, or otherwise exposed through actual or implied contractual agreements, whether reflected on or off the balance sheet.

All categories of loans present credit risk. Major risk factors applicable to all loan categories include changes in international, national and local economic conditions such as interest rates, inflation, unemployment levels, consumer and business confidence and the supply and demand for goods and services.

Commercial real estate loans rely upon the cash flow originating from the underlying real property. Commercial real estate is a cyclical industry that is affected not only by general economic conditions but also by local supply and demand. In the office sector, the demand for office space is highly dependent on employment levels. In the retail sector, the demand for retail space and the levels of retail rents are affected by consumer spending and confidence. The industrial sector has exposure to the level of exports, defense spending and inventory levels. Vacancy rates, location, and other factors affect the amount rental income for commercial property. Tenants may relocate, fail to honor their lease or go out of business. In the multifamily residential sector the demand for apartments is heavily influenced by the affordability of ownership housing, employment conditions and the vacancy of existing inventory. Population growth or decline and changing demographics, such as increases in the level of immigrants or retirees, are also factors influencing the multifamily residential sector.

Construction loans provide developers or owners with funds to build or improve properties that will ultimately be sold or leased. Construction loans are generally considered to involve a higher degree of risk than other loan categories because they rely upon the developer’s or owner’s ability to complete the project within specified cost and time limits. Cost overruns can cause the project cost to exceed the project sales price or exceed the amount of the committed permanent funding. Construction projects also can be delayed for a number of reasons such as poor weather, material or labor shortages, labor difficulties, or substandard work that must be redone to pass inspection.

Commercial loans rely upon the cash flow originating from the underlying business activity of the enterprise. The manufacture, distribution or sale of goods or sale of services are not only affected by general economic conditions but also by the ability of the enterprise’s management to adjust to local supply and demand conditions, maintain good labor, vendor and customer relationships, as well as market, price and sell their goods or services for a profit. Customer demand for goods and services of the enterprise may change because of competition or obsolescence.

Home mortgages and home equity loans and lines of credit are secured by first or second trust deeds on a borrower’s real estate property, typically their principal residence. These loans are dependant on a person’s ability to regularly pay the principal and interest due on the loan and, secondarily, on the value of real estate property that serves as collateral for the loan. Home mortgages are generally considered to involve a lower degree of risk than other loan categories because of the relationship of the loan amount to the value of the residential real estate and a person’s reluctance to forego their principal place of residence. Home real estate values however are not only affected by general economic conditions but also on local supply and demand.

Installment loans and credit card lines are also dependant on a person’s ability to regularly pay principal and interest on a loan; however, these loans generally are not secured by collateral or, if they are secured, the collateral value can rapidly decline as is the case for automobiles. A person’s ability to service debt is highly dependant upon their continued employment or financial stability. Job loss, divorce, illness, bankruptcy are just a few of the risks that may affect a person’s ability to service their debt.

Since the risks in each category of loan changes based on a number of factors, it is not possible to state whether a particular type of lending carries with it a greater or lesser degree of risk at any specific time in the economic cycle. In a stabilized economic environment it is generally considered that home mortgage loans have the least risk, followed by home equity loans, multifamily property loans, commercial property loans, commercial loans and lines and finally construction loans. However, this ordering may vary from time to time and the degree of risk from the credits with the least risk to those with the highest risk profile may expand or contract with the general economy.

We manage credit risk through board approved policies and procedures. These policies are reviewed and approved at least annually by the Directors. Lending policies provide us with a framework for consistent loan underwriting and a basis for sound credit decisions. Lending policies specify, among other things, the parameters for the type or purpose of the loan, the required debt service coverage and the required collateral requirements. Credit limits are also established and certain loans require approval by the Directors’ Loan Committee. The Directors’ Audit Committee also engages a third party to perform a credit review of the loan portfolio to ensure compliance with policies and assist in the evaluation of the credit risk inherent in the loan portfolio.

Loans

Total loans increased 87 percent to $342,883,000 at December 31, 2005 from $182,873,000 at December 31, 2004. Total loans were $157,952,000 at December 31, 2003. Loan growth is the result of our acquisition, increased lending in our immediate market area, and the opening of four additional banking offices since September 1999.

The following table presents the portfolio of loans:

	For the Years Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Commercial mortgage	$192,263	$78,315	$81,415	$77,004	$61,906
Multifamily mortgage	31,708	5,142	6,223	3,016	2,051
Commercial loans and lines	64,271	68,996	42,076	16,842	9,990
Construction	28,157	12,330	16,540	32,151	38,865
Home equity loans and lines	8,689	2,114	5,808	7,036	3,078
Home mortgage	13,443	11,558	2,898	2,756	2,010
Installment & credit card	4,352	4,418	2,992	3,574	3,799

Total loans	342,883	182,873	157,952	142,379	121,699
Allowance for loan losses	(4,105)	(2,346)	(2,325)	(1,970)	(1,680)

Loans, net	$338,778	$180,527	$155,627	$140,409	$120,019

The loan categories above are derived from bank regulatory reporting standards for loans secured by real estate; however, a portion of the mortgage loans above are loans that we consider to be a commercial loan for which we have taken real estate collateral as additional support or from an abundance of caution. In these instances we are not looking to the real property as its primary source of repayment, but rather as a secondary or tertiary source of repayment.

Commercial mortgage loans, the largest segment of our portfolio, were 56 percent of total loans at December 31, 2005 compared with 43 percent and 52 percent at December 31, 2004 and 2003. Commercial mortgage loans are collateralized by many different commercial property types. Our top three categories have been office, industrial, and retail, representing approximately 80 percent of commercial mortgage loans. In addition, most (76 percent at December 31, 2005) of our commercial property lending is in Ventura, Orange and Los Angeles Counties.

Commercial mortgage loans are underwritten with a maximum loan-to-value of 70 percent and a minimum debt service coverage ratio of 1.25. These criteria may become more stringent depending on the type of property. We focus on cash flow; consequently, regardless the value of the collateral, the commercial real estate project must provide sufficient cash flow, or alternatively the principals must supplement the project with other cash flow, to service the debt. We generally require the principals to guarantee the loan. We also “stress-test” commercial mortgage loans to determine the potential affect changes in interest rates, vacancy rates, and lease or rent rates would have on the cash flow of the project. Additionally, at least on an annual basis, we require updates on the cash flow of the project and, where practicable, we visit the properties.

Multifamily residential mortgage loans were 9 percent of total loans at December 31, 2005 compared with 3 percent and 4 percent at December 31, 2004 and 2003. Multifamily mortgage loans are collateralized by apartments mostly located in our tri-county market area. Multifamily mortgage loans are underwritten in a fashion similar to commercial mortgage loans described above.

Commercial loans represent the next largest category of loans and were 19 percent of total loans at December 31, 2005, down from 38 percent at December 31, 2004 and 27 percent at December 31, 2003. Commercial loans are made for the purpose of providing working capital, equipment purchases and business expansion. Commercial loans may be unsecured or secured by assets such as equipment, inventory, accounts receivables, and real property. Personal guarantees of the business owner may also be present. Additionally, these loans may also have partial guarantees from the U.S. Small Business Administration, or SBA, or other federal or state agencies. The commercial loan portfolio is made up of broadly diversified business sectors with the largest sectors in real estate/construction, finance and insurance, healthcare, manufacturing and professional services.

Commercial loans are underwritten with maturities not to exceed seven years and we generally require the loan to be fully amortized within the term of the loan. Traditional working capital lines are underwritten for a 12 month period and have a 30-day out-of-debt requirement. Accounts receivable and inventory financing revolving lines of credit have an annual maturity date, a maximum advance rate, and an annual field audit for lines of $200,000 or more. Field audits are performed by third-party vendors. The maximum advance rate for accounts receivable is 75 percent and the maximum advance rate for eligible inventory is 25 percent.

We also have a portfolio of higher-yielding, asset-based loans that involves us purchasing customer invoices on a recourse basis. This product is called “Cash Flow Maximizer,” or CFM. Using software, technical and marketing support provided by a third-party vendor, we are able to purchase customer invoices, with full recourse, at a discount and pay the customer 98.5 to 95.0 percent of the face value of the invoice. The amount is repaid, generally in 30 to 45 days, by the merchant remitting payment of the invoice directly to us. The discount is recognized in income at the time of purchase. We further reduce the purchase amount to the customer by an average of 10 percent of the face value of the invoice; setting aside this reserve amount in a restricted interest-bearing savings account held by us to cover any losses on any purchase. Additionally, as part of our normal analysis of the adequacy of our allowance for loan losses, we allocate approximately one percent to outstanding CFM balances. As of December 31, 2005, there were 20 active accounts with outstanding balances of $8.7 million. CFM is included in the commercial loan category in the loan distribution table.

Construction loans represent 8 percent of total loans at December 31, 2005, compared with 7 percent at December 31, 2004 and 10 percent at December 31, 2003. Construction loans represent single-family and commercial building projects and are approximately evenly divided between the two types. Construction loans are typically short term, with maturities ranging from 12 to 18 months. For commercial projects, we have a maximum loan-to-value requirement of 70 percent of the FIRREA conforming appraised value. For residential projects, the maximum loan-to-value ranges from 80 percent on loans under $500,000 to 70 percent on loans of $1,000,000 or more. We require the borrower to provide in cash at least 20 percent of the cost of the project. At the borrower’s expense, we use a third party vendor for funds control, lien releases and inspections. In addition, we regularly monitor the marketplace and the economy for evidence of deterioration in real estate values.

The following table presents the scheduled maturities of fixed and adjustable rate loans:

	December 31, 2005
	One Year or Less	After One Year to Five Years	After Five Years	Total
	(Dollars in thousands)
Fixed rate loan
Commercial real estate	$3,574	$9,039	$9,311	$21,924
Commercial loans and lines	620	2,340	508	3,468
Construction	—	—	—	—
Consumer	184	345	—	529
Other	—	—	3,882	3,882

Total fixed rate loan maturities	4,378	11,724	13,701	29,803

Adjustable rate loan
Commercial real estate	166,701	30,575	1,300	198,576
Commercial loans and lines	69,777	5,202	—	74,979
Construction	26,859	—	—	26,859
Consumer	3,514	426	—	3,940
Other	5,582	3,144	—	8,726

Total adjustable rate loan maturities	272,433	39,347	1,300	313,080

Total maturities	$276,811	$51,071	$15,001	$342,883

Allowance for Loan Losses

We maintain an allowance for loan losses to provide for inherent losses in the loan portfolio. Additions to the allowance are established through a provision charged to expense. All loans which are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. It is our policy to charge off any known losses at the time of determination. Any unsecured loan more than 90 days delinquent in payment of principal or interest and not in the process of collection is charged off in total. Secured loans are evaluated on a case by case basis to determine the ultimate loss potential to us subsequent to the liquidation of collateral. In those cases where we are inadequately protected, a charge off will be made to reduce the loan balance to a level equal to the liquidation value of the collateral.

Our loan policy provides procedures designed to evaluate and assess the risk factors associated with our loan portfolio, to enable us to assess such risk factors prior to granting new loans and to evaluate the sufficiency of the allowance for loan losses. We conduct an assessment of the allowance on a monthly basis and undertake a more critical evaluation quarterly. At the time of the monthly review, the board of directors will examine and formally approve the adequacy of the allowance. The quarterly evaluation includes an assessment of the following factors: any external loan review and any regulatory examination, estimated potential loss exposure on each pool of loans, concentrations of credit, value of collateral, the level of delinquency and non-accruals, trends in the portfolio volume, effects of any changes in the lending policies and procedures, changes in lending personnel, present economic conditions at the local, state and national level, the amount of undisbursed off-balance sheet commitments, and a migration analysis of historical losses and recoveries for the prior eight quarters.

The following table presents the allowance for loan losses:

	For the Year Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Beginning balance	$2,346	$2,325	$1,970	$1,680	$1,114
Balance acquired in purchase	1,185	—	—	—	—
Provision for loan losses	488	418	510	510	576
Loans charged-off	(74)	(359)	(124)	(336)	(27)
Transfers to undisbursed commitment liability	(50)	(50)	(100)	—	—
Recoveries on loans charged-off	210	12	69	116	17

Ending balance	$4,105	$2,346	$2,325	$1,970	$1,680

Allowance to loans	1.20%	1.28%	1.47%	1.38%	1.38%

The following table presents the allocation of the allowance to each loan category and the percentage relationship of loans in each category to total loans:

	December 31,
	2005		2004		2003		2002
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
	(Dollars in Thousands)
Commercial mortgage	$1,273	39%	$821	44%	$884	54%	$458	54%
Multifamily mortgage	159	5%	26	1%	15	1%	12	1%
Commercial loans	1,062	32%	856	46%	421	27%	570	23%
Construction loans	620	19%	62	3%	83	10%	84	12%
Home equity loans	43	1%	13	1%	39	4%	35	5%
Home mortgage	67	2%	58	3%	14	2%	14	2%
Installment and credit card	60	2%	45	2%	26	2%	31	3%

Subtotal	$3,284		$1,881		$1,482		1,204
Unallocated	821		465		843		766

Total	$4,105	100%	$2,346	100%	$2,325	100%	$1,970	100%

The allocation presented above should not be interpreted as an indication that charges to the allowance will be incurred in these amounts or proportions. The amounts attributed to each loan category are based on the analysis described above. The following table presents past due and nonaccrual loans. We had no restructured loans for the periods presented.

	December 31,
	2005	2004	2003	2002
	(Dollars in thousands)
Accruing loans past due 90 days or more	$137	$—	$132	$18
Nonaccrual loans	—	2,180	2,443	333

Accruing loans past due 90 days or more to average loans	0.06%	0.00%	0.09%	0.01%
Nonaccrual loans to average loans	0.00%	1.29%	1.64%	0.25%

Interest income on nonaccrual loans:
Contractually due	$—	$197	$254	$47
Collected	$64	$69	$14	$52

There were no nonaccrual loans at December 31, 2005. Nonaccrual loans were $2,180,000 at December 31, 2004 and $2,443,000 at December 31, 2003.

Nonaccrual loans for 2003 and 2002 chiefly represents a participation in a construction loan with several other banks to a borrower who defaulted on the payment terms and filed for bankruptcy. In December 2004, the bankruptcy court approved a settlement and the borrower has, in 2005, resumed payments under the approved settlement. The loan was returned to accruing status in the third quarter of 2005. There have been no charge-offs on this loan.

Investing, funding and liquidity risk

Liquidity risk is the risk to earnings or capital arising from the inability to meet obligations when they come due without incurring unacceptable losses. Liquidity risk includes the inability to manage unplanned decreases or changes in funding sources as well as the failure to recognize or address changes in market conditions that affect the ability to liquidate assets quickly and with minimal loss in value.

We manage liquidity risk through board approved policies and procedures. These policies are reviewed and approved at least annually by the Directors. Liquidity risk policies provide us with a framework for consistent evaluation of risk and establish risk tolerance parameters. Management’s Asset and Liability Committee meets regularly to evaluate liquidity risk, review and establish deposit interest rates, review loan and deposit in-flows and out-flows and reports quarterly to the Directors’ Funds Management Committee on compliance with policies. The Directors’ Audit Committee also engages a third party to perform a review of management’s asset and liability practices to ensure compliance with policies.

We enjoy a large base of core deposits (representing checking, savings and small balance certificates of deposit). At December 31, 2005, core deposits totaled $298.3 million. Core deposits represent a significant low-cost source of funds that support our lending activities and represent a key part of our funding strategy. We seek and stress the importance of both loan and deposit relationships with customers in our business plans.

Alternative funding sources include large balance certificates of deposits, federal funds purchased from other institutions, and borrowings.

Large balance certificates of deposits are not central to our funding strategy; however, we have participated in the State of California time deposit program, which began in 1977, for several years. The time deposit program is one element of a pooled investment account managed by the State Treasurer for the benefit of the State of California and all participating local agencies. The pooled investment account had approximately $60 billion in investments of which approximately $7 billion represented time deposits placed at various financial institutions. At December 31, 2005, State of California time deposits placed with us, with original maturities of three and six months, were $18.0 million. We believe that the State Treasurer will continue this program; we also believe that we have the ability to establish large balance certificates of deposit rates that will enable us to attract, replace, or retain those deposits accepted in our local market area if it becomes necessary under a modified funding strategy.

We, as a member of the FHLB, have access to borrowing arrangements with a maximum available borrowing of approximately $124.8 million. Borrowings under these arrangements are collateralized with our FHLB stock as well as with our loans and securities. As of December 31, 2005, we had borrowings outstanding with the FHLB of $36.3 million.

In addition, we have lines of credit with three other financial institutions providing for federal funds facilities up to a maximum of $14.0 million. The lines of credit support short-term liquidity needs and cannot be used for more than 15 consecutive days. These lines are unsecured, have no formal maturity date and can be revoked at any time by the granting institutions. There were no borrowings under these lines of credit at December 31, 2005.

We also maintain a secured borrowing facility of $800,000 with the Federal Reserve Bank of San Francisco. There were no borrowings under this facility at December 31, 2005.

Federal funds sold to other institutions provide an immediate source of liquidity. The securities portfolio also provides a source of liquidity through the periodic remittance of interest and principal. We purchase securities to generate interest income and to assist in the management of liquidity risk. Federal funds sold were $0.3 million and securities were $73.4 million at December 31, 2005.

Securities

Securities are classified as ‘available-for-sale’ for accounting purposes and, as such, are recorded at their fair or market values in the balance sheet. Fair values are based on quoted market prices. Changes in the fair value of securities (that is, unrealized holding gains or losses) are reported as ‘other comprehensive income,’ net of tax and carried as accumulated comprehensive income or loss within shareholders’ equity until realized.

The following table presents securities, at amortized cost, by maturity distribution and weighted average yield:

	At December 31, 2005
	One Year or Less	After One Year to Five Years	After Five Years to Ten Years	Over Ten Years	Total
	(In thousands)
Maturity distribution U.S. Treasury notes	$4,524	$2,452	—	—	$6,976
U.S. agency notes	5,779	4,597	—	—	10,376
U.S. agency mortgage-backed securities	—	41,053	2,810	1,226	45,089
Collateralized mortgage obligations	—	—	3,414	—	3,414
Municipal securities	100	679	3,525	4,875	9,179

Total	$10,403	$48,781	$9,749	$6,101	$75,034

Weighted average yield
U.S. Treasury notes	3.11%	4.19%	—	—	3.50%
U.S. agency notes	3.25%	3.50%	—	—	3.36%
U.S. agency mortgage-backed securities	—	3.74%	4.64%	5.41%	3.84%
Collateralized mortgage obligations	—	—	4.79%	—	4.79%
Municipal securities	8.03%	5.69%	5.45%	6.00%	5.79%

Total	3.24%	3.77%	4.99%	5.88%	4.03%

	At December 31, 2004
	One Year or Less	After One Year to Five Years	After Five Years to Ten Years	Over Ten Years	Total
	(Dollars in thousands)
Maturity distribution
Mortgage-backed securities	$1,226	$36,848	$10,314	$7,960	$56,348
Collateralized mortgage obligations	—	—	1,568	3,347	4,915
U.S. Treasury obligations	2,993	—	—	—	2,993
Municipal securities	100	295	2,723	3,615	6,733
U.S. agency securities	3,746	3,050	—	—	6,796

Total	$8,065	$40,193	$14,605	$14,922	$77,785

Weighted average yield
Mortgage-backed securities	3.75%	3.26%	4.10%	4.50%	3.60%
Collateralized mortgage obligations	—	—	4.91%	4.72%	4.78%
U.S. Treasury obligations	2.75%	—	—	—	2.75%
Municipal securities	7.12%	7.96%	5.47%	6.03%	5.90%
U.S. agency securities	2.69%	2.62%	—	—	2.66%

Total	2.93%	3.25%	4.44%	4.92%	3.76%

Securities, at amortized cost, declined to $75,034,000, or 4 percent, at December 31, 2005 from $77,785,000 at December 31, 2004. Securities, at amortized cost, were $65,286,000 at December 31, 2003. The increase in securities from 2003 to 2004 reflect (i) the shift from investing in overnight, lower-yielding federal funds sold into longer-term, higher-yielding securities, (ii) the increase in core deposits over the periods, and (iii) a more active use of equity capital and alternative funding sources to generate interest income.

Net unrealized holding losses at December 31, 2005 and 2004 were $1,615,000 and $440,000, respectively. Net unrealized holding losses at December 31, 2003 were $512,000. As a percentage of securities, at amortized cost, unrealized holding losses were 1.45 percent, 0.57 percent and 0.78 percent at the end of each respective period. Securities are comprised largely of U.S. Government Agency obligations, mortgage-backed securities and California municipal general obligation bonds. We have evaluated the unrealized losses of these securities and determined, as of December 31, 2005, that they were temporary and were related to the fluctuation in market interest rates since purchase.

Deposits

We primarily accept deposits of small businesses located principally in Ventura, Los Angeles and Orange Counties. Core deposits (representing checking, savings and small balance certificates of deposit (that is, balances under $100,000)) totaled $298,330,000 at December 31, 2005. Core deposits increased 53 percent for 2005 from $194,939,000 at the end of 2004. At December 31, 2003, core deposits totaled $184,432,000. Core deposits represent a significant low-cost source of funds that support our lending activities.

The following table presents the average balance and the average rate paid on each deposit category for the periods indicated:

	For the Years Ended December 31,
	2005		2004		2003
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
	(Dollars in thousands)
Core deposits
Noninterest bearing demand deposits	$95,306		$81,455		$67,400
Interest checking	20,694	0.19%	19,776	0.11%	17,946	0.11%
Savings account	68,569	1.05%	61,697	0.79%	51,807	0.72%
Time deposits less than $100,000	52,340	3.06%	27,355	1.33%	28,080	1.54%

Total core deposits	$236,909		$190,283		$165,233

Noncore deposits
Time deposits of $100,000 or more	29,645	3.10%	24,783	1.79%	26,724	1.93%

Total deposits	$266,554		$215,066		$191,957

Total interest bearing deposits	$171,247	1.91%	$133,611	0.98%	$124,557	1.08%

Large balance certificates of deposits (that is, balances of $100,000 or more) totaled $74,018,000 at December 31, 2005. Large balance certificates of deposits were $32,251,000 at December 31, 2004 and $27,497,000 at December 31, 2003. A portion of these large balance time deposits represent deposits placed by the State Treasurer of California with the Bank. The remainder represent time deposits accepted from customers in our market area. There were no broker deposits during or as of any period presented.

The following table presents the maturity of large balance certificates of deposits for the periods indicated:

	For the Years Ending December 31,
	2005		2004
	Amount	Percentage	Amount	Percentage
	(Dollars in thousands)
Three months or less	$28,960	39%	$17,394	54%
Over three months through six months	19,947	27%	7,571	23%
Over six months through one year	9,358	13%	2,086	6%
Over one year	15,753	21%	5,200	16%

Total	$74,018	100%	$32,251	100%

Borrowings

First California Bank is a member of the FHLB. Membership allows us to borrow, approximately $124.8 million at December 31, 2005, to meet funding needs and otherwise assist in the management of liquidity risk. Borrowings with the FHLB are collateralized with our investment in FHLB stock as well as with loans or securities from time to time. At December 31, 2005, our investment in FHLB stock totaled $2,394,500.

The following table presents the amounts and weighted average interest rate of FHLB advances.

	For the Years Ended December 31,
	2005		2004		2003
	Federal Home Loan Bank Advances	Weighted Average Interest Rate	Federal Home Loan Bank Advances	Weighted Average Interest Rate	Federal Home Loan Bank Advances	Weighted Average Interest Rate
	(Dollars in thousands)
Amount outstanding at end of period	$36,319	3.70%	$32,850	2.39%	$25,000	1.63%
Maximum amount outstanding at any month-end during the period	$47,566	3.39%	$32,850	2.39%	$25,000	1.63%
Average amount outstanding during the period	$35,202	3.71%	$29,706	1.95%	$12,405	1.54%

The following table presents the maturities for FHLB advances:

	Amount	Maturity Year
	(In thousands)
Overnight advances
Term advances	$10,019	2006
Term advances	15,050	2006
Term advances	8,250	2007
Term advances	3,000	2008

	$36,319

To enhance regulatory capital and to provide liquidity, the Company, through an unconsolidated subsidiary grantor trust, issued $10.3 million of trust preferred securities. These securities are currently included in our Tier I capital for purposes of determining the Company’s Tier I and total risk-based capital ratios below.

The $10,310,000 Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due December 15, 2035 were issued by FCB to the FCB Statutory Trust I and are related to its issuance of $10,000,000 Fixed/Floating Rate Capital Securities (trust preferred securities) and $310,000 of Fixed/Floating Common Securities. FCB owns the $310,000 Common Securities and they are reported as other assets in the consolidated financial statements.

The interest rate on the Debentures is fixed at 6.145% to December, 2010 at which time the interest rate will float at the three-month LIBOR rate plus 1.55%. Quarterly payments of interest due on the Debentures may, so long as no accelerated event of default has occurred or is continuing as specified in the indenture, be deferred for up to 20 consecutive quarterly periods. FCB has the right to redeem the Debentures, in whole or in part, beginning December, 2010. FCB has guaranteed the Capital and Common Securities of FCB Statutory Trust I. The terms of FCB’s Debentures are identical to those of FCB Statutory Trust I’s Capital and Common Securities.

Capital resources

The board of directors recognizes that a strong capital position is vital to growth, continued profitability, and depositor and investor confidence. The policy of the board of directors is to maintain sufficient capital at not less than the well-capitalized thresholds established by banking regulators. We have not paid cash or stock dividends since 2001; except, however, that a special cash dividend of $5.0 million was paid by First California Bank to FCB Bancorp in connection with the South Coast acquisition in September 2005.

The following tables present the capital amounts and ratios of FCB Bancorp with a comparison to the minimum ratios for the periods indicated:

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(In thousands)
December 31, 2005
Total capital (to risk weighted assets)	44,545	11.74%	30,352	≥	8.00%
Tier I capital (to risk weighted assets)	40,239	10.60%	15,181	≥	4.00%
Tier I capital (to risk average assets)	40,239	8.69%	13,889	≥	3.00%

December 31, 2004
Total capital (to risk weighted assets)	25,300	12.25%	16,518	≥	8.00%
Tier I capital (to risk weighted assets)	22,804	11.04%	8,259	≥	4.00%
Tier I capital	22,804	8.61%	10,974	≥	3.00%

The following tables present the capital amounts and ratios of First California Bank with a comparison to the minimum ratios for the periods indicated:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(Dollars in thousands)
December 31, 2005
Total capital (to risk weighted assets)	43,900	11.62%	30,224	≥	8.00%	37,780	≥	10.00%
Tier I capital (to risk weighted assets)	39,595	10.48%	15,113	≥	4.00%	22,669	≥	6.00%
Tier I capital (to risk average assets)	39,595	8.88%	17,836	≥	4.00%	22,294	≥	5.00%

December 31, 2004
Total capital (to risk weighted assets)	25,300	12.25%	16,518	≥	8.00%	20,647	≥	10.00%
Tier I capital (to risk weighted assets)	22,804	11.04%	8,259	≥	4.00%	12,388	≥	6.00%
Tier I capital (to risk average assets)	22,804	8.61%	10,974	≥	4.00%	13,718	≥	5.00%

Dividends declared by First California Bank to FCB Bancorp in any calendar year may not, without the approval of state banking regulators, exceed the lesser of First California Bank’s retained earnings or the sum of net income for the three previous years less dividend paid. At June 30, 2006, First California Bank had approximately $2.8 million available for dividends under these restrictions.

Commitments, Contingent Liabilities, Contractual Obligations and Off-Balance Sheet Arrangements

In the normal course of business, we make commitments to extend credit or issues letters of credit to customers. These commitments generally are not recognized in the balance sheet. These commitments do involve, to varying degrees, elements of credit risk; however, we use the same credit policies and procedures as we do for on-balance sheet credit facilities. Commitments to extend credit totaled $79,056,000 at December 31, 2005, $63,604,000 at December 31, 2004, and $45,291,000 at December 31, 2003. Commercial and standby letters of credit were $427,000, $914,000, and 1,337,000 at December 31, 2005, 2004, and 2003, respectively.

The following is a schedule of our current contractual obligations by maturity and/or payment due date as of December 31, 2005:

	December 31, 2005
	Less Than One Year	One to Three Years	Three to Five Years	Greater Than Five Years	Total
	(In thousands)
FHLB overnight advances	$10,019	$—	$—	$—	$10,019
FHLB term advances	15,050	11,250	—	—	26,300
Salary continuation benefits	—	—	—	281	281
Junior subordinated debentures	—	—	—	10,310	10,310
Operating lease obligations	732	1,477	1,241	3,284	6,734

Total	$25,801	$12,727	$1,241	$13,875	$53,644

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk

Interest rate risk is the risk to earnings or capital arising from movements in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows (re-pricing risk), from changing the rate relationships among different yield curves affecting bank activities (basis risk), from changing rate relationships across the spectrum of maturities (yield curve risk), and from interest-related options embedded in loans and products (options risk).

We manage interest risk through board approved policies and procedures. These policies are reviewed and approved at least annually by the directors. Interest rate risk policies provide management with a framework for consistent evaluation of risk (a modified-gap analysis, an earnings-at-risk analysis and an economic value of equity analysis) and establish risk tolerance parameters. Management’s asset and liability committee meets regularly to evaluate interest rate risk, engages a third party to assist in the measurement and evaluation of risk and reports quarterly to the directors’ funds management committee on compliance with policies. The directors’ audit committee also engages a third party to perform a review of management’s asset and liability practices to ensure compliance with policies.

Our funding sources are dominated by checking and savings accounts, which either have no interest rate or are re-priced infrequently. Our loan portfolio is dominated by loans that use the Wall Street Journal prime rate as an index. Our securities portfolio is comprised chiefly of U.S. Agency mortgage-backed securities that are either fixed rate, adjustable or a hybrid. This composition produces a balance sheet that is generally asset-sensitive, that is as the general level of interest rates rise, net interest income generally increases and as the general level of interest rates fall, net interest income generally decreases.

We focus on the net re-pricing imbalances in the cumulative 1 year gap and the board has established a policy of plus or minus 15 percent. The board also has established a policy of plus or minus 30 percent for the cumulative 5 year gap. No policies have been established for the cumulative 3 month gap or the gap beyond 5 years. The 1 year gap ratio was slightly above policy at December 31, 2005, primarily due to the South Coast acquisition in September 2005; however it has since moved within policy and it is expected to remain within policy. The 5 year gap was within policy at December 31, 2005.

The following tables present earning assets and interest bearing funds by re-pricing intervals:

	December 31, 2005 By Repricing Interval
	0-3 Months	4-12 Months	1-5 Years	> 5 Years	Total
	(Dollars in thousands)
Earnings assets
Loans	$253,990	$23,406	$50,486	$15,001	$342,883
Securities	4,783	19,721	32,625	16,290	73,419
Federal funds sold	306	—	—	—	306

Total earning assets	259,079	43,127	83,111	31,291	416,608

Deposits and borrowings
Deposits	95,409	109,347	54,729	269	259,754
Junior subordinated debentures	—	—	10,310	—	10,310
Borrowings	11,269	13,800	11,250	—	36,319

Total deposits and borrowings	106,678	123,147	76,289	269	306,383

Interest rate sensitivity gap	$152,401	$(80,020)	$6,822	$31,022	$110,225

Cumulative gap	$152,401	$72,381	$79,203	$110,225

Cumulative gap as a percentage of earning assets	32.63%	15.50%	16.96%	23.60%

MANAGEMENT

Executive Officers and Directors

At the closing of the mergers and until after the 2009 Annual Meeting of First California stockholders, the board of directors of First California will consist of 10 directors, five of whom either served as or have been approved by persons who immediately prior to the effective time were directors of National Mercantile and five of whom either served as or have been approved by persons who immediately prior to the effective time were directors of FCB Bancorp. Robert E. Gipson, the Chairman of the Board of National Mercantile, will become the Chairman of the Board of First California, and John W. Birchfield, Chairman of the Board of FCB Bancorp, will become the Vice Chairman of the Board of First California.

The table below sets forth our executive officers and directors, their ages as of June 30, 2006, and their intended positions after the completion of the mergers.

Name	Age	Position
C. G. Kum	52	Director, President and Chief Executive Officer
Thomas E. Anthony	57	Executive Vice President and Head of Commercial Banking
Romolo Santarosa	49	Executive Vice President and Chief Financial Officer
David R. Brown	46	Executive Vice President and Chief Strategy Officer
Robert W. Bartlett	59	Executive Vice President and Chief Credit Officer
Richard D. Aldridge	58	Director
Donald E. Benson	75	Director
John W. Birchfield	54	Vice Chairman
Joseph N. Cohen	60	Director
Robert E. Gipson	59	Chairman of the Board
W. Douglas Hile	53	Director
Antoinette Hubenette, M.D.	57	Director
Syble R. Roberts	69	Director
Thomas Tignino	58	Director

As used throughout this registration statement, the term “executive officer” means our President and Chief Executive Officer, our Executive Vice President and Chief Credit Officer, our Executive Vice President and Chief Financial Officer, our Executive Vice President and Chief Strategy Officer and our Executive Vice President, Head of Commercial Banking. Our Chairman of the Board, Corporate Secretary and other Vice Presidents are not deemed to be executive officers.

Biographical Information Regarding Our Executive Officers

C. G. Kum, Director, President and Chief Executive Officer. Mr. Kum began his banking career in 1977 as a corporate banking trainee with Bank of California in San Francisco, California. He served as Regional Vice President and Manager of Asset Quality Administration for United Banks of Colorado from 1984 until 1987. Mr. Kum then served as Vice President and Division Manager of Special Projects Division for Colorado National Bank from 1987 until 1993. Mr. Kum moved to California in 1993 and served as Executive Vice President and Chief Credit Officer of City Commerce Bank, from 1993 until 1999.

Mr. Kum was appointed to his position as the President and the Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) on September 1, 1999. Under his leadership, the Bank grew from total assets of $100 million and two branches in 1999, to total assets as of June 30, 2006 of $506 million and eight branches. He is a graduate of University of California at Berkeley and received his Masters Degree in Business Administration from Pepperdine University. Mr. Kum also is a graduate of Stonier Graduate School of Banking. He was elected to the position of the President of the board of directors of Community Bankers of California, an association of California community bank presidents, for the fiscal year of 2005-06.

Thomas E. Anthony, Executive Vice President and Head of Commercial Banking. Mr. Anthony moved from Illinois and began his banking career in 1970 as a commercial loan trainee with the then United California Bank in Los Angeles. He served as Vice President—Commercial Lender at Independence Bank from 1988 to 1992. He then served as Executive Vice President and Chief Credit Officer at Channel Islands National Bank from 1992 until 1998 when it was merged with American Commercial Bank, where he served in the same capacity from 1998 until 1999. Mr. Anthony joined First California Bank in 1999 as Executive Vice President and Chief Credit Officer.

Mr. Anthony graduated from Northern Illinois University with a degree in Management.

Romolo Santarosa, Executive Vice President and Chief Financial Officer. Mr. Santarosa began his banking career in 1991 with Shawmut National Corporation as its Controller. In 1995, Mr. Santarosa joined Sanwa Bank California and served as Controller until 1997. He then served as Chief Financial Officer of Southern Pacific Bank from 1997 until 2000, of Eldorado Bancshares, Inc. from 2000 to 2001, and of Treasury Bank, N.A. from 2001 to 2002. Mr. Santarosa joined First California Bank in November 2002 as Executive Vice President and Chief Financial Officer.

Mr. Santarosa is a graduate (1978) of Ithaca College, Ithaca, New York. He began his career in public accounting with Price Waterhouse, an international public accounting firm. He also is a certified public accountant in New York and Connecticut.

David R. Brown, Executive Vice President and Chief Strategy Officer. Mr. Brown served as Chief Financial Officer for Eldorado Bancorp from 1986 to 1997. In November 1997, he organized PriVest Bank in Costa Mesa, California and served as its President, Chief Operating Officer, Chief Financial Officer and a director until 2001. He was appointed Chief Financial Officer of National Mercantile in June 2001, and served in the same position for its subsidiary banks—Mercantile National Bank and South Bay Bank. Mr. Brown graduated from California State Polytechnic University with a degree in business administration. He is a certified public accountant licensed in California and began his career in public accounting in 1981 with Arthur Andersen & Co.

Robert W. Bartlett, Executive Vice President and Chief Credit Officer. Mr. Bartlett began his banking career at Bank of America in 1974 and over fifteen years held various positions in commercial banking and credit administration, including Commercial Banking Manager for the Long Beach, California regional office. From 1989 to 1994 he served in credit administration, including Chief Credit Officer, for West Coast Bancorp and its subsidiary bank, Sunwest Bank. From 1994 to 2000 he served as Chief Credit Officer for Tokai Bank of California and from 2000 to 2001 he was Senior Vice President — Commercial Banking for Pacific Century Bank. Mr. Bartlett joined National Mercantile in 2001 as Chief Credit Officer for its subsidiary, South Bay Bank. His role was expanded in 2003 to include Chief Credit Officer for subsidiary Mercantile National Bank and in 2005 he was appointed Chief Operating Officer for National Mercantile.

Biographical Information Regarding Our Directors

Richard D. Aldridge served as the Vice Chairman of the Board of FCB Bancorp from October 2005 until the merger and has been a director since 1993. He was employed for 19 years by Weyerhaeuser Company in Longview, Washington. He served on the company’s Top Safety Committee, and represented Weyerhaeuser nationally serving on the board of directors of Forest Industries Telecommunications, an F.C.C. certified trade association. Mr. Aldridge began investing in real estate in 1988 and community banking in 1990, acquiring his first shares in First California Bank (formerly Camarillo Community Bank). Since 1990, he has held investments in Channel Islands Bank, City Commerce Bank, American Commercial Bank, Mid-State Bank and Trust, and First California Bank. Since his appointment as a director, Mr. Aldridge has served on several committees including CRA, Audit, Loan, funds management, and executive committees. Mr. Aldridge also served as interim Chairman of the Board of FCB Bancorp from 1998 to 1999. First California Bank represents the largest single investment in his portfolio.

Mr. Aldridge is the father of Tenisha M. Fitzgerald, a director of First California Bank since 1997.

Donald E. Benson is Executive Vice President and a director of Marquette Financial Companies, Minneapolis, Minnesota, a financial services holding company (formerly Marquette Bancshares, Inc.). He has served in that position since 1992. Mr. Benson is also a director of MAIR Holdings, Inc., a commuter airline; Mass Mutual Corporate Investors, a mutual fund; and Mass Mutual Participation Investors, a mutual fund.

John W. Birchfield has served as the Chairman of the Board of FCB Bancorp from October 2005 until the merger and has been a director since 1993. Since 1995, Mr. Birchfield has served as the Chairman of the Board at B & R Supply Inc. He is also the managing partner of Ralston Properties LP, a privately held real estate management company.

Joseph N. Cohen has been President of American Entertainment Investors, Inc, a media financing and consulting firm, since February 1996, and a Principal of Abel’s Hill Capital Corp., an investment banking firm, since October 1996.

Robert E. Gipson is President of Alpha Analytics Investment Group, LLC, a registered investment advisor, and has served in that capacity since its organization in 1998. Mr. Gipson is Of Counsel to the law firm of Gipson Hoffman & Pancione and has been a lawyer with that firm since 1982. Mr. Gipson is also President of Corporate Management Group, Inc., a financial management company, since 1988. Mr. Gipson has been Chairman of National Mercantile Bancorp since June 1997 and was Chairman of Mercantile National Bank from June 1997 to December 1998. He also serves as a director of South Bay Bank, N.A. and Business First National Bank, Santa Barbara, California. He will serve as Chairman of the Board for First California.

W. Douglas Hile is Chairman and Chief Executive Officer of Meridian Bank, a position he has held since October of 2002. He also serves as Senior Vice President and Regional President for Marquette Financial Companies, a diversified financial services holding company headquartered in Minneapolis, Minnesota. He has almost thirty years of experience in the financial services business, including management roles for Northern Trust and Bank One. Prior to joining Meridian Bank, he served as President and Chief Executive Officer of the Marquette Banks, a $3 billion commercial banking group based in Minneapolis, Minnesota.

Dr. Antoinette Hubenette was President and a director of Cedars-Sinai Medical Group, Beverly Hills, California (formerly Medical Group of Beverly Hills), a physicians’ medical practice group, from 1994 to 2000. She has been a practicing physician since 1982. She continues in part-time practice of general internal medicine.

Syble R. Roberts has been a director of First California Bank since 1989 and was the personnel committee chairman. Ms. Roberts was also a Founding Director of City Commerce Bank, Santa Barbara, opened in 1978 and now owned by Mid-State Bank. Ms. Roberts’ background is in the legal, title insurance and escrow, and real estate investment fields. Ms. Roberts became a specialist in the escrow field of multiple tax-deferred exchanges and long order leasehold estates and was involved in the start-ups of a title insurance company and several escrow and mortgage banking companies.

Thomas Tignino has been a director of FCB Bancorp since January 2006. Mr. Tignino is the founder and President of Thomas Tignino & Associates, a multi-service accountancy firm established in 1980. His firm specializes in tax planning and compliance, estate planning and investment review.

Compensation of Executive Officers

The following table shows certain information regarding compensation with respect to the individuals expected to be executive officers of First California, while serving as an executive officer at National Mercantile or FCB Bancorp, as the case may be. Such executives will be referred to as the named executive officers herein.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation						Long Term Compensation		All Other Compensation ($)
		Salary ($)			Bonus ($)			Awards, Securities Underlying Options/SAR’s (#)
C. G. Kum, President and Chief Executive Officer (1)	2005 2004 2003	$ $ $	245,000 210,047 195,000		$ $ $	116,074 65,759 75,000		10,000 9,000 10,000		$ $ $	0 0 0

Thomas E. Anthony, Executive Vice President and Chief Credit Officer (1)	2005 2004 2003	$ $ $	150,000 134,000 120,721		$ $ $	58,037 28,765 39,396		5,000 4,500 5,000		$ $ $	0 0 0

Romolo Santarosa, Executive Vice President and Chief Financial Officer (1)	2005 2004 2003	$ $ $	150,000 133,951 120,000		$ $ $	58,037 34,587 39,396		5,000 4,500 1,000		$ $ $	0 0 0

David R. Brown, Executive Vice President and Chief Financial Officer (2)	2005 2004 2003	$ $ $	173,867 157,850 153,333		$ $ $	85,500 37,500 15,000	(3) (4)	9,375 6,250 —	(7) (7)	$ $ $	12,586 10,963 6,400	(5) (5) (5)

Robert W. Bartlett, Executive Vice President and Chief Operating Officer (2)	2005 2004 2003	$ $ $	202,766 189,167 159,317	(6)	$ $ $	92,500 45,000 32,500		9,375 — 26,875	(7) (7)	$ $ $	17,648 10,545 8,826	(5) (5) (5)

(1)	Position while with FCB Bancorp.
(2)	Position while with National Mercantile.
(3)	$85,500 of Mr. Brown’s bonus was deferred.
(4)	$37,500 of Mr. Brown’s bonus was deferred.
(5)	Consists of automobile allowance, Company-matching 401(k) contribution and group term life insurance.
(6)	Mr. Bartlett was appointed Executive Vice President and Chief Credit Officer for National Mercantile in November 2003.
(7)	Adjusted for the five-for four stock split effected in the form of stock dividend paid April 14, 2006.

Stock Options

National Mercantile

The following table sets forth certain information with respect to options granted during 2005 to Messrs. Brown and Bartlett by National Mercantile:

National Mercantile 2005 Option Grants (1)

Name	No. of Securities Underlying Options/SARs Granted		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
David R. Brown	9,375	(2)	4.6%	$9.99	4/22/2015
Robert W. Bartlett	9,375	(2)	4.6%	$9.99	4/22/2015

(1)	This table has been adjusted for the five-for-four stock split effected in the form of a stock dividend paid April 14, 2006.
(2)	This option vests 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.

The following table sets forth certain information regarding National Mercantile options exercised during 2005 by Messrs. Brown and Bartlett and the National Mercantile options held by them at year-end.

2005 Option Exercises and Year-End Option Values (1)

Name	Shares Acquired on Exercise (#)	Value Realized (3)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David R. Brown	12,500	$66,475	15,625	12,500	$147,625	$75,850	(2)
Robert W. Bartlett	—	—	39,375	9,375	$374,485	$52,500	(2)

(1)	This table has been adjusted for the five-for-four stock split effected in the form of a stock dividend paid April 14, 2006.
(2)	In accordance with Securities and Exchange Commission rules, the value of unexercised “in-the-money” options is the difference between the closing sale price of the National Mercantile common stock on December 31, 2005 ($15.59 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.
(3)	In accordance with Securities and Exchange Commission rules, the value of exercised “in-the-money” options is the difference between the closing sale price of the National Mercantile common stock on the exercise date and the exercise price of the option, multiplied by the number of shares subject to the option.

2005 Stock Incentive Plan

National Mercantile maintains the National Mercantile Bancorp 2005 Stock Incentive Plan, or the NMB Plan. The following is a brief summary of the material features of the NMB Plan.

Administration. The NMB Plan is administered by the National Mercantile board of directors or, at the discretion of the board, a committee of the board of directors, or the administrator. The board of directors has delegated the administration of the NMB Plan to the Stock Option and Compensation Committee.

The administrator has full and final authority to select the recipients of awards and to grant such awards. Subject to the provisions of the NMB Plan, the administrator has sole and absolute discretion in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including the exercise price and conditioning the receipt or vesting of awards upon the achievement of specified performance criteria. Subject to limitations imposed by law, the board of directors may amend or terminate the NMB Plan at any time and in any manner. However, no such amendment or termination may deprive the recipient of an award previously granted under the NMB Plan of any rights thereunder without the consent of the recipient.

Terms of Awards. The NMB Plan authorizes the administrator to enter into any type of arrangement with an eligible recipient that, by its terms, involves or might involve the issuance of National Mercantile common stock or any other security or benefit with a value derived from the value of National Mercantile common stock. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, or SARs, phantom stock, dividend equivalents, performance units or performance shares. Stock options granted under the NMB Plan may be either incentive stock options under Section 422 of the Code, as amended or options that are not intended to qualify as incentive stock options (referred to as nonqualified stock options). Each award will be evidenced by an agreement between National Mercantile and the grantee which will contain the terms and conditions required by the NMB Plan and such other terms and conditions not inconsistent therewith as the administrator may deem appropriate. However, all stock options and SARs granted under the NMB Plan will have an exercise price and a base value, respectively, not less than the fair market value of the National Mercantile common stock on the date of grant. The benefit with respect to SARs will be payable solely in shares of National Mercantile common stock with a fair market value equal to the benefit.

An award granted under the NMB Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of National Mercantile or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of National Mercantile or other significant corporate transactions. Any stock option granted to an employee may be an incentive stock option or a non-qualified stock option. Awards to nonemployee directors may only be non-qualified stock options.

An award may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, or to pay all or part of such employee’s tax withholding obligation with respect to such issuance, by (a) cash, (b) delivering previously owned shares of National Mercantile’s capital stock or other property, or (c) reducing the amount of shares or other property otherwise issuable pursuant to the award. If an option permits the recipient to pay for the shares issuable pursuant thereto with previously owned shares, the recipient would be able to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each such transaction to pay the purchase price of the shares acquired in the following transaction, to exercise an option for a large number of shares with no more investment than the original share or shares delivered.

Termination. The NMB Plan will terminate on March 24, 2015, except as to awards then outstanding, which awards will remain in effect until they have been exercised, the restrictions have lapsed or the awards have expired or been forfeited. The board of directors of National Mercantile may also amend, modify, suspend or terminate the NMB Plan from time to time although no such action can be taken without shareholder approval if required by applicable law.

1994 Plan

The 1994 Plan which terminated in February 2004, provided for the grant of either incentive stock options or non-qualified stock options covering up to an aggregate of 200,000 shares of National Mercantile common stock. As of June 30, 2006, there were 2,750 stock options granted under the 1994 Plan still outstanding.

FCB Bancorp

FCB Bancorp’s 2005 Stock Option Plan, or the FCB 2005 Plan, allows for the granting of both incentive and nonstatutory stock options.

On May 19, 2005, the board of directors of FCB Bancorp adopted the FCB 2005 Plan. On September 8, 2005, the FCB 2005 Plan was approved by the shareholders of First California Bank and the FCB 2005 Plan replaced First California Bank’s 2003 Stock Option Plan. The FCB 2005 Plan became effective upon consummation of FCB Bancorp’s formation on September 30, 2005. All stock options previously issued by First California Bank under its 2003 Stock Option Plan were exchanged for options in FCB Bancorp’s common stock pursuant to the merger of First California Bank with a wholly owned subsidiary of FCB Bancorp. The FCB 2005 Plan provides for the grant of “incentive stock options” as permitted under Section 422 of the Code, as well as for the grant of non-qualified stock options. The FCB 2005 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The FCB 2005 Plan provides for the issuance of up to 200,000 shares of FCB Bancorp common stock to directors, officers, and key employees of FCB Bancorp or any subsidiary, subject to adjustment in the event of certain changes in our capital structure. The option price for incentive stock options cannot be less than 100% of the fair market value of the shares on the date of grant. The option price, number of shares granted to recipients, and duration for the plan stock options are determined and approved by the board of directors.

At December 31, 2005, there were 80,500 shares reserved and available for grant.

The following table sets forth certain information with respect to options granted during 2005 for Messrs. Kum, Anthony and Santarosa of FCB Bancorp. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or “option spreads” that would exist for the options at the end of their respective terms; they do not reflect the estimation of future stock-price growth of the shares of FCB Bancorp common stock. These gains are based on assumed rates of annual compound stock price, and appreciation of 5% and 10% from the date the option was granted to the end of the option terms.

FCB Bancorp 2005 Option Grants

Name	No. of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in 2005	Exercise or Base Price ($/Share)	Expiration Date	Potential Reliable Value at Assumed Annual Rates of Such Price Appreciation for Option Term
					5% ($)	10% ($)
C. G. Kum	10,000	29.2%	$21.00	2011	$71,420	$162,028
Thomas Anthony	5,000	14.6%	$21.00	2011	$35,700	$81,000
Romolo Santarosa	5,000	14.6%	$21.00	2011	$35,700	$81,000

(1)	The options vest and become exercisable in one-third annual increments commencing after the third anniversary of the grant date.

The following table sets forth certain information regarding FCB Bancorp options exercised during 2005 by Messrs. Kum, Anthony and Santarosa and the FCB Bancorp options held by them as of December 31, 2005.

2005 Option Exercises and Year-End Option Values

Name	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 ($)
	Exercisable	Unexercisable	Exercisable	Unexercisable
C. G. Kum	0	19,000	$0	$98,550	(1)
Thomas Anthony	0	9,500	$0	$49,275	(1)
Romolo Santarosa	0	5,500	$0	$11,475	(1)

(1)	In accordance with Securities and Exchange Commission rules, the value of unexercised “in-the-money” options is the difference between the closing sale price of the FCB Bancorp common stock on December 31, 2005 ($20.70 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

2005 Stock Option Plan

The following description of the FCB 2005 Plan is intended to highlight and summarize the principal terms of the FCB 2005 Plan, and is qualified in its entirety by the text of the FCB 2005 Plan.

Administration. The FCB 2005 Plan will be administered by our board of directors, one or more of whom may also be executive officers and therefore may not be deemed to be “independent,” as that term is defined in the listing standards of the NASDAQ Stock Market, Inc. Each director will abstain from approving the grant of any options to himself or herself. Options may be granted only to directors, officers and key employees of FCB Bancorp and any of its subsidiaries. Subject to the express provisions of the FCB 2005 Plan, the board is authorized to construe and interpret the FCB 2005 Plan, and make all the determinations necessary or advisable for administration of the FCB 2005 Plan.

Eligible Participants. The FCB 2005 Plan provides that all directors, officers, and key employees of FCB Bancorp and any of its subsidiaries are eligible to receive grants of stock options. The FCB 2005 Plan provides that if options are granted to officers or key employees who own, directly or indirectly, 10% or more of FCB Bancorp’s outstanding shares, and the options are intended to qualify as “incentive stock options,” then the minimum option price must be at least 110% of the stock’s fair market value on the date of grant, and the term of the option grant may not exceed five years. Subject to the foregoing limitations, the board is empowered to determine which eligible participants, if any, should receive options, the number of shares subject to each option, and the terms and provisions of the option agreements.

Shares Subject to the Plan. 200,000 shares are covered by the FCB 2005 Plan, which constitutes approximately 6.1% of the shares of FCB Bancorp common stock outstanding as of December 31, 2005. Options will be granted at no less than the fair market value of FCB Bancorp common stock as of the date of grant.

Incentive and Non-Qualified Stock Options. The FCB 2005 Plan provides for the grant of both incentive stock options and non-qualified options. Incentive stock options are available only to persons who are employees of FCB Bancorp or any of its subsidiaries, and are subject to limitations imposed by applicable sections of the Code, including a $100,000 limit on the aggregate fair market value (determined on the date the options are granted) of shares of FCB Bancorp common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year. Any options granted under the FCB 2005 Plan which do not meet the limitations for incentive stock options, or which are otherwise not deemed to be incentive stock options, shall be deemed “non-qualified.” Subject to the foregoing and other limitations set forth in the FCB 2005 Plan, the exercise price, permissible time or times of exercise, and the remaining terms pertaining to any option are determined by the board; however, the per share exercise price under any option may not be less than 100% of the fair market value of FCB Bancorp common stock on the date of grant of the option.

Terms and Conditions of Options. Subject to the limitations set forth in the FCB 2005 Plan, options granted thereunder may be exercised in such increments, which need not be equal, and upon such contingencies as the board may determine. If an optionee does not exercise an increment of an option in any period during which such increment becomes exercisable, the unexercised increment may be exercised at any time prior to expiration of the option unless the respective stock option agreement provides otherwise.

Subject to earlier termination as may be provided in any optionee’s stock option agreement, options granted under the FCB 2005 Plan will expire not later than ten years from the date of grant. Under the terms of the FCB 2005 Plan, the date of grant is deemed to be either: (i) the date fixed by the board to be the date of grant; or (ii) if no such date is fixed, the date on which the board made its final determination to grant a stock option.

Options granted under the FCB 2005 Plan may not be transferred otherwise than by will or by the laws of descent and distribution, and during his or her lifetime, only the optionee or, in the event of the disability of the optionee, his or her guardian or the conservator of his or her estate may exercise the option.

Exercise of Options. Subject to the restrictions set forth in the FCB 2005 Plan, an option may be exercised in accordance with the terms of the individual stock option agreement. Full payment by the optionee for all shares as to which the option is being exercised is due and payable at the time of exercise of the option. Payment must be in cash.

An option may be exercised with respect to whole shares only, although fractional share interests may be accumulated and exercised from time to time as whole shares during the term of the option. Options may only be exercised with respect to a minimum of ten whole shares, unless the option agreement requires that a larger number of shares be exercised at any one time and unless fewer than ten shares remain subject to the option at the time of exercise. Any shares subject to an option which expires or terminates without being exercised become available again for issuance under the FCB 2005 Plan.

Neither an eligible participant nor an optionee has any rights as a shareholder with respect to the shares of FCB Bancorp common stock covered by any option which may be or has been granted to such person, and which is thereafter exercised, until date of issuance of the stock certificate by FCB Bancorp to such person.

Stock Option Agreement. Every grant of an option will be evidenced by a written stock option agreement executed by FCB Bancorp and the optionee. Subject to the terms and conditions of the FCB 2005 Plan, the stock option agreement will contain the terms and provisions pertaining to each option so granted, such as exercise price, permissible date or dates of exercise, termination date, and such other terms and conditions as the board deems desirable and not inconsistent with the FCB 2005 Plan.

Termination of Employment or Affiliation. In the event an optionee ceases to be affiliated with FCB Bancorp or a subsidiary for any reason other than disability, death or termination for cause, the stock options granted to such optionee shall expire at the earlier of the expiration dates specified for the options, or ninety days after the optionee ceases to be so affiliated. During such period after cessation of affiliation, the optionee may exercise the option to the extent that it was exercisable as of the date of such termination, and thereafter the option expires in its entirety.

If an optionee’s stock option agreement so provides, and if an optionee’s status as an eligible participant is terminated for cause, the option held by such person will expire thirty days after termination, although the board may, in its sole discretion, within thirty days of such termination, reinstate the option. If the option is reinstated, the optionee will be permitted to exercise the option only to the extent, for such time, and upon such terms and conditions as if the optionee’s status as an eligible participant had been terminated for a reason other than cause, disability or death, as described above.

The FCB 2005 Plan, and all stock options previously granted under the FCB 2005 Plan, shall terminate upon the dissolution or liquidation of FCB Bancorp, upon a consolidation, reorganization, or merger as a result of which FCB Bancorp is not the surviving corporation, or upon a sale of all or substantially all of the assets of FCB Bancorp. However, all options theretofore granted shall become immediately exercisable in their entirety upon the occurrence of any of the foregoing, and any options not exercised immediately upon the occurrence of any of the foregoing events will terminate unless provision is made for the assumption or substitution thereof. As a result of the acceleration provisions, even if an outstanding option were not fully vested as to all increments at the time of the event, that option will become fully vested and exercisable.

Amendment and Termination of the FCB 2005 Plan. The board may at any time suspend, amend or terminate the FCB 2005 Plan, and may, with the consent of the respective optionee, make such modifications to the terms and conditions of outstanding options as it shall deem advisable. Shareholder approval of the FCB 2005 Plan is required to qualify incentive stock options pursuant to the Code. Certain amendments to the FCB 2005 Plan may also require shareholder approval to maintain incentive stock option qualifications. The amendment, suspension or termination of the FCB 2005 Plan will not, without the consent of the optionee, alter or impair any rights or obligations under any outstanding option under the FCB 2005 Plan.

Adjustments Upon Changes in Capitalization. The total number of shares covered by the FCB 2005 Plan and the price, kind and number of shares subject to outstanding options thereunder, will be appropriately and proportionately adjusted if the outstanding shares of FCB Bancorp common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of FCB Bancorp through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, without consideration to FCB Bancorp as provided in the FCB 2005 Plan. Fractional share interests of such adjustments may be accumulated, although no fractional shares of stock will be issued under the FCB 2005 Plan.

Employment Agreements

First California

For information on First California’s employment agreements, see “The Mergers—Interests of Certain Persons in the Mergers—Employment Agreement for C. G. Kum.”

National Mercantile

For information on National Mercantile’s employment agreements, see “The Mergers—Interest of Certain Persons in the Mergers—Amendment to Employment Agreements with Scott A. Montgomery” and “The Mergers—Interest of Certain Persons in the Mergers—Second Amended and Restated Severance Agreements for David R. Brown and Robert W. Bartlett.”

FCB Bancorp

In March 2003, FCB Bancorp entered into a salary continuation agreement with C. G. Kum. The agreement provides for a maximum annual benefit of $160,471, which will be paid over the lesser of 17 years or such shorter period of time based upon the number of years that Mr. Kum is employed by FCB Bancorp prior to normal retirement. The salary continuation agreement is an unfunded arrangement, which means that Mr. Kum has no rights under the agreement beyond those of a general creditor of FCB Bancorp, and there are no specific assets set aside by FCB Bancorp in connection with the establishment of the agreement. The salary continuation agreement is not an employment contract. If Mr. Kum leaves FCB Bancorp’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Kum leaves FCB Bancorp’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement or certain benefits under the split-dollar agreement. FCB Bancorp also entered into a split-dollar life insurance agreement with Mr. Kum in March 2003. Pursuant to the terms of that agreement, FCB Bancorp owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Upon Mr. Kum’s death, the beneficiary is entitled to receive $1.5 million of the total proceeds, with FCB Bancorp entitled to the balance. FCB Bancorp paid an aggregate premium in 2002 amounting to $1.4 million.

In May 2006, FCB Bancorp entered into a salary continuation agreement with Romolo Santarosa. The agreement provides for a maximum annual benefit of $85,000, which will be paid over the lesser of 15 years or such shorter period of time based upon the number of years that Mr. Santarosa is employed by FCB Bancorp prior to normal retirement. The salary continuation agreement is an unfunded arrangement, which means that Mr. Santarosa has no rights under the agreement beyond those of a general creditor of FCB Bancorp, and there are no specific assets set aside by FCB Bancorp in connection with the establishment of the agreement. The salary continuation agreement is not an employment contract. If Mr. Santarosa leaves FCB Bancorp’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Santarosa leaves FCB

Bancorp’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement or certain benefits under the split-dollar life insurance agreement. FCB Bancorp also entered into a split-dollar life insurance agreement with Mr. Santarosa in February 2006. Pursuant to the terms of that agreement, FCB Bancorp owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Upon Mr. Santarosa’s death, the beneficiary is entitled to receive $850,000 of the total proceeds, with FCB Bancorp entitled to the balance. FCB Bancorp paid an aggregate premium amounting to $479,000.

In March 2003, FCB Bancorp entered into a salary continuation agreement with Thomas E. Anthony. The agreement provides for a maximum annual benefit of $84,667, which will be paid over the lesser of 11 years or such shorter period of time based upon the number of years that Mr. Anthony is employed by FCB Bancorp prior to normal retirement. If FCB Bancorp agrees to extend Mr. Anthony’s employment beyond normal retirement (age 65 for purposes of the agreement), the annual benefit payment will be extended for one additional year for each full year of service beyond normal retirement to a maximum aggregate of 15 years. The Salary Continuation Agreement is an unfunded arrangement, which means that Mr. Anthony has no rights under the agreement beyond those of a general creditor of FCB Bancorp, and there are no specific assets set aside by FCB Bancorp in connection with the establishment of the agreement. The Salary Continuation Agreement is not an employment contract. If Mr. Anthony leaves FCB Bancorp’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Anthony leaves FCB Bancorp’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement or certain benefits under the Split Dollar Agreement (see below). FCB Bancorp also entered into a split-dollar life insurance agreement with Mr. Anthony in March 2003. Pursuant to the terms of that agreement, FCB Bancorp owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Upon Mr. Anthony’s death, the beneficiary is entitled to receive $1.05 million of the total proceeds, with FCB Bancorp entitled to the balance. FCB Bancorp paid an aggregate premium in 2002 amounting to $1.0 million.

Compensation of Directors

National Mercantile

National Mercantile compensates its non-employee directors through fees and stock options. Directors who are employees received no separate compensation for their services as directors.

In January and February 2005, National Mercantile and Mercantile National Bank paid directors’ fees in accordance with the following:

•	The Chairman of National Mercantile and the Chairman of Mercantile National Bank received a monthly retainer of $1,100 and an additional $500 for each board of directors meeting attended and $200 for each board committee meeting attended.

•	Each other non-employee director received a monthly retainer of $1,000 and an additional $500 for each board of directors meeting attended.

•	The Chairman of the Loan Committee received a monthly retainer of $300 and each other non-employee member of the Loan Committee received a monthly retainer of $250.

•	The Chairman of each Board committee received $250 for each board committee meeting attended and each other non-employee board committee member received $200 for each board committee meeting attended.

Beginning in March of 2005, National Mercantile and Mercantile National Bank paid directors’ fees in accordance with the following:

•	The Chairman of National Mercantile and the Chairman of Mercantile National Bank received a monthly retainer of $1,100 and an additional $550 for each board of directors meeting attended and $250 for each board committee meeting attended.

•	Each other non-employee director received a monthly retainer of $1,000 and an additional $550 for each board of directors meeting attended.

•	The Chairman of the Loan Committee received a monthly retainer of $350 and each other non-employee member of the Loan Committee received a monthly retainer of $300.

•	The Chairman of each Board committee received $300 for each board committee meeting attended and each other non-employee board committee member received $250 for each board committee meeting attended.

In 2005, each director of South Bay Bank other than the Chairman and the non-employee directors who are directors of National Mercantile (Messrs. Benson, Gipson and Hile) received a monthly retainer of $1,750; the Chairman received a monthly retainer of $1,900 and each director who was also a director of National Mercantile Bancorp received a monthly retainer of $1,250.

National Mercantile paid fees aggregating $274,000 to non-employee directors of National Mercantile for services during 2005 as directors for all entities. In addition, in 2005, each non-employee director of National Mercantile received an option to purchase 1,000 shares of National Mercantile common stock for $15.05 per share, the market price of its common stock on the date of grant.

National Mercantile does not reimburse directors for travel and other related expenses incurred in attending shareholders, board of directors or committee meetings.

FCB Bancorp

Directors are paid for attendance at FCB Bancorp board and committee meetings at the rate of $2,000 per month. In addition, the Chairman of the Board receives an additional $1,000 each month. Mr. C. G. Kum does not receive directors’ fees.

In April 2005, directors Richard Aldridge, Tenisha M. Fitzgerald, John W. Birchfield and Syble R. Roberts each received 2,500 FCB Bancorp stock options at an exercise price of $21.00 per share. The options vest in one-third annual increments commencing after the third anniversary of the grant date and expire in April 2011.

Compensation Committee Interlocks and Insider Participation

FCB Bancorp

The personnel committee is responsible for reviewing and approving FCB Bancorp’s overall compensation and benefit programs, and for administering the compensation of FCB Bancorp’s executive and senior officers. Mr. Kum, the President and Chief Executive Officer and a member of FCB Bancorp’s board of directors, is a member of the personnel committee. However, he does not participate in committee deliberations and voting regarding his compensation.

None of FCB Bancorp’s other executive officers served on the board of directors or compensation committee, or equivalent, of another entity, one of whose executive officers served on FCB Bancorp’s personnel committee or FCB Bancorp’s board of directors.

Certain Relationships and Related Transactions

National Mercantile

From time to time National Mercantile has made loans to its directors and executive officers. All of these loans which were either made or were outstanding in 2005 were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

Section 317 of the California General Corporation Law, or the CGCL, and Article V of National Mercantile’s bylaws provide for the indemnification of directors and officers under certain circumstances. National Mercantile’s bylaws grant National Mercantile the power to indemnify its directors and officers under certain circumstances to the extent permitted by the CGCL against certain expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of such person’s position as a director or officer of National Mercantile. Pursuant to the CGCL and National Mercantile’s bylaws, National Mercantile is required to indemnify directors and officers against expenses actually and reasonably incurred to the extent that such party is successful on the merits in the defense of certain proceedings.

Section 204(a)(11) of the CGCL provides for the indemnification, subject to certain limitations, of directors and officers for breach of their duty to a corporation and its shareholders in excess of that expressly permitted by Section 317 of the CGCL. An amendment to the articles of incorporation of National Mercantile adopted the implementation of Section 204(a)(11) of the CGCL.

In addition, National Mercantile has entered into indemnity agreements with certain of its directors and officers which provide for, among other items and except to the extent prohibited by any limitations on indemnification under the CGCL which cannot be waived, the mandatory indemnification by National Mercantile of any amount which a director or officer is legally obligated to pay because of claims made against such person relating to his service as a director or officer of National Mercantile.

National Mercantile also maintains a directors’ and officers’ liability insurance policy insuring National Mercantile’s directors and officers against certain liabilities and expenses incurred by them in their capacities as such, and insuring National Mercantile under certain circumstances, in the event that indemnification payments are made by National Mercantile to such directors and officers.

FCB Bancorp

There are no existing or proposed material transactions between FCB Bancorp and any of its directors, executive officers or beneficial owners of 5% or more of its common stock, or the immediate family or associates of any of the foregoing persons, except as indicated below.

Some of FCB Bancorp’s directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, and have had banking transactions with, FCB Bancorp in the ordinary course of its business, and it expects to have banking transactions with such persons in the future. In FCB Bancorp’s opinion, all loans and commitments to lend made in 2005 included in such transactions were made in compliance with applicable laws, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable contemporaneous transactions with other persons of similar creditworthiness, and did not involve more than a normal risk of collectability or present other unfavorable features. As of December 31, 2005, there were no outstanding loans or commitments to lend to any of FCB Bancorp’s directors, officers or principal shareholders, or their associates.

FCB Bancorp’s articles of incorporation and bylaws provide, among other things, for the indemnification of its directors, officers and agents, and authorizes it to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the company within the scope of his or her employment. The provisions of its articles of incorporation and bylaws are subject to certain limitations imposed under California and federal law. For example, under California law, directors remain personally liable for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law or for any transaction from which the director derived an improper personal benefit. Under the Federal Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, indemnification payments may be prohibited by the regulatory authorities if FCB Bancorp is insolvent, is in conservatorship or receivership, is in troubled condition, or has a CAMELS rating of 4 or 5, and if the regulatory authority believes that the party who is to receive the indemnification payment has violated banking laws or regulations, breached a fiduciary duty, or is otherwise responsible for substantial loss to FCB Bancorp. It is FCB Bancorp’s policy that its directors and executive officers shall be indemnified to the maximum extent permitted under applicable law and FCB Bancorp’s articles of incorporation and bylaws. FCB Bancorp has purchased liability insurance covering all of its directors and officers; however, no assurance can be given that the proceeds of the policy would be adequate to protect FCB Bancorp in all circumstances.

REGULATION AND SUPERVISION

The following is a summary of certain statutes and regulations affecting FCB Bancorp, National Mercantile and their subsidiaries and will affect First California and its subsidiaries. This summary is qualified in its entirety by such statutes and regulations.

General

The banking and financial services business in which FCB Bancorp and National Mercantile engage and First California will engage is highly regulated. Such regulation is intended, among other things, to protect depositors insured by the Federal Deposit Insurance Corporation, or FDIC, and the entire banking system. The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of the Federal Reserve Board, or the FRB. The FRB implements national monetary policies by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affects interest rates charged on loans and paid on deposits. Indirectly, such actions may also impact the ability of non-bank financial institutions to compete with banks. The nature and impact of any future changes in monetary policies cannot be predicted.

The laws, regulations and policies affecting financial services businesses are continuously under review by Congress, state legislatures and federal and state regulatory agencies. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the California legislature and by various bank regulatory agencies and other professional agencies. Changes in the laws, regulations or policies that impact First California, FCB Bancorp and National Mercantile cannot be predicted, but they may have a material effect on their respective business and earnings.

Bank Holding Company Regulation

As bank holding companies, FCB Bancorp and National Mercantile are and First California will be registered with and subject to regulation by the FRB under the Bank Holding Company Act of 1956, as amended, or the BHCA. In accordance with FRB policy, First California, FCB Bancorp and National Mercantile are expected to act as a source of financial strength to their subsidiary banks and to commit resources to support such subsidiaries in circumstances where it might not otherwise do so. National Mercantile has two subsidiary banks, Mercantile National Bank and South Bay Bank, N.A., and FCB Bancorp has one subsidiary bank, First California Bank, which we refer to collectively as the Banks. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act (“FDIA”), the FDIC can hold any FDIC-insured depository institution liable for any loss suffered or anticipated by the FDIC in connection with: (1) the default of a commonly controlled FDIC-insured depository institution; or (2) any assistance provided by the FDIC to such a commonly controlled institution. Upon the completion of the mergers, First California will be the holding company for three banks. Therefore, in the event of a “default” at, or assistance to, any of the banks, the other banks could have liability even though they have no control over their sister banks. Under the BHCA, National Mercantile and FCB Bancorp are subject to and First California will be subject to periodic examination by the FRB. FCB Bancorp and National Mercantile are also required and First California will be required to file with the FRB periodic reports of their operations and such additional information as the FRB may require. Pursuant to the BHCA, FCB Bancorp and National Mercantile are required and First California will be required to obtain the prior approval of the FRB before they acquire all or substantially all of the assets of any bank or ownership or control of voting shares of any bank if, after giving effect to such acquisition, it would own or control, directly or indirectly, more than 5 percent of such bank.

Under the BHCA, unless they elect financial holding company status, FCB Bancorp and National Mercantile may not engage, and First California may not be able to engage, in any business other than managing or controlling banks or furnishing services to their subsidiaries that the FRB deems to be so closely related to banking as “to be a proper incident thereto.” FCB Bancorp and National Mercantile are also prohibited and First California will be prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5 percent of the voting shares of any company unless the company is engaged in banking activities or the FRB determines that the activity is so closely related to banking to be a proper incident to banking. The FRB’s approval must be obtained before the shares of any such company can be acquired and, in certain cases, before any approved company can open new offices.

Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in, companies engaged in a wider range of non-banking activities, including securities and insurance activities and any other activity that the FRB, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies. As of the date of this filing, FCB Bancorp and National Mercantile do not operate as financial holding companies and First California does not expect to operate as a financial holding company in the near term.

The regulations of the FRB also impose certain constraints on the redemption or purchase by a bank holding company of its own shares of stock.

FCB Bancorp’s and National Mercantile’s earnings and activities are affected by and First California’s earnings and activities will be affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which FCB Bancorp, National Mercantile and the Banks conduct their respective businesses and in jurisdictions in which First California will conduct its business. For example, these include limitations on the ability of the Banks to pay dividends to their parent company and First California’s ability to pay dividends to its shareholders. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks can pay to their holding companies without regulatory approval. In addition to these explicit limitations, the federal regulatory agencies have general authority to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

In addition, banking subsidiaries of bank holding companies are subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain exceptions set forth in the Federal Reserve Act, a bank can make a loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, accept securities of an affiliate as collateral for a loan or extension of credit to any person or company, issue a guarantee or accept letters of credit on behalf of an affiliate only if the aggregate amount of the above transactions of such subsidiary does not exceed 10 percent of such subsidiary’s capital stock and surplus on an individual basis or 20 percent of such subsidiary’s capital stock and surplus on an aggregate basis. Such transactions must be on terms and conditions that are consistent with safe and sound banking practices. A bank and its subsidiaries generally may not purchase a “low-quality asset,” as that term is defined in the Federal Reserve Act, from an affiliate. Such restrictions also prevent a holding company and its other affiliates from borrowing from a banking subsidiary of the holding company unless the loans are secured by collateral.

The FRB has cease and desist powers over parent bank holding companies and non-banking subsidiaries where the action of a parent bank holding company or its non-financial institutions represent an unsafe or unsound practice or violation of law.

Bank Regulation

Mercantile National Bank, South Bay Bank, N.A. and First California Bank are extensively regulated under both federal and state law. For purposes of this section only, the “Mercantile Banks” shall refer to Mercantile National Bank and South Bay Bank, N.A. and the Mercantile Banks together with First California Bank are referred to as the “Banks”.

The Mercantile Banks are national banks, chartered by the Office of the Comptroller of the Currency, or the OCC, and their deposits are insured by the FDIC. For this protection, the Mercantile Banks, as is the case with all insured banks, pay a quarterly statutory assessment and are subject to the rules and regulations of the FDIC. The Mercantile Banks are regulated primarily by the OCC.

First California Bank is a California state chartered bank which is not a member of the Federal Reserve System, is subject to regulation, supervision, and regular examination by the Department of Financial Institutions, or the DFI, and the FDIC. First California Bank’s deposits are insured by the FDIC up to the maximum extent provided by law. The regulations of these agencies govern most aspects of First California Bank’s business. California law exempts all banks from usury limitations on interest rates.

Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Banks. State and federal statutes and regulations relate to many aspects of the Banks’ operations, including standards for safety and soundness, reserves against deposits, interest rates payable on deposits and loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, fair lending requirements, Community Reinvestment Act activities and loans to affiliates. Further, the Banks are required to maintain certain levels of capital.

Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. Pursuant to FDICIA, the OCC, the FDIC and FRB promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified as undercapitalized if its total risk-based capital is less than 8% or its Tier 1 risk-based capital or leverage ratio is less than 4%. An institution that, based upon its capital levels, is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if a bank is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the federal bank regulator, and the holding company must guarantee the performance of that plan.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties. The enforcement of such actions through injunctions or restraining orders may be based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

The DFI, as the primary regulator for state-chartered banks, also has a broad range of enforcement measures, from cease and desist powers and the imposition of monetary penalties to the ability to take possession of a bank, including causing its liquidation.

Hazardous Waste Clean-Up. Since FCB Bancorp and National Mercantile are not and First California will not be involved in any business that manufactures, uses or transports chemicals, waste, pollutants or toxins that might have a material adverse effect on the environment, their primary exposure to environmental laws is through their lending activities and through properties or businesses they may own, lease or acquire. Based on a general survey of the loan portfolios of the Banks, conversations with local appraisers and the type of lending currently and historically done by the Banks, neither FCB Bancorp nor National Mercantile is aware of any potential liability for hazardous waste contamination that would be reasonably likely to have a material adverse effect on FCB Bancorp or National Mercantile as of June 30, 2006.

Sarbanes-Oxley Act. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act aims to restore the credibility lost as a result of recent high profile corporate scandals by addressing, among other issues, corporate governance, auditing and accounting, executive compensation and enhanced and timely disclosure of corporate information. The NASDAQ Capital Market has adopted corporate governance rules intended to allow shareholders to more easily and effectively monitor the performance of companies and directors. The principal provisions of the Sarbanes-Oxley Act, many of which have been interpreted through regulations released in 2003, provide for and include, among other things: (1) the creation of an independent accounting oversight board; (2) auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients; (3) additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer of a public company certify financial statements; (4) the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement; (5) an increase in the oversight of, and enhancement of certain requirements relating to, audit committees of public companies and how they will interact with First California’s independent auditors; (6) requirements that audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer; (7) requirements that companies disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the SEC) and if not discussed, why the audit committee does not have a financial expert; (8) expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods; (9) a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions on non-preferential terms and in compliance with other bank regulatory requirements; (10) disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code; (11) a range of enhanced penalties for fraud and other violations; and (12) expanded disclosure and certification relating to an issuer’s disclosure controls and procedures and internal controls over financial reporting.

As a result of the Sarbanes-Oxley Act, and its implementing regulations, FCB Bancorp and National Mercantile have incurred and First California will incur substantial cost to interpret and ensure compliance with the law and its regulations. First California, FCB Bancorp and National Mercantile cannot be certain of the effect, if any, of the foregoing legislation on their businesses. Future changes in the laws, regulation, or policies that impact First California, National Mercantile and FCB Bancorp cannot necessarily be predicted and may have a material effect on their respective business and earnings.

USA Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the Patriot Act, designed to deny terrorists and others the ability to obtain access to the United States financial system, has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act, as implemented by various federal regulatory agencies, requires financial institutions, including the Banks, to implement new policies and procedures or amend existing policies and procedures with respect to, among other matters, anti-money laundering, compliance, suspicious activity and currency transaction reporting and due diligence on customers.

The Patriot Act and its underlying regulations also permit information sharing for counter-terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, subject to certain conditions, and require the FRB, the OCC and other federal banking agencies to evaluate the effectiveness of an applicant in combating money laundering activities when considering applications filed under Section 3 of the BHCA or the Bank Merger Act. The Banks have augmented systems and procedures to accomplish this. FCB Bancorp and National Mercantile believe that the cost of compliance with the Patriot Act is not likely to be material to FCB Bancorp or National Mercantile.

Federal Deposit Insurance. Because of favorable loss experience and a healthy reserve ratio in the insurance fund of the FDIC, well-capitalized and well-managed banks, including the Banks, have in recent years paid either no premiums or minimal premiums for FDIC insurance. While FCB Bancorp and National Mercantile have no expectation of increased premiums, the amount of any future premiums will depend on the loss experience, legislation or regulatory initiatives and other factors, none of which First California, FCB Bancorp or National Mercantile are in position to predict at this time.

On February 8, 2006, President Bush signed into law The Federal Deposit Insurance Reform Act of 2005, or the FDI Reform Act. The FDI Reform Act represents the most significant reform in the deposit insurance system in decades. The FDI Reform Act (i) has resulted in the merger of insurance funds for banks and thrifts, (ii) will index the $100,000 insurance level to reflect inflation (the first adjustment for inflation will be effective January 1, 2011 and thereafter adjustments will occur every 5 years), (iii) will increase deposit insurance coverage for retirement accounts to $250,000, which will also be subject to the every five years adjustment process, (iv) will offer credits to banks that historically have capitalized the FDIC which can be used to offset premiums otherwise due (this addresses the fact that institutions that have grown rapidly have not had to pay deposit premiums), (v) will impose a cap on the level of the deposit insurance fund and provide for dividends when the fund grows beyond a specified threshold, (vi) will adopt the historical basis concept for distributing the aforementioned one-time credit and dividends (each bank’s historical basis will be determined by a formula that involves looking back to the institution’s assessment base in 1996 and adding premiums paid since that time) and (vii) authorized revisions to the current risk-based system for assessing premiums. Final rules are scheduled to become effective by no later than November 5, 2006.

While the FDI Reform Act assumes continuation of the FDIC’s current system for calculating an institution’s assessment based on (i) the probability the institution will cause the insurance fund to incur a loss, (ii) the likely amount of any such loss, and (iii) the revenue needs of the insurance fund, the amount of future premiums and assessment rates that the Bank will have to pay into the DIF will depend on the final regulations to be adopted by the FDIC. While First California, National Mercantile and FCB Bancorp cannot make final determination of the impact of the FDI Reform Act until the implementing regulations are finalized, they currently believe that the implementation of the FDI Reform Act will not have a material effect on their respective business and earnings.

Community Reinvestment Act. The Community Reinvestment Act, or CRA, generally requires insured depository institutions to identify the communities they serve and to make loans and investments and provide services that meet the credit needs of these communities. Furthermore, the CRA requires FRB, the OCC or other federal bank regulatory agencies to evaluate the performance of each of the Banks in helping to meet the credit needs of their communities. As a part of the CRA program, the Banks are subject to periodic examinations by the FRB, OCC or other federal bank regulatory agencies, respectively, and must maintain comprehensive records of their CRA activities for this purpose. During these examinations, the FRB, OCC and other federal bank regulatory agencies rate such institutions’ compliance with CRA as “Outstanding,” “Satisfactory,” “Needs to Improve” or “Substantial Noncompliance.” Failure of an institution to receive at least a “Satisfactory” rating could inhibit such institution or its holding company from undertaking certain activities. The FRB, OCC and other federal bank regulatory agencies must take into account the record of performance of banks in meeting the credit needs of the entire community served, including low- and moderate-income neighborhoods. Each of the Banks has a CRA rating of “Satisfactory” as of their most recent examinations.

Customer Information Security. The FRB, the OCC, the FDIC and other bank regulatory agencies have adopted final guidelines, or the Guidelines, for safeguarding confidential, personal customer information. The Guidelines require each financial institution, under the supervision and ongoing oversight of its board of directors or an appropriate committee thereof, to create, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, protect against any anticipated threats or hazard to the security or integrity of such information and protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. The Banks have adopted customer information security programs which are intended to comply with such requirements.

Privacy. The Gramm-Leach-Bliley Act of 1999, or GLBA, requires financial institutions to implement policies and procedures regarding the disclosure of nonpublic personal information about consumers to non-affiliated third parties. In general, the statute requires explanations to consumers on policies and procedures regarding the disclosure of such nonpublic personal information, and, except as otherwise required by law, prohibits disclosing such information except as provided in policies and procedures. Certain state statutes that affect the Banks impose parallel or more extensive privacy restrictions. The Banks have implemented privacy policies addressing these restrictions which are distributed regularly to all existing and new customers.

DISSENTERS’ RIGHTS FOR NATIONAL MERCANTILE AND FCB BANCORP SHAREHOLDERS

Shareholders of each of National Mercantile and FCB Bancorp are entitled to dissenters’ rights in connection with the applicable merger. The procedures for shareholders to obtain dissenters’ rights are set forth in Chapter 13 of the California General Corporation Law, or the CGCL. The information set forth below is a general summary of Chapter 13 dissenters’ rights as they apply to shareholders of National Mercantile and FCB Bancorp. This summary is not a complete discussion of Chapter 13 and is qualified in its entirety by reference to Chapter 13, which is attached as Appendix D. Any shareholder of National Mercantile or FCB Bancorp wishing to exercise dissenters’ rights or wishing to preserve the right to do so should carefully read Appendix D and must follow exactly the required procedures set forth in Chapter 13 of the CGCL or any dissenters’ rights may be lost.

If the mergers are consummated and a National Mercantile or FCB Bancorp shareholder elects to exercise dissenters’ rights by complying with the procedures set forth in Chapter 13, that shareholder will be entitled to receive an amount equal to the fair market value of such shareholder’s shares. Chapter 13 provides that fair market value shall be determined as of June 14, 2006, the business day before the public announcement of the mergers. National Mercantile and FCB Bancorp believe the fair market value of their common stock is equal to $14.85 and $20.05, respectively, as of June 14, 2006, which is the average of the high and low sales prices of their respective stock as of that date.

National Mercantile and FCB Bancorp shareholders must satisfy the requirements set forth in Chapter 13 of the CGCL, including those discussed in this section, for such shareholder’s shares to be considered dissenting shares under California law. Shares of National Mercantile and FCB Bancorp stock must be purchased by National Mercantile and FCB Bancorp, respectively, from a dissenting shareholder of the respective company if all applicable requirements are met.

National Mercantile and FCB Bancorp are required to purchase shares from a dissenting shareholder only if the following conditions exist:

•	The shareholder must have shares of the respective company’s stock outstanding as of the record date of the respective company’s shareholder’s meeting;

•	The shareholder must not vote the shares in favor of the principal terms of the merger agreement. It is not sufficient to abstain from voting; and

•	If the shareholder voted against the principal terms of the merger agreement and wishes to have shares purchased that were so voted, the shareholder must make a written demand to have National Mercantile or FCB Bancorp, as the case may be, purchase those shares for cash at their fair market value. The demand must include the information specified below and must be received by National Mercantile or FCB Bancorp, as the case may be, or their respective transfer agents within 30 days after the date on which notice of approval of the mergers by the applicable shareholders was mailed to the shareholder.

If a shareholder returns a proxy without voting instructions or with instructions to vote “FOR” the proposal to approve the principal terms of the merger agreement, such shareholder’s shares will automatically be voted in favor of the approval of the principal terms of the merger agreement and the shareholder will lose his or her dissenters’ rights.

If the principal terms of the merger agreement are approved by the National Mercantile and FCB Bancorp shareholders, respectively, each of National Mercantile and FCB Bancorp will have 10 days after the approval to mail those shareholders who voted against the proposal and who made a timely demand for purchase, written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, National Mercantile and FCB Bancorp must state the price it determines represents the fair market value of the dissenting shares. This notice will constitute an offer by National Mercantile and FCB Bancorp to purchase the dissenting shares at the price stated. Additionally, National Mercantile and FCB Bancorp must set forth in the respective approval notice a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters’ rights.

A written demand is essential for dissenters’ rights. Chapter 13 requires shareholders to specify in the written demand the number and class of shares held of record which the shareholders are demanding National Mercantile or FCB Bancorp, respectively, to purchase. In the written demand, shareholders must also include a statement of the figure claimed to be the fair market value of those shares as of the business day before the terms of the mergers were first announced, excluding any appreciation or depreciation because of the proposed mergers. It is National Mercantile’s and FCB Bancorp’s respective position that this day is June 14, 2006. A shareholder may take the position in the written demand that a different date is applicable. This demand constitutes an offer by the shareholder to sell the dissenting shares at the price stated.

In addition to the requirements of the provisions of Chapter 13 of the CGCL described herein, it is recommended that shareholders comply with the following conditions to ensure that the demand is properly executed and delivered:

•	The demand should be sent by registered or certified mail, return receipt requested;

•	The demand should be signed by the shareholder of record, or his or her duly authorized representative, exactly as his or her name appears on the stock certificates evidencing the shares;

•	A demand for the purchase of the shares jointly owned by more than one person should identify and be signed by all such holders;

•	Any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and, if National Mercantile or FCB Bancorp so requests, furnish written proof of his or her capacity and authority to sign the demand; and

•	A shareholder may not withdraw a demand for payment without the consent of National Mercantile or FCB Bancorp, as the case may be.

Under California law, a demand by a shareholder is not effective for any purpose unless it is received by National Mercantile or FCB Bancorp, as the case may be, or their respective transfer agents, within 30 days after the date on which notice of approval of the mergers by the applicable shareholders was mailed to the shareholder.

Within 30 days after the date on which National Mercantile and FCB Bancorp mails the respective notices of the approval of the principal terms of the merger agreement, dissenting shareholders must also submit the certificates representing the dissenting shares to National Mercantile or FCB Bancorp, as the case may be, at the respective office they designate in the notice of approval. National Mercantile and FCB Bancorp will stamp or endorse the respective certificates with a statement that the shares are dissenting shares or National Mercantile and FCB Bancorp will exchange the respective certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of National Mercantile or FCB Bancorp common stock, respectively, before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

If National Mercantile or FCB Bancorp and a dissenting shareholder agree, respectively, that the surrendered shares are dissenting shares and agree upon the price of the shares, the shareholder is entitled to receive the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement between National Mercantile or FCB Bancorp and the dissenting shareholder, as the case may be. Each of National Mercantile and FCB Bancorp will pay the fair value of the respective dissenting shares within 30 days after National Mercantile or FCB Bancorp, respectively, and a dissenting shareholder agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the mergers have been satisfied, whichever is later. National Mercantile’s or FCB Bancorp’s respective duty to pay is subject to the shareholder surrendering the certificates and is also subject to the restrictions imposed under California law on the ability of National Mercantile or FCB Bancorp, as the case may be, to purchase its outstanding shares.

If each of National Mercantile or FCB Bancorp denies that the shares surrendered are dissenting shares, or each of National Mercantile or FCB Bancorp and a dissenting shareholder fail to agree upon the fair market value of such shares, then the shareholder may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations. In the alternative, the shareholder may intervene in any pending action brought by any other dissenting shareholder. If the shareholder fails to file such a complaint or fail to intervene in a pending action within the specified six-month period, dissenters’ rights will be lost. If the fair market value of the respective dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, National Mercantile or FCB Bancorp, respectively, will be required to pay such costs.

This summary has already described certain situations where shareholders of National Mercantile or FCB Bancorp will cease to have dissenters’ appraisal rights. In addition to the situations described above, a shareholder will cease to have dissenters’ appraisal rights if:

•	National Mercantile or FCB Bancorp abandon the mergers, in which case they will pay any respective dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys’ fees incurred in such proceedings; or

•	A shareholder withdraws demand for the purchase of the dissenting shares with the consent of National Mercantile or FCB Bancorp, respectively.

For National Mercantile shareholders, any demands, notices, certificates or other documents required to be delivered to National Mercantile may be sent to:

Corporate Secretary

National Mercantile Bancorp

1880 Century Park East.

Los Angeles, California 90067.

For FCB Bancorp shareholders, any demands, notices, certificates or other documents required to be delivered to FCB Bancorp may be sent to:

Corporate Secretary

FCB Bancorp

1100 Paseo Camarillo

Camarillo, CA 93010.

DESCRIPTION OF FIRST CALIFORNIA CAPITAL STOCK

The following is a summary of the material terms of the capital stock of First California. Because it is only a summary, it is not meant to be complete and does not contain all of the information that may be important to you. Accordingly, for a complete description of the rights and preferences of First California’s capital stock, you should carefully read the full copies of First California’s proposed certificate of incorporation attached as Exhibit A to the merger agreement (which in turn is attached as Appendix A to this joint proxy statement-prospectus) and bylaws which have been filed as an exhibit to the registration statement of which this joint proxy statement-prospectus is a part and the applicable provisions of the Delaware General Corporation Law.

If the principal terms of the merger agreement are approved at the special meeting of National Mercantile shareholders and at the special meeting of FCB Bancorp shareholders:

•	National Mercantile’s shareholders, whose rights are currently governed by California law and National Mercantile’s articles of incorporation and bylaws, will become stockholders of First California, a Delaware corporation, pursuant to the reincorporation merger followed immediately by the merger of FCB Bancorp with and into First California.

•	FCB Bancorp’s shareholders whose rights are currently governed by California law and FCB Bancorp’s articles of incorporation and bylaws, will become stockholders of First California, a Delaware corporation.

Accordingly, following completion of the mergers, the rights of First California’s stockholders will be governed by Delaware law and First California’s certificate of incorporation and bylaws.

Upon the completion of the mergers, First California’s certificate of incorporation will be amended in the form attached as an exhibit to the merger agreement. Any description involving First California’s certificate of incorporation in this joint proxy statement-prospectus refers to its amended and restated certificate of incorporation and not to the certificate of incorporation currently in effect.

For more information on certain differences in the rights of shareholders that arise from distinctions between California law and Delaware law, as well as from differences between National Mercantile’s articles of incorporation and bylaws, FCB Bancorp’s articles of incorporation and bylaws and the proposed certificate of incorporation and bylaws for First California, see “Comparison of Rights of Holders of Common Stock of National Mercantile, First California and FCB Bancorp”.

Authorized Capital Stock

Under First California’s certificate of incorporation, the authorized capital stock of First California is [            ] shares, consisting of [            ] shares of common stock, no par value, and [            ] shares of preferred stock, no par value, as of the effective time of the mergers.

First California Common Stock

In connection with the reincorporation merger, each share of National Mercantile common stock outstanding immediately prior to the reincorporation merger effective time will be automatically converted into one share of First California common stock. As of the close of business on June 30, 2006, there were 5,543,891 shares of National Mercantile common stock outstanding.

In connection with the primary merger, each share of FCB Bancorp common stock will be automatically converted into 1.7904 shares of First California common stock. As of the close of business on June 30, 2006, there were 3,277,807 shares of FCB Bancorp common stock outstanding.

The holders of First California common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders except with respect to votes in elections of directors for which they are authorized to use cumulative voting. Cumulative voting for directors entitles the stockholder to cast a number of votes equivalent to their total shares of common stock owned multiplied by the number of directors to be elected. The stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit. Holders of First California common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of First California’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all First California’s assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of First California common stock have no preemptive or other subscription or conversion rights.

The transfer agent and registrar for First California’s common stock is expected to be U.S. Stock Transfer Corporation.

First California Preferred Stock

First California’s certificate of incorporation authorizes First California’s board of directors to issue up to [            ] shares of preferred stock without any vote or action by First California stockholders. First California’s board of directors may issue preferred stock in one or more series and determine the rights, preferences, powers and restrictions granted or imposed upon any series of preferred stock, and the number of shares constituting each series. The preferred stock that can be authorized by First California’s board of directors could have preference over First California common stock with respect to dividends and other distributions and upon First California’s liquidations.

Series A Preferred Stock

The First California board of directors has authorized a series of preferred stock designated as series A convertible perpetual preferred stock comprised of 1,000 shares. In addition to the rights granted under the Delaware General Corporations Law, the series A convertible perpetual preferred stock has the following rights, preferences and privileges:

Dividends: Except with respect to their liquidation preference, the holders of series A preferred stock shall not be entitled to receive any dividends.

Voting Rights: The holders of series A preferred stock do not have the right to vote on any matter submitted to the stockholders except:

•	authorizing, creating or issuing any additional shares of series A preferred stock or shares of any class or series of stock having any preference or priority superior to or on parity with the series A preferred stock with respect to the payment of distribution of assets upon the dissolution or liquidation, voluntary or involuntary, of First California;

•	declaring or paying any dividend on its common stock or on any other class or series of capital stock of First California ranking junior to the series A preferred stock;

•	repurchase, redeem or otherwise acquire for any consideration any share of its common stock or shares of any other class or series of capital stock of First California ranking junior to the series A preferred stock; or

•	amending, altering or repealing any provisions of the amended and restated certificate of incorporation of First California, amending, altering or repealing any provisions of certificate of rights, preferences and privileges of series A convertible perpetual preferred stock, or adopting, amending, altering, or repealing any certificate of determination of rights and preferences with respect to any class or series of capital stock, in each case, so as to adversely affect the rights, preferences and privileges relating to series A preferred stock or the holders thereof or waive any of the rights granted to the holders of the series A preferred stock hereby.

Liquidation Preference: Holder of series A preferred stock are entitled to receive out of the assets of First California, in the event of an involuntary or voluntary liquidation or dissolution of it, an amount per share of series A preferred stock equal to the sum of $1,000 (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected and relating to the series A preferred stock) plus an amount (calculated on the basis of the 365-day year and actual days elapsed to payment) equal to 8.5% per annum of the $1,000 (which amount may be adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected), which shall accrue commencing with December 10, 2001.

Redemption: First California, in its sole option, may redeem all shares of series A preferred stock, at any time, from funds legally available therefor at the liquidation preference amount as of the date of redemption. In the event that First California elects to redeem any shares of series A preferred stock, it must redeem all of the outstanding shares of series A preferred stock.

Conversion Right: Under certain circumstances, the holders of series A preferred stock have the right, exercisable at the option of the holder, to convert some or all of such holder’s shares of series A preferred stock in common stock at the conversion price in effect at the time of conversion. The initial conversion price is $5.63 per share of common stock, to be adjusted from time to time in certain instances.

COMPARISON OF RIGHTS OF HOLDERS OF COMMON STOCK OF NATIONAL MERCANTILE, FIRST CALIFORNIA AND FCB BANCORP

General

National Mercantile is a California corporation and, accordingly, the rights of shareholders of National Mercantile are governed by the California General Corporation Law, or the CGCL, as well as the articles of incorporation and bylaws of National Mercantile. First California is a Delaware corporation, and its stockholders’ rights are governed by the Delaware General Corporation Law, or the DGCL, and its certificate of incorporation and bylaws. As a result of the reincorporation merger of National Mercantile with and into First California, the National Mercantile shareholders will become stockholders of First California. There are certain differences between the articles and bylaws of National Mercantile and First California. Furthermore, California law and Delaware law differ in many respects.

FCB Bancorp is a California corporation and, accordingly, the rights of shareholders of FCB Bancorp are governed by the CGCL, as well as the articles of incorporation and bylaws of FCB Bancorp. As a result of the primary merger of FCB Bancorp with and into First California, the FCB Bancorp shareholders will become stockholders of First California. There are certain differences between the articles and bylaws of FCB Bancorp and First California, and California law and Delaware law differ in many respects.

It is not practical to summarize all of the differences that could materially affect the rights of National Mercantile shareholders and FCB Bancorp shareholders as holders of shares of First California common stock following the reincorporation and primary mergers. The summary contained below describes some of the significant differences but is not intended to be complete and is qualified by reference to the CGCL and the DGCL and the charter documents of National Mercantile, FCB Bancorp and First California.

Size of Board of Directors

Under the CGCL, although changes in the number of directors must in general be approved by the shareholders, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if the stated range has been approved by the shareholders.

National Mercantile’s bylaws provide that the number of directors shall be not less than 6 nor more than 11 until changed by amendment according to the articles of incorporation and the bylaws. The exact number of directors is determined by resolutions by the board of directors or the shareholders in accordance with the articles of incorporation; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than 5 cannot be adopted if the votes cast against its approval at a shareholder meeting are equal to more than 16 2/3% of the outstanding shares entitled to vote. There are currently 9 directors serving on the board.

FCB Bancorp’s bylaws provide that the number of directors shall be not less than 5 nor more than 7, and the exact number can be changed by resolution of the board of directors or the shareholders. The minimum and maximum number of directors can be changed by amendment of the articles of incorporation or by the bylaws adopted by the vote or written consent of the holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than 5 cannot be adopted if the votes cast against its approval at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than 16 2/3% of the outstanding shares entitled to vote thereon. There are currently 6 directors serving on the board.

The DGCL permits the board of directors to change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the certificate of incorporation. First California’s bylaws provide that the authorized number of directors of the corporation shall be from 7 to 13 members to be determined from time to time by the board of directors. In the event that the board of directors has made no determination at any time from and after the primary merger, then the number of directors shall be 10.

Cumulative Voting

Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder’s name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many of the candidates as the shareholder desires. The candidates who receive the highest number of votes are elected, up to the total number of directors to be elected. In general, cumulative voting may help groups of minority shareholders elect some candidates to the board.

The CGCL provides that any shareholder is entitled to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so, except that a “listed” corporation may eliminate cumulative voting with shareholder approval. A “listed” corporation, as defined by the CGCL, has outstanding shares on the New York Stock Exchange or the American Stock Exchange or has outstanding securities listed on the National Market System of the Nasdaq Stock Market (or any successor to that entity). In addition, the CGCL provides for cumulative voting for directors, unless the corporation’s articles or bylaws provide otherwise. Both National Mercantile’s and FCB Bancorp’s articles and bylaws do not provide otherwise, consequently, both National Mercantile and FCB Bancorp shareholders are entitled to cumulate their votes for the election of directors.

Under the DGCL, cumulative voting in the election of directors is not mandatory, and for cumulative voting to be effective it must be expressly provided for in the certificate of incorporation. First California’s amended and restated certificate of incorporation expressly provides that stockholders of the corporation have the right to cumulate their votes for the election of directors. This right may be modified or eliminated by amendment to the certificate of incorporation.

Classified Board of Directors

A classified board of directors allows the directors to have longer terms that overlap with other board members. Consequently, the composition of the board takes a substantial amount of time to change, and a change in control cannot occur as quickly.

The CGCL provides that a “listed” corporation may have a classified board divided into two or three classes to serve for terms of two or three years respectively.

National Mercantile does not currently have a classified board of directors. National Mercantile’s bylaws currently provide that directors be elected at each annual meeting of shareholders, but if any such annual meeting is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of shareholders held for that purpose. Each director shall hold office until the next annual meeting and until a successor has been duly elected and qualified.

FCB Bancorp does not currently have a classified board of directors. FCB Bancorp’s bylaws currently provide that directors be elected at each annual meeting of shareholders and serve until the next annual meeting of shareholders and until their successors are duly elected and qualified except in the case of the resignation or removal of such director.

The DGCL provides that a corporation may have a classified board divided into two or three classes to serve for terms of two or three years respectively. First California does not currently have a classified board of directors. First California’s bylaws currently provide that directors be elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders and until their successors are duly elected and qualified, except in the case of the resignation or removal of such director.

Removal of Directors

Under the CGCL, any director or the entire board of directors may be removed without cause, if the removal is approved by the majority of the outstanding shares entitled to vote. However, the CGCL further provides that, with respect to directors of corporations not having classified boards of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected. National Mercantile and FCB Bancorp do not currently have classified boards.

Under the DGCL, a director of a corporation that does not have a classified board of directors may be removed without cause by a majority stockholder vote. Directors of a corporation with a classified board of directors can be removed only for cause unless the certificate of incorporation otherwise provides. First California’s certificate of incorporation provides that removal of directors is governed by the provisions of the bylaws. First California’s bylaws state that any director or the entire board of directors may be removed, with or with out cause, by the holders of a majority of the shares then entitled to vote at an election of directors; except that, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such directors removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

Vacancies on the Board

The CGCL provides that, unless the corporation’s articles or bylaws provide otherwise, vacancies (other than those created by removal) may be filled by approval of the board of directors, or if the number of directors then in office is less than a quorum, by: (1) the unanimous written consent of the directors then in office; (2) the affirmative vote of a majority of directors then in office at a duly called meeting; or (3) the sole remaining director. Unless the corporation’s articles or a bylaw provision adopted by the corporation’s shareholders provide that the board of directors may fill vacancies on the board resulting from the removal of directors, such vacancies must be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). The CGCL permits shareholders to elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent (other than to fill a vacancy created by removal, which requires the unanimous consent of all shares entitled to vote) requires the consent of a majority of the outstanding shares entitled to vote. The CGCL further provides that if, after the filling of any vacancy by the directors, the directors then in office who were elected by the shareholders constitute less than a majority of the directors then in office, then: (a) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of the shareholders; or (b) upon the application of such holder or holders, the superior court of the proper county will order a special meeting of shareholders to elect the entire board of directors.

Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws and unless the certificate of incorporation directs that a particular class is to elect the director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. First California’s bylaws provide that vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.

Indemnification and Limitation of Liability

The CGCL and the DGCL contain similar provisions and limitations on indemnification by a corporation of its officers, directors, employees and other agents. Both California law and Delaware law also permit a corporation to adopt a provision in its charter eliminating the liability of a director to the corporation or the holders of its capital stock for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including intentional misconduct and breach of the duty of loyalty.

The CGCL does not permit the elimination of monetary damages where such liability is based on: (1) intentional misconduct or knowing and culpable violation of law; (2) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on part of the director; (3) receipt of an improper personal benefit; (4) acts or omissions that show reckless disregard for the director’s duty to the corporation or its shareholders, where the director in the ordinary course of performing a director’s duties should be aware of a risk of serious injury to the corporation or its shareholders; (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation and its shareholders; (6) transactions between the corporation and a director who has a material financial interest in such transaction; or (7) liability for improper distributions, loans or guarantees.

National Mercantile’s articles of incorporation eliminate the liability of the directors for monetary damages to the fullest extent permissible under California law. In addition, National Mercantile’s bylaws provide that it may indemnify any employee, officer, or other agent for liabilities arising in actions by third parties by reason of the fact that such person is or was an employee, officer, or other agent of National Mercantile if such person acted in good faith and in a manner that such person believed was in the best interest of National Mercantile and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of such person was unlawful. Furthermore, except where the case is settled or the relevant individual is adjudged to be liable to National Mercantile, National Mercantile may indemnify any employee, officer, or other agent who is, or is threatened to be made, a party to actions by or in the right of National Mercantile for expenses actually and reasonably incurred in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be in the best interest of National Mercantile, and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances.

FCB Bancorp’s articles of incorporation eliminate the liability of the directors for monetary damages to the fullest extent permissible under California law. In addition, FCB Bancorp’s bylaws provide that FCB Bancorp shall indemnify each director against liabilities reasonably incurred in connection with any proceeding arising due to the fact such person is or was a director of FCB Bancorp. FCB Bancorp may also indemnify to the extent permitted by law any employee, officer, or agent for liabilities arising due to the fact that such person is or was an employee, officer, or agent of FCB Bancorp.

First California’s articles of incorporation eliminate the liability of directors to First California or its stockholders for monetary damages for breaches of fiduciary duties to the extent permitted under the DGCL. Additionally, the First California bylaws provide for the indemnification to the full extent permitted by law of any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of First California or serves or served at the request of First California any other enterprise as a director, officer or employee. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by First California promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by First California. No amendment of the bylaws with respect to the foregoing indemnification rights shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

Special Meetings

Under the CGCL, the board of directors, the Chair of the Board, the President, the holders of shares entitled to cast not less than 10% of the votes at a meeting, and such additional persons as are specified in the corporation’s articles or bylaws have the authority to call special meetings of shareholders.

National Mercantile’s and FCB Bancorp’s articles and bylaws do not specify any other authorized persons to call a special meeting of shareholders.

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. First California’s bylaws provide that special meetings of stockholders may be called at any time by the Chairman of the Board, the Vice Chairman of the Board, the President or the board of directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting. In addition, a special meeting of stockholders shall be called by the corporate secretary upon the written request, stating the purpose of the meeting, of stockholders who together own a majority of the outstanding shares of each class of stock entitled to vote at such meeting.

Nominations and Proposals by Holders of Common Stock

National Mercantile’s bylaws provide that shareholder nominations for election of directors must be made in writing and received by the President no more than 60 days prior to any meeting of shareholders called for the election of directors or 10 days after the date the notice of such meeting is sent to shareholders.

FCB Bancorp’s bylaws provide that shareholder nominations for election of directors must be made in writing and delivered to the President by the later of the close of business 21 days prior to any meeting of shareholders called for the election of directors or 7 days after the date of mailing of notice of the meeting to shareholders.

First California’s bylaws provide that stockholders who desire to nominate any person as a candidate for election to the board of directors or submit any other stockholder proposal must send a written notice to the corporate secretary of such nomination or proposal that will also contain certain additional information required by the bylaws. The relevant stockholder notice must be delivered to the Secretary of the Corporation (1) in the case of the first annual meeting, not before January 15, 2007 and not after February 15, 2007 and (2) thereafter not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. First California’s bylaws provide that any matter may be considered that is properly brought before a special or annual meeting of stockholders.

Inspection of Lists of Holders of Common Stock

Both the CGCL and the DGCL allow any shareholder to inspect the shareholders’ list for a purpose reasonably related to such person’s interest as a shareholder. The CGCL provides an absolute right of inspection of a corporation’s list of shareholders to any shareholder or shareholders holding at least 5% of the voting stock or a shareholder or shareholders holding at least 1% of the voting stock who have filed a Schedule 14B with the Securities and Exchange Commission. Schedule 14B is filed in connection with certain proxy contests relating to the election of directors.

National Mercantile’s and FCB Bancorp’s bylaws grant an absolute right to inspect and copy its list of shareholders to any shareholder given such an absolute right under the CGCL. Both companies’ bylaws provide that the record of shareholders must be open to inspection and copying by any shareholder with a purpose reasonably related to the holder’s interest as a shareholder.

The DGCL does not allow for any absolute right of inspection. Delaware law provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten-day period preceding a stockholders’ meeting for any purpose germane to the meeting. However, the DGCL contains no provisions comparable to the absolute right of inspection provided by the CGCL to certain shareholders. First California’s bylaws provide that the corporate secretary must prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting. This list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting. The list will also be available for inspection by any stockholder present at the relevant stockholder meeting.

Dividends

Under the CGCL, a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution. The CGCL further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if:

•	the retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or

•	immediately after giving effect to the dividend, the sum of the assets would be at least equal to 125% of the liabilities, or, if the average of the earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense for the two preceding fiscal years, the current assets would be at least equal to 125% of the current liabilities.

National Mercantile’s articles of incorporation provide that unless otherwise prohibited by law, in the event of an involuntary or voluntary liquidation or dissolution of National Mercantile, the series A preferred stock shall be entitled to receive a non-cumulative cash dividend.

FCB Bancorp’s articles of incorporation provide that, in addition to the limitations of applicable law, dividends on its common stock will be distributed only upon the satisfaction of the requirements with respect to preferential dividends on all classes of stock so entitled and the satisfaction of requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock.

The DGCL recognizes the concept of par value, capital and surplus. Delaware law permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of its surplus or, if there is no surplus, out of next profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The ability of a Delaware corporation to pay dividends on its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value. First California’s certificate of incorporation provides that except in the event of a voluntary or involuntary liquidation or dissolution of First California, the series A preferred stock shall not be entitled to receive any dividend. Furthermore, First California shall not, without the affirmative vote or written consent of the majority of the then outstanding shares of series A preferred stock, declare or pay any dividend on its common stock or any other class or series of stock ranking junior to the series A preferred stock.

Amendment of the Articles or Certificate of Incorporation

Under the CGCL, an amendment to the articles of incorporation requires the approval of the corporation’s board of directors and a majority of the outstanding shares entitled to vote, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles.

National Mercantile’s articles of incorporation require an affirmative vote of shareholders of not less than two-thirds of the total voting power of all outstanding shares to amend or repeal Articles IV (number of authorized shares), V (elections must be by written ballot), VI (two-thirds shareholder vote required for certain mergers, consolidations or asset sales with certain related parties), VII (actions by shareholders must be at annual or special meetings) and VIII (supermajority vote required to change authorized number of directors, other than within previously approved ranges).

The FCB Bancorp articles of incorporation do not contain any supermajority provisions for amendment.

Under the DGCL, an amendment to the certificate of incorporation requires the approval of the corporation’s board of directors and a majority of the outstanding shares. First California’s certificate of incorporation requires an affirmative vote of 2/3 of the directors and 2/3 of the voting power of all outstanding shares of First California to amend, modify or repeal Article VII of the certificate, which relates to the composition of the board of directors. None of the other provisions of First California’s certificate require a supermajority vote for amendments.

Amendment of Bylaws

Under the CGCL, a corporation’s bylaws may be adopted, amended or repealed by either the board of directors or the shareholders of the corporation.

National Mercantile’s bylaws provide that they may be altered, amended or repealed by the board of directors or the affirmative vote of the holders of a majority of the outstanding shares of voting stock; provided, however, that the bylaws require an affirmative vote of the shareholders of not less than 2/3 of the total voting power of all outstanding shares of the voting stock to alter the fixed number of directors or the maximum or minimum number of directors or change from a fixed to a variable board or vice versa. Furthermore, National Mercantile’s bylaws require that an amendment to the bylaws reducing the fixed number or the minimum number of directors to a number less than 5 cannot be adopted if the votes cast against its approval at a meeting are equal to more than 16 2/3% of the shares entitled to vote.

FCB Bancorp’s bylaws provide that, other than bylaws dealing with changing the authorized number of directors (if the articles of incorporation set the authorized number of directors, only an amendment to the articles of incorporation may alter this number), they may be adopted, amended or repealed by the board of directors or by the written consent or vote of holders of a majority of the outstanding shares entitled to vote. In addition, FCB Bancorp’s bylaws require that an amendment to the bylaws reducing the fixed number or the minimum number of directors to a number less than 5 cannot be adopted if the votes cast against its approval at a meeting or the shares not consenting in the case of an action by written consent are equal to more than 16 2/3% of the shares entitled to vote.

Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws is entirely with the stockholders of the corporation. However, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors of the corporation. First California’s articles of incorporation and bylaws expressly provide that the board of directors of First California has the power and authority to make, alter, amend, change, add to or repeal the bylaws of First California.

Consent in Lieu of Meeting

The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Except as discussed above with respect to filling vacancies on the board of directors, the CGCL does not permit shareholders to elect directors by written consent except by the unanimous written consent of all shares entitled to vote in the election of directors.

FCB Bancorp’s articles of incorporation do not prohibit the use of a written consent in lieu of a meeting of shareholders as permitted by the CGCL and described above. The National Mercantile’s articles of incorporation do not allow shareholder action by written consent.

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a written consent to the action shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. Additionally, unless the certificate of incorporation provides otherwise, stockholders may act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be held in lieu of an annual meeting only if all of the directorships to which directors could be elected at an annual meeting are vacant and are filled by such action. First California’s certificate of incorporation provides that no action that is required or permitted to be taken by the stockholders of First California at any annual or special meeting of the stockholders may be taken without a meeting and that the power of stockholders to act by written consent in lieu of a meeting is specifically denied.

Dissenters’ Rights

Under the CGCL and DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters’ rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder (as determined by a court or by agreement of the corporation and the shareholder) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Under the CGCL, shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have dissenters’ rights unless the holders of at least 5% of the class of outstanding shares claim the right. Additionally, dissenters’ rights are unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to a reorganization will own (immediately after the reorganization) more than 5/6 of the voting power of the surviving or acquiring corporation or its parent. Under California law, a shareholder attempting to assert dissenters’ rights must hold capital stock that satisfies each of the following requirements: (1) the shares must have been outstanding on the company’s record date; (2) the shares must not have been voted in favor of the merger; (3) the holder of such shares must make a written demand that the company repurchase such shares of capital stock at fair market value; and (4) the holder of such shares must submit certificates for endorsement. A vote by proxy or in person against the merger does not in and of itself constitute a demand for appraisal under California law. California law generally affords dissenters’ rights in reorganizations that are structured as sales of assets.

The limitations on the availability of dissenters’ rights under Delaware law are different from those under California law. Under Delaware law, dissenters’ rights are not available to (1) stockholders with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders; or (2) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the principal terms of the merger agreement because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and certain other conditions are met. Delaware law also does not provide stockholders of a corporation with dissenters’ rights when the corporation acquires another business through the issuance of its stock (a) in exchange for the assets of the business to be acquired; (b) in exchange for the outstanding stock of the corporation to be acquired; or (c) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation. California law, by contrast, treats these kinds of acquisitions in the same manner as a direct merger of the acquiring corporation with the corporation to be acquired.

Business Combination Statutes

Section 203 of the DGCL makes it more difficult to effect certain transactions between a corporation and a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock, referred to as a 15% stockholder, at any time within the previous three years (excluding persons who became 15% stockholders by action of the corporation alone). For a period of three years following the date that a stockholder became a holder of 15% or more of the corporation’s outstanding voting stock, the following types of transactions between the corporation and the 15% stockholder are prohibited (unless certain conditions, described below, are met): (1) mergers or consolidations; (2) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation; (3) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the 15% stockholder’s proportionate share of the stock of any class or series of the corporation; (4) receipt by the 15% stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation; and (5) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the 15% stockholder. The three-year ban does not apply if either the proposed transactions or the transaction by which the 15% stockholder became a 15% stockholder is approved by the board of directors of the corporation prior to the date such stockholder became a 15% stockholder. Additionally, a 15% stockholder may avoid the statutory restriction if upon the consummation of the transaction whereby such stockholder became a 15% stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation’s officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and, at an annual or special meeting, by the holders of 66 2/3% of the voting stock not owned by the 15% stockholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 by providing in its certificate of incorporation or bylaws at any time that it is exempt from Section 203, provided that such a certificate or bylaws amendment cannot become effective for twelve months after such amendment is adopted. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not a 15% stockholder of the corporation (or who became such with board approval) if the proposed transaction involves (1) certain mergers or consolidations involving the corporation; (2) a sale or other transfer of over 50% of the aggregate assets of the corporation; or (3) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. First California’s certificate of incorporation and bylaws do not exempt the corporation from the coverage of Section 203. The application of Section 203 to First California confers upon the board of directors the power to reject a proposed business combination in certain circumstances, even though a potential acquirer may be offering a substantial premium for First California’s shares over the then-current market price.

The CGCL does not include a provision similar to Section 203 of the DGCL. However, the CGCL does provide that when prior to a merger one constituent corporation holds greater than 50% but less than 90% of the voting power of the other constituent corporation, the nonredeemable common equity securities of that corporation may be converted only into nonredeemable common stock in the surviving corporation, unless all of the shareholders consent. This provision restricts two-tier tender transactions.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma financial statements present financial data at and for the six months ended June 30, 2006 and for the year ended December 31, 2005 for National Mercantile and FCB Bancorp after giving effect to the mergers. The pro forma combined financial data depicts the proposed transaction under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America.

The pro forma financial statements combine the historical financial statements of National Mercantile and FCB Bancorp, reflecting the transaction as an acquisition of FCB Bancorp and as if it had been effective on June 30, 2006 with respect to the unaudited pro forma combined condensed balance sheet and as of the beginning of the period indicated with respect to the unaudited pro forma combined condensed statements of income.

National Mercantile and FCB Bancorp expect to incur reorganization and other transaction expenditures as a result of the proposed merger. The effect of the estimated reorganization and merger costs has been reflected in the unaudited pro forma combined condensed balance sheet. The companies also anticipate that the merger will provide the combined company with future financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, the pro forma financial information does not reflect such anticipated cost savings or benefits. Therefore, the pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the pro forma financial information does not attempt to show how the combined company would actually have performed had the companies been combined throughout the periods presented.

These unaudited pro forma combined condensed financial statements and the accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the audited and unaudited financial statements, including the accompanying notes, for both National Mercantile and FCB Bancorp appearing elsewhere in this proxy statement-prospectus. See “Index to Consolidated Financial Statements” at page F-1 of this joint proxy statement-prospectus.

The actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because, among other reasons, (i) changes may occur in the value of assets acquired or liabilities assumed between the date of the pro forma financial statements and the date on which the mergers take place; (ii) changes may occur in the operating results of the combining companies between the periods shown in the pro forma financial statements and the periods following the mergers; (iii) estimates and assumptions used in preparing the pro forma financial statements may be revised in the future as more information becomes available and after final analysis of the fair value of both tangible and intangible assets and liabilities, and (iv) adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based.

National Mercantile Bancorp and FCB Bancorp

Unaudited Pro Forma Combined Condensed Balance Sheet

(In thousands)

	As of June 30, 2006		Total Cost of FCB Bancorp (a)	Pro Forma Adjustments (b)	Resulting Pro Forma Combined
	National Mercantile Bancorp	FCB Bancorp
Assets
Cash and cash equivalents	$17,865	$24,212			$42,077
Investment securities	107,652	65,786			173,438
Loans, net of allowance	346,581	371,131		$(1,192)	716,520
Goodwill	3,225	16,835		28,560	48,620
Core deposit intangibles	1,295	575		14,995	16,865
Deferred tax asset (liability), net	4,198	758		(7,043)	(2,087)
Other assets	10,586	26,495		2,730	39,812

Total assets	$491,402	$505,792			$1,035,244

Liabilities
Deposits	$372,576	$395,335		$(1,068)	$766,843
Borrowings	57,250	51,300		(200)	108,350
Subordinated debentures	15,464	10,310		(321)	25,453
Other liabilities	7,076	1,401		500	8,977

Total liabilities	452,366	458,346			909,623

Shareholders’ equity	39,036	47,446	$(47,446)
			86,585		125,621

Total liabilities and shareholders’ equity	$491,402	$505,792			$1,035,244

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Information.

National Mercantile Bancorp and FCB Bancorp

Unaudited Pro Forma Combined Condensed Statement of Income

(In thousands, except per share and share data)

	For the Six Months Ended June 30, 2006		Pro Forma Adjustments		Pro Forma Results
	National Mercantile Bancorp	FCB Bancorp
Interest and fee income:
Loans and leases	$14,591	$14,151	$145	(a)	$28,887
Investment securities	2,304	1,361			3,665
Other	69	162			231

Total interest income	16,964	15,674			32,783

Interest expense:
Deposits	3,614	4,273			7,887
Borrowings	875	607	20	(c)	1,502
Subordinated debentures	793	308	35	(d)	1,136

Total interest expense	5,601	5,188			10,525

Net interest income	11,682	10,487			22,258
Provision for loan losses	72	153			225

Net interest income after provision	11,610	10,334			22,033

Noninterest income	(159)	1,054			895

Noninterest expenses:
Salaries and benefits	4,282	4,558	132	(e)	8,972
Premises and equipment	788	1,259	52	(f)	2,099
Other	2,481	2,230	937	(g)	5,648

Total noninterest expense	7,551	8,047			16,719

Income before income taxes	3,900	3,341			6,209
Income taxes	1,698	1,257	(427	)(h)	2,528

Net income	$2,202	$2,083			$3,681

Earnings per share:
Basic	$0.40	$0.64			$0.32
Fully Diluted	$0.37	$0.63			$0.31

Weighted average shares used in EPS computation:
Basic	5,530,479	3,277,807	(3,277,807)
			5,868,586	(i)	11,399,065
Diluted	6,019,060	3,298,000	(3,298,000)
			5,904,739	(j)	11,923,799

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Information.

National Mercantile Bancorp and FCB Bancorp

Unaudited Pro Forma Combined Condensed Statement of Income

(In thousands, except per share and share data)

	For the Year Ended December 31, 2005
	National Mercantile Bancorp	FCB Bancorp	Pro Forma Adjustments		Pro Forma Results
Interest and fee income:
Loans and leases	$24,039	$16,909	$290	(a)	$41,238
Investment securities	2,075	2,627			4,702
Other	151	178			329

Total interest income	26,265	19,714			46,269

Interest expense:
Deposits	3,485	3,278	1,068	(b)	7,831
Borrowings	412	1,199	180	(c)	1,791
Subordinated debentures	1,585	—	68	(d)	1,653

Total interest expense	5,482	4,477			11,275

Net interest income	20,783	15,237			34,994
Provision for loan losses	(84)	488			404

Net interest income after provision	20,867	14,749			34,590

Noninterest income	1,118	1,995			3,113

Noninterest expenses:
Salaries and benefits	7,788	6,693	264	(e)	14,745
Premises and equipment	1,503	1,832	104	(f)	3,439
Other	5,085	3,028	1,874	(g)	9,987

Total noninterest expense	14,376	11,553			28,171

Income before income taxes	7,609	5,191			9,532
Income taxes	3,159	1,967	(1,362	)(h)	3,772

Net income	$4,450	$3,224			$5,760

Earnings per share:
Basic	$0.96	$1.31			$0.64
Fully Diluted	$0.75	$1.30			$0.56

Weighted average shares used in EPS computation:
Basic	4,630,186	2,467,000	(2,467,000	)(i)
			4,416,917	(i)	9,047,103
Diluted	5,897,758	2,488,447	(2,488,447	)(j)
			4,455,316	(j)	10,353,074

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Information.

NOTES TO THE UNAUDITED PRO FORMA

COMBINED CONSOLIDATED FINANCIAL INFORMATION

NOTE 1—BASIS OF PRESENTATION

The unaudited pro forma combined condensed balance sheet as of June 30, 2006 is presented as if the mergers had occurred as of that date. The unaudited pro forma combined condensed statements of income for the six months ended June 30, 2006 and for the year ended December 31, 2005 are presented as if the merger had occurred at the beginning of the earliest period presented. Application of the purchase method of accounting requires the identification of the acquiring entity from one of the existing combining entities. We determined that National Mercantile is the acquiring entity and FCB Bancorp is the acquired entity considering the pertinent facts and circumstances in the Agreement and Plan of Merger, dated as of June 15, 2006. The pro forma combined condensed statements of income include the operations of National Mercantile and FCB Bancorp only after acquisition based upon the costs assigned (fair value) to the FCB Bancorp assets.

The unaudited pro forma combined condensed financial statements are based on estimates and assumptions set forth in these notes. These estimates and assumptions are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma combined financial statements are not necessarily an indication of the financial condition or results of operations that would have been achieved had the merger been consummated as of the dates indicated or that may be achieved in the future.

Our cost estimates are forward-looking. While the costs represent our current estimate of merger and reorganization costs that will be incurred, the type and amount of actual costs could vary materially from these estimates if future developments differ from the underlying assumptions used by management of First California. For additional factors that may cause actual results to differ, see “Cautionary Statement Regarding Forward-Looking Statements” on page 26.

NOTE 2—PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS, INCLUDING MERGER-RELATED COSTS

Summarized below are the pro forma adjustments necessary to reflect the merger based on the purchase method of accounting:

(a) The total acquisition cost, for the purpose of the pro forma condensed balance sheet presentation, is the sum of (i) the estimated fair value of the First California common shares issued to the holders of FCB Bancorp common shares and options to acquire FCB Bancorp common shares, plus (ii) the estimated direct costs of the acquisition, less (iii) the cost of registering and issuing the First California common shares. The total acquisition cost is summarized below:

Value of First California Financial Group shares to be issued	$82,982,000
Fair value of stock options to be exchanged	1,407,000
Less: Fair value of unvested options related to future service periods	(804,000)
Estimated direct transaction costs of acquisition:
Investment banking, legal and accounting	3,200,000
Less: Registration and issuance costs of First California Financial Group common stock	(200,000)

$86,585,000

The fair value of $14.14 for each First California common share issued to effect the merger is estimated based on the average of the quoted market price per share of National Mercantile Bancorp’s common stock for a period of three days before, the day of and three days after the announcement of the merger on June 15, 2006.

(b) The acquisition will be accounted for using the purchase method of accounting for business combinations. Under the purchase method, the total cost of the acquisition will be allocated to the tangible and identified intangible assets acquired and liabilities assumed based upon their estimated fair values at the date of the completion of the mergers net of deferred taxes related to the differences between the assigned values and tax bases. The excess of the total acquisition cost over the sum of the fair values of the assets acquired less liabilities assumed will be recorded as goodwill that will be periodically evaluated in the future for impairment. A summary of the pro forma adjustments shown on the Unaudited Pro Forma Combined Condensed Balance Sheet at June 30, 2006 follows:

Loans, net. The pro forma adjustment is a $1.2 million decline in the value of loans to reflect fair value as of June 30, 2006. The adjustment is based upon applying a market discount rate to FCB Bancorp’s fixed-rate loans.

Goodwill. The pro forma adjustment of $28.6 million reflects the excess of the total acquisition cost over the sum of the assigned fair values of the assets acquired less liabilities assumed.

Core deposit intangibles. The $15.0 million pro forma adjustment records the capacity of FCB Bancorp’s existing deposits to generate future income. FCB Bancorp conducted a core deposit intangible analysis of its non-maturity deposits as of December 31, 2005. The factors determined from this analysis were applied to FCB Bancorp’s non-maturity deposit balances as of June 30, 2006.

Deferred tax asset, net. The $7.0 million pro forma adjustment reflects the recognition of differences between the assigned values and the tax bases of the recognized assets acquired and liabilities assumed in the merger.

Other assets. The proforma adjustment represents a $620,000 and $2.1 million increase in the value of land and buildings, respectively, owned by FCB Bancorp based upon preliminary appraisals.

Deposits. The $1.1 million pro forma adjustment is a decrease in the value of deposit liabilities to reflect fair value at June 30, 2006. The fair value adjustment was determined from an analysis of FCB Bancorp’s deposit accounts as of December 31, 2005. Factors determined in the analysis of deposits were applied to FCB Bancorp’s time deposits as of June 30, 2006.

Borrowings. The $200,000 pro forma adjustment is a decrease in the value of other borrowings to reflect fair value at June 30, 2006. The adjustment is based upon applying a market discount rate of 5.55% to FCB Bancorp’s fixed-rate borrowings which carry a weighted average rate of 4.25% and weighted average term of 1.1 years.

Subordinated Debentures. The $321,000 pro forma adjustment is a decrease in the value of FCB Bancorp’s subordinated debentures to reflect fair value at June 30, 2006. The adjustment is based upon applying a market discount rate of 7.65% to FCB Bancorp’s debentures for the remaining fixed-rate term of 4.5 years.

Other liabilities. The pro forma adjustment of $500,000 reflects an estimate of contingent liabilities and costs to exit certain activities of FCB Bancorp. These include termination costs of certain FCB Bancorp contracts and leases, and liabilities associated with involuntary termination benefits for FCB Bancorp’s employees affected by the merger.

NOTE 3—PRO FORMA COMBINED STATEMENTS OF INCOME ADJUSTMENTS

The pro forma condensed income statement accounts for the business combination under the purchase method of accounting, whereby the reported income includes the operations of both National Mercantile and FCB Bancorp only after completion of the business combination based upon the costs assigned (fair value) to the assets acquired and liabilities assumed.

The pro forma adjustments include only items that are directly attributable to the transaction, and are expected to have a continuing impact on the operations. The pro forma adjustments do not include anticipated economies of scale from the consolidation of administrative operations, or other anticipated opportunities provided by the acquisition. The pro forma adjustments reflected in this Unaudited Pro Forma Combined Condensed Financial Information are as follows:

(a) The pro forma adjustment to interest income reflects the amortization of the fair value adjustment to FCB Bancorp’s fixed rate loans with an estimated average economic life of 4.1 years.

(b) The pro forma adjustment to interest expense reflects the amortization of the fair value adjustment to FCB Bancorp’s time deposits with an estimated average economic life of 0.8 years.

(c) The pro forma adjustment to borrowings reflects the amortization of the fair value adjustment to FCB Bancorp’s term advances with an estimated average economic life of 1.1 year.

(d) The pro forma adjustment to subordinated debentures reflects the amortization of the fair value adjustment to FCB Bancorp’s subordinated debentures with an estimated 4.5 years during the fixed-rate term.

(e) The pro forma adjustment to salaries and benefits expense reflects the cost of future service related to the fair value of unvested stock options exchanged in the transaction.

(f) The pro forma adjustment to premises and equipment expense reflects the increased depreciation expense as a result of the fair value adjustment to FCB Bancorp’s buildings with an estimated economic life of 20 years.

(g) The pro forma adjustment to other expenses reflects the amortization of FCB Bancorp’s core deposit intangibles, with an estimated economic life of 8 years, recognized in the purchase accounting of the transaction.

(h) The pro forma adjustment to income taxes reflects the tax effect associated with the differences between depreciation, amortization and accretion for financial reporting purposes and for tax purposes related to the differences between the assigned values and the tax bases of the recognized assets acquired and liabilities assumed in the merger.

(i) The pro forma adjustment to the number of basic shares outstanding reflects (i) the elimination of outstanding FCB Bancorp common stock, and (ii) the number of shares of First California common stock to be issued to FCB Bancorp shareholders based upon the conversion ratio of 1.7904 applied to the number of shares outstanding at the transaction announcement date.

(j) The pro forma adjustment to the number of diluted shares outstanding reflects (i) the elimination of outstanding FCB Bancorp common stock and common stock equivalents used in computing diluted earnings per share, and (ii) the number of First California common stock described in (g) above plus the number of common stock equivalents, using the treasury stock method, related to outstanding FCB Bancorp stock options to be assumed by the combined entity.

NOTE 4—NONRECURRING CHARGES

The pro forma combined condensed income statement reflects income from continuing operations before nonrecurring charges or credits directly attributable to the transaction. Concurrent with execution of the merger agreement, National Mercantile and Scott Montgomery, its president and chief executive officer, entered into an amendment of Mr. Montgomery’s employment agreement. Mr. Montgomery will retire after assisting in the transition through March 31, 2007. Under the employment agreement as amended, Mr. Montgomery will receive severance of $1.3 million payable in 60 monthly installments commencing October 1, 2007. First California will also continue to provide medical and other insurance coverage for two years following termination of his employment and will provide him title to his company car. These benefits will result in a charge to earnings following consummation of the merger and have been excluded from the pro forma information presented herein.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for First California by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements (restated) of National Mercantile and subsidiaries as of and for the year ended December 31, 2005 included in this joint proxy statement-prospectus have been audited by Moss Adams LLP, independent registered public accounting firm.

The consolidated statement of operations (restated) of National Mercantile and subsidiaries for the year then ended December 31, 2004 included in the Proxy Statement of First California Financial Group, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of FCB Bancorp and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 included in this registration statement and joint proxy statement-prospectus have been audited by Moss Adams LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of South Coast Bancorp, Inc. and subsidiaries as of December 31, 2004, and for each of the two years in the period then ended, included in this registration statement and joint proxy statement-prospectus have been audited by Grant Thornton LLP, independent certified public accounting firm, upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

No other business is expected to be transacted at the special meeting of the National Mercantile shareholders.

No other business is expected to be transacted at the special meeting of the FCB Bancorp shareholders.

SHAREHOLDER PROPOSALS—NATIONAL MERCANTILE

National Mercantile will hold an annual meeting in 2007 only if the proposed mergers have not already been completed.

Business must be properly brought before an annual meeting in order to be considered by shareholders. To be considered for inclusion in the National Mercantile’s proxy statement for the 2007 Annual Meeting of shareholders, a shareholder proposal must be submitted in writing to National Mercantile’s Secretary on or before December 15, 2006 and must satisfy the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Please address your proposals to: Corporate Secretary, National Mercantile Bancorp, 1880 Century Park East, Suite 800, Los Angeles, California 90067.

SHAREHOLDER PROPOSALS—FCB BANCORP

FCB Bancorp will hold an annual meeting in 2007 only if the proposed mergers have not already been completed.

Business must be properly brought before an annual meeting in order to be considered by shareholders. To be considered for inclusion in the FCB Bancorp’s proxy statement for the 2007 Annual Meeting of shareholders, a shareholder proposal must be submitted in writing to FCB Bancorp’s Secretary a reasonable time before FCB Bancorp begins to print and mail its proxy materials for the 2007 Annual Meeting and must satisfy the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Please address your proposals to: Corporate Secretary, FCB Bancorp, 1100 Paseo Camarillo, Camarillo, California 93010.

WHERE YOU CAN FIND MORE INFORMATION

National Mercantile and FCB Bancorp file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document filed by National Mercantile and FCB Bancorp at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is http://www.sec.gov.

National Mercantile also maintains a website at www.nationalmercbancorp.com, and via the “SEC Reports” link at such site, you may obtain copies of documents filed by National Mercantile with the SEC. FCB Bancorp also maintains a website at www.fcbank.com, and via the “About Us/Financial Reports” link at such site, you may obtain copies of documents filed by FCB Bancorp with the SEC. All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

You should rely only on the information contained in or delivered with this document. Neither FCB Bancorp nor National Mercantile have authorized anyone to provide you with information that is different.

In addition, First California filed a registration statement on Form S-4 to register with the SEC the First California common stock to be issued to FCB Bancorp shareholders and National Mercantile shareholders in the mergers, and this document constitutes a prospectus for First California common stock as well as a proxy statement of National Mercantile and FCB Bancorp. This joint proxy statement-prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the transaction and the securities offered hereby, reference is made to the registration statement and the exhibits filed as part thereof, which may be inspected at the public reference facilities of the SEC mentioned above.

You may request a copy of any of National Mercantile’s filings at no cost, by writing or telephoning National Mercantile at the address and phone number set forth below:

National Mercantile Bancorp

1880 Century Park East

Los Angeles California 90067

Attention: Investor Relations

(310) 277-2265

You may request a copy of any of FCB Bancorp’s filings at no cost, by writing or telephoning FCB Bancorp at the address and phone number set forth below:

FCB Bancorp

1100 Paseo Camarillo

Camarillo, California 93010

Attention: Chief Financial Officer

(805) 484-0534

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2006	December 31, 2005
	(Dollars in thousands)
ASSETS
Cash and due from banks-demand	$15,002	$13,507
Due from banks-interest bearing	2,263	2,000
Federal funds sold	600	685

Cash and cash equivalents	17,865	16,192
Securities available-for-sale, at fair value; aggregate amortized cost of $104,577 and $72,428 at June 30, 2006 and December 31, 2005, respectively	101,701	71,758
Securities held-to-maturity, at amortized cost; aggregate fair value of $2,177 and $2,572 at June 30, 2006 and December 31, 2005, respectively	2,269	2,612
Federal Reserve Bank and other stock	3,682	3,809
Loans receivable	351,229	338,558
Allowance for credit losses	(4,648)	(4,468)

Net loans receivable	346,581	334,090
Premises and equipment, net	5,902	5,861
Other real estate owned	—	1,056
Deferred tax asset, net	4,198	4,442
Goodwill	3,225	3,225
Intangible assets, net	1,295	1,407
Accrued interest receivable and other assets	4,684	4,008

Total assets	$491,402	$448,460

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$115,650	$115,924
Interest-bearing demand	30,973	36,018
Money market	97,578	76,334
Savings	24,103	28,208
Time certificates of deposit:
$100,000 or more	86,756	87,468
Under $100,000	17,516	19,256

Total deposits	372,576	363,208

Securities sold under agreement to repurchase	45,000	—
Other borrowings	12,250	28,337
Junior subordinated deferrable interest debentures	15,464	15,464
Accrued interest payable and other liabilities	7,076	3,288

Total liabilities	452,366	410,297

Shareholders’ equity:
Preferred stock, no par value-authorized 1,000,000 shares:
Series B non-cumulative convertible perpetual preferred stock; authorized 1,000 shares; outstanding 1,000 shares at June 30, 2006 and December 31, 2005	1,000	1,000
Common stock, no par value-authorized 10,000,000 shares:
outstanding 5,543,891 shares and 5,503,780 shares at June 30, 2006 and December 31, 2005, respectively	46,177	45,697
Accumulated deficit	(5,178)	(7,380)
Accumulated other comprehensive loss	(2,963)	(1,154)

Total shareholders’ equity	39,036	38,163

Total liabilities and shareholders’ equity	$491,402	$448,460

See accompanying notes to consolidated financial statements.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands, except per share data)
Interest income:
Loans, including fees	$7,551	$5,675	$14,591	$11,118
Securities	1,319	377	2,304	745
Due from banks—interest bearing	30	18	51	34
Federal funds sold and securities purchased under agreements to resell	13	19	18	29

Total interest income	8,913	6,089	16,964	11,926

Interest expense:
Deposits:
Interest-bearing demand	60	35	102	67
Money market and savings	797	234	1,381	454
Time certificates of deposit:
$100,000 or more	991	259	1,759	467
Under $100,000	196	152	372	294

Total interest expense on deposits	2,044	680	3,614	1,282
Federal funds purchased and securities sold under agreements to repurchase	367	—	512	—
Junior subordinated deferrable interest debentures	397	397	793	793
Other borrowings	139	39	363	133

Total interest expense	2,947	1,116	5,282	2,208

Net interest income before provision for credit losses	5,966	4,973	11,682	9,718
Provision for loan losses	40	—	72	89

Net interest income after provision for credit losses	5,926	4,973	11,610	9,629
Other operating income (loss):
Trading gain (loss) on economic derivatives	(369)	582	(817)	378
Deposit-related and other customer services	234	269	466	566
Other non-interest income	59	130	145	271
Gain (loss) on sale of OREO/fixed assets	—	—	47	—

Total other operating income (loss)	(76)	981	(159)	1,215
Other operating expenses:
Salaries and related benefits	2,193	1,848	4,282	3,686
Net occupancy	253	239	514	485
Furniture and equipment	141	124	274	251
Printing and communications	150	119	316	264
Insurance and regulatory assessments	93	105	192	213
Client services	168	147	310	319
Computer data processing	209	218	426	450
Legal services	20	308	94	456
Other professional services	350	285	654	539
Other expenses	242	206	489	422

Total other operating expenses	3,819	3,599	7,551	7,085

Income before income tax provision	2,031	2,355	3,900	3,759
Income tax provision	885	977	1,698	1,560

Net income	$1,146	$1,378	$2,202	$2,199

Earnings per share:
Basic	$0.21	$0.35	$0.40	$0.58

Diluted	$0.19	$0.23	$0.37	$0.38

See accompanying notes to consolidated financial statements.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2006	2005
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$2,202	$2,199
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	239	207
Provision for credit losses	72	89
Stock compensation cost	185	—
Gain on sale of other real estate owned	(48)	—
Net amortization of premium (discount) on securities available-for-sale	(104)	37
Net amortization of premium on securities held-to-maturity	10	16
Net amortization of core deposit intangible	112	112
Net amortization of premium on loans purchased	64	83
Utilization of deferred tax assets	1,692	424
Trading (gain) loss on economic derivatives	817	(378)
Decrease (increase) in accrued interest receivable and other assets	(2,083)	64
Increase (decrease) in accrued interest payable and other liabilities	3,897	(256)

Net cash provided by operating activities	7,055	2,597

Cash flows from investing activities:
Purchase of securities available-for-sale	(48,055)	(9,410)
Proceeds from repayments and maturities of securities available-for-sale	16,011	2,278
Proceeds from repayments and maturities of securities held-to-maturity	333	443
Loan originations and principal collections, net	(12,736)	5,995
Proceeds from sale of other real estate owned	1,104	—
Purchase of Federal Reserve stock and other stocks	(336)	(87)
Purchases of premises and equipment	(280)	(255)

Net cash used in investing activities	(43,959)	(1,036)

Cash flows from financing activities:
Net increase in demand deposits, money market and savings accounts	11,820	23,287
Net increase (decrease) in time certificates of deposit	(2,452)	13,481
Net increase in securities sold under agreements to repurchase and federal funds purchased	45,000	—
Net decrease in other borrowings	(16,087)	(25,900)
Net proceeds from exercise of stock options	296	222
Cash paid in lieu of fraction shares from 5 for 4 stock split effected in the form of a stock dividend	(1)	—

Net cash provided by financing activities	38,576	11,090

Net increase in cash and cash equivalents	1,672	12,651
Cash and cash equivalents, January 1	16,192	16,915

Cash and cash equivalents, June 30	$17,864	$29,566

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,324	$1,857
Cash paid for income taxes	730	800
Unrealized loss on securities available-for-sale, net of tax effect	1,290	20
Unrealized gain (loss) on cash flow hedges, net of tax effect	$(519)	$44

See accompanying notes to consolidated financial statements.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—BASIS OF PRESENTATION AND MANAGEMENT REPRESENTATIONS

The unaudited consolidated financial statements include the accounts of National Mercantile Bancorp (“National Mercantile” on a parent-only basis, and the “Company” on a consolidated basis) and its wholly-owned subsidiaries, Mercantile National Bank and South Bay Bank, N.A., (collectively, the “Banks”). The unaudited consolidated financial statements of the Company reflect all interim adjustments, which are of a normal recurring nature and which, in management’s opinion, are necessary for the fair presentation of the Company’s consolidated financial position and results of operations and cash flows for such interim periods. The results for the six months ended June 30, 2006 are not necessarily indicative of the results expected for any subsequent period or for the full year ending December 31, 2006. The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2005.

The financial statements, and other financial information, as of December 31, 2005 and for the three months and six months ended June 30, 2005 have been restated. The restatement corrected errors in the originally filed Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB related to the Company’s accounting under Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), for interest rate swap agreements entered into in connection with certain debentures related to trust preferred securities and subordinated debt (“Debt Transactions”). See Note 11.

NOTE 2—EARNINGS PER SHARE

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. The number of shares has been adjusted for the five-for-four stock split effected in the form of a stock dividend paid April 14, 2006 and reflects the conversion of the Series A Preferred Stock in June 2005.

The following table is a reconciliation of income and shares used in the computation of basic and diluted earnings per share:

	Earnings available to shareholders	Weighted Average Shares	Per share amount
	(in thousands)
For the three months ended June 30, 2006:
Basic EPS	$1,146	5,542,441	$0.21

Effect of dilutive securities:
Options		250,679
Convertible preferred stock		242,406

Diluted earnings per share	$1,146	6,035,527	$0.19

For the three months ended June 30, 2005 (as restated):
Basic and diluted loss per share	$1,378	3,908,376	$0.35

Effect of dilutive securities:
Options		250,103
Convertible preferred stock		1,720,875

Diluted earnings per share	1,378	5,879,355	$0.23

For the six months ended June 30, 2006:
Basic EPS	$2,202	5,530,479	$0.40

Effect of dilutive securities:
Options		259,047
Convertible preferred stock		229,535

Diluted earnings per share	$2,202	6,019,060	$0.37

For the six months ended June 30, 2005 (as restated):
Basic EPS	$2,199	3,812,796	$0.58

Effect of dilutive securities:
Options		248,186
Convertible preferred stock		1,800,579

Diluted earnings per share	$2,199	5,861,561	$0.38

NOTE 3—CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks-interest-bearing and federal funds sold.

NOTE 4—ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses is a valuation adjustment used to recognize impairment of the recorded investment in the Company’s loans receivable on its balance sheet before losses have been confirmed resulting in a subsequent charge-off or write-down.

Provisions for credit losses charged (or credited) to operations reflect management’s judgment of the adequacy of the allowance for loan and lease losses and are determined through periodic analysis of the loan portfolio. This analysis includes a systematic and detailed review of the classification and categorization of problem loans; an assessment of the overall quality and collectibility of the portfolio; and consideration of the loan loss experience, trends in problem loans, concentrations of credit risk, as well as current economic conditions (particularly Southern California). Management performs a periodic risk and credit analysis, the results of which are reported to the Board of Directors.

During the second quarter 2006, the Company charged off no loans and recovered no loans previously charged off. Pursuant to management’s evaluation of the allowance for loan and lease losses at June 30, 2006, a provision for credit losses of $40,000 and $72,000 was recorded for the three months and six months ended June 30, 2006, respectively. There was no provision for credit losses during the second quarter 2005 and $89,000 for the six months ended June 30, 2005.

The following table sets forth information concerning the Company’s allowance for credit losses for the periods indicated.

	Six Months ended June 30,
	2006	2005
	(Dollars in thousands)
Balance, beginning of period	$4,468	$3,511
Total loans charged-off	1	6
Total recoveries of loans previously charged off	—	135

Net charge-offs	1	(129)
Provision for credit losses	72	89
Transfer (to) from reserve for contingent losses on unfunded commitments	109	(60)

Balance, end of period	$4,648	$3,669

Credit quality is affected by many factors beyond the control of the Company, including local and national economies, and facts may exist which are not known to the Company that adversely affect the likelihood of repayment of various loans in the loan portfolio and realization of collateral upon a default. Accordingly, no assurance can be given that the Company will not sustain loan losses materially in excess of the allowance for credit losses. In addition, the Office of the Comptroller of the Currency (“OCC”), as an integral part of its examination process, periodically reviews the allowance for credit losses and could require additional provisions for credit losses.

NOTE 5—GOODWILL AND CORE DEPOSIT INTANGIBLES

As of June 30, 2006 and December 31, 2005, the Company had goodwill of $3.2 million, and net core deposit intangibles of $1.3 million and $1.4 million, respectively, from its acquisition of South Bay Bank in December 2001. The gross carrying amount of core deposit intangibles was $2.3 million at June 30, 2006 and December 31, 2005, and accumulated amortization was $1.0 million and $900,000, respectively, at such dates. The core deposit intangibles are estimated to have a life of 10 years and 4 months. Amortization of intangibles for 2006 and each of the next four years is estimated to be $223,000 per year. In accordance with SFAS No. 142 goodwill is not amortized. The Company has no other recorded indefinite-lived intangible assets. Goodwill and other intangible assets are reviewed and assessed annually for impairment or more frequently if conditions suggest impairment may exist.

NOTE 6—REPURCHASE AGREEMENTS

At June 30, 2006, the Company had $45.0 million of securities sold under agreement to repurchase (“Repurchase Agreements”). At December 31, 2005, there were no Repurchase Agreements. The Repurchase Agreements are adjustable, indexed to LIBOR, and contain embedded interest rate floors with various strike rates for terms ranging two to three years and were utilized to facilitate the Company’s liquidity and interest rate risk management objectives. In the event of a sustained decline in interest rates, upon reaching the strike rate, the cost of the Repurchase Agreements will decline at double the difference between the index rate and the strike rate, but in any event, not below zero.

The embedded interest rate floors have not been separated from the Repurchase Agreements and accounted for as a derivative instrument because (i) the strike rate was below the LIBOR index at issuance of the Repurchase Agreements and it is clearly and closely related to the economic characteristics and risks of the Repurchase Agreements, and (ii) the Repurchase Agreements are not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings.

NOTE 7—INCOME TAXES

Income tax provisions of $885,000 and $977,000 were recorded for the three months ended June 30, 2006 and 2005, respectively. Income tax provisions of $1,698,000 and $1,560,000 were recorded for the six months ended June 30, 2006 and 2005, respectively.

At June 30, 2006, the Company had: (i) federal net operating loss carry forwards (“NOLS”) of approximately $402,000, which begin to expire in the year 2009; and (ii) federal alternative minimum tax (“AMT”) credits of $637,000. The AMT credits carry forward indefinitely.

Management believes that it is more likely than not that the deferred tax asset, a portion of which is comprised of the NOLS, will be realized. Accordingly, no valuation allowance has been established against the deferred tax asset.

NOTE 8—SHARE-BASED PAYMENTS

At June 30, 2006, the Company had one stock incentive plan pursuant to which up to a total of 312,000 shares of common stock may be issued. Under this plan, the Company may grant to directors, officers, employees and consultants stock-based incentive compensation in a variety of forms, including without limitation nonqualified options, incentive options, sales and bonuses of common stock and stock appreciation rights, on such terms and conditions as the Board of Directors of the Company determines. The term of the stock option may not exceed 10 years. Employee stock option grants generally vest over one year or ratable over two years. Director stock options vest in one year. All stock options have vesting conditions that include only service conditions; none of the grants contains performance or market vesting conditions.

The Company issues new shares upon the exercise of stock options. All of the share-based payment awards qualify for classification as equity. At June 30, 2006, the only outstanding awards under this plan were stock options, and at that date 192,213 shares were available for future awards. At June 30, 2006, there were also outstanding options granted under two prior stock incentive plans. The activity of stock options for the six months ended June 30, 2006 is as shown:

	No. of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (In thousands)
Outstanding, December 31, 2005	519,358	$9.62
Granted	6,975	15.00
Exercised	(32,439)	7.45
Forfeited	(6,750)	12.40
Expired	—	—
Five-for-four stock split	121,490	n/a

Outstanding, June 30, 2006	608,634	$7.81	5.8	$3,288

Exercisable, June 30, 2006	396,625	$6.51	4.3	$2,682

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R) which eliminated the ability to account for share-based compensation transactions, including grants of employee and director stock options, using Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and generally requires that such transactions be accounted for using a fair value-based method with the resulting compensation cost recognized over the period that the employee or director is required to provide service in order to receive their compensation. The Company adopted SFAS 123R as of January 1, 2006 utilizing the modified prospective application. Under this method, the provisions of SFAS 123R are applied to new awards and to awards modified, repurchased or canceled after December 31, 2005 and to awards outstanding on December 31, 2005 for which the requisite service has not yet been rendered. Prior to December 31, 2005, the Company accounted for its stock options using the intrinsic value method, as prescribed by APB 25, and accordingly, no expense for stock options was recorded in periods ending on or prior to December 31, 2005.

For the three months and six months ended June 30, 2006, share-based compensation expense was $100,000 and $185,000 respectively, resulting in similar charges to net income before income tax and net income for the periods. The share-based compensation expense decreased both basic and diluted earnings per share by $0.02 for the quarter ended June 30, 2006 and $0.03 for the six months ended June 30, 2006. The income tax benefit for the six months ended June 30, 2006 was immaterial as nearly all unvested stock options were qualified incentive stock options. For the six months ended June 30, 2006, there was no impact to cash flow from financing activities as there were no tax deductions that exceeded the compensation cost for share-based payments.

The reported net income and earnings per share for the three months and six months ended June 30, 2005 are presented below to reflect the impact had the Company been required to recognize compensation expense based on SFAS 123R:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
	(Dollars in thousands)
Reported net income	$1,378	$2,199
Deduct: Total share-based compensation expense determined using fair value method, net of related tax effects	41	78

	$1,337	$2,121

Basic earnings per share:
As reported	$0.35	$0.58
Pro forma	$0.34	$0.56

Diluted earnings per share:
As reported	$0.23	$0.38
Pro forma	$0.23	$0.36

The estimated per share weighted average fair value of options granted in the six months ended June 30, 2006 and 2005 was $5.99 and $9.59, respectively. The total intrinsic value of options exercised during the six months ended June 30, 2006 was $268,000. As of June 30, 2006, total unrecognized compensation cost related to stock options issued but unvested was $340,000 that will be recognized through 2008.

Under the fair value method, stock option compensation expense is measured on the date of grant using an option-pricing model. Upon adoption of SFAS 123R, the fair values of the stock options were estimated using a lattice option pricing model. Previously, the fair values of stock options were estimated using the Black-Scholes option-pricing model. Due to longer contractual terms of the Company’s stock options than traded options, suboptimal exercise patterns and risk-free interest rates and dividend rates that may be expected to differ over the option term from the grant date, the lattice option pricing model better reflects the substantive characteristics of the Company’s stock options. The effect of the change to the lattice option pricing model did not have a material impact on the current period.

The lattice option pricing models require certain assumptions. For the six months ended June 30, 2006, the expected volatility assumption of 32.0% is based upon the weekly historical volatility of the Company’s stock price for the period January 1, 2000 through December 31, 2005 using a blend of the unweighted standard deviation of closing price with a weighted mean reversion formula. The risk-free interest rate assumption ranged from 4.46% to 4.60% for the expected term of the share options and is based upon the U.S. Treasury implied forward yield curve at the time of the grant. The dividend yield assumption ranged from 0 to 2.5% during the expected term of the options and is based upon the Company’s capital planning model. The assumptions used with the Black-Sholes option pricing model, for the six months ended June 30, 2006, are as follows: expected volatility 43%; expected term 10 years; risk-free interest rate 5.0%; and dividend yield 0%.

NOTE 9—COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) is the change in equity during a period from transactions and other events and circumstances from nonowner sources. The accumulated balance of other comprehensive income (loss) is required to be displayed separately from retained earnings in the consolidated balance sheet. Total comprehensive income (loss) was as follows:

	Three Months ended June 30,		Six Months ended June 30,
	2006	2005	2006	2005
	(Dollars in thousands)		(Dollars in thousands)
Net income	$1,146	$1,378	$2,202	$2,199
Unrealized gain (loss) on interest rate swaps used in cash flow hedges	(317)	712	(821)	(370)
Unrealized loss on interest rate floors used in cash flow hedges	(24)	(26)	(248)	(26)
Unrealized gain (loss) on securities available for sale	(1,409)	260	(2,205)	(34)

Other comprehensive income (loss), before tax	(1,750)	946	(3,274)	(430)
Income tax benefit (expense) related to items of other comprehensive income	705	(388)	1,149	179

Other comprehensive income (loss)	(1,045)	558	(2,125)	(251)

Total comprehensive income	$101	$1,936	$77	$1,948

NOTE 10—DERIVATIVE FINANCIAL INSTRUMENTS

The Company holds fixed rate and variable rate financial assets that are funded by fixed rate and variable rate liabilities. Consequently, they are subject to the effects of changes in interest rates. In response to this, the Company has developed an interest rate risk management policy with the objective of mitigating financial exposure to changing interest rates. These exposures are managed, in part, with the use of derivatives but only to the extent necessary to meet the overall goal of minimizing interest rate risk.

Derivatives are accounted for according to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This standard requires that all derivative instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. To qualify for hedge accounting, the details of the hedging relationship must be formally documented at inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risks that are being hedged, the derivative instrument and how effectiveness is being assessed. The derivative must be highly effective in offsetting either changes in fair value or cash flows, as appropriate, for the risk being hedged. Effectiveness is evaluated on a retrospective and prospective basis. If a hedge relationship becomes ineffective, it no longer qualifies as a hedge. Any excess gains or losses attributable to such ineffectiveness, as well as subsequent changes in the fair value of the derivative, are recognized in earnings.

The following is a summary of our derivative financial instruments and the related fair values:

	June 30, 2006		December 31, 2005
	Notional Amount	Fair Value	Notional Amount	Fair Value
	(Dollars in thousands)
Fair value hedges:
Interest rate swaps	$50,000	$(132)	$20,000	$(23)

Cash flow hedges:
Interest rate swaps	$50,000	$(1,872)	$50,000	$(1,034)
Interest rate floors	$50,000	$21	$50,000	$268

Other economic derivatives:
Interest rate floors	$—	$—	$150,000	$—
Interest rate swaps	$15,000	$(1,393)	$15,000	$(575)

Fair value hedges minimize the risk of changes in the fair values of assets, liabilities and certain types of firm commitments. The Company uses interest rate swaps to hedge the changes in the fair values of its brokered certificates of deposit. The interest rate swaps result in the Company paying or receiving the difference between the fixed and floating rates at specified intervals calculated on the notional amounts. The differential paid or received on such interest rate swaps are recognized as an adjustment to interest expense. The net change in fair value of the derivatives and the hedged items is reported in earnings. The fair value hedges are highly effective and therefore no ineffectiveness was recognized in current earnings related to this swap.

Cash flow hedges use simple derivatives to offset the variability of expected future cash flows. The Company’s cash flow hedges include certain interest rate swaps and interest rate floors used to manage the interest rate risk associated with its significant volume of adjustable rate loans. At June 30, 2006, a loss of $1.1 million was recorded in accumulated other comprehensive income and no ineffectiveness was recorded to earnings for the six months ended June 30, 2006 related to these cash flow hedges. The premiums paid for the interest rate floors are amortized over the life of the floors.

Other economic derivatives not designated as hedges are interest rate swaps and interest rate floors that do not meet the strict criteria for hedge accounting treatment. The Company does not utilize derivatives for purely speculative purposes. The Company uses derivatives to hedge exposures when it makes economic sense to do so, including circumstances in which the hedging relationship does not qualify for hedge accounting. The Company uses an interest rate swap to hedge the change in fair value of its junior subordinated deferrable interest debentures, however, at June 30, 2006 and 2005 this swap was not designated as a fair value hedge. Derivatives not designated as hedges are marked-to-market through earnings as a trading gain or loss on economic derivatives. The following table reflects the effect of the trading gains and losses on economic derivatives for the periods shown:

	Three Months ended		Six Months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(Dollars in thousands)
Trading gain (loss) on economic derivatives, gross	$(369)	$582	$(817)	$378
Income tax benefit (expense) related to economic derivatives	(153)	242	(339)	157

Trading gain (loss) on economic derivatives, net of income taxes	$(216)	$340	$(478)	$221

The value of the swap is largely influenced by the level of current interest rates and market participants’ expectations for the levels of future rates. Accordingly, the value of the swap, and the related trading gains or losses on economic derivatives can be expected to fluctuate from period to period, and the results in any period are not indicative of the results that can be expected in any future period.

NOTE 11—RESTATEMENT

The financial statements as of December 31, 2005 and June 30, 2005, and for the six months then ended, have been restated. The restatement corrects errors in the financial statements related to the Company’s accounting under SFAS 133, for the interest rate swap agreement entered into in connection with certain debentures related to trust preferred securities and the related subordinated debt (“Debt Transactions”).

In August 2006, the Company became aware that, in light of recent informal technical interpretations, its application of hedge accounting under paragraph 68 of SFAS No. 133 (commonly referred to as the “short-cut” method) for the interest rate swap on its Debt Transactions may not be correct. After further examination and discussions with its auditors, the Company concluded that the swap transaction did not qualify for the short-cut method of hedge accounting because of the interest deferral feature of the trust preferred securities. SFAS 133 does not allow for application of the “long-haul” method retrospectively. Consequently, the swap did not qualify for hedge accounting and was marked-to-market from its inception, with the result that changes in the market value of the interest rate swap has been recorded through the income statement. There is no effect on cash flows from these revisions.

The following table shows the effect of the restatement as of December 31, 2005:

	December 31, 2005
	As Originally Reported	As Restated
	(Dollars in thousands)
Deferred tax asset, net	$4,203	$4,442
Accrued interest receivable and other assets	4,583	4,007
Total assets	448,796	448,459

Accumulated deficit	(7,044)	(7,381)
Total shareholders’ equity	38,499	38,162

The following table shows the effect of the restatement for the periods shown:

	Three Months Ended June 30, 2005		Six Months Ended June 30, 2005
	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in thousands)
Net interest income before provision for credit losses	$5,073	$5,073	$9,934	$9,934
Net cash settlement of interest rate swap derivative	—	(100)	—	(216)

Total net interest income	5,073	4,973	9,934	9,718
Provision (benefit) for credit losses	—	—	89	89

Net interest income after provision for credit losses	5,073	4,973	9,845	9,629
Total other operating income	299	299	621	621
Net cash settlement of interest rate swap derivative	—	100	—	216
Change in fair value of interest rate swap derivative	—	582	—	378

Total non-interest income	299	981	621	1,215
Total other operating expenses	3,599	3,599	7,085	7,085

Income before taxes	1,773	2,355	3,381	3,759
Income tax expense	736	736	1,403	1,403
Income tax effect on restatement	—	241	—	157

Total income tax expense	736	977	1,403	1,560

Net income	$1,037	$1,378	$1,978	$2,199

Net income per share—Basic	$0.27	$0.35	$0.52	$0.58
Net income per share—Diluted	$0.18	$0.23	$0.34	$0.38

NOTE 12—AGREEMENT AND PLAN OF MERGER

On June 15, 2006, National Mercantile entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FCB Bancorp, a California corporation (“FCB”), and First California Financial Group, Inc. (“FCFG”), a new Delaware corporation formed by National Mercantile for the purpose of the merger transactions. The Merger Agreement provides for the reincorporation merger of National Mercantile into FCFG immediately followed by the merger of FCB into FCFG (together, the “Mergers”).

Consummation of the Mergers is subject to a number of closing conditions, including approval by the shareholders of both National Mercantile and FCB and regulatory approval.

NOTE 13—RECLASSIFICATIONS

Certain prior year data has been reclassified to conform to the current year presentation.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

of National Mercantile Bancorp and subsidiaries:

We have audited the consolidated balance sheet of National Mercantile Bancorp (a California corporation) and subsidiaries (collectively, the “Company”) as of December 31, 2005, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed more fully in Note 1 to the consolidated financial statements, the Company has restated its consolidated financial statements for the years ended December 31, 2005, and 2004 to correct errors related to the Company’s derivative accounting under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”).

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Mercantile Bancorp and subsidiaries as of December 31, 2005, and the consolidated results of their operations and their cash flows for the year ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Moss Adams LLP

Los Angeles, California

March 31, 2006 except for Notes 1, 2, 7, 8, 11, 13,

14, 15 and 17 as to which the date is

September 28, 2006

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

of National Mercantile Bancorp and subsidiaries:

We have audited the consolidated statements of operations, shareholders’ equity and cash flows of National Mercantile Bancorp (a California corporation) and subsidiaries (collectively, the “Company”) for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of National Mercantile Bancorp and subsidiaries for the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California

March 28, 2005

except for Notes 1, 2, 7, 13, 14 and 15

as to which the date is September 28, 2006

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2005
(Dollars in thousands, restated)
ASSETS
Cash and due from banks-demand	$13,507
Due from banks-interest bearing	2,000
Federal funds sold	685

Cash and cash equivalents	16,192
Securities available-for-sale, at fair value; aggregate amortized cost of $72,428	71,758
Securities held-to-maturity, at amortized cost; aggregate fair value of $2,572	2,612
Federal Reserve Bank and other stock	3,809
Loans receivable	338,558
Allowance for loan and lease losses	(4,468)

Net loans receivable	334,090

Premises and equipment, net	5,861
Other real estate owned	1,056
Deferred tax asset, net	4,442
Goodwill	3,225
Intangible assets, net	1,407
Accrued interest receivable and other assets	4,008

Total assets	$448,460

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$115,924
Interest-bearing demand	36,018
Money market	76,334
Savings	28,208
Time certificates of deposit:
$100,000 or more	87,468
Under $100,000	19,256

Total deposits	363,208

Other borrowings	28,337
Junior subordinated deferrable interest debentures	15,464
Accrued interest payable and other liabilities	3,288

Total liabilities	410,297

Shareholders’ equity:
Preferred stock, no par value—authorized 1,000,000 shares:
Series B non-cumulative convertible perpetual preferred stock; authorized 1,000 shares; outstanding 1,000 shares	1,000
Common stock, no par value; authorized 10,000,000 shares; outstanding 4,403,024 shares	45,697
Accumulated deficit	(7,380)
Accumulated other comprehensive loss	(1,154)

Total shareholders’ equity	38,163

Total liabilities and shareholders’ equity	$448,460

See accompanying notes to consolidated financial statements.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2005	2004
	(Dollars in thousands, except per share data, restated)
Interest income:
Loans, including fees	$24,039	$17,915
Securities	2,075	1,388
Due from banks	101	56
Federal funds sold and securities purchased under agreements to resell	50	95

Total interest income	26,265	19,454
Interest expense:
Interest-bearing demand	158	80
Money market and savings	1,342	749
Time certificates of deposit:
$100,000 or more	1,365	403
Under $100,000	620	473

Total interest expense on deposits	3,485	1,705
Junior subordinated deferrable interest debentures	1,585	1,585
Other borrowings	412	333

Total interest expense	5,482	3,623

Net interest income before provision for credit losses	20,783	15,831
Provision (benefit) for credit losses	(84)	220

Net interest income after provision for credit losses	20,867	15,611
Other operating income:
Net loss on sale of securities available-for-sale	—	(197)
Trading gains (losses) on non-hedge derivatives	(395)	229
Net settlement on interest rate swap	347	619
International services	52	59
Investment division	54	53
Deposit-related and other customer services	1,060	1,652

Total other operating income	1,118	2,415
Other operating expenses:
Salaries and related benefits	7,788	7,508
Net occupancy	997	1,127
Furniture and equipment	506	485
Printing and communications	537	546
Insurance and regulatory assessments	421	433
Client services	666	590
Computer data processing	882	965
Legal services	540	464
Other professional services	1,127	854
Amortization of core deposit intangible	223	223
Promotion and other expenses	689	833

Total other operating expenses	14,376	14,028

Income before income tax provision	7,609	3,998
Income tax provision	3,159	1,678

Net income	$4,450	$2,320

Earnings per share:
Basic	$0.96	$0.64

Diluted	$0.75	$0.41

See accompanying notes to consolidated financial statements.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Preferred Stock Series A		Preferred Stock Series B		Common Stock		Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	# of Shares	Amount	# of Shares	Amount	# of Shares	Amount
	(Dollars in thousands, except share data, restated)
Balance at December 31, 2003	729,585	$5,959	1,000	$1,000	2,772,279	$38,602	$(14,150)	$71	$31,482
Preferred stock converted into common stock on a 2:1 basis	(63,312)	(517)			126,624	517			—
Stock options exercised					55,225	372			372
Comprehensive income:
Unrealized holding gain during the period, net								203	203
Net income							2,320		2,320

Comprehensive income									2,523

Balance at December 31, 2004	666,273	5,442	1,000	1,000	2,954,128	39,491	(11,830)	274	34,377
Preferred stock converted into common stock on a 2:1 basis	(666,273)	(5,442)			1,332,546	5,442			—
Common stock issued									—
Stock options exercised					116,350	764			764
Cumulative effect of change in accounting principal (Note 1)									—
Comprehensive income (loss):
Unrealized holding gain during the period, net								(1,428)	(1,428)
Net income							4,450		4,450

Comprehensive income									3,022

Balance at December 31, 2005	—	$—	1,000	$1,000	4,403,024	$45,697	$(7,380)	$(1,154)	$38,163

See accompanying notes to consolidated financial statements.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2005	2004
	(Dollars in thousands, restated)
Cash flows from operating activities:
Net income	$4,450	$2,320
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	425	409
Provision (benefit) for credit losses	(84)	220
Trading loss (gain) on non-hedge derivatives	395	(229)
Loss on sale of securities available for sale	—	197
Net amortization of premium on securities available-for-sale	20	250
Net amortization of premium on securities held-to-maturity	29	47
Net amortization of core deposit intangible	223	223
Net amortization of premium on loans purchased	159	190
Utilization of deferred tax assets	1,083	1,664
Decrease (increase) in accrued interest receivable and other assets	17	(236)
Increase in accrued interest payable and other liabilities	1,137	329

Net cash provided by operating activities	7,854	5,384

Cash flows from investing activities:
Purchase of securities available-for-sale	(47,884)	(34,987)
Proceeds from sales of securities available-for-sale	—	11,759
Proceeds from repayments and maturities of securities available-for-sale	12,457	16,517
Proceeds from repayments and maturities of securities held-to-maturity	866	1,043
Loan originations and principal collections, net	(25,668)	(53,178)
Purchase of Federal Reserve stock and other stocks	(733)	(1,204)
Expenditures on OREO improvements	—	(132)
Purchases of premises and equipment	(482)	(769)

Net cash used in investing activities	(61,444)	(60,951)

Cash flows from financing activities:
Net increase in demand deposits, money market and savings accounts	6,041	6,749
Net increase in time certificates of deposit	43,625	8,076
Net decrease in securities sold under agreements to repurchase and federal funds purchased	—	(399)
Net increase in other borrowings	2,437	18,400
Net proceeds from exercise of stock options	764	372

Net cash provided by financing activities	52,867	33,198

Net decrease in cash and cash equivalents	(723)	(22,369)
Cash and cash equivalents, January 1	16,915	39,284

Cash and cash equivalents, December 31	$16,192	$16,915

Supplemental disclosures of cash flow information:
Cash paid for interest	$4,778	$3,229
Cash paid for income taxes	1,225	51
Unrealized loss on securities available-for-sale, net of tax effect	(392)	(40)
Unrealized gain (loss) on cash flow hedges, net of tax effect	$(762)	$314

See accompanying notes to consolidated financial statements.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Restatement

National Mercantile Bancorp has restated its consolidated financial statements for the years ended December 31, 2005, 2004 and 2003 and for each of the interim periods in 2005, 2004 and 2003. This restatement corrected errors related to the Company’s derivative accounting under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”).

In 2003, the Company entered into an interest rate swap agreement in connection with the trust preferred securities related to the Company’s junior subordinated deferrable interest debentures (Trust Preferred Swap) that was accounted for as a fair value hedge under SFAS No. 133. The Company elected an abbreviated method (the “short-cut” method) of documenting the effectiveness of the swap as a hedge, which allowed the Company to assume no ineffectiveness in this transaction. As a result of later technical interpretations of SFAS 133, the Company subsequently concluded that the Trust Preferred Swap did not qualify for this method in prior periods. The presence of an interest deferral feature in the interest rate swap was determined, in retrospect, to have caused the interest rate swap to not have a fair value of zero at inception, which is required under SFAS 133 to qualify for short-cut hedge accounting treatment. Hedge accounting under SFAS No. 133 for this swap transaction is not allowed retrospectively because the hedge documentation required for the long-haul method was not in place at the inception of the hedge. Eliminating the application of fair value hedge accounting reverses the fair value adjustments that were made to the hedged item, the debt, as an adjustment to the par amount of the Trust Preferred debt. This reversal of fair value hedge accounting also results in reclassification of swap net settlements from interest expense to noninterest income as well as recording of swap mark-to-market adjustments in trading gains (losses) on economic derivatives.

The following table sets forth the effects of the adjustments on net income for the years 2005 and 2004. Since the Company could not apply hedge accounting for the transaction, the Trust Preferred Swap has been marked-to-market through the consolidated statement of operations with no related offset for hedge accounting.

Increase (Decrease) in Net Income

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Net income as previously reported	$4,681	$2,186
Trading gains (losses) on non-hedge derivatives	(395)	229
Benefit (provision) for income taxes	164	(95)

Total adjustment	(231)	134

Restated net income	$4,450	$2,320

Percent change	(4.93)%	6.13%

The following tables reflect the previously reported amounts and the restated results by financial statement line item for the consolidated balance sheet and statement of stockholders’ equity as of December 31, 2005 and the consolidated statements of income for the years ended December 31, 2005 and 2004.

	December 31, 2005
	As Originally Reported	Restated
	(Dollars in thousands)
Consolidated balance sheets:
Deferred tax asset, net	$4,203	$4,442
Accrued interest receivable and other assets	4,583	4,008
Total assets	448,796	448,460
Accumulated deficit	(7,044)	(7,380)
Total shareholders’ equity	38,499	38,163
Total liabilities and shareholders’ equity	448,796	448,460

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31,
	2005		2004
	As Originally Reported	As Restated	As Originally Reported	As Restated
	(Dollars in thousands, except per share data)
Consolidated Statements of Operations:
Interest expense:
Junior subordinated deferrable interest debentures	$1,239	$1,585	$966	$1,585
Total interest expense	5,136	5,482	3,004	3,623
Net interest income before provision for credit losses	21,129	20,783	16,450	15,831
Net interest income after provision for credit losses	21,213	20,867	16,230	15,611
Trading gains (losses) on economic derivatives	—	(395)	—	229
Net cash settlement of interest rate swap derivative	—	347	—	619
Total other operating income	1,166	1,118	1,567	2,415
Income before income tax provision	8,003	7,609	3,769	3,998
Income tax provision	3,322	3,159	1,583	1,678
Net income	4,681	4,450	2,186	2,320
Earnings per share—basic (1)	1.01	0.96	0.60	0.64
Earnings per share—diluted (1)	0.79	0.75	0.38	0.41

(1)	Adjusted for the 5-for-4-stock split paid April 16, 2006

	Accumulated Deficit		Total
	As Originally Reported	Restated	As Originally Reported	Restated
	(Dollars in thousands)
Consolidated Statement of Changes in Shareholders’ Equity:
Balance at December 31, 2003	$(13,911)	$(14,150)	$31,721	$31,482
For the year ended December 31, 2004:
Net income	2,186	2,320	2,186	2,320
Comprehensive income			2,389	2,523
Balance at December 31, 2004	(11,725)	(11,830)	34,482	34,377
For the year ended December 31, 2005:
Net income	4,681	4,450	4,681	4,450
Comprehensive income			3,253	3,022
Balance at December 31, 2005	(7,044)	(7,380)	38,499	38,163

The following table reflects the previously reported amounts and the restated results by financial statement line item for the consolidated balance sheet as of March 31, June 30, and September 30, 2005.

	March 31, 2005		June 30, 2005		September 30, 2005
	As Originally Reported	Restated	As Originally Reported	Restated	As Originally Reported	Restated
	(Dollars in thousands)
Consolidated balance sheets:
Deferred tax asset, net	$5,476	$5,635	$4,862	$4,780	$4,652	$4,775
Accrued interest receivable and other assets	3,662	3,277	3,996	4,193	3,893	3,595
Total assets	387,006	386,780	403,684	403,799	428,483	428,308
Accumulated deficit	(10,785)	(11,010)	(9,747)	(9,631)	(8,450)	(8,623)
Total shareholders’ equity	34,801	34,576	36,432	36,548	37,087	36,914
Total liabilities and shareholders’ equity	387,006	386,780	403,684	403,799	428,483	428,308

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables reflect the previously reported amounts and the restated results by financial statement line item for the consolidated statements of income for the three month periods ended March 31, June 30, September 30, and December 31, 2005 and 2004.

	For the three months ended
	March 31, 2005		June 30, 2005		September 30, 2005		December 31, 2005
	As Originally Reported	Restated	As Originally Reported	Restated	As Originally Reported	Restated	As Originally Reported	Restated
	(Dollars in thousands, except per share data)
Consolidated Statements of Operations:
Interest expense:
Junior subordinated deferrable interest debentures	$280	$396	$297	$396	$326	$396	$335	$396
Total interest expense	976	1,092	1,016	1,115	1,298	1,368	1,846	1,907
Net interest income before provision for credit losses	4,861	4,745	5,073	4,974	5,456	5,386	5,739	5,678
Net interest income after provision for credit losses	4,772	4,656	5,073	4,974	5,669	5,599	5,699	5,638
Trading gains (losses) on economic derivatives	—	(204)	—	582	—	(493)	—	(280)
Net cash settlement of non-hedge interest rate swap	—	116	—	99	—	70	—	61
Total other operating income	322	234	299	980	278	(145)	267	48
Income before income tax provision	1,608	1,404	1,773	2,355	2,217	1,724	2,405	2,125
Income tax provision	667	582	736	978	920	715	999	883
Net income	941	822	1,037	1,377	1,297	1,009	1,406	1,242
Earnings per share—basic (1)	0.25	0.22	0.27	0.35	0.24	0.19	0.26	0.23
Earnings per share—diluted (1)	0.16	0.14	0.18	0.23	0.22	0.17	0.24	0.21

(1)	Adjusted for the 5- for 4-stock split paid April 16, 2006

	For the three months ended
	March 31, 2004		June 30, 2004		September 30, 2004		December 31, 2004
	As Originally Reported	Restated	As Originally Reported	Restated	As Originally Reported	Restated	As Originally Reported	Restated
	(Dollars in thousands, except per share data)
Consolidated Statements of Operations:
Interest expense:
Junior subordinated deferrable interest debentures	$226	$396	$228	$375	$259	$396	$253	$396
Total interest expense	690	860	694	841	792	929	828	971
Net interest income before provision for credit losses	3,451	3,281	3,622	3,475	4,695	4,558	4,682	4,539
Net interest income after provision for credit losses	3,451	3,281	3,622	3,475	4,575	4,438	4,582	4,439
Trading gains (losses) on economic derivatives	—	453	—	(837)	—	670	—	(58)
Net cash settlement of non-hedge interest rate swap	—	170	—	147	—	137	—	143
Total other operating income	465	1,088	402	(288)	317	1,124	383	468
Income before income tax provision	493	946	585	(252)	1,514	2,184	1,177	1,119
Income tax provision	202	390	240	(107)	642	920	499	475
Net income	291	556	345	(145)	872	1,264	678	644
Earnings per share—basic (1)	0.08	0.16	0.09	-0.04	0.24	0.35	0.18	0.17
Earnings per share—diluted (1)	0.05	0.10	0.06	-0.03	0.15	0.22	0.12	0.11

(1)	Adjusted for the 5- for 4-stock split paid April 16, 2006

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, the following Notes to Consolidated Financial Statements have been restated: 2, 7, 13, 14, 15.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of National Mercantile Bancorp (“National Mercantile” when referring only to the parent company or the “Company” when such reference includes National Mercantile Bancorp and its subsidiaries, collectively) and of its wholly owned subsidiaries, Mercantile National Bank (“Mercantile”) and South Bay Bank, N.A. (“South Bay”) (and collectively, the “Banks”). All intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to the current year presentation.

National Mercantile Capital Trust I (the “Trust”), a Delaware business trust, was formed by the Company in 2001 for the sole purpose of issuing certain securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in the Company’s junior subordinated deferrable interest debentures. The Trust’s 464 common securities (liquidation amount of $1,000 per common security) are wholly owned by National Mercantile, however, in accordance with FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, the Trust is not consolidated in the Company’s financial statements and it is treated as an equity investment.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States and to prevailing practices within the banking industry. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan and lease losses, the assessment of goodwill and core deposit intangible impairment, and the valuation of deferred tax asset. Actual amounts or results could differ from those estimates.

The Company, through the Banks, engages in commercial banking in the Los Angeles area providing commercial and residential real estate financing, real estate construction financing and commercial lending serving niche markets represented by professional service providers, entertainment, healthcare and community-based nonprofit borrowers, and associated individuals with commercial banking and personal banking needs.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks-demand, due from banks-interest bearing, and federal funds sold.

Securities

Securities available-for-sale are carried at fair value. Unrealized gains or losses on available-for-sale securities are excluded from earnings and reported as accumulated other comprehensive income, net of deferred income taxes, in a separate component of shareholders’ equity until realized. Realized gains or losses on sales of available-for-sale securities are recorded using the specific identification method.

Securities held-to-maturity are debt instruments in which management has the positive intent and ability to hold to maturity and are carried at amortized cost.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Premiums or discounts on available-for-sale and held-to-maturity securities are amortized or accreted into income using the effective interest method.

Federal Reserve Bank and other stock are equity investments without an active secondary market; however, the issuers typically redeem the membership stock at the stated value. Accordingly, they are carried at historical cost.

We are obligated to assess, at each reporting date, whether there is an “other-than-temporary” impairment to our investment securities. Such impairment must be recognized in current earnings rather than in other comprehensive income. We review all individual securities that are in an unrealized loss position at each reporting date for other-than-temporary impairment. Specific investment level factors we examine to assess impairment include the severity and duration of the loss, an analysis of the issuers of the securities and if there has been any cause for default on the securities and any change in the rating of the securities by the various rating agencies. Additionally, we review the financial resources and the overall ability that the Company has and the intent that management has to hold the securities until their fair values recover.

Loans

Loans are generally carried at principal amounts outstanding less unearned income. Unearned income includes deferred unamortized fees net of direct incremental loan origination costs.

Interest income is accrued as earned. Net deferred fees are accreted into interest income using the effective yield method.

Loans are placed on nonaccrual status when a loan becomes 90 days past due as to interest or principal unless the loan is both well secured and in process of collection. Loans are also placed on nonaccrual status when the full collection of interest or principal becomes uncertain. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed and the accretion of deferred loan fees is ceased. Thereafter, interest collected on the loan is accounted for on the cash collection method until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent principal and interest are brought current in accordance with the terms of the loan agreement and certain performance criteria have been met.

The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement. Once a loan is determined to be impaired, the impairment is measured based on the present value of the expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, the impairment is measured by using the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

When the measurement of the impaired loan is less than the recorded amount of the loan, impairment is recognized by creating a valuation allowance with a corresponding charge to the provision for credit losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for credit losses.

The Company’s policy is to record cash receipts received on impaired and nonaccrual loans first as reductions to principal and then to interest income.

Allowance for Loan and Lease Losses

The provisions for credit losses charged to operations reflect management’s judgment of the adequacy of the allowance for loan and lease losses and are determined through periodic analysis of the loan portfolio, problem

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

loans and consideration of such other factors as the Company’s loan loss experience, trends in problem loans, concentrations of credit risk, and economic conditions (particularly Southern California), as well as the results of the Company’s ongoing examination process and its regulatory examinations.

The calculation of the adequacy of the allowance for loan and lease losses is based on a variety of factors, including loan classifications, migration trends and underlying cash flow and collateral values. On a periodic basis, management engages an outside loan review firm to review the Company’s loan portfolio, risk grade accuracy and the reasonableness of loan evaluations. Annually, this outside loan review team analyzes the Company’s methodology for calculating the allowance for loan and lease losses based on the Company’s loss histories and policies. The Company uses a migration analysis as part of its allowance for loan and lease losses evaluation, which is a method by which specific charge-offs are related to the prior life of the same loan compared to the total loan pools in which the loan was graded. This method allows for management to use historical trends that are relative to the Company’s portfolio rather than use outside factors that may not take into consideration trends relative to the specific loan portfolio. In addition, this analysis takes into consideration other trends that are qualitative relative to the Company’s marketplace, demographic trends, amount and trends in nonperforming assets and concentration factors.

Premises and Equipment, Net

Premises and equipment are presented at cost less accumulated amortization and depreciation. Depreciation of furniture, fixtures and equipment is determined using the straight-line method over the estimated useful lives (3 years to 5 years) of each type of asset. Leasehold improvements are amortized using the straight-line method over the term of the related leases or the service lives (10 years to 20 years) of the improvements, whichever is shorter. Gains and losses on dispositions are reflected in current operations. Maintenance and repairs are charged to other operating expenses as incurred.

Other Real Estate Owned

Other Real Estate Owned (“OREO”) is comprised of real estate acquired in satisfaction of loans. Properties acquired by foreclosure or deed in lieu of foreclosure are transferred to OREO and are initially recorded at the lower of the loan balance or fair value at the date of transfer of the property, establishing a new cost basis. Subsequently, OREO is carried at the lower of cost or fair value less costs to sell. The fair value of the OREO property is based upon a current appraisal. Losses that result from the ongoing periodic valuation of these properties are charged to other operating expenses in the period in which they are identified. Expenses for holding costs are charged to other operating expenses as incurred.

Income Taxes

The Company and the Banks file consolidated federal income tax returns and combined state income tax returns.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities, as well as for operating losses and tax credit carryforwards, using enacted tax laws and rates. Deferred tax assets will be reduced through a valuation allowance whenever it becomes more likely than not that all or some portion will not be realized. Deferred income taxes (benefit) represents the net change in deferred tax asset or liability balance during the year. This amount, together with income taxes currently payable or refundable in the current year, represents the total tax expense (benefit) for the year.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income

Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. The accumulated balance of other comprehensive income is displayed as a component of equity in the consolidated balance sheet.

Each classification of other comprehensive income together with total comprehensive income is reported in the consolidated statements of changes in shareholders’ equity. The following table presents the accumulated balances of each classification of other comprehensive income, and the related income tax expense or benefit, as of the dates indicated:

	Net gain (loss) on securities available-for-sale	Net gain (loss) on cash flow hedges	Accumulated other comprehensive income (loss)
	(Dollars in thousands)
Balance at December 31, 2003	$71	$—	$71
Gross unrealized holding loss during the period	(260)	537	277
Less: Income tax benefit (expense)	108	(223)	(115)
Less: Reclassification of losses included in net income, net of income tax benefit of $29	41	—	41

Other comprehensive income (loss)	(111)	314	203

Balance at December 31, 2004	(40)	314	274
Gross unrealized holding loss during the period	(604)	(1,838)	(2,442)
Less: Income tax benefit	251	763	1,014

Other comprehensive loss	(353)	(1,075)	(1,428)

Balance at December 31, 2005	$(392)	$(762)	$(1,154)

Earnings per Share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. The following table is a reconciliation of net income and shares used in the computation of basic and diluted earnings per share for the periods indicated (adjusted for the 5-for-4 stock split paid April 16, 2006):

	Net Income	Weighted Average Shares	Per Share Amount
	(Dollars in thousands, except per share data, restated)
For the year ended December 31, 2005:
Basic EPS	$4,450	4,630,186	$0.96

Effect of dilutive securities:
Options		261,544
Convertible preferred stock		1,006,028

Diluted earnings per share	$4,450	5,897,758	$0.75

For the year ended December 31, 2004:
Basic EPS	$2,320	3,619,136	$0.64

Effect of dilutive securities:
Options		191,826
Convertible preferred stock		1,883,565

Diluted earnings per share	$2,320	5,694,528	$0.41

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value of Financial Instruments

Estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. Considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates of fair value in the financial statements are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

Stock Options

The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for the stock incentive plans. SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. All options were granted at current market prices, accordingly, no compensation cost has been recognized for the plans. Pro forma net income and pro forma earnings per share disclosures for employee stock option grants are based on recognition as expense, over the vesting period, the fair value on the date of grant of all stock-based awards made during 2005 and 2004.

The estimated per share weighted average fair value of options granted was $9.86 and $7.22 during 2005 and 2004. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for the stock incentive plans. SFAS No. 123, “Accounting for Stock-Based Compensation,” encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the options granted been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, the Company’s net earnings for 2005 would have been decreased by $267,000 and the net earnings for 2004 would have decreased by $196,000. Basic and diluted earnings per share would have decreased by $0.07 and $0.06 for 2005, respectively. Basic and diluted earnings per share would have decreased by $0.05 and $0.03 for 2004, respectively.

The fair values of options granted during 2005 and 2004 were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: 2005— no dividend yield, expected volatility of 43%, risk-free interest rate of 4.38%, and an expected life of 10 years; 2004— no dividend yield, expected volatility of 56%, risk-free interest rate of 4.23%, and an expected life of 10 years.

Note 3—Goodwill and Other Intangible Assets

As of December 31, 2005, the Company had goodwill of $3.2 million and core deposit intangibles with a carrying amount of $2.3 million less accumulated amortization of $900,000 from the acquisition of South Bay in 2001. In accordance with SFAS No. 142 goodwill is not amortized. SFAS No. 142 also requires an analysis of impairment of goodwill annually or more frequently upon the occurrence of certain events. The Company has no other indefinite-lived intangible assets. The core deposit intangibles were estimated to have an original life of 10 years and 4 months. Amortization of the core deposit intangibles for 2005 was, and for each of the next four years is estimated to be, $223,000. During 2005, the required impairment tests of goodwill and core deposit intangibles were conducted, and based upon these evaluations, the Company’s goodwill and core deposit intangibles were not impaired at December 31, 2005.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4—Investment Securities

The following is a summary of amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair values of the Company’s investment securities available-for-sale and held-to-maturity at the date indicated:

	December 31, 2005
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Available-For-Sale
U.S. Treasury securities	$599	$—	$—	$599
GNMA-issued/guaranteed mortgage pass through certificates	98	2	—	100
Other U.S. government and federal agency securities	17,931	—	152	17,779
FHLMC/FNMA-issued mortgage pass through certificates	33,982	47	366	33,663
CMO’s and REMIC’s issued by U.S. government-sponsored agencies	2,528	13	—	2,541
Privately issued corporate bonds, CMO’s and REMIC’s securities	17,290	3	217	17,076

	$72,428	$65	$735	$71,758

FRB and other stocks	$3,809	$—	$—	$3,809

	December 31, 2005
	Total amortized cost	Gross unrealized gains	Gross unrealized loss	Estimated fair value
	(Dollars in thousands)
Held-to-Maturity
FHLMC/FNMA-issued mortgage pass through certificates	$2,612	$—	$40	$2,572

	$2,612	$—	$40	$2,572

The Company had no gross proceeds and gross realized losses related to the sale of investment securities for the year ended December 31, 2005. The Company had gross proceeds and gross realized losses related to the sale of investment securities of $11.8 million and $197,000, respectively, for the year ended December 31, 2004.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated fair value and amortized cost of securities available-for-sale and held-to-maturity at December 31, 2005 by contractual maturity, are shown below:

	Within one year		After one but within five years		After five but within ten years		After ten years			Weighted Average Yield
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total
	(Dollars in thousands)
Securities available-for-sale:
U.S Treasury securities	$—	—	$599	4.32%	$—	—	$—	—	$599	4.32%
GNMA-issued/guaranteed mortgage pass-through certificates	—	—	—	—	—	—	100	5.98%	100	5.98%
Other U.S. government and federal agencies	7,867	2.31%	7,940	3.12%	—	—	1,972	0	17,779	2.77%
FHLMC/FNMA-issued mortgage pass-through certificates	—	—	234	4.96%	2,354	4.41%	31,075	4.96%	33,663	4.92%
CMO’s and REMIC’s issued by U.S. government-sponsored agencies	—	—	2	5.93%	—	—	2,539	0	2,541	5.49%
Privately issued corporate bonds, CMO’s and REMIC’s securities	—	—	—	—	—	—	17,076	0	17,076	4.95%

	$7,867	2.31%	$8,775	3.25%	$2,354	4.41%	$52,762	4.92%	$71,758	4.41%

Amortized Cost	$7,894		$8,873		$2,389		$53,272		$72,428

FRB and other stocks	$3,809	4.94%	$—	—	$—	—	$—	—	$3,809	—

	Within one year		After one but within five years		After five but within ten years		After ten years			Weighted Average Yield
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total
	(Dollars in thousands)
Securities held-to-maturity:
FHLMC/FNMA-issued mortgage pass-through certificates	$—	—	$—	—	$2,612	4.29%	$—	—	$2,612	4.29%

	$—	—	$—	—	$2,612	4.29%	$—	—	$2,612	4.29%

Actual maturities may differ from contractual maturities to the extent that borrowers have the right to call or prepay obligations with or without call or repayment penalties.

Investment securities totaling $3.1 million were pledged to secure government tax deposits, bankruptcy deposits, or for other purposes required or permitted by law at December 31, 2005. Investment securities totaling $70.0 million were pledged to secure Federal Home Loan Bank (FHLB) borrowings and available credit.

Impaired Securities

The Company assessed whether there is an “other-than-temporary” impairment to any investment securities. Any security for which the current fair value is less than the carrying value is considered impaired. On a quarterly basis, impaired securities are evaluated to determine if the impairments are other-than-temporary. For those securities that are identified as having an other-than-temporary impairment, the loss is reported as a reduction in current period income. For all other temporary impairments, the current period unrealized losses are recorded to other comprehensive income.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2005, temporarily impaired securities had a fair value of $67.4 million and unrealized losses of $775,000. Securities that were not impaired had a fair value of $6.8 million and unrealized gains of $65,000 at December 31, 2005. The following table shows fair value and unrealized loss positions of temporarily impaired securities, categorized by whether the securities have been impaired for less than twelve months or if they have been impaired for twelve months or more as of December 31, 2005.

	Less than 12 months		12 months or longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Dollars in thousands)
U.S. Treasury securities	$599	$—	$—	$—	$599	$—
Other U.S. government and federal agency securities	35,147	(378)	17,528	(180)	52,675	(558)
Privately issued corporate bonds, CMO’s and REMIC’s securities	12,440	(169)	1,709	(48)	14,149	(217)

Total temporarily impaired securities	$48,186	$(547)	$19,237	$(228)	$67,423	$(775)

The securities were impaired due to declines in fair values resulting from increases in market interest rates from the time of purchase. The privately issued securities were collateralized by mortgages. None of these securities has exhibited a notable decline in value as a result of changes in credit risk. These debt securities are relatively short in duration, accordingly, any unrealized loss in an individual issue will diminish as the security approaches its maturity, irrespective of market rates of interest.

Furthermore, the company may borrow funds utilizing these securities as collateral at market rates of interest in amounts representing nearly all of the market value. For that reason the securities achieve their primary purpose of providing liquidity without being sold. As such, the company has the ability to hold the securities to maturity and does not consider the impairment of these securities to be other-than-temporary.

Note 5—Loans Receivable and Allowance for Loan and Lease Losses

The following is a summary of the major categories of loans outstanding at December 31, 2005:

2005
(Dollars in thousands)
Commercial loans—secured and unsecured	$89,474
Real estate loans:
Secured by commercial real properties	121,641
Secured by one to four family residential properties	10,498
Secured by multifamily residential properties	18,663

Total real estate loans	150,802
Construction and land development	92,077
Consumer installment, home equity and unsecured loans to individuals	7,239

Total loans outstanding	339,592
Deferred net loan origination fees and purchased loan discount	(1,034)

Loans receivable, net	$338,558

Weighted average yield for loans at December 31	8.09%

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDaATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2005 and 2004, the Company had no impaired loans, and therefore, no specific allowances established for impaired loans. No interest income was recognized on impaired loans during the years ended December 31, 2005 and 2004.

In the normal course of business, the Banks may make loans to officers and directors as well as loans to companies and individuals affiliated with or guaranteed by officers and directors of the Company and the Banks. Such loans are made in the ordinary course of business at rates and terms no more favorable than those offered to other customers with a similar credit standing. The outstanding principal balance of these loans was $4.9 million at December 31, 2005 and $2.0 million at December 31, 2004. During 2005 there were $3.4 million of advances and $465,000 of repayments. Interest income recognized on these loans amounted to $199,000 and $374,000 during 2005 and 2004, respectively. At December 31, 2005, none of these loans were on nonaccrual status. Based on analysis of information presently known to management about the loans to officers and directors and their affiliates, management believes all have the ability to comply with the present loan repayment terms.

Loans receivable totaling $37.6 million were pledged to the FHLB to collateralize borrowing lines.

The following is a summary of activity in the allowance for loan and lease losses for the year ended December 31, 2005:

2005
(Dollars in thousands)
Balance, beginning of year	$3,928
Provision for credit losses	(84)
Reserve for unfunded commitments transferred to other liabilities	(582)
Loan charge offs	(10)
Recoveries of previous loan charge offs	1,216

Balance, end of year	$4,468

Total loan charge-offs in 2005 were $10,000. The additional provision for credit losses was recorded based upon the analysis of the adequacy of allowance for loan and lease losses. The allowance for loan and lease losses for classified loans graded as “criticized” by the Company’s internal grading system that are collateral-dependent is based upon the net realizable value of the collateral that is periodically evaluated. The allowance for unsecured classified loans is based upon the severity of the credit weakness.

The following is a summary of nonperforming loans at December 31, 2005:

2005
(Dollars in
thousands)
Nonaccrual loans	$319
Troubled debt restructurings	—
Loans contractually past due ninety or more days with respect to either principal or interest and still accruing interest	—

$319

Interest foregone on nonperforming loans outstanding at December 31, 2005 and 2004 was $11,000 and $12,000, respectively. Foregone interest on nonperforming loans does not include interest forgone on loans on nonperforming status that were restored to performing status prior to year end, or subsequent to either being charged off prior to year end or transferred to OREO prior to year end.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The ability of the Company’s borrowers to fulfill their loan agreements is substantially dependent upon economic conditions and real estate market values throughout the Company’s market area. At December 31, 2005, loans aggregating $242.9 million were collateralized by liens on residential and commercial real properties, nearly all of which are located in California. While the Company’s loan portfolio is generally diversified with regard to the industries represented, at December 31, 2005, the Company’s loans to businesses and individuals engaged in entertainment industry related activities amounted to $32.0 million.

Troubled Debt Restructurings (“TDRs”). A TDR is a loan for which the Company has, for economic or legal reasons related to a borrower’s financial difficulties, granted a concession to the borrower it would not otherwise consider, including modifications of loan terms to alleviate the burden of the borrower’s near-term cash flow requirements in order to help the borrower to improve its financial condition and eventual ability to repay the loan. At December 31, 2005, the Company had no TDRs.

Note 6—Premises and Equipment and Lease Commitments

The following is a summary of major components of premises and equipment at December 31, 2005:

2005
(Dollars in thousands)
Land	$1,392
Buildings	3,873
Leasehold improvements	1,764
Furniture, fixtures and equipment	6,336

13,365
Less accumulated amortization and depreciation	(7,504)

$5,861

Depreciation and amortization expense was $425,000 in 2005 and $409,000 in 2004. Rental expense on operating leases included in occupancy expense in the Consolidated Statements of Operations was $675,000 in 2005 and $669,000 in 2004.

The future minimum annual rental commitments at December 31, 2005 are summarized below.

2005
(Dollars in thousands)
For the year ended December 31,
2006	$693
2007	695
2008	708
2009	559
2010	453
Thereafter	1,563

$4,671

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7—Income Taxes

The components of income tax provision consisted of the following for the years ended December 31:

	2005	2004
	(Dollars in thousands, restated)
Current taxes	$1,112	$65
Deferred taxes	2,047	1,613

Total income tax provision	$3,159	$1,678

A reconciliation of the amounts computed by applying the federal statutory rate of 34% for 2005 and 2004 to the income before income tax provision and the effective tax rate are as follows:

	2005		2004
	Amount	Rate	Amount	Rate
	(Dollars in thousands, restated)
Tax provision at statutory rate	$2,587	34.0%	$1,359	34.0%
Increase (reduction) in taxes resulting from:
State taxes	548	6.8%	287	7.6%
Permanent differences	24	0.3%	32	0.8%

	$3,159	39.5%	$1,678	44.5%

The major components of the net deferred tax asset at December 31, 2005 are as follows:

	2005	2004
	(Dollars in thousands, restated)
Deferred tax assets:
Net operating losses	$1,992	$4,725
Securities available for sale	818	—
Economic derivatives	239	75
Accrued expenses	413	304
Alternative minimum tax credits	544	384
Nonaccrual interest	116	89
Loan fees	212	285
Bad debt expense	278	313
Core deposits	115	86
Securities acquired in business combination	47	47
State taxes	302	63
Other real estate owned	31	31
Other	49	7

Total deferred tax assets	5,156	6,409

Deferred tax liabilities:
Depreciation	(698)	(671)
Securities available for sale	—	(196)
FHLB stock dividend	(56)	(42)
Loan premium amortization	(80)	(145)

Total deferred tax liabilities	(834)	(1,054)

Net deferred tax asset	$4,322	$5,355

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For tax purposes at December 31, 2005, the Company had (i) federal NOLs of $5.0 million, which begin to expire in 2009; and (ii) a federal AMT credit of $544,000 that carryforwards indefinitely. The Company believes that it is more likely than not that the deferred tax asset will be realized. Accordingly, no valuation allowance has been established against the deferred tax asset.

Note 8—Benefit Plans

Stock Incentive Plans. At December 31, 2005, the Company had two active stock incentive plans pursuant to which up to a total of 1,148,138 shares of common stock may be issued. Under these plans, the Company may grant to directors, officers, employees and consultants stock-based incentive compensation in a variety of forms, including without limitation nonqualified options, incentive options, sales and bonuses of common stock and stock appreciation rights, on such terms and conditions as the Board of Directors of the Company determines. However, the exercise price of options granted to nonemployee directors may not be less than the fair market value of the common stock on the date of grant. At December 31, 2005, the only outstanding awards under these plans were stock options, and at that date 200,074 shares were available for future awards.

At December 31, 2005, there were also outstanding options granted under a prior stock incentive plan.

The following summarizes option grants, cancellations and exercises under the Company’s stock incentive plans for the periods indicated.

		Option Price Range Per Share
Outstanding, December 31, 2003	493,308	$4.31	-	$11.50
Granted	81,200	9.48	-	11.45
Cancelled	(39,125)	4.59	-	10.26
Exercised	(55,225)	4.50	-	9.75

Outstanding, December 31, 2004	480,158	$4.31	-	$11.50

Granted	161,950	12.49	-	19.25
Cancelled	(116,350)	4.31	-	11.20
Exercised	(6,400)	4.31	-	11.14
Five-for-four stock split paid April 16, 2006	129,840	3.45	-	15.40

Outstanding, December 31, 2005	649,198	$3.45	-	$15.40

Of the outstanding options at December 31, 2005: (i) options to purchase 336,158 shares were vested and exercisable; and (ii) the remaining options become exercisable as follows: 2006—113,500 and 2007—69,700. Options granted to employees expire on the tenth anniversary of the date of the grant and vest (i) 100% one year from the date of the grant for grants less than 500 shares; and (ii) 50% after one year and 50% after two years from the date of the grant for grants of 500 shares or more. Options granted to nonemployee directors expire on the sixth anniversary of the date of the grant and vest one year from the date of the grant.

Defined Contribution Retirement Plan. The Company maintains a defined contribution retirement plan under section 401(k) of the Internal Revenue Code. Employees are eligible to participate following six months of continuous employment. Under the plan, the Company has partially matched employee contributions since May 1, 2001. Such matching contributions become fully vested when the employee reaches three years of service. The Company’s matching contributions for 2005 and 2004 were $121,000 and $115,000, respectively.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9—Deposits and Borrowed Funds

At December 31, 2005 the scheduled maturity of time deposits are as follows:

	$100,000 and over	Under $100,000
	(Dollars in thousands)
2006	$83,863	$15,193
2007	1,472	3,069
2008	2,133	884
2009	—	—
2010	—	69
Thereafter	—	41

Total time certificates of deposit $100,000 or more	$87,468	$19,256

The following table shows borrowed funds at December 31, 2005:

2005
	Year-end		Average
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
(Dollars in thousands)
Federal funds purchased	$—	—	$—	—
Federal Home Loan Bank advances	$28,337	4.10%	$12,186	3.38%

Other borrowings are comprised of Federal Home Loan Bank (“FHLB”) advances. At December 31, 2005 FHLB advances included: (i) $28.3 million overnight borrowings maturing in January 2006 with a fixed annual rate of 4.10%. The maximum amount of other borrowings outstanding at any month-end during 2005 was $28.3 million.

The Banks had $53.0 million of unused borrowing capacity from the FHLB at December 31, 2005 based upon pledged securities and loans.

Note 10—Junior Subordinated Deferrable Interest Debentures

In July 2001 the Company issued $15.5 million aggregate principal amount of 10.25% fixed rate junior subordinated deferrable interest debentures due July 25, 2031 (“Junior Subordinated Debentures’) that pay interest each January 26 and July 26. The interest is deferrable, at the Company’s option, for a period up to ten consecutive semi-annual payments, but in any event not beyond June 25, 2031. The debentures are redeemable, in whole or in part, at the Company’s option on or after five years from issuance at declining premiums to maturity. The recorded balance of Junior Subordinated Debentures was $15.5 million at December 31, 2005.

The Junior Subordinated Debentures are held by National Mercantile Capital Trust I (the “Trust”), a Delaware business trust, formed by the Company for the sole purpose of issuing certain securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in the Junior Subordinated Debentures. In July 2001 the Trust issued and sold: (i) to the Company 464 common securities (liquidation amount of $1,000 per common security) of the Trust, representing common beneficial interests in the assets of the Trust; and (ii) $15,000,000 of 10.25% fixed rate securities due July 26, 2031 (the “Trust Preferred Securities”). The Trust Preferred Securities are unconditionally guaranteed by the Company with respect to distributions and payments upon liquidation, redemption and otherwise to the extent provided in and pursuant to the terms of a Guarantee Agreement.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11—Availability to National Mercantile of Funds from Banks; Restrictions on Cash Balances; Capital

National Mercantile is a legal entity separate and distinct from the Banks, and as such has separate and distinct financial obligations including annual deferrable debt service of $1.6 million on the Junior Subordinated Debenture and other modest operating expenses. While National Mercantile from time to time holds short-term investments, its assets primarily consist of the common shares of the Banks and it has historically not engaged in any other business activity. Accordingly, dividends and capital distributions from the Banks constitute the principal source of cash to the Company. The Banks are subject to various statutory and regulatory restrictions on their ability to pay dividends to the Company.

OCC approval is required for a national bank to pay a dividend if the total of all dividends declared in any calendar year exceeds the total of the bank’s net profits (as defined) for that year combined with its retained net profits for the preceding two calendar years, less any required transfer to surplus or a fund for the retirement of any preferred stock. A national bank may not pay any dividend that exceeds its retained net earnings, as defined by the OCC. The OCC and the Federal Reserve Board have also issued banking circulars emphasizing that the level of cash dividends should bear a direct correlation to the level of a national bank’s current and expected earnings stream, the bank’s need to maintain an adequate capital base and other factors.

National banks that are not in compliance with regulatory capital requirements generally are not permitted to pay dividends. The OCC also can prohibit a national bank from engaging in an unsafe or unsound practice in its business. Depending on the bank’s financial condition, payment of dividends could be deemed to constitute an unsafe or unsound practice. Except under certain circumstances, and with prior regulatory approval, a bank may not pay a dividend if, after so doing, it would be undercapitalized. The Banks’ ability to pay dividends in the future is, and could be, further influenced by regulatory policies or agreements and by capital guidelines.

Mercantile has no retained earnings, and therefore is presently unable to pay dividends. Mercantile has a substantial accumulated deficit and does not anticipate having positive retained earnings for the foreseeable future. South Bay had retained earnings of $3.0 million as of December 31, 2005. Mercantile and South Bay may from time to time be permitted to make capital distributions to National Mercantile with the consent of the OCC. It is not anticipated that such consent could be obtained unless the distributing bank were to remain “well capitalized” following such distribution.

The Company is authorized to issue 1,000,000 shares of preferred stock. The Company’s Board of Directors has the authority to issue the preferred stock in one or more series, and to fix the designations, rights, preferences, privileges, qualifications and restrictions, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, and sinking fund terms.

The Company had previously issued 990,000 shares of Series A non-cumulative convertible perpetual preferred stock (the “Series A Preferred”). During 2005, pursuant to an election of the holders of a majority of the outstanding shares of Series A Preferred, each outstanding share of the Series A Preferred was automatically converted into two shares of the Company’s Common Stock in accordance with the Company’s Amended and Restated Articles of Incorporation, as amended. As a result of this conversion, as well as earlier conversions during 2005, 666,273 shares of Series A Preferred were converted into 1,332,546 shares of Common Stock.

On December 10, 2001, the Company issued 1,000 shares of Series B non-cumulative convertible perpetual preferred stock (the “Series B Preferred”) with a $1,000 stated value per share. At any time after June 30, 2005 each holder of the Series B Preferred has the right, exercisable at the option of the holder, to convert some or all of such holder’s shares of Series B Preferred into Common Stock at a conversion price of $7.04 per share of Common Stock (the “Conversion Price”). The number of shares of Common Stock to be issued upon conversion

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for each share of Series B Preferred is determined by dividing an amount per share then in effect (the “Liquidation Amount”) by the Conversion Price. The Liquidation Amount per share of Series B Preferred as of any date is the sum of (i) the stated value of each share of Series B Preferred, adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes, plus (ii) an amount equal to 8.5% per annum of the stated value of the shares of Series B Preferred commencing from the date of issue. The Company, at its sole option, may redeem all Series B Preferred, at any time, from legally available funds at the Liquidation Amount. The Series B Preferred contains a liquidation preference over the Common Stock in the amount of the Liquidation Amount.

Federal law restricts the Banks’ extension of credit to, the issuance of a guarantee or letter of credit on behalf of, investments in or taking as collateral stock or other securities of National Mercantile. Restrictions prevent National Mercantile from borrowing from the Banks unless the loans are secured by designated amounts of marketable obligations. Further, secured loans to and investments in National Mercantile or its affiliates by a bank are limited to 10% of the bank’s capital stock and surplus (as defined by federal regulations) and are limited, in the aggregate, to 20% of the bank’s contributed capital (as defined by federal regulations).

Federal Reserve Board regulations require the Banks to maintain certain minimum reserve balances. Cash balances maintained to meet reserve requirements are not available for use by the Banks or National Mercantile. During 2005 and 2004, the average reserve balances for the Banks were approximately $2.7 million and $6.5 million, respectively. Neither National Mercantile nor the Banks is required to maintain compensating balances to assure credit availability under existing borrowing arrangements.

National Mercantile and the Banks are subject to various capital requirements administered by the federal banking regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on National Mercantile’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, National Mercantile and Banks must meet specific capital guidelines that involve quantitative measures of National Mercantile’s and the Banks’ assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. National Mercantile’s and the Banks’ capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require National Mercantile and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 2005, National Mercantile and Banks meet all capital adequacy requirements to which they are subject.

At December 31, 2005, each Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under the prompt corrective action rules, each Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the most recent notification which management believes have changed the Banks’ category.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents, at the date indicated, certain information regarding the regulatory capital of National Mercantile and the Banks and the required amounts of regulatory capital for National Mercantile and the Banks to meet applicable regulatory capital requirements and, in the case of the Banks, to be well capitalized under the prompt corrective action rules.

	Actual		For Capital Adequacy Purposes		To be Categorized as Well Capitalized under Prompt Corrective Action Rules
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in thousands, restated)
As of December 31, 2005
Total Capital to Risk Weighted Assets
National Mercantile Bancorp	$53,231	13.72%	$29,391	>=8.0%	$	N/A	N/A
Mercantile National Bank	27,096	14.84%	14,843	>=8.0%		18,554	>=10.0%
South Bay Bank, N.A	21,239	10.22%	14,718	>=8.0%		18,398	>=10.0%
Tier 1 Capital to Risk Weighted Assets
National Mercantile Bancorp	46,483	11.98%	14,695	>=4.0%		N/A	N/A
Mercantile National Bank	24,811	13.59%	7,421	>=4.0%		11,132	>=6.0%
South Bay Bank, N.A	18,701	9.00%	7,359	>=4.0%		11,039	>=6.0%
Tier 1 Capital to Average Assets
National Mercantile Bancorp	46,483	10.74%	15,475	>=4.0%		N/A	N/A
Mercantile National Bank	24,811	10.49%	8,619	>=4.0%		10,774	>=5.0%
South Bay Bank, N.A	18,701	9.04%	7,356	>=4.0%		9,195	>=5.0%

Note 12—Commitments and Contingencies

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount reflected in the consolidated balance sheet.

Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Company had $1.1 million of outstanding letters of credit at December 31, 2005.

Loan commitments are agreements to lend to a customer a specified amount subject to certain conditions. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since portions of the commitments are expected to expire without being drawn upon, the total amount of commitments does not necessarily represent future cash requirements. The Company had outstanding loan commitments aggregating $120.8 million at December 31, 2005, substantially all of which were for adjustable rate loans.

The Company from time to time is party to lawsuits that arise in the normal course of business. The Company does not believe that any pending lawsuit at December 31, 2005 will have a material adverse effect on the financial position or results of operations of the Company.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Disclosures about the Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value.

Cash and cash equivalents: For these short-term investments, the carrying amount is a reasonable estimation of fair value.

Securities available-for-sale and securities held-to-maturity: For securities classified as available-for-sale and held-to-maturity, fair value equals quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Federal Reserve Bank (FRB) and other stock: FRB and other stock may be redeemed at the carrying amount, therefore, the carrying amount is a reasonable estimation of fair value.

Loans: Variable rate loans have carrying amounts that approximate fair value. The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. In establishing the credit risk component of the fair value calculations for loans, the Company concluded the allowance for loan and lease losses represented a reasonable estimate of the credit risk component of the fair value at December 31, 2005.

Interest rate swaps and floors: The fair value of the interest rate swaps and floors is based upon an estimate derived from broker quotations or proprietary broker models that consider the relevant characteristics of the instrument.

Deposits: The fair value of demand and interest checking deposits, money market accounts and savings accounts is the amount payable on demand at the reporting date. The fair value of time certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar maturities.

Federal funds purchased and securities sold under agreements to repurchase: The fair value of fixed-rate securities sold under agreements to repurchase is estimated by discounting the future cash flows using the rates currently offered for instruments of similar maturities.

Junior subordinated deferrable interest debentures: The fair value of the junior subordinated deferrable interest debentures is estimated as the sum of the carrying amount and the fair value of the mirrored interest rate swap hedging the debentures.

Other borrowings: The fair value of fixed-rate borrowings is estimated by discounting the future cash flows using the rates currently offered for borrowings of similar maturities. Borrowings with maturities greater than one year bear interest at variable rates and approximate fair value.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated fair values of financial instruments at the date indicated are presented below.

	December 31, 2005
	Carrying Amount	Fair Value
	(Dollars in thousands, restated)
Financial assets:
Cash, cash equivalents and deposit with other financial institutions	$16,192	$16,192
Securities available-for-sale	71,758	71,758
Securities held-to-maturity	2,612	2,584
FRB and other stock	3,809	3,809
Loans, net of allowance for credit losses	334,090	333,791
Fair value hedges	(41)	(41)
Cash flow hedges:
Interest rate swaps	(1,034)	(1,034)
Interest rate floors	286	286
Non-hedge derivatives	(575)	(575)
Financial liabilities:
Demand deposits, money market and savings	256,484	256,484
Time certificates of deposit	106,724	106,171
Junior subordinated debentures	15,464	16,039
Other borrowings	28,337	28,337

Note 14—Derivatives

The Company holds fixed rate and variable rate financial assets that are funded by fixed rate and variable rate liabilities. Consequently, they are subject to the effects of changes in interest rates. In response to this, the Company has developed an interest rate risk management policy with the objective of mitigating financial exposure to changing interest rates. These exposures are managed, in part, with the use of derivatives but only to the extent necessary to meet the overall goal of minimizing interest rate risk.

Derivatives are accounted for according to Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This standard requires that all derivative instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. To qualify for hedge accounting, the details of the hedging relationship must be formally documented at inception of the arrangement, including the risk management objective, hedging strategy, hedged item, specific risks that are being hedged, the derivative instrument and how effectiveness is being assessed. The derivative must be highly effective in offsetting either changes in fair value or cash flows, as appropriate, for the risk being hedged. Effectiveness is evaluated on a retrospective and prospective basis. If a hedge relationship becomes ineffective, it no longer qualifies as a hedge. Any excess gains or losses attributable to such ineffectiveness, as well as subsequent changes in the fair value of the derivative, are recognized in earnings.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of our risk management strategies and the effect of these strategies on the consolidated financial statements.

	December 31, 2005		December 31, 2004
	Notional Amount	Fair Value	Notional Amount	Fair Value
	(Dollars in thousands, restated)
Fair value hedges:
Interest rate swaps	$30,000	$(41)	$—	$—

Cash flow hedges:
Interest rate swaps	$50,000	$(1,034)	$50,000	$406
Interest rate floors	$50,000	$286	$—	$—

Non-hedge derivatives:
Interest rate swaps	15,000	(575)	15,000	(311)
Interest rate floors	$150,000	$—	$—	$—

Fair value hedges are hedges that reduce the risk of changes in the fair values of assets, liabilities and certain types of firm commitments. The Company uses interest rate swaps to hedge the change in fair value of portions of its wholesale funding. The interest rate swaps result in the Company paying or receiving the difference between the fixed and floating rates at specified intervals calculated on the notional amounts. The differential paid or received on such interest rate swaps is recognized as an adjustment to interest expense. The net change in fair value of the derivatives and the hedged items is reported in earnings. The fair value hedges are highly effective and therefore no ineffectiveness was recognized in current earnings related to this swap.

Cash flow hedges are hedges that use simple derivatives to offset the variability of expected future cash flows. The Company’s cash flow hedges include certain interest rate swaps and interest rate floors used to manage the interest rate risk associated with its significant volume of adjustable rate loans. At December 31, 2005 a loss of $605,000 was recorded in accumulated other comprehensive income and no ineffectiveness was recorded to earnings for the year ended December 31, 2005 related to these interest rate swaps. As of December 31, 2004, the Company had recorded $314,000 accumulated other comprehensive income related to the interest rate swaps. At December 31, 2005 a loss of $157,000 was recorded in accumulated other comprehensive income related to the interest rate floors. Ineffectiveness related to the interest rate floors designated as cash flow hedges of $24,000 was charged to earnings for the year ended December 31, 2005. There were no interest rate floors at December 31, 2004.

Non-hedge derivatives are interest rate swaps and interest rate floors that do not meet the strict criteria for hedge accounting treatment. We use derivatives to hedge exposures when it makes economic sense to do so, including circumstances in which the hedging relationship does not qualify for hedge accounting. Derivatives not designated as hedges are marked to market through earnings. The Company has entered into an interest rate swap agreement to pay an adjustable rate and receive a fixed rate with terms that mirror its Junior Subordinated Debentures. At inception of this swap, the Company designated this swap as a fair value hedge of its Junior Subordinated Debentures and established the “short-cut” method of documenting the hedge effectiveness. As a result of subsequent technical interpretations of the “short-cut” hedge accounting rules, the Company has treated this swap as a non-hedge derivative and restated its financial statements since inception of the transaction accordingly. The effect of the non-hedge derivative treatment is to reflect the change in fair value of the swap in current income as a trading gain or loss. There was a $395,000 trading loss recorded in 2005 and a $229,000 trading gain in 2004 reflecting the change in market value of this swap. During 2005, the Company purchased a one year interest rate floor to help protect its net interest income in the event of a rapid decline in interest rates and permit it to execute other strategies to protect against declining interest rates over time. There was an $8,000 charge to earnings during the year ended December 31, 2005 writing the value of this floor to zero.

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15—Parent Company Information

The following financial information presents the condensed balance sheet of the Company on a parent-only basis as of December 31, 2005, and the related condensed statements of operations and cash flows for each of the years in the two-year period ended December 31, 2005.

December 31, 2005
(Dollars in thousands, restated)
Cash with Banks	$137
Due from banks—time	1,015
Securities available-for-sale	974
Investment in the Banks	48,558
Other assets	3,720

Total assets	$54,404

Junior subordinated deferrable interest debentures	$15,464
Other liabilities	777

Total liabilities	16,241

Shareholders’ equity:
Preferred stock	1,000
Common stock	45,697
Accumulated deficit	(7,380)
Accumulated other comprehensive income	(1,154)

Total shareholders’ equity	38,163

Total liabilities and shareholders’ equity	$54,404

Statements of Operations

	Year ended December 31,
	2005	2004
	(Dollars in thousands, restated)
Interest income	$61	$33
Interest expense	1,585	1,563

Net interest expense	(1,524)	(1,530)

Other operating income	(47)	970
Other operating expense	374	238

Loss before equity in undistributed net income of the Bank	(1,945)	(798)
Equity in undistributed net income of subsidiaries	5,588	2,790

Income before income tax provision (benefit)	3,643	1,992
Income tax benefit	807	328

Net income	$4,450	$2,320

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statements of Cash Flow

	Year ended December 31,
	2005	2004
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$4,450	$2,320
Adjustment to reconcile net income to net cash provided by operating activities.:
Equity in undistributed net income of subsidiaries, net	(5,588)	(2,790)
Trading loss (gain) on economic derivatives	395	(229)
Net increase in other assets and other liabilities	(1,658)	(520)

Net cash used in operations	(2,401)	(1,219)

Cash flows from investing activities:
Purchase of available-for-sale securities	(536)	(1,290)
Sales and maturities of available-for-sale securities	1,500	1,800

Net cash provided by (used in) investing activities	964	510

Cash flows from financing activities:
Proceeds from stock options exercised	764	372

Net cash provided by financing activities	764	372

Net decrease in cash and cash equivalents	(673)	(337)
Cash and cash equivalents, beginning of the year	1,825	2,162

Cash and cash equivalents, end of the year	$1,152	$1,825

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,172	$1,020
Cash paid for income taxes, net	$1,225	$51

Note 16—Recent Accounting Developments

Accounting for Share-Based Payments

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123R, Accounting for Share-Based Payments (“SFAS No. 123R”), which replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values, beginning with the first annual period after June 15, 2005, with early adoption encouraged. In addition, SFAS No. 123R will cause unrecognized expense related to options vesting after the date of initial adoption to be recognized as a charge to results of operations over the remaining vesting period. The Company is required to adopt SFAS No. 123R in its first quarter of 2006, beginning January 1, 2006. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition alternatives include prospective and retroactive adoption methods. Under the retroactive methods, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and share awards at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and share awards beginning with the first period restated. The Company is evaluating the requirements of SFAS No. 123R and expects that the adoption of

NATIONAL MERCANTILE BANCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 123R will have a material impact on its consolidated results of operations and earnings per common share. The amount of share-based employee compensation cost that would have been determined consistent with SFAS No. 123 and the pro forma earnings per share amounts for the years ended December 31, 2004, 2003 and 2002 are shown in Note 1 of the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It requires, unless impracticable, retrospective application for reporting changes in accounting principle in the absence of explicit transition requirements specific to this newly adopted accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its financial condition or operating results.

Note 17—Subsequent Event

Agreement and Plan of Merger

On June 15, 2006, National Mercantile entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FCB Bancorp, a California corporation (“FCB”), and First California Financial Group, Inc. (“FCFG”), a new Delaware corporation formed by National Mercantile for the purpose of the merger transactions. The Merger Agreement provides for the reincorporation merger of National Mercantile into FCFG immediately followed by the merger of FCB into FCFG (together, the “Mergers”).

Consummation of the Mergers is subject to a number of closing conditions, including approval by the shareholders of both National Mercantile and FCB and regulatory approval.

FCB BANCORP and subsidiaries

Consolidated Balance Sheets

(unaudited)

	June 30, 2006	December 31, 2005
	(In thousands, except share data)
Cash and due from banks	$15,312	$14,435
Federal funds sold	8,900	306
Securities available-for-sale	65,786	73,419
Loans, net	359,578	338,778
Loans held for sale	11,553	—
Premises and equipment, net	10,332	10,315
Goodwill and other intangibles	17,410	16,951
Federal Home Loan Bank stock	2,542	2,395
Cash surrender value of life insurance	10,321	5,171
Accrued interest receivable and other assets	4,058	5,341

Total assets	$505,792	$467,111

Checking	$114,793	$112,596
Interest checking	18,316	23,691
Regular savings	19,490	22,129
Money market savings	64,713	57,144
Certificates of deposit, under $100,000	81,030	82,770
Certificates of deposit, $100,000 and over	96,993	74,018

Total deposits	395,335	372,348
Federal Home Loan Bank advances	51,300	36,319
Junior subordinated debentures	10,310	10,310
Accrued interest payable and other liabilities	1,401	2,355

Total liabilities	458,346	421,332

Common stock, no par value, 10,000,000 authorized; shares issued and outstanding: 3,277,807 at June 30, 2006 and December 31, 2005	32,707	32,666
Retained earnings	16,146	14,063
Accumulated other comprehensive loss	(1,407)	(950)

Total shareholders’ equity	47,446	45,779

Total liabilities and shareholders’ equity	$505,792	$467,111

See accompanying notes.

FCB BANCORP and subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands, except per share data)
Interest and fees on loans	$7,282	$3,323	$14,151	$6,325
Taxable interest on securities	572	573	1,171	1,168
Nontaxable interest on securities	103	77	190	148
Interest on federal funds sold	74	40	162	68

Total interest income	8,031	4,013	15,674	7,709

Interest on deposits	2,297	458	4,273	857
Interest on borrowings	486	196	915	391

Total interest expense	2,783	654	5,188	1,248

Net interest income	5,248	3,359	10,487	6,461
Provision for loan losses	—	122	153	244

Net interest income after provision for loan losses	5,248	3,237	10,334	6,217

Service charges on deposit accounts	257	256	510	549
Earnings on cash surrender value of life insurance	112	56	207	111
Commissions on brokered loans	28	—	47	55
Net gain on sales of loans	—	31	33	78
Net servicing fees	13	11	25	21
Net gain (loss) on sales of securities	—	2	(20)	2
Other income	140	71	252	127

Total noninterest income	550	427	1,054	943

Salaries and employee benefits	2,296	1,490	4,558	3,019
Premises and equipment	616	389	1,259	775
Data processing	210	138	370	273
Legal, audit, and other professional services	247	153	400	261
Printing, stationary, and supplies	82	48	144	94
Telephone	70	36	140	72
Directors’ fees	33	33	66	66
Advertising and marketing	203	123	333	210
Postage	23	11	49	29
Other expenses	344	229	728	416

Total noninterest expense	4,124	2,650	8,047	5,215

Income before provision for income taxes	1,674	1,014	3,341	1,945
Provision for income taxes	601	385	1,257	739

Net income	$1,073	$629	$2,083	$1,206

Earnings per share
Basic	$0.33	$0.29	$0.64	$0.56
Diluted	$0.33	$0.29	$0.63	$0.55

See accompanying notes.

FCB BANCORP and subsidiaries

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands)
Unrealized holding gains (losses) on securities available-for-sale arising during the period	$(585)	$762	$(795)	$(145)
Reclassification adjustments for (gains) losses included in net income	—	(2)	20	(2)

Other comprehensive income (loss), before taxes	(585)	760	(775)	(147)
Income tax (expense) benefit related to items of other comprehensive income	240	(312)	318	60

Other comprehensive income (loss), net of tax	(345)	448	(457)	(87)
Net income	1,073	629	2,083	1,206

Comprehensive income	$728	$1,077	$1,626	$1,119

FCB BANCORP and subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

(unaudited)

	Six Months Ended June 30,
	2006	2005
	(In thousands)
Common stock
Common stock, beginning of period	$32,666	$11,965
Share-based compensation	41	—

Common stock, end of period	$32,707	$11,965

Retained earnings
Net income	$2,083	$1,206
Retained earnings, beginning of period	14,063	10,839

Retained earnings, end of period	$16,146	$12,045

Accumulated other comprehensive income (loss)
Accumulated other comprehensive income (loss)	$(457)	$(87)
Accumulated other comprehensive income (loss), beginning of period	(950)	(259)

Accumulated other comprehensive income (loss), end of period	$(1,407)	$(346)

See accompanying notes.

FCB BANCORP and subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2006	2005
	(In thousands)
Net income	$2,083	$1,206
Adjustments to reconcile net income to net cash from operating activities:
Realized gains on sale of securities and loans	(13)	(80)
Net amortization of premiums and discounts on securities available-for-sale	22	201
Federal Home Loan Bank stock dividends	(58)	(21)
Provision for loan losses	153	244
Share-based compensation	41	—
Production of loans held for sale	(11,553)	—
Deferred income taxes	939	(4)
Depreciation and amortization	384	240
Net appreciation in cash surrender value of life insurance	(207)	(111)
Change in accrued interest receivable and other assets	204	508
Change in accrued interest payable and other liabilities	(954)	81

Net cash (used for) from operating activities	(8,959)	2,264

Net change in federal funds sold	(8,594)	340
Proceeds from maturities, calls, and paydowns of securities available-for-sale	7,571	7,786
Proceeds from sales of securities available-for-sale	2,998	(776)
Purchases of securities available-for-sale	(3,754)	(3,947)
Proceeds from sale of Federal Home Loan Bank stock	—	127
Purchases of Federal Home Loan Bank stock	(89)	—
Net increase in loans	(20,920)	(16,676)
Purchases of premises and equipment	(401)	(525)
Purchases of life insurance	(4,943)	—

Net cash used for investing activities	(28,132)	(13,671)

Net increase in deposits	22,987	11,278
Net change in FHLB overnight advances	14,981	—
Proceeds from FHLB term advances	10,000	2,090
Payments on FHLB term advances	(10,000)	—
Share-based compensation	(41)	—

Net cash from financing activities	37,968	13,368

Change in cash and due from banks	$877	$1,961
Cash and due from banks, beginning of period	14,435	7,194

Cash and due from banks, end of period	$15,312	$9,155

Supplemental cash flow information:
Cash paid for interest	$1,960	$1,028
Cash paid for income taxes	$1,157	$708
Supplemental disclosure of noncash investing activities
Change in fair value of securities available-for-sale, net of taxes	$(457)	$(87)

See accompanying notes.

NOTE 1—BASIS OF PRESENTATION AND MANAGEMENT REPRESENTATION

Organization and nature of operations - FCB Bancorp is a bank holding company arising from a transaction in which the shareholders of First California Bank exchanged their common stock for that of FCB Bancorp on a share-for-share basis on September 30, 2005. As a result of that transaction First California Bank became a wholly-owned subsidiary of FCB Bancorp. FCB Bancorp and First California Bank are related entities; accordingly, the consolidated financial position and results of operations as of and for the year ended December 31, 2005 and all other prior periods have been restated to reflect the combined entities.

The accompanying unaudited consolidated financial statements for FCB Bancorp and subsidiaries include the parent company, FCB Bancorp (“FCB”), and its wholly-owned subsidiaries, First California Bank (“the Bank”), and SC Financial (all collectively referred to as the “Company”). SC Financial is an inactive subsidiary and FCB Statutory Trust I an unconsolidated wholly-owned subsidiary, is special purpose entity formed to issue trust preferred securities and related junior subordinated debentures. First California Bank is a commercial bank doing business primarily in Ventura, Orange and Los Angeles Counties, California.

Consolidation – The consolidated financial statements include, in conformity with generally accepted accounting principles, the accounts of FCB and the Bank and exclude the accounts of FCB Statutory Trust I. All material intercompany transactions and balances of FCB and the Bank have been eliminated.

Basis of presentation – These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements and related notes for the year ended December 31, 2005. A summary of our significant accounting policies is included in the notes that accompany the audited consolidated financial statements. These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a basis consistent with the accounting policies reflected in the audited consolidated financial statements for the year ended December 31, 2005. They do not, however, include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, including normal recurring accruals considered necessary for a fair presentation, have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

Management’s estimates and assumptions – The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets, and revenues and expenses for the reporting period. Actual results could differ significantly from those estimates. Significant estimations made by us primarily involve the calculation of the allowance for loan losses, the carrying amount of goodwill and deferred tax assets or liabilities.

NOTE 2—STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004) Share-Based Payments addresses the accounting for transactions in which an entity exchanges its equity instruments for goods and services. We adopted this new standard on January 1, 2006.

SFAS No. 123R eliminated the ability to account for grants under our stock option plans using the intrinsic value-based method. The intrinsic value-based method recognized compensation cost as the difference between the exercise price of each option and the market price of our stock at the date of each grant. The exercise price of each of our stock options was equal to the market price of our stock at each date of grant. Before 2006, no compensation cost was recognized.

On January 1, 2006, using the modified-prospective method in adoption, we began determining compensation costs using the fair-value method as provided for under SFAS No. 123R. The modified-prospective method of adoption requires the recognition of compensation cost using the fair-value method for all new grants after 2005 or for any grants modified, repurchased or cancelled after 2005. For grants prior to 2006, the modified-prospective method of adoption requires the recognition of compensation cost for the portion of grants not yet vested based on the fair-value of the grant as was disclosed in our prior year consolidated financial statements.

We use the Black-Scholes-Merton formula to determine the fair value of our stock options using the following estimates and assumptions. The fair value of the option at the grant date also follows.

	2003 Grant	2004 Grant	2005 Grant	2006 Grant
Expected option term	6.0 years	6.0 years	6.0 years	5.2 years
Expected volatility	Nil	Nil	Nil	5.71%
Expected dividend yield	0%	0%	0%	0%
Risk-free interest rate	2.87%	3.95%	4.50%	4.59%
Stock option fair value	$1.77	$4.24	$4.92	$4.49

Our only stock option plan began in 2003 and we consider our options to be “plain vanilla”. None of our options have vested. We used the “simplified” method to determine the expected term of the 2006 stock option grant which is the average of the sum of the contractual period and the average vesting period. We looked to our 5-year historical volatility for our expected volatility because we believe that our historical period reflects our business strategy of de novo branch expansion and acquisition and we do not anticipate at this time that our strategy or business model will differ in the future. We used the “minimum value method” for options granted before 2006. We have not paid dividends for the past several years and our business strategy does not anticipate that we will do so in the future. The risk-free rate for the contractual term of the options was based on the prevailing U.S. treasury strip rate in effect at the date of grant.

Our shareholder approved stock option plan permits the grant of up to 200,000 shares of common stock to directors, officers and key employers of FCB or the Bank. Option awards are granted with an exercise price equal to the market price of our stock at the grant date. Option awards vest based on 3 to 5 years of continuous service and have contractual terms from 6 to 8 years.

A summary of our option activity, of which have vested for the six months ended June 30, 2006, follows:

Options	Shares	Weighted average exercise price
Balance, beginning of year	119,500	$17.64
Issued	40,600	$21.00
Exercised	—	—
Cancelled, forfeited, expired	(3,400)	$20.81

Balance, end of period	156,700	$18.51

The weighted average grant date fair value of options outstanding was $3.70 at the beginning of the 2006 year and $3.90 at June 30, 2006. Compensation cost for the three and six months ended June 30, 2006 was $22,000 and $41,000, respectively. Unrecognized compensation cost at June 30, 2006 was $314,000 and the weighted average period of unamortized cost recognition was 3.40 years.

The stock-based compensation expense determined under the fair value-based method for the three and six months ended June 30, 2005, disclosed but not recognized, was $3,000 and $7,000, respectively, net of related tax effects. Earnings per share for the three and six months ended June 30, 2005 would not have changed had we recognized compensation expense under the fair value-based method.

NOTE 3—SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are summarized as follows:

	June 30, 2006
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury notes	$3,001	$—	$(62)	$2,939
U.S. agency notes	8,548	—	(149)	8,399
U.S. agency mortgage-backed securities	40,715	1	(1,793)	38,923
Collateralized mortgage obligations	4,160	—	(134)	4,026
Municipal securities	11,753	14	(268)	11,499

Securities available-for-sale	$68,177	$15	$(2,406)	$65,786

	December 31, 2005
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury notes	$6,976	$—	$(33)	$6,943
U.S. agency notes	10,376	—	(156)	10,220
U.S. agency mortgage-backed securities	45,089	1	(1,274)	43,816
Collateralized mortgage obligations	3,414	1	(89)	3,326
Municipal securities	9,179	36	(101)	9,114

Securities available-for-sale	$75,034	$38	$(1,653)	$73,419

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consist of the following:

(in thousands)	At June 30, 2006	At December 31, 2005

Commercial mortgage	$187,773	$192,263
Multifamily mortgage	29,999	31,708
Construction	33,212	28,157
Commercial loans and lines	58,092	64,271
Home equity loans and lines	9,265	8,689
Home mortgage	43,441	13,443
Installment & credit card	2,005	4,352

Total loans	363,787	342,883
Allowance for loan losses	(4,209)	(4,105)

Loans, net	$359,578	$338,778

Loans held for sale	$11,553	$—

At June 30, 2006, loans held for sale were $11.6 million and consist of commercial and multifamily mortgages originated for sale into the secondary market. Loans held for sale are carried at the lower of aggregate cost or market value. Loan sale gains or losses are recorded in noninterest income based on the difference between loan sale proceeds and carrying value.

As of June 30, 2006, loans with a carrying value of $324.7 million were included as blanket pledges of security for FHLB advances. Most of the Company’s lending activity is with customers located in Ventura, Orange and Los Angeles Counties. The Company has no significant exposure to any individual customer; however, the economic condition in Southern California could adversely affect customers. A significant portion of our loans are collateralized by real estate; changes in the economic condition in Southern California could adversely affect the value of real estate.

Changes in the allowance for loan losses were as follows:

(dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Beginning balance	$4,287	$2,537	$4,105	$2,346
Provision for loan losses	—	122	153	244
Loans charged-off	(12)	(74)	(12)	(74)
Transfer to undisbursed commitment	(75)	—	(75)	—
Recoveries on loans charged-off	9	8	38	77

Ending balance	$4,209	$2,593	$4,209	$2,593

Allowance to total loans			1.16%	1.30%
Accruing loans past due 90 days or more			$25	$116
Nonaccrual loans			$—	$2,158
Nonaccrual loans to total loans			—	1.08%

There were no nonaccrual loans at June 30, 2006 or December 31, 2005.

NOTE 5— GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill relates to the acquisition of South Coast Bancorp on September 30, 2005. At June 30, 2006 and December 31, 2005, goodwill was $16.8 million and $16.3 million, respectively. The change in goodwill represents the finalization of estimated tax effects. No impairment loss was recognized for the periods ended June 30, 2006 and December 31, 2005.

Core deposit intangible, net of accumulated amortization, was $575,000 at June 30, 2006 and $610,000 at December 31, 2005. Amortization expense for the three and six months ended June 30, 2006 were $18,000 and $35,000, respectively.

NOTE 6—EARNINGS PER SHARE

Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of common stock options under the stock option plan. The following table illustrates the computations of basic and diluted earnings per share for the periods indicated:

(in thousands, except per share)	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income	$1,073	$629	$2,083	$1,206
Basic earnings per share	$0.33	$0.29	$0.64	$0.56
Diluted earnings per share	$0.33	$0.29	$0.63	$0.55
Basic weighted average shares	3,278	2,163	3,278	2,163
Diluted weighted average shares	3,298	2,178	3,296	2,184

NOTE 7—RECENTLY ISSUED ACCOUNTING STANDARDS

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year. Management does not expect the adoption of SFAS 155 to have a material impact on the consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” which amends SFAS No. 140. SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective for fiscal years beginning after September 15, 2006. Management does not expect the adoption of SFAS 155 to have a material impact on the consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertainty in income in a company’s financial statements. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. Management does not expect the adoption of FIN 48 to have a material impact on the consolidated financial statements.

NOTE 8—AGREEMENT AND PLAN OF MERGER

On June 15, 2006, we entered into an Agreement and Plan of Merger with National Mercantile Bancorp, the parent company of Mercantile National Bank, and First California Financial Group, or FCFG. National Mercantile will merge into FCFG, its newly formed Delaware subsidiary, followed immediately by a merger of equals whereby we will merge with FCFG. FCFG will be the surviving entity. Pursuant to the mergers, FCB Bancorp shareholders will receive 1.7904 shares of First California common stock for each of their shares of FCB Bancorp common stock. The merger, expected to close in the fourth quarter of 2006, is subject to customary closing conditions, regulatory approvals and approval by the shareholders of both companies.

On a pro forma basis, giving effect to the merger, at June 30, 2006, the combined company would have consolidated assets of approximately $1 billion, with twelve full service offices and four loan production offices in Los Angeles, Orange and Ventura counties. The leadership team for the new combined company, to be called First California Financial Group, Inc. will be as follows:

President and Chief Executive Officer	»	C. G. Kum, FCB Bancorp’s Chief Executive Officer
Chief Financial Officer	»	Romolo Santarosa, FCB Bancorp’s Chief Financial Officer
Chief Credit Officer	»	Robert Bartlett, National Mercantile’s Chief Operating Officer
Chief Strategy Officer	»	David Brown, National Mercantile’s Chief Financial Officer
Head of Commercial Banking	»	Thomas Anthony, FCB Bancorp’s Chief Credit Officer

Scott Montgomery, National Mercantile’s President and Chief Executive Officer will retire after assisting in the transition. The merger, expected to close in the fourth quarter of 2006, is subject to customary regulatory approvals and approval by the shareholders of both companies.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of FCB Bancorp:

We have audited the accompanying consolidated balance sheets of FCB Bancorp as of December 31, 2005 and 2004 and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FCB Bancorp as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ MOSS ADAMS LLP

Portland, Oregon

March 30, 2006

FCB BANCORP and subsidiaries

Consolidated balance sheets

(In thousands, except share data)	December 31, 2005	December 31, 2004
Cash and due from banks	$14,435	$7,194
Federal funds sold	306	4,055
Securities available-for-sale	73,419	77,345
Loans, net	338,778	180,527
Premises and equipment, net	10,315	4,696
Goodwill and other intangibles	16,951	—
Federal Home Loan Bank stock	2,395	1,992
Cash surrender value of life insurance	5,171	4,982
Accrued interest receivable and other assets	5,341	2,954

Total assets	$467,111	$283,745

Checking	$112,596	$84,699
Interest checking	23,691	21,424
Regular savings	22,129	14,639
Money market savings	57,144	52,900
Certificates of deposit, under $100,000	82,770	21,277
Certificates of deposit, $100,000 and over	74,018	32,251

Total deposits	372,348	227,190
Federal Home Loan Bank advances	36,319	32,850
Junior subordinated debentures	10,310	—
Accrued interest payable and other liabilities	2,355	1,160

Total liabilities	421,332	261,200

Common stock, no par value, 10,000,000 authorized; shares issued and outstanding: 3,277,807 at December 31, 2005 and 2,162,807 at December 31, 2004	32,666	11,965
Retained earnings	14,063	10,839
Accumulated other comprehensive loss	(950)	(259)

Total shareholders’ equity	45,779	22,545

Total liabilities and shareholders’ equity	$467,111	$283,745

See accompanying notes.

FCB BANCORP and subsidiaries

Consolidated statements of operations

	Year ended December 31,
(In thousands, except per share data)	2005	2004	2003
Interest and fees on loans	$16,909	$11,209	$10,938
Taxable interest on securities	2,306	1,970	1,194
Nontaxable interest on securities	321	299	212
Interest on federal funds sold	178	74	85

Total interest income	19,714	13,552	12,429

Interest on deposits	3,278	1,315	1,340
Interest on borrowings	1,199	581	191

Total interest expense	4,477	1,896	1,531

Net interest income	15,237	11,656	10,898
Provision for loan losses	488	418	510

Net interest income after provisions for loan losses	14,749	11,238	10,388

Service charges on deposit accounts	1,083	1,056	965
Earnings on cash surrender value of life insurance	226	224	260
Commissions on brokered loans	226	132	307
Net gain on sales of loans	118	87	75
Net servicing fees	47	42	34
Net gain (loss) on sales of securities	2	94	(22)
Other income	293	290	280

Total noninterest income	1,995	1,925	1,899

Salaries and employee benefits	6,693	5,373	5,220
Premises and equipment	1,832	1,301	972
Data processing	589	758	836
Legal, audit, and other professional services	485	418	328
Printing, stationary, and supplies	195	141	166
Telephone	175	163	161
Directors’ fees	132	128	106
Advertising and marketing	412	299	298
Postage	77	81	84
Other expenses	963	747	665

Total noninterest expense	11,553	9,409	8,836

Income before provision for income taxes	5,191	3,754	3,451
Provisions for income taxes	1,967	1,319	1,244

Net income	$3,224	$2,435	$2,207

Earnings per share
Basic	$1.31	$1.17	$1.12
Diluted	$1.30	$1.14	$1.10

See accompanying notes.

FCB BANCORP and subsidiaries

Consolidated statements of comprehensive income

	Year ended December 31,
(In thousands)	2005	2004	2003
Unrealized holding gains (losses) on securities available-for-sale arising during the period	$(1,171)	$165	$(834)
Reclassification adjustments for (gains) losses included in net income	(2)	(94)	22

Other comprehensive income (loss), before taxes	(1,173)	71	(812)
Income tax (expense) benefit related to items of other comprehensive income	481	(29)	330

Other comprehensive income (loss), net of tax	(691)	42	(482)
Net income	3,224	2,435	2,207

Comprehensive income	$2,531	$2,477	$1,725

Consolidated statements of changes in shareholders’ equity

	Year ended December 31,
(In thousands)	2005	2004	2003
Common Stock
Issuance of common stock (1,115,000 shares in 2005)	$20,701	$—	$—
Exercise of warrants (179,299 shares in 2004, 20,700 shares in 2003)	—	1,703	192
Common stock, beginning of year	11,965	10,262	10,070

Common Stock, end of year	$32,666	$11,965	$10,262

Retained earnings
Net income	$3,224	$2,435	$2,207
Retained earnings, beginning of year	10,839	8,404	6,197

Retained earnings, end of year	$14,063	$10,839	$8,404

Accumulated other comprehensive income (loss) Accumulated other comprehensive income (loss)	$(691)	$42	$(482)
Accumulated other comprehensive income (loss), beginning of year	(259)	(301)	181

Accumulated other comprehensive income (loss), end of year	$(950)	$(259)	$(301)

See accompanying notes.

FCB BANCORP and subsidiaries

Consolidated statements of cash flows

	Year ended December 31,
(In thousands)	2005	2004	2003
Net income	$3,224	$2,435	$2,207
Adjustments to reconcile net income to net cash from operating activities:
Realized gains on sale of securities, loans, and premises and equipment	(120)	(181)	(53)
Net amortization of premiums on securities available-for-sale	339	567	327
Federal Home Loan Bank stock dividends	(63)	(82)	(21)
Provision for loan losses	488	418	510
Deferred income taxes	277	188	(39)
Depreciation and amortization	770	460	383
Net appreciation in cash surrender value of life insurance	(189)	(190)	(234)
Change in accrued interest receivable and other assets	(835)	(889)	(315)
Change in accrued interest payable and other liabilities	145	169	313

Net cash from operating activities	4,019	2,895	3,078

Net change in federal funds sold	15,149	11,725	(4,780)
Proceeds from maturities, calls, and paydowns of securities available-for-sale	15,110	16,830	14,577
Proceeds from sales of securities available-for-sale	260	6,098	7,541
Purchases of securities available-for-sale	(6,051)	(35,901)	(60,744)
Purchases of Federal Home Loan Bank stock	(340)	(398)	(1,331)
Net increase in loans	(40,646)	(25,231)	(15,653)
Cash paid for purchase of nonbank subsidiary common stock	(310)	—	—
Cash paid, net of cash received, for net assets of bank subsidiary	(29,585)	—	—
Purchases of premises and equipment, net	(2,373)	(1,408)	(906)
Purchases of life insurance	—	—	(58)

Net cash used from investing activities	(48,769)	(28,285)	(61,354)

Net increase in deposits	17,511	15,261	25,268
Net change in FHLB overnight advances	10,019	—	—
Proceeds from FHLB term advances	10,000	—	—
Payments on FHLB term advances	(16,550)	7,850	25,000
Proceeds from issuance of junior subordinated debentures	10,310	—	—
Proceeds from issuance of common stock	20,701	—	—
Proceeds from exercise of warrants	—	1,703	192

Net cash from financing activities	51,991	24,814	50,460

Change in cash and due from banks	7,241	(576)	(7,816)
Cash and due from banks, beginning of year	7,194	7,770	15,586

Cash and due from banks, end of year	$14,435	$7,194	$7,770

Supplemental disclosure of cash
Cash paid during the year for:
Interest	$4,075	$1,519	$1,603
Income taxes	$1,848	$1,154	$1,177
Supplemental disclosure of noncash investing activities
Change in fair value of securities available-for-sale, net of taxes	$(691)	$42	$(482)
See accompanying notes.

FCB BANCORP and subsidiaries

Notes to consolidated financial statements

NOTE 1—ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and nature of operations—FCB Bancorp is a new bank holding company arising from a transaction in which the shareholders of First California Bank exchanged their common stock for that of FCB Bancorp on a share-for-share basis. As a result of that transaction First California Bank became a wholly-owned subsidiary of FCB Bancorp on September 30, 2005. FCB Bancorp and First California Bank are related entities; accordingly, the consolidated financial position and results of operations as of and for the year ended December 31, 2005 and all other prior periods have been restated to reflect the combined entities.

The accompanying consolidated financial statements for FCB Bancorp and subsidiaries include the parent company, FCB Bancorp (“FCB”), and its wholly-owned subsidiaries, First California Bank (“the Bank”), FCB Statutory Trust I, and SC Financial (all collectively referred to as the “Company”). SC Financial is an inactive subsidiary and FCB Statutory Trust I is special purpose entity formed to issue trust preferred securities and related junior subordinated debentures. First California Bank is a commercial bank doing business primarily in Ventura, Orange and Los Angeles County, California.

Consolidation—The consolidated financial statements include, in conformity with generally accepted accounting principles, the accounts of FCB and the Bank and exclude the accounts of FCB Statutory Trust I. All material intercompany transactions and balances of FCB and the Bank have been eliminated.

Management’s estimates and assumptions—The preparation of the consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets, and revenues and expenses for the reporting period. Actual results could differ significantly from those estimates. Significant estimations made by management primarily involve the calculation of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and deferred tax assets or liabilities.

Cash and due from banks—Cash and due from banks include amounts the Bank is required to maintain to meet certain average reserve and compensating balance requirements of the Federal Reserve Bank of San Francisco. As of December 31, 2005 and 2004, the Bank had reserve requirements of $275,000 respectively. At December 31, 2005, the Bank had cash deposits at other financial institutions in excess of FDIC insured limits. However, as the Bank places these deposits with large, well-capitalized financial institutions, management believes the risk of loss to be minimal.

Securities available-for-sale, at fair value—Securities are generally classified as available-for-sale if the instrument may be sold in response to such factors as (1) changes in market interest rates and related changes in the prepayment risk, (2) need for liquidity, (3) changes in the availability of and the yield on alternative instruments, and (4) changes in funding sources and terms. Unrealized holding gains and losses, net of taxes, on securities available-for-sale are reported as other comprehensive income and carried as accumulated comprehensive income or loss within shareholders’ equity until realized. Fair values for securities are based on quoted market prices. Realized gains and losses on the sale of securities available-for-sale are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the effective interest method over the period to maturity.

Declines in the fair value of individual securities available-for-sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. At each financial statement date, management assesses each investment to determine if investments are temporarily impaired or if the impairment is other-than-temporary based upon the positive and negative evidence available. Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions, and interest rate trends.

Loans, net of allowance for loan losses and unearned loan fee income—Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and unearned loan fee income. Interest on loans is calculated by the simple-interest method on daily balances of the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield over the life of the related loan.

The Company does not accrue interest on loans for which payment in full of principal and interest is not expected, or which payment of principal or interest has been in default 90 days or more, unless the loan is well-secured and in the process of collection. Nonaccrual loans are considered impaired loans. Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s market price, or the fair value of collateral if the loan is collateral dependent. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received or when the loan is removed from nonaccrual status. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for evaluation of impairment.

The allowance for loan losses is established through a provision charged to expense. Loans are charged against the allowance when management believes that the collectibility of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. Various regulatory agencies, as a regular part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.

Premises and equipment—Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the assets, which range from 3 to 7 years for furniture and equipment, and 25 to 39 years for building premises. Leasehold improvements are amortized over the estimated life of the lease. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock—Federal Home Loan Bank stock represents the Company’s investment in the Federal Home Loan Banks San Francisco (“FHLB”) stock and is carried at par value, which reasonably approximates its fair value. As a member of the FHLB system, the Company is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages, total assets or FHLB advances. At December 31, 2005, the Company’s minimum required investment was approximately $2.4 million. The Company may request redemption at par value of any stock in excess of the minimum required investment. Stock redemptions are at the discretion of the FHLB.

Goodwill and other intangible assets—Goodwill is not amortized; however, it is test for impairment annually and between annual tests in certain circumstances. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. There was no impairment loss at December 31, 2005.

Core deposit intangibles, intangible assets arriving from the business combination, are amortized over their estimated useful lives. In addition, a review for impairment occurs whenever circumstances indicate that the carrying amount may not be recoverable. There was no impairment loss at December 31, 2005.

Other real estate owned—Other real estate owned, acquired through foreclosure or deeds in lieu of foreclosure, is carried at the lower of cost or estimated net realizable value. When property is acquired, any excess of the loan balance over its estimated net realizable value is charged to the allowance for loan losses. Subsequent write-downs to net realizable value, if any, or any disposition gains or losses are included in noninterest income and expense in the statements of income. The Company did not possess any other real estate owned as of December 31, 2005 or 2004.

Income taxes—Deferred income tax assets and liabilities are determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. An estimate of probable income tax benefits that will not be realized in future years is required in determining the necessity for a valuation allowance for deferred tax assets. There was no valuation allowance at December 31, 2005 and 2004.

Advertising—Advertising costs are charged to expense during the year in which they are incurred. Advertising expenses were $69,000, $92,000, and $94,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

Earnings per share—Basic earnings per share is computed by dividing net income available to shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock dividends and splits. Diluted earnings per share is computed similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

Off-balance sheet financial instruments—In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. These financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Company maintains an allowance for off-balance sheet items, established as an accrued liability. The allowance is an amount that management believes will be adequate to absorb possible losses associated with off-balance sheet credit risk. The evaluations take into consideration such factors as changes in the nature and volume of the commitments to extend credit and undisbursed balances of existing lines of credit and letters of credit.

Fair value of financial instruments—The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and cash equivalents—The carrying amounts of cash and federal funds sold approximate their fair value.

Available-for-sale and restricted equity securities—Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities, including Federal Home Loan Bank stock, approximate fair values.

Loans—For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using a discounted cash flow analysis or underlying collateral values, where applicable.

Deposits—The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate money market accounts and fixed-term certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank (FHLB) advances—The fair value of the FHLB advances is estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Junior subordinated debentures—The fair value of the debentures is estimated using a discounted cash flow analysis based on current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance sheet instruments—Off-balance sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

Stock-based compensation—The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plan using the intrinsic value-based method. Accordingly, compensation costs are recognized as the difference between the exercise price of each option and the market price of the Company’s stock at the date of each grant. Had compensation cost for the grants under the stock option plan been determined consistent with the fair value-based method defined in Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” net income and earnings per common share for the three years ended December 31, 2005 would approximate the pro forma amounts shown below (in thousands, except per share data).

	2005	2004	2003
	(In thousands, except per share data)
Net income, as reported	$3,224	$2,435	$2,207
Total stock-based employee compensation expense determined under fair value-based methods for all awards, net of related tax effects	(30)	(14)	(3)

Pro forma net income	$3,194	$2,421	$2,204

Earnings per share:
Diluted—as reported	$1.30	$1.14	$1.10
Diluted—pro forma	$1.28	$1.13	$1.10
Basic—as reported	$1.31	$1.17	$1.12
Basic—pro forma	$1.29	$1.16	$1.12

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ending December 31, 2005, 2004 and 2003.

	2005	2004	2003
Dividend yield	None	None	None
Expected life	6 years	6 years	6 years
Expected volatility	Nil	Nil	Nil
Risk-free rate	4.50%	3.95%	2.87%

Recently issued accounting standards—In May 2005, Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standard (“FAS”) No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. The Company is required to adopt this statement for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, and does not expect the adoption to have a material affect on its financial statements.

In December 2004, the FASB issued FAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment of APB Opinion No. 29. This Standard modifies the accounting for nonmonetary exchanges of similar productive assets. The Company was required to adopt the Standard on July 1, 2005, and does not expect the adoption to have a material affect on its financial statements. In November 2004, the FASB issued FAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This Standard requires that items such as idle facility expense and excess spoilage be recognized as current period charges. Under ARB No. 43, such costs were considered inventoriable costs unless they were considered so abnormal as to require immediate expensing. The Company is required to adopt the Standard on January 1, 2006, and does not expect the adoption to have a material affect on its financial statements.

In March 2005, the FASB issued FIN 47 which clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143), refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement.

Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when occurred—generally upon acquisition, construction, or development and/or through the normal operation of the asset. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for the Company). The Company has not yet determined the full impact of implementing FIN 47, but it is not expected to have a material impact on the Company’s financial position, results of operations or cash flows. The Company plans to implement FIN 47 by December 31, 2005.

On April 14, 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the compliance dates for Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payments, a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123R was to be effective for us on July 1, 2005. The new rule permits public companies to delay adoption of SFAS No. 123R to the beginning of their next fiscal period beginning after June 15, 2005, which for us would be as of January 1, 2006. SFAS No. 123R addresses the accounting for transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123R eliminates the ability to account for share-based compensation transactions under the intrinsic-value method utilizing Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using the fair-value method. We will adopt SFAS 123R on January 1, 2006, and are presently reviewing the standard to determine what effect, if any, it will have on our financial condition and results of operations.

NOTE 2—ACQUISITION OF SOUTH COAST BANCORP, INC.

On September 30, 2005, FCB completed its acquisition of South Coast Bancorp, Inc. and its wholly-owned subsidiaries, South Coast Commercial Bank and SC Financial. SC Financial is an inactive subsidiary.

Shareholders of South Coast Bancorp, Inc. received cash of $36.0 million in exchange for their common shares; South Coast Bancorp Inc. was then merged with and into FCB.

The acquisition was accounted for using the purchase method of accounting; accordingly, the assets acquired and liabilities assumed of South Coast Bancorp, Inc. were recorded at their respective fair values as of the date of the acquisition. Goodwill, which is the excess of the purchase price over the fair value of the net assets acquired, was initially recorded at $17.2 million. At the time of acquisition, South Coast Bancorp, Inc. had the following assets and liabilities:

	At September 30, 2005
(In thousands)	Cost	Adjustments	At Fair Value
Assets
Cash and due from banks	$6,484	$(69)	$6,415
Federal funds sold	11,400	—	11,400
Securities	6,972	(68)	6,904
Loans	119,050	109	119,159
Allowance for loan losses	(1,184)	—	(1,184)
Premises and equipment, net	1,612	2,404	4,016
Core deposit intangible	—	627	627
Other assets	622	97	719

Total assets	144,956	3,100	148,056

Liabilities
Deposits	127,178	469	127,647
Other liabilities	1,051	(1)	1,050

Total liabilities	128,229	468	128,697

Net assets acquired	$16,727	$2,632	$19,359

Cash paid to common shareholders of South Coast Bancorp, Inc.			36,000
Transaction costs—investment banking, legal and accounting fees			400
Estimated restructuring charges			200

Total purchase price			$36,600

Goodwill			$17,241

All transaction costs and restructuring charges have been paid at December 31, 2005.

On December 5, 2005, FCB sold South Coast Commercial Bank to Woori America Bank pursuant to a merger transaction for a premium of $1 million before taxes and expenses (the “Woori Merger”). The net premium reduced previously recognized goodwill that arose from the purchase of South Coast Commercial Bank on September 30, 2005. Also on December 5, 2005, in a separate but related transaction First California Bank, acquired essentially all of the assets and liabilities of South Coast Commercial Bank, including all current loan and deposit accounts. The purchase and assumption transaction closed immediately prior to the Woori Merger.

The following information presents the pro forma results of operations for the years ended December 31, 2005 and the year ended December 31, 2004, as though the acquisition had occurred on January 1, 2004. The pro forma data was derived by combining the historical consolidated financial information of the Company and South Coast Bancorp, Inc. using the purchase method of accounting for business combinations. In addition, the effect of severance and other merger related charges have been excluded, the effects of the stock and debt offerings have been included, and the income tax effects for all adjustments as well as the income tax effects on the pre-tax earnings of South Coast Bancorp, Inc. (which was an S Corporation for the periods presented) have been provided using a combined statutory tax rate of 41.15 percent. The pro forma results do not necessarily indicate results that would have been obtained had the acquisition actually occurred on January 1, 2004 or the results that may be achieved in the future.

	Pro Forma Results of Operations
(In thousands, except per share data)	Year Ended December 31, 2005	Year Ended December 31, 2004
Net interest income	$19,726	$17,092
Noninterest income	2,177	2,640
Noninterest expense	14,196	13,101
Provision for loan loss	517	363
Income before tax	7,190	6,268

Income taxes	2,837	2,374

Net income	$4,353	$3,894

Earnings per share:
Basic	$1.33	$1.22
Diluted	$1.33	$1.20
Weighted average shares:
Basic	3,278	3,195
Diluted	3,278	3,251

The following table shows the pro forma adjustments to the combined historical consolidated financial information necessary to reflect the merger based on the purchase method of accounting.

(In thousands)	Year ended December 31, 2005	Year ended December 31, 2004
	Increase	(Decrease)
Net interest income
Securities discount	$18	$44
Loan premium	(10)	(13)
Deposit discount	(141)	(211)
Junior subordinated debt interest	459	615
Noninterest expense
Premises & equipment	11	14
Intangible amortization	52	69
Organization expenses	(50)	50
Severance and related merger charges	(1,733)	—
Income taxes
Income taxes	802	950

NOTE 3—SECURITIES

The amortized cost and estimated fair values of securities available-for-sale are summarized as follows:

	At December 31, 2005
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury notes	$6,976	$—	$(33)	$6,943
U.S. agency notes	10,376	—	(156)	10,220
U.S. agency mortgage-backed securities	45,089	1	(1,274)	43,816
Collateralized mortgage obligations	3,414	1	(89)	3,326
Municipal securities	9,179	36	(101)	9,114

Securities available-for-sale	$75,034	$38	$(1,653)	$73,419

Realized securities gains and losses are summarized as follows:

	At December 31,
	2005	2004	2003
	(In thousands)
Gains	$2	$112	$11
Losses	—	(18)	(33)

	$2	$94	$(22)

	At December 31, 2004
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S. Treasury notes	$2,993	$—	$(10)	$2,983
U.S. agency notes	6,796	—	(57)	6,739
U.S. agency mortgage-backed securities	56,348	126	(622)	55,852
Collateralized mortgage obligations	4,915	57	(8)	4,964
Municipal securities	6,733	90	(16)	6,807

Securities available-for-sale	$77,785	$273	$(713)	$77,345

The securities in the tables below had gross unrealized losses at December 31, 2005. Seventeen securities have had gross unrealized losses for 12 months or more. The Company has evaluated the unrealized losses for these U. S. Treasury and agency notes, U.S. agency mortgage-backed securities and municipal securities and determined that the decline in value at December 31, 2005, is temporary and is related to the fluctuation in market interest rates since purchase.

	Less Than 12 Months		Greater Than 12 Months
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury notes	$3,966	$(11)	$2,977	$(22)
U.S. agency notes	3,564	(14)	6,656	(142)
U.S. agency mortgage-backed securities	20,189	(334)	23,627	(940)
Collateralized mortgage obligations	1,397	—	1,929	(89)
Municipal securities	8,466	(77)	648	(24)

	$37,582	$(436)	$35,837	$(1,217)

The amortized cost and estimated fair value of securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	At December 31, 2005
(In thousands)	Amortized Cost	Fair Value
Due in one year or less	$10,403	$10,247
Due after one year through five years	48,781	47,758
Due after five years through ten years	9,749	9,404
Due after ten years	6,101	6,010

	$75,034	$73,419

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted average contractual maturities of underlying collateral. Mortgage-backed securities may mature earlier than their weighted average contractual maturities because of principal prepayments.

As of December 31, 2005 and 2004, securities with an amortized cost of $51.2 million and $54.0 million, respectively, have been pledged to secure public and other deposits, as required by law, and to secure borrowing facilities with the Federal Home Loan Bank of San Francisco and the Federal Reserve Bank of San Francisco.

NOTE 4—LOANS AND ALLOWANCE FOR LOAN LOSSES

The loan portfolio consists of the following:

	At December 31,
(In thousands)	2005	2004
Commercial mortgage	$192,263	$78,315
Multifamily mortgage	31,708	5,142
Commercial loans and lines	64,271	68,996
Construction	28,157	12,330
Home equity loans and lines	8,689	2,114
Home mortgage	13,443	11,558
Installment & credit card	4,352	4,418

Total loans	342,883	182,873
Allowance for loan losses	(4,105)	(2,346)

Loans, net	$338,778	$180,527

As of December 31, 2005, loans with a carrying value of $243.8 million were included as blanket pledges of security for FHLB advances.

Most of the Company’s lending activity is with customers located in Ventura, Orange and Los Angeles Counties. The Company has no significant exposure to any individual customer; however, the economic condition in Southern California could adversely affect customers. Most loans are dependent on real estate; the economic condition in Southern California could adversely affect the value of real estate.

There were no nonaccrual loans at December 31, 2005. Nonaccrual loans had a recorded investment of $2.2 million at December 31, 2004. The Company’s average investment in impaired loans were $1.1 million and $2.4 million for 2005 and 2004, respectively. The allowance for loan losses related to these loans at December 31, 2004 was $436,000. Had the impaired loans performed according to their original terms, additional interest income of $197,000 and $254,000 would have been recognized in 2004 and 2003, respectively. No interest income had been recognized on impaired loans during the period of impairment.

Changes in the allowance for loan losses were as follows:

	December 31,
(In thousands)	2005	2004	2003
Beginning balance	$2,346	$2,325	$1,970
Balance acquired in purchase	1,185	—	—
Provision for loan losses	488	418	510
Loans charged-off	(74)	(359)	(124)
Transfers to undisbursed commitment liability	(50)	(50)	(100)
Recoveries on loans charged-off	210	12	69

Ending balance	$4,105	$2,346	$2,325

Allowance to loans	1.20%	1.28%	1.47%

NOTE 5—PREMISES AND EQUIPMENT

The major classifications of premises and equipment are summarized as follows:

	At December 31,
(In thousands)	2005	2004
Land	$2,894	$894
Building	5,227	1,419
Furniture and equipment	5,128	3,300
Leasehold improvements	2,120	1,668
Construction in progress	113	228

Total premises and equipment	15,482	7,509
Less accumulated depreciation and amortization	(5,167)	(2,813)

Premises and equipment, net	$10,315	$4,696

NOTE 6—GOODWILL AND OTHER INTANGIBLE ASSETS

Core deposit intangible and related accumulated amortization is as follows:

(In thousands)	2005
Additions	$627
Accumulated amortization	(17)

Balance, December 31, 2005	$610

Amortization expense for 2005 was $17,000. Estimated amortization expense for the for the next 5 years are expected to be as follows:

(In thousands)
Year	Amount
2006	$69
2007	69
2008	69
2009	69
2010	69
Thereafter	265

Total	$610

Goodwill at December 31, 2005 was $16.3 million and relates to the acquisition of South Coast Bancorp as discussed in Note 2. No impairment loss was recognized at December 31, 2005.

NOTE 7—CERTIFICATES OF DEPOSIT

At December 31, 2005, the scheduled maturities for all certificates of deposit are as follows:

(In thousands)
Year	Under $100,000	$100,000 and Over	Total
2006	$62,242	$58,267	$120,509
2007	11,386	8,214	19,600
2008	3,974	2,617	6,591
2009	4,651	4,344	8,995
2010	517	576	1,093

	$82,770	$74,018	$156,788

NOTE 8—LINES OF CREDIT AND BORROWED FUNDS

The Bank has lines of credit with three financial institutions providing for federal funds facilities up to a maximum of $14.0 million. The lines of credit support short-term liquidity and cannot be used for more than 30 consecutive business days, depending on the lending institution. These lines are unsecured, have no formal maturity date, and can be revoked at any time by the granting institution. At December 31, 2005 and 2004, there were no borrowings outstanding under these agreements. As a state nonmember bank, the Federal Reserve Bank of San Francisco also provides a secured borrowing facility of $800,000.

The Bank, as a member of the Federal Home Loan Bank of San Francisco (FHLB), has entered into credit arrangements with the FHLB, with maximum available borrowings of approximately $124.8 million at December 31, 2005. Borrowings under the credit arrangements are collateralized by FHLB stock as well as loans or other instruments which may be pledged. As of December 31, 2005, borrowings outstanding with the FHLB were as follows:

(In thousands)	Amount	Maturity Year	Weighted Average Interest Rate
Overnight advances	$10,019	2006	4.08%
Term advances	15,050	2006	3.39%
Term advances	8,250	2007	3.88%
Term advances	3,000	2008	4.58%

	$36,319

The $10,310,000 Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due December 15, 2035 were issued by FCB to the FCB Statutory Trust I and are related to its issuance of $10,000,000 Fixed/Floating Rate Capital Securities (trust preferred securities) and $310,000 of Fixed/Floating Common Securities. FCB owns the $310,000 Common Securities and they are reported as other assets in the consolidated financial statements.

The interest rate on the Debentures is fixed at 6.145% to December, 2010 at which time the interest rate will float at the three-month LIBOR rate plus 1.55%. Quarterly payments of interest due on the Debentures may, so long as no accelerated event of default has occurred or is continuing as specified in the indenture, be deferred for up to 20 consecutive quarterly periods. FCB has the right to redeem the Debentures, in whole or in part, beginning December, 2010. FCB has guaranteed the Capital and Common Securities of FCB Statutory Trust I. The terms of FCB’s Debentures are identical to those of FCB Statutory Trust I’s Capital and Common Securities.

NOTE 9—INCOME TAXES

The provision for income taxes consists of the following:

(In thousands)	2005	2004	2003
Current:
Federal	$1,220	$796	$924
State	470	335	359

	1,690	1,131	1,283

Deferred:
Federal	179	143	(30)
State	98	45	(9)

	277	188	(39)

Provision for income taxes	$1,967	$1,319	$1,244

The net deferred tax assets, included in accrued interest receivable and other assets in the accompanying balance sheets, consists of the following:

	At December 31,
(In thousands)	2005	2004
Deferred tax assets:
Allowance for loan losses	$1,825	$864
Accruals and other reserves	106	—
Unrealized depreciation on securities	439	182
Net benefit for state taxes	163	115

	2,533	1,161
Deferred tax liabilities:
Depreciation and amortization	(999)	(293)
Certain prepaid assets	(285)	(170)
Deferred loan costs	(445)	(68)
Other	(74)	—

Net deferred tax assets	$730	$630

Management believes, based upon the Company’s historical performance, that the deferred tax assets will be realized in the normal course of operations and, accordingly, management has not reduced deferred tax assets by a valuation allowance.

A reconciliation between the statutory federal income tax rate and the effective tax rate is as follows:

	2005	2004	2003
Tax provision at federal statutory rate	34.0%	34.0%	34.0%
State franchise tax, net of federal income tax benefit	7.1	6.9	6.6
Tax-exempt interest	(2.6)	(3.3)	(2.0)
Increase in cash surrender value of life insurance	(1.2)	(1.7)	(2.6)
Other	0.6	(0.8)	—

Effective tax rate	37.9%	35.1%	36.0%

NOTE 10—SHAREHOLDER TRANSACTIONS

On September 30, 2005, FCB issued 1,115,000 of common stock to investors and directors and executive officers of the Company at $19.75 per share. The net proceeds from this offering were $20.7 million and were used to fund the acquisition of South Coast Bancorp.

On June 30, 2002, the Company issued 400,000 shares of common stock, at an offering price of $9.00 per share, for cash consideration of $3.6 million, net of issuance costs of $30,000. For every two shares of common stock acquired, the purchaser received one warrant to purchase one additional share of common stock. Each warrant entitled the purchaser to acquire one share of common stock, either at a price of $9.25 per share from April 1, 2003, to June 30, 2003, or at a price of $9.50 per share from April 1, 2004, to June 30, 2004. In June 2003, warrants for 20,700 shares of common stock were exercised. From April 2004 to June 2004, the remaining 179,299 warrants were exercised. The shares in this private placement offering were sold primarily to directors and executive officers of the Company, who represented a controlling interest in the Company prior to the offering.

NOTE 11—EARNINGS PER SHARE

Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of common stock options under the stock option plan, or exercise of warrants under the June 30, 2002, private placement offering. The following table illustrates the computations of basic and diluted earnings per share for the years indicated:

	2005		2004		2003
(Dollars in thousands, except per share data)	Diluted	Basic	Diluted	Basic	Diluted	Basic
Income available to common shareholders	$3,224	$3,224	$2,435	$2,435	$2,207	$2,207

Weighted average common shares outstanding	2,467,000	2,467,000	2,080,140	2,080,140	1,974,280	1,974,280
Net effect of dilutive warrants and stock options based on the treasury stock method weighted using average market price	21,447	—	55,492	—	37,682	—

	2,488,447	2,467,000	2,135,632	2,080,140	2,011,962	1,974,280

Earnings per share	$1.30	$1.31	$1.14	$1.17	$1.10	$1.12

NOTE 12—STOCK OPTION PLAN

The Company adopted a stock option plan that allows for the granting of both incentive and nonstatutory stock options. The option price for incentive stock options cannot be less than 100% of the fair market value of the shares on the date of grant. The option price, number of shares granted to recipients, and duration for the plan stock options are determined and approved by the Board of Directors.

The following summarizes options available and outstanding under this plan:

	Total Options	Incentive Options	Non-Statutory Options	Weighted Average Exercise Price	Weighted Average Fair Value
Options granted in 2003:
Incentive stock options	34,250	34,250	—	$11.25	$1.77
Nonstatutory stock options	10,000	—	10,000	$11.25	$1.77

Options under grant—December 31, 2003	44,250	34,250	10,000	$11.25
Options under grant and exercisable—December 31, 2003	—	—	—	$—

Options granted in 2004:
Incentive stock options	28,400	28,400	—	$20.25	$4.24
Nonstatutory stock options	10,000	—	10,000	$20.25	$4.24
Options forfeited	(4,400)	(4,400)	—	$13.09

Options under grant—December 31, 2004	78,250	58,250	20,000	$15.56

Options under grant and exercisable—December 31, 2004	—	—	—	$—

Options granted in 2005:
Incentive stock options	34,250	34,250	—	$21.00	$4.92
Nonstatutory stock options	10,000	—	10,000	$21.00	$4.92
Options forfeited	(3,000)	(3,000)	—	$12.88

Options under grant—December 31, 2005	119,500	89,500	30,000	$17.64

Options under grant and exercisable—December 31, 2005	—	—	—	$—

Options reserved and available for grant—December 31, 2005	80,500

Options granted in 2005 vest at a rate of one third each year commencing after the third anniversary of the date of grant and expire six years after the date of grant. Options granted in 2004 and 2003 vest fully five years after the date of grant and expire eight years after the date of grant. The following table summarizes information regarding stock options outstanding at December 31, 2005:

Incentive Stock Options			Nonstatutory Stock Options
Exercise Price	Number Outstanding	Remaining Contractual Life (In Years)	Exercise Price	Number Outstanding	Remaining Contractual Life (In Years)
$11.25	28,250	5.50	$11.25	10,000	5.50
$20.25	27,500	6.33	$20.25	10,000	6.33
$21.00	33,750	5.33	$21.00	10,000	5.33

	89,500			30,000

Under the plan, an aggregate of no more than 200,000 shares of the Company’s common stock are available for grant.

NOTE 13—EMPLOYEE BENEFITS

The Company has adopted a 401(k) savings investment plan which allows employees to defer certain amounts of compensation for income tax purposes under Section 401(k) of the Internal Revenue Code. Essentially all eligible employees may elect to defer and contribute up to statutory limits. The Company may, at its discretion, make matching contributions, the total of which may not exceed 15% of eligible compensation. For the years ending December 31, 2005, 2004, and 2003, the Company made matching contributions of approximately $77,000, $89,000, and $59,000, respectively, to the plan.

The Company has established an employee incentive compensation program which provides eligible participants additional compensation based upon the achievement of certain Company goals. For the years ending December 31, 2005, 2004 and 2003, additional compensation expense of approximately $520,000, $270,000, and $350,000, respectively, was recognized and paid subsequent to each year-end to eligible employees, pursuant to this program.

On December 30, 2002, the Company purchased life insurance to support life insurance benefits for several key employees and salary continuation benefits for certain executives. As of December 31, 2005 and 2004, the cash surrender value of the life insurance was $5.2 million and $5.0 million, respectively. As of December 31, 2005, the Company recognized a liability for salary continuation benefits of $281,000. Payments under the salary continuation plan commence when the respective executive reaches the age of 65 and continue for a period up to 20 years.

NOTE 14—TRANSACTIONS WITH RELATED PARTIES

Certain directors, executive officers, and principal shareholders are customers of and have had banking transactions with the Company, and the Company expects to have such transactions in the future. All loans and commitments to loan included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features. The following table summarizes transactions with related parties:

	2005	2004
	(In thousands)
Loans made	$—	$—
Loan repaid	—	(510)
Balance:
Beginning of year	—	510

End of year	$—	$—

Deposits of related parties held by the Company at December 31, 2005 and 2004, amounted to approximately $38,000 and $61,000, respectively.

NOTE 15—CONCENTRATIONS OF CREDIT RISK

The Company maintains balances in correspondent bank accounts which may at times exceed federally insured limits. Management believes that its risk of loss associated with such balances is minimal due to financial strength of correspondent banks. The Company has not experienced any losses in such accounts.

Substantially all of the Company’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Company’s market areas, primarily Ventura, Orange and Los Angeles County, California. The majority of such customers are also depositors of the Company. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 2005. The Company’s loan policies do not allow the extension of credit to any single borrower or group of related borrowers in excess of $400,000 without approval from the Company’s loan committee.

The Bank’s investment in municipal securities represents general obligations and revenue bonds of local agencies located in the state of California.

NOTE 16—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and the issuance of letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company may or may not require collateral or other security to support financial instruments with credit risk, depending on its loan underwriting guidelines.

The following summarizes the Company’s outstanding commitments:

	At December 31,
	2005	2004
	(In thousands)
Financial instruments whose contract amounts contain credit risk:
Commitments to extend credit	$79,056	$63,604
Commercial and standby letters of credit	427	914

	$79,483	$64,518

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon an extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing properties.

Letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds cash, marketable securities, or real estate as collateral supporting those commitments for which collateral is deemed necessary.

As of December 31, 2005 and 2004, the Company maintained a reserve for undisbursed commitments of $200,000 and $150,000, respectively. The reserve is included in accrued interest payable and other liabilities on the balance sheet.

NOTE 17—COMMITMENTS AND CONTINGENCIES

The following is a schedule of our current contractual obligations by maturity and/or payment due date:

	At December 31, 2005
	Less Than One Year	One to Three Years	Three to Five Years	Greater Than Five Years	Total
	(In thousands)
FHLB overnight advances	$10,019	$—	$—	$—	$10,019
FHLB term advances	15,050	11,250	—	—	26,300
Salary continuation benefits	—	—	—	281	281
Junior subordinated debentures	—	—	—	10,310	10,310
Operating lease obligations	732	1,477	1,241	3,284	6,734

Total	$25,801	$12,727	$1,241	$13,875	$53,644

Rental expense for operating leases was $520,000, $416,000 and $263,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

The Company may become a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, there are no matters presently known to the Company that are expected to have a material adverse effect on the financial condition of the Company.

NOTE 18—REGULATORY MATTERS

FCB and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on a company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The following tables present the capital amounts and ratios of FCB with a comparison to the minimum ratios for the periods indicated:

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(In thousands)
December 31, 2005
Total Capital (to Risk Weighted Assets)	44,545	11.74%	30,352	≥	8.00%
Tier I Capital (to Risk Weighted Assets)	40,239	10.60%	15,181	≥	4.00%
Tier I Capital (to Average Assets)	40,239	8.69%	13,889	≥	3.00%

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
	(In thousands)
December 31, 2004
Total Capital (to Risk Weighted Assets)	25,300	12.25%	16,518	≥	8.00%
Tier I Capital (to Risk Weighted Assets)	22,804	11.04%	8,259	≥	4.00%
Tier I Capital (to Average Assets)	22,804	8.61%	10,974	≥	3.00%

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of the most recent notification from its regulatory agencies, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes may have changed the Bank’s category.

The following tables present the capital amounts and ratios of First California Bank with a comparison to the minimum ratios for the periods indicated:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(Dollars in thousands)
December 31, 2005
Total Capital (to Risk Weighted Assets)	43,900	11.62%	30,224	≥	8.00%	37,780	≥10.00%
Tier I Capital (to Risk Weighted Assets)	39,595	10.48%	15,113	≥	4.00%	22,669	≥6.00%
Tier I Capital (to Average Assets)	39,595	8.88%	17,836	≥	4.00%	22,294	≥5.00%

	Actual		For Capital Adequacy Purposes			To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(Dollars in thousands)
December 31, 2004
Total Capital (to Risk Weighted Assets)	25,300	12.25%	16,518	≥	8.00%	20,647	≥10.00%
Tier I Capital (to Risk Weighted Assets)	22,804	11.04%	8,259	≥	4.00%	12,388	≥6.00%
Tier I Capital (to Average Assets)	22,804	8.61%	10,974	≥	4.00%	13,718	≥5.00%

Dividends declared by the Bank to FCB in any calendar year may not, without the approval of state banking commissioners, exceed the lesser of the Bank’s retained earnings or the sum of net income for the three previous years less dividend paid. At December 31, 2005, the Bank had approximately $2.7 million available for dividends under these restrictions.

NOTE 19—FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table estimates fair values and the related carrying amounts of the Company’s financial instruments:

	At December 31,
	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial Assets:
Cash and due from banks	$14,435	$14,435	$7,194	$7,194
Federal funds sold	306	306	4,055	4,055
Securities available for sale	73,419	73,419	77,345	77,345
Loans, net	338,777	342,318	182,873	182,792
FHLB stock	2,395	2,395	1,992	1,992
Financial Liabilities:
Deposits	$372,984	$368,365	$227,190	$227,065
FHLB advances	36,319	36,094	32,850	33,301
Junior subordinated debentures	10,310	10,468	—	—

While estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that, were the Company to dispose of such items at December 31, 2005, the estimated fair values would necessarily be achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2005, should not necessarily be relied upon at subsequent dates.

In addition, other assets and liabilities of the Company, such as property and equipment, are not defined as financial instruments and are not included in the above disclosures. Also, nonfinancial instruments typically not recognized in the financial statements, nevertheless, may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the trained work force, customer goodwill, and similar items.

NOTE 20—FCB BANCORP

The condensed financials of FCB only are as follows:

Condensed balance sheets

December 31, 2005
(In thousands)
Cash	$637
Investment in and advances to Bank subsidiaries	55,444
Investment in nonbank subsidiary	310
Other assets	104

Total assets	$56,495

Junior subordinated debentures	$10,310
Other liabilities	406

Total liabilities	10,716

Common stock	32,666
Retained earnings	14,063
Accumulated other comprehensive loss	(950)

Total shareholders’ equity	45,779

Total liabilities and shareholders’ equity	$56,495

Condensed statements of operations

Year Ended December 31, 2005
(In thousands)
Equity in earnings of subsidiaries:
Dividends	$5,216
Undistributed	(1,870)
Interest expense	(155)
Other expenses	(53)
Income tax benefit	86

Net income	$3,224

Condensed statements of cash flows

Year Ended December 31, 2005
(In thousands)
Net income	$3,224
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed net income of subsidiaries	(3,346)
Change in accrued interest receivable and other assets	(763)
Change in accrued interest payable and other liabilities	406

Net cash from operating activities	(479)

Cash paid for purchase of nonbank subsidiary common stock	(310)
Cash paid, net of cash received for net assets of bank subsidiary	(29,895)

Net cash from investing activities	(29,895)

Proceeds from issuance of junior subordinated debentures	10,310
Proceeds from issuance of common stock, net	20,701

Net cash from financing activities	31,011

Change in cash and due from banks	637
Cash and due from banks, beginning of year	—

Cash and due from banks, end of year	$637

Supplemental disclosures: none

NOTE 21—QUARTERLY FINANCIAL DATA (Unaudited)

The following tables present the summary results for the eight quarters ended December 31, 2005:

	2005 Quarters				2004 Quarters
	4th	3rd	2nd	1st	4th	3rd	2nd	1st
	(In thousands, except per share data)
Net interest income	$5,209	$3,567	$3,359	$3,102	$2,937	$2,882	$2,828	$3,009
Service charges, fees & other income	437	439	359	414	414	414	401	382
Loan commissions & sales	107	69	66	102	47	83	71	18
Gains on sales of securities	—	—	2	—	70	12	—	12
Operating expenses	3,611	2,727	2,650	2,565	2,322	2,381	2,290	2,416
Provision for loan losses	122	122	122	122	104	105	104	104

Income before income tax	2,020	1,226	1,014	931	1,042	905	906	901
Income tax	764	464	385	354	370	308	317	324

Net income	$1,256	$762	$629	$577	$672	$597	$589	$577

Net earnings per share:
Basic weighted average shares	$0.38	$0.35	$0.30	$0.28	$0.31	$0.28	$0.29	$0.29
Diluted weighted average shares	$0.38	$0.35	$0.30	$0.27	$0.31	$0.27	$0.28	$0.28

Report of Independent Certified Public Accountants

Board of Directors

South Coast Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of South Coast Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board of the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of South Coast Bancorp, Inc. and subsidiaries as of December 31, 2004, and the consolidated results of its operations and its cash flows for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Los Angeles, California

March 31, 2005

SOUTH COAST BANCORP, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2004
ASSETS
Cash and due from banks	$1,285,000
Federal funds sold	7,000,000

Cash and cash equivalents	8,285,000
Interest earning deposits	12,006,000
Investment securities held to maturity	4,528,000

24,819,000
Loans receivable	120,763,000
Deferred loan fees	(44,000)
Allowance for loan losses	(1,183,000)

Net loans receivable	119,536,000
Accrued interest receivable	481,000
Property and equipment, net	1,774,000
Other assets	115,000

Total assets	$146,725,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$2,811,000
Statement savings	28,572,000
Certificates of deposits	97,416,000

Total deposits	128,799,000
Accounts payable and accrued expenses	1,035,000
Deferred income taxes	2,000
Dividends payable	122,000

Total liabilities	129,958,000

Commitments and contingencies	—

Stockholders’ equity
Common stock, no par value—authorized, 8,000,000 shares; issued and outstanding, 3,049,504 shares at December 31, 2004	2,265,000
Retained earnings	14,502,000

Total stockholders’ equity	16,767,000

Total liabilities and stockholders’ equity	$146,725,000

The accompanying notes are an integral part of these statements.

SOUTH COAST BANCORP, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

Year Ended December 31,

	Year Ended December 31,
	2004	2003
Interest income
Loans	$9,075,000	$9,445,000
Interest earning deposits	308,000	308,000
Investment securities	94,000	123,000
Federal funds sold	105,000	92,000

Total interest income	9,582,000	9,968,000

Interest expense
Demand deposits	24,000	52,000
Statement savings	773,000	793,000
Certificates of deposit	2,976,000	2,868,000

Total interest expense	3,773,000	3,713,000

Net interest income	5,809,000	6,255,000
Credit for loan losses	(55,000)	(4,000)

Net interest income after credit for loan losses	5,864,000	6,259,000
Noninterest income
Delinquency charges	37,000	34,000
Rental income	194,000	264,000
Fee income	481,000	409,000
(Loss) gain on sale of assets	(9,000)	38,000
Net gain on sales of loans held for sale	—	516,000
Other	12,000	10,000

Total noninterest income	715,000	1,271,000

Noninterest expense
Salaries and wages	2,394,000	2,582,000
General and administrative	792,000	926,000
Occupancy	372,000	380,000

Total noninterest expense	3,558,000	3,888,000

Earnings before income taxes	3,021,000	3,642,000
Income taxes	106,000	127,000

NET EARNINGS	$2,915,000	$3,515,000

The accompanying notes are an integral part of these statements.

SOUTH COAST BANCORP, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Two Years Ended December 31, 2004

	Shares	Common Stock	Retained Earnings	Total
Balance at December 31, 2002	3,166,400	$2,234,000	$12,803,000	$15,037,000
Net earnings	—	—	3,515,000	3,515,000
Stock grants	2,250	11,000	—	11,000
Stock buyout	(125,000)	(64,000)	(592,000)	(656,000)
Dividend paid	—	—	(2,126,000)	(2,126,000)

Balance at December 31, 2003	3,043,650	2,181,000	13,600,000	15,781,000
Net earnings	—	—	2,915,000	2,915,000
Stock grants	15,854	89,000	—	89,000
Stock buyout	(10,000)	(5,000)	(80,000)	(85,000)
Dividend paid	—	—	(1,933,000)	(1,933,000)

Balance at December 31, 2004	3,049,504	$2,265,000	$14,502,000	$16,767,000

The accompanying notes are an integral part of these statements.

SOUTH COAST BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003
Cash flows from operating activities
Net earnings	$2,915,000	$3,515,000
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	151,000	162,000
Credit for loan losses	(55,000)	(4,000)
Amortization of premiums and discount investments	(13,000)	3,000
Loss (gain) on sale of property and equipment	9,000	(38,000)
Stock compensation expense	89,000	11,000
Loans held for sale, net	—	2,536,000
Decrease in unearned finance charges	(278,000)	(16,000)
Provision (credit) for deferred income taxes	(23,000)	(89,000)
Decrease in accrued interest receivable	17,000	26,000
Decrease in other assets	2,000	15,000
Decrease in accounts payable and accrued expenses	(189,000)	(5,000)

Net cash provided by operating activities	2,625,000	6,116,000
Cash flows from investing activities
Redemption of U.S. Treasury Notes	2,500,000	2,000,000
Purchase of U.S. Treasury Notes	(3,010,000)	(2,000,000)
(Increase) decrease in interest deposits	(2,780,000)	2,597,000
Loan originations and principal collections, net	(4,768,000)	(10,900,000)
Purchase of property and equipment	(222,000)	(96,000)
Proceeds from sale of property and equipment	14,000	84,000

Net cash used in investing activities	(8,266,000)	(8,315,000)
Cash flows from financing activities
Decrease in demand deposits	$(1,207,000)	$(782,000)
(Decrease) increase in statement savings	(3,197,000)	(1,305,000)
Increase in certificates of deposit	7,718,000	10,312,000
Stock buyouts	(85,000)	(656,000)
Dividends paid	(1,975,000)	(2,127,000)

Net cash provided by financing activities	1,254,000	5,442,000

Net (decrease) increase in cash and cash equivalents	(4,387,000)	3,243,000
Cash and cash equivalents at beginning of year	12,672,000	9,429,000

Cash and cash equivalents at end of year	$8,285,000	$12,672,000

Supplemental disclosures of cash flow information
Cash paid during the year
Interest	$3,768,000	$3,731,000

Income taxes	$108,000	$104,000

Supplemental schedule of noncash investing and finance activities
Dividends declared and not paid	$122,000	$164,000

The accompanying notes are an integral part of these statements.

SOUTH COAST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. General

South Coast Bancorp, Inc. (“Bancorp”) was incorporated on February 22, 1978. The Bancorp’s only active subsidiary is South Coast Commercial Bank (“Bank”). The Bank was incorporated on February 22, 1978 and was certificated by the State of California Department of Corporations on March 20, 1980, at which time it commenced operations as an industrial loan company. On March 11, 1985, the Bank obtained insurance of its customer deposit accounts by the Federal Deposit Insurance Corporation (“FDIC”). Effective January 1, 1997, the Bank converted its charter from a thrift and loan association to a commercial bank.

The Bank conducts a commercial banking business in the State of California. The Bank issues demand deposit accounts, passbook savings and certificates of deposit. In addition, the Bank is subject to the regulatory requirements of the FDIC and the California Department of Financial Institutions.

The consolidated financial statements include the accounts of South Coast Bancorp, Inc. and its wholly-owned subsidiaries, South Coast Commercial Bank and SC Financial (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated.

B. Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America applicable to depository institutions. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date, and revenues and expenses for the periods presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

C. Investments

The Company classifies investment securities as held to maturity at time of purchase.

Investment securities held to maturity are those securities management has the positive intent and ability to hold to maturity. These securities are reported at amortized cost and any premium or discount is amortized using the interest method over the life of the security.

D. Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

E. Loans Receivable

Loans receivable consist primarily of commercial real estate loans.

The Company’s loan portfolio is collateralized primarily by commercial, retail and industrial properties located throughout Southern California. Although the Company has a diversified portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economy of Southern California.

Loans receivable are recorded at amortized cost. All origination fees and direct costs associated with lending are netted, deferred and amortized to operations as an adjustment to yield over the respective lives of the loans using the interest method. Amortization of net origination fees and direct costs associated with a loan ceases once that loan is placed on nonaccrual status. Loans originated and intended for sale in the secondary market are recorded at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Income reported for interest earning real estate loans is recorded on the accrual basis in accordance with the terms of the loans.

Loans whose payments are 90 days or more past due cease to accrue interest and uncollected interest on such loans is reversed. Subsequent payments are either recognized, in part, as interest income or credited to the loan principal based on management’s determination of the ultimate collectibility of the loan.

F. Allowance for Loan Losses

The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company ceases to accrue interest on impaired loans when full payment of principal and interest is not expected and such loans are not performing or are greater than 90 days delinquent and therefore meet the criteria for nonaccrual status.

The Company bases the measurement of loan impairment on the fair value of the loans’ collateral. Impairment losses are included in the allowance for loan losses through a charge to provision for loan losses. Adjustments to impairment losses due to changes in the fair value of impaired loans’ collateral are included in the provision for loan losses.

The allowance for loan losses is maintained by additions charged to operations as provisions for loan losses and by loan recoveries, with actual losses charged as reductions to the allowance. There are three basic elements to the Company’s process for evaluating the adequacy of the allowance for loan losses: first, the identification of impaired loans; second, the establishment of appropriate loan loss allowances once individual specific impaired loans are identified; and third, a methodology for estimating loan losses based on the inherent risk in the remainder of the loan portfolio. Loss allowances are established for specifically identified impaired loans based on the fair value of the underlying collateral property.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans receivable which are deemed probable and can be reasonably estimated, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

G. Property and Equipment

Property and equipment are recorded at cost. The Company’s building is depreciated on a straight-line basis over an estimated useful life of thirty years. Furniture and fixtures is depreciated on a straight-line basis over an estimated useful life of five years. Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term or the useful life of the improvements. For income tax purposes, property and equipment is depreciated on the Modified Accelerated Recovery Cost System.

H. Stock Grants

Stock grants are valued at fair market value at the time of grant as estimated by management and treated as compensation expense. In 2004, there were 25,000 stocks granted to be fully vested over 5 years at 5,000 shares per year starting in 2004. As of December 31, 2004, the Bank had 20,000 grants outstanding and unvested.

I. Income Taxes

Effective January 1, 2002, the Company, with the consent of its shareholders, elected to be taxed as an S Corporation under sections of the Internal Revenue Code and state income tax laws.

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the statement of earnings in the period that includes the enactment date.

J. Related Party Transactions

The Company has a policy of not granting loans to principal officers, directors and their affiliates.

K. Recent Accounting Pronouncements

In December 2003, the “Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities”—an interpretation of Accounting Research Bulletin (“ARB”) No. 51. This Interpretation defines a variable interest entity and provides that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities and results of the activities of the variable interest entity should be included in consolidated financial statements with those of the business enterprise. Furthermore, the FASB indicated that the voting interest approach of ARB No. 51 is not effective in identifying controlling financial interests in entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risk. This Interpretation became applicable immediately to variable interest entities created or in which an interest was acquired after January 31, 2004, and beginning after June 15, 2004, in the case of variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2004.

In January 2004, subsequent to the issuance of FIN 46, the FASB issued a revised interpretation, the provisions of which were required to be applied to certain variable interest entities by March 31, 2004. However, the adoption of FIN 46 and its revisions did not have a material impact on the Company’s financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123, (revised 2004), “Share-Based Payment”. SFAS No. 123R, which supersedes Accounting Principle Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, requires entities that grant stock options and shares to employees to recognize the fair value of those options and shares as compensation over the service (vesting) period in their financial statements; pro forma disclosure will no longer be permitted. The cost of the equity instruments is to be measured based on the fair value of the instruments on the date they are granted and is required to be recognized over the period during which the employees are required to provide services in exchange for the equity instruments. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The adoption of SFAS No. 123R is not expected to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29”. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of the provisions of SFAS No. 153 is not expected to have a material impact on the Company’s financial statements.

L. Reclassifications

Certain reclassifications have been made to prior year’s balances to conform to the December 31, 2004 presentation.

NOTE 2—INVESTMENT SECURITIES

The following table summarizes the amortized cost, gross unrealized gains and losses, and fair value on investment securities held to maturity at December 31, 2004:

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
U.S. Treasury Notes	$4,528,000	$1,000	$24,000	$4,505,000

At December 31, 2004, U.S. Treasury Notes have scheduled maturities as follows:

	Amortized Cost	Fair Value
One year or less	$1,500,000	$1,494,000
One to five years	3,028,000	3,011,000

	$4,528000	$4,505,000

Despite the unrealized loss position of these securities, the Bank has concluded, as of December 31, 2004, that these investments are not other-than-temporarily impaired. This assessment was based on the following factors: i) the length of time and the extent to which the market value has been less than cost; ii) the financial condition and near-term prospects of the issue; iii) the intent and ability of the Bank to retain its investment in a security for a period of time sufficient to allow for any anticipated recovery in market value; and iv) general market conditions which reflect prospects for the economy as a whole, including interest rates and sector credit spreads.

Accrued interest on investment securities and interest earning deposits amounted to $55,000 at December 31, 2004.

NOTE 3—LOANS RECEIVABLE

At December 31, 2004, real estate loans amounted to $120,763,000.

Accrued interest on loans amounted to $426,000 at December 31, 2004. There were no non-accrual loans as of December 31, 2004.

The aggregate recorded investment in impaired loans at December 31, 2004 was $0, with specific reserves of $0. The average net recorded investment in impaired loans was $13,000 during 2004. Interest income recorded on impaired loans amounted to $0 and $33,000 for the years ended December 31, 2004 and 2003. There were no amounts charged off during December 31, 2004 and 2003 in connection with impaired loans.

The following is a summary of transactions affecting the allowance for loan losses at December 31, 2004:

Balance at beginning of year	$1,211,000
Credit for loan losses	(55,000)
Recoveries on amounts charged off	27,000

Balance at end of year	$1,183,000

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2004 is summarized as follows:

Land	$637,000
Building	1,288,000
Furniture and fixtures	1,040,000
Leasehold improvements	341,000

3,306,000
Less accumulated depreciation	(1,532,000)

Balance at end of year	$1,774,000

Depreciation expense was $151,000 and $162,000 for the years ended December 31, 2004 and 2003, respectively.

NOTE 5—DEPOSITS

Deposits at December 31, 2004 are summarized as follows:

Certificates of deposit
Consumer	$77,718,000
IRA	9,069,000
Business	10,629,000

$97,416,000

Certificates of deposit have scheduled maturities as follows:

Year Ending December 31,
2005	$59,686,000
2006	9,572,000
2007	12,823,000
2008	6,468,000
2009	8,867,000

$97,416,000

The aggregate amount of statement savings and certificates of deposit denominated in amounts of $100,000 or more was $44,408,000 at December 31, 2004. Certificates of deposit denominated in amounts of $100,000 or more was $36,859,000 as of December 31, 2004. Interest expense for certificates of deposit denominated in amounts of $100,000 or more was approximately $1,191,000 and $1,091,000 for the years ended December 31, 2004 and 2003, respectively.

In the ordinary course of business, the Bank has deposits from related parties and affiliates with which they are associated. These deposits are accepted under terms that are consistent with the Bank’s normal policies. Deposits from related parties were approximately $701,000 at December 31, 2004.

NOTE 6—INCOME TAXES

Effective January 1, 2002, the Bank elected to be taxed as an S Corporation under sections of the Internal Revenue Code and state income tax laws. These laws provide that, in lieu of corporation income taxes, the shareholder separately accounts for its share of the Bank’s income, deductions, losses and credits. As a result, no corporate income taxes have been provided in the accompanying 2004 and 2003 financial statements except for certain state income taxes and federal taxes on built-in-gains.

Built-in-gains taxes apply to sales or realization of assets, during the first 10 years of the S Corporation election that had a fair value greater than their tax basis at the time of the election. The tax is computed at the maximum corporate tax rate, currently 35% of the difference between the fair value of the asset over the income tax basis of the asset.

The components of the income tax provision for the year ended December 31, 2004 are as follows:

	Current	Deferred	Total
Federal	$—	$—	$—
State	129,000	(23,000)	106,000

	$129,000	$(23,000)	$106,000

Income taxes (payable) receivable was ($9,000) as of December 31, 2004.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 are as follows:

Deferred tax assets:
Allowance for loan losses	$41,000
Property and equipment	—

Total gross deferred tax assets	41,000
Deferred tax liabilities:
Property and equipment	1,000
Bad debt recapture	23,000
Deferred loan origination fees and costs	19,000

Total gross deferred tax liabilities	43,000

Net deferred tax liabilities	$2,000

NOTE 7—STOCKHOLDERS’ EQUITY

A. Stock Grants

The Bancorp granted 15,854 and 2,250 shares of common stock during the years ended 2004 and 2003, respectively. These stock grants were valued at $89,000 and $11,000 which, was charged to salaries and wages to officers.

B. Dividends Paid

During 2004 and 2003, the Bancorp declared dividends to its stockholders of approximately $0.74 and $0.68 per share, totaling $1,933,000 and $2,126,000, respectively, which includes $122,000 and $164,000, respectively, of dividends payable to stockholders as of December 31, 2004 and 2003, respectively.

NOTE 8—COMMITMENTS AND CONTINGENCIES

The Company leases certain office space under operating leases with terms of three years. Repairs, maintenance and property taxes related to lease assets are paid by the Company. Rental expense relating to these agreements totaled $111,000 and $103,000 in 2004 and 2003, respectively. These leases call for minimum annual rental payments:

Year ending December 31,
2005	$92,000
2006	49,000
2007	32,000
2008	8,000

$181,000

The Company leases certain office space to third parties with terms from three to four years. Rental income relating to these agreements totaled $194,000 and $264,000 in 2004 and 2003, respectively. These leases call for minimum annual rental receipts:

Year ending December 31,
2005	$196,000
2006	82,000

$278,000

The Company has a $4,000,000 line of credit agreement, which expires in June 2005. The Company pledges all U.S. Treasury Notes as collateral for amounts borrowed on the repurchase line. At December 31, 2004 , the Company had no borrowings on the line of credit or the repurchase line and was in compliance with all covenants.

There are no commitments to originate loans as of December 31, 2004.

NOTE 9—CAPITAL RESTRICTION AND REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. The Company is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.

Management believes, as of December 31, 2004, that the Bank met all capital adequacy requirements to which it is subject. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

As of December 31, 2004, the most recent notification from the FDIC categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Bank must maintain minimum total risk-based, Tier 1 risk based and Tier 1 Leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios as of December 31, 2004 are presented in the table (dollar amounts in thousands).

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)	$17,691	14.01%	$10,100	8.00%	$12,625	10.00%
Tier I capital (to risk weighted assets)	16,508	13.07%	5,051	4.00%	7,577	6.00%
Tier I capital (to average assets)	16,508	11.24%	5,874	4.00%	7,342	5.00%

NOTE 10—401(k) PLAN

The Company’s employees are eligible to participate in the Company’s 401(k) plan, which allows participants to contribute from 1% to 15% of their annual salary. The Company matches 50% of these contributions up to 6% of the employees’ annual salary. The Company’s contributions become fully vested after five years. Employees become eligible on January 1 or July 1 following the end of their probationary period and may change their contribution elections semiannually. Plan expenses were $49,000 and $46,000 for the years ended December 31, 2004 and 2003, respectively.

NOTE 11—GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses for the year ended December 31, are comprised of the following:

	2004	2003
Postage and supplies	$94,000	$119,000
FDIC assessment	18,000	19,000
Data processing	83,000	73,000
Insurance and fidelity bonds	97,000	87,000
Accounting and audit services	69,000	88,000
State supervision and examination	31,000	26,000
Appraisal costs	30,000	31,000
Equipment maintenance	44,000	36,000
Automobile	22,000	18,000
Board meetings and directors’ fees	48,000	49,000
Dues and subscriptions	24,000	29,000
Promotion and advertising	120,000	174,000
Credit reports	15,000	13,000
Other	97,000	164,000

	$792,000	$926,000

NOTE 12—DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.

Fair value information related to financial instruments is as follows at December 31, 2004:

	Book Value	Fair Value
Cash and cash equivalents	$8,285,000	$8,285,000
Interest earning deposits	12,006,000	12,006,000
Investment securities held to maturity	4,528,000	4,505,000
Loans receivable	120,763,000	125,755,000
Accrued interest receivable	481,000	481,000
Demand deposits	17,112,000	17,112,000
Statement savings	14,271,000	14,271,000
Certificates of deposit	97,416,000	98,765,000
Accrued interest payable	152,000	152,000

A. Cash and Cash Equivalents

The carrying amount for cash and cash equivalents approximates fair value because these instruments are demand deposits and do not present unanticipated interest rate or credit concerns. The carrying amount of federal funds included in cash and cash equivalents sold approximates fair value because these are overnight deposits and do not present unanticipated interest rate or credit concerns.

B. Interest Earning Deposits

The carrying amount approximates fair value because these certificates have maturities of one year or less and do not present unanticipated interest rate or credit concerns.

C. Investment Securities

The fair value of investment securities is estimated based on an average between bid and ask prices published in financial journals.

D. Loans Receivable

The fair value of loans receivable is estimated by a method that discounts the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and maturities. Most of the Bank’s loans receivable contain terms, which include variable interest rates with “floors” and “ceilings” as to the range of interest rate change.

E. Accrued Interest

The carrying amounts of accrued interest approximate their fair values.

F. Deposits

For statement savings and demand deposits, fair value is the amount reported as payable in the financial statements as such amounts are payable on demand. For certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

NOTE 13—PARENT ONLY FINANCIAL INFORMATION

The following is condensed information as to the financial condition, results of operations and cash flows of the Bancorp:

Condensed Balance Sheets

December 31, 2004
Assets:
Cash	$31,000
Certificates of deposit	225,000
Investment in subsidiaries	16,511,000
Dividends receivable from Bank	122,000

Total assets	$16,889,000

Liabilities and Stockholders’ Equity:
Liabilities	$122,000

Stockholders’ equity:
Common stock	2,265,000
Retained earnings	14,502,000

Total liabilities and stockholders’ equity	$16,889,000

Condensed Statements of Earnings

	December 31,
	2004	2003
Earnings:
Equity in undistributed earnings of subsidiaries	$892,000	$752,000
Dividend income	2,018,000	2,756,000
Interest income	5,000	7,000

Net earnings	$2,915,000	$3,515,000

Condensed Statements of Cash Flows

	December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$2,915,000	$3,515,000

Adjustments to reconcile net earnings to net Cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(892,000)	(752,000)
Net decrease (increase) in dividends receivable	52,000	(3,000)

Net cash provided by operating activities	2,033,000	2,760,000

Cash flows from investing activities:
Purchase of investment	—	(75,000)

Net cash used in investing activities	—	(75,000)

Cash flows from financing activities:
Stock buyout	(85,000)	(656,000)
Dividends paid	(1,975,000)	(2,127,000)

Net cash used in financing activities	(2,060,000)	(2,783,000)

Net increase (decrease) in cash	15,000	(98,000)
Cash and cash equivalents at beginning of year	16,000	114,000

Cash and cash equivalents at end of year	$31,000	$16,000

NOTE 14—SUBSEQUENT EVENTS

In February 2005, the Company signed a definitive agreement with First California Bank to acquire all the outstanding common stock of the Company in a cash transaction valued at approximately $36 million. The Boards of both companies have approved the transaction, which is subject to regulatory and shareholder approvals, as well as other customary conditions of closing. First California Bank is expected to form a holding company, First California Bancorp, in connection with this transaction. The transaction is expected to be completed in the second quarter of 2005.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of June 15, 2006

by and among

FCB BANCORP,

NATIONAL MERCANTILE BANCORP

and

FIRST CALIFORNIA FINANCIAL GROUP, INC.

Page
ARTICLE I

Definitions; Interpretations

1.01.	Certain Definitions	A-1
1.02.	Interpretation	A-5

ARTICLE II

The Mergers

2.01.	The Mergers	A-6
2.02.	Closing	A-6
2.03.	Effective Time	A-6
2.04.	Effects of the Mergers	A-6
2.05.	Certificate of Incorporation and By-laws	A-6
2.06.	Corporate Governance	A-6

ARTICLE III

Consideration; Exchange Procedures

3.01.	Effect on Capital Stock	A-7
3.02.	Rights as Shareholders; Stock Transfers	A-8
3.03.	Exchange Procedures	A-8
3.04.	Fractional Shares	A-9
3.05.	Anti-Dilution Provisions	A-10
3.06.	Treatment of Options	A-10
3.07.	Appraisal Rights	A-11

ARTICLE IV

Conduct of Business Pending Merger

4.01.	Forebearances	A-12

ARTICLE V

Representations and Warranties

5.01.	Disclosure Schedules	A-13
5.02.	[Intentionally Omitted.]	A-13
5.03.	Representations and Warranties	A-14

ARTICLE VI

Covenants

6.01.	Reasonable Best Efforts	A-20
6.02.	Shareholder Approvals	A-20
6.03.	Registration Statement and Joint Proxy Statement	A-21
6.04.	Press Releases	A-21
6.05.	Access; Information	A-21
6.06.	Acquisition Proposals	A-22
6.07.	Affiliate Agreements	A-22
6.08.	Certain Information	A-23
6.09.	NASDAQ	A-23
6.10.	Regulatory Applications	A-23

-i-

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation
EXHIBIT B	[Intentionally Omitted]
EXHIBIT C	Officers and Directors of Surviving Corporation
EXHIBIT D	Form of Affiliate Letter
EXHIBIT E	Form of Employment Agreement
EXHIBIT F	Form of Shareholder Agreement and List of Shareholders
EXHIBIT G	Certain Features of the Surviving Corporation’s Bank Subsidiaries
EXHIBIT H	[Intentionally Omitted]
EXHIBIT I	Form of Letter Agreement

-ii-

AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2006 (this “Agreement”), by and among FCB Bancorp, a California corporation (“FCB”), National Mercantile Bancorp, a California corporation (“NMB”), and First California Financial Group, Inc., a Delaware corporation and a wholly-owned subsidiary of NMB (“Merger Sub”).

RECITALS

A. The Proposed Transaction. This Agreement provides for a business combination to be effected through a merger of NMB with and into Merger Sub (the “Reincorporation Merger”) and immediately thereafter the merger of FCB with and into Merger Sub (the “Primary Merger” and, together with the Reincorporation Merger, the “Mergers”), with Merger Sub as the surviving corporation in both Mergers.

B. Board Approvals. The respective boards of directors of FCB, NMB and Merger Sub have each determined that the Merger, the Reincorporation Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of their respective shareholders.

C. Intended Tax Treatment. For federal income tax purposes, the parties intend that each of the Mergers will be treated as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).

D. Employment Agreement. C. G. Kum (the “Executive”) is concurrently entering into an employment agreement in the form of Exhibit E hereto (the “Employment Agreement”) with the Surviving Corporation, effective as of the Primary Merger Effective Time (as defined in Section 2.3).

E. Shareholders Agreements. As a condition to, and simultaneously with, the execution of this Agreement, each shareholder of the parties identified on Exhibit F hereto (collectively, the “Shareholders”) is entering into an agreement pursuant to which each Shareholder has agreed, upon the terms and conditions set forth therein, among other things, to vote his or her shares in favor of the applicable merger proposal.

F. Letter Agreement. As a condition to, and simultaneously with, the execution of this Agreement, Scott Montgomery is entering into a letter agreement in the form of Exhibit I hereto with NMB that contains, among other things, a non-solicitation covenant.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I

Definitions; Interpretations

1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal,” with respect to either FCB or NMB, means any tender or exchange offer or proposal for a merger, consolidation or other business combination involving FCB or NMB, as the case may be, or any of their respective Significant Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the consolidated assets or deposits of, FCB or NMB, as the case may be, in each case other than the transactions contemplated by this Agreement.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Agreement of Merger” has the meaning set forth in Section 2.03.

“Benefit Plans” has the meaning set forth in Section 5.03(n).

“California Secretary” means the Secretary of State of the State of California.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” has the meaning set forth in the Recitals.

“Confidentiality Agreement” has the meaning set forth in Section 6.06.

“Constituent Documents” means, with respect to FCB, the FCB Articles and the FCB By-Laws, and, with respect to NMB, the NMB Articles and the NMB By-Laws.

“Costs” has the meaning set forth in Section 6.11(a).

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shareholders” shall mean shareholders of NMB or FCB, as the case may be, who have exercised and not withdrawn or failed to perfect a demand for the determination of the fair value of their shares of NMB Common Stock or FCB Common Stock, as the case may be, under Section 1300 of the GCL.

“Effective Date” means the date on which the Primary Merger Effective Time occurs.

“Employees” has the meaning set forth in Section 5.03(n).

“Employment Agreement” has the meaning set forth in the Recitals.

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(n).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Executives” has the meaning set forth in the Recitals.

“FCB” has the meaning set forth in the preamble to this Agreement.

“FCB Affiliate” has the meaning set forth in Section 6.07(a).

“FCB Articles” means the Articles of Incorporation of FCB, as amended.

“FCB Benefit Plans” has the meaning set forth in Section 6.12.

“FCB Board” means the Board of Directors of FCB.

“FCB By-Laws” means the By-laws of FCB, as amended.

“FCB Common Stock” means the common stock, no par value per share, of FCB.

“FCB Exchange Ratio” shall mean 1.7904.

“FCB Insider” means those officers and directors of FCB subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“FCB Meeting” has the meaning set forth in Section 6.02.

“FCB Option” has the meaning set forth in Section 3.06(b).

“FCB Stock Plan” has the meaning set forth in Section 5.03(b).

“GAAP” means generally accepted accounting principles applied on a consistent basis.

“GCL” means the California General Corporation Law.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Substance” means any substance in any concentration that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 6.11(a).

“Insurance Policies” has the meaning set forth in Section 5.03(t).

“Joint Proxy Statement” has the meaning set forth in Section 6.03(a).

“Lapse Date” has the meaning set forth in Section 2.06(a).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to FCB or NMB, any effect that (a) is material and adverse to the financial condition, results of operations or business of FCB and its Subsidiaries, taken as a whole, or NMB and its Subsidiaries, taken as a whole, respectively, excluding the impact of (i) changes in banking and other laws of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iii) changes in general economic conditions affecting banks and their holding companies generally, provided that, with respect to each of clause (i), (ii) or (iii), only to the extent that a change does not materially affect it in a way that materially differs from other banking organizations and (iv) actions or omissions of a party to this Agreement taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby; or (b) would materially impair the ability of FCB or NMB to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Mergers” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Common Stock” has the meaning set forth in Section 3.01(e).

“NASDAQ” means the Nasdaq Stock Market.

“New Certificate” has the meaning set forth in Section 3.03(a).

“NMB” has the meaning set forth in the preamble to this Agreement.

“NMB Affiliate” has the meaning set forth in Section 6.07(a).

“NMB Articles” means the Articles of Incorporation of NMB.

“NMB Board” means the Board of Directors of NMB.

“NMB By-Laws” means the Restated Bylaws of NMB.

“NMB Common Stock” means the common stock, no par value, of NMB.

“NMB Exchange Ratio” shall mean one (1).

“NMB Option” has the meaning set forth in Section 3.06(c).

“NMB Meeting” has the meaning set forth in Section 6.02.

“NMB Preferred Stock” means the Series B Convertible Perpetual Preferred Stock, no par value, of NMB.

“NMB Stock Plans” has the meaning set forth in Section 5.03(c).

“Old Certificate” has the meaning set forth in Section 3.03(a).

“Pension Plan” has the meaning set forth in Section 5.03(n).

“Person” means any individual, savings association, bank, corporation, limited liability company, partnership, limited partnership, association, joint-stock company, business trust, unincorporated organization or other entity.

“Plan” has the meaning set forth in Section 5.03(n).

“Previously Disclosed” by a party means information set forth in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule so long as it is clear on the face of the disclosure that such disclosure in such other paragraph of its Disclosure Schedule is also applicable to the Section of this Agreement in question.

“Primary Agreement of Merger” has the meaning set forth in Section 2.03.

“Primary Certificate of Merger” has the meaning set forth in Section 2.03.

“Primary Merger” has the meaning set forth in the Recitals.

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authorities” has the meaning set forth in Section 5.03(j).

“Regulatory Filings” has the meaning set forth in Section 5.03(h).

“Reincorporation Agreement of Merger” has the meaning set forth in Section 2.03.

“Reincorporation Certificate of Merger” has the meaning set forth in Section 2.03.

“Reincorporation Merger” has the meaning set forth in the Recitals.

“Reincorporation Merger Effective Time” has the meaning set forth in Section 2.03.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire shares of capital stock of such first Person, or any options, calls or commitments relating to shares of capital stock of such first Person, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of shares of capital stock of such first Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholders” has the meaning set forth in the Recitals.

“Subsidiary” and “Significant Subsidiary” have the meaning ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” means a bona fide written Acquisition Proposal involving more than 50% of the consolidated assets or deposits or total voting power of the equity securities of FCB or NMB, as the case may be, which the FCB Board or the NMB Board, as the case may be, concludes in good faith to be more favorable from a financial point of view to its shareholders than the Mergers and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (after consultation with outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Surviving Corporation By-laws” has the meaning set forth in Section 2.05(b).

“Surviving Corporation Certificate” has the meaning set forth in Section 2.05(a).

“Surviving Corporation Common Stock” means the common stock of the Surviving Corporation.

“Surviving Corporation Preferred Stock” has the meaning set forth in Section 3.01(d).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Treasury Stock” means shares of FCB Common Stock held by NMB or any of its Subsidiaries or shares of NMB Common Stock or NMB Preferred Stock held by FCB or any of its Subsidiaries, as the case may be, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

1.02. Interpretation. (a) In this Agreement, unless the context otherwise requires, references:

(i) to the Recitals, Sections, Exhibits or Schedules are to a Recital or Section of, or Exhibit or Schedule to, this Agreement;

(ii) to any statute or regulation are to the statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to such section;

(iii) to any Governmental Authority include any successor to that Governmental Authority; and

(iv) to this Agreement are to this Agreement, the Exhibits and Schedules to it, taken as a whole.

(b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(d) Whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other party.

ARTICLE II

The Mergers

2.01. The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the GCL, NMB shall be merged with and into Merger Sub at the Reincorporation Merger Effective Time with Merger Sub as the Surviving Corporation of the Reincorporation Merger. Immediately thereafter, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the GCL, FCB shall be merged with and into Merger Sub at the Primary Merger Effective Time with Merger Sub as the Surviving Corporation of the Primary Merger. The Surviving Corporation shall be headquartered, initially, at 1880 Century Park East, Los Angeles, California.

2.02. Closing. The closing of the Mergers (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, California at 10:00 a.m. on the third business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto (the “Closing Date”).

2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall acknowledge and file with the Delaware Secretary a certificate of merger (the “Reincorporation Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and with the California Secretary an agreement of merger or other appropriate documents consistent with the terms of this Agreement (in any such case, the “Reincorporation Agreement of Merger”) executed in accordance with the relevant provisions of the GCL. The parties shall make all other filings or recordings required under the DGCL and the GCL and the Reincorporation Merger shall become effective at such time as FCB and NMB shall agree and specify in the Reincorporation Certificate of Merger (the time the Reincorporation Merger becomes effective being hereinafter referred to as the “Reincorporation Merger Effective Time”). Subject to the provisions of this Agreement, as soon as practicable on the Closing Date following the Reincorporation Merger Effective Time, the parties shall acknowledge and file with the Delaware Secretary a certificate of merger (the “Primary Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and with the California Secretary an agreement of merger or other appropriate documents consistent with the terms of this Agreement (in any such case, the “Primary Agreement of Merger”) executed in accordance with the relevant provisions of the GCL. The parties shall make all other filings or recordings required under the DGCL and the GCL and the Primary Merger shall become effective at such time as FCB and NMB shall agree and specify in the Primary Certificate of Merger (the time the Primary Merger becomes effective being hereinafter referred to as the “Primary Merger Effective Time”).

2.04. Effects of the Mergers. The Primary Merger shall have the effects set forth in Section 251 of the DGCL and Section 1107 of the GCL and in this Agreement. The Reincorporation Merger shall have the effects set forth in Section 251 of the DGCL and Section 1107 of the GCL and in this Agreement.

2.05. Certificate of Incorporation and By-laws.

(a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Reincorporation Merger, shall be amended and restated as of the Reincorporation Merger Effective Time so as to read in its entirety in the form set forth as Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable law (the “Surviving Corporation Certificate”).

(b) The by-laws of Merger Sub, as in effect immediately prior to the Mergers, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable law (the “Surviving Corporation By-laws”).

2.06. Corporate Governance. (a) Survival of Section 2.06. Notwithstanding any other provision in this Agreement, the provisions of this Section 2.06 are intended to survive the Primary Merger Effective Time and remain continuously in effect until immediately after the close of the annual meeting of stockholders of the Surviving Corporation held in 2009 (the “Lapse Date”), at which time the provisions of this Section 2.06 terminate. This Section 2.06(a) does not affect the term of any employment agreements referred to in this Section 2.06.

(b) Board of Directors. At the Reincorporation Merger Effective Time and until the Primary Merger Effective Time, the Surviving Corporation’s board of directors will be comprised of the directors of NMB as of immediately prior to the Reincorporation Merger Effect Time. At the Primary Merger Effective Time and through the Lapse Date and as and to the extent set forth in the Surviving Corporation Certificate, the Surviving Corporation’s board of directors will comprise 10 directors, to consist initially of five current members of the FCB Board designated by FCB before the Primary Merger Effective Time and five current members of the NMB Board designated by NMB before the Primary Merger Effective Time. The members of the Surviving Corporation’s board of directors as of the Primary Merger Effective Time will serve as directors until their respective successors are duly elected and qualified in accordance with the Surviving Corporation Certificate, Surviving Corporation By-laws and applicable law or until their respective earlier removals or resignations. As long as he is a director of FCB at Closing, the current Chairman of FCB will be a member of the Surviving Corporation’s board of directors until his successor is duly elected and qualified or until his earlier removal or resignation. As long as he is a director of NMB at Closing, the current Chairman of NMB will be a member of the Surviving Corporation’s board of directors until his successor is duly elected and qualified or until his earlier removal or resignation.

(c) Other Matters. At the Reincorporation Merger Effective Time and until the Primary Merger Effective Time, the officers of the Surviving Corporation shall consist of the officers of NMB as of immediately prior to the Reincorporation Merger Effect Time. As long as he remains a director of the Surviving Corporation, Mr. Robert E. Gipson will be Chairman of the Board of the Surviving Corporation from the Primary Merger Effective Time until the first annual meeting of stockholders of the Surviving Corporation held after the Effective Date. As long as he remains a director of the Surviving Corporation, Mr. John Birchfield will be Vice Chairman of the Board of the Surviving Corporation from the Primary Merger Effective Time until the first annual meeting of stockholders of the Surviving Corporation held after the Effective Date. Mr. C. G. Kum will be appointed President and Chief Executive Officer of the Surviving Corporation as of the Primary Merger Effective Time to serve at the pleasure of the Board of Directors, subject to the terms of his Employment Agreement. In addition, NMB will cause the Merger Sub board of directors to adopt resolutions prior to the Primary Merger Effective Time electing those persons set forth in Exhibit C to the positions described in Exhibit C as of the Primary Merger Effective Time, each to serve at the pleasure of the Board of Directors subject to the terms of any applicable employment agreement.

(d) Subsidiary Bank. As set forth in Exhibit G, matters with respect to the bank subsidiaries of the Surviving Corporation will be as set forth therein and, as applicable, the constituent documents of such entities.

ARTICLE III

Consideration; Exchange Procedures

3.01. Effect on Capital Stock. As of the Primary Merger Effective Time or Reincorporation Merger Effective Time, as the case may be, by virtue of the Primary Merger or the Reincorporation Merger, as the case may be, and without any action on the part of the holder of any shares of FCB Common Stock, NMB Common Stock, NMB Preferred Stock or Merger Sub Common Stock:

(a) Each share of Treasury Stock shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Except as set forth in this Article III and except for shares owned by Dissenting Shareholders, each issued and outstanding share of FCB Common Stock immediately prior to the Primary Merger Effective Time shall be converted into a number of fully paid and nonassessable shares of Surviving Corporation Common Stock equal to the FCB Exchange Ratio. As of the Primary Merger Effective Time, all shares of

FCB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and from and after the Primary Merger Effective Time, certificates representing FCB Common Stock (other than shares to be canceled in accordance with Section 3.01(a)(i) and other than shares owned by Dissenting Shareholders) immediately prior to the Primary Merger Effective Time shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted pursuant to this subparagraph (b).

(c) Except as set forth in this Article III and except for shares owned by Dissenting Shareholders, each issued and outstanding share of NMB Common Stock immediately prior to the Reincorporation Merger Effective Time shall be converted into a number of fully paid and nonassessable shares of Surviving Corporation Common Stock equal to the NMB Exchange Ratio. As of the Reincorporation Merger Effective Time, all shares of NMB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and from and after the Reincorporation Merger Effective Time, certificates representing NMB Common Stock (other than shares to be cancelled in accordance with Section 3.01(a)(i) and other shares owned by Dissenting Shareholders) immediately prior to the Reincorporation Merger Effective Time shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted pursuant to this subparagraph (c).

(d) Each issued and outstanding share of NMB Preferred Stock immediately prior to the Reincorporation Merger Effective Time shall be converted into the right to receive one share of Series A Convertible Perpetual Preferred Stock of the Surviving Corporation (the “Surviving Corporation Preferred Stock”).

(e) Each share of common stock, par value $0.01 per share (the “Merger Sub Common Stock”) of Merger Sub issued and outstanding immediately prior to the Reincorporation Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Primary Merger shall remain outstanding and be unaffected by virtue of the Primary Merger.

3.02. Rights as Shareholders; Stock Transfers. At the Primary Merger Effective Time, holders of FCB Common Stock shall cease to be, and shall have no rights as, shareholders of FCB, other than to receive any dividend or other distribution with respect to such FCB Common Stock with a record date occurring prior to the Effective Date and the right to receive Surviving Corporation Common Stock in accordance with Section 3.01. After the Primary Merger Effective Time, there shall be no transfers on the stock transfer books of FCB of shares of FCB Common Stock. At the Reincorporation Merger Effective Time, holders of NMB Common Stock and NMB Preferred Stock shall cease to be, and shall have no rights as, shareholders of NMB, other than to receive any dividend or other distribution with respect to such NMB Common Stock or NMB Preferred Stock, as the case may be, with a record date occurring prior to the Reincorporation Merger Effective Time and the right to receive Surviving Corporation Common Stock or Surviving Corporation Preferred Stock, as the case may be, in accordance with Section 3.01. After the Reincorporation Merger Effective Time, there shall be no transfers on the stock transfer books of NMB or the Surviving Corporation of shares of NMB Common Stock or NMB Preferred Stock.

3.03. Exchange Procedures.

(a) At or prior to the Reincorporation Merger Effective Time, Merger Sub shall deposit, or shall cause to be deposited, with NMB’s transfer agent or a depository or trust institution of recognized standing selected by NMB and reasonably satisfactory to FCB (in such capacity, the “Exchange Agent”), which may be an affiliate of the Surviving Corporation, for the benefit of the holders of certificates formerly representing shares of FCB Common Stock or NMB Common Stock or NMB Preferred Stock (“Old Certificates”) to be exchanged in accordance with this Article III, certificates representing the shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock (“New Certificates”) to which the holders of the Old Certificates are entitled pursuant to this Agreement and an estimated amount of cash sufficient to pay any cash that may be payable in lieu of fractional shares.

(b) Promptly after the Effective Date, the Surviving Corporation shall send or cause to be sent to each former holder of record of shares of FCB Common Stock, NMB Common Stock or NMB Preferred Stock immediately prior to the Reincorporation Merger Effective Time transmittal materials for use in exchanging such shareholder’s Old Certificates for the New Certificates provided for in this Article III. The Surviving Corporation shall cause the New Certificates and/or any check in respect of dividends or distributions which such Person shall be entitled to receive to be delivered to such Person upon delivery to the Exchange Agent of Old Certificates representing such shares of FCB Common Stock, NMB Common Stock or NMB Preferred Stock (or indemnity and bond reasonably satisfactory to NMB and the Exchange Agent, if any of such certificates are lost, stolen or destroyed, pursuant to paragraph (e)) owned by such shareholder together with properly completed and duly executed transmittal materials. No interest will be paid on any such cash to be paid in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery.

(c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of FCB Common Stock, NMB Common Stock or NMB Preferred Stock for any amount properly delivered to a public official pursuant to applicable unclaimed property, escheat or similar laws.

(d) From and after the Effective Date, no dividends or other distributions with respect to Surviving Corporation Common Stock or Surviving Corporation Preferred Stock with a record date occurring after the Effective Date shall be paid in respect of any unsurrendered Old Certificate converted in the Mergers into the right to receive shares of Surviving Corporation Common Stock or shares of Surviving Corporation Preferred Stock, as the case may be. Upon surrender of Old Certificates (or indemnity and bond reasonably satisfactory to NMB and the Exchange Agent, if any of such certificates are lost, stolen or destroyed, pursuant to paragraph (e)) in accordance with this Section 3.03, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock such holder had the right to receive upon surrender of Old Certificates (or delivery of such indemnity).

(e) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount and upon such terms as may be required by NMB or the Exchange Agent as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Surviving Corporation Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Old Certificate been surrendered.

(f) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of NMB Common Stock, NMB Preferred Stock or FCB Common Stock, as the case may be, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts (i) shall be remitted by the Surviving Corporation to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of NMB Common Stock or FCB Common Stock, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation, as the case may be.

3.04. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Surviving Corporation Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Reincorporation Merger or the Primary Merger; instead, the Surviving Corporation will pay to each holder of FCB Common Stock or NMB Common Stock, as the case may be (after taking into account all Old Certificates delivered by such holder), an amount in cash (without interest) determined by multiplying such fraction of a share of Surviving Corporation Common Stock by the last reported sale price of NMB Common

Stock, as reported by NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the last NASDAQ trading day preceding the Effective Date.

3.05. Anti-Dilution Provisions. In the event that FCB or NMB changes (or establishes a record date for changing) the number or kind of shares of FCB Common Stock or NMB Common Stock, as the case may be, issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding FCB Common Stock or NMB Common Stock, as the case may be, and the record date therefor shall be prior to the Effective Date, the FCB Exchange Ratio or NMB Exchange Ratio, as applicable, shall be proportionately adjusted.

3.06. Treatment of Options.

(a) At the Reincorporation Merger Effective Time and the Primary Merger Effective Time, respectively, the Surviving Corporation shall assume the NMB Stock Plans and the FCB Stock Plans as well as the rights, duties and obligations of NMB and FCB, respectively, with respect to the administration of such plans.

(b) At the Primary Merger Effective Time, each outstanding option to purchase shares of FCB Common Stock (a “FCB Option”) under the FCB Stock Plan, vested or unvested, shall be converted into an option to acquire a number of shares of Surviving Corporation Common Stock equal to the product (rounded up to the nearest whole number except to the extent Section 409A of the Code requires otherwise) of (x) the number of shares of FCB Common Stock subject to the FCB Option immediately prior to the Primary Merger Effective Time and (y) the FCB Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such FCB Option immediately prior to the Primary Merger Effective Time divided by (B) the FCB Exchange Ratio; provided, however, that the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to the FCB Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any FCB Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Primary Merger Effective Time, each FCB Option shall continue to be governed by the same terms and conditions as were applicable under such FCB Option immediately prior to the Primary Merger Effective Time.

(c) At the Reincorporation Merger Effective Time, each outstanding option to purchase shares of NMB Common Stock (an “NMB Option”) under the NMB Stock Plans, vested or unvested, shall be converted into an option to acquire a number of shares of Surviving Corporation Common Stock equal to the product (rounded up to the nearest whole number except to the extent Section 409A of the Code requires otherwise) of (x) the number of shares of NMB Common Stock subject to the NMB Option immediately prior to the Reincorporation Merger Effective Time and (y) the NMB Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such NMB Option immediately prior to the Reincorporation Merger Effective Time divided by (B) the NMB Exchange Ratio; provided, however, that the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to the NMB Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any NMB Option to which Section 422 of the Code applies, the exercise price and the number of shares of Surviving Corporation Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Primary Merger Effective Time, each NMB Option shall continue to be governed by the same terms and conditions as were applicable under such NMB Option immediately prior to the Reincorporation Merger Effective Time.

(d) Registration. If registration of any interests in the FCB Stock Plan, NMB Stock Plans or other FCB Benefit Plans or NMB Benefit Plans or the shares of Surviving Corporation Common Stock issuable thereunder is required under the Securities Act, the Surviving Corporation shall file with the SEC as soon as reasonably practicable after the Primary Merger Effective Time a registration statement on Form S-8 with respect to such interests or Surviving Corporation Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant FCB Stock Plan, NMB Stock Plans or other FCB Benefit Plans or NMB Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Surviving Corporation Common Stock issuable thereunder (and compliance with any such state laws) continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, the Surviving Corporation shall deliver to the holders of FCB Options and NMB Options appropriate notices setting forth such holders’ rights pursuant to the respective FCB Stock Plan or NMB Stock Plans, as the case may be, and agreements evidencing the grants of such FCB Options and NMB Options, and stating that such FCB Options and NMB Options and agreements have been assumed by the Surviving Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.06 after giving effect to the Mergers and the terms of the FCB Stock Plan or NMB Stock Plans, as the case may be).

(e) Corporate Actions. At or prior to the Primary Merger Effective Time or the Reincorporation Merger Effective Time, as applicable, FCB, the FCB Board and the FCB compensation committee, as applicable, and NMB, the NMB Board and the NMB compensation committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 3.06(a) and 3.06(b). NMB shall and shall cause the Surviving Corporation to take all actions which are necessary for the assumption of the FCB Options and NMB Options pursuant to Section 3.06(a) and 3.06(b) including the reservation, issuance (subject to Section 3.06(b)) and listing of Surviving Corporation Common Stock as necessary to effect the transactions contemplated by this Section 3.06. Each of NMB and FCB shall take all actions necessary to ensure that from and after the Primary Merger Effective Time, the Surviving Corporation will not be required to deliver shares of NMB Common Stock or other capital stock of NMB or shares of FCB Common Stock or other capital stock of FCB, as the case may be, to any Person pursuant to or in settlement of FCB Options or NMB Options, as the case may be, after the Primary Merger Effective Time.

3.07. Appraisal Rights. (a) No Person who has exercised a demand for dissenters’ rights pursuant to Section 1300 of the GCL shall be entitled to receive shares of Surviving Corporation Common Stock in the Primary Merger or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article III unless and until the holder thereof shall have effectively withdrawn or lost such holder’s right to dissent under the GCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 1300 of the GCL with respect to shares of FCB Common Stock owned by such Dissenting Shareholder. If any Dissenting Shareholders shall have effectively withdrawn or lost the right to dissent with respect to any shares of FCB Common Stock, such shares shall thereupon be treated as though such shares had been converted into shares of Surviving Corporation Common Stock pursuant to this Article III. FCB shall give NMB (i) prompt notice of any written demands for dissenters rights, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by FCB relating to shareholders rights to dissent and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for dissenters’ rights under the GCL.

(b) No Person who has exercised a demand for dissenters’ rights pursuant to Section 1300 of the GCL shall be entitled to receive shares of Surviving Corporation Common Stock in the Reincorporation Merger or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article III unless and until the holder thereof shall have effectively withdrawn or lost such holder’s right to dissent under the GCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Section 1300 of the GCL with respect to shares of NMB Common Stock owned by such Dissenting Shareholder. If any Dissenting Shareholders shall have effectively withdrawn or lost the right to dissent with respect to any shares of NMB Common Stock, such shares shall thereupon be treated as through such shares had been converted into shares of Surviving Corporation Common Stock pursuant to this Article III. NMB shall give FCB (i) prompt notice of any written demands for dissenters rights, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by NMB relating to shareholders rights to dissent and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for dissenters’ rights under the GCL.

ARTICLE IV

Conduct of Business Pending Merger

4.01. Forebearances. Each of FCB and NMB agrees that from the date hereof until the Primary Merger Effective Time, except as expressly contemplated by this Agreement or as set forth in paragraph 4.01 of FCB’s Disclosure Schedule or paragraph 4.01 of NMB’s Disclosure Schedule, as the case may be, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates taken as a whole, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under this Agreement.

(b) Capital Stock. Other than pursuant to Rights outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of its stock to become subject to new grants of employee or director stock options, other Rights or other stock-based employee rights.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) on or in respect of, or declare or make any distribution on any shares of its stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or those of its Subsidiaries, or hire any new employees with a rank of vice president or above, or grant any salary or wage increase or increase any employee benefit (including equity, awards, incentive or bonus payments), except (i) for normal individual increases in compensation to employees (including, without limitation, annual salary increases and annual bonus payments (other than equity compensation) in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, profit sharing, deferred compensation, bonus plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any of its directors, officers or employees or those of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(h) Constituent Documents. In the case of FCB, amend the FCB Articles or the FCB By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of its Subsidiaries. In the case of NMB, amend the NMB Articles or the NMB By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of its Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements.

(j) Contracts. Enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $75,000 or more and which is not terminable at will on 60 days or less notice without payment of a premium penalty, other than loans, deposits, derivatives transactions, swaps, FHLB advances, repurchase agreements and other transactions made in the ordinary course of the banking business and agreements permitted pursuant to clause (b).

(k) Claims. Other than in the ordinary course of business, settle any claim, action or proceeding against it, except for any claim, action or proceeding in an amount or for such consideration, individually or in the aggregate for all such settlements, that is not material to it and its Subsidiaries, taken as a whole, and would not impose any material restriction on the business of the Surviving Corporation or create precedent for claims that are reasonably likely to be material to it and its Subsidiaries, taken as a whole.

(l) Adverse Actions. Notwithstanding anything herein to the contrary, take any action that would, or is reasonably likely to, prevent or impede either Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Subject to the terms and conditions hereof, take any action that is intended or is reasonably likely to result in (i) any of the conditions to the Mergers set forth in Article VII not being satisfied or (ii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Banking Operations. Enter into any new material line of business or materially change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

(o) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

Representations and Warranties

5.01. Disclosure Schedules. On or prior to the date hereof, FCB has delivered to NMB a schedule and NMB has delivered to FCB a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item was required to be disclosed therein.

5.02. [Intentionally Omitted.]

5.03. Representations and Warranties. Subject to Section 5.01 and except as Previously Disclosed, NMB and Merger Sub hereby represent and warrant to FCB, and FCB hereby represents and warrants to NMB and Merger Sub, to the extent applicable, in each case with respect to NMB and its Subsidiaries and FCB and its Subsidiaries, as applicable, as follows:

(a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. It is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) FCB Common Stock. In the case of FCB only, the authorized capital stock of FCB consists of 10,000,000 shares of FCB Common Stock. As of the date hereof, 3,277,807 shares of FCB Common Stock were issued and outstanding. As of the date hereof, 159,600 shares of FCB Common Stock were subject to issuance upon exercise of FCB Options granted and currently outstanding under the FCB 2005 Stock Option Plan (the “FCB Stock Plan”). As of the date hereof, there were 40,400 shares of FCB Common Stock reserved for issuance and available for the grant of new awards under the FCB Stock Plan. The outstanding shares of FCB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, FCB does not have any Rights issued or outstanding with respect to FCB Common Stock, and FCB does not have any commitment to authorize, issue or sell any FCB Common Stock or Rights, except pursuant to this Agreement and outstanding FCB Options. As of the date hereof, FCB does not own any shares of NMB Common Stock.

(c) NMB Stock. In the case of NMB only, the authorized capital stock of NMB consists of 10,000,000 shares of NMB Common Stock and 1,000,000 shares of preferred stock. As of the date hereof, 5,543,391 shares of NMB Common Stock and 1,000 shares of NMB Preferred Stock were issued and outstanding. As of the date hereof, 606,984 shares of NMB Common Stock were subject to issuance upon exercise of NMB Options granted and currently outstanding under the NMB 1994 Stock Option Plan, NMB Amended 1996 Stock Incentive Plan or NMB 2005 Stock Incentive Plan (collectively, the “NMB Stock Plans”). As of the date hereof, there were 190,338 shares of NMB Common Stock reserved for issuance and available for the grant of new awards under the NMB Stock Plans. The outstanding shares of NMB Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above, as of the date hereof, NMB does not have any Rights issued or outstanding with respect to NMB Common Stock, and NMB does not have any commitment to authorize, issue or sell any NMB Common Stock or Rights, except pursuant to this Agreement and outstanding NMB Options. As of the date hereof, NMB does not own any shares of FCB Common Stock.

(d) Significant Subsidiaries. (i) Except as contemplated by this Agreement, (A) it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Significant Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55) and are owned by it or its Subsidiaries free and clear of any Liens.

(ii) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(e) Corporate Power. It and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(f) Corporate Authority. (i) Subject to receipt of the shareholder approval described in paragraph (ii) of this Section 5.03(f), in the case of FCB, and in paragraph (iii) of this Section 5.03(f), in the case of NMB, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action on or prior to the date hereof. This Agreement is a valid and legally binding obligation of such party, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). In the case of FCB, the FCB Board has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the FCB Exchange Ratio is fair to the holders of FCB Common Stock from a financial point of view. In the case of NMB, the NMB Board has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the FCB Exchange Ratio is fair to the holders of NMB Common Stock from a financial point of view.

(ii) In the case of FCB, the affirmative vote of the holders of a majority of the outstanding shares of FCB Common Stock to approve the principal terms of this Agreement is the only vote of the holders of any class or series of FCB’s capital stock necessary to approve and adopt this Agreement, and the transactions contemplated hereby.

(iii) In the case of NMB, the affirmative vote of the holders of a majority of the outstanding shares of NMB Common Stock and the holders of a majority of the outstanding shares of NMB Preferred Stock to approve the principal terms of this Agreement is the only vote of the holders of any class or series of NMB capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

(g) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger except for (A) filings and approvals of applications with and by federal and state banking authorities, (B) filings with the SEC and state securities authorities, (C) the shareholder approval described in paragraphs (ii) and (iii) of Section 5.03(f), (D) the filing of the Agreement of Merger with the California Secretary pursuant to the GCL and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (E) the filing of the Surviving Corporation Certificate as contemplated by Section 2.05 hereof and (F) such filings with NASDAQ to obtain the authorizations for listing contemplated by this Agreement.

(ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any payment obligation, Lien, acceleration of maturity, performance or remedies or any right of termination or modification under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, contract, indenture or instrument of it or of any of its Subsidiaries or to which the properties or assets of it or any of its Subsidiaries is subject or bound, (B) constitute a breach or violation of, or a default under, the FCB Articles or the NMB Articles, as the case may be, or the FCB By-laws or the NMB By-laws, as the case may be, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(h) Financial Reports and Regulatory Documents; Material Adverse Effect. (i) In the case of NMB, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its

Subsidiaries subsequent to December 31, 2005, under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed, and in the case of FCB, its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), or 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed (collectively for each of the parties, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules thereto) fairly presented in all material respects, its financial position and that of its Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to immaterial normal year-end audit adjustments in the case of unaudited statements.

(ii) Since December 31, 2005, it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(iii) Since December 31, 2005, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

(i) Litigation. Except as Previously Disclosed or set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, there is no suit, action or proceeding pending or, to the knowledge of it, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, is (i) material to it and its Subsidiaries, taken as a whole, or (ii) that is reasonably likely to prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

(j) Regulatory Matters. (i) Neither it nor any of its Subsidiaries is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k) Compliance with Laws. It and each of its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act , the USA Patriot Act

and all other applicable fair lending laws and anti-money laundering laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2004, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization.

(l) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Filings, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(m) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Keefe, Bruyette & Woods, Inc. in the case of FCB and a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P. in the case of NMB.

(n) Employee Benefit Plans.

(i) All material benefit and compensation plans, contracts, policies or arrangements covering its current employees or former employees and those of its Subsidiaries (its “Employees”) and its current or former directors, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (its “Benefit Plans”), are Previously Disclosed and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto, have been made available to the other party hereto.

(ii) All employee benefit plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering its Employees (its “Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of it Plans which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Plan under Section 401(a) of the Code. There is no material pending or, to its knowledge, threatened litigation relating to its Benefit Plans. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Plans that, assuming the taxable period of such transaction expired as of the date hereof, could be reasonably likely to subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or

Section 502(i) of ERISA in an amount which would be material. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) Neither it, any or its Subsidiaries nor any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan.

(iv) All contributions required to be made under the terms of any of its Plans have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings.

(v) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any of its Benefit Plans. It or its Subsidiaries may amend or terminate any of its Benefit Plans at any time without incurring any liability thereunder.

(vi) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of it or any of its subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of it or, after the consummation of the transactions contemplated hereby, the Surviving Corporation to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(o) Labor Matters. Neither it nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor to its knowledge is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(p) Environmental Matters. Neither its conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. No property on which it or any of its Subsidiaries holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither it nor any of its Subsidiaries has received any written notice from any Person that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property.

(q) Tax Matters. (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (B) all Taxes due in respect of such Tax Returns referred to in clause (A) have been paid in full, (C) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, (D) it has not received notice of any proposal or intention by the Internal Revenue Service or the appropriate Tax authority to audit or review the Tax Returns referred to in clause (A) or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (G) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its Taxes or those of its Subsidiaries. It has made available to the other party hereto true and correct copies of the U.S. federal income Tax Returns filed by it and its Subsidiaries for the year ended December 31, 2004. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed prior to the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed prior to the date hereof. Neither it nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group over which it is or was the common parent) or otherwise has any liability for the Taxes of any person (other than its own Taxes and those of its Subsidiaries). As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(r) Derivative Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of such party or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither it nor its Subsidiaries, nor to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(t) Insurance. It has made available to the other party hereto all of the insurance policies, binders, or bonds maintained by it or its Subsidiaries (its “Insurance Policies”). It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of its Insurance Policies are in full force and effect; it and its Subsidiaries are not in material default thereunder; and all claims thereunder for which a basis is known, or reasonably should be known, by it have been filed in due and timely fashion.

(u) Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, as of the date hereof and will be as of immediately prior to the Reincorporation Merger Effective Time, owned by NMB, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub, except as contemplated by this Agreement. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Reincorporation Merger Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of FCB, NMB and Merger Sub agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02. Shareholder Approvals. (a) Each of FCB and NMB agrees to take in accordance with applicable law and its respective Constituent Documents all action necessary to convene a meeting of its respective shareholders (including any adjournment or postponement, the “FCB Meeting” and the “NMB Meeting”, respectively), as promptly as practicable, to consider and vote upon the approval of the principal terms of this Agreement, in the case of each of the FCB Meeting and the NMB Meeting, as well as any other matters required to be approved by such entity’s shareholders for consummation of the Mergers, in the case of both the FCB Meeting and the NMB Meeting.

(b) The boards of directors of FCB and NMB have adopted resolutions recommending to the shareholders of FCB and the shareholders of NMB, respectively, the approvals specified in Section 6.02(a) and the other matters required to be approved or adopted in order to carry out the intentions of this Agreement. Except as otherwise permitted by this Agreement, the FCB Board and NMB Board each will submit to their shareholders the principal terms of this Agreement and any other matters required to be approved by their shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, FCB and NMB each will take, in accordance with applicable law and its respective Constituent Documents, all action necessary to convene a meeting of its shareholders, as promptly as practicable, to consider and vote upon such matters. The FCB Board and NMB Board each will use all reasonable best efforts to obtain from their respective shareholders a vote approving such matters. Notwithstanding anything in this Agreement to the contrary, if the NMB Board or the FCB Board, after consultation with counsel, determines in good faith that, because of a conflict of interest or other special circumstances (it being agreed that such special circumstances will include, for purposes of this Agreement, the receipt by a party of an Acquisition Proposal that such party’s board of directors concludes in good faith constitutes a Superior Proposal), it would reasonably be expected to be a violation of its fiduciary duties under applicable law to continue to recommend such matters, then, the NMB Board or FCB Board, as the case may be, may decline to submit such matters to its shareholders or may, if such submission has already occurred, rescind its notice of the meeting with the effect set forth in Sections 8.01(c) and 8.02; provided that it may not take any actions under this sentence until after giving the other party hereto at least five business days to respond to such Acquisition Proposal (and after giving the other party notice of the latest material terms, conditions and third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by the other party hereto.

6.03. Registration Statement and Joint Proxy Statement. (a) FCB and NMB will cooperate in ensuring that all filings required pursuant to SEC Rules 165, 425 and 14a-12 are timely and properly made. The parties agree jointly to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Merger Sub with the SEC in connection with the issuance of Surviving Corporation Common Stock in the Mergers (including the proxy statement and prospectus and other proxy solicitation materials of FCB, NMB and Merger Sub constituting a part thereof (the “Joint Proxy Statement”) and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement; and provided that both parties and their respective Subsidiaries have cooperated as required above, FCB and NMB agree to file or cause to be filed the Registration Statement with the SEC as soon as reasonably practicable. Each of FCB and NMB agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. NMB also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. FCB agrees to furnish to NMB all information concerning FCB, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Each of FCB and NMB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the FCB Meeting or the NMB Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of FCB and NMB further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement or the Registration Statement.

(c) NMB agrees to advise FCB, promptly after NMB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of NMB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04. Press Releases. FCB and NMB shall consult with each other before issuing any press release with respect to the Mergers or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of NASDAQ. FCB and NMB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

6.05. Access; Information. (a) Each of FCB and NMB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Primary Merger Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

(b) Each party agrees that it will, and will cause its Representatives to, comply with the Confidentiality Agreement with respect to all information obtained under this Section 6.05.

(c) No investigation by either party of the business and affairs of the other party, pursuant to this Section 6.05 or otherwise, shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

6.06. Acquisition Proposals. (a) FCB and NMB each agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal; provided that, in the event either party receives an unsolicited bona fide written Acquisition Proposal and such party’s board of directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of such party concludes in good faith (after consultation with counsel) that failure to take such actions would reasonably be expected to be a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement as entered into on April 20, 2006 between NMB and FCB (the “Confidentiality Agreement”). Each of FCB and NMB will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than FCB or NMB, as the case may be, with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. FCB and NMB will promptly (within one business day) advise the other party following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(b) Nothing contained in this Agreement shall prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.07. Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, each of FCB and NMB shall deliver to the other a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the FCB Meeting or the NMB Meeting, as applicable, deemed to be an “affiliate” of FCB or NMB, as applicable (each, an “FCB Affiliate” or “NMB Affiliate”), as that term is used in Rule 145 under the Securities Act.

(b) Each of FCB and NMB shall use its commercially reasonable efforts to cause each Person who may be deemed to be an FCB Affiliate or NMB Affiliate, as applicable, to execute and deliver to the other party on or before the date of mailing of the Joint Proxy Statement an agreement in substantially the form attached hereto as Exhibit D.

6.08. Certain Information. Without limiting the generality of Section 6.05, after the date hereof until the earlier of the Primary Merger Effective Time and the termination of this Agreement in accordance with its terms, each party hereto shall furnish to the other party a copy of its monthly board package and minutes of the board’s loan committee meetings (including all materials provided in advance of such meetings).

6.09. NASDAQ. Each of NMB and FCB shall use commercially reasonable efforts to cause the Surviving Corporation Common Stock to be issued in the Merger to be approved for quotation on the NASDAQ, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Date.

6.10. Regulatory Applications. (a) FCB and NMB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and NMB shall make all necessary regulatory filings as soon as reasonably practicable. Each of FCB and NMB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Subject to applicable law, each party agrees, upon request, to furnish the other party with all readily obtainable information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority.

6.11. Indemnification. (a) Following the Effective Date, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of FCB, NMB and their respective Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Primary Merger Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that FCB, NMB and their respective Subsidiaries are permitted to indemnify (and advance expenses to) their respective directors and officers under the laws of their respective jurisdictions of incorporation, their respective charters and their respective by-laws.

(b) For a period of three years from the Primary Merger Effective Time, the Surviving Corporation shall use its reasonable best efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of FCB, NMB or any of their respective Subsidiaries (determined as of the Reincorporation Merger Effective Time) with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Primary Merger Effective Time (including, without limitation, the transactions contemplated by this Agreement) which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by FCB or NMB, as the case may be.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Surviving Corporation thereof; provided that the failure so to notify shall not affect the obligations of the Surviving Corporation under Section 6.11(a) unless and to the extent that the Surviving Corporation is actually and materially prejudiced as a result of such failure.

(d) If the Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.12. Benefit Plans. (a) The Surviving Corporation shall, from and after the Primary Merger Effective Time, (i) provide former employees of FCB and NMB who remain as employees of the Surviving Corporation with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of NMB who remain as employees of the Surviving Corporation, (ii) provide employees of FCB and NMB who remain as employees of the Surviving Corporation credit for years of service with FCB or NMB, as the case may be, or any of such entity’s Subsidiaries prior to the Primary Merger Effective Time for the purpose of eligibility and vesting except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, (iii) to the extent reasonably practicable cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable FCB Benefit Plans or NMB Benefit Plans) and eligibility waiting periods under group health plans of the Surviving Corporation to be waived with respect to former employees of FCB and NMB who remain as employees of the Surviving Corporation (and their eligible dependents) and who become participants in such group health plans and (iv) to the extent reasonably practicable cause to be credited to any deductible or out-of-pocket expense of the Surviving Corporation benefit plans any deductibles or out-of-pocket expenses incurred by employees of FCB or NMB and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Surviving Corporation benefit plans. Notwithstanding the foregoing, nothing contained herein shall obligate the Surviving Corporation or any of its Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment of any particular employee. Prior to the Primary Merger Effective Time, NMB and FCB shall consult with each other in good faith to determine which FCB Benefit Plans and NMB Benefit Plans shall be amended, modified or terminated, as the case may be, on or after the Effective Date and shall then take all actions reasonably necessary to effect such determinations.

(b) FCB and NMB shall, and shall cause the Surviving Corporation to, honor in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of FCB and NMB and their respective Subsidiaries, including, without limitation, any benefits or rights under the agreements listed on Section 6.12 of the FCB Disclosure Schedule or the NMB Disclosure Schedule, as the case may be, or that arise as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

(c) Prior to making any written or oral communications to their directors, officers or employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, each party shall provide the other party with a copy of the intended communication and a reasonable period of time to review and comment on the communication, and the parties shall cooperate in providing any such mutually agreeable communication.

6.13. Exemption from Liability Under Section 16(b). Assuming that FCB delivers to NMB the Section 16 Information in a timely and accurate manner before the Primary Merger Effective Time, the NMB Board, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will reasonably promptly thereafter and in any event before the Primary Merger Effective Time adopt a resolution providing that the receipt by the FCB Insiders of Surviving Corporation Common Stock in exchange for shares of FCB Common Stock, and of options to purchase shares of Surviving Corporation Common Stock upon conversion of options to purchase shares of FCB Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are approved by the NMB Board or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.

6.14. Notification of Certain Matters. Each of FCB and NMB shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

ARTICLE VII

Conditions to Consummation of the Mergers

7.01. Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each of FCB, NMB and Merger Sub to consummate the Mergers is subject to the fulfillment or written waiver by FCB and NMB prior to the Primary Merger Effective Time of each of the following conditions:

(a) Shareholder Approvals. The principal terms of this Agreement shall have been duly approved by the requisite vote of the shareholders of FCB and NMB.

(b) Regulatory Approvals. Any consents, waivers, clearances, approvals and authorizations (including pursuant to state “Blue Sky” laws) of Governmental Authorities that are necessary to permit consummation of the Mergers shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of either Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of either Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The Surviving Corporation Common Stock to be issued in the Mergers shall have been approved for quotation on NASDAQ.

(f) Opinion of Counsel. Each party shall have received an opinion of Sullivan & Cromwell LLP, joint counsel to the parties, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Mergers will be treated as reorganizations within the meaning of Section 368(a) of the Code and (ii) FCB and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code with respect to the Primary Merger and NMB and Merger Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code with respect to the Reincorporation Merger. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon written representations from FCB and shareholders of NMB.

7.02. Conditions to Obligation of FCB. The obligation of FCB to consummate the Merger is also subject to the fulfillment or written waiver by FCB prior to the Primary Merger Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of NMB and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of an earlier date in which case they shall be true and correct as of such date), except where any failures of any such representations and warranties to be so true and correct would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to NMB except for Section 5.03(c) and (f) which shall be true in all material respects; and FCB shall have received a certificate signed on behalf of NMB by the Chief Executive Officer or Chief Financial Officer of NMB to the foregoing effect.

(b) Performance of Obligations of NMB. NMB and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Primary Merger Effective Time, and FCB shall have received a certificate, dated the Effective Date, signed on behalf of NMB by the Chief Executive Officer and the Chief Financial Officer of NMB to such effect.

7.03. Conditions to Obligation of NMB. The obligation of NMB and Merger Sub to consummate the Mergers is also subject to the fulfillment, or written waiver by NMB, prior to the Primary Merger Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of FCB set forth in this Agreement shall be true and correct (without giving effect to any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date in which case they shall be true and correct as of such date), except where any failures of any such representations and warranties to be so true and correct would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect with respect to FCB except for Section 5.03(b) and (f) which shall be true in all material respects; and NMB shall have received a certificate signed on behalf of FCB by the Chief Executive Officer or Chief Financial Officer of FCB to the foregoing effect.

(b) Performance of Obligations of FCB. FCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Primary Merger Effective Time, and NMB shall have received a certificate, dated the Effective Date, signed on behalf of FCB by the Chief Executive Officer and the Chief Financial Officer of FCB to such effect.

ARTICLE VIII

Termination

8.01. Termination. This Agreement may be terminated, and the Mergers may be abandoned:

(a) Mutual Consent. At any time prior to the Reincorporation Merger Effective Time, by the mutual consent of FCB and NMB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Reincorporation Merger Effective Time, by FCB or NMB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 60 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 60 calendar days after the giving of written notice to the breaching party of such breach, provided that any such breach under clause (i) or (ii) would entitle the non-breaching party not to consummate the Merger under Article VII hereof.

(c) Adverse Action. At any time prior to the Reincorporation Merger Effective Time, by FCB or NMB, if the other party’s board of directors submits this Agreement to its shareholders without a recommendation for approval or with special and materially adverse conditions on such approval; or such board of directors otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02 or rescinds its notice of shareholder meeting or declines to submit the principal terms of this Agreement to a vote of its shareholders; or such board of directors recommends to its shareholders an Acquisition Proposal other than the Mergers; or such board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Mergers.

(d) Delay. At any time prior to the Reincorporation Merger Effective Time, by FCB or NMB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Mergers are not consummated by March 31, 2007, except to the extent that the failure of the Mergers then to be consummated arises out of or results from the knowing and willful action or inaction of the party seeking to terminate pursuant to this Section 8.01(d), which action or inaction is in violation of its obligations under this Agreement.

(e) Denial of Regulatory Approval. By FCB or NMB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of either Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

(f) Shareholder Approval. By FCB or NMB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that (i) the approval of the principal terms of this Agreement by the shareholders of FCB shall not have been obtained at the FCB Meeting or at any adjournment or postponement thereof or (ii) the approval of the principal terms of this Agreement by the shareholders of NMB shall not have been obtained at the NMB Meeting or at any adjournment or postponement thereof.

(g) Superior Proposal. By FCB or NMB, as the case may be, at any time prior to the time the requisite vote of its shareholders is obtained, if (i) such party is not in material breach of any of the terms of this Agreement, (ii) the board of directors of such party authorizes it, subject to complying with the terms of this Agreement, to enter into a definitive agreement (other than a mere confidentiality agreement) with respect to a Superior Proposal and such party notifies the other in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) the other party does not make, within four business days of receipt of such party’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of such party determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareholders of such party as the Superior Proposal and (iv) such party prior to such termination pays to the other party in immediately available funds any fees required to be paid pursuant to Section 8.02. Each of FCB and NMB agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fifth business day after it has provided the notice to the other party required thereby, (y) to notify the other party promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification and (z) during such four day period, to negotiate in good faith with the other party with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by the other party in response to a Superior Proposal, if any.

8.02. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful material breach of this Agreement, (ii) the provisions set forth in the second sentence of Section 9.01 shall survive termination of this Agreement and termination shall not relieve any party of any liability under such provisions.

(b) In the event that (i) a bona fide Acquisition Proposal shall have been made to FCB or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to FCB or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn) and thereafter this Agreement is terminated by either FCB or NMB pursuant to Section 8.01(f)(i) or (ii) this Agreement is terminated by FCB pursuant to Section 8.01(g) or by NMB pursuant to Section 8.01(c), then FCB shall promptly, but in no event later than two days after the date of such termination, pay NMB a termination fee of $4,000,000 (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iv) of Section 8.01(g) shall be paid as set forth in such section) payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to NMB pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination FCB or any of its Subsidiaries shall have entered into a definitive agreement (other than merely a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to FCB’s stockholders or otherwise not opposed, an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof). FCB’s payment shall be the sole and exclusive remedy of NMB for damages against FCB and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. FCB acknowledges that the agreements contained in this Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, NMB would not enter into this Agreement; accordingly, if FCB fails to promptly pay the amount due pursuant to this Section 8.02(b), and, in order to obtain such payment, NMB commences a suit that results in a judgment against FCB for the fee set forth in this Section 8.02(b) or any portion of such fee, FCB shall pay to NMB or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the publicly announced prime rate of interest published in The Wall Street Journal on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

(c) In the event that (i) a bona fide Acquisition Proposal shall have been made to NMB or any of its Subsidiaries or any of its shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to NMB or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn) and thereafter this Agreement is terminated by either FCB or NMB pursuant to Section 8.01(f)(ii) or (ii) this Agreement is terminated by NMB pursuant to Section 8.01(g) or by FCB pursuant to Section 8.01(c), then NMB shall promptly, but in no event later than two days after the date of such termination, pay FCB the Termination Fee (provided, however, that the Termination Fee to be paid pursuant to clause (iv) of Section 8.01(g) shall be paid as set forth in such section), promptly payable by wire transfer of same day funds; provided, however, that no fee shall be payable to FCB pursuant to clause (i) of this paragraph (c) unless and until within 12 months of such termination NMB or any of its Subsidiaries shall have entered into a definitive agreement (other than merely a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to NMB’s shareholders or otherwise not opposed, an Acquisition Proposal (substituting “50%” for “15%” in the definition thereof). NMB’s payment shall be the sole and exclusive remedy of FCB against NMB and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. NMB acknowledges that the agreements contained in this Section 8.02(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, FCB would not enter into this Agreement; accordingly, if NMB fails to promptly pay the amount due pursuant to this Section 8.02(c), and, in order to obtain such payment, FCB commences a suit that results in a judgment against NMB for the fee set forth in this Section 8.02(c) or any portion of such fee, NMB shall pay to FCB its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the publicly announced prime rate of interest published in The Wall Street Journal in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

ARTICLE IX

Miscellaneous

9.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Primary Merger Effective Time (other than Sections 2.06 and 6.11 and this Article IX which shall survive the Primary Merger Effective Time and the Reincorporation Merger Effective Time). This Article IX, Section 8.02 and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Mergers or the termination of this Agreement.

9.02. Waiver; Amendment. Prior to the Reincorporation Merger Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time, by an agreement in writing between FCB and NMB hereto executed in the same manner as this Agreement, except that (i) after the FCB Meeting, this Agreement may not be amended if it would violate California law or reduce the consideration to be received by FCB shareholders in the Primary Merger and (ii) after the NMB Meeting, this Agreement may not be amended if it would violate California law or reduce the consideration to be received by NMB shareholders in the Reincorporation Merger.

9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (except to the extent to which, under the internal affairs doctrine as applied under California law, Delaware law applies by reason of being the law of Merger Sub’s state of incorporation).

9.05. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees and the fees and expenses of Sullivan & Cromwell LLP shall be shared equally between the parties.

9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to FCB Bancorp, to:

C. G. Kum

President and Chief Executive Officer

FCB Bancorp

1150 Paseo Camarillo

Camarillo, CA 93010

Telephone: 805-322-9308

Fax: 805-445-1388

With a copy to:

Gary M. Horgan

Horgan, Rosen, Beckham & Coren, L.L.P.

23975 Park Sorrento, Suite 200

Calabasas, CA 91302-4001

Telephone: 818-591-2121

Fax: 818-591-3838

If to National Mercantile Bancorp, to:

Scott A. Montgomery

President and Chief Executive Officer

National Mercantile Bancorp

1880 Century Park East

Los Angeles, CA 90067

Telephone: 310-277-2265

Fax: 310-201-0629

With a copy to:

Alan B. Spatz

Troy & Gould P.C.

1801 Century Park East

16TH Floor

Los Angeles, CA 90067

Telephone: 310-789-1231

Fax: 310-201-4746

In the case of a notice to either party with a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attention: Patrick S. Brown

Telephone: 310-712-6603

Fax: 310-712-8800

9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement, together with the Exhibits and Schedules hereto and the Confidentiality Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.11, nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08. Effect. No provision of this Agreement shall be construed to require FCB, NMB or any of their respective Subsidiaries, affiliates or directors to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

9.09. Severability. Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on either party or the Surviving Corporation, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Reincorporation Merger Effective Time, the parties may mutually agree to revise the structure of the Mergers and related transactions provided that each of the transactions comprising such revised structure shall (i) not change the amount or form of consideration to be received by the shareholders of FCB or NMB and the holders of FCB Options or NMB Options, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of the shareholders of either party. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

9.11. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of California located in either Los Angeles or Ventura Counties, this being in addition to any other remedy to which they are entitled at law or in equity.

*                    *                     *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FCB BANCORP

By:	/s/ C. G. KUM
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:	/s/ THOMAS E. ANTHONY
Name:	Thomas E. Anthony
Title:	Secretary

NATIONAL MERCANTILE BANCORP

By:	/s/ SCOTT MONTGOMERY
Name:	Scott Montgomery
Title:	President and Chief Executive Officer

By:	/s/ JOSEPH N. COHEN
Name:	Joseph N. Cohen
Title:	Secretary

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/ SCOTT MONTGOMERY
Name:	Scott Montgomery
Title:	President and Chief Executive Officer

By:	/s/ JOSEPH N. COHEN
Name:	Joseph N. Cohen
Title:	Secretary

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FIRST CALIFORNIA FINANCIAL GROUP, INC.

FIRST CALIFORNIA FINANCIAL GROUP, INC. a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is FIRST CALIFORNIA FINANCIAL GROUP, INC. The date of filing of its original certificate of incorporation with the Secretary of State was June 7, 2006 and the name under which it was originally incorporated was FIRST CALIFORNIA FINANCIAL GROUP, INC.

2. This restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of said Corporation and has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

3. The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full:

FIRST. The name of the Corporation is FIRST CALIFORNIA FINANCIAL GROUP, INC.

SECOND. The address of the Corporation’s registered office in the State of Delaware is •. The name of its registered agent at such address is •.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. (a) (i) The total number of shares of all classes of stock which the Corporation shall have authority to issue is •, of which • shares shall be designated as common stock of no par value (the “Common Stock”) and • shares shall be designated as preferred stock of no par value (the “Preferred Stock”). Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(A) the distinctive serial designation of such series which shall distinguish it from other series;

(B) the number of shares included in such series;

(C) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

(D) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(E) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(F) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(G) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(H) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

(I) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by-law, and if so the terms of such voting rights.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted.

(b) The board of directors has provided for the issuance of a series of Preferred Stock of the Corporation consisting of 1,000 shares of Series A Convertible Perpetual Preferred Stock with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions as set forth in Exhibit A hereto.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation. The holders of Common Stock shall be entitled at all elections of directors to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder’s shares of Common Stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit, and to one vote for each share of Common Stock on all other matters.

SEVENTH. (a) The following provisions of this Article Seventh will be effective from [insert Primary Merger Effective Time] until immediately after the close of the annual meeting of stockholders of the Corporation held in 2009 (the “Lapse Date”).

(b) Subject to the provisions of this Article Seventh and subject to the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation or providing for special circumstances under which holders thereof may elect directors, until the Lapse Date, (1) in order to qualify for election as a director of the Corporation at an annual or special meeting of stockholders or by written consent of stockholders, an individual must be nominated either by (i) a stockholder entitled to vote in the election of directors who has complied with all requirements for such nomination that may be provided for in these Amended and Restated Articles of Incorporation and the Corporation’s By-laws or (ii) the applicable Nominating Committee (as defined below) and (2) in order to qualify for election as a director of the Corporation by the board of directors to fill a vacancy or newly created directorship, an individual must be nominated to the board of directors by the applicable Nominating Committee (as defined below). The qualification procedures for clauses (1)(i) and (ii) of the previous sentence are known herein as the “Nomination Procedures”.

(i) (A) Upon the Reincorporation Merger Effective Time, the number of directors of the Corporation shall be ten (10), which number shall consist of an equal number of Former FCB Directors (as defined below) and Former NMB Directors (as defined below), in each case as designated pursuant to the Merger Agreement. If the board of directors decides to increase at any time the number of members of the board of directors, the board of directors shall designate such new directorships in such a way as to cause the ratio of the number of Former NMB Directorships (as defined below) to the number of Former FCB Directorships (as defined below) (the “Ratio”) to equal one.

(B) If the board of directors decides to decrease the number of members of the board of directors, the board of directors shall designate those directorships that are up for election at the annual stockholders’ meeting in such a way as to cause the Ratio to equal one.

(C) If the board of directors decides to decrease, during any period between consecutive annual stockholders meetings, the number of members of the board of directors, the board of directors shall cause the Ratio to equal one

(ii) The board of directors may decide by the vote of a Special Majority (as defined below), on the recommendation of both a NMB Nominating Committee (as defined below) and an FCB Nominating Committee (as defined below), (A) not to designate any one or more directorships in the manner described in the previous paragraph (i), or (B) to determine that the Nominating Committee Procedures shall not apply to any one or more directorships.

(iii) At [insert date of Primary Merger Effective Time], any director who was formerly a director of FCB Bancorp shall be a “Former FCB Director” and any director who was formerly a director of National Mercantile Bancorp shall be a “Former NMB Director.” Any person filling (by election or appointment) a Former NMB Directorship and nominated under the Nomination Procedures shall be considered a “Former NMB Director”; any person filling (by election or appointment) a Former FCB Directorship and qualified by the Nomination Procedures shall be considered a “Former FCB Director.” Any person who is a Former NMB Director or Former FCB Director under this paragraph (iii) shall also be a “Continuing Director”.

(iv) For any directorship occupied by, vacated by, to be occupied by, or designated for a Former FCB Director (a “Former FCB Directorship”), the Nominating Committee will consist of two Former FCB Directors (an “FCB Nominating Committee”); for any directorship occupied by, vacated by, to be occupied by, or designated for a Former NMB Director (a “Former NMB Directorship”), the Nominating Committee will consist of two Former NMB Directors (an “NMB Nominating Committee”). Subject to the powers of the stockholders of the Corporation pursuant to this Certificate of Incorporation, the By-Laws and under Delaware law, the FCB Nominating Committee will have sole and exclusive power to nominate persons to fill the Former FCB Directorships and the NMB Nominating Committee will have the sole and exclusive power to nominate persons to fill the Former NMB Directorships. Either an FCB Nominating Committee or an NMB Nominating Committee may be referred to herein by the general term “Nominating Committee”.

(v) The members of the FCB Nominating Committee will be Former FCB Directors designated from time to time by Mr. •; the members of the NMB Nominating Committee will be Former NMB Directors designated from time to time by •; provided, that, should • or • no longer be a director of the Corporation or be otherwise unable to recommend for appointment such members of a Nominating Committee, the members of the FCB Nominating Committee will be Former FCB Directors appointed by the longest tenured Former FCB Director then serving on the board of directors and the Former NMB Directors will be Former NMB Directors appointed by the longest tenured Former NMB Director then serving on the board of directors.

(c) “Special Majority” means a number of directors equal to at least (A) three-quarters of the entire membership of the Corporation’s board of directors and (B) a majority of both the Former FCB Directors and Former NMB Directors then serving.

(d) In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to foregoing provisions of this Certificate of Incorporation and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of the remaining directors.

(e) This Article SEVENTH may not be amended, modified or repealed except by an amendment to this Amended and Restated Certificate of Incorporation adopted by the affirmative vote of (i) two-thirds of the directors of the Corporation and (ii) the holders of not less than two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.

EIGHTH. No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

NINTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

TENTH. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

IN WITNESS WHEREOF, FIRST CALIFORNIA FINANCIAL GROUP, INC. has caused this certificate to be signed by                     , its                     , on the          day of             , 2006.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:
[insert name]

EXHIBIT A

RIGHTS, PREFERENCES AND PRIVILEGES

OF

SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK

OF

FIRST CALIFORNIA FINANCIAL GROUP, INC.,

A DELAWARE CORPORATION

(A) Title of Series. The designation of the series of preferred stock shall be Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock).

(B) Number of Shares in Series. The number of shares of Series A Preferred Stock shall be 1,000.

(C) Voting Privileges of Series A Preferred Stock.

(1) Except as provided herein or required by-law, the holders of Series A Preferred Stock shall not have the right to vote on any matters submitted to the stockholders.

(2) In addition to any vote required by the Delaware General Corporation Law, the First California Financial Group, Inc. (the “Corporation”) shall not, without the affirmative vote or written consent of the holders (acting together as a class) of not less than a majority of the then outstanding shares of Series A Preferred Stock:

(a) authorize, create or issue any additional shares of Series A Preferred Stock or shares of any class or series of stock having any preference or priority superior to or on parity with the Series A Preferred Stock with respect to the payment or distribution of assets upon the dissolution or liquidation, voluntary or involuntary, of the Corporation;

(b) declare or pay any dividend on its Common Stock or on any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock;

(c) repurchase, redeem or otherwise acquire for any consideration any shares of its Common Stock or shares of any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock; or

(d) amend, alter or repeal any provisions of the Amended and Restated Certificate of Incorporation of the Corporation, amend, alter or repeal any provisions of this Exhibit A to the Amended and Restated Certificate of Incorporation, or adopt, amend, alter or repeal any Certificate of Determination of Rights and Preferences with respect to any class or series of capital stock, in each case, so as to adversely affect the rights, preferences and privileges relating to Series A Preferred Stock or the holders thereof or waive any of the rights granted to the holders of the Series A Preferred Stock hereby.

(D) Dividends. Except as contemplated by paragraph (E) below, the holders of the Series A Preferred Stock shall not be entitled to receive any dividends.

(E) Liquidation Preference. In the event of an involuntary or voluntary liquidation or dissolution of the Corporation at any time, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, an amount per share of Series A Preferred Stock equal to the Liquidation Amount of the Series A Preferred Stock. The “Liquidation Amount” per share of Series A Preferred Stock as of any date shall be equal to the sum of $1,000 (the “Base Amount”) (appropriately adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected and relating to the Series A Preferred Stock) plus an amount (calculated on the basis of a 365-day year and actual days elapsed to payment)

equal to 8.5% per annum of the Base Amount (as such Base Amount may be adjusted to reflect stock splits, stock dividends, reorganizations, consolidations and similar changes hereafter effected), which shall accrue commencing on December 10, 2001. Notwithstanding the foregoing, in the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation, payment shall be made first to the holders of shares of Series A Preferred Stock in the amounts set forth in the Corporation’s Amended and Restated Certificate of Incorporation before any payment of the Liquidation Amount shall be made or any assets distributed to the holders of the Series A Preferred Stock, Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock. If all amounts payable to the holders of the Series A Preferred Stock pursuant to the Corporation’s Amended and Restated Certificate of Incorporation have been paid, then payment in the amounts herein fixed shall be made to the holders of the Series A Preferred Stock before payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to payment upon dissolution or liquidation of the Corporation. If upon any liquidation or dissolution of the Corporation the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Series A Preferred Stock and any other class or series of capital stock ranking on a parity with the Series A Preferred Stock as to payments upon dissolution or liquidation of the Corporation the full amounts to which they respectively shall be entitled, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

At any time, in the event of the merger, consolidation or reorganization of the Corporation with or into any other entity or entities (in which merger, consolidation or reorganization any stockholders of the Corporation receive distributions of cash, securities or other property), or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or a series of related similar such transactions, then such transactions shall be deemed, for purposes of determining the amounts to be received by the holders of the Series A Preferred Stock in any such transaction, and for purposes of determining the priority of receipt of such amounts as between the holders of the Series A Preferred Stock and the holders of other classes or series of capital stock, to be a liquidation or dissolution of the Corporation; provided, however, the foregoing shall not apply to (i) any transaction as to which the holders of a majority of the outstanding Series A Preferred Stock shall have waived by affirmative vote or written consent the application of this paragraph; and (ii) any merger or consolidation with an affiliate of the Corporation the sole purpose of which is to change the Corporation’s domicile solely within the United States and in which holders of capital stock exchange such securities for a pro rata amount of substantially identical securities of a successor corporation.

Nothing hereinabove set forth shall affect in any way the right of each holder of shares of Series A Preferred Stock to convert such shares in accordance with paragraph (G) below.

(F) Redemption.

(1) The Corporation, in its sole option, may redeem all shares of Series A Preferred Stock, at any time, from funds legally available therefor at the Liquidation Amount per share as of the date of redemption (the “Redemption Date”). In the event that the Corporation elects to redeem any shares of Series A Preferred Stock, it must redeem all of the outstanding shares of Series A Preferred Stock.

(2) Notice of any redemption pursuant to this subparagraph (F) shall be mailed at least 30, but not more than 60, days in advance of the Redemption Date to the holders of record of shares of Series A Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. To facilitate the redemption of shares of Series A Preferred Stock, the board of directors of the Corporation may fix a record date for the determination of holders of shares of Series A Preferred Stock to be redeemed not more than 60 days prior to the Redemption Date. Each such notice shall state: (i) the Redemption Date and the number of shares to be redeemed from such holder; (ii) the redemption price; (iii) whether the shares of Series A Preferred Stock called for redemption may be converted and the applicable conversion price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(3) As of the Redemption Date, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, rights to receive distributions shall cease to accrue, and all rights of the holders of the Series A Preferred Stock called for redemption, as stockholders of the Corporation with respect to such shares, shall cease and terminate, except the right to receive the redemption price, without interest, upon the surrender of their respective certificate; provided, however, that if the Corporation defaults in payment of the redemption price for any reason, the rights of the holders of Series A Preferred Stock shall continue until the Corporation cures the default.

(4) Redemption of any shares of Series A Preferred Stock is subject to the prior approval of any federal regulatory agency with jurisdiction over such matters, to the extent required by-law.

(5) No redemption hereunder made in contemplation of a Transaction (as defined in paragraph (G) below) shall be effective, without the affirmative vote or written consent of the holders of a majority of the then outstanding Series A Preferred Stock, unless the amount per share of Common Stock, which would be payable in a Transaction to a holder of Series A Preferred Stock, were such holder to convert such Series A Preferred Stock into shares of Common Stock as provided in paragraph (G), would be less than the Liquidation Amount per share payable in such redemption.

(G) Conversion Right.

(1) At any time after the earlier of (i) June 30, 2005 or (ii) the following events (an “Early Conversion Event”): the execution of a definitive agreement relating to a merger, consolidation or reorganization of the Corporation with or into any other entity or entities in which the holders of the Corporation’s capital stock receive cash, property or securities (other than securities issued by any party to the merger, consolidation or reorganization which result in the holders of the Corporation’s voting capital stock prior to the merger, consolidation or reorganization holding not less than 66.67% of the voting power of the surviving entity) the execution of a definitive agreement relating to any sale, transfer or other disposition of all or substantially all the Corporation’s assets, or adoption of any plan or arrangement relating to dissolution or liquidation of the Corporation (such merger, consolidation or reorganization, sale, transfer or disposition of assets or dissolution or liquidation being collectively referred to herein as a “Transaction”), each holder of the Series A Preferred Stock will have the right, exercisable at the option of the holder, to convert some or all of such holder’s shares of Series A Preferred Stock into Common Stock at the conversion price in effect at the time of conversion, determined as hereinafter provided. The price at which shares of Common Stock shall be delivered upon conversion (the “Conversion Price”) shall initially be $5.63 per share of Common Stock; provided, however, that such initial Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. The number of shares of Common Stock to be issued upon conversion for each share of Series A Preferred Stock shall be determined by dividing the Liquidation Amount per share then in effect by the Conversion Price then in effect. In the case of the call for redemption of the shares of Series A Preferred Stock, such right of conversion shall cease and terminate as to the shares designated for redemption on the Redemption Date thereof; provided, however, that no such call for redemption shall affect a notice of conversion validly given by a holder prior to the Redemption Date. Within 10 days after an Early Conversion Event and at least 20 days prior to consummation of a Transaction, as defined below, and not less than 20 days prior to the record date or the date on which the Corporation’s transfer books are closed in respect thereto, the Corporation shall give each holder of Series A Preferred Stock written notice, by first-class, postage prepaid, addressed to the registered holders of Series A Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of an Early Conversion Event, which notice shall contain a summary of the principal terms of the proposed Transaction. If the notice of an Early Conversion Event is mailed prior to June 30, 2005, each holder of the Series A Preferred Stock shall have the right, exercisable at any time prior to the third business day prior to the closing of the Transaction, to request that its shares of Series A Preferred Stock be converted into shares of Common Stock. The conversion shall be deemed to occur immediately prior to the Transaction. However, in the event that any Transaction scheduled to close prior to June 30, 2005 is not consummated for any reason, then the requested conversions will not be effected and each holder’s Series A Preferred Stock certificate will be promptly returned to the holder.

(2) To convert shares of Series A Preferred Stock into shares of Common Stock, the holder thereof shall surrender at the principal executive office of the Corporation both (i) the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and (ii) provide written notice addressed to the Corporation that such holder elects to convert such shares. If the notice of conversion is received by the Corporation after June 30, 2005, the shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. If the notice of conversion is received by the Corporation on or before June 30, 2005, such conversion shall be deemed effective in accordance with subparagraph (G)(1) above. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock issuable upon such conversion.

(3) In case the Corporation shall (i) declare a dividend upon the Common Stock payable in Convertible Securities, or in any rights or options to purchase Common Stock or Convertible Securities, or (ii) declare any other dividend or make any other distribution upon the Common Stock payable otherwise than out of earnings or earned surplus, then thereafter each holder of shares of Series A Preferred Stock upon the conversion thereof will be entitled to receive the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted and, in addition and without payment therefor, each dividend described in clause (i) above and each dividend or distribution described in clause (ii) above which such holder would have received by way of dividends or distributions if continuously since such holder became the record holder of such shares of Series A Preferred Stock such holder (a) had been the record holder of the number of shares of Common Stock then received, and (b) had retained all dividends or distributions in stock or securities (including Common Stock or Convertible Securities, and any rights or options to purchase any Common Stock or Convertible Securities) payable in respect of such Common Stock or in respect to any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock. For the purposes of the foregoing, a dividend or distribution other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution as determined by the board of directors of the Corporation.

(4) In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, or shall pay a dividend on the Common Stock in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(5) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, and subject to subparagraph (C) above, lawful and adequate provision shall be made whereby the holders of Series A Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock immediately theretofore receivable upon the conversion of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of Series A Preferred Stock had such reorganization, reclassification, consolidation, merger or sale not taken place, plus all declared dividends unpaid and accumulated or accrued on the Series A Preferred Stock to the date of such reorganization, reclassification, consolidation, merger or sale, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of Series A Preferred Stock) shall thereafter be applicable, as nearly as may be in relation to any shares of stock, securities or assets thereafter receivable upon the conversion of Series A Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor Corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of Series A Preferred Stock, at the last addresses of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

(6) Upon any adjustment of the Conversion Price, then and in each case the Corporation shall give written notice thereof by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred Stock, at the addresses of such holders as shown on the books of the Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Series A Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(7) In case at any time:

(a) the Corporation shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

(b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(c) there shall be any capital reorganization, or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation; or

(d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the registered holders of Series A Preferred Stock at the addresses of such holders as shown on the books of the Corporation, of the date on which (i) the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice also shall specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization reclassification, consolidation, merger, sale, dissolution, liquidation, or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Corporation’s transfer books are closed in respect thereto.

(8) As used in this paragraph (G): (i) the term “Common Stock” shall mean and include the Corporation’s presently authorized Common Stock and also shall include any capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that the shares receivable pursuant to conversion of shares of Series A Preferred Stock shall include shares designated as Common Stock of the Corporation as of the date of issuance of such shares of Series A Preferred Stock; and (ii) the term “Convertible Securities” shall mean securities of the Corporation convertible into Common Stock.

(9) No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock as of the close of business on the day of conversion. “Market price” shall mean if the Common Stock is traded on a securities exchange or on the Nasdaq Stock Market, the closing price of the Common Stock on such exchange or the Nasdaq Stock Market, or, if the Common Stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of 20 consecutive business days prior to the date as of which “market price” is being determined. If at any time the Common Stock is not traded on an exchange or the Nasdaq Stock Market, or otherwise traded in the over—the-counter market, the “market price” shall be deemed to be the fully diluted book value per share determined from the financial statements of the Corporation prepared in the ordinary course of business as of the last day of the first month ending not less than 45 days preceding the date as of which the determination is to be made.

If more than one shares of the Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

(H) Reacquired Shares. Any shares of Series A Preferred Stock redeemed by the Corporation or converted by the holder thereof shall be retired and canceled and added to the shares of Preferred Stock. All such cancelled shares shall become authorized but unissued shares of Preferred Stock undesignated as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution of the board of directors of the Corporation.

(I) Limitations. Except as may otherwise be required by-law, the shares of Series A Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in this resolution (as such resolution may be amended from time to time) or otherwise in the Amended and Restated Certificate of Incorporation of the Corporation.

EXHIBIT C

OFFICERS AND DIRECTORS OF SURVIVNG CORPORATION

1. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2. At the Effective Time, the Board of Directors of the Surviving Corporation shall be comprised of the following:

FCB Directors:

John W. Birchfield

Richard D. Aldridge

Syble R. Roberts

C. G. Kum

Thomas Tignino

NMB Directors:

Donald E. Benson

Joseph N. Cohen

Robert E. Gipson

W. Douglas Hile

Antoinette Hubenette

3. Initially, (i) C. G. Kum shall be appointed President and Chief Executive Officer of the Surviving Corporation, (ii) Romolo C. Santarosa shall be appointed Executive Vice President and Chief Financial Officer of the Surviving Corporation, (iii) David R. Brown shall be appointed Executive Vice President and Chief Strategy Officer of the Surviving Corporation, (iv) Robert W. Bartlett shall be appointed Executive Vice President and Chief Credit Officer of the Surviving Corporation and (v) Thomas E. Anthony shall be appointed Executive Vice President, Head of Commercial Banking, of the Surviving Corporation.

EXHIBIT D

First California Financial Group, Inc.

[address]

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of FCB Bancorp, a California corporation (“FCB”), or National Mercantile Bancorp (“NMB”) as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of June 15, 2006 (the “Merger Agreement”), by and among NMB, FCB and First California Financial Group, Inc., (“FCFG”), each of NMB and FCB will be merged into FCFG (the “Mergers”), and that as a result of one of the Mergers, I will be eligible to receive shares of common stock of FCFG (“FCFG Common Stock”) in exchange for shares of FCB Common Stock or NMB Common Stock, as the case may be (each as defined in the Merger Agreement), owned by me.

I hereby represent, warrant and covenant to FCFG that with respect to any FCFG Common Stock I receive pursuant to a Merger:

1. I shall not make any sale, transfer or other disposition of the FCFG Common Stock in violation of the Act or the Rules and Regulations.

2. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of FCFG Common Stock to the extent I believed necessary with my counsel or with counsel for FCB or NMB, as the case may be.

3. I have been advised that any issuance of FCFG Common Stock to me pursuant to the Merger Agreement has been registered with the SEC on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted to the shareholders of FCB or NMB, as the case may be, for approval I may be an “affiliate” of such entity, any sale or disposition by me of any of the FCFG Common Stock may only be made, under current law, in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of FCFG Common Stock issued to me in a Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 144 promulgated by the SEC under the Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to FCFG, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

4. I understand that FCFG is under no obligation to register the sale, transfer or other disposition of the FCFG Common Stock by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.

5. I understand that stop transfer instructions will be given to FCFG’s transfer agent with respect to FCFG Common Stock and that there will be placed on the certificates for the FCFG Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

6. I also understand that unless the transfer by me of my FCFG Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, FCFG reserves the right to put the following legend on the certificates issued to my transferee:

“The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act.”

It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in paragraphs (5) or (6) above, as the case may be, shall be removed by delivery of substitute certificates without such legend, and the related stop transfer of restrictions shall be lifted forthwith, if (i) any such shares of FCFG Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of FCFG Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of FCFG and have been the beneficial owner of the FCFG Common Stock for at least one year (or such other period as may be prescribed by the Act and the Rules and Regulations), and FCFG has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of FCFG and have been the beneficial owner of the FCFG Common Stock for at least two years (or such other period as may be prescribed by the Act and the Rules and Regulations), or (v) FCFG shall have received a letter from the Staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to FCFG, to the effect that the stock transfer restrictions and the legend are not required.

Sincerely,

Dated:

Accepted this      day of                     , 2006

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:

Name:	Scott Montgomery
Title:	President and Chief Executive Officer

EXHIBIT E

June 15, 2006

C. G. Kum,

3048 Calle de Marejada,

Camarillo, Calif. 93010.

Re: Employment Agreement

Dear C. G.:

This is your EMPLOYMENT AGREEMENT (the “Agreement”) with First California Financial Group, Inc., a Delaware corporation (the “Company”). It sets forth the terms of your employment with the Company and its affiliates from time to time (together, the “Group”).

1.	Your Position, Performance and Other Activities

(a) Position. You will be employed in the position of Chief Executive Officer (“CEO”) of the Company and will report directly to the Company’s Board of Directors (the “Board”). You will be appointed to the Board as of your Start Date (as defined in Section 2) and the Company will use all reasonable efforts to cause you to be nominated for re-election each time your term expires during your employment. You agree to serve as a member of the Board, as well as a member of any Board committee to which you may be elected or appointed. You also agree that you will be deemed to have resigned from the Board and each Board committee voluntarily, without any further action by you, as of the end of your employment.

(b) Authority, Responsibilities and Reporting. You will have the authority, responsibilities and reporting relationships that correspond to your position, including any particular authority, responsibilities and reporting relationships consistent with your position that the Board may assign to you from time to time and compliance with such policies of the Company as may be adopted from time to time.

(c) Performance. During your employment, you will devote substantially all of your business time and attention to the Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability. During your employment, your place of performance will be the headquarters of the Company or First California Bank or such other place as the Board determines. Your performance will be reviewed by the Board on an on-going basis and no less frequently then annually.

(d) Other Activities. During your employment, you will not render any business, commercial or professional services to any non-member of the Group. However, you may (1) serve on corporate, civic or charitable boards, (2) manage personal investments, and (3) deliver lectures, fulfill speaking engagements and teach at educational institutions, so long as (A) these activities do not interfere with your performance of your responsibilities under this Agreement and (B) any service on a corporate, civic or charitable board is disclosed at least annually to the Board.

2.	Term of Your Employment

This Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of June 15, 2006 (the “Merger Agreement”), by and among FCB Bancorp, National Mercantile Bancorp and the Company. Your employment under this Agreement will (a) begin on the date the Primary Merger, as that term is defined in the Merger Agreement, becomes effective (the “Start Date”), and (b) end at the close of business on the effective date of termination of your employment pursuant to Section 6 hereof. However, if the Merger Agreement or your employment with FCB Bancorp terminates for any reason before the Primary Merger is consummated, all the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement with the effect, among other things, that you will not become an officer, director or employee of the Company and are entitled to no payments or compensation under this Agreement. Your “Compensation Period” begins on your Start Date and will continue indefinitely, but can be terminated by either party providing at least 30 days’ advance written notice in accordance with Section 5(e). References in this Agreement to “your employment” are to your employment under this Agreement.

3.	Your Compensation

(a) Salary. During your employment, you will receive an annual base salary (as increased from time to time, your “Salary”) payable in accordance with the Group’s regular payroll practices. The starting amount of your Salary is $375,000. The Company will review your Salary at least annually commencing with fiscal 2008 and may increase at any time for any reason.

(b) Incentive Compensation. You will be eligible to receive an annual bonus (your “Bonus”) for each fiscal year of the Group in accordance with the terms set forth on Annex A. Your total annual Bonus (cash plus equity awards) cannot exceed 150% of your Salary.

(c) Initial Stock Options. In addition to your Salary and Bonus, on your Start Date, you will be awarded stock options to purchase 100,000 shares of the Company’s common stock (your “Sign-On Options”). Your Sign-On Options will be granted under the Company’s stock incentive plan and will have an exercise price equal to the closing price of the Company’s common stock on the date of grant. Your Sign-On Options will vest 33 1/3%, 33 1/3% and 33 1/3% on the third, fourth and fifth anniversaries of the date of grant and will have a term of eight (8) years. Your Sign-On Options will be subject to the terms of the Company’s stock incentive plan and to the terms of your award agreement under it.

4.	Other Employee Benefits

(a) Vacation. You will be entitled to paid annual vacation during your employment in accordance with Company policy; provided, that in no event shall such vacation be less than four (4) weeks per year.

(b) Business Expenses. You will be reimbursed for all business expenses incurred by you in performing your responsibilities under this Agreement. However, your reimbursement will be subject to the Group’s normal practices for senior executives.

(c) Facilities. During your employment, you will be provided with office space, facilities, secretarial support and other business services consistent with your position on a basis that is at least as favorable as that provided to similarly situated senior executives of the Group.

(d) Employee Benefit Plans. During your employment, you will be eligible to participate in the Group’s employee benefit and welfare plans, including plans providing retirement benefits, medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to similarly situated senior executives of the Group.

5.	Termination of Your Employment

(a) No Reason Required. You or the Company may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 5(e).

(b) Termination by the Company for Cause.

(1) “Cause” means any of the following:

(A) Your continued failure, either due to willful action or as a result of gross neglect, to substantially perform your duties and responsibilities to the Group under this Agreement (other than any such failure resulting from your incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the manner in which the Company believes you have not substantially performed your duties and responsibilities.

(B) Your engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.

(C) Your indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.

(D) Your being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability) where the conduct which is the subject of such action is demonstrably and materially injurious to the Group.

(E) Your breach of your fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group.

(F) Your (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede, or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation shall not constitute “Cause.”

(G) Your removing, concealing, destroying, purposely withholding, altering or by any other means falsifying any material which is requested in connection with an Investigation.

(H) Your disqualification, bar, order or similar requirement by any governmental or self-regulatory authority from serving as an officer or director of any member of the Group or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Group under this Agreement, if (i) the disqualification, bar or loss continues for more than 30 days and (ii) during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid to the extent legally permissible).

(I) Your unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures, in the case of any item identified in this clause (I) which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within 30 days after written notice is delivered to you by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.

(J) Your violation of the Group’s (i) workplace violence policy or (ii) policies on discrimination, unlawful harassment or substance abuse.

For this definition, no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Group.

(c) Your Termination for Good Reason Following a Change in Control.

(1) “Good Reason” means the occurrence (without your expressed written consent) of any of the following within the 18-month period following a Change in Control:

(A) The assignment of duties substantially inconsistent with your position, duties, responsibilities and status as Chief Executive Officer of the Company (except in connection with a for Cause termination).

(B) A 5% or greater reduction by the Group in your Salary, Bonus target or benefits as in effect prior to the Change of Control.

(C) The Group’s requiring you to be based anywhere other than within Los Angeles or Ventura County, California, exclusive of required travel on business.

(d) Termination on Disability or Death.

(1) The term “Disability” means your absence from your responsibilities with the Company on a full-time basis for 180 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If the Company determines in good faith that your Disability has occurred, the Company may give you Termination Notice (as defined below). If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 5(c), your incapacity due to mental or physical illness or injury will not affect the Company’s obligations under this Agreement.

(2) Your employment will terminate automatically on your death. If you die before your employment starts, all the provisions of this Agreement will also terminate and there will be no liability of any kind under this Agreement.

(e) Advance Notice Generally Required.

(1) To terminate your employment, either you or the Company must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause and a reasonably detailed description of the facts that permit termination under that clause. (The failure to include any fact in a Termination Notice that contributes to a showing of Cause does not preclude the Company from asserting that fact in enforcing its rights under this Agreement.)
(2) You and the Company agree to provide 30 days’ advance Termination Notice of any termination, unless your employment is terminated by the Company for Cause or because of your Disability or death. Accordingly, the effective date of termination of your employment will be 30 days after Termination Notice is given, except that (A) the effective date will be the date of the Company’s Termination Notice if your employment is terminated by the Company for Cause, although the Company may provide a later effective date in the Termination Notice, (B) the effective date will be 30 days after Termination Notice is given if your employment is terminated because of your Disability, and (C) the effective date will be the time of your death if your employment is terminated because of your death. The Company may elect to place you on paid leave for all or part of the advance notice period. Notwithstanding the foregoing, if you give the Company Termination Notice, the Company in its sole discretion may waive the 30-day notice requirement and accelerate the effective date of termination of your employment to any earlier date.

6.	The Company’s Obligations in Connection with Your Termination

(a) General Effect. On termination your employment will end and the Group will have no further obligations to you except as provided in this Section 6.

(b) On or before March 1, 2009, by the Company Without Cause. If, on or before March 1, 2009, the Company terminates your employment without Cause:

(1) The Company will pay you the following as of the end of your employment: (A) your unpaid Salary through the date of termination, (B) your Salary for any accrued but unused vacation, and (C) any accrued expense reimbursements and other cash entitlements (together, your “Accrued Compensation”). In addition, the Company will timely pay you any amounts and provide to you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Group (together, the “Other Benefits”).

(2) The Company will pay you an amount equal to two (2) times your then current Salary payable in accordance with the Company’s form of separation agreement as in effect from time to time.

(3) If you timely elect to continue your Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse you for the cost of such COBRA premiums, at the same level as you maintain as of the date of termination, through the end of the COBRA period (18 months), or until such time as you qualify for health insurance benefits through a new employer, whichever occurs first. The reimbursement shall be for 100% of your COBRA premiums, as well as for your eligible dependents’ COBRA premiums, and the coverage to be provided on this basis shall be health and dental coverage.

(c) After March 1, 2009, by the Company Without Cause. If, after March 1, 2009, the Company terminates your employment without Cause:

(1) The Company will pay you the following as of the end of your employment your Accrued Compensation and Other Benefits; and

(2) If at least seven member out of ten of the Board (or a similar proportion if the number of Board members changes) has voted in favor of your termination, the Company will pay you an amount equal to 0.5 times your then current Salary payable in accordance with the Company’s form of separation agreement as in effect from time to time; or

(3) If less than seven member out of ten of the Board (or a similar proportion if the number of Board members changes) has voted in favor of your termination, the Company will pay you an amount equal to 1.5 times your then current Salary plus 150% of the average of the Bonuses you received during the prior two fiscal years, payable in accordance with the Company’s form of separation agreement as in effect from time to time.

(4) If you timely elect to continue your Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse you for the cost of such COBRA premiums, at the same level as you maintain as of the date of termination, through the end of the COBRA period (18 months), or until such time as you qualify for health insurance benefits through a new employer, whichever occurs first. The reimbursement shall be for 100% of your COBRA premiums, as well as for your eligible dependents’ COBRA premiums, and the coverage to be provided on this basis shall be health and dental coverage.

(d) By the Company For Cause or by You for Any Reason. If the Company terminates your employment for Cause or you terminate your employment for any reason, the Company will pay your Accrued Compensation and provide your Other Benefits.

(e) Your Disability or Death. If your employment terminates because of Disability or death, the Company will pay you your Accrued Compensation, a pro-rated portion of your prior year’s Bonus based on the number days worked during the year of termination and provide your Other Benefits.

(f) Change in Control. If within 18 months following a “Change in Control” (as defined below), the Company terminates your employment without Cause or you terminate your employment for Good Reason, the Company will pay you the greater of (i) the payments in Section 6(b) or (ii) 2.99 times your average annual compensation (Salary and Bonus) over the prior 5 years (or such shorter period as you have been employed); provided however, that this payment may be subject to the reduction set forth in Annex B.

A “Change in Control” shall mean any transaction or series of related transactions as a result of which:

(i) the Company consummates a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of its assets (each a “Business Combination”), in each case unless immediately following the consummation of such Business Combination all of the following conditions are satisfied:

(A) Persons, who, immediately prior to such Business Combination, were the beneficial owners of the Outstanding Voting Securities of the Company, beneficially own (within the meaning of

Rule 13d-3 promulgated under the Exchange Act, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity (the “Resulting Entity”) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(B) no Person, other than the Existing Shareholder Group, beneficially owns (within the meaning of Rule l3d-3), directly or indirectly, more than: (i) 50% of the then outstanding combined voting power of the Outstanding Voting Securities of the Resulting Entity, except to the extent that such Person’s beneficial ownership of the Company immediately prior to the Business Combination exceeded such threshold, and (ii) beneficially owns more the Existing Shareholder Group;

(C) at least one-half of the members of the board of directors of the Resulting Entity were members of the Board at the time the Board authorized the Company to enter into the definitive agreement providing for such Business Combination; or

(ii) any Person acquires beneficial ownership (within the meaning of Rule 13d-3) of more than 50% of the combined voting power (calculated as provided in Rule l3d-3 in the case of rights to acquire securities) of the then Outstanding Voting Securities of the Company and has greater beneficial ownership than the Existing Shareholder Group; provided, however, that for purposes of this clause, the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company, (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (zz) any acquisition by the Existing Shareholder Group.

“Existing Shareholder Group” shall mean John Birchfield, James Birchfield, Carl R. Pohlad (the “Individual Shareholders”), members of the immediate family of the Individual Shareholders, and any affiliated Person of Individual Shareholders or any member of their immediate family.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, which definition shall include a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

“Outstanding Voting Securities” of any Person means the outstanding securities of such Person entitling the holders thereof to vote generally in the election of directors of such Person.

(g) Condition. The Company will not be required to make the payments and provide the benefits stated in this Section 6 unless you execute and deliver to the Company an agreement releasing from all liability (other than liability to make the payments and provide the benefits contemplated by this Agreement and any indemnification rights you may otherwise be entitled to) each member of the Group and any of their respective past or present officers, directors, employees or agents.

(h) Timing. The benefits provided in this Section 6 will begin after the end of your employment.

7.	No Public Statements or Disparagement

You agree that you will not make any public statement that would libel, slander or disparage any member of the Group or any of their respective past or present officers, directors, employees or agents.

8.	Effect on Other Agreements; Entire Agreement

This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement. You hereby acknowledge that you are not subject to any obligation which would in any way restrict the performance of your duties hereunder.

9.	Successors

(a) Payments on Your Death. If you die and any amounts are or become payable under this Agreement, we will pay those amounts to your estate.

(b) Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 9(b), whether voluntary or involuntary, will be void.

(c) Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

10.	Disputes

(a) Employment Matters. This Section 10 applies to any controversy or claim between you and the Group arising out of or relating to or concerning this Agreement or any aspect of your employment with the Group or the termination of that employment (together, an “Employment Matter”).

(b) Mandatory Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of you employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in the County of Los Angeles, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or your employment. The parties agree hereto that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. You and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.

(c) Limitation on Damages. You and the Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

(d) Enforcement of Arbitration Awards. You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of Los Angeles, California to enforce any arbitration award under Section 10(b).

(e) Jurisdiction and Choice of Forum. You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Los Angeles, California over any Employment Matter that is not otherwise arbitrated or resolved according to Section 10(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Group (1) acknowledge that the forum stated in this Section 10(e) has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 10(e) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 10(e) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Group. However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section 10(b) and this Section 10(e).

(f) Waiver of Jury Trial. To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any Employment Matter.

(g) Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

11.	General Provisions

(a) Construction. (1) References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

(2) The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

(3) Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

(4) It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.

(b) Withholding. You and the Group will treat all payments to you under this Agreement as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(c) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected.

(d) No Set-off or Mitigation. Except if your employment is terminated by the Company for Cause, your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement.

(e) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 11(e)):

If to you, to your address then on file with the Company’s payroll department.

If to the Company or any other member of the Group, to:

First California Financial Group, Inc.

1880 Century Park East

Los Angeles, CA 90067

Attention: Chairman of the Board

                 Vice Chairman of the Board

Facsimile: (805) 445-1388

(f) Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(h) Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. You agree and acknowledge that you have read and understand this Agreement, are entering into it freely and voluntarily, and have been advised to seek counsel prior to entering into this Agreement and have had ample opportunity to do so.

(i) Golden Parachute Limitation. Anything in this Agreement to the contrary notwithstanding, the Company shall not be obligated to make any payment hereunder that would be prohibited as a “golden parachute payment” or “indemnification payment” under Section 18(k) of the Federal Deposit Insurance Act.

(j) Key Employee Delay on Payments. Notwithstanding the timing of payments set forth in Agreement, if the Company determines that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and that, as a result of such status, any portion of the payment under this

Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six (6) months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.

(k) Third-Party Beneficiaries. Subject to Section 9, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although (1) this Agreement will inure to the benefit of the Group and (2) Section 9(a) will inure to the benefit of the most recent persons named in a notice under that Section.

(l) Prior Agreements. You are presently the Chief Executive Officer and President of FCB Bancorp and its subsidiary First California Bank. You acknowledge and agree that, if the Start Date occurs, except for accrued and unpaid salary to Start Date, reimbursement of expenses and accrued and unpaid vacation, you are entitled to no further or additional compensation from FCB Bancorp or any affiliate of FCB Bancorp under any agreement, contract or understanding that presently exists, or exists between now and the Start Date. Without limiting the generality of the foregoing, under such circumstance you shall not be entitled to any bonus or incentive compensation for 2006 or any part thereof, it being intended that the incentive compensation arrangement under Annex A shall supersede any agreement or understanding with FCB Bancorp or its affiliates.

12.	Counterparts.

This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. However, this Agreement will not be effective until the date both parties have executed this Agreement.

This Page Intentionally Left Blank

Signature Page Follows

Very truly yours,
FIRST CALIFORNIA FINANCIAL GROUP, INC.

Name:	Scott Montgomery
Title:	President and Chief Executive Officer

Accepted and agreed to:

C. G. Kum
June 15, 2006

Annex A

Incentive Compensation

Prior to the beginning of each fiscal year beginning after your Start Date, the Board will set an earnings target for the Company, which shall be an after tax, after bonus accrued target (“Net Earnings Target”). If the Company achieves 85% or more of the Net Earnings Target, you shall be entitled to receive a Bonus equal to (A) the percentage derived by dividing the Company’s actual Net Earnings by the Net Earnings Target (but in no case exceeding 115%) multiplied by (B) 3% multiplied by (C) the Company’s Net Earnings. The resulting amount shall constitute your Bonus.

Additionally, if the Bonus earned in any fiscal year would exceed 120% of your Salary, then the excess above 120% shall be payable, at the sole discretion of the Company, in cash, restricted stock (valued at the then current market price) or stock options (valued based upon the Black-Scholes or similar method and with a vesting schedule to be mutually agreed) provided, however, that your total Bonus (both cash and restricted stock or stock options) shall not exceed 150% of your Salary.

You shall not be entitled to any Bonus with respect to a fiscal year unless you are employed on the last day of such fiscal year. It is expected that you will be paid your Bonus within two and one-half months of the end of the fiscal year in which it is earned.

For the fiscal year in which the Primary Merger becomes effective, you and the Company will agree on a mutually acceptable bonus based on your existing bonus arrangement with FCB Bancorp. But in no event will the bonus for the fiscal year in which the Primary Merger is effective be less than the bonus that you would have earned on your existing bonus arrangement with FCB Bancorp assuming the absence of the Primary Merger transaction, as determined in good faith by the Board.

Significant Acquisitions. In any compensation year in which there is a Significant Acquisition which has not been factored into the Net Earnings Target for such fiscal year, the Incentive Compensation targets will be adjusted as appropriate to enable the Incentive Compensation payout to match the expectations of the Board.

A “Significant Acquisition” shall mean: (i) the purchase by the Company of securities representing more than 50% of the voting power of an entity either: (A) that has total assets, as of the end of the most recent fiscal quarter preceding the acquisition that exceed 25% of the consolidated total assets of the Company as of such date; or (B) has net earnings for the four fiscal quarters preceding the acquisition that exceed 25% of the consolidated net earnings of the Company for such four quarters; or (ii) the acquisition of at least 80% of the assets of an entity, and either (A) such assets have a book value in excess of 25% of consolidated total assets of the Company as of the end of the Company’s most recent fiscal quarter; or (B) such entity has net earnings for the four fiscal quarters preceding the acquisition that exceed 25% of the consolidated net earnings of the Company for such four quarters; (iii) the merger between the Company or a direct or indirect subsidiary with an entity that either: (A) has total assets, as of the end of the most recent fiscal quarter for which such entity has finalized financial statements, that exceed 25% of the consolidated total assets of the Company as of such date; or (B) has net earnings for the four fiscal quarters preceding the acquisition that exceed 25% of the consolidated net earnings of the Company for such four quarters.

It is the intent of this adjustment to allow the Board to adjust the Net Earnings Target to reflect the incremental increase in net earnings anticipated by the Board to result from the Significant Acquisition, not to readjust upward the Net Earnings Target related to the pre-acquisition business of the Company based on the performance of the Company prior to the closing of the Significant Acquisition. But in no event will the annual Bonus for the year during which a Significant Acquisition is completed be less than that which would have been earned absent such Significant Acquisition as determined in good faith by the Board.

Annex B

Limitation on Payments Following a Change in Control

Notwithstanding anything in the Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Executive under this Agreement shall be reduced (reducing first the payments under Section 4(a)(ii), unless an alternative method of reduction is elected by Executive) to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Executive under this Agreement (and no other Payments) shall be reduced, unless consented to by Executive.

All determinations required to be made under this Section 5 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to Executive that he or she is not required to report any Excise Tax on his or her federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and Executive.

EXHIBIT F

Form of Shareholder Agreement and List of Shareholders

LIST OF SHAREHOLDERS

FCB Shareholders

John W. Birchfield

Richard D. Aldridge

Tenisha M. Fitzgerald

Syble R. Roberts

C. G. Kum

Thomas Tignino

James O. Birchfield

Shane O. Birchfield Trust

NMB Shareholders:

Donald E. Benson

Joseph N. Cohen

Robert E. Gipson

W. Douglas Hile

Antoinette Hubenette

Scott A. Montgomery

Judge Dion G. Morrow

Carl R. Terzian

Robert E. Thomson

James O. Pohlad

Robert C. Pohlad

William M. Pohlad

Carl R. Pohlad

SHAREHOLDER AGREEMENT (FCB Version)

This SHAREHOLDER AGREEMENT (this “Shareholder Agreement”) is made and entered into as of June 15, 2006 by and between National Mercantile Bancorp, a California corporation (“Bancorp”), and the signatory hereto (the “Shareholder”).

WHEREAS, Bancorp, FCB Bancorp, a California corporation (the “Company”), and First California Financial Group, Inc. have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”).

WHEREAS, as a condition to entering into the Merger Agreement the parties thereto have required that the Shareholder, solely in the Shareholder’s capacity as a holder of FCB Common Stock, enter into, and the Shareholder has agreed to enter into, this Shareholder Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Bancorp as follows:

(a) Authority; Binding Obligation. The Shareholder has all necessary power and authority to enter into this Shareholder Agreement and perform all of the Shareholder’s obligations hereunder. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property under applicable law) and constitutes a valid and legally binding obligation of the Shareholder and such spouse, enforceable against the Shareholder and such spouse, as the case may be, in accordance with its terms.

(b) Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of FCB Common Stock listed under the Shareholder’s name on the signature page hereto (the “Existing Shares” and, together with any shares of FCB Common Stock the record or beneficial ownership of which is acquired by the Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of FCB Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, the Shareholder has sole voting power and sole power to issue instructions with respect to or otherwise engage in the actions set forth in Section 2 hereof, sole power of disposition and sole power to demand appraisal rights, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Shareholder Agreement.

(c) No Conflicts. Neither the execution, delivery and performance of this Shareholder Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or a default under (with or without notice, lapse of time, or both) any contract, agreement, voting agreement, shareholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Shareholder is a party or which the Shareholder or the Shareholder’s Shares are subject to or bound.

2. Voting Agreement and Agreement Not to Transfer.

(a) The Shareholder hereby agrees to vote or caused to be voted all of the Shareholder’s Shares (i) in favor of the approval of the principal terms of the Merger Agreement as well as any other matters required to be approved by the shareholders of the Company for consummation of the Mergers; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except with the prior written consent of Bancorp, against the following actions (other than the Mergers or the consummation of any actions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company; (B) any sale, lease, transfer or disposition of a material amount of the assets of the Company;

(C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company; (E) any amendment of the Company’s articles of incorporation or bylaws; (F) any other change in the corporate structure, business, assets or ownership of the Company; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Bancorp of the Mergers and the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Shareholder shall not be obligated to vote or cause to be voted all of the Shareholder’s Shares in accordance with the provisions of Section 2(a)(i)-(iii) hereof, if there has been a material modification or amendment of the terms of the Merger Agreement or a waiver of any material condition to the Merger Agreement.

(b) The Shareholder hereby agrees not to (i) sell, transfer, convey, assign or otherwise dispose of any of his or her Shares without the prior written consent of Bancorp which shall not be unreasonably withheld, other than Shares sold or surrendered to pay the exercise price of any FCB Options or to satisfy the Company’s withholding obligations with respect to any taxes resulting from such exercise, or (ii) pledge, mortgage or otherwise encumber such Shares. Any permitted transferee of the Shareholder’s Shares must become a party to this Shareholder Agreement and any purported transfer of the Shareholder’s Shares to a Person that does not become a party hereto shall be null and void ab initio.

3. Cooperation. The Shareholder agrees that he or she will not (directly or indirectly) initiate, solicit, encourage or facilitate any Acquisition Proposal from any Person.

4. Shareholder Capacity. The Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer of the Company. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as a director or officer of the Company that may be either (a) required of the Shareholder under applicable law or (b) is otherwise permitted by the Merger Agreement.

5. Termination. The obligations of the Shareholder hereunder shall terminate upon the consummation of the Mergers. If the Mergers are not consummated, the obligations of the Shareholder hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms.

6. Specific Performance. The Shareholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of its obligations under this Shareholder Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agrees that Bancorp shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Shareholder from violating any of its obligations under this Shareholder Agreement. In connection with any action or proceeding for such equitable or injunctive relief, the Shareholder hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have the obligations of the Shareholder under this Shareholder Agreement specifically enforced against him, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against the Shareholder enjoining or restraining any breach or threatened breach of this Shareholder Agreement.

7. Indemnification.

(a) If and only if the Mergers are consummated in accordance with the terms of the Merger Agreement, Bancorp and its successors and assigns, including but not limited to the Surviving Corporation (collectively the “Indemnifying Party”), shall, to the fullest extent permitted by law, indemnify, defend and hold harmless Shareholder (as incurred to the extent incurred subsequent to the Primary Merger Effective Time) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by Shareholder, regardless of whether incurred prior to or after the Primary Merger Effective Time (collectively, “Costs”) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of this Shareholder

Agreement other than an action for specific performance under Section 6 hereof. A Shareholder wishing to claim indemnification under this Section 7, upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Indemnifying Party thereof; provided that the failure so to notify shall not affect the obligations of Indemnifying Party under this Section 7 unless and to the extent that Indemnifying Party is actually and materially prejudiced as a result of such failure. In case any such action shall be brought against Shareholder, it shall promptly notify the Indemnifying Party of the commencement thereof, and the Indemnifying Party shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to Shareholder, and after notice from the Indemnifying Party to Shareholder of its election to so assume the defense thereof, the Indemnifying Party shall not be liable to Shareholder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party.

(b) If Bancorp or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, Bancorp shall cause proper provision to be made so that the successors and assigns of Bancorp shall assume the obligations set forth in this Section 7.

(c) The provisions of this Section 7 shall survive termination of this Shareholder Agreement.

8. Miscellaneous.

(a) Definitional Matters.

(i) For purposes of this Agreement, beneficial ownership shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(ii) All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.

(iii) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Shareholder Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) Entire Agreement. This Shareholder Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(c) Parties in Interest. This Shareholder Agreement shall be binding upon and inure solely to the benefit of each party hereto and the other parties to the Merger Agreement and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto or their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Shareholder Agreement.

(d) Assignment. This Shareholder Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Bancorp may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Bancorp or any of its subsidiaries or any entity with or into which Bancorp or any of its subsidiaries may be consolidated or merged.

(e) Modifications; Waivers. This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(f) Severability. Any term or provision of this Shareholder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Shareholder Agreement in any other jurisdiction. If any provision of this Shareholder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(g) Governing Law. This Shareholder Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.

(h) Jurisdiction and Venue. Any legal action or proceeding with respect to this Shareholder Agreement may be brought in the courts of the State of California in the County of Los Angeles or of the United States of America for the Central District of California and, by execution and delivery of this Agreement, each of the Shareholder and Bancorp hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of and venue in the aforesaid courts, notwithstanding any objections it may otherwise have. Each of the Shareholder and Bancorp irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 8(k) below, such service to become effective thirty (30) days after such delivery.

(i) Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Shareholder Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

(j) Counterparts. This Shareholder Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(k) Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 8(k).

If to Bancorp, to:

(1)

National Mercantile Bancorp

1880 Century Park East

Los Angeles, CA 90067

Telephone: (310) 277-2265

Facsimile: (310) 201-0629

Attention: Scott A. Montgomery

and

(2)

FCB Bancorp

1150 Paseo Camarillo

Camarillo, CA 93010

Telephone: (805) 322-9308

Facsimile: (805) 445-1388

Attention: C. G. Kum

If to the Shareholder, to the address noted on the signature page hereto.

(l) Advice of Counsel. SHAREHOLDER ACKNOWLEDGES THAT, IN EXECUTING THIS SHAREHOLDER AGREEMENT, SHAREHOLDER HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

NATIONAL MERCANTILE BANCORP

By:
Name:
Title:

SHAREHOLDER:

Name:

Number of Shares:

Number of Stock Options:

Address for Notices:

SHAREHOLDER’S SPOUSE:

Name:

SHAREHOLDER AGREEMENT (NMB Version)

This SHAREHOLDER AGREEMENT (this “Shareholder Agreement”) is made and entered into as of June 15, 2006 by and between FCB Bancorp, a California corporation (“Bancorp”), and the signatory hereto (the “Shareholder”).

WHEREAS, Bancorp, National Mercantile Bancorp, a California corporation (the “Company”), and First California Financial Group, Inc. have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”).

WHEREAS, as a condition to entering into the Merger Agreement, the parties thereto have required that the Shareholder, solely in the Shareholder’s capacity as a holder of NMB Common Stock and/or NMB Preferred Stock, enter into, and the Shareholder has agreed to enter into, this Shareholder Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Bancorp as follows:

(a) Authority; Binding Obligation. The Shareholder has all necessary power and authority to enter into this Shareholder Agreement and perform all of the Shareholder’s obligations hereunder. This Shareholder Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property under applicable law) and constitutes a valid and legally binding obligation of the Shareholder and such spouse, enforceable against the Shareholder and such spouse, as the case may be, in accordance with its terms.

(b) Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of NMB Common Stock and/or NMB Preferred Stock listed under the Shareholder’s name on the signature page hereto (the “Existing Shares” and, together with any shares of NMB Common Stock the record or beneficial ownership of which is acquired by the Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of NMB Common Stock and NMB Preferred Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, the Shareholder has sole voting power and sole power to issue instructions with respect to or otherwise engage in the actions set forth in Section 2 hereof, sole power of disposition and sole power to demand appraisal rights, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Shareholder Agreement.

(c) No Conflicts. Neither the execution, delivery and performance of this Shareholder Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation of or a default under (with or without notice, lapse of time, or both) any contract, agreement, voting agreement, shareholders’ agreement, trust agreement, voting trust, proxy, power of attorney, pooling arrangement, note, mortgage, indenture, instrument, arrangement or other obligation or restriction of any kind to which the Shareholder is a party or which the Shareholder or the Shareholder’s Shares are subject to or bound.

2. Voting Agreement and Agreement Not to Transfer; Waiver.

(a) The Shareholder hereby agrees to vote or caused to be voted all of the Shareholder’s Shares (i) in favor of the approval of the principal terms of the Merger Agreement as well as any other matters required to be approved by the shareholders of the Company for consummation of the Mergers; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) except with the prior written consent of Bancorp, against the following actions (other than the Mergers or the consummation of any actions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company; (B) any sale, lease, transfer or disposition of a material amount of the assets of the Company; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company; (E) any amendment of the Company’s articles of incorporation or bylaws; (F) any other change in the corporate structure, business, assets or ownership of the Company; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the contemplated economic benefits to Bancorp of the Mergers and the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Shareholder shall not be obligated to vote or cause to be voted all of the Shareholder’s Shares in accordance with the provisions of Section 2(a)(i)-(iii) hereof, if there has been a material modification or amendment of the terms of the Merger Agreement or a waiver of any material condition to the Merger Agreement.

(b) The Shareholder hereby agrees not to (i) sell, transfer, convey, assign or otherwise dispose of any of his or her Shares without the prior written consent of Bancorp which shall not be unreasonably withheld, other than Shares sold or surrendered to pay the exercise price of any NMB Options or to satisfy the Company’s withholding obligations with respect to any taxes resulting from such exercise, or (ii) pledge, mortgage or otherwise encumber such Shares. Any permitted transferee of the Shareholder’s Shares must become a party to this Shareholder Agreement and any purported transfer of the Shareholder’s Shares to a Person that does not become a party hereto shall be null and void ab initio.

(c) By execution of this Shareholder Agreement, Shareholder waives the application of all provisions of the Certificate of Determination of Rights, Preferences and Privileges of Series B Convertible Perpetual Preferred Stock of the Company that would, but for such waiver, result in the transactions contemplated by the Merger Agreement being deemed to be a liquidation or dissolution of NMB and acknowledges that NMB shall be an express beneficiary of this waiver.

3. Cooperation. The Shareholder agrees that he or she will not (directly or indirectly) initiate, solicit, encourage or facilitate any Acquisition Proposal from any Person.

4. Shareholder Capacity. The Shareholder is entering this Shareholder Agreement in his or her capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer of the Company. Nothing in this Shareholder Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as a director or officer of the Company that may be either (a) required of the Shareholder under applicable law or (b) is otherwise permitted by the Merger Agreement.

5. Termination. The obligations of the Shareholder hereunder shall terminate upon the consummation of the Mergers. If the Mergers are not consummated, the obligations of the Shareholder hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms.

6. Specific Performance. The Shareholder acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of its obligations under this Shareholder Agreement and that the remedy at law for any breach, or threatened breach, would likely be inadequate and, accordingly, agrees that Bancorp shall, in addition to any other rights or remedies which it may have at law or in equity, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Shareholder from violating any of its obligations under this Shareholder Agreement. In connection with any action or proceeding for such equitable or injunctive relief, the Shareholder hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have the obligations of the Shareholder under this Shareholder Agreement specifically enforced against him, without the necessity of posting bond or other security, and consents to the entry of equitable or injunctive relief against the Shareholder enjoining or restraining any breach or threatened breach of this Shareholder Agreement.

7. Indemnification.

(a) If and only if the Mergers are consummated in accordance with the terms of the Merger Agreement, Bancorp and its successors and assigns, including but not limited to the Surviving Corporation (collectively the “Indemnifying Party”), shall, to the fullest extent permitted by law, indemnify, defend and hold harmless Shareholder (as incurred to the extent incurred subsequent to the Primary Merger Effective Time) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred by Shareholder, regardless of whether incurred prior to or after the Primary Merger Effective Time (collectively, “Costs”) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of this Shareholder Agreement other than an action for specific performance under Section 6 hereof. A Shareholder wishing to claim indemnification under this Section 7, upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Indemnifying Party thereof; provided that the failure so to notify shall not affect the obligations of Indemnifying Party under this Section 7 unless and to the extent that Indemnifying Party is actually and materially prejudiced as a result of such failure. In case any such action shall be brought against Shareholder, it shall promptly notify the Indemnifying Party of the commencement thereof, and the Indemnifying Party shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to Shareholder, and after notice from the Indemnifying Party to Shareholder of its election to so assume the defense thereof, the Indemnifying Party shall not be liable to Shareholder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party.

(b) If Bancorp or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, Bancorp shall cause proper provision to be made so that the successors and assigns of Bancorp shall assume the obligations set forth in this Section 7.

(c) The provisions of this Section 7 shall survive termination of this Shareholder Agreement.

8. Miscellaneous.

(a) Definitional Matters.

(i) For purposes of this Agreement, beneficial ownership shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(ii) All capitalized terms used but not defined in this Shareholder Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.

(iii) The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Shareholder Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) Entire Agreement. This Shareholder Agreement constitutes the entire agreement of the parties hereto with reference to the transactions contemplated hereby and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their respective representatives, agents or attorneys, with respect to the subject matter hereof.

(c) Parties in Interest. This Shareholder Agreement shall be binding upon and inure solely to the benefit of each party hereto and the other parties to the Merger Agreement and their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be. Nothing in this Shareholder Agreement, express or implied, is intended to confer upon any other Person, other than parties hereto or their respective successors, assigns, estate, heirs, executors, administrators and other legal representatives, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Shareholder Agreement.

(d) Assignment. This Shareholder Agreement shall not be assignable by law or otherwise without the prior written consent of the other party hereto; provided, however, that Bancorp may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of Bancorp or any of its subsidiaries or any entity with or into which Bancorp or any of its subsidiaries may be consolidated or merged.

(e) Modifications; Waivers. This Shareholder Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(f) Severability. Any term or provision of this Shareholder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity and unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Shareholder Agreement in any other jurisdiction. If any provision of this Shareholder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(g) Governing Law. This Shareholder Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to the conflict of law principles thereof.

(h) Jurisdiction and Venue. Any legal action or proceeding with respect to this Shareholder Agreement may be brought in the courts of the State of California in the County of Los Angeles or of the United States of America for the Central District of California and, by execution and delivery of this Agreement, each of the Shareholder and Bancorp hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of and venue in the aforesaid courts, notwithstanding any objections it may otherwise have. Each of the Shareholder and Bancorp irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 8(k) below, such service to become effective thirty (30) days after such delivery.

(i) Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Shareholder Agreement may recover from the unsuccessful party all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding results in a judgment) and (b) any post-judgment or post-award Proceeding including, without limitation, one to enforce or collect any judgment or award resulting from any Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

(j) Counterparts. This Shareholder Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

(k) Notices. All notices, requests, instructions and other communications to be given hereunder by any party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such party at its address set forth below or such other address as such party may specify to the other party by notice provided in accordance with this Section 8(k).

If to Bancorp, to:

(1)

FCB Bancorp

1150 Paseo Camarillo

Camarillo, CA 93010

Telephone: (805) 322-9308

Facsimile: (805) 445-1388

Attention: C. G. Kum

and

(2)

National Mercantile Bancorp

1880 Century Park East

Los Angeles, CA 90067

Telephone: (310) 277-2265

Facsimile: (310) 201-0629

Attention: Scott A. Montgomery

If to the Shareholder, to the address noted on the signature page hereto.

(l) Advice of Counsel. SHAREHOLDER ACKNOWLEDGES THAT, IN EXECUTING THIS SHAREHOLDER AGREEMENT, SHAREHOLDER HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first above written.

FCB BANCORP

By:
Name:
Title:

SHAREHOLDER:

Name:

Number of Shares:              (NMB Common Stock);              (NMB Preferred Stock)

Number of NMB Options:

Address for Notices:

SHAREHOLDER’S SPOUSE:

Name:

EXHIBIT G

CERTAIN FEATURES OF THE SURVIVING CORPORATION’S BANK SUBSIDIARIES

1. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2. The Surviving Corporation shall, as soon as reasonably practicable following the Effective Date, take such steps as are necessary to merge the bank subsidiaries of NMB and FCB (as so merged, the “Merged Bank”). It is the intention of NMB and FCB that, subject to the fiduciary duties of the Board of Directors of the Surviving Corporation, the Merged Bank would be a California state-chartered, non-member bank.

3. The Merged Bank shall initially operate what were the operations of South Bay Bank, N.A. as a separate division.

4. The Board of Directors of the Merged Bank shall be appointed by the Board of Directors of the Surviving Corporation, with one member to be one of the members of the board of directors of South Bay, N.A. as of the date of the Agreement.

5. Initially, (i) John Birchfield shall be appointed as Chairman of the Board of the Merged Bank and an individual from the NMB Board as of the date of the Agreement shall be appointed as Vice Chairman of the Board of the Merged Bank, (ii) C. G. Kum shall be appointed President and Chief Executive Officer of the Merged Bank, (iii) Robert W. Bartlett shall be appointed Executive Vice President of the Merged Bank, (iv) Romolo C. Santarosa shall be appointed Executive Vice President and Chief Financial Officer of the Merged Bank, (v) Thomas E. Anthony shall be appointed Executive Vice President of the Merged Bank and (vi) David R. Brown shall be appointed Executive Vice President of the Merged Bank.

6. Initially, the Merged Bank shall be named First California Bank and shall be headquarted in Camarillo, California.

EXHIBIT I

NATIONAL MERCANTILE BANCORP

1880 Century Park East, Suite 800

Los Angeles, CA 90067

June 15, 2006

Mr. Scott A. Montgomery

National Mercantile Bancorp

1880 Century Park East, Suite 800

Los Angeles, CA 90067

Re:  Employment Agreement

Dear Scott:

Reference is made to your Employment Agreement dated as of January 1, 1999, as amended by that certain Assignment, Assumption and Amendment of Employment Agreement effective as of January 1, 2002 (the “Employment Agreement”). Capitalized terms used in this Letter Agreement and not otherwise defined in this Letter have the meanings ascribed to them in the Employment Agreement.

National Mercantile Bancorp (the “Company”) has concurrently herewith entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) that provides that the Company will merge into a newly formed Delaware subsidiary corporation that will immediately thereafter merge (the “Merger”) with FCB Bancorp, a California corporation (“FCB”).

You and the Company agree as follows in connection with the Merger Agreement (which agreement shall, to the extent applicable, amend your Employment Agreement):

1. Your positions as an executive officer of the Company and its subsidiaries will terminate effective as of the closing of the Merger (the “Closing”). However, in light of the strong personal contacts you have with our borrowers and depositors on the Westside of Los Angeles and our Century City office, you and the Company agree that you will remain as a non-officer employee to consult and assist in the transition to the new executive management team. Your employment will terminate on March 31, 2007.

Your compensation from the Closing through March 31, 2007 will be as follows: Your Base Salary will be at the annual rate of $349,456 through December 31, 2006 and your incentive compensation for 2006 will be $349,456. For the period January 1, 2007 through March 31, 2007, you will receive total compensation of $74,728, payable in installments in accordance with the Company’s normal payroll practices.

(a) If the Closing occurs, the Company shall pay to you (or as you direct), as severance, a total of $1,325,838, payable in equal monthly installments of $22,097.30 commencing on October 1, 2007 and continuing on the first day of each of the following 59 months. No interest or earnings shall accrue on such amount. The Company shall have the right to withhold from any payment due the amount of income and any other tax required to be withheld by the Company as employer by applicable law or regulation.

At your request, upon termination of your employment at March 31, 2007, the amount of the severance will be deposited for your benefit in a Rabbi Trust (the “Trust”) with a mutually acceptable trustee. The amounts in the Trust will be invested in United States treasury obligations and/or government guaranteed obligations or other mutually acceptable obligations, with all income to be distributed to the Company. The trustee of the Trust will withhold all payroll taxes as payments are made to you and distribute the withheld amounts to the Company for remittance to the appropriate taxing authorities. The Company’s personnel will perform services required by the Trust. The cost and expense of the Trust shall be borne by the Company. The Company shall have the right to

Mr. Scott A. Montgomery

June 15, 2006

defer the funding of the Trust if, in its sole discretion, it does not have sufficient funds to fund the Trust and pay its anticipated operating expenses; provided, however, that in such event the Company shall obtain such funds from one or more of its subsidiary banks by means of dividend or capital distribution, subject to any necessary regulatory approvals (and the Company will use its reasonable best efforts to obtain any necessary regulatory approvals).

This Agreement also constitutes the notice of non-renewal of your Employment Agreement under Section 8.4 of the Employment Agreement.

You have no obligation to seek other employment, and any payments you are entitled to receive from the Company following the termination of your employment may not be offset by any payments you receive from any subsequent employer.

2. If the Closing occurs, for two years following the termination of your employment, the Company will continue to provide to you and your spouse all insurance benefits (including medical, dental, vision, life and long-term disability) that it provides to you and your spouse at the date of this Letter Agreement to the extent permitted under the terms of the respective plan and with premium and copayments by you to the extent currently required under the plans; provided that you shall monthly reimburse the Company for these costs for the first six months following termination of your employment, and at the end of such six month period, the Company will pay to you an amount equal to the amount of your reimbursement of the Company under this Section 2.

3. On April 1, 2007, the Company will lease to you on an arm’s length basis or sell to you (for the wholesale bluebook value) free and clear of all liens and encumbrances the automobile that the Company is providing to you; on October 1, 2007, the Company shall, as the case may be, transfer to you the automobile and reimburse you for the lease payments that you have made or return to you the amount that you paid for the automobile.

4. If the Closing occurs, and in lieu of your covenant under Section 9 of the Employment Agreement, you agree that until January 2, 2008, you shall not, alone or as a member, employee or agent of any partnership, or as an officer, agent, employee, director or stockholder of any other corporation, whether directly or indirectly, (a) solicit any then existing customer of the Company and its subsidiaries for the opportunity to provide any services of the kind offered to or provided to that customer by the Company or any of its subsidiaries, or (b) solicit for employment any person employed by the Company or any of its subsidiaries, or encourage or induce any such person to terminate his or her employment by the Company or any of its subsidiaries.

5. For and in consideration of the payments and benefits set out in this Letter Agreement (which benefits exceed those you would otherwise have received under your Employment Agreement), you agree that as of the date of termination of your employment, and on behalf of yourself and your heirs, successors and assigns, you hereby finally and unconditionally release and discharge the Company, and any and all of its subsidiaries, affiliates and other related companies, as well as any and all of their officers, directors, agents, employees, partners, shareholders, attorneys, predecessors, successors and assigns (the “Released Parties”) from any and all claims, demands, liabilities, damages, obligations, actions or causes of action of any kind, known or unknown, past or present, arising out of, relating to, or in connection with your employment and the termination of your employment, except as set forth below.

The claims released by you include, but are not limited to: (a) claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, and fraud; (b) claims under federal, state or local laws prohibiting employment discrimination and claims under federal and state labor statutes and regulations, including, but not limited to, the Age Discrimination in Employment Act, the

Mr. Scott A. Montgomery

June 15, 2006

California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, and the Fair Labor Standards Act, as well as any and all claims, demands, debts, and causes of action of whatsoever kind or nature, whether known or unknown, suspected or unsuspected, matured or unmatured, which you now have or claim to have or had at any time or claimed to have against the Released Parties in connection with your employment or termination of employment.

You agree, from and after the Closing, to forever refrain from instituting, initiating, prosecuting, maintaining or voluntarily participating in any lawsuit, claim or other proceeding in any jurisdiction or forum against any Released Party relating in any way to your employment or termination from employment.

This release does not, and the Company acknowledges that it does not, release the Company or its subsidiaries from any obligations: (i) under the Employment Agreement, except as expressly modified or terminated by this Letter Agreement (such as reimbursement of expenses and payments for accrued vacation); (ii) to indemnify you under the Employment Agreement, the Merger Agreement, the Bylaws of the Company or a subsidiary, or applicable law; or (iii) under this Letter Agreement. In addition, the Company agrees not to specifically exclude you from any policy of directors and officer’s liability insurance currently or hereafter maintained by the Company, provided that this covenant does not require the Company to maintain such insurance or to exclude certain classes of officers or directors as a group.

As a condition to its obligation to make any severance payments to you, the Company may require you to confirm that in writing that the release remains in full force and effect and covers all claims (other than the exceptions described in the preceding paragraph) through the date of termination of your employment.

6. The release contained herein is intended to be complete and final and to cover not only claims, demands, liabilities, damages, actions and causes of action which are known, but also claims, demands, liabilities, damages, actions and causes of action which are unknown or which you do not suspect to exist in your favor which, if known at the time of executing this Agreement, might have affected your actions, and therefore you expressly waive the benefit of the provision of Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby waive and relinquish all rights and benefits which you have or may have had under Section 1542 of the California Civil Code or the law of any other state, country, or jurisdiction to the same or similar effect to the full extent that you may lawfully waive such rights.

7. If the Closing occurs, the payments made by the Company pursuant to this Letter Agreement upon Closing supersede any severance or other compensation to which you are entitled pursuant to the Employment Agreement upon termination of your employment or upon a change of control, or upon any other severance plan or policy of the Company and its subsidiaries, including without limitation the payments under Sections 8 and 11 of the Employment Agreement.

8. The agreements and obligations of the Company and you under Sections 2, 3, 4, 5, 6 and 7 of this Letter Agreement shall be conditioned upon your being an employee of the Company immediately prior to the Closing unless you are not an employee because either the Company terminated your employment without cause as permitted by Section 8.2.3 of the Employment Agreement or you resign for the reasons set forth in Section 8.3.3 of the Employment Agreement. If your employment terminates prior to the Closing for any other reason, your rights and obligations upon termination and/or change of control are those set forth in the Employment Agreement without modification by this Letter Agreement. If the Company terminates your employment prior to

Mr. Scott A. Montgomery

June 15, 2006

the Closing without cause, or if you resign for the reasons set forth in Section 8.3.3 of the Employment Agreement prior to the Closing, you shall be entitled to your benefits under the Employment Agreement and, if the Closing subsequently occurs: (i) the benefits under this Letter Agreement shall supersede the benefits under the Employment Agreement, and (ii) the Company shall be entitled to offset against payments owed under this Letter Agreement the amount of any severance payments paid to you under the Employment Agreement.

9. If the Merger Agreement shall terminate without the consummation of the Merger, upon such termination this Letter Agreement shall terminate without action of the parties and shall be of no force or effect.

10. The parties hereto understand that this agreement is a legally binding agreement that affects such party’s rights. You acknowledge that Troy & Gould P.C. served as counsel to the Company in connection with this agreement. You acknowledge and agree that you have received such advice of your own counsel as you have deemed necessary or desirable in connection with your decision to enter into this Letter Agreement.

11. You represent that you have carefully read this entire Letter Agreement and that you know and understand its contents. You have had the opportunity to receive independent legal advice from attorneys of your choice with respect to the preparation, review and advisability of executing this Agreement. You further represent and acknowledge that you have freely and voluntarily executed this Agreement after independent investigation and without fraud, duress, or undue influence, with a full understanding of the legal and binding effect of this Agreement. You specifically acknowledge that you has been advised he have had twenty-one (21) days to review this Agreement, have had the opportunity to make counterproposals to the Agreement, and have been advised that you have ten (10) days after signing this Agreement to revoke this Agreement.

12. This Letter Agreement and the Employment Agreement contains the sole and entire agreement and understanding of you and the Company with respect to the entire subject matter discussed herein, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Letter Agreement and the Employment Agreement are hereby merged herein. Without limiting the generality of the foregoing, this Letter Agreement and the Employment Agreement supersede all memos, drafts, correspondence, minutes and discussions relating to the termination of your employment and the severance and other benefits payable upon such termination and the timing of such payments.

13. Except as specifically modified herein, the Employment Agreement shall remain in full force and effect.

If the foregoing confirms your understanding, please sign where indicated below and return a copy of this Letter Agreement to the Company.

Very truly yours,

NATIONAL MERCANTILE BANCORP

By
Its	Robert E. Gipson, Chairman of the Board

Agreed and accepted:

Scott A. Montgomery

APPENDIX B

June 7, 2006

The Board of Directors

FCB Bancorp

1100 Paseo Camarillo

Camarillo, CA 93101-6005

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of FCB Bancorp (“FCB Bancorp”) of the Exchange Ratio (as defined below) of the proposed transaction (the “Transaction”) of FCB Bancorp with and into National Mercantile Bancorp (“National Mercantile”). Pursuant to the terms of the Agreement and Plan of Reorganization, dated as of June 15, 2006 (the “Merger Agreement”), and subject to the terms and conditions therein, each issued and outstanding share of common stock, no par value, of FCB Bancorp (“FCB Bancorp Common Stock”) shall be converted into 1.7904 shares of First California (“First California”) common stock, following the effective time of the Merger, (the “Exchange Ratio”).

You have asked for KBW’s opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the holders of FCB Bancorp Common Stock. In arriving at the opinion set forth below, KBW has, among other things:

a)	reviewed and analyzed certain publicly available financial statements for FCB Bancorp and National Mercantile;

b)	analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the management of the respective companies;

c)	discussed the past, present and future operations, financial condition and prospects of FCB Bancorp and National Mercantile with the senior management of the respective companies;

d)	reviewed the stock price performance and trading activity of FCB Bancorp Common Stock and National Mercantile common stock;

e)	compared the financial performance and condition of FCB Bancorp and National Mercantile with that of certain other comparable publicly traded companies;

f)	reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable, in whole or in part, to the Transaction;

g)	reviewed and discussed with the management of FCB Bancorp and National Mercantile the strategic objectives of the Transaction and certain other benefits of the Merger;

h)	reviewed the Merger Agreement; and

i)	performed such other analyses as we have deemed appropriate.

Keefe, Bruyette & Woods    •    101 California Street    •    Suite 3700    •    San Francisco, CA 94111

Corporate Finance 877.520.8569    •    Equity 800.345.3053    •    Fixed Income 877.778.5330

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of FCB Bancorp or National Mercantile or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of FCB Bancorp or National Mercantile, nor have we reviewed any individual credit files of FCB Bancorp or National Mercantile or been requested to conduct such a review, and, as a result, we have assumed that the respective allowances for loan losses for FCB Bancorp and National Mercantile are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of FCB Bancorp or National Mercantile. With respect to the financial and operating information, including without limitation financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, and any expected synergies, furnished to or discussed with us by FCB Bancorp or National Mercantile, we have assumed that all such information has been reasonably prepared and reflects the best currently available estimates and judgments of the senior management of FCB Bancorp and National Mercantile as to the future financial and operating performance of FCB Bancorp, National Mercantile or the combined entity, as the case may be, and the expected synergies.

Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the Transaction will be consummated substantially in accordance with the terms set forth in the Merger Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments (collectively, the “documents”) that are referred to therein are true and correct, that each party to the documents will perform all of the covenants and agreements required to be performed by such party under such documents and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of FCB Bancorp, National Mercantile, or the combined entity, as the case may be, or on the contemplated benefits of the Transaction. We have further assumed that the Transaction will qualify as a tax-free reorganization for U.S. Federal income tax purposes.

We have been retained by the Board of Directors of FCB Bancorp to act as financial advisor to FCB Bancorp in connection with the Transaction and will receive a fee from FCB Bancorp for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, FCB Bancorp has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, in the ordinary course of our business, we may trade FCB Bancorp Common Stock and National Mercantile common stock and other securities of the respective companies and their affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold long or short positions in such securities.

This opinion is for the use and benefit of the Board of Directors of FCB Bancorp. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without KBW’s prior written consent. Our opinion does not address the relative merits of the underlying decision by FCB Bancorp to engage in the Transaction as compared to other business strategies that may be available or the effect of any other transaction in which FCB Bancorp might engage, and it does not constitute a recommendation to any shareholder of FCB Bancorp as to how such shareholder should vote on the proposed Transaction or any other matter related thereto.

B-2

We have not considered, nor are we expressing any opinion herein with respect to, the prices at which FCB Bancorp Common Stock or National Mercantile common stock will trade following the announcement of the Transaction or the price at which First California common stock will trade following the consummation of the Transaction or at any time.

Based upon and subject to the foregoing, KBW is of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of FCB Bancorp Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

B-3

APPENDIX C

June 7, 2006

Board of Directors

National Mercantile Bancorp

1880 Century Park East Suite 800

Los Angeles, CA 90067

Ladies and Gentlemen:

National Mercantile Bancorp (“NMB”), First California Financial Group, Inc. (“Merger Sub”) and FCB Bancorp (“FCB”) have entered into an Agreement and Plan of Merger, dated as of June 15, 2006 (the “Agreement”), pursuant to which NMB will be merged with and into Merger Sub, (the “Reincorporation Merger”) and immediately thereafter, FCB will be merged with and into Merger Sub (the “Primary Merger”, together with Reincorporation Merger the “Merger”), with Merger Sub as the surviving entity in both the Reincorporation Merger and the Primary Merger. Under the terms of the Agreement, at the Effective Time of the Primary Merger and as a result of the Primary Merger, each outstanding share of FCB Bancorp common stock (the “FCB Common Stock”), other than certain shares as specified in the Agreement, will be converted into the right to receive 1.7904 shares of common stock of the surviving entity (the “FCB Exchange Ratio”). Cash will be paid in lieu of fractional shares. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the FCB Exchange Ratio to NMB and NMB’s shareholders.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of NMB that we deemed relevant; (iii) publicly available financial statements and other historical financial information of FCB that we deemed relevant; (iv) internal financial projections for NMB for the years ending December 31, 2006, 2007, 2008, 2009 and 2010 as provided by, and reviewed with, senior management of NMB; (v) internal financial projections for FCB for the years ending December 31, 2006 and 2007 as provided by and reviewed with senior management of FCB and financial projections for the years ending December 31, 2008 and 2009 as discussed with senior management of FCB; (vi) the pro forma financial impact of the Merger on Merger Sub, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of NMB and FCB; (vii) the publicly reported historical price and trading activity for NMB’s and FCB’s common stock, including a comparison of certain financial and stock market information for NMB and FCB and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) to the extent publicly available, the financial terms of certain recent “merger of equals” type business combinations and certain other recent business combinations in the commercial banking industry; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of NMB the business, financial condition, results of operations and prospects of NMB and held similar discussions with certain members of senior management of FCB regarding the business, financial condition, results of operations and prospects of FCB.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by NMB and FCB or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of NMB and FCB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of NMB or FCB or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of NMB or FCB nor have we reviewed any individual credit files relating to NMB and FCB. We have assumed, with your consent, that the respective allowances for loan losses for both NMB and FCB are adequate to cover such losses.

With respect to the financial projections for NMB and FCB reviewed with the managements of NMB and FCB and used by us in our analyses, NMB’s and FCB’s managements confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of NMB and FCB, respectively, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior managements of NMB and FCB, management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in NMB’s or FCB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that NMB and FCB will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice NMB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We arc expressing no opinion herein as to what the value of NMB’s common stock will be when it is exchanged for the common stock of the surviving entity in the Reincorporation Merger, the value of Merger Sub’s common stock following the Reincorporation Merger and the Primary Merger or the prices at which NMB’s or FCB’s common stock may trade at any time.

We will receive a fee for rendering this opinion and NMB has also agreed to indemnify us against certain liabilities arising out of our engagement.

C-2

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to NMB and FCB and their affiliates. We may also actively trade the equity or debt securities of NMB or FCB or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of NMB in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the FCB Exchange Ratio to NMB and NMB’s shareholders and does not address the underlying business decision of NMB to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for NMB or the effect of any other transaction in which NMB might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the FCB Exchange Ratio is fair to NMB and NMB’s shareholders from a financial point of view.

Very truly yours,

C-3

APPENDIX D

Excerpt from the California General Corporation Law Concerning Dissenters’ Rights

CORPORATIONS CODE

TITLE 1. CORPORATIONS

DIVISION 1. GENERAL CORPORATION LAW

CHAPTER 13. DISSENTERS’ RIGHTS

§1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§1302. Submission of share certificates for endorsement; uncertificated securities

(a) Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§1312. Right of dissenting shareholders to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL) permits the board of directors of First California to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of First California, as the case may be, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Securities Act). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

First California’s amended and restated certificate of incorporation and by-laws provide for the indemnification of its directors and officers to the fullest extent permitted by law. Article VI of First California’s by-laws provides that First California shall indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their activities in such capacities. In addition, it is anticipated that First California will have insurance policies that provide liability coverage to directors and officers while acting in such capacities and they are also covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

Item 21. Exhibits.

(a) Exhibits.

Exhibit No.	Description and Method of Filing
2.1	Agreement and Plan of Merger, dated as of June 15, 2006, by and among First California Financial Group, Inc., FCB Bancorp and National Mercantile Bancorp included as Appendix A to the joint proxy statement-prospectus in Part I of this Registration Statement.

3.1	Form of Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. included as Exhibit A to the Agreement and Plan of Merger which is included as Appendix A to the joint proxy statement-prospectus in Part 1 of this Registration Statement.

3.2	Bylaws of First California Financial Group, Inc.

4.1	Indenture for Junior Subordinated Debt Securities between National Mercantile Bancorp, as Issuer and the Bank of New York as Trustee, dated as of July 16, 2001 (Exhibit 10.3 to Form 10-Q filed on December 21, 2001 by National Mercantile and incorporated herein by this reference).

4.2	Specimen of Common Stock Certificate.

5.1	Opinion of Sullivan & Cromwell LLP.*

8.1	Opinion of Sullivan & Cromwell LLP.*

10.1	Employment Agreement dated January 1, 1999 between National Mercantile Bancorp and Scott A. Montgomery (Exhibit 10.2 to Form 10-QSB filed on May 17, 1999 by National Mercantile and incorporated herein by this reference).

10.2	Letter dated June 15, 2006 amending Employment Agreement between National Mercantile Bancorp and Scott A. Montgomery (Exhibit 10.1 to Form 8-K filed on June 21, 2006 by National Mercantile and incorporated herein by this reference).

Exhibit No.	Description and Method of Filing
10.3	Employment Agreement, dated June 15, 2006, between First California Financial Group, Inc. and C. G. Kum (Exhibit 99.2 to Form 8-K filed on June 21, 2006 by FCB Bancorp and incorporated herein by this reference).

10.4	National Mercantile Bancorp 2005 Stock Incentive Plan (Exhibit 4.1 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

10.5	Form of Stock Option Agreement under the National Mercantile 2005 Stock Incentive Plan (Exhibit 10.1 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

10.6	Form of Non-Qualified Stock Option Agreement under the National Mercantile 2005 Stock Incentive Plan (Exhibit 10.2 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

10.7	National Mercantile Bancorp 1994 Stock Option Plan.

10.8	Form of Stock Option Agreement under the National Mercantile Bancorp 1994 Stock Option Plan.

10.9	FCB Bancorp 2005 Stock Option Plan (Exhibit 10.1 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by this reference).

10.10	Registration Rights Agreement dated, June 15, 2006, by and between First California Financial Group, Inc. and the Stockholders party thereto.

10.11	Amended and Restated Declaration of Trust of National Mercantile Capital Trust I, dated as of June 27, 2001 (Exhibit 10.1 to Form 10-QSB/A filed on December 21, 2001 by National Mercantile and incorporated herein by this reference).

10.12	Guarantee Agreement of National Mercantile Bancorp for trust preferred securities dated July 16, 2001 (Exhibit 10.2 to Form 10-QSB/A filed on December 21, 2001 by National Mercantile and incorporated herein by this reference).

10.13	Second Amended and Restated Severance Agreement, dated as of June 15, 2006, by and between National Mercantile Bancorp and David Brown (Exhibit 10.3 to Form 8-K filed on June 21, 2006 by National Mercantile and incorporated herein by this reference).

10.14	Second Amended and Restated Severance Agreement, dated as of June 15, 2006, by and between National Mercantile Bancorp and Robert W. Bartlett (Exhibit 10.2 to Form 8-K filed on June 21, 2006 by National Mercantile and incorporated herein by this reference).

10.15	Lease, dated as of November 12, 2003, between Century Park and Mercantile National Bank relating to Suite 800 offices at 1880 Century Park East, Los Angeles, California (Exhibit 10.10 to Form 10-KSB filed on March 30, 2004 by National Mercantile and incorporated herein by this reference).

10.16	Lease, dated as of September 19, 2003, between Metropolitan Life Insurance Company and Mercantile National Bank relating to offices at 3070 Bristol Street, Costa Mesa, California (Exhibit 10.11 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.17	Lease, dated as of November 12, 2003, between Century Park and Mercantile National Bank relating to ground floor offices at 1880 Century Park East, Los Angeles, California (Exhibit 10.12 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

Exhibit No.	Description and Method of Filing
10.18	Lease, dated as of March 30, 2005, between Brighton Enterprises, LLC and Mercantile National Bank relating to offices at 9601 Wilshire Boulevard, Beverly Hills, California (Exhibit 10.13 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.19	Lease, dated as of September 10, 2004, between Encino Corporate Plaza, LP and Mercantile National Bank relating to offices at 16661 Ventura Boulevard, Encino, California (Exhibit 10.14 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.20	Mercantile National Bank Deferred Compensation Plan and Form of Agreement (Exhibit 10.15 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.21	Salary Continuation Agreement, dated March 27, 2003, with Chong Guk Kum (Exhibit 10.4 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.22	Split Dollar Agreement, dated March 27, 2003, with Chong Guk Kum (Exhibit 10.5 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.23	Salary Continuation Agreement, dated May 11, 2006, with Romolo Santarosa (Exhibit 10.13 to Form 10-Q filed on May 15, 2006 by FCB Bancorp and incorporated herein by reference).

10.24	Split Dollar Agreement, dated May 11, 2006, with Romolo Santarosa (Exhibit 10.14 to Form 10-Q filed on May 15, 2006 by FCB Bancorp and incorporated herein by reference).

10.25	Salary Continuation Agreement, dated March 27, 2003, with Thomas E. Anthony (Exhibit 10.6 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.26	Split Dollar Agreement, dated March 27, 2003, with Thomas E. Anthony (Exhibit 10.7 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.27	First California Bank Split Dollar Agreement, dated July 31, 2006, with John W. Birchfield (Exhibit 99.1 to Form 8-K filed on August 2, 2006 by FCB Bancorp and incorporated herein by reference).

10.28	First California Bank Split Dollar Agreement, dated July 31, 2006, with Richard D. Aldridge (Exhibit 99.2 to Form 8-K filed on August 2, 2006 by FCB Bancorp and incorporated herein by reference).

11.1	Statement re computation of per share earnings for National Mercantile (See Note 2 to National Mercantile’s Unaudited Consolidated Financial Statements as of and for the three and six months ended June 30, 2006 and see “Note 2—Summary of Significant Accounting Policies—Earnings Per Share” in the Audited Consolidated Financial Statements as of December 31, 2005 and for the two years then ended).

11.2	Statement re computation of per share earnings for FCB Bancorp (See Note 6 and Note 11 to FCB Bancorp’s Unaudited Consolidated Financial Statements as of and for the three and six months ended June 30, 2006 and Audited Consolidated Financial Statements as of December 31, 2005 and for the three years then ended, respectively).

23.1	Consent of Moss Adams LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Moss Adams LLP.

23.4	Consent of Grant Thornton LLP.

23.5	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).*

Exhibit No.	Description and Method of Filing
23.6	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).*

24.1	Power of Attorney (included in signature page to this Registration Statement).

99.1	Form of Proxy of National Mercantile

99.2	Form of Proxy of FCB Bancorp

99.3	Consent of Keefe, Bruyette & Woods, Inc.

99.4	Consent of Sandler O’Neill & Partners.

99.5	Consent of John W. Birchfield to be named a director

99.6	Consent of Richard D. Aldridge to be named a director

99.7	Consent of Syble R. Roberts to be named a director

99.8	Consent of C. G. Kum to be named a director

99.9	Consent of Thomas Tignino to be named a director

99.10	Consent of Robert E. Gipson to be named a director

99.11	Consent of W. Douglas Hile to be named a director

*	To be filed by amendment

(b) Financial Statement Schedules. Not applicable.

(c) Fairness Opinions. The opinions of Keefe Bruyette & Woods, Inc. and Sandler O’Neill & Partners are included as Appendix B and Appendix C, respectively, to the joint proxy statement-prospectus in Part I of this Registration Statement.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Century City, State of California, on October 20, 2006.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/ SCOTT A. MONTGOMERY
Name:	Scott A. Montgomery
Title:	President, Chief Executive Officer

Power of Attorney

Each person whose signature appears below appoints Scott A. Montgomery and Joseph N. Cohen, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement thereto pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SCOTT A. MONTGOMERY Scott A. Montgomery	President and Chief Executive Officer	October 20, 2006

/s/ DAVID R. BROWN David R. Brown	Chief Financial Officer	October 20, 2006

/s/ ANTOINETTE HUBENETTE, M.D. Antoinette Hubenette, M.D.	Director	October 20, 2006

/s/ DONALD E. BENSON Donald E. Benson	Director	October 20, 2006

/s/ JOSEPH N. COHEN Joseph N. Cohen	Director, Secretary	October 20, 2006

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing
2.1	Agreement and Plan of Merger, dated as of June 15, 2006, by and among First California Financial Group, Inc., FCB Bancorp and National Mercantile Bancorp included as Appendix A to the joint proxy statement-prospectus in Part I of this Registration Statement.

3.1	Form of Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. included as Exhibit A to the Agreement and Plan of Merger which is included as Appendix A to the joint proxy statement-prospectus in Part 1 of this Registration Statement.

3.2	Bylaws of First California Financial Group, Inc.

4.1	Indenture for Junior Subordinated Debt Securities between National Mercantile Bancorp, as Issuer and the Bank of New York as Trustee, dated as of July 16, 2001 (Exhibit 10.3 to Form 10-Q filed on December 21, 2001 by National Mercantile and incorporated herein by this reference).

4.2	Specimen of Common Stock Certificate.

5.1	Opinion of Sullivan & Cromwell LLP.*

8.1	Opinion of Sullivan & Cromwell LLP.*

10.1	Employment Agreement dated January 1, 1999 between National Mercantile Bancorp and Scott A. Montgomery (Exhibit 10.2 to Form 10-QSB filed on May 17, 1999 by National Mercantile and incorporated herein by this reference).

10.2	Letter dated June 15, 2006 amending Employment Agreement between National Mercantile Bancorp and Scott A. Montgomery (Exhibit 10.1 to Form 8-K filed on June 21, 2006 by National Mercantile and incorporated herein by this reference).

10.3	Employment Agreement, dated June 15, 2006, between First California Financial Group, Inc. and C. G. Kum (Exhibit 99.2 to Form 8-K filed on June 21, 2006 by FCB Bancorp and incorporated herein by this reference).

10.4	National Mercantile Bancorp 2005 Stock Incentive Plan (Exhibit 4.1 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

10.5	Form of Stock Option Agreement under the National Mercantile 2005 Stock Incentive Plan (Exhibit 10.1 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

10.6	Form of Non-Qualified Stock Option Agreement under the National Mercantile 2005 Stock Incentive Plan (Exhibit 10.2 to Form S-8 filed on May 25, 2005 by National Mercantile and incorporated herein by this reference).

10.7	National Mercantile Bancorp 1994 Stock Option Plan.

10.8	Form of Stock Option Agreement under the National Mercantile Bancorp 1994 Stock Option Plan.

10.9	FCB Bancorp 2005 Stock Option Plan (Exhibit 10.1 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by this reference).

10.10	Registration Rights Agreement dated, June 15, 2006, by and between First California Financial Group, Inc. and the Stockholders party thereto.

10.11	Amended and Restated Declaration of Trust of National Mercantile Capital Trust I, dated as of June 27, 2001 (Exhibit 10.1 to Form 10-QSB/A filed on December 21, 2001 by National Mercantile and incorporated herein by this reference).

10.12	Guarantee Agreement of National Mercantile Bancorp for trust preferred securities dated July 16, 2001 (Exhibit 10.2 to Form 10-QSB/A filed on December 21, 2001 by National Mercantile and incorporated herein by this reference).

Exhibit No.	Description and Method of Filing
10.13	Second Amended and Restated Severance Agreement, dated as of June 15, 2006, by and between National Mercantile Bancorp and David Brown (Exhibit 10.3 to Form 8-K filed on June 21, 2006 by National Mercantile and incorporated herein by this reference).

10.14	Second Amended and Restated Severance Agreement, dated as of June 15, 2006, by and between National Mercantile Bancorp and Robert W. Bartlett (Exhibit 10.2 to Form 8-K filed on June 21, 2006 by National Mercantile and incorporated herein by this reference).

10.15	Lease, dated as of November 12, 2003, between Century Park and Mercantile National Bank relating to Suite 800 offices at 1880 Century Park East, Los Angeles, California (Exhibit 10.10 to Form 10-KSB filed on March 30, 2004 by National Mercantile and incorporated herein by this reference).

10.16	Lease, dated as of September 19, 2003, between Metropolitan Life Insurance Company and Mercantile National Bank relating to offices at 3070 Bristol Street, Costa Mesa, California (Exhibit 10.11 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.17	Lease, dated as of November 12, 2003, between Century Park and Mercantile National Bank relating to ground floor offices at 1880 Century Park East, Los Angeles, California (Exhibit 10.12 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.18	Lease, dated as of March 30, 2005, between Brighton Enterprises, LLC and Mercantile National Bank relating to offices at 9601 Wilshire Boulevard, Beverly Hills, California (Exhibit 10.13 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.19	Lease, dated as of September 10, 2004, between Encino Corporate Plaza, LP and Mercantile National Bank relating to offices at 16661 Ventura Boulevard, Encino, California (Exhibit 10.14 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.20	Mercantile National Bank Deferred Compensation Plan and Form of Agreement (Exhibit 10.15 to Form 10-KSB filed on March 31, 2005 by National Mercantile and incorporated herein by this reference).

10.21	Salary Continuation Agreement, dated March 27, 2003, with Chong Guk Kum (Exhibit 10.4 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.22	Split Dollar Agreement, dated March 27, 2003, with Chong Guk Kum (Exhibit 10.5 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.23	Salary Continuation Agreement, dated May 11, 2006, with Romolo Santarosa (Exhibit 10.13 to Form 10-Q filed on May 15, 2006 by FCB Bancorp and incorporated herein by reference).

10.24	Split Dollar Agreement, dated May 11, 2006, with Romolo Santarosa (Exhibit 10.14 to Form 10-Q filed on May 15, 2006 by FCB Bancorp and incorporated herein by reference).

10.25	Salary Continuation Agreement, dated March 27, 2003, with Thomas E. Anthony (Exhibit 10.6 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.26	Split Dollar Agreement, dated March 27, 2003, with Thomas E. Anthony (Exhibit 10.7 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.27	First California Bank Split Dollar Agreement, dated July 31, 2006, with John W. Birchfield (Exhibit 99.1 to Form 8-K filed on August 2, 2006 by FCB Bancorp and incorporated herein by reference).

Exhibit No.	Description and Method of Filing
10.28	First California Bank Split Dollar Agreement, dated July 31, 2006, with Richard D. Aldridge (Exhibit 99.2 to Form 8-K filed on August 2, 2006 by FCB Bancorp and incorporated herein by reference).

11.1	Statement re computation of per share earnings for National Mercantile (See Note 2 to National Mercantile’s Unaudited Consolidated Financial Statements as of and for the three and six months ended June 30, 2006 and see “Note 2—Summary of Significant Accounting Policies—Earnings Per Share” in the Audited Consolidated Financial Statements as of December 31, 2005 and for the two years then ended).

11.2	Statement re computation of per share earnings for FCB Bancorp (See Note 6 and Note 11 to FCB Bancorp’s Unaudited Consolidated Financial Statements as of and for the three and six months ended June 30, 2006 and Audited Consolidated Financial Statements as of December 31, 2005 and for the three years then ended, respectively).

23.1	Consent of Moss Adams LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Moss Adams LLP.

23.4	Consent of Grant Thornton LLP.

23.5	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).*

23.6	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).*

24.1	Power of Attorney (included in signature page to this Registration Statement).

99.1	Form of Proxy of National Mercantile

99.2	Form of Proxy of FCB Bancorp

99.3	Consent of Keefe, Bruyette & Woods, Inc.

99.4	Consent of Sandler O’Neill & Partners.

99.5	Consent of John W. Birchfield to be named a director

99.6	Consent of Richard D. Aldridge to be named a director

99.7	Consent of Syble R. Roberts to be named a director

99.8	Consent of C. G. Kum to be named a director

99.9	Consent of Thomas Tignino to be named a director

99.10	Consent of Robert E. Gipson to be named a director

99.11	Consent of W. Douglas Hile to be named a director

*	To be filed by amendment